FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-227081-04

PROSPECTUS

$599,437,000 (Approximate)

CSAIL 2019-C18 Commercial Mortgage Trust

(Central Index Key Number 0001792905)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

UBS AG

(Central Index Key Number 0001685185)

Rialto Real Estate Fund III – Debt, LP

(Central Index Key Number 0001654834)

CIBC Inc.

(Central Index Key Number 0001548567)

Societe Generale Financial Corporation

(Central Index Key Number 0001755531)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C18

Credit Suisse Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C18 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named CSAIL 2019-C18 Commercial Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2020. The rated final distribution date for the certificates is the distribution date in December 2052.

Class	Approximate Initial Class Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$25,306,000		1.9664%	Fixed(6)	October 2024
Class A-2	$65,479,000		2.8449%	Fixed(6)	November 2024
Class A-3	$146,016,000		2.7161%	Fixed(6)	October 2029
Class A-4	$209,018,000		2.9680%	Fixed(6)	November 2029
Class A-SB	$36,487,000		2.8680%	Fixed(6)	July 2029
Class X-A	$534,843,000	(7)	1.2177%	Variable IO(8)	November 2029
Class X-B	$64,594,000	(7)	0.2475%	Variable IO(8)	November 2029
Class A-S	$52,537,000		3.3214%	Fixed(6)	November 2029
Class B	$32,728,000		3.5939%	Fixed(6)	November 2029
Class C	$31,866,000		4.0824%	WAC(9)	November 2029

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 56 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Credit Suisse Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC, UBS Securities LLC, Academy Securities, Inc. and CIBC World Markets Corp., will purchase the offered certificates from Credit Suisse Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Credit Suisse Securities (USA) LLC is acting as a co-lead manager and joint bookrunner with respect to 60.6% of each class of offered certificates. UBS Securities LLC is acting as a co-lead manager and joint bookrunner with respect to 26.1% of each class of offered certificates. SG Americas Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 13.3% of each class of offered certificates. Academy Securities, Inc. and CIBC World Markets Corp. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 12, 2019. Credit Suisse Commercial Mortgage Securities Corp. expects to receive from this offering approximately 109.4% of the aggregate certificate balance of the offered certificates, plus accrued interest from and including December 1, 2019, before deducting expenses payable by the depositor.

Credit Suisse	Société Générale	UBS Securities LLC
Co-Lead Managers and Joint Bookrunners

Academy Securities, Inc.		CIBC World Markets
Co-Manager		Co-Manager

November 22, 2019

CSAIL 2019-C18 Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2019-C18

Nebraska
1 property
$8,250,000
1.2% of total
Iowa
1 property
$2,039,123
0.3% of total
Minnesota
4 properties
$8,788,621
1.3% of total
Illinois
1 property
$17,750,000
2.6% of total
Wisconsin
3 properties
$9,117,503
1.3% of total
Indiana
4 properties
$12,385,316
1.8% of total
Michigan
4 properties
$48,134,688
7.0% of total
Pennsylvania
5 properties
$29,161,834
4.2% of total
New York
7 properties
$54,495,587
7.9% of total
New Hampshire
1 property
$14,978,465
2.2% of total
Ohio
3 properties
$16,879,020
2.4% of total
Connecticut
2 properties
$12,008,094
1.7% of total
New Jersey
1 property
$4,981,802
0.7% of total
Maryland
1 property
$1,850,896
0.3% of total
Virginia
2 properties
$13,373,133
1.9% of total
California
4 properties
$73,050,000
10.6% of total
Nevada
3 properties
$95,400,000
13.8% of total
Arizona
4 properties
$30,689,183
4.5% of total
Kansas
1 property
$3,590,049
0.5% of total
Oklahoma
1 property
$8,750,000
1.3% of total
Texas
6 properties
$87,875,390
12.8% of total
Missouri
2 properties
$9,026,752
1.3% of total
Louisiana
2 properties
$20,799,423
3.0% of total
Alabama
2 properties
$3,942,433
0.6% of total
Kentucky
2 properties
$22,578,706
3.3% of total
Florida
3 properties
$14,668,232
2.1% of total
Georgia
3 properties
$6,909,750
1.0% of total
South Carolina
2 properties
$14,200,000
2.1% of total
North Carolina
5 properties
$43,335,006
6.3% of total
Percentage of Initial Pool Balance
0.3%-4.9%
5.0%-9.9%
10.0%-13.8%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Initial Available Certificate Balance or Notional Amount(1)		Initial Retained Certificate Balance or Notional Amount(1)(4)		Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass-Through Rate	Weighted Average Life (Yrs.)(5)	Expected Principal Window(5)
Offered Certificates
A-1	$25,306,000		$24,263,000		$1,043,000		30.000%	Fixed(6)	October 2024	1.9664%	2.81	1 – 58
A-2	$65,479,000		$62,781,000		$2,698,000		30.000%	Fixed(6)	November 2024	2.8449%	4.90	58 – 59
A-3	$146,016,000		$140,000,000		$6,016,000		30.000%	Fixed(6)	October 2029	2.7161%	9.79	115 – 118
A-4	$209,018,000		$200,406,000		$8,612,000		30.000%	Fixed(6)	November 2029	2.9680%	9.91	118 – 119
A-SB	$36,487,000		$34,983,000		$1,504,000		30.000%	Fixed(6)	July 2029	2.8680%	7.38	59 – 115
X-A	$534,843,000	(7)	$512,805,000	(7)	$22,038,000	(7)	N/A	Variable IO(8)	November 2029	1.2177%	N/A	N/A
X-B	$64,594,000	(7)	$61,932,000	(7)	$2,662,000	(7)	N/A	Variable IO(8)	November 2029	0.2475%	N/A	N/A
A-S	$52,537,000		$50,372,000		$2,165,000		22.375%	Fixed(6)	November 2029	3.3214%	9.93	119 – 119
B	$32,728,000		$31,379,000		$1,349,000		17.625%	Fixed(6)	November 2029	3.5939%	9.93	119 – 119
C	$31,866,000		$30,553,000		$1,313,000		13.000%	WAC(9)	November 2029	4.0824%	9.93	119 – 119
Non-Offered Certificates
X-D	$37,896,000	(7)	$36,334,000	(7)	$1,562,000	(7)	N/A	Variable IO(8)	November 2029	1.5824%	N/A	N/A
X-F	$17,225,000	(7)	$16,515,000	(7)	$710,000	(7)	N/A	Variable IO(8)	December 2029	1.3324%	N/A	N/A
X-G	$6,890,000	(7)	$6,606,000	(7)	$284,000	(7)	N/A	Variable IO(8)	December 2029	1.3324%	N/A	N/A
D	$20,671,000		$19,819,000		$852,000		10.000%	Fixed(6)	November 2029	2.5000%	9.93	119 – 119
E	$17,225,000		$16,515,000		$710,000		7.500%	Fixed(6)	November 2029	2.5000%	9.93	119 – 119
F	$17,225,000		$16,515,000		$710,000		5.000%	Fixed(6)	December 2029	2.7500%	9.96	119 – 120
G	$6,890,000		$6,606,000		$284,000		4.000%	Fixed(6)	December 2029	2.7500%	10.01	120 – 120
NR-RR	$27,561,002		$26,425,000		$1,136,002		0.000%	WAC(9)	December 2029	4.0824%	10.01	120 – 120
Z(10)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A
R(11)	N/A		N/A		N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	On the Closing Date, the certificates (other than the Class Z and Class R certificates) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount”, as well as a 4.12% percentage interest in the Class Z certificates, are expected to be purchased for cash from the underwriters by a majority-owned affiliate of Rialto Real Estate Fund III – Debt, LP (a sponsor and affiliate of the special servicer), which will act as the “retaining sponsor” (as such term is defined in the Credit Risk Retention Rules), as further described in “Credit Risk Retention”.

(5)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(6)	For any distribution date, the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class D, Class E, Class F and Class G certificates will each be a per annum rate equal to the initial pass-through rate set forth opposite such class in the table. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balances of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates. The Class X-A, Class X-B, Class X-F and Class X-G certificates will not be entitled to distributions of principal.

(8)	The pass-through rate on the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate on the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate on the Class X-D certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate on the Class X-F certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate on the Class F certificates for that distribution date. The pass-through rate on the Class X-G certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate on the Class G certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(9)	The pass-through rate of the Class C and Class NR-RR certificates for any distribution date will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months). See “Description of the Certificates—Distributions—Pass-Through Rates”.

(10)	Information concerning the Class Z certificates is not represented in the above table. The Class Z certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class Z certificates will only entitle holders to excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

(11)	Information concerning the Class R certificates is not presented in the above table. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class R certificates represent the residual interests in each real estate mortgage investment conduit created with respect to this securitization, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	56
The Certificates May Not Be a Suitable Investment for You	56
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	56
Risks Related to Market Conditions and Other External Factors	56
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	56
Other Events May Affect the Value and Liquidity of Your Investment	57
Risks Relating to the Mortgage Loans	57
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	57
Risks of Commercial and Multifamily Lending Generally	58
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	59
General	59
A Tenant Concentration May Result in Increased Losses	60
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	61
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	61
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	61
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	62
Early Lease Termination Options May Reduce Cash Flow	62
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	63
Multifamily Properties Have Special Risks	64
Retail Properties Have Special Risks	66
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	67
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	67
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	67
Industrial and Logistics Properties Have Special Risks	69
Office Properties Have Special Risks	70
Hotel Properties Have Special Risks	71
Risks Relating to Affiliation with a Franchise or Hotel Management Company	72
Mixed Use Properties Have Special Risks	73
Manufactured Housing Community Properties Have Special Risks	73
Leased Fee Properties Have Special Risks	74
Cold Storage Properties Have Special Risks	75
Condominium Ownership May Limit Use and Improvements	76
Sale-Leaseback Transactions Have Special Risks	77
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	79
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	79
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	81
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	82
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	83
Risks Related to Zoning Non-Compliance and Use Restrictions	85

Risks Relating to Inspections of Properties	86
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	88
Risks Associated with Blanket Insurance Policies or Self-Insurance	89
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	90
Limited Information Causes Uncertainty	90
Historical Information	90
Ongoing Information	90
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	91
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	91
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	92
Static Pool Data Would Not Be Indicative of the Performance of this Pool	93
Appraisals May Not Reflect Current or Future Market Value of Each Property	93
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	94
The Borrower’s Form of Entity May Cause Special Risks	95
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	97
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	97
Other Financings or Ability to Incur Other Indebtedness Entails Risk	99
CFIUS	100
Tenancies-in-Common May Hinder Recovery	100
Risks Relating to Enforceability of Cross-Collateralization	101
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	101
Risks Associated with One Action Rules	101
State Law Limitations on Assignments of Leases and Rents May Entail Risks	102
Various Other Laws Could Affect the Exercise of Lender’s Rights	102
Risks of Anticipated Repayment Date Loans	102
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	103
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	103
Risks Related to Ground Leases and Other Leasehold Interests	105
Increases in Real Estate Taxes May Reduce Available Funds	106
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	106
Risks Relating to Tax Credits	106
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	107
Risks Related to Conflicts of Interest	107
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	107
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	110
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	111
Potential Conflicts of Interest of the Operating Advisor	114
Potential Conflicts of Interest of the Asset Representations Reviewer	115
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	115
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	117
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the

Special Servicer of the Applicable Whole Loan	118
Other Potential Conflicts of Interest May Affect Your Investment	119
Other Risks Relating to the Certificates	119
The Certificates Are Limited Obligations	119
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	119
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	120
EU Risk Retention and Due Diligence Requirements	121
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	123
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	125
General	125
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	126
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	127
Losses and Shortfalls May Change Your Anticipated Yield	128
Risk of Early Termination	128
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	128
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	129
You Have Limited Voting Rights	129
The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	129
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	132
The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment	133
Risks Relating to Modifications of the Mortgage Loans	134
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	135
Risks Relating to Interest on Advances and Special Servicing Compensation	136
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	136
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	136
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	137
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	137
Tax Considerations Relating to Foreclosure	137
REMIC Status	138
Material Federal Tax Considerations Regarding Original Issue Discount	138
Description of the Mortgage Pool	139
General	139
Certain Calculations and Definitions	140
Mortgage Pool Characteristics	147
Overview	147
Property Types	148
Multifamily Properties	148
Retail Properties	149
Industrial Properties	149
Office Properties	149
Hotel Properties	150
Manufactured Housing Community Properties	150
Mixed Use Properties	151
Specialty Use Concentrations	151
Mortgage Loan Concentrations	152
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	152
Geographic Concentrations	153
Mortgaged Properties With Limited Prior Operating History	154

Tenancies-in-Common; Crowd Funding; Diversified Ownership	154
Condominium and Other Shared Interests	154
Fee & Leasehold Estates; Ground Leases	155
Environmental Considerations	156
Redevelopment, Renovation and Expansion	158
Assessment of Property Value and Condition	159
Litigation and Other Considerations	159
Loan Purpose	160
Modified and Refinanced Loans	160
Default History, Bankruptcy Issues and Other Proceedings	161
Tenant Issues	162
Tenant Concentrations	162
Lease Expirations and Terminations	162
Expirations	162
Terminations	163
Other	164
Purchase Options and Rights of First Refusal	164
Affiliated Leases	165
Insurance Considerations	166
Use Restrictions	167
Appraised Value	167
Non-Recourse Carveout Limitations	168
Real Estate and Other Tax Considerations	169
Delinquency Information	170
Certain Terms of the Mortgage Loans	170
Amortization of Principal	170
Due Dates; Mortgage Rates; Calculations of Interest	170
ARD Loans	171
Prepayment Protections and Certain Involuntary Prepayments	172
Voluntary Prepayments	173
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	173
Defeasance; Collateral Substitution	174
Partial Releases	175
Escrows	176
Mortgaged Property Accounts	177
Lockbox Accounts	177
Exceptions to Underwriting Guidelines	178
Additional Indebtedness	178
General	178
Whole Loans	178
Mezzanine Indebtedness	178
Other Secured Indebtedness	180
Preferred Equity	180
Other Unsecured Indebtedness	181
The Whole Loans	181
General	181
The Serviced Pari Passu Whole Loans	185
The Non-Serviced Pari Passu Whole Loans	188
The Non-Serviced AB Whole Loans	191
The ILPT Industrial Portfolio Whole Loan	191
The Presidential City Whole Loan	198
Additional Information	205
Transaction Parties	206
The Sponsors and Mortgage Loan Sellers	206
Column Financial, Inc.	206
General	206
Column’s Securitization Program	206
Review of Column Mortgage Loans	207
Column’s Underwriting Guidelines and Processes	208
Exceptions to Column’s Disclosed Underwriting Guidelines	212
Compliance with Rule 15Ga-1 under the Exchange Act	213
Litigation	217
Retained Interests in This Securitization	217
UBS AG, New York Branch	217
General	217
UBS AG, New York Branch’s Securitization Program	217
Review of the UBS AG, New York Branch Mortgage Loans	218
UBS AG, New York Branch’s Underwriting Standards	220
Exceptions	222
Compliance with Rule 15Ga-1 under the Exchange Act	222
Retained Interests in This Securitization	225
Rialto Real Estate Fund III – Debt, LP	225
General	225
RREF’s Securitization Program	226
Review of RREF Mortgage Loans	226
RREF’s Underwriting Guidelines and Processes	228
Exceptions to RREF’s Disclosed Underwriting Guidelines	232
Compliance with Rule 15Ga-1 under the Exchange Act	232
Retained Interests in This Securitization	232
CIBC Inc.	233
General	233
CIBC’s Commercial Mortgage Securitization Program	233
CIBC’s Underwriting Guidelines and Processes	234
Exceptions to CIBC’s Disclosed Underwriting Guidelines	238

Review of CIBC Mortgage Loans	239
Repurchases and Replacements	240
Retained Interests in This Securitization	242
Societe Generale Financial Corporation	242
General	242
Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program	242
Societe Generale Financial Corporation’s Underwriting Standards	243
Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor	246
Compliance with Rule 15Ga-1 under the Exchange Act	248
Retained Interests in This Securitization	249
The Depositor	249
The Issuing Entity	250
The Trustee and Certificate Administrator	250
The Master Servicer	253
The Special Servicer	256
The Operating Advisor and Asset Representations Reviewer	260
The Affiliated Special Servicer	261
Credit Risk Retention	265
General	265
Qualifying CRE Loans; Required Credit Risk Retention Percentage	266
Retaining Parties	266
Material Terms of the Eligible Vertical Interest	267
Material Terms of the Eligible Horizontal Residual Interest	267
General	267
Hedging, Transfer and Financing Restrictions	268
Operating Advisor	269
Representations and Warranties	270
Description of the Certificates	271
General	271
Distributions	273
Method, Timing and Amount	273
Available Funds	273
Priority of Distributions	275
Pass-Through Rates	278
Interest Distribution Amount	280
Principal Distribution Amount	280
Certain Calculations with Respect to Individual Mortgage Loans	282
Excess Interest	283
Application Priority of Mortgage Loan Collections or Whole Loan Collections	283
Allocation of Yield Maintenance Charges and Prepayment Premiums	286
Assumed Final Distribution Date; Rated Final Distribution Date	287
Prepayment Interest Shortfalls	288
Subordination; Allocation of Realized Losses	289
Reports to Certificateholders; Certain Available Information	291
Certificate Administrator Reports	291
Information to be Provided to Risk Retention Consultation Party	297
Information Available Electronically	297
Voting Rights	302
Delivery, Form, Transfer and Denomination	302
Book-Entry Registration	302
Definitive Certificates	305
Certificateholder Communication	306
Access to Certificateholders’ Names and Addresses	306
Requests to Communicate	306
Description of the Mortgage Loan Purchase Agreements	307
General	307
Dispute Resolution Provisions	315
Asset Review Obligations	315
Pooling and Servicing Agreement	315
General	315
Assignment of the Mortgage Loans	315
Servicing Standard	316
Subservicing	317
Advances	318
P&I Advances	318
Servicing Advances	319
Nonrecoverable Advances	320
Recovery of Advances	321
Accounts	322
Withdrawals from the Collection Account	324
Servicing and Other Compensation and Payment of Expenses	326
General	326
Master Servicing Compensation	331
Special Servicing Compensation	333
Disclosable Special Servicer Fees	337
Certificate Administrator and Trustee Compensation	337
Operating Advisor Compensation	337
Asset Representations Reviewer Compensation	338
CREFC® Intellectual Property Royalty License Fee	339
Appraisal Reduction Amounts	339
Maintenance of Insurance	345
Modifications, Waivers and Amendments	348

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	351
Inspections	353
Collection of Operating Information	353
Special Servicing Transfer Event	354
Asset Status Report	356
Realization Upon Mortgage Loans	359
Sale of Defaulted Loans and REO Properties	361
The Directing Holder	363
General	363
Major Decisions	365
Asset Status Report	368
Replacement of Special Servicer	368
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	368
Servicing Override	370
Rights of Holders of Companion Loans	371
Limitation on Liability of Directing Holder	372
The Operating Advisor	373
General	373
Duties of Operating Advisor at All Times	373
Annual Report	375
Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event	376
Recommendation of the Replacement of the Special Servicer	376
Eligibility of Operating Advisor	377
Other Obligations of Operating Advisor	377
Delegation of Operating Advisor’s Duties	378
Termination of the Operating Advisor With Cause	379
Rights Upon Operating Advisor Termination Event	379
Waiver of Operating Advisor Termination Event	380
Termination of the Operating Advisor Without Cause	380
Resignation of the Operating Advisor	380
Operating Advisor Compensation	381
The Asset Representations Reviewer	381
Asset Review	381
Asset Review Trigger	381
Asset Review Vote	382
Review Materials	383
Asset Review	384
Eligibility of Asset Representations Reviewer	385
Other Obligations of Asset Representations Reviewer	386
Delegation of Asset Representations Reviewer’s Duties	386
Assignment of Asset Representations Reviewer’s Rights and Obligations	387
Asset Representations Reviewer Termination Events	387
Rights Upon Asset Representations Reviewer Termination Event	388
Termination of the Asset Representations Reviewer Without Cause	388
Resignation of Asset Representations Reviewer	389
Asset Representations Reviewer Compensation	389
Limitation on Liability of Risk Retention Consultation Party	389
Replacement of Special Servicer Without Cause	390
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	392
Termination of Master Servicer and Special Servicer for Cause	393
Servicer Termination Events	393
Rights Upon Servicer Termination Event	395
Waiver of Servicer Termination Event	396
Resignation of a Master Servicer or Special Servicer	397
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	397
Limitation on Liability; Indemnification	398
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	400
Dispute Resolution Provisions	401
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	401
Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA	401
Resolution of a Repurchase Request	401
Mediation and Arbitration Provisions	403
Servicing of the Non-Serviced Mortgage Loans	404
General	405
Servicing of the Presidential City Mortgage Loan	407
Rating Agency Confirmations	410
Evidence as to Compliance	412
Limitation on Rights of Certificateholders to Institute a Proceeding	413
Termination; Retirement of Certificates	413
Amendment	414

Resignation and Removal of the Trustee and the Certificate Administrator	416
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	418
Certain Legal Aspects of Mortgage Loans	418
Nevada	418
California	418
Texas	419
General	420
Types of Mortgage Instruments	420
Leases and Rents	420
Personalty	421
Foreclosure	421
General	421
Foreclosure Procedures Vary from State to State	421
Judicial Foreclosure	422
Equitable and Other Limitations on Enforceability of Certain Provisions	422
Nonjudicial Foreclosure/Power of Sale	422
Public Sale	423
Rights of Redemption	423
Anti-Deficiency Legislation	424
Leasehold Considerations	424
Cooperative Shares	425
Bankruptcy Laws	425
Environmental Considerations	430
General	430
Superlien Laws	431
CERCLA	431
Certain Other Federal and State Laws	431
Additional Considerations	432
Due-on-Sale and Due-on-Encumbrance Provisions	432
Subordinate Financing	432
Default Interest and Limitations on Prepayments	433
Applicability of Usury Laws	433
Americans with Disabilities Act	433
Servicemembers Civil Relief Act	433
Anti-Money Laundering, Economic Sanctions and Bribery	434
Potential Forfeiture of Assets	434
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	435
Pending Legal Proceedings Involving Transaction Parties	436
Use of Proceeds	436
Yield and Maturity Considerations	437
Yield Considerations	437
General	437
Rate and Timing of Principal Payments	437
Losses and Shortfalls	438
Certain Relevant Factors Affecting Loan Payments and Defaults	439
Delay in Payment of Distributions	440
Yield on the Certificates with Notional Amounts	440
Weighted Average Life	440
Pre-Tax Yield to Maturity Tables	445
Material Federal Income Tax Considerations	449
General	449
Qualification as a REMIC	449
Status of Offered Certificates	451
Taxation of Regular Interests	452
General	452
Original Issue Discount	452
Acquisition Premium	454
Market Discount	454
Premium	455
Election To Treat All Interest Under the Constant Yield Method	455
Treatment of Losses	455
Yield Maintenance Charges and Prepayment Premium	456
Sale or Exchange of Regular Interests	456
Taxes That May Be Imposed on a REMIC	457
Prohibited Transactions	457
Contributions to a REMIC After the Startup Day	457
Net Income from Foreclosure Property	458
Bipartisan Budget Act of 2015	458
Taxation of Certain Foreign Investors	458
FATCA	459
Backup Withholding	460
Information Reporting	460
3.8% Medicare Tax on “Net Investment Income”	460
Reporting Requirements	460
Certain State and Local Tax Considerations	461
Method of Distribution (Conflicts of Interest)	461
Incorporation of Certain Information by Reference	464
Where You Can Find More Information	464
Financial Information	465
Certain ERISA Considerations	465
General	465
Plan Asset Regulations	465
Administrative Exemptions	466
Insurance Company General Accounts	468

Legal Investment	469
Legal Matters	469
Ratings	470
Index of Significant Definitions	472
ANNEX A-1 – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2 – STRUCTURAL AND COLLATERAL TERM SHEET	A-2-1
ANNEX B – DISTRIBUTION DATE STATEMENT	B-1
ANNEX C – FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1 – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2 – EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E – CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on the page set forth on the table of contents of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Credit Suisse Commercial Mortgage Securities Corp.

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1.

●	references to a “pooling and servicing agreement” (other than the CSAIL 2019-C18 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS REGULATION (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO

ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF CERTIFICATES OR OFFERED CERTIFICATES IN THE EEA OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) not a qualified investor as defined in REGULATION 2017/1129/EU (as amended or SUPERSEDED, the “Prospectus REGULATION”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

EUROPEAN UNION RETENTION REQUIREMENT

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS”.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of THE FSMA received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(B) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED

OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

This PROSPECTUS or any other document related to the subscription of certificates has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore, as may be amended from time to time (the “SFA”). The MAS assumes no responsibility for the contents of this PROSPECTUS or any such document. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.

No certificates may be offered or sold or caused to be made the subject of an invitation for subscription or purchase, nor may this PROSPECTUS or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the certificates be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in section 4A(1)(c) of the SFA) pursuant to section 274 of the SFA (each an “Institutional Investor”), (ii) to a relevant person (as defined in section 275(2) of the SFA) pursuant to section 275(1), or any person pursuant to section 275(1A), and in accordance with the conditions specified in section 275 of the SFA, provided always that none of such person shall be an individual other than an individual who is an accredited investor (as defined in section 4A(1)(a) of the SFA) (each a “Relevant Investor”).

No certificates acquired by (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA may be offered or sold, made the subject of an invitation for subscription or purchase, or otherwise transferred, whether directly or indirectly, to persons in Singapore, other than to (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA.

Unless otherwise permitted under the SFA, where the certificates are subscribed or purchased pursuant to section 275 of the SFA by a Relevant Investor which is:

●	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

●	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR,

●	SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTERESTS (HOWSOEVER DEFINED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE SECURITIES UNDER SECTION 275 OF THE SFA EXCEPT:

●	TO AN INSTITUTIONAL INVESTOR OR TO A RELEVANT PERSON AS DEFINED IN SECTION 275(2) OF THE SFA OR (IN THE CASE OF SUCH CORPORATION) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(3)(I)(B) OF THE SFA OR (IN THE CASE OF SUCH TRUST) WHERE THE TRANSFER ARISES FROM AN OFFER REFERRED TO IN SECTION 276(4)(I)(B) OF THE SFA;

●	WHERE NO CONSIDERATION IS OR WILL BE GIVEN FOR THE TRANSFER;

●	WHERE THE TRANSFER IS BY OPERATION OF LAW; OR

●	PURSUANT TO SECTION 276(7) OF THE SFA OR REGULATION 32 OF THE SECURITIES AND FUTURES (OFFERS OF INVESTMENTS) (SHARES AND DEBENTURES) REGULATIONS 2005 OF SINGAPORE.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA” ) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE” ). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE SPONSORS COMMIT TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT” ), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	CSAIL 2019-C18 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-C18.

Depositor

Credit Suisse Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc., which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor’s address is 11 Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. See “Transaction Parties—The Depositor”.

Issuing Entity

CSAIL 2019-C18 Commercial Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Column Financial, Inc., a Delaware corporation

●

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	Rialto Real Estate Fund III – Debt, LP, a Delaware limited partnership

●	CIBC Inc., a Delaware corporation

●	Societe Generale Financial Corporation, a Delaware corporation

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Column Financial, Inc. is also an affiliate of each of the depositor and Credit Suisse Securities (USA) LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Societe Generale Financial Corporation is also an affiliate of SG Americas Securities, LLC, one of the underwriters and an initial purchaser of the non-offered certificates. UBS AG, New York Branch is also an affiliate of UBS Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. CIBC Inc. is also an affiliate of CIBC World Markets Corp., one of the underwriters. Rialto Real Estate Fund III – Debt, LP is also an affiliate of Rialto Capital Advisors, LLC, the expected special servicer, and an affiliate of the holder of the VRR Interest and the HRR certificates, the risk retention consultation party and the entity that is the initial directing certificateholder. See “Transaction Parties — The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans as set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Column Financial, Inc.(1)	11	$215,668,745	31.3%
UBS AG, New York Branch(2)	15	179,603,555	26.1
Rialto Real Estate Fund III – Debt, LP(3)	13	104,884,027	15.2
CIBC Inc.	10	97,099,294	14.1
Societe Generale Financial Corporation	6	91,753,381	13.3
Total	55	$689,009,003	100.0%

(1)

Five (5) mortgage loans, Duane Reade – Columbia University, Bemidji Mixed Use Portfolio, Allen Ridge Luxury Apartments, Studio 9Forty Apartments and Middlefield MHC (collectively, 6.1%), were originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column Financial, Inc. One (1) mortgage loan, Paradise Shoppes of Summerville (1.4%), was originated by Regions Bank and subsequently acquired by Column Financial, Inc. Each such mortgage loan was re-underwritten pursuant to Column Financial, Inc.’s underwriting guidelines.

(2)

One of the mortgage loans, ILPT Industrial Portfolio (5.0%), is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., UBS AG, New York Branch and Bank of America, N.A. Such mortgage loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines. One of the mortgage loans, Alma Elliot Square Shopping Center (0.9%), was originated by an unrelated third party, Greystone Servicing Company LLC in accordance with the underwriting criteria used by UBS AG, New York Branch and then acquired by UBS AG, New York Branch.

(3)

Rialto Real Estate Fund III – Debt, LP acquired each of the mortgage loans it is selling to the depositor from BSPRT CMBS Finance, LLC. Such mortgage loans were re-underwritten pursuant to Rialto Real Estate Fund III – Debt, LP’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) and companion loan that is part of a whole loan serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable (a “non-serviced whole loan”), indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The servicing offices of the master servicer are located at 10851 Mastin Street,

Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the related servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement or trust and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “— The Non-Serviced Pari Passu Whole Loans”.

Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the related servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement.  From and after the related servicing shift securitization date, each servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement or trust and servicing agreement.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” –The Non-Serviced Pari

Passu Whole Loans,” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any serviced mortgage loan or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that excluded special servicer loan. If no control termination event is continuing under the pooling and servicing agreement, the directing holder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Holder” below). After the occurrence and during the continuance of a control termination event or if the directing holder (or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class of certificates on its behalf) is required but fails to do so or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Holder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

Rialto Capital Advisors, LLC is expected to be appointed as the special servicer by RREF III-D CSAIL 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP, which, on the closing date, is expected to be appointed the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Affiliated Special Servicer

Situs Holdings, LLC, a Delaware limited liability company, is an initial special servicer solely with respect to the ILPT Industrial Portfolio whole loan. Through common control by Stone Point Capital LLC, Situs Holdings, LLC is an affiliate of (i) Rialto Real Estate Fund III – Debt, LP, the retaining sponsor and a mortgage loan seller, (ii) Rialto Capital Advisors, LLC, the expected special servicer, (iii) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the expected holder of the “eligible horizontal residual interest” and initial controlling class certificateholder and the entity expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan, the United Healthcare Office whole loan and the Redwood Technology Center whole loan), (iv) RREF III-D CSAIL 2019-C18 MOA, LLC, the expected holder of the VRR Interest and risk retention consultation party and (v) RREF III-D CSAIL 2019-C18, LLC, which entity is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates and will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”). The principal servicing office of Situs Holdings, LLC is located at 101 Montgomery Street, Suite 2250, San Francisco, California 94104. See “Transaction Parties—Affiliated Special Servicer”.

Trustee

Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland, 21045-1951. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to any servicing shift mortgage loan will be the trustee under the pooling and servicing agreement.  However, from and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement or trust and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement or trust and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator

Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement.  From and after the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement or trust and servicing agreement.   See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans,” “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement or the trust and servicing agreement, as applicable, for the indicated transaction.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement —The Operating Advisor”.

Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder

The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than a non-serviced mortgage loan and certain excluded loans as described in the next paragraph), as further described in this prospectus.

The directing holder will be:

●

with respect to each mortgage loan (other than any non-serviced mortgage loan) or serviced whole loan (other than the United Healthcare Office whole loan and the Redwood Technology Center whole loan), the directing certificateholder; and

●

with respect to the United Healthcare Office whole loan and the Redwood Technology Center whole loan, (i) prior to the related servicing shift securitization date, the holder of the related controlling companion loan and (ii) on and after the related servicing shift securitization date, the related directing certificateholder (or its equivalent) under the related servicing shift pooling and servicing agreement or trust and servicing agreement.

The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class.

With respect to the directing holder or (if the directing holder is the directing certificateholder) the holder of the majority of the controlling class certificates (by certificate balance), an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of the related mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class G and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the certificates other than the Class G and Class NR-RR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts; provided, further, however, that during such time as the Class G certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

On the closing date (i) RREF III-D CSAIL 2019-C18 MOA, LLC is expected to be the holder of the “eligible vertical interest” (referred to herein as the “VRR Interest”) and the risk retention consultation party, (ii) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC is expected to be the holder of the “eligible horizontal residual interest”, which will be comprised of the Class NR-RR certificates (other than the portion that comprises the VRR Interest as described in “Credit Risk Retention”) and is expected to be the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan, the United Healthcare Office whole loan and the Redwood Technology Center whole loan) and (iii) RREF III-D CSAIL 2019-C18, LLC is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates and will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”).

With respect to the servicing shift whole loans identified as United Healthcare Office and Redwood Technology Center (collectively, 5.8%), the holder of the related controlling companion loan will be the related directing holder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement.  From and after the related servicing shift securitization date, the directing holder of the related servicing shift whole loan is expected to be the directing certificateholder (or its equivalent) under the related servicing shift pooling and servicing agreement.  The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the trust and servicing agreement or the pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—The Directing Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention Consultation Party

The risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest. RREF III-D CSAIL 2019-C18 MOA, LLC, a majority owned affiliate of Rialto Real Estate Fund III – Debt, LP, is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party (or the holder of the VRR Interest entitled to appoint such risk retention consultation party) is a borrower, a mortgagor, a manager of the mortgaged property, the holder of a related mezzanine loan who has accelerated such mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or a borrower party affiliate thereof.

Holder of a Subordinate Companion Loan

Two (2) mortgage loans, ILPT Industrial Portfolio and Presidential City (collectively, 7.2%) are comprised of (i)one or more senior pari passu notes (included in the trust) and (ii)one or more senior pari passu notes (not included in the trust) and/or one or more subordinate notes (not included in the trust).

Certain Affiliations and Relationships

The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date

The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2019 (or, in the case of any mortgage loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 12, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in January 2020.

Record Date	With respect to any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.

Business Day

Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, Florida, New York, Kansas, Pennsylvania, Ohio, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period

The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period

For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date (without regard to grace periods) for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	November 2024
Class A-3	October 2029
Class A-4	November 2029
Class A-SB	July 2029
Class X-A	November 2029
Class X-B	November 2029
Class A-S	November 2029
Class B	November 2029
Class C	November 2029

The rated final distribution date will be the distribution date in December 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C18:

●	Class A-1
●	Class A-2
●	Class A-3
●	Class A-4
●	Class A-SB
●	Class X-A
●	Class X-B
●	Class A-S
●	Class B
●	Class C

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR, Class Z and Class R.

Certificate Balances and Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below:

	Initial Certificate Balance or Notional Amount(1)	Initial Available Certificate Balance or Notional Amount(1)	Initial Retained Certificate Balance or Notional Amount(1)(2)
Class A-1	$25,306,000	$24,263,000	$1,043,000
Class A-2	$65,479,000	$62,781,000	$2,698,000
Class A-3	$146,016,000	$140,000,000	$6,016,000
Class A-4	$209,018,000	$200,406,000	$8,612,000
Class A-SB(3)	$36,487,000	$34,983,000	$1,504,000
Class X-A(4)	$534,843,000	$512,805,000	$22,038,000
Class X-B(4)	$64,594,000	$61,932,000	$2,662,000
Class A-S	$52,537,000	$50,372,000	$2,165,000
Class B	$32,728,000	$31,379,000	$1,349,000
Class C	$31,866,000	$30,553,000	$1,313,000

(1)	Subject to a variance of plus or minus 5%.

(2)

On the closing date, Rialto Real Estate Fund III – Debt, LP (a sponsor and an affiliate of the special servicer) is expected to purchase or cause a majority owned affiliate to purchase from the underwriters offered certificates (of each class thereof) with the initial certificate balances or notional amounts, as applicable, set forth in the table above under “Initial Retained Certificate Balance or Notional Amount” as described in “Credit Risk Retention”.

(3)	The Class A-SB certificates have a certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(4)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class A-1	1.9664%(1)
Class A-2	2.8449%(1)
Class A-3	2.7161%(1)
Class A-4	2.9680%(1)
Class A-SB	2.8680%(1)
Class X-A	1.2177%(2)
Class X-B	0.2475%(2)
Class A-S	3.3214%(1)
Class B	3.5939%(1)
Class C	4.0824%(3)

(1)

For any distribution date, the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S and Class B certificates will each be a per annum rate equal to the initial pass-through rate set forth opposite such class in the table above.

(2)

For any distribution date, the pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates weighted on the basis of their respective certificate balances immediately prior to the distribution date, as described in this prospectus. For any distribution date, the pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of pass-through rates on the Class B and Class C certificates weighted on the basis of their respective certificate balances immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(3)

For any distribution date, the pass-through rate of the Class C certificates will be a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months).

B. Interest Rate Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer (or a special servicer for a non-serviced mortgage loan), any modifications resulting from a borrower’s bankruptcy or insolvency, or any increase in the interest rate of any mortgage loan with an anticipated repayment date after the related anticipated repayment date.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and Administration Fees

The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate of between 0.00250% and 0.08250% (although with respect to serviced companion loans, the master servicing fee may be lower than the indicated rate).

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of the greater of 0.25% and the per annum rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The special servicer will also be entitled to a liquidation fee and a workout fee as further described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments,

liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The trustee/certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.01020%. The trustee fee is payable by the certificate administrator as a portion of the trustee/certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00230%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00025%.  Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders.  See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
Farmers Insurance	0.00125%	(2)
ILPT Industrial Portfolio	0.00250%	(2)
Presidential City	0.00125%	0.2500%
Phoenix Industrial Portfolio II	0.00125%	(2)
Gatlin Retail Portfolio	0.00125%	(2)
Courtyard by Marriott Secaucus	0.00125%	(2)
Del Mar Terrace Apartments	0.00125%	(2)

(1)

Does not reflect the United Healthcare Office mortgage loan or the Redwood Technology Center mortgage loan. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement or trust and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement or trust and servicing agreement.

(2)	The special servicing fee rate is the greater of (i) 0.25000% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Amount and Order of Distributions

On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, to the extent of funds allocated to principal and available for distribution, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the A-SB scheduled principal balance set forth on Annex E for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero; and

(F)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero;

provided that, if the certificate balances of each class of certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates) having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class; plus interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows:  (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows:  (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-F, Class X-G, Class R and Class Z certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal Entitlements

A description of the interest entitlement of each class of certificates (other than the Class Z and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges, Prepayment Premiums

Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of Losses and Certain Expenses

The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class Z and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class R, Class Z, Class X-A, Class X-B, Class X-D, Class X-F or Class X-G certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B and Class C certificates), the Class X-D certificates (to the extent such losses are allocated to the Class D and Class E certificates), the Class X-F certificates (to the extent such losses are allocated to the Class F certificates) and the Class X-G certificates (to the extent such losses are allocated to the Class G certificates) and, therefore, the amount of interest they accrue.

*	The Class A-SB certificates will have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in their prospectus.

**	The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates are interest only.

*** Other than the Class X-D, Class X-F, Class X-G, Class Z and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest (other than the Class Z certificates), on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F. Excess Interest

On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class Z certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances

The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) and any REO loan (other than any portion of an REO loan related to a companion loan), unless, in each case, the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable.  Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or any excess interest following an anticipated repayment date in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. The special servicer will not be required to make any principal or interest advance on any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances

The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a servicing advance, the master servicer will, subject to a recoverability determination, be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

C. Interest on Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool

The issuing entity’s primary assets will be fifty-five (55) commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee or leasehold estate of the related borrower in eighty (80)

commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

All of the mortgage loans will be fixed rate mortgage loans.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $689,009,003.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan, whole loan or companion loan by name refer to such mortgage loan, whole loan or companion loan, as applicable, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a reference to a mortgage loan or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-five (55) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and, together with any pari passu companion loans, the “companion loans”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance	Subordinate Companion Loans Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)(3)	Whole Loan Underwritten NCF DSCR(2)(3)
Farmers Insurance	$36,450,000	5.3%	$60,000,000	N/A	63.8%	63.8%	1.82x	1.82x
ILPT Industrial Portfolio	$34,320,000	5.0%	$180,080,000	$135,600,000	39.2%	64.0%	5.05x	2.47x
United Healthcare Office	$20,000,000	2.9%	$26,800,000	N/A	66.7%	66.7%	1.56x	1.56x
Redwood Technology Center	$20,000,000	2.9%	$16,500,000	N/A	71.6%	71.6%	1.55x	1.55x
Crimson Retail Portfolio	$16,556,250	2.4%	$16,556,250	N/A	72.5%	72.5%	1.83x	1.83x
Presidential City	$15,000,000	2.2%	$102,000,000	$100,600,000	30.8%	57.3%	4.30x	2.31x
Gatlin Retail Portfolio	$9,971,924	1.4%	$13,736,326	N/A	76.6%	76.6%	1.53x	1.53x
Phoenix Industrial Portfolio II	$8,000,000	1.2%	$60,000,000	N/A	74.2%	74.2%	1.41x	1.41x
Del Mar Terrace Apartments	$6,700,000	1.0%	$9,500,000	N/A	16.2%	16.2%	11.11x	11.11x
Courtyard by Marriott Secaucus	$4,981,802	0.7%	$9,963,604	N/A	58.6%	58.6%	1.96x	1.96x

(1)	Calculated including any related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(2)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s), and excluding any related mezzanine loan(s).

(3)

For each partial interest-only loan, Underwritten NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the mortgage loan once amortization has commenced.

The Crimson Retail Portfolio whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and any related companion loan is referred to in this prospectus as a “serviced companion loan”.

The United Healthcare Office whole loan and the Redwood Technology Center whole loan, each a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement or trust and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, as identified below and entered into in connection with the securitization of one or more related companion loan(s). Each such whole loan is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” .

Non-Serviced Whole Loans(1)

Loan Name	Lead Trust/Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator	Custodian	Operating Advisor/Trust Advisor	Directing Holder(2)
Farmers Insurance	CSAIL 2019-C17	5.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Grass River Real Estate Credit Partners REIT LLC
ILPT Industrial Portfolio	MSC 2019-L3	5.0%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Morgan Stanley Bank, N.A.
Presidential City	SGCMS 2019-PREZ	2.2%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Angelo, Gordon Co., L.P.
Gatlin Retail Portfolio	UBS 2019-C17	1.4%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Phoenix Industrial Portfolio II	UBS 2019-C17	1.2%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Del Mar Terrace Apartments	WFCM 2019-C52	1.0%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Argentic Securities Income USA LLC
Courtyard by Marriott Secaucus	UBS 2019-C17	0.7%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC

(1)	This table does not include information related to the servicing shift whole loans.

(2)	Or an equivalent entity.

For further information regarding the whole loans and the rights of the “directing holder” under the related intercreditor agreement, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or any preferred equity). Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balance and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$689,009,003
Number of Mortgage Loans	55
Number of Mortgaged Properties	80
Range of Cut-off Date Balances	$2,062,500 - $51,900,000
Average Cut-off Date Balance	$12,527,436
Range of Mortgage Rates(2)	2.6533% - 5.2800%
Weighted Average Mortgage Rate(2)	3.9731%
Range of Original Terms to Maturity(3)	60 months to 120 months
Weighted Average Original Term to Maturity(3)	114 months
Range of Remaining Terms to Maturity(3)	58 months to 120 months
Weighted Average Remaining Term to Maturity(3)	113 months
Range of Original Amortization Terms(4)	300 months to 360 months
Weighted Average Original Amortization Term(4)	357 months
Range of Remaining Amortization Terms(4)	298 months to 360 months
Weighted Average Remaining Amortization Term(4)	357 months
Range of Cut-off Date LTV Ratios(2)	16.2% - 78.6%
Weighted Average Cut-off Date LTV Ratio(2)	63.9%
Range of Maturity Date/ARD LTV Ratios(2)(3)	16.2% - 71.6%
Weighted Average Maturity Date/ARD LTV Ratio(2)(3)	57.5%
Range of UW NCF DSCRs(2)(5)	1.31x - 11.11x
Weighted Average UW NCF DSCR(2)(5)	2.16x
Range of UW NOI Debt Yields(2)	6.8% - 34.2%
Weighted Average UW NOI Debt Yield(2)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-only	37.3%
IO-Balloon	32.6%
Balloon	28.9%
IO-Balloon, ARD	1.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)

With respect to each mortgage loan that is part of a whole loan, any related pari passu companion loan is included and any related subordinate loan(s) or mezzanine loan(s) are excluded for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield. Other than as specifically noted, the information for each mortgage loan is presented in this prospectus without regard to any other indebtedness that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness.

(3)	With respect to one (1) mortgage loan, LA Fitness Riverside (1.2%), the related anticipated repayment date is deemed to be the maturity date.

(4)	Excludes fourteen (14) mortgage loans (collectively, 37.3%), that are interest-only for the entire term to maturity.

(5)

For each partial interest-only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans

As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Modified and Refinanced Loans”, “—Default History, Bankruptcy Issues and Other Proceedings” and representation and warranty no. 15 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loans Underwritten Based on

Limited Operating Histories

Thirty-one (31) of the mortgaged properties securing in whole or in part twenty-one (21) mortgage loans (collectively, 38.0%) (i)were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii)have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii)are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards

Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related sponsor’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”, “ —Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes” and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations

The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention

Rialto Real Estate Fund III – Debt, LP, the retaining sponsor, intends to cause (i) RREF III-D CSAIL 2019-C18 MOA, LLC, a majority-owned affiliate to retain an “eligible vertical interest”, in the form of certificates representing approximately 4.12% of the certificate balance, notional amount or percentage interest of each class of certificates (other than the Class R certificates) and (ii) another majority-owned affiliate, RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, to retain an “eligible horizontal residual interest”, in the form of certificates representing approximately 0.90% of the fair value of all of the ABS interests issued, which will be comprised of the Class NR-RR certificates (other than the portion that comprises the VRR Interest) in a manner that satisfies the U.S. credit risk retention requirements.

While Rialto Real Estate Fund III – Debt, LP will initially satisfy a portion of its risk retention requirements through the purchase by RREF III-D CSAIL 2019-C18 MOA-HRR, LLC of the Class NR-RR certificates, the retaining sponsor is permitted under the credit risk retention rules under certain circumstances to transfer the Class NR-RR certificates to a “third party purchaser” (as defined in the credit risk retention rules) at any time after December 12, 2024. Any such transfer will be subject to the satisfaction of all applicable provisions under the credit risk retention rules.

For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders

On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination

On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (including all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The mortgage loans held by the issuing entity may also be subject to a voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates), provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class Z and Class R certificates) and (iii) the master servicer consents to the exchange as specified under the pooling and servicing agreement.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage
Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans

Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

Any mortgage loan with associated mezzanine financing may be subject to a default-related purchase option on the part of the mezzanine lender.

If a non-serviced mortgage loan with one or more related pari passu companion loans becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing thereof determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, with respect to the ILPT Industrial Portfolio whole loan and the Presidential City whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Pursuant to the related co-lender agreement with respect to the ILPT Industrial Portfolio mortgage loan, the holder of the related subordinate companion loan has the right to purchase the related mortgage loan under certain default scenarios as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The ILPT Industrial Portfolio Whole Loan”.

Tax Status

Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and collectively the “Trust REMICs”) for federal income tax purposes. In addition, the portion of the issuing entity consisting of the excess interest accrued on each mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class Z certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent a class of REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●

It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations

Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings

The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction was due in part to their initial subordination levels for the various classes of the certificates and, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates.  The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, have in the past experienced significant dislocations, illiquidity and volatility, and thus affected the values of CMBS. Declines in real estate values, coupled with diminished availability of leverage and/or refinancings for commercial real estate resulted in increased delinquencies and defaults on commercial mortgage loans. In addition, the downturn in the general economy affected the financial strength of many commercial real estate tenants and resulted in increased rent delinquencies and decreased occupancy.

Any future economic downturn may lead to decreased occupancies, decreased rents or other declines in income from, or the value of, commercial real estate, which would likely have an adverse effect on the value and/or liquidity of CMBS that are backed by loans secured by such commercial real estate.  We cannot assure you that the CMBS market will not be adversely affected by these factors.  Even if the CMBS market is not affected by these factors, the mortgaged properties securing the mortgage loans and, therefore, the mortgage loans and the related certificates, may nevertheless decline in value. Any economic downturn may adversely affect the financial resources under commercial mortgage loans and may result in an inability of CMBS borrowers to make interest and principal payments on, or refinance, their outstanding debt when due or to sell their mortgaged properties for an amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

In addition to credit factors directly affecting CMBS, the markets for other asset-backed securities and structured products may also affect CMBS. Therefore, even if CMBS are performing as anticipated, the value of CMBS in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset backed securities or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of CMBS.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity or prior to the related anticipated repayment date is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or on an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law.  Additionally, any guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may currently be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period.  We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires.  We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.  See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease.  This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan.  In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan.  If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or such affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, or a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, rental payments that may depend upon financial aid and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state

“Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	minimum existing rent requirements that may reduce the number of units that can be converted to market rents.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent stabilized units to market rent units in the future.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

 We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgaged properties. If rents are reduced, we cannot assure you that any such mortgaged property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●

the initial concentration of shares relating to occupied rental units of the borrower sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the borrower sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales.  To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant.  For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting the business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below and “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations”.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in any co-tenancy clause, and may result in reduced value of the structure or in a loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the anchor tenant or tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Industrial and Logistics Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	the quality of tenants;

●	reduced demand for industrial and logistics space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial or logistics properties, although industrial or logistics properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial and logistics space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial, logistics or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial and logistics properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial and logistics purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial and logistics property. Site characteristics that are generally desirable to a warehouse/industrial/logistics property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial and logistics properties, any vacant industrial and logistics property space may not be easily converted to other uses. Thus, if the operation of any of the industrial and logistics properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial and logistics property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial and logistics property were readily adaptable to other uses.

Location is also important because an industrial and logistics property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial and logistics properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses. See “—Cold Storage Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●

in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●

office space used as a lab and/or for research and development may (a) require a unique layout that may make re-tenanting to new office tenants more expensive and (b) rely on funds for research and development from government and/or private sources of funding, which sources may become unavailable. These factors, among others, may adversely affect the cash flow generating monthly payments for the mortgage loan.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses.  Shared workspaces are rented by customers on a short-term basis.  Short-term space users may be more impacted by economic fluctuations compared to traditional long-term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments.  This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room or reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties have more than one property subtype. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Office Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property.  A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●

the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments.  In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate.  In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home.  Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan.  Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis.  In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems.  In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future.  In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, the borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.  See representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”.

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

The operator of the cold storage facilities has different arrangements with different customers, many of which do not require the customers to utilize any fixed amount of space at any particular time.  However, certain customers agree to utilize a certain amount of space even if it is not fully used during a particular period.  All of these agreements tend to be rolling arrangements with their consistent customer base.  Although there can be no assurances that customers will continue to enter into their cold storage arrangements from one period to the next, in many cases a customer’s current cold storage provider has a competitive advantage due to the proximity to customer processing plants and familiarity with the logistical requirements for storing and transporting the customer’s products.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties.  In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial and logistics properties.  See “—Industrial and Logistics Properties Have Special Risks”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land, as an alternative to land subdivision in those jurisdictions where it is so permitted.  In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units.  Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas.  Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition.  Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease.  We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant.  If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case.  The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property.  The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance.  To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim.  The tenant also might assert that the entire claim on the deemed loan is an unsecured claim.  In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease.  The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan.  Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage.  That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease.  Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code.  Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events.  This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease.  In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract.  In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance.  Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate.  If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition.  As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing.  We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity/ARD in Months” on Annex A-2 for a stratification of the remaining terms to maturity or the related anticipated repayment date, as applicable, of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance.  In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are multifamily, retail, industrial, office and hotel properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy.  See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. We also cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are located in Nevada, Texas, California, New York, Michigan and North Carolina. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”,  “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes”, “ —CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”,  “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property.  See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation.  See also Annex A-2 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the fifteen (15) largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings.  In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage.  Parking garages and parking lots present risks not associated with other properties.  The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes.  Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs.  For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent.  However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features).  While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance.  Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See also representation and warranty no. 26 on

Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give any related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the mortgage loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Risks Relating to Inspections of Properties

In general, licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or significant tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire December 20, 2019. We cannot assure you if or when the National Flood Insurance Program will be reauthorized by Congress. If the National Flood Insurance Program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.  See representation and warranty no. 18 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks.  The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it.  We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment.  Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government.  The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year.  Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million).  The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks.  Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA.  See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues” and “—Insurance Considerations”.  We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance.  Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans.  The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan.  The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, such tenants may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” and representation and warranty nos. 8 and 14 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below, “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History”.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus.  We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios.  The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations.  In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month.  Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent.  Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month.  Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result.  In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month.  Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates.  In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders.  The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders.  In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss.  The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans.  Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”,  “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes” and “ —CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay

Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor or originator. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, an appraisal may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Appraised Value”, reflects only the “as-is” value unless otherwise specified, which values may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values shown in this prospectus, we cannot assure you that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date (if applicable), or at maturity or on the anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”,  “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes” and “ —CIBC Inc.—CIBC’s Underwriting Guidelines and Processes” for additional information regarding the appraisals.  We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities.  However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future.  Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common.  In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.  See “—Tenancies-in-Common May Hinder Recovery” below.  See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures.

Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan.  Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering.  With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower.  Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group.  We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market.  Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property.  Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have borrower sponsors that have previously filed bankruptcy and we cannot assure you that such borrower sponsors will not be more likely than other borrower sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose”, “—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations”, “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty nos. 41 and 42 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).  However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

CFIUS

The US Committee on Foreign Investment in the United States (“CFIUS”) is tasked with reviewing transactions that could result in control of US businesses by non-US persons to determine the effect of such transactions on US national security and has jurisdiction over any “covered transaction,” which is defined to include (among other things) “any merger, acquisition, or takeover . . . by or with any foreign person which could result in foreign control of any person engaged in interstate commerce in the United States.”  If CFIUS determines that a transaction, including any transaction relating to a mortgage loan included in the trust, raises US national security concerns, it can impose a range of mitigation measures on the parties (which may include, for example, unwinding the transaction if concerns cannot be addressed through other measures, and, in the most severe cases, recommending that the President of the United States order divestiture of the assets). Investors should note that were any such measures taken with respect to any mortgage loan in the trust, such measures could result in losses on, or alter the rate and timing of principal payment made, with respect to the related mortgage loan.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition.  However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated cut-off date loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. For example, Florida statutes render any prohibition on a property owners’ ability to obtain property-assessed clean energy (commonly referred to as “PACE”) financing unenforceable.  Consequently, we cannot assure you that borrowers owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents given that such restrictions are not enforceable in Florida.

See also “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class Z certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox.  If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or on the anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan balloon balance at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or to the anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or on the anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at the related anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date, as applicable, if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or on the anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate.  This, in turn, may adversely affect a borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or on the anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify any non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not.  See also representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing.  The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants.  The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project.  In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit.  Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period.  In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits.  The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property, it would be unable to take advantage of the tax credits but could sell the property with the right to the remaining credits to a tax paying investor.  Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years.  The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the United Healthcare Office whole loan and the Redwood Technology Center whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of any servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of any such servicing shift pooling and servicing agreement except to the extent of compliance with certain requirements set forth in the related intercreditor agreement.

Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loans other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates.

The sponsors will sell the mortgage loans to the depositor (an affiliate of Column Financial, Inc., one of the sponsors and originators, and of Credit Suisse Securities (USA) LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants.

The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Rialto Real Estate Fund III – Debt LP, the retaining sponsor and a mortgage loan seller is an affiliate of (i) Rialto Capital Advisors, LLC, the expected special servicer for this transaction, (ii) RREF III-D CSAIL 2019-C18, LLC, the entity that is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates and will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), (iii) RREF III-D CSAIL 2019-C18 MOA, LLC, the entity that is expected to be the holder of the VRR Interest and the risk retention consultation party, (iv) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the entity which is expected to be the holder of the “eligible horizontal residual interest” and the initial controlling class certificateholder and be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan, the United Healthcare Office whole loan and the Redwood Technology Center whole loan) and (v) Situs Holdings, LLC, which is an initial special servicer under the MSC 2019-L3 pooling and servicing agreement solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. Rialto Capital Advisors, LLC is expected to act as the special servicer and it or an affiliate assisted RREF III-D CSAIL 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date. In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the Gatlin Retail Portfolio whole loan, the Courtyard by Marriott Secaucus whole loan and the Phoenix Industrial Portfolio II whole loan, which are serviced under the pooling and servicing agreement governing the UBS 2019-C17 transaction, and is an affiliate of the entity that was appointed as the directing certificateholder under the UBS 2019-C17 pooling and servicing agreement and is expected to be appointed as the initial special servicer for the United Healthcare Office whole loan and the Redwood Technology Center whole loan, which are expected to be serviced under the UBS 2019-C18 pooling and servicing agreement, and is an affiliate of the entity expected to be appointed as the directing certificateholder under the UBS 2019-C18 pooling and servicing agreement.

The risk retention consultation party may, in certain circumstances, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take certain servicing actions, which actions may conflict with the interests of holders of certain classes of the certificates.  However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. In addition, the risk retention consultation party is affiliated with the b-piece buyer and special servicer. While the holder of the VRR Interest only has consultation rights, the b-piece buyer and special servicer have rights which are not merely consultive. The risk retention consultation party and the holder of the of the majority of the VRR

Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the majority of the VRR Interest holds companion loans or companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans.  In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the majority of the VRR Interest (any such loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then the risk retention consultation party will not have consultation rights with respect to such excluded loan.  See “Credit Risk Retention”.

In addition, for so long as the risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” relating to such excluded loan and/or the related mortgaged properties.  Notwithstanding such restriction, there can be no assurance that the risk retention consultation party or holder of the VRR Interest will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation.  See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) may not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities may have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates.  There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates.  To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator and a warehouse lender to certain other sponsors and originators (or their respective affiliates). SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, a sponsor, an originator and a mortgage loan seller. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a sponsor, an originator, a mortgage loan seller and the current holder of one or more of the ILPT Industrial Portfolio companion loans, one or more of the United Healthcare Office companion loans, one or more of the Redwood Technology Center companion loans and one of the Crimson Retail Portfolio companion loans. CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., a sponsor, an originator and a mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loans are required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, each special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans.  In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates.  See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, while no control termination event is continuing under the pooling and servicing agreement, the directing holder (or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class) will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing holder or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing holder or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the Series 2019-C18 non-offered certificates, any companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool.  Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates.  In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets.  In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.  In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller.  This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced pari passu companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to diligently service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is, or is affiliated with, a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

RREF III-D CSAIL 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP is expected to be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). Rialto Capital Advisors, LLC, was appointed by RREF III-D CSAIL 2019-C18 MOA-HRR,

LLC (or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP) to act as the special servicer.

In addition, Rialto Capital Advisors, LLC is expected to act as the special servicer and it or an affiliate assisted RREF III-D CSAIL 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date. In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the Gatlin Retail Portfolio whole loan, the Courtyard by Marriott Secaucus whole loan and the Phoenix Industrial Portfolio II whole loan, which are serviced under the pooling and servicing agreement governing the UBS 2019-C17 transaction, and is an affiliate of the entity that was appointed as the directing certificateholder under the UBS 2019-C17 pooling and servicing agreement and is expected to be appointed as the initial special servicer for the United Healthcare Office whole loan and the Redwood Technology Center whole loan, which are expected to be serviced under the UBS 2019-C18 pooling and servicing agreement, and is an affiliate of the entity expected to be appointed as the directing certificateholder under the UBS 2019-C18 pooling and servicing agreement.

Additionally, Rialto Capital Advisors, LLC, the special servicer under the pooling and servicing agreement, is an affiliate of (i) Rialto Real Estate Fund III – Debt, LP, a sponsor and a mortgage loan seller, (ii) RREF III-D CSAIL 2019-C18, LLC, the entity that is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates and will receive the Class Z certificates) (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), (iii) RREF III-D CSAIL 2019-C18 MOA, LLC, the entity that is expected to be the holder of the VRR Interest and the risk retention consultation party, (iv) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the entity which is expected to be the holder of the “eligible horizontal residual interest” and the initial controlling class certificateholder and be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan, the United Healthcare Office whole loan and the Redwood Technology Center whole loan) and (v) Situs Holdings, LLC, which is an initial special servicer under the MSC 2019-L3 pooling and servicing agreement solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

See also “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity.  These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties.  As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.  Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.  Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that RREF III-D CSAIL 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC and Rialto Real Estate Fund III – Debt, LP will be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan and any servicing shift mortgage loan). The special servicer may, at the direction of the directing certificateholder (if no control termination event is continuing), take actions with respect to the specially serviced loans (other than certain excluded loans) administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders. Additionally, with respect to a servicing shift whole loan, the special servicer may, at the direction of the holder the related controlling pari passu companion loan, until the related servicing shift securitization date, take actions with respect to the related whole loan that could adversely affect the holders of some or all of the classes of certificates.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan, any servicing shift whole loan and any non-serviced whole loan) or on behalf of a subordinate companion loan holder or a controlling pari passu companion loan holder (in the case of a servicing shift whole loan prior to the related servicing shift securitization date) or the directing holder (which term as used in this prospectus will include any equivalent entity or any representative thereof) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the controlling noteholder and initial directing holder for each non-serviced whole loan.

The special servicer, upon consultation with a serviced pari passu companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced pari passu companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced pari passu companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause at any time prior to a control termination event (other than with respect to any non-serviced mortgage loans, any applicable excluded loans and any servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, the applicable controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart titled “Non-Serviced Whole Loans” under “Description of the Mortgage Pool—The Whole Loans—General” as the directing holder has certain consent and/or consultation rights with respect to the non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan.  Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans.  As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.  However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause (but in the case of the directing certificateholder, without cause only for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class)).  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The directing holder and its affiliates (and a controlling noteholder under an intercreditor agreement with respect to, or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of, a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder (or equivalent entity) or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or (if the directing holder is the directing certificateholder) the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.  Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G and Class NR-RR certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”), which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the

b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates.

The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any related claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will be the initial directing certificateholder and, as such, will be the initial directing holder with respect to the mortgage loans (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreements and trust and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Holder”.

Because the incentives and actions of the b-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder (or an equivalent entity) exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder (or an equivalent entity), or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space or renting of hotel rooms, as applicable, in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents may, but are not required to, contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carveout and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions.  Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.  While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market.  For example:

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets.  In particular, capital regulations issued by the U.S. banking regulators in 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States.  When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Section 619 of the Dodd-Frank Act (such statutory provision, together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.  Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products.  These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers.  This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.  We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements.  See “Legal Investment”.

In addition, this transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”.  We cannot assure you that the retaining sponsor will at all times satisfy such credit risk retention requirements.  At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the credit risk retention rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or any other party to the transaction described in this prospectus intends to take any action in connection with such transaction, in a manner prescribed or contemplated by the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirements. None of the depositor, the underwriters, the sponsors or their respective affiliates will retain a 5% net economic interest with respect to the certificates in any of the forms prescribed by Article 6 of the EU Securitization Regulation.

Consequently, the offered certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans.  Actual losses may, however, exceed the assumed levels.  If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five (5) nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, but not others, due, in part, to that engaged rating agency’s final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates.  In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates.  Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.  Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”.  In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings.  Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—

Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and/or Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of interest-only certificates indicated in the table below is based upon all or a portion of the outstanding certificate balance(s) of the related class(es) of certificates identified under the heading “Underlying Class(es)”, the yield to maturity on the indicated interest-only certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates with certificate balances.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans after the Class A-1, Class A-2, Class A-3 and Class A-4 certificates are no longer outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A-1 for more information on earnout reserves.  The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balances of the Class B or the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates and, if your certificates are Class B certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class A-S and Class B certificates.

See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement.  With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect to the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing holder (or equivalent entity) appointed under such trust and servicing agreement or pooling and servicing agreement and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement.  See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”.  In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders.  See “Description of the Certificates—Voting Rights”.  You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class Z and Class R certificates will not have any voting rights.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans, any non-serviced mortgage loan and any servicing shift mortgage loan), and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is at least 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is at least 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans.  See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans).  See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

With respect to any servicing shift whole loan, the holder of the related controlling pari passu companion loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan, which could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loans.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates.  The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted mortgage loan, and such rights will be exercised by the directing certificateholder for this transaction if no consultation termination event is continuing and by the special servicer if a consultation termination event is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust or the other controlling noteholder will have the right to replace the special servicer of such non-serviced whole loan with or without cause, and without the consent of the issuing entity.  See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) under the related pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation party, the controlling noteholder under an intercreditor agreement and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)            may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)           may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iii)          does not have any duties to the holders of any class of certificates other than, in the case of the directing certificateholder, the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan), and in the case of the risk retention consultation party, the holders of the VRR Interest that appointed such risk retention consultation party;

(iv)          may take actions that favor its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)           will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party, the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as the aggregate certificate balance of the HRR certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balance of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates (such event being referred to in this prospectus as an “operating advisor consultation event”), the operating advisor will have certain consultation rights with respect to certain matters relating to the serviced mortgage loans and the serviced whole loans. Further, the operating advisor will have the right to recommend the replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of the holders of any related companion loans (as a collective whole as if the certificateholders and companion loan holders constituted a single lender).  We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates.  With respect to each non-serviced mortgage loan, the operating advisor (if any) appointed under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement or trust and servicing agreement, as applicable. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO property.  There is no operating advisor under the SGCMS 2019-PREZ trust and servicing agreement with respect to the Presidential City whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause unless a control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus. During a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a written request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates (other than Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class Z and Class R certificates) evidencing at least 75% of the voting rights for such certificates) or (b) more than 50% of the aggregate voting rights of each class of non-reduced certificates (other than any Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class Z and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause.  The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable.  See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.  We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced whole loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement (or under the pooling and servicing agreement). Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates.  Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain whole loans that include subordinate companion loans, the holders of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related whole loan and (ii) if no control appraisal period is continuing with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing holder (or the equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and, accordingly, the directing holder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu

Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loan. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Column Financial, Inc. in its capacity as a sponsor and solely in respect of the mortgage loans sold by it to us) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so.  We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment.  Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties.  We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or the special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or the special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions.  However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company; provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan or related companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or the other special servicer in the case of the non-serviced mortgage loans) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or the other special servicer in the case of the non-serviced mortgage loans) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.  In most circumstances, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year following the year of acquisition of such mortgaged property by the issuing entity.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions.  Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income.  Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount.  In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended. See “Material Federal Income Tax Considerations—Taxation of Regular Interests—Original Issue Discount” for more information relating to original issue discount.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-five (55) mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date (the “Initial Pool Balance”) of approximately $689,009,003.  All of the Mortgage Loans will be fixed rate Mortgage Loans. The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2019 (or, in the case of any Mortgage Loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Ten (10) of the Mortgage Loans (collectively, 25.0%) are each part of a larger whole loan, comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and any related Companion Loan is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut- off Date Balance	% of Initial Pool Balance
Column Financial, Inc.(1)	11	$215,668,745	31.3%
UBS AG, New York Branch(2)	15	179,603,555	26.1
Rialto Real Estate Fund III – Debt, LP(3)	13	104,884,027	15.2
CIBC Inc.	10	97,099,294	14.1
Societe Generale Financial Corporation	6	91,753,381	13.3
Total	55	$689,009,003	100.0%

(1)

Five (5) Mortgage Loans, Duane Reade – Columbia University, Bemidji Mixed Use Portfolio, Allen Ridge Luxury Apartments, Studio 9Forty Apartments and Middlefield MHC (collectively, 6.1%), were originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column Financial, Inc. One (1) Mortgage Loan, Paradise Shoppes of Summerville (1.4%), was originated by Regions Bank and subsequently acquired by Column Financial, Inc. Each such Mortgage Loan was re-underwritten pursuant to Column Financial, Inc.’s underwriting guidelines.

(2)

One of the Mortgage Loans, ILPT Industrial Portfolio (5.0%), is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., UBS AG, New York Branch and Bank of America, N.A. Such Mortgage Loan was underwritten pursuant to UBS AG, New York Branch’s underwriting guidelines. One of the Mortgage Loans, Alma Elliot Square Shopping Center (0.9%), was originated by an unrelated third party, Greystone Servicing Company LLC in accordance with the underwriting criteria used by UBS AG, New York Branch and then acquired by UBS AG, New York Branch.

(3)

Rialto Real Estate Fund III – Debt, LP acquired each of the Mortgage Loans it is selling to the depositor from BSPRT CMBS Finance, LLC. Such Mortgage Loans were re-underwritten pursuant to Rialto Real Estate Fund III – Debt, LP’s underwriting guidelines.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments creating a first lien on a fee simple and/or leasehold interest in one or more multifamily, retail, industrial, office, hotel, mixed use, manufactured housing community and other properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 may not equal the indicated total due to rounding. The information on Annex A-1 and Annex A-2 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 12, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1 and Annex A-2 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with one or more Subordinate Companion Loans is calculated without regard to any related Subordinate Companion Loan(s), unless otherwise indicated.

Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus.  The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties.  The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports.  The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Definitions.  For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

(1)	“Actual/360” means the related Mortgage Loan accrues interest on the basis of a 360-day year and the actual number of days in the related one-month period.

(2)	“ADR” means, for any hospitality property, average daily rate.

(3)

“Allocated Cut-off Date Loan Amount” means: (a) in the case of any Mortgage Loan secured by multiple Mortgaged Properties (without regard to cross-collateralization with another Mortgage Loan), the portion of the related Cut-off Date Balance allocated to each such Mortgaged Property based on an allocated loan amount that has been assigned in the related Mortgage Loan documents to the related Mortgaged Properties based upon one or more of the related appraised values or units, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance; and (b) in the case of any Mortgage Loan secured by a single Mortgaged Property (without regard to cross-collateralization with another Mortgage Loan), the related Cut-off Date Balance of such Mortgage Loan (and only such Mortgage Loan if it is part of a Whole Loan).  Information presented in this prospectus (including Annex A-1 and Annex A-2) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

(4)

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2019 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date in December 2019, the anticipated annualized debt service payable on such Mortgage Loan or related Companion Loan as of December 2019); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period.

(5)

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards.  With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A-1 or Annex A-2 is the “as-is” appraised value unless otherwise specified under “—Appraised Value”, and is in each case as determined by an appraisal made not more than eight (8) months prior to the Cut-off Date as described under “Appraisal Date” on Annex A-1. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. The appraisals for certain of the Mortgaged Properties state values other than “as-is” for such Mortgaged Properties that assume that certain events will occur with respect to the re-tenanting, renovation or other repositioning of the Mortgaged Property, and such values other than “as-is” may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1, and on Annex A-2.  For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes.

(6)

“Balloon Balance” means, with respect to any Mortgage Loan, the principal balance scheduled to be due on such Mortgage Loan at maturity or anticipated repayment date, as applicable, assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

(7)

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

(8)

“Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date DSCR is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of Cut-off Date DSCR does not include the Annual Debt Service on the related Subordinate Companion Loan(s).

(9)

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A-1, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●

with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan, except as described below or under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio was calculated using the “as-is” Appraised Value.

(10)

“Debt Yield on Underwritten Net Cash Flow”, “UW NCF Debt Yield” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●

with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

(11)

“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●

with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

(12)

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

(13)	“Largest Tenant” means, with respect to any Mortgaged Property, the tenant leasing the largest amount of net rentable square feet.

(14)	“Largest Tenant Lease Expiration Date” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

(15)	“Loan Per Unit” means the principal balance of each Mortgage Loan and any related Pari Passu Companion Loan(s), as applicable, per unit of measure as of the Cut-off Date.

(16)	“LTV Ratio at Maturity/ARD”, “Maturity Date/ARD Loan-to-Value Ratio” or “Maturity Date/ARD LTV Ratio” means:

●

with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date or anticipated repayment date, as applicable, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A-1, except as set forth below;

●

with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of LTV Ratio at Maturity/ARD is based on the aggregate Balloon Balance of such Mortgage Loan and the related Pari Passu Companion Loan;

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of LTV Ratio at Maturity/ARD does not include the principal balance of the related Subordinate Companion Loan; and

●

with respect to each Mortgage Loan, except as described below or under “Description of the Mortgage Pool—Appraised Value”, the LTV Ratio at Maturity/ARD was calculated using the “as-is” Appraised Value.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1.  No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

(17)

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations.  Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization.  In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures.  Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles.  Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

(18)

“Occupancy Rate” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed-use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Rate As-of Date; (ii) in the case of office, retail, industrial, self storage and mixed-use (to the extent the related Mortgaged Property includes retail, industrial or office space), the percentage of the net rentable square footage rented as of the Occupancy Rate As-of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on Occupancy Rate As-of Date.  In some cases, the Occupancy Rate was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and/or commence paying rent, as applicable, on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions.  See footnotes to Annex A-1 for additional occupancy rate assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy rate.

(19)	“Occupancy Rate As-of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

(20)	“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

(21)

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or anticipated repayment date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

(22)

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool.  Each Related Group is identified by a separate letter on Annex A-1.

(23)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(24)

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

(25)

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee.  We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

(26)

“Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related originator has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items.  Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization.  In determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus.  In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property.  No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows.  See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.  In certain cases, the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space.  We cannot assure you that any such tenant will occupy its respective space and/or pay rent as required under its respective lease.  See “Structural and Collateral Term Sheet” on Annex A-2 for additional information  with respect to the fifteen (15) largest Mortgage Loans and see Annex A-1 for information with respect to the five (5) largest tenants (by net rentable area) at each Mortgaged Property for which tenants are listed.

(27)

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations.  Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus.  In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property.  No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

(28)

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related originator and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator; plus any additional recurring revenue fees.  Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy.  In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out.  See “—Tenant Issues” below.

(29)

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily property, the number of apartments, regardless of the size of or number of units in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

(30)	“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables on Annex A-1 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information on Annexes A-1 and A-2, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the fifteen (15) largest Mortgage Loans under the definitions of “Underwritten Net Cash Flow” and “Underwritten Net Operating Income”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$689,009,003
Number of Mortgage Loans	55
Number of Mortgaged Properties	80
Range of Cut-off Date Balances	$2,062,500 - $51,900,000
Average Cut-off Date Balance	$12,527,436
Range of Mortgage Rates(2)	2.6533% - 5.2800%
Weighted Average Mortgage Rate(2)	3.9731%
Range of Original Terms to Maturity(3)	60 months to 120 months
Weighted Average Original Term to Maturity(3)	114 months
Range of Remaining Terms to Maturity(3)	58 months to 120 months
Weighted Average Remaining Term to Maturity(3)	113 months
Range of Original Amortization Terms(4)	300 months to 360 months
Weighted Average Original Amortization Term(4)	357 months
Range of Remaining Amortization Terms(4)	298 months to 360 months
Weighted Average Remaining Amortization Term(4)	357 months
Range of Cut-off Date LTV Ratios(2)	16.2% - 78.6%
Weighted Average Cut-off Date LTV Ratio(2)	63.9%
Range of Maturity Date/ARD LTV Ratios(2)(3)	16.2% - 71.6%
Weighted Average Maturity Date/ARD LTV Ratio(2)(3)	57.5%
Range of UW NCF DSCRs(2)(5)	1.31x - 11.11x
Weighted Average UW NCF DSCR(2)(5)	2.16x
Range of UW NOI Debt Yields(2)	6.8% - 34.2%
Weighted Average UW NOI Debt Yield(2)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-only	37.3%
IO-Balloon	32.6%
Balloon	28.9%
IO-Balloon, ARD	1.2%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)

With respect to each Mortgage Loan that is part of a Whole Loan, any related Pari Passu Companion Loan is included and any related Subordinate Loan(s) or Mezzanine Loan(s) are excluded for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and UW NOI Debt Yield. Other than as specifically noted, the information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

(3)	With respect to one (1) Mortgage Loan, LA Fitness Riverside (1.2%), the related Anticipated Repayment Date is deemed to be the maturity date.

(4)	Excludes fourteen (14) Mortgage Loans (collectively, 37.3%), that are interest only for the entire term to maturity.

(5)

For each partial interest only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the Mortgage Loan once amortization has commenced.

The issuing entity will include five (5) Mortgage Loans (collectively, 11.9%), that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancy-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	% of Initial Pool Balance(1)
Multifamily
Garden	14	$204,461,031	29.7%
High Rise	1	15,000,000	2.2
	15	$219,461,031	31.9%

Retail
Anchored	11	$128,162,768	18.6%
Single Tenant	7	49,398,911	7.2
Unanchored	3	15,750,049	2.3
Shadow Anchored	1	6,305,000	0.9
	22	$199,616,728	29.0%

Industrial
Warehouse/Distribution	11	$34,320,000	5.0%
Warehouse	5	23,795,802	3.5
Manufacturing	3	16,576,434	2.4
Flex	1	4,850,000	0.7
	20	$79,542,235	11.5%

Office
Suburban	5	$77,388,650	11.2%
	5	$77,388,650	11.2%

Hotel
Extended Stay	2	$22,580,781	3.3%
Limited Service	3	15,967,090	2.3
Full Service	1	9,000,000	1.3
	6	$47,547,871	6.9%

Mixed Use
Office/Retail	3	$23,894,401	3.5%
Retail/Office	1	3,150,000	0.5
	4	$27,044,401	3.9%

Manufactured Housing Community
Manufactured Housing Community	6	$26,808,087	3.9%
	6	$26,808,087	3.9%

Other
Leased Fee	2	$11,600,000	1.7%
	2	$11,600,000	1.7%
Total	80	$689,009,003	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to The Met Apartments and The Sunstone Apartments Mortgaged Properties (collectively, 10.9%), which have the same borrower sponsor, such borrower sponsor or its affiliates also own two other multifamily properties in the Las Vegas multifamily market.  See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

●

With respect to the Palm Beach Estates Mortgaged Property (6.1%), a portion of the Mortgaged Property (3.3 acres out of 25.2 acres total) is subject to a land use restriction via deed that limits its use to multifamily housing.

●

With respect to the Allen Ridge Luxury Apartments Mortgaged Property (0.8%), an affiliate of the borrower purchased a parcel adjacent to the Mortgaged Property and is developing a multifamily development on such adjacent parcel, which will directly compete with the Mortgaged Property. The borrower has agreed in the Mortgage Loan documents that neither it nor the guarantor (or any of their affiliates or agents) will directly or indirectly solicit any existing tenant to relocate from the Mortgaged Property to the adjacent property. In addition, until such time that the borrower delivers evidence reasonably satisfactory to the lender that 90% of all units on the adjacent property have been leased without a detrimental impact to occupancy at the Mortgaged Property, the Mortgage Loan documents provide that the Mortgage Loan will be fully recourse to the borrower and guarantors up to an amount equal to 25% of the then-current principal balance of the Mortgage Loan.  See “Risk Factors—Other Potential Conflicts of Interest May Affect Your Investment”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart, see “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

With respect to the industrial properties set forth in the above chart:

●

With respect to the Phoenix Industrial Portfolio II - DuBois Mortgaged Property (0.2%), of the approximate 612,800 square feet of NRA, approximately 139,865 square feet is used by the sole tenant DuBois Logistics, LLC for freezer/refrigeration space.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial and Logistics Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties

With respect to the office properties set forth in the above chart and mixed use properties that include office tenants:

●

With respect to the Farmers Insurance Mortgaged Property (5.3%), the Mortgaged Property was the subject of a sale-leaseback transaction in connection with its acquisition by the borrower, which Mortgaged Property is leased pursuant to a master lease to Farmers Insurance Exchange, an affiliate of the former owner of the Mortgaged Property. See “Risk Factors—Risks Relating to the Mortgage Loans—Sale-Leaseback Transactions Have Special Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

●

Six (6) Mortgaged Properties, Home2 Suites by Hilton Charlotte University Research Park, Wyndham – Norfolk, Home2 Suites OKC, Fairfield Inn and Suites Fredericksburg, Hampton Inn - McLeansville (Greensboro East) and Courtyard by Marriott Secaucus (collectively, 6.9%), are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement.

●

With respect to the Wyndham – Norfolk Mortgaged Property (1.3%), the Mortgaged Property is subject to a room rate agreement with the U.S. Military Sea Lift Command (currently at a reduced rate of $68/night, which is approximately 47.5% less than market rates), which represents approximately 39% of its occupancy.

●

Hotel properties may be particularly affected by seasonality. The Hampton Inn - McLeansville (Greensboro East) Mortgage Loan (0.8%) requires a seasonality reserve.  An upfront amount of $46,500 was deposited in connection with the origination of the Mortgage Loan, with monthly escrows required in July through September of each year in an amount equal to one third of 125% of the prior year’s estimated shortfall less any amounts remaining in the seasonality reserve.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance	% of the Initial Pool Balance	Expiration of Related License/Franchise Agreement/Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Home2 Suites by Hilton Charlotte University Research Park	$13,830,781	2.0%	6/30/2035	11/1/2029
Wyndham – Norfolk	$9,000,000	1.3%	12/30/2029	11/6/2029
Home2 Suites OKC	$8,750,000	1.3%	2/29/2036	12/1/2029
Fairfield Inn and Suites Fredericksburg	$5,492,691	0.8%	2/19/2035	11/6/2029
Hampton Inn - McLeansville (Greensboro East)	$5,492,597	0.8%	8/31/2030	11/6/2029
Courtyard by Marriott Secaucus	$4,981,802	0.7%	12/31/2027	10/6/2029

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, “Description of the Mortgage Pool—Specialty Use Concentrations” and “—Redevelopment, Renovation and Expansion”.

Manufactured Housing Community Properties

With respect to the manufactured housing community properties set forth in the above chart:

●

The Villa Carmel Mortgaged Property (1.0%) derives a portion of the Underwritten Revenue from one or more of (a) rent derived from truck rentals located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

●

The Middlefield MHC Mortgaged Property (0.3%) is a mobile home park consisting of 152 manufactured home pad sites. An affiliate of the related borrower (the “Master Tenant”) acquired 51 mobile homes on the property and leases the pads on which such mobile homes are located from the borrower pursuant to a master lease. In addition, the Master Tenant is permitted to acquire mobile homes and place them on pads that were vacant as of the origination date.  The mobile homes owned by the Master Tenant are not collateral for the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart:

●

Each of the mixed use Mortgaged Properties has two or more retail and office components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Office Properties Have Special Risks”, as applicable.

Certain of the mixed use properties may have specialty uses. See “—Specialty Use Concentrations” below.

For a summary of certain risks related to the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have one or more of the five (5) largest tenants by net rentable area that operate their space as a specialty use.  Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

Specialty Use	Number of Mortgaged Properties	% of Initial Pool Balance
Gym, fitness center or a health club(1)	9	10.9%
Restaurant(2)	9	9.9%
Grocery Store(3)	9	9.4%
Medical/laboratory(4)	5	8.0%
Bank branch(5)	2	6.4%
School or educational facility(6)	2	1.1%

(1)

Includes Redwood Technology Center, Crimson Retail Portfolio – Little Elm, Greenfield Gateway, Sharonville Plaza, LA Fitness Riverside, Gatlin Retail Portfolio – The Forum at Gateways, Crimson Retail Portfolio – South Plaza, Gatlin Retail Portfolio – Wilson Square Shopping Center and Crunch Fitness Tuscaloosa.

(2)

Includes Kohl’s Plaza, Crimson Retail Portfolio – Little Elm, Paradise Shoppes of Summerville, Sharonville Plaza, Gatlin Retail Portfolio – The Forum at Gateways, Alma Elliot Square Shopping Center, 2375 South 9th Street, Gatlin Retail Portfolio – Wilson Square Shopping Center and Bemidji Mixed Use Portfolio – Supreme Business Center.

(3)

Includes Plaistow Center, Paradise Shoppes of Summerville, Sharonville Plaza, Shabsels Fee Portfolio – Clocktower Place, Hy-Vee Omaha, Gatlin Retail Portfolio – The Forum at Gateways, Erie Plaza, Rochester Portfolio – Jefferson Plaza and Crimson Retail Portfolio – South Plaza.

(4)	Includes Redwood Technology Center, Kohl’s Plaza, Greenfield Gateway, Erie Plaza and Rochester Portfolio – Saginaw Plaza.

(5)	Includes Towne Center East and 4 Mountainview Terrace.

(6)	Includes Bemidji Mixed Use Portfolio – Supreme Business Center and 4 Mountainview Terrace.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Crimson Retail Portfolio – South Plaza, Plaistow Center, Sharonville Plaza and Alma Elliot Square Shopping Center Mortgaged Properties (collectively, 4.9%), one or more tenants operates, or are expected to operate, its space as an on-site gas station and/or an automobile repair and servicing company.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten (10) largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Cut-off Date Balance	% of Initial Pool Balance	UW NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)	Maturity Date/ARD LTV Ratio(1)	Property Type
The Met Apartments	$51,900,000	7.5%	2.25x	66.7%	66.7%	Multifamily
Palm Beach Estates	42,319,198	6.1	1.78x	63.9%	58.6%	Multifamily
Towne Center East	38,550,000	5.6	2.80x	63.2%	63.2%	Retail
Farmers Insurance	36,450,000	5.3	1.82x	63.8%	57.4%	Office
ILPT Industrial Portfolio	34,320,000	5.0	5.05x	39.2%	39.2%	Industrial
The Sunstone Apartments	23,500,000	3.4	2.14x	63.5%	63.5%	Multifamily
Duane Reade – Columbia University	21,000,000	3.0	1.58x	67.7%	67.7%	Retail
United Healthcare Office	20,000,000	2.9	1.56x	66.7%	63.7%	Office
Patriots Crossing Apartments	20,000,000	2.9	1.61x	72.5%	62.8%	Multifamily
Redwood Technology Center	20,000,000	2.9	1.55x	71.6%	65.5%	Mixed Use
Top 3 Total/Weighted Avg	$132,769,198	19.3%	2.26x	64.8%	63.1%
Top 5 Total/Weighted Avg	$203,539,198	29.5%	2.65x	60.3%	58.1%
Top 10 Total/Weighted Avg	$308,039,198	44.7%	2.33x	63.0%	60.3%

(1)

In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan(s).

(2)

For each partial interest-only loan, UW NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the Mortgage Loan once amortization has commenced.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen (15) largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-2. Other than with respect to the ten (10) largest Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below titled “Multi-Property Mortgage Loans” are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Cut-off Date Loan Amount for the particular Mortgaged Property or group of those properties. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan	Cut-off Date Balance	% of Initial Pool Balance
ILPT Industrial Portfolio	$34,320,000	5.0%
Crimson Retail Portfolio	16,556,250	2.4
Rochester Portfolio	13,100,000	1.9
Shabsels Fee Portfolio	11,600,000	1.7
Gatlin Retail Portfolio	9,971,924	1.4
Bemidji Mixed Use Portfolio	8,788,621	1.3
Phoenix Industrial Portfolio II	8,000,000	1.2
Total	$102,336,795	14.9%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

The Mortgage Loans set forth in the table below titled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other. Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Property/Portfolio Names	Number of Mortgaged Properties	Cut-off Date Balance	% of Initial Pool Balance
Group A
The Met Apartments	1	$51,900,000	7.5%
Towne Center East	1	38,550,000	5.6
The Sunstone Apartments	1	23,500,000	3.4
Total for Group A:	3	$113,950,000	16.5%

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance by Allocated Cut-off Date Loan Amount:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Nevada	3	$95,400,000	13.8%
Texas	6	$87,875,390	12.8%
California	4	$73,050,000	10.6%
New York	7	$54,495,587	7.9%
Michigan	4	$48,134,688	7.0%
North Carolina	5	$43,335,006	6.3%

(1)

Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout twenty-three (23) other states, with no more than 4.5% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Certain Mortgaged Properties are located in the following geographic areas or the regions of the United States that are more susceptible to natural disasters:

Twenty-five (25) Mortgaged Properties (collectively, 37.9%), are located in Florida, California, Texas, North Carolina, South Carolina, Louisiana and Georgia and are more susceptible to certain hazards (such as earthquakes, wildfires, floods or hurricanes) than properties in other parts of the country.

Four (4) Mortgaged Properties (collectively, 10.6%), are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%. See “—Insurance Considerations” below.

Mortgaged Properties With Limited Prior Operating History

Thirty-one (31) Mortgaged Properties securing in whole or in part twenty-one (21) Mortgage Loans (collectively, 38.0%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information for such acquired Mortgaged Property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common; Crowd Funding; Diversified Ownership

Two (2) Mortgage Loans, Plaistow Center and Anchor Danly – Ithaca (collectively, 2.6%), each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.  See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Osprey Cove South Mortgage Loan (1.0%), more than twenty (20) individuals have direct ownership interests in the related borrowers.

Condominium and Other Shared Interests

Each of the Duane Reade – Columbia University, Plaistow Center, 3100 Alvin Devane, Gatlin Retail Portfolio and Wyndham – Norfolk Mortgage Loans (collectively, 10.0%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot generally take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●

With respect to the Duane Reade – Columbia University Mortgaged Property (3.0%), the Mortgaged Property represents one commercial condominium unit in a seven unit condominium regime, which includes one residential unit and five other commercial units. The Mortgaged Property represents 9.67% of the common interests, while the remaining five commercial condominium units in the aggregate represent 1.45% of the common interests. The residential condominium unit represents

88.88% of the common interests.  While a 50% vote of the common interests is required in order for a decisions to be binding, the following require the consent of 95% of the common interests: (i) alterations to the common elements in excess of $50,000; (ii) amendments to the declaration (which also require lender consent); and (iii) termination of the condominium regime (which also requires lender consent).  The condominium board is made up of four managers, one of which is appointed by the borrower as holder of the majority of the commercial unit common interests.

●

With respect to the Wyndham – Norfolk Mortgaged Property (1.3%), the Mortgaged Property is one of two units subject to a two-unit condominium regime. An affiliate of the related borrower owns the adjacent second unit (“Unit 2”), which is not part of the collateral for the Mortgage Loan. Governance of the condominium is by an association which has a board of directors. Each unit owner is a member of the association and the board of directors consists of two individuals - one appointed by the borrower, as the owner of the Mortgaged Property, and one appointed by the Unit 2 owner. Each director has equal voting rights. The lender’s consent is required under the Mortgage Loan documents for (i) alterations to the common elements, (ii) amendments to the condominium declaration, (iii) approval of any budget imposing common charges, (iv) expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the improvements other than in accordance with the Mortgage Loan documents and (v) termination of the condominium regime. In addition, Unit 2 is subject to a use restriction in the condominium declaration preventing a hotel from being built on Unit 2 for so long as a hotel is operated on the Mortgaged Property, and during any period of non-operation due to fire or other casualty or due to rehabilitation or remodeling, not to exceed in any such case a period of two years, no hotel, motel or similar use will be permitted on Unit 2.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Fee(2)	79	$684,027,201	99.3%
Leasehold	1	4,981,802	0.7
Total	80	$689,009,003	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

(2)

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

With respect to the Shabsels Fee Portfolio – 9 Farm Springs Mortgaged Property (0.9%), the Mortgaged Property is an office building held through the borrower’s leased fee interest under a ground lease which expires on September 4, 2117, whereby the fee borrower Milton 9 Farm Springs LLC, (as successor-in-interest to First Majestic Property Trust), is the landlord and 9 Farm Springs Real Estate LLC and 9 Farm Springs Leasing LLC, affiliates of the fee borrower, are collectively the tenant. The current annual ground rent is $450,000. The Mortgaged Property is subleased by the tenant to United Technologies Corporation, as sole subtenant, pursuant to a sublease which expires on June 30, 2022. The tenant’s failure to enforce all aspects of the ground lease is recourse to the related borrower sponsors. There is a mortgage on the tenant’s leasehold interest, which is guaranteed by the sponsors and is subordinate to the Mortgage Loan.

With respect to the Shabsels Fee Portfolio - Clocktower Place Mortgaged Property (0.7%), the Mortgaged Property is an anchored retail center held through the borrower’s leased fee interest under a ground lease which expires on March 29, 2117, whereby the related fee borrower Milton 11200 West Florissant Avenue LLC (as successor-in-interest to Millennial Holdings Property Trust) is the landlord and 11200 West Florissant Avenue Leasing LLC and 11200 West Florissant Realty LLC, affiliates of the fee borrower, are collectively the tenant. The current annual ground rent is $360,000. The tenant’s failure to enforce all aspects of the ground lease is recourse to the related borrower sponsors. There is a mortgage on the tenant’s leasehold interest, which is guaranteed by the sponsors and is subordinate to the Mortgage Loan.

In general, with respect to each Mortgage Loan that is secured in whole or material part by a leasehold interest, unless the related fee interest is also encumbered by the related Mortgage, the related ground lease has a term that extends at least 20 years beyond the maturity date of the subject Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions, if any, to representation and warranty no. 36 on Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eight (8) months prior to the Cut-off Date.  See Annex A-1 for the date of the environmental report for each Mortgaged Property.  The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “Phase I ESA”).  In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age.  Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”).  A Phase II investigation generally consists of sampling and/or testing.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

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With respect to the Kohl’s Plaza Mortgaged Property (2.5%), the related Phase I ESA identified a REC related to the former existence of a dry cleaning facility now leased by the UPS Store. A Phase II environmental site assessment identified an exceedance of CVOCs, including PCE, in one soil boring and one soil gas sample. The related environmental consultant recommended additional investigation and installation of a sub slab depressurization system to address the vapor mitigation inside the building. A probable cost estimate was received which noted an $11,000 estimated cost for additional investigation, a $10,000 to $20,000 range for the sub slab depressurization system and $400,000 to $700,000 for the “worst case” cleanup costs. At closing, the lender reserved $804,100 in an environmental reserve, which represents 110% of the high end of the probable cost range. Additionally, the lender obtained an environmental insurance policy that provides for coverage with an $18,000,000 limit and a policy term of 13 years. The related guarantor is obligated to complete the cleanup until a certificate of completion is achieved and the related borrower covenanted under the Mortgage Loan documents to take all actions necessary to enter the Kohl’s Plaza Mortgaged property into the New York State Department of Environmental Conservation Brownfields Cleanup Program (“Brownsfield Program”) and take all actions to obtain a certificate of completion. If entry into the Brownfields Program is not achieved, the related borrower is required to conduct the recommended additional investigation and installation of the sub slab depressurization system until the risk associated with the REC has been addressed to the satisfaction of lender.

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With respect to the Presidential City Mortgaged Property (2.2%), the Phase I ESA identified a controlled recognized environmental condition (“CREC”) related to remediated fuel oil soil contamination at a portion of the Presidential City Mortgaged Property near the building commonly known as Madison. A Phase II investigation was completed in 2012 and submitted along with a cleanup report plan in 2013 to the Pennsylvania Department of Environmental Protection (“PADEP”). The work performed included UST removal and fuel oil-impacted soil excavation and disposal. Site-wide confirmatory soil and groundwater sampling confirmed that potential exposure to fuel oil constituents in groundwater and soils had been managed through the use of institutional and engineering controls through the retention and maintenance of the existing asphalt paving. An approval letter was listed by the PADEP on August 27, 2015 establishing environmental covenants, pursuant to which the related borrower sponsor agreed to inspect and maintain the structural integrity of the engineering controls (impervious asphalt was used to cover and cap the excavation area) and that groundwater supply wells for potable or agricultural purposes would not be installed on-site.

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With respect to the Shabsels Fee Portfolio – Clocktower Place Mortgaged Property (0.7%), in connection with a CREC noted in the Phase I ESA related to the former presence of a dry cleaner with on-site processing operations at the Mortgaged Property, the Mortgaged Property is subject to use restrictions, institutional controls and engineering controls memorialized in an environmental covenant recorded by the Missouri Department of Natural Resources (“MDNR”) in 2003 under the state’s voluntary cleanup program. The use of the Mortgaged Property is restricted to commercial/industrial with engineered controls consisting of a concrete cap, as well as ongoing maintenance and inspection of the cap, restriction of soil disturbance without prior authorization, and submittal of biennial certifications reporting the condition, inspection, and maintenance (as needed) of the cap, current use(s) of the Mortgaged Property, and current ownership status and/or any anticipated changes or claims on the title. In addition, the certificate of completion issued by the MDNR in 2003 requires an Institutional Control Contract between the MDNR and any future owners of the Mortgaged Property. At origination, the lender reserved $62,500, which represents 125% of the estimated costs over the 10-year loan term for general maintenance of the cap and completion of the biennial reports.

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With respect to the ILPT Industrial Portfolio – 5142 and 5148 North Hanley Road Mortgaged Property (0.6%), in connection with CREC noted in the Phase I ESA related to the former presence of a dump and demolition debris from former residences at the Mortgaged Property, the Mortgaged Property is subject to activity and use limitations memorialized in an environmental covenant recorded by MDNR in 2009 under the state’s voluntary cleanup program. The activity and use limitations restrict the use of the Mortgaged Property to non-residential use and include a Soil Management Plan which prohibits drilling and the use of groundwater.

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With respect to the Crimson Retail Portfolio - South Plaza Mortgaged Property (0.5%), the related Phase I ESA identified a REC related to a current “drop-off” dry cleaner tenant with former on-site processing operations that used tetrachloroethylene from approximately 1982 through 1994. A limited phase II environmental site assessment did not identify vapor intrusion into the out parcel structure. The dry cleaning facility is eligible for state-administered cleanup under the Florida Dry Cleaning Solvent Cleanup Program and no further action or investigation is required at this time.

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With respect to the Belle Place MHC Mortgaged Property (0.3%), approximately 3.3 acres of land located behind the Belle Place MHC Mortgaged Property was previously utilized for sewer oxidation ponds. The ponds were backfilled in 2017 when the Belle Place MHC Mortgaged Property was connected to the municipal sewer system. The oxidation ponds were successfully closed by the prior owner on December 31, 2017. The Louisiana Department of Environmental Quality issued an administrative order on consent that stipulates the Belle Place MHC Mortgaged Property owner must conduct quarterly testing of the oxidation pond sites for a period of 3 years from the date of closure. After three years of successful testing, the administrative order on consent will no longer be in effect. To date, the Belle Place MHC Mortgaged Property has conducted all quarterly testing with a professional engineering firm, which has yielded no issues. While no recognized environmental conditions were identified at the Belle Place MHC Mortgaged Property, the former ponds are recognized as a business environmental risk for the site. The related Phase I ESA recommended that the borrower be required to continue to comply with the administrative order until closure occurs and that no development be conducted that would disturb the ponds and/or sewage sledge. Pursuant to the related Mortgage Loan documents, the borrower is required to (i) obtain from the applicable governmental authority a letter or such other written proof satisfactory to lender confirming that the obligations of the borrower (and any other predecessor-in-title to the Belle Place MHC Mortgaged Property) under the administrative order have been fully and finally satisfied, and that no further action (whether precautionary, corrective or remedial measures) is required by the borrower (or any other party) concerning the matters addressed in the administrative order, the form and substance of which shall be satisfactory to the lender in its sole and absolute discretion and (ii) deliver to lender the “no further action” letter, together with any additional information that may be requested by the lender. The borrower is responsible for any losses associated with its failure to obtain and deliver such “no further action” letter.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties:

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With respect to the Farmers Insurance Mortgaged Property (5.3%), the sole tenant at the Mortgaged Property, Farmers Insurance Exchange (“Farmers Tenant”), is expected to undertake an approximately $15,500,000 renovation of an office building at the Mortgaged Property, including lobby renovation, new workspace layouts and new collaborative and conference spaces.  Pursuant to the master lease between the borrower and Farmers Tenant, the borrower (i) acknowledged that Farmers Tenant has subleased certain portions of the Mortgaged Property to Farmers Group, Inc. (“Farmers Subtenant”) pursuant to four subleases; (ii) agreed that Farmers Subtenant is entitled to perform certain tenant improvements to the Mortgaged Property, paid for or reimbursed by Farmers Tenant; and (iii) agreed that such tenant improvements will not be subject to further approvals or conditions from the borrower so long as, among other things, (A) the tenant improvements are completed by August 27, 2022 and do not cost in excess of $16,000,000, and (B) the tenant improvements are constructed in a good and workmanlike manner.

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With respect to the Sharonville Plaza Mortgaged Property (1.3%), the related borrower is currently constructing a 7,239 square foot expansion of the outparcel building, which contains three new tenant suites. One of the new suites (approximately 2,385 square feet) is pre-leased to Bank of America and the second suite (approximately 2,500 square feet) is pre-leased to Honest Restaurant. Construction of the outparcel building expansion is expected to be completed by March 2020. At origination, the lender deposited (a) $123,420 into an expansion reserve, representing 120% of the estimated remaining construction costs associated with the expansion and (b) $337,500 into an earnout reserve. The lender will release $168,750 in the earnout reserve, provided that, (i) Bank of America has completed the buildout and fixturing of its leased premises (ii) all tenant costs, leasing commissions and other material costs and expenses relating to Bank of America’s leased premises have been paid in full (iii) Bank of America is paying the full contractual rent, (iv) Bank of America is conducting normal business operations with the public at its leased premises, and (v) the debt yield is equal to or greater than the 9.9%. The lender will release $168,750 in the earnout reserve, provided that (i) Honest Restaurant has completed the buildout and fixturing of its leased premises (ii) all tenant costs, leasing commissions and other material costs and expenses relating to Honest Restaurant’s leased premises have been paid in full (iii) Honest Restaurant is paying the full contractual rent, (iv) Honest Restaurant is conducting normal business operations with the public at its leased premises and (v) the debt yield is equal to or greater than the 10.4%. Each such earnout reserve must be applied to prepayment of the Mortgage Loan if it is not released to the borrower by October 31, 2021.

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With respect to the ILPT Industrial Portfolio – 5500 SE Delaware Ave Mortgaged Property (0.3%),the sole tenant, The Toro Company, is currently in the process of expanding into an additional 194,000 square feet at the Mortgaged Property. At origination, the lender deposited $6,134,904 into a Toro expansion reserve for the purpose of paying the remaining project costs associated with the expansion.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under FIRREA, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than eight (8) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, the borrower sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). In addition, certain of the

Mortgaged Properties may be subject to material ongoing litigation. For example (with respect to the fifteen (15) largest Mortgage Loans):

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With respect to the Palm Beach Estates Mortgage Loan (6.1%), the related borrower and borrower sponsor are each named defendants to a lawsuit filed by a former business partner seeking damages of approximately $2.4 million allegedly owed by the borrower sponsor in connection with the separation of ownership of certain properties (including the Mortgaged Property) in which the plaintiff and borrower sponsor previously shared ownership.  The borrower sponsor has represented to the lender that (i) all monetary damage claims have been settled and paid in full to the plaintiff and (ii) the only outstanding matter is subdivision of an undeveloped parcel of land in which the plaintiff and borrower sponsor continue to share ownership, upon which subdivision plaintiff and borrower sponsor will each repay a to-be-determined portion of the existing loan securing the undeveloped property in the approximate amount of $3.4 million. The borrower sponsor has also represented that the parties anticipate the execution of a settlement agreement related to such remaining issue by December 2019.  The borrower sponsor has represented to the lender that it has a net worth in excess of $250.0 million and a liquidity in excess of $17.0 million.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), there is a condemnation proceeding initiated with respect to the 20 Logistics Boulevard Mortgaged Property by the Commonwealth of Kentucky Transportation Department to obtain 10,784 square feet of land along US Route 25 as well as easements over the adjoining property for slope and public utility installation.

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With respect to the United Healthcare Office Mortgage Loan (2.9%), the guarantor and one of the related borrower sponsors were indirectly involved in a 2011 lawsuit in connection with the acquisition of a minority share in an office property in Grand Prairie, Texas (unrelated to the collateral). Bank of America was the lender to the seller for such office property, along with several other commercial properties, and claimed that it was entitled to a $1.0 million recovery through the below-market sale. Settlement was reached in September 2017 and the case was dismissed with prejudice.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose” and “Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Thirty-four (34) Mortgage Loans (collectively, 54.1%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Nineteen (19) Mortgage Loans (collectively, 38.5%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) Mortgage Loan (5.0%) was originated in connection with the borrower’s recapitalization of the related Mortgage Loan

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One (1) Mortgage Loan (2.4%) was originated in connection with the borrower’s refinancing of multiple previous mortgage loans as well as the borrower’s acquisition of additional related Mortgaged Properties.

Modified and Refinanced Loans

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed in lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past.  In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default.

With respect to the Palm Beach Estates, United Healthcare Office, Redwood Technology Center, Kohl’s Plaza, Crimson Retail Portfolio, Rochester Portfolio, 1447 Enterprise Boulevard, Greenfield Gateway, Gatlin Retail Portfolio, Hy-Vee Omaha, Plaza at Santa Barbara, Fairfield Inn and Suites Fredericksburg, Hampton Inn – McLeansville (Greensboro East), 48 Brookfield Oaks Dr and Crunch Fitness Tuscaloosa Mortgage Loans (collectively, 28.6%), (a) within approximately the last 10 years, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or major tenant bankruptcy.  See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

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With respect to the Palm Beach Estates Mortgage Loan (6.1%), the Mortgaged Property was part of a portfolio of seven multifamily properties located in the Houston area, which portfolio secured a $60.3 million loan that was securitized in JPMCC 2006-CIBC17 securitization.  Such prior loan went into special servicing in February 2010 due to damage sustained by the properties as a result of Hurricane Ike and was eventually foreclosed upon in July 2010.  In December 2015 the prior loan was disposed of by the JPMCC 2006-CIBC17 trust, with the JPMCC 2006-CIBC17 trust taking a $38.1 million loss, which was the equivalent of a 63% loss severity. The borrower sponsor of such prior loan is not the borrower sponsor for the Palm Beach Estates Mortgage Loan.

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With respect to the United Healthcare Office Mortgage Loan (2.9%), the Mortgaged Property previously secured a $50.75 million acquisition mortgage loan under prior ownership (a group of tenant-in-common investors), that went into maturity default in August 2011 when the prior owner was unable to obtain replacement financing following the recession, and was subsequently transferred to special servicing. In late 2014, the related borrower sponsor became the sponsor of the prior owner, converted the tenant-in common investors into a single limited liability company, and recapitalized the Mortgaged Property with a $42.0 million senior loan, a $9.0 million mezzanine loan and $2.2 million of preferred equity provided by a borrower sponsor affiliate.

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With respect to the Redwood Technology Center Mortgage Loan (2.9%), the related borrower sponsor had ownership interests in two properties (unrelated to the collateral) that had secured mortgage loans that became the subject of discounted payoffs 2014 and 2015.

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With respect to the Kohl’s Plaza Mortgage Loan (2.5%), the fourth largest tenant, Mattress Firm, representing approximately 3.2% of the related net rentable area, filed for Chapter 11 bankruptcy protection in October 2018 and has since closed over 600 stores nationwide.

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With respect to the Crimson Retail Portfolio Mortgage Loan (2.4%), the related borrower sponsor purchased the South Plaza Mortgaged Property out of foreclosure in August 2019 for approximately $9.1 million all-cash.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-five (25) Mortgaged Properties (collectively, 23.9%) are leased to a single tenant.

See “—Lease Expirations and Terminations” and “—Affiliated Leases” below.  See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the fifteen (15) largest Mortgage Loans, see the related summaries attached as Annex A-2. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, industrial, office and mixed use Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

In certain cases, the lease of a single tenant, major tenant, anchor tenant or the leases of multiple tenants at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan. For example:

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Fourteen (14) Mortgaged Properties (collectively, 10.2%) are occupied entirely by a single tenant under a lease which expires prior to, or in the same year of, the maturity date or Anticipated Repayment Date of the related Mortgage Loan. See Annex A-1 for more information relating to single tenant properties.

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With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant as described in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance	% of Net Rentable Area Expiring	Calendar Year of Expiration	Maturity Date
Towne Center East	5.6%	87.7%	2024	10/1/2029
Kohl’s Plaza	2.5%	60.9%	2024	11/6/2029
Paradise Shoppes of Summerville	1.4%	64.3%	2026	10/1/2029
Gatlin Retail Portfolio – The Forum at Gateways	1.0%	56.9%	2024	10/6/2029
48 Brookfield Oaks Dr	0.7%	54.2%	2026	11/1/2029
ILPT Industrial Portfolio – 2150 Stanley Road	0.3%	64.9%	2028	11/7/2029

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In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, industrial, office and mixed use Mortgaged Property.

Furthermore, commercial or other tenants having multiple stores (whether at a Mortgaged Property included in the pool of Mortgage Loans or at a property outside the pool of Mortgage Loans) may experience adverse business conditions, bankruptcy or changes in circumstances that result in their deciding to close under-performing or redundant stores. For example, we are aware that:

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With respect to the Kohl’s Plaza Mortgage Loan (2.5%), the fourth largest tenant, Mattress Firm, representing approximately 3.2% of the related net rentable area, filed for Chapter 11 bankruptcy protection in October 2018 and has since closed over 600 stores nationwide.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at specific times or at any time during the term of such lease.

For example (with respect to the fifteen (15) largest Mortgage Loans and the largest five tenants at each related Mortgaged Property):

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), the sole tenant of the 5500 SE Delaware Ave Mortgaged Property, The Toro Company, is currently in the process of expanding into additional 194,000 square feet at the Mortgaged Property (the “TORO Expansion Premises”). The tenant has the right to terminate its lease as it relates to the Toro Expansion Premises if the expansion date has not occurred within 270 days after the target date of November 1, 2019. The tenant may exercise its right to terminate by giving notice no later than 30 days after the expiration of such 270-day period. Additionally, the second largest tenant at the 2150 Stanley Road Mortgaged Property, MD Logistics, has a one-time termination option as of June 30, 2022, with nine months’ notice and payment of a termination fee in the amount of $546,399.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

For more information related to tenant termination options see Annex A-1 and the accompanying footnotes for additional information, as well as the chart titled “Top Ten Tenant Summary” for each of the fifteen (15) largest Mortgage Loans presented on Annex A-2.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation.  For example, with respect to single tenant properties or tenants that are one of the five (5) largest tenants listed on Annex A-1 by net rentable square footage for the fifteen (15) largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), approximately $955,208 in straight line rent through the earlier of the loan term or the lease term was underwritten for seven tenants including Procter & Gamble, Amazon.com, Inc., SKF USA, The Toro Company, Whirlpool Corporation, Cummins, Inc. and Siemens Corporation, each of which is the sole tenant at its related Mortgaged Property.

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With respect to the Redwood Technology Center Mortgage Loan (2.9%), the largest tenant, Ciena Corporation, has not built out and is not currently in occupancy of a portion of its space representing approximately 12.1% of the net rentable area at the Mortgaged Property. Ciena Corporation remains obligated to perform any obligations respecting such space under its related lease.

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With respect to the Crimson Retail Portfolio Mortgage Loan (2.4%), the largest tenant at the South Plaza Mortgaged Property, Winn Dixie, has executed an amendment to expand into an additional 2,500 square feet of space. The tenant has not taken occupancy nor commenced paying rent for the additional space. Additionally, the third largest tenant at the South Plaza Mortgaged Property, Focus Fit, has four months of free rent beginning May 2020 through August 2020.

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With respect to the Presidential City Mortgage Loan (2.2%), the borrower sponsor reserved (i) $150,000 into a reserve account for the outstanding approved leasing expenses for Eastern University and (ii) $270,833 into a reserve account for funding of free rent periods, rent abatements or rent reductions relating to Eastern University.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-2 for more information on other tenant matters relating to the fifteen (15) largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a material portion of certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

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With respect to the Towne Center East Mortgage Loan (5.6%), the largest tenant, Home Depot, has a right of first offer (“ROFO”) in the event of a proposed sale of either the entire shopping center or the premises on which the Home Depot is located to a third party. The ROFO does not apply in connection with a sale or transfer to The Price Company, a sale-leaseback transaction, a Section 1031 exchange or a sale or transfer to a real estate investment trust which owns a property on which a Price Club is located. The ROFO would apply in the event of a foreclosure or deed-in-lieu of foreclosure unless the borrower obtains a subordination, non-disturbance and attornment agreement from Home Depot expressly stating that the ROFO would not apply in such circumstances. In addition, Costco Wholesale Corporation or an affiliate has a right of first refusal (“ROFR”) to purchase the premises that it leases in the event of a proposed sale of such property. The ROFR does not apply to a sale of the shopping center or any other portion of the center.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), Amazon.com, Inc., the sole tenant at each of the 4237-4255 Anson Boulevard Mortgaged Property and the 5000 Commerce Way Mortgaged Property, has a ROFO (and also a ROFR at the 5000 Commerce Way Mortgaged Property) in the event of a proposed sale of any such Mortgaged Property or of a portfolio comprised solely of such Mortgaged Properties to a third party. The ROFO and ROFR do not apply to transfers in connection with any debt or equity financing, or pursuant to a foreclosure or deed-in-lieu thereof, but would apply to subsequent transfers. Additionally, The Toro Company, the sole tenant at the 5500 SE Delaware Avenue Mortgaged Property, has a ROFO in the event of a proposed sale of such Mortgaged Property to a third party, except in the case of any portfolio sale where the total sale price is over $500,000,000. The ROFO does not apply to a transfer in connection with any debt or equity financing, or pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers. Such ROFO is personal to The Toro Company and terminates automatically if the tenant transfers the lease.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, the 1447 Enterprise Boulevard, Paradise Shoppes of Summerville, Wyndham – Norfolk, Hy-Vee Omaha, Plaza at Santa Barbara, Shabsels Fee Portfolio – 9 Farm Springs, Courtyard by Marriott Secaucus, Gatlin Retail Portfolio – Wilson Square Shopping Center and Phoenix Industrial Portfolio II – Jefferson Mortgaged Properties (collectively, 9.1%) are each subject to a purchase option, ROFR or ROFO to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations”. See representation and warranty no. 7 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates.

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With respect to the Studio 9Forty Apartments Mortgaged Property (0.7%), 3 of the 24 units are leased to the borrower sponsors pursuant to a master lease, representing approximately 13.0% of the net rentable area and approximately 12.3% of the underwritten revenue at the Mortgaged Property.

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With respect to Rochester Portfolio – Jefferson Plaza Mortgaged Property (0.6%), the second largest tenant at the Mortgaged Property, Closeout Carpet and Flooring, is an affiliate of the related borrower sponsor, and the related lease is guaranteed by the related borrower sponsor.

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With respect to Rochester Portfolio – Saginaw Plaza Mortgaged Property (0.5%), the fourth largest tenant, Yoruk Development Co., is an affiliate of the related borrower sponsor, and the related lease is guaranteed by the related borrower sponsor.

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With respect to the Delano MHP Mortgaged Property (0.5%), 7 tenants at the Mortgaged Property are affiliates of the borrower sponsor, leasing in the aggregate approximately 6.4% of the net rentable area.

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With respect to the Middlefield MHC Mortgaged Property (0.3%), an affiliate of the borrower leases 51 of the 152 pads located on the Mortgaged Property pursuant to a master lease (the “Master Lease”), which expires two years after the maturity date of the mortgage loan.  The pads are leased at market rates and collectively represent approximately 40.8% of the underwritten revenue at the Mortgaged Property.  The Master Lease is guaranteed by the related borrower sponsors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Fee & Leasehold Estates; Ground Leases”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months, other than as described below.

In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

With respect to the Paradise Shoppes of Summerville Mortgaged Property (1.4%), business interruption or rental loss insurance is limited to a total $1,348,758 rather than actual loss sustained during restoration.

Four (4) Mortgaged Properties (collectively, 10.6%) are located in areas that are considered a high earthquake risk (seismic zone 3 or 4).  These areas include, without limitation, all or parts of the state of California.  Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

In the case of forty-two (42) Mortgaged Properties (collectively, 55.4%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

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With respect to the United Healthcare Office, 1447 Enterprise Boulevard, Hy-Vee Omaha and Anchor Danly – Ithaca Mortgage Loans (collectively, 6.2%), the related borrower may rely on the insurance provided by the sole tenant at each related Mortgaged Property, so long as the sole tenant’s lease at each respective property is in effect, no default has occurred under each such lease and such sole tenant’s insurance meets the requirements under the Mortgage Loan documents. If any tenant fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental insurance to meet the requirements under the related Mortgage Loan documents.

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With respect to the Farmers Insurance Mortgage Loan (5.3%), certain insurance requirements in the Mortgage Loan documents (the “Farmers Coverage”) are permitted to be satisfied by the self-insurance or third-party insurance of the sole tenant, Farmers Insurance Exchange (“Farmers Tenant”), upon the satisfaction of certain conditions, including, but not limited to: (i) the master lease (the “Farmers Lease”) between the borrower and Farmers Tenant is in full force and effect; (ii) the Farmers Lease will remain in full force and effect following a casualty, and the Farmers Tenant is obligated under the terms of the Farmers Lease to rebuild and restore the Mortgaged Property at its sole cost and expense, or to the extent the Farmers Lease is terminated following any casualty, the applicable insurance proceeds will be deposited with the borrower or the lender; (iii) the Farmers Tenant maintains, either through a program of self-insurance (so long as the Farmers Tenant maintains a rating of “A-” or better by S&P) or third-party insurance, all or a portion of the Farmers Coverage; (iv) the Farmers Tenant, or any guarantor under the Farmers Lease, maintains the Farmers Coverage or, if not in compliance, is otherwise acceptable to the lender in its sole and absolute discretion; and (v) the borrower has provided to the lender certificates of insurance or other satisfactory evidence that the Farmers Tenant maintains the Farmers Coverage in full force and effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of certain such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage, if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction.  However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “–Environmental Considerations” above.

Appraised Value

The Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The appraisal obtained with respect to each Mortgage Loan contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of FIRREA, as in effect on the date the related appraisal was completed.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See also representation and warranty no. 28 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

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With respect to three (3) Mortgage Loans, The Met Apartments, Towne Center East and The Sunstone Apartments (collectively, 16.5%), the liability of the guarantor for the borrower’s filing of a voluntary bankruptcy petition is capped at 20% of the principal balance of the related Mortgage Loan.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), the obligations of the nonrecourse carveout guarantor for any guaranteed obligations for which the ILPT Industrial Portfolio Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) are capped at 15% of the outstanding principal balance of the ILPT Industrial Portfolio Whole Loan. In addition, voluntary transfers of either the Mortgaged Properties or equity interests in the borrowers made in violation of the ILPT Industrial Portfolio Whole Loan documents are recourse for losses only.

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With respect to The Met Apartments, Towne Center East, The Sunstone Apartments and Edgewood Apartments Mortgage Loans (collectively, 19.2%), the related borrower purchased environmental insurance in lieu of providing an environmental indemnity or recourse carve-out.

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With respect to the Anchor Danly - Ithaca Mortgage Loan (0.4%), the obligations of the nonrecourse carveout guarantor for any guaranteed obligations for which the Mortgage Loan documents provide loss recourse is limited in the case of fraud or intentional material misrepresentation in violation of the Mortgage Loan documents.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”:

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), the 1800 Union Airpark Boulevard Mortgaged Property is subject to two agreements pursuant to which it pays minimum service payments in lieu of taxes to the City of Union (the “City”) from the first tax year after the improvements have been completed (the “TIF Commencement”) until the earlier of (a) 10 years after the TIF Commencement or (b) the date on which the City can no longer require service payments in lieu of taxes. The City requires that the service payments mirror the amount of tax payments that would have otherwise been required on 75% of the increased assessed value, but in no case less than $10,958,710 (the “Minimum Service Payments)”, which are secured by a Minimum Service Payment lien on the Mortgaged Property. Under the Ohio Revised Code, such lien enjoys the same priority as a tax lien).

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), in order to incentivize the sole tenant at the 5142 and 5148 North Hanley Mortgaged Property, SKF USA (“SKF”), to locate to such Mortgaged Property, a fee interest in such Mortgaged Property was obtained by St. Louis County, St. Louis County ground leased the Mortgaged Property (the “Bond Lease”) to the applicable borrower’s predecessor-in-interest (the “Predecessor Entity”), bonds were issued by St. Louis County (the “County Bonds”) to the Predecessor Entity as payment for its costs in constructing the Mortgaged Property, and the Predecessor Entity, SKF, and St. Louis County entered into a performance agreement (the “Performance Agreement”). The rent payable by the borrower to the County under the Bond Lease is equal to the principal and interest payments due to the borrower under the County Bonds. During the term of the Bond Lease, the borrower is entitled to purchase all or any portion of the Mortgaged Property back from the County and terminate the Bond Lease, in return for tender and cancellation of all outstanding County Bonds. The borrower is also required to repurchase the Mortgaged Property and terminate the Bond Lease upon expiration of the Bond Lease or completion of the final bond payment, in each case in return for tender and cancellation of all outstanding County Bonds. The Bond Lease expires on the earlier of (i) the date the SKF lease is terminated and (ii) December 31, 2025. In connection with the foregoing arrangements, the related borrower is exempt from payment of real property taxes. Under the Performance Agreement, in lieu of real property taxes, the related borrower and SKF are jointly liable to make contributions to a special allocation fund in St. Louis, Missouri. The contributions amount is dependent on various employment milestones resulting in a total of at least 388 full time employees by December 2016, with such employment positions to be maintained through the end of the abatement period. Pursuant to the lease with the borrower, SKF is obligated to pay both the regular unabated taxes (when due) and the contribution payments as applicable. If the milestones are not met, the taxes will not be reduced or eliminated. Since SKF is responsible for direct payment of taxes at the full assessed value, no real estate taxes were underwritten. According to the appraisal, estimated unabated taxes following the expiration of the tax abatement, which is assumed to occur on December 31, 2025, are expected to be $754,225 in 2026.

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With respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%), the 945 Monument Drive Mortgaged Property has two separate tax abatement agreements in place, the “2013 Agreement” (respecting the original property assessment) and the “2015 Agreement” (respecting the expanded property assessment). Under each of the 2013 Agreement and the 2015 Agreement, the related borrower (a) was required to make an initial minimum investment in an aggregate total of $24,600,000 and (b) must meet various employment milestones resulting in an aggregate total of at least 130 full time employees by December 2018, with such employment positions to be maintained through the end of the abatement period. The agreed-upon abatement under the 2013 Agreement is a 75% deduction of the real property taxes for a 10-year period. According to the related appraisal, the 2015 Agreement reflects a 76.29% blended abatement rate, based on the Mortgaged Property’s expansion in late 2015. Per the appraiser, attempts to clarify the Mortgaged Property’s abatement percentage with the county assessor were unsuccessful. The appraisal assumes (a) that the Mortgaged Property is in year 3 of the tax abatement and (b) an 80% deduction of improved assessment. The sole tenant is required to pay taxes under its lease.

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With respect to the Presidential City Mortgage Loan (2.2%), the related Mortgaged Property benefits from a City of Philadelphia tax abatement program related to the recent redevelopment of the Mortgaged Property.  Under this program, the assessment attributable to new construction or renovations and their resulting real estate taxes are 100% abated for a period of ten years from the issuance of a certificate of occupancy; however, the assessment attributable to any existing structures and their underlying land remain in effect.  The buildings at the Mortgaged Property known as Jefferson and Adams have 9 years left on their abatements, the building known as Madison has 8 years left on its abatement and the building known as Washington has 7 years left on its abatement.  In the event the Mortgaged Property is sold, no new assessment would be automatically levied by the City of Philadelphia. However, taxpayers and the local school district have the right to appeal any assessment.  The appraisal estimated the value of the abatement to be approximately $14.0 million, based on 2.5% annual tax increases and a discount rate of 5.75%. The underwritten real estate taxes were based on the estimated 2020 taxes (net of the City of Philadelphia tax abatement) of $1,574,971 plus $174,738 for City Avenue special assessments. 2028 will be the first year that the full, unabated real estate taxes will be due for the Presidential City Mortgaged Properties.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fourteen (14) Mortgage Loans (collectively, 37.3%) are interest-only for the entire term of the Mortgage Loans to the stated maturity.

Twenty (20) Mortgage Loans (collectively, 33.8%) provide for payments of interest-only for the first 12 to 60 months following the loan origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date or on the related Anticipated Repayment Date.

Twenty-one (21) Mortgage Loans (collectively, 28.9%), provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
1	19	$297,152,676	43.1%
6	33	306,086,327	44.4
7	1	34,320,000	5.0
8	1	15,000,000	2.2
9	1	36,450,000	5.3
Total:	55	$689,009,003	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
0(1)	39	$448,975,526	65.2%
5	6	142,934,183	20.7
7	10	97,099,294	14.1
Total:	55	$689,009,003	100.0%

(1)	The Duane Reade - Columbia University Mortgage Loan (3.0%) allows one grace period of five business days per calendar year with respect to monetary defaults (other than the payment due on the maturity date).

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy.  All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). None of the Mortgage Loans accrue interest on the basis of a 360-day year consisting of 12, 30-day months (“30/360 Basis”).

ARD Loans

The LA Fitness Riverside Mortgage Loan (1.2%) (an “ARD Loan”), provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such Excess Interest will be required to be paid only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class Z certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to an ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions.  Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 payments) up to and including the stated maturity date or Anticipated Repayment Date, as applicable.  See Annex A-1 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing.  See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus.  In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

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will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

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if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-2 for more information on reserves relating to the fifteen (15) largest Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Forty-three (43) Mortgage Loans (collectively, 65.7%) each permit the related borrower, after a lockout period and prior to an open period, to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property.

Three (3) Mortgage Loans (collectively, 16.5%) each permit the related borrower to (i) prepay the Mortgage Loan at any time prior to the open period with the payment of the greater of a yield maintenance premium or 0.5% of the amount prepaid and (ii) from the earlier of (1) two years from the startup day or (2) 36 months after the origination date of the Mortgage Loan, either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 0.5% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

Seven (7) Mortgage Loans (collectively, 11.9%) each permit the related borrower, after a lockout period, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge or a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

One (1) Mortgage Loan (5.0%) permits the related borrower after a lockout period and prior to an open period to either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 1% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

One (1) Mortgage Loan (0.9%) permits the related borrower after a lockout period and prior to an open period to either (a) prepay the Mortgage Loan with the greater of a yield maintenance charge or a prepayment premium of 2% of the amount prepaid or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date or Anticipated Repayment Date, as applicable, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
2	1	1.0%
3	7	10.0
4	34	49.8
5	3	4.0
6	2	6.5
7	8	28.7
Total	55	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers and pledges to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●

the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of equity in borrower will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of forty-seven (47) of the Mortgage Loans (collectively, 87.2%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance

Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or any Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or scheduled to be outstanding as of the related Anticipated Repayment Date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●

With respect to the Farmers Insurance Mortgage Loan (5.3%), the Mortgage Loan documents provide that the borrower will have the one-time right after the lockout period and before April 9, 2029, to sell either of two certain subdivided parcels and obtain a release of such parcel from the lien of the related mortgage, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred and is continuing or will occur solely as a result of the partial release; (ii) the borrower defeases an amount of principal equal to (A) 115% of the allocated loan amount for the release parcel if such release is in connection with a sale of the release parcel to a bona fide third party purchaser or (B) 125% of the allocated loan amount for the release parcel if such release is in connection with a sale of the release parcel to an affiliate of the borrower; (iii) after giving effect to the partial release, the debt yield for the remaining Mortgaged Property is not less than the greater of (A) 9.9% and (B) the debt yield in effect immediately prior to the partial release; (iv) after giving effect to the partial release, the loan-to-value ratio for the remaining Mortgaged Property is not greater than the lesser of (A) 63.8% and (B) the loan-to-value ratio in effect immediately prior to the partial release; (v) the Partial Release is permitted under the terms of the Farmers Lease or any amendment, modification or termination thereof, in each case consented to by the lender; (vi) no event of default under the Farmers Lease has occurred or is reasonably expected to occur as a result of the Partial Release; and (vii) customary REMIC conditions are satisfied. In addition, the Mortgaged Property is currently subject to a master lease between the borrower and the sole tenant, Farmers Insurance Exchange (the “Farmers Lease”), and such master lease does not permit a partial release of the leased premises. Any partial release of the Mortgaged Property would require an amendment to the Farmers Lease permitting such partial release, and any such amendment to the Farmers Lease is at the lender’s discretion.

●

With respect to the Crimson Retail Portfolio Mortgage Loan (2.4%), the Mortgage Loan documents permit the release of an individual Mortgaged Property upon a transfer to a third party after the expiration of the lockout period; provided that, among other conditions: (i) the borrower defeases the Mortgage Loan in an amount equal to at least (A) 115% of the allocated loan amount with respect to either the South Plaza Mortgaged Property or the Office Depot Mortgaged Property, or (B) 120% of the allocated loan amount with respect to either the Little Elm Mortgaged Property or the JoAnn Fabrics Mortgaged Property; (ii) the debt service coverage ratio immediately following the release (based upon the trailing 12-month period immediately preceding the date of such determination) is not less than the greater of (A) 1.83x or (B) the debt service coverage ratio for all the Mortgaged Properties immediately preceding the release; (iii) the debt yield immediately following the release is not less than the greater of (A) 10.2% or (B) the debt yield for all the Mortgaged Properties immediately preceding the release; (iv) the loan-to-value ratio of all remaining Mortgaged Properties after the release is not greater than the lesser of (A) 72.5% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; (v) the borrower pays all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (vi) satisfaction of customary REMIC requirements.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not (i) assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or (ii) considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Forty-six (46) of the Mortgage Loans (collectively, 67.6%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-five (25) of the Mortgage Loans (collectively, 64.5%) are secured by office, mixed use, retail, other or industrial properties, and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, mixed use, retail, other and industrial properties only.

Forty-two (42) of the Mortgage Loans (collectively, 61.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-one (41) of the Mortgage Loans (collectively, 60.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-seven (27) of the Mortgage Loans (collectively, 45.7%) provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or provide a guaranty in lieu of maintaining cash reserves.  In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect or otherwise deal with rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Springing Lockbox	35	$305,711,428	44.4%
Hard Lockbox	15	242,703,376	35.2
Soft Lockbox(1)	5	140,594,198	20.4
Total	55	$689,009,003	100.0%

(1)	With respect to the Presidential City Mortgage Loan (2.2%), the Mortgage Loan documents are structured with a hard lockbox for the commercial tenants and a soft lockbox for the residential tenants.

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the issuing entity.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender) even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender).

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hotel properties are considered to have a soft lockbox if credit card receivables, cash, checks and “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

Exceptions to Underwriting Guidelines

All of the Mortgage Loans were originated in accordance with the respective sponsors’ underwriting standards.  See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Standards”,  “—Rialto Real Estate Fund III – Debt, LP—RREF’s Underwriting Guidelines and Processes” and “ —CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender, other than as described below under “—Other Secured Indebtedness”. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by a pledge of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR
United Healthcare Office	$20,000,000	2.9%	$6,000,000	$26,800,000	$52,800,000	5.5500%	66.7%	75.2%	1.56x	1.30x
Presidential City(1)	$15,000,000	2.2%	$72,400,000	$202,600,000	$290,000,000	4.3100%	30.8%	76.3%	4.30x	1.41x

(1)	The mezzanine debt for Presidential City reflects the aggregate of a senior mezzanine loan and a junior mezzanine loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and certain mezzanine loan guarantees), (b) so long as no event of default exists after the expiration of a mezzanine lender’s cure periods granted pursuant to the related intercreditor agreement with respect to such related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan must be made in accordance with the applicable mezzanine loan documents and the related Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender (or in the case of the Presidential City Mortgage Loan, the other mezzanine lender), and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower (and in the case of the Presidential City Mortgage Loan, the junior mezzanine lender may foreclose upon the membership interests in the related senior mezzanine borrower), which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (and in the case of the Presidential City Mortgage Loan, the lender has sent notice thereof to the related Mortgage Loan borrowers) or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan (and in the case of the Presidential City Mortgage Loan, the junior mezzanine lender has the right to purchase the senior mezzanine loan), in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Palm Beach Estates	$42,319,198	69.0%	N/A	10.8%	Yes
Gatlin Retail Portfolio	$9,971,924	80.7%	1.25x	7.7%	Yes

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and purchase rights described above.  The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation and/or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

See “Risk Factors—Risks Relating to the Mortgage Loans—Various Other Laws Could Affect the Exercise of Lender’s Rights”.

Preferred Equity

As of the Cut-off Date, each sponsor has informed us that it is unaware of any existing preferred equity with respect to the Mortgage Loans it is selling to the depositor.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s

Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent.  See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower or by additional assets representing at least a certain percentage of the overall collateral value.

In addition, the borrowers under some of the Mortgage Loans have incurred unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans identified on the following chart titled “Whole Loan Control Notes and Non-Control Notes” is part of a Whole Loan consisting of the Mortgage Loan and one or more related Companion Loans.  In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of each related Companion Loan (each, a “Companion Loan Holder”) are generally governed by a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and each related Companion Loan(s) are cross-collateralized and cross-defaulted.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Farmers Insurance	Note A-1 Note A-2	Control Non-Control	$60,000,000 $36,450,000	CSAIL 2019-C17 CSAIL 2019-C18
ILPT Industrial Portfolio

Note A-1

Note A-2

Note A-3

Note A-4

Note A-5

Note A-6

Note A-7

Note A-8

Note B-1-A

Note B-1-B

Note B-1-C

Note B-1-D

Note B-2-A

Note B-2-B

Note B-2-C

Note B-2-D

Note B-3-A

Note B-3-B

Note B-3-C

Note B-3-D

Non-Control(2)

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Control(2)

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

Non-Control

$50,000,000

$35,760,000

$39,240,000

$25,080,000

$25,000,000

$20,000,000

$10,000,000

$9,320,000

$24,240,000

$20,000,000

$5,200,000

$4,800,000

$18,180,000

$15,000,000

$3,900,000

$3,600,000

$18,180,000

$15,000,000

$3,900,000

$3,600,000

MSC 2019-L3

BANK 2019-BNK23(3)

BANK 2019-BNK23(3)

Bank of America, N.A.

CSAIL 2019-C18

UBS 2019-C18(4)

UBS 2019-C18(4)

CSAIL 2019-C18

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

Prima Mortgage Investment Trust, LLC

United Healthcare Office	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Control Non-Control Non-Control Non-Control Non-Control	$10,000,000 $10,000,000 $10,000,000 $10,000,000 $6,800,000	UBS 2019-C18(4) CSAIL 2019-C18 CSAIL 2019-C18 UBS 2019-C18(4) UBS 2019-C18(4)
Redwood Technology Center	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Non-Control Non-Control Control Non-Control Non-Control	$10,000,000 $10,000,000 $6,500,000 $5,000,000 $5,000,000	CSAIL 2019-C18 CSAIL 2019-C18 UBS 2019-C18(4) UBS 2019-C18(4) UBS 2019-C18(4)
Crimson Retail Portfolio	Note A-1 Note A-2	Control Non-Control	$16,556,250 $16,556,250	CSAIL 2019-C18 UBS 2019-C18(4)
Presidential City	Note A-1A Note A-1B Note A-1C Note A-1D Note A-1E Note A-1F Note B	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control	$57,000,000 $25,000,000 $15,000,000 $10,000,000 $5,000,000 $5,000,000 $100,600,000	SGCMS 2019-PREZ BBCMS 2019-C5(5) CSAIL 2019-C18 BBCMS 2019-C5(5) BBCMS 2019-C5(5) BBCMS 2019-C5(5) SGCMS 2019-PREZ
Gatlin Retail Portfolio	Note A-1 Note A-2	Control Non-Control	$13,736,326 $9,971,924	UBS 2019-C17 CSAIL 2019-C18
Phoenix Industrial Portfolio II	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	Control Non-Control Non-Control Non-Control Non-Control Non-Control	$20,000,000 $15,000,000 $15,000,000 $5,000,000 $5,000,000 $8,000,000	UBS 2019-C17 UBS 2019-C17 WFCM 2019-C54(6) WFCM 2019-C54(6) UBS 2019-C17 CSAIL 2019-C18
Del Mar Terrace Apartments	Note A-1 Note A-2	Control Non-Control	$9,500,000 $6,700,000	WFCM 2019-C52 CSAIL 2019-C18
Courtyard by Marriott Secaucus	Note A-1 Note A-2	Control Non-Control	$9,963,604 $4,981,802	UBS 2019-C17 CSAIL 2019-C18

(1)	The lender provides no assurances that any non-securitized notes will not be split further.

(2)	In the event that (i) an ILPT Industrial Portfolio Control Appraisal Event has occurred and/or (ii) the holder of Note B-1-A is a borrower party with respect to the ILPT Industrial Portfolio Whole Loan, Note A-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced A/B Whole Loan—The ILPT Industrial Portfolio Whole Loan”.

(3)	The BANK 2019-BNK23 transaction is expected to close on or about December 10, 2019.

(4)	The UBS 2019-C18 transaction is expected to close on or about December 20, 2019.

(5)	The BBCMS 2019-C5 transaction is expected to close on or about November 26, 2019.

(6)	The WFCM 2019-C54 transaction is expected to close on or about December 3, 2019.

The tables titled “Whole Loan Summary” and “Non-Serviced Whole Loans” in “Summary of Terms” provide certain information with respect to Mortgage Loans that have corresponding Companion Loans.

Set forth below is the identity of the initial Non-Serviced Directing Holder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Non-Serviced Whole Loans(1)

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Holder(2)
Farmers Insurance	CSAIL 2019-C17	CSAIL 2019-C17	Grass River Real Estate Credit Partners REIT LLC
ILPT Industrial Portfolio	MSC 2019-L3	Morgan Stanley Bank, N.A.	Morgan Stanley Bank, N.A.
Presidential City	SGCMS 2019-PREZ	SGCMS 2019-PREZ	Angelo, Gordon Co., L.P.
Gatlin Retail Portfolio	UBS 2019-C17	UBS 2019-C17	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Phoenix Industrial Portfolio II	UBS 2019-C17	UBS 2019-C17	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC
Del Mar Terrace Apartments	WFCM 2019-C52	WFCM 2019-C52	Argentic Securities Income USA LLC
Courtyard by Marriott Secaucus	UBS 2019-C17	USB 2019-C17	RREF III-D UBSCM 2019-C17 MOA-HRR, LLC

(1)	Does not include the United Healthcare Office Whole Loan or the Redwood Technology Center Whole Loan.

(2)	Or an equivalent entity.

“AB Whole Loan” means each of the Non-Serviced AB Whole Loans.

“Companion Loan Rating Agency” means any NRSRO rating any Serviced Companion Loan Securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement or the note held by the “Controlling Noteholder” as specified in the related Intercreditor Agreement.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note.  As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“MSC 2019-L3 PSA” means the pooling and servicing agreement governing the servicing of the ILPT Industrial Portfolio Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement.  As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note.  As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator”  means, with respect to each Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the related Mortgage Loan.

“Non-Serviced Directing Holder” means, with respect to each Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA and the related Non-Serviced Intercreditor Agreement.

“Non-Serviced Intercreditor Agreement” means, with respect to each Non-Serviced Whole Loan, the related Intercreditor Agreement governing the rights of the holders of the related Mortgage Loan and the related Non-Serviced Companion Loans.

“Non-Serviced Master Servicer”  means, with respect to each Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan”  means each Mortgage Loan that is part of a Non-Serviced Whole Loan.

“Non-Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan with no related Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each Non-Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Non-Serviced PSA”  means each pooling and servicing agreement or trust and servicing agreement governing the servicing of a Non-Serviced Whole Loan, as indicated in the chart above titled “Non-Serviced Whole Loans”.

“Non-Serviced Special Servicer”  means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan” means each of the Presidential City Subordinate Companion Loan and the ILPT Industrial Portfolio Subordinate Companion Loan.

“Non-Serviced Trustee”  means, with respect to each Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means (i) each of the Whole Loans in the chart titled “Non-Serviced Whole Loans” in “Summary of Terms” and (ii) a Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Redwood Technology Center PSA” means the pooling and servicing agreement governing the servicing of the Redwood Technology Center Whole Loan following the related Servicing Shift Securitization Date.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans.

“Serviced Companion Loan Holder” means the holder of a Serviced Companion Loan.

“Serviced Mortgage Loan” means each Mortgage Loan that is not a Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the related Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan with no related Subordinate Companion Loans.

“Serviced Pari Passu Whole Loan” means each Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Serviced Whole Loan” means (i) the Crimson Retail Portfolio Whole Loan and (ii) a Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means the Redwood Technology Center Mortgage Loan and the United Healthcare Office Mortgage Loan.

“Servicing Shift PSA” means the Redwood Technology Center PSA and the United Healthcare Office PSA.

“Servicing Shift Securitization Date” means, with respect to a Servicing Shift Whole Loan, the date on which the related controlling Pari Passu Companion Loan is securitized.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related controlling Pari Passu Companion Loan on and after the related Servicing Shift Securitization Date.

“SGCMS 2019-PREZ TSA” means the trust and servicing agreement governing the servicing of the Presidential City Whole Loan.

“Subordinate Companion Loan” means each of the Serviced Subordinate Companion Loans and the Non-Serviced Subordinate Companion Loans.

“United Healthcare Office PSA” means the pooling and servicing agreement governing the servicing of the United Healthcare Office Whole Loan following the related Servicing Shift Securitization Date.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement.  None of the master servicer, the special servicer or the trustee will be required to make a P&I advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole

Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Pari Passu Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement.  The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in some cases, a sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain fees, costs and expenses (such as a pro rata share of any Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Whole Loans.  With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to the Servicing Shift Whole Loans. With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”.  The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each such Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder for this securitization, if no Consultation Termination Event is continuing, or the operating advisor, during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).  In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation rights, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan.  Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent is not required from such Non-Controlling Holder if it is a borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Companion Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement.  No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make P&I advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance.  P&I Advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA.  None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.  The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted.  The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency).  The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, to any sale by a securitization trust).

Certain losses, liabilities, claims, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder (or equivalent party) under the related Non-Serviced PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement.  With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, if no Control Termination Event is continuing, will be entitled to exercise the consent and/or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the continuance of a “control termination event” or a consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew).  In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The custodian under the Non-Serviced PSA is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the related securitization trust (the “Non-Serviced Securitization Trust”), such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The ILPT Industrial Portfolio Whole Loan

General

The ILPT Industrial Portfolio Mortgage Loan (5.0%) is part of a whole loan structure (the “ILPT Industrial Portfolio Whole Loan”) comprised of eleven (11) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The ILPT Industrial Portfolio Mortgage Loan is evidenced by two promissory notes, Note A-5 and Note A-8 with an aggregate Cut-off Date Balance of $34,320,000 (the “ILPT Industrial Portfolio Mortgage Loan”). The ILPT Industrial Portfolio Whole Loan consists of (i) the ILPT Industrial Mortgage Loan, (ii) six (6) pari passu promissory notes (note A-1, note A-2, note A-3, note A-4, note A-6 and note A-7, collectively, the “ILPT Industrial Portfolio Pari Passu Companion Loans” and, together with the ILPT Industrial Portfolio Mortgage Loan, the “ILPT Industrial Portfolio Senior Notes”), and (iii) twelve (12) subordinate promissory notes (note B-1-A (the “ILPT Industrial Portfolio Note B-1-A”), note B-1-B, note B- 1-C, note B-1-D, note B-2-A, note B-2-B, note B-2-C, note B-2-D, note B-3-A, note B-3-B, note B-3-C and note B-3-D, collectively, the “ILPT Industrial Portfolio Subordinate Companion Loans”). The ILPT Industrial Portfolio Subordinate Companion Loans are subordinate in right of payment to the ILPT Industrial Portfolio Senior Notes during the continuance of an event of default under the ILPT Industrial Portfolio Mortgage Loan. The ILPT Industrial Portfolio Pari Passu Companion Loans and the ILPT Industrial Portfolio Subordinate Companion Loans are not included in the CSAIL 2019-C18 Trust.

The ILPT Industrial Portfolio Senior Notes and the ILPT Industrial Portfolio Subordinate Companion Loans are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on the ILPT Industrial Portfolio Senior Notes at a rate equal to 2.65326% per annum and on the ILPT Industrial Portfolio Subordinate Companion Loans at a rate equal to 4.40000% per annum. For purposes of the information presented in this prospectus with respect to the ILPT Industrial Portfolio Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information takes into account the ILPT Industrial Portfolio Senior Notes but does not take into account the ILPT Industrial Portfolio Subordinate Companion Loans.

The rights of the holders of the promissory notes evidencing the ILPT Industrial Portfolio Whole Loan are subject to an Intercreditor Agreement (the “ILPT Industrial Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the ILPT Industrial Portfolio Intercreditor Agreement.

Servicing

The ILPT Industrial Portfolio Whole Loan is serviced by Wells Fargo Bank, National Association, as master servicer (the “MSC 2019-L3 Master Servicer”), and is initially specially serviced by Situs Holdings, LLC, as the initial special servicer solely with respect to the ILPT Industrial Portfolio Whole Loan (in such capacity as used herein, the “MSC 2019-L3 Special Servicer”), under the MSC 2019- L3 PSA between Morgan Stanley Capital I Inc., as depositor, the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “MSC 2019-L3 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “MSC 2019-L3 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer in connection with the MSC 2019-L3 Mortgage Trust (into which Note A-1 (the “Lead Note A”) has been deposited), and, subject to the terms of the ILPT Industrial Portfolio Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any ILPT Industrial Portfolio noteholder will be effected in accordance with the MSC 2019-L3 PSA and the ILPT Industrial Portfolio Intercreditor Agreement.

Application of Payments

Distributions. Generally, as long as no ILPT Industrial Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the ILPT Industrial Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the ILPT Industrial Portfolio Intercreditor Agreement, in each case to the extent of available funds:

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first, to the Morgan Stanley Capital I Trust 2019-L3 as the holder of the Lead Note A (the “ILPT Industrial Portfolio Lead Note A Holder”) (or the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable), all unreimbursed costs and expenses paid by the ILPT Industrial Portfolio Lead Note A Holder (or paid or advanced by the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable) with respect to the ILPT Industrial Portfolio Whole Loan, including unreimbursed advances made by the ILPT Industrial Portfolio Lead Note A Holder and interest thereon;

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second, to the MSC 2019-L3 Master Servicer and the MSC 2019-L3 Special Servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the PSA;

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third, pro rata, based on their respective interest entitlements, to the ILPT Industrial Portfolio Senior Note holders and the ILPT Industrial Portfolio Subordinate Companion Loan holders, in an amount equal to the accrued and unpaid interest on the respective principal balances of such holders’ notes at the respective interest rates applicable to such notes (calculated at a per annum rate equal to the related interest rate, net of any applicable servicing fees);

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fourth, to the ILPT Industrial Portfolio Senior Note holders and the ILPT Industrial Portfolio Subordinate Companion Loan holders, pro rata (based on their respective initial principal balances), any principal payments received on the ILPT Industrial Portfolio Whole Loan for the related interest accrual period, to be applied in reduction of the principal balance of each related promissory note;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, first, to the ILPT Industrial Portfolio Senior Note holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Senior Note holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Senior Notes, and second, to the ILPT Industrial Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Subordinate Companion Loans in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Subordinate Companion Loans;

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sixth, to the ILPT Industrial Portfolio Note B-1-A holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

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seventh, any interest accrued at the mortgage loan default rate on the ILPT Industrial Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the ILPT Industrial Portfolio Whole Loan at the non-default interest rate, first, to the ILPT Industrial Portfolio Senior Note holders (subject to the allocation of such amount pursuant to the terms of the MSC 2019-L3 PSA), on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for the ILPT Industrial Portfolio Senior Notes over the non-default interest rate for the ILPT Industrial Portfolio Senior Notes; and second, to the ILPT Industrial Portfolio Subordinate Companion Loans holders, on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loans over (B) the non-default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loan;

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eighth, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loans holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the ILPT Industrial Portfolio Whole Loan (to the extent actually paid by the related borrower);

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ninth, to the extent not payable to the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer as additional servicing compensation under the MSC 2019-L3 PSA, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

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tenth, to each ILPT Industrial Portfolio Senior Note holder and the ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

Generally, for so long as an ILPT Industrial Portfolio Triggering Event of Default (as defined below) has occurred and is continuing, all amounts available for payment on the ILPT Industrial Portfolio Whole Loan (other than any amounts for required reserves or escrows required by the related mortgage loan documents and proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the Servicing Standard or the related mortgage loan documents), including, without limitation, payments received in connection with any guaranty or indemnity agreement, will be allocated in the following order of priority, subject to any deduction, reimbursement, recovery or other payment required or permitted under the ILPT Industrial Portfolio Intercreditor Agreement, in each case to the extent of available funds:

●	first, to the ILPT Industrial Portfolio Lead Note A Holder (or the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as

applicable), all unreimbursed costs and expenses paid by the ILPT Industrial Portfolio Lead Note A Holder (or paid or advanced by the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer or the MSC 2019-L3 Trustee, as applicable) with respect to the ILPT Industrial Portfolio Whole Loan, including unreimbursed advances made by the ILPT Industrial Portfolio Lead Note A Holder and interest thereon;

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second, to the MSC 2019-L3 Master Servicer and the MSC 2019-L3 Special Servicer, the applicable accrued and unpaid servicing fees, special servicing fees and any workout fee earned by them with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the MSC 2019-L3 PSA;

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third, to the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes at the related interest rate, net of any applicable servicing fees;

●	fourth, to the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis, until the principal balance of each such note has been paid in full;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, to the ILPT Industrial Portfolio Senior Note holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Senior Note holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Senior Notes;

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sixth, to the ILPT Industrial Portfolio Note B-1-A holder (or any person acting on its behalf), up to the amount of any unreimbursed advances or cure payments made by such holder (or such person acting on its behalf) and interest thereon at the applicable advance rate and all unreimbursed costs and expenses paid by such party, in each case, with respect to the ILPT Industrial Portfolio Whole Loan under the ILPT Industrial Portfolio Intercreditor Agreement or the PSA;

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seventh, to the ILPT Industrial Portfolio Subordinate Companion Loan holders on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans at the related interest rate, net of any applicable servicing fees;

●	eighth, to the ILPT Industrial Portfolio Subordinate Companion Loan holders on a pro rata and pari passu basis, until the principal balance of each such note has been paid in full;

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ninth, if the proceeds of any foreclosure sale or any liquidation of the ILPT Industrial Portfolio Whole Loan or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth, to the ILPT Industrial Portfolio Subordinate Companion Loan holders, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized principal losses previously allocated to the ILPT Industrial Portfolio Subordinate Companion Loan holders in accordance with the terms of the ILPT Industrial Portfolio Intercreditor Agreement, plus interest thereon at the interest rate applicable to such notes (net of servicing fees) compounded monthly from the date the related realized principal loss was allocated to the ILPT Industrial Portfolio Subordinate Companion Loans;

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tenth, any interest accrued at the mortgage loan default rate on the ILPT Industrial Portfolio Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the ILPT Industrial Portfolio Whole Loan at the non-default interest rate, first, to the ILPT Industrial Portfolio Senior Note holders (subject to the allocation of such amount pursuant to the terms of the MSC 2019-L3 PSA), on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Senior Notes on such payment date prior to the application of funds under this cash flow waterfall at the excess of the default interest rate for the ILPT Industrial Portfolio Senior Notes over the non-default interest rate for the ILPT Industrial Portfolio Senior Notes; and second, to the ILPT Industrial Portfolio Subordinate Companion Loans holders, on a pro rata and pari passu basis according to their entitlements, in an amount calculated on the aggregate principal balance of the ILPT Industrial Portfolio Subordinate Companion Loans prior to the application of funds under this cash flow waterfall at the excess of (A) the default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loans over (B) the non-default interest rate for the ILPT Industrial Portfolio Subordinate Companion Loan;

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eleventh, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loans holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any prepayment premiums or yield maintenance charges with respect to the ILPT Industrial Portfolio Whole Loan (to the extent actually paid by the related borrower);

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twelfth, to the extent not payable to the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer as additional servicing compensation under the MSC 2019-L3 PSA, to each ILPT Industrial Portfolio Senior Note holder and ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the relative outstanding principal balances of their notes, in each case prior to the application of funds under this cash flow waterfall), any extension fees, assumption fees and late payment charges, in each case to the extent actually paid by the related borrower; and

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thirteenth, to each ILPT Industrial Portfolio Senior Note holder and the ILPT Industrial Portfolio Subordinate Companion Loan holder, pro rata (based on the respective initial principal balances of such notes), any excess amount not otherwise applied pursuant to the provisions above.

“ILPT Industrial Portfolio Triggering Event of Default” means (i) any event of default with respect to an obligation of the ILPT Industrial Portfolio Whole Loan borrower to pay money due under such whole loan or (ii) any non- monetary event of default that causes the ILPT Industrial Portfolio Whole Loan to become a specially serviced mortgage loan (other than any imminent event of default). An ILPT Industrial Portfolio Triggering Event of Default will not exist to the extent the ILPT Industrial Portfolio Note B-1-A holder is exercising its cure rights as described below.

Consultation and Control

Consent Rights of the ILPT Industrial Portfolio Controlling Holder. Pursuant to the ILPT Industrial Portfolio Intercreditor Agreement, the ILPT Industrial Portfolio Controlling Holder (as defined below) is entitled to consent to the MSC 2019-L3 Master Servicer’s or the MSC 2019-L3 Special Servicer’s taking (as the case may be), subject to the Servicing Standard, of Major Decisions under the MSC 2019-L3 PSA, and certain additional servicing actions that constitute “Major Decisions” under the ILPT Industrial Portfolio Intercreditor Agreement (“ILPT Industrial Portfolio Major Decisions”).

Notwithstanding the foregoing, if the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer, as applicable, determines, in accordance with the Servicing Standard, that immediate action is necessary to protect the interests of the holders of the notes comprising the ILPT Industrial Portfolio Whole Loan (as a collective whole), the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer may take any such action without waiting for the ILPT Industrial Portfolio Controlling Holder’s

consent (but will be required to take reasonable efforts to inform the ILPT Industrial Portfolio Controlling Holder of such action). In addition, no advice, direction or objection from or by the ILPT Industrial Portfolio Controlling Holder may (and the holder of the ILPT Industrial Portfolio Mortgage Loan and any of the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer will be required to ignore and act without regard to any such advice, direction or objection that the Lead Note A Holder, the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer has determined, in its reasonable, good faith judgment, will) require or cause the Lead Note A Holder or any of the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer to violate any provision of the ILPT Industrial Portfolio Intercreditor Agreement, the related mortgage loan documents or the MSC 2019-L3 PSA (including any REMIC provisions), including each of the MSC 2019-L3 Master Servicer’s and the MSC 2019-L3 Special Servicer’s obligation to act in accordance with the Servicing Standard.

Consent Rights of the ILPT Industrial Portfolio Non-Lead Senior Note Holders. So long as an ILPT Industrial Portfolio Control Appraisal Event has occurred and is continuing, the MSC 2019-L3 Special Servicer shall (i) provide copies to each ILPT Industrial Portfolio Non-Lead Senior Note Holder (as defined below) of any notice, information and report that is required to be provided to the ILPT Industrial Portfolio Controlling Holder pursuant to the MSC 2019-L3 PSA with respect to any Major Decisions within the same time frame such notice, information and report is required to be provided to the ILPT Industrial Portfolio Controlling Holder, (ii) consult with each ILPT Industrial Portfolio Non-Lead Senior Note Holder on a strictly non-binding basis, to the extent having received such notices, information and reports such ILPT Industrial Non-Lead Senior Note Holder requests consultation with respect to any such Major Decision or the implementation of any recommended actions outlined in an asset status report and (iii) consider alternative actions recommended by any such ILPT Industrial Portfolio Non-Lead Senior Note Holder; provided that after the expiration of a period of ten (10) business days from the delivery to an ILPT Industrial Portfolio Non-Lead Senior Note Holder by the MSC 2019-L3 Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the MSC 2019-L3 Special Servicer shall no longer be obligated to consult with such ILPT Industrial Portfolio Non-Lead Senior Note Holder, whether or not such ILPT Industrial Portfolio Non-Lead Senior Note Holder has responded within such ten (10) business day period.

“ILPT Industrial Portfolio Non-Lead Senior Note Holder” means the holder of any of the ILPT Industrial Portfolio Senior Notes, other than the Lead Note A.

The Controlling Holder

The “ILPT Industrial Portfolio Controlling Holder” will be the holder of the ILPT Industrial Portfolio Note B-1-A; provided that (i) an ILPT Industrial Portfolio Control Appraisal Event has not occurred and (ii) the holder thereof is not a Borrower Party with respect to the ILPT Industrial Portfolio Whole Loan; provided, further, that if either of the conditions set forth in clauses (i) and (ii) above is not satisfied with respect to the ILPT Industrial Portfolio Note B-1-A, the ILPT Industrial Portfolio Controlling Holder will be the holder of the ILPT Industrial Portfolio Mortgage Loan. A “ILPT Industrial Portfolio Control Appraisal Event” will exist with respect to the ILPT Industrial Portfolio Subordinate Companion Loans if and for so long as (A) the aggregate closing date principal balance of such notes, together with any ILPT Industrial Portfolio Threshold Event Collateral (less payments of principal, appraisal reductions and realized principal losses allocated to such notes) is less than (B) 25% of the aggregate closing date principal balance of such notes (less payments of principal allocated to such notes).

Collateral Posting Rights. If an ILPT Industrial Portfolio Control Appraisal Event would otherwise result in the holder of the ILPT Industrial Portfolio Note B-1-A losing its status as the ILPT Industrial Portfolio Controlling Holder, such note holder will generally be entitled to retain that status by posting cash collateral or an unconditional and irrevocable standby letter of credit, in either case with the MSC 2019-L3 Trustee as the beneficiary and in a form that is acceptable to the MSC 2019-L3 Master Servicer or MSC 2019-L3 Special Servicer, as applicable, held by or on behalf of the MSC 2019-L3 Trustee, MSC 2019-L3 Master Servicer or MSC 2019-L3 Special Servicer, as applicable, within 30 days after the receipt of the relevant appraisal (such collateral, “ILPT Industrial Portfolio Threshold Event

Collateral”). ILPT Industrial Portfolio Threshold Event Collateral is required to be returned if and to the extent that the posting holder would be the ILPT Industrial Portfolio Controlling Holder without regard to such posted collateral.

Appraisal Rights. Appraisal reductions applicable to the ILPT Industrial Portfolio Whole Loan will be allocated, first to reduce the aggregate ILPT Industrial Portfolio Subordinate Companion Loan principal balance (which amounts will be applied to the ILPT Industrial Portfolio Subordinate Companion Loans on a pro rata and pari passu basis), and second to reduce the aggregate ILPT Industrial Portfolio Senior Note principal balance (which amounts will be applied to the ILPT Industrial Portfolio Senior Notes on a pro rata and pari passu basis), in each case up to the outstanding amount thereof. If at any time an appraisal reduction exists that would result in an ILPT Industrial Portfolio Control Appraisal Event with respect to the ILPT Industrial Portfolio Subordinate Companion Loans, the ILPT Industrial Portfolio Controlling Holder will be entitled at its expense to obtain and deliver, or require the MSC 2019-L3 Special Servicer to obtain and deliver, to the MSC 2019-L3 Master Servicer a second appraisal that satisfies the appraisal requirements for any such appraisal as set forth in the MSC 2019-L3 PSA. Upon receipt of such new appraisal, the MSC 2019-L3 Special Servicer will be required to recalculate (within 3 business days of receipt of such appraisal) the appraisal reduction in respect of the ILPT Industrial Portfolio Whole Loan. If, as a result of such calculation based on the new appraisal, an ILPT Industrial Portfolio Control Appraisal Event is no longer deemed to exist with respect to the ILPT Industrial Portfolio Subordinate Companion Loans, then the ILPT Industrial Portfolio Note B-1-A holder will be reinstated as the ILPT Industrial Portfolio Controlling Holder. Until the appraisal reduction is recalculated based on such new appraisal as described above, the first appraisal will control.

Appraisals that are permitted to be presented by any ILPT Industrial Portfolio Controlling Holder will be in addition to any appraisals that the MSC 2019-L3 Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard upon the occurrence of any material change or that the MSC 2019-L3 Special Servicer is otherwise required or permitted to order under the MSC 2019-L3 PSA without regard to any appraisal requests made by any ILPT Industrial Portfolio Controlling Holder.

Rights of the ILPT Industrial Portfolio Note B-1-A Holder.

The holder of the ILPT Industrial Portfolio Note B-1-A has certain rights under the ILPT Industrial Portfolio Intercreditor Agreement, including, among others, the rights described below.

Cure Rights. The holder of the ILPT Industrial Portfolio Note B-1-A, provided that such holder is not the related borrower or an affiliate thereof, has the right to cure monetary events of default (within 10 business days of receipt of notice thereof) or non-monetary events of default (within 30 days (subject to an extension of up to 90 days for a total of 120 days in certain circumstances) of receipt of notice thereof) with respect to the ILPT Industrial Portfolio Whole Loan. No more than 6 events of default may be cured over the life of the ILPT Industrial Portfolio Whole Loan and no more than 4 consecutive events of default may be cured. In the case of an event of default related to a delinquent Scheduled Payment, such cure will be deemed completed on the next loan payment date. So long as the ILPT Industrial Portfolio Note B-1-A holder is exercising a cure right and the cure period has not expired, the ILPT Industrial Portfolio Senior Note holders, the MSC 2019-L3 Master Servicer, the MSC 2019-L3 Special Servicer and the MSC 2019-L3 Trustee will not be permitted to treat such event of default as such for purposes of (i) accelerating the ILPT Industrial Portfolio Whole Loan, (ii) modifying, amending or waiving any provisions of the related mortgage loan documents, (iii) commencing foreclosure proceedings, (iv) transferring the ILPT Industrial Portfolio Whole Loan to special servicing or (v) the payment priorities described above under “Application of Payments—Distributions.”

Purchase Option. At any time that the ILPT Industrial Portfolio Whole Loan becomes and remains in default, upon written notice, the holder of the ILPT Industrial Portfolio Note B-1-A has the right to purchase each ILPT Industrial Portfolio Senior Note at a price generally equal to their aggregate unpaid principal balance, plus accrued and unpaid interest thereon at the applicable interest rate, plus any unreimbursed Advances made by the ILPT Industrial Portfolio Lead Note A Holder, and interest thereon, any accrued and unpaid servicing fees, certain liquidation fees and any unreimbursed costs and expenses incurred by the Lead Note A Holder.

Such purchase option will terminate on the earliest date to occur of (i) 180 days after delivery of notice to the ILPT Industrial Portfolio Note B-1-A holder of the related event of default, (ii) the cure of the event or circumstance resulting in the related event of default, (iii) consummation of a foreclosure in respect of the ILPT Industrial Portfolio Mortgaged Property, except that if the MSC 2019-L3 Special Servicer intends to accept a deed in lieu of foreclosure, the ILPT Industrial Portfolio Note B-1-A holder will have 30 business days from the date of notice thereof to exercise its purchase option, and (iv) the modification of the ILPT Industrial Portfolio mortgage loan documents effected in accordance with the ILPT Industrial Portfolio Intercreditor Agreement and the MSC 2019-L3 PSA.

Workout

Notwithstanding anything to the contrary, if the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer, as applicable, in connection with a workout of the ILPT Industrial Portfolio Whole Loan, modifies the terms thereof such that (i) the outstanding principal balance thereof is decreased, (ii) the interest rate thereon (or the interest rate of any of the ILPT Industrial Portfolio Senior Notes or the ILPT Industrial Portfolio Subordinate Companion Loans) is reduced, (iii) payments of interest or principal thereon are waived, reduced or deferred, other than a deferral of a balloon payment resulting solely from the extension of the maturity date by the MSC 2019-L3 Master Servicer or the MSC 2019-L3 Special Servicer pursuant to the terms of the MSC 2019-L3 PSA or (iv) any other adjustment is made to any of the payment terms of the ILPT Industrial Portfolio Whole Loan, the full adverse economic effect of such modification, waiver or amendment of amounts due will be borne, first, by the ILPT Industrial Portfolio Subordinate Companion Loans holders on a pro rata and pari passu basis (in each case up to the principal balance of such note, together with accrued interest thereon and any other amounts due such holder) and second, by the ILPT Industrial Portfolio Senior Note holders on a pro rata and pari passu basis (in case up to the principal balance of such note, together with accrued interest thereon at the applicable interest rate and any other amounts due such holder), and all distributions described under “Application of Payments—Distributions” above will be made accordingly.

Sale of Defaulted Whole Loan

If the ILPT Industrial Portfolio Mortgage Loan becomes a defaulted mortgage loan under the MSC 2019-L3 PSA, and if the MSC 2019-L3 Special Servicer decides to sell such defaulted mortgage loan, then the MSC 2019-L3 Special Servicer will be required to sell such defaulted mortgage loan in accordance with the procedures described under “Pooling and Servicing Agreement— Sale of Defaulted Loans and REO Properties”. A sale of any ILPT Industrial Portfolio Subordinate Companion Loan under such provisions would require the consent of the holder of such ILPT Industrial Portfolio Subordinate Companion Loan.

Special Servicer Appointment Rights

The ILPT Industrial Portfolio Controlling Holder may remove the existing MSC 2019-L3 Special Servicer for the ILPT Industrial Portfolio Whole Loan, with or without cause, and appoint a successor to the MSC 2019-L3 Special Servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants, set forth in the MSC 2019-L3 PSA.

The Presidential City Whole Loan

General

The Presidential City Mortgage Loan (2.2%) is part of the Presidential City Whole Loan (as defined below) comprised of 7 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “Presidential City Mortgaged Properties”).

The rights of the holders of the promissory notes evidencing the Presidential City Whole Loan (the “Presidential City Noteholders”) are subject to a co-lender agreement (the “Presidential City Co-Lender Agreement”).  The following summaries describe certain provisions of the Presidential City Co-Lender Agreement.

The Presidential City Mortgage Loan is evidenced by one senior pari passu promissory note designated as Note A-1C (the “Presidential City Mortgage Loan”), with a Cut-off Date Balance of $15,000,000.  The related Pari Passu Companion Loans (the “Presidential City Pari Passu Companion Loans” and, together with the Presidential City Mortgage Loan, the “Presidential City Senior Loans”), have an original aggregate principal balance of $102,000,000 and are evidenced by five senior pari passu promissory notes designated as Note A-1A, Note A-1B, Note A-1D, Note A-1E and Note A-1F.  The Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans are pari passu with each other in terms of priority.  There is also a Subordinate Companion Loan (the “Presidential City Subordinate Companion Loan”), evidenced by subordinate promissory Note B with an original principal balance of $100,600,000.  Neither the Presidential City Subordinate Companion Loan nor the Presidential City Pari Passu Companion Loans will be included in the issuing entity.  The Presidential City Subordinate Companion Loan, together with the Presidential City Pari Passu Companion Loans, are referred to in this prospectus as the “Presidential City Companion Loans” and the Presidential City Mortgage Loan, together with the Presidential City Companion Loans, are referred to in this prospectus as the “Presidential City Whole Loan”.

Servicing

The Presidential City Whole Loan will be serviced by KeyBank National Association, as servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-PREZ Servicer”) and AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer”) pursuant to the terms of the SGCMS 2019-PREZ TSA between SG Commercial Mortgage Securities, LLC, as depositor, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer, the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, and Wells Fargo Bank, National Association, as certificate administrator and as trustee, in connection with the SG Commercial Mortgage Securities Trust 2019-PREZ mortgage trust (the “SG Commercial Mortgage Securities Trust 2019-PREZ Trust”), into which Note A-1A and the Presidential City Subordinate Companion Loan have been deposited. Subject to the terms of the Presidential City Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Presidential City Noteholder will be effected in accordance with the SGCMS 2019-PREZ TSA.

The Presidential City Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Presidential City Whole Loan, as more fully described below.

Application of Payments

The Presidential City Co-Lender Agreement sets forth the respective rights of the holders of the Presidential City Mortgage Loan and the Presidential City Companion Loans with respect to distributions of funds received in respect of the Presidential City Whole Loan, and provides, in general, that:

●

the Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the Presidential City Subordinate Companion Loan is, generally, at all times, junior, subject and subordinate to the Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans, and the right of the holder of the Presidential City Subordinate Companion Loan to receive payments with respect to the Presidential City Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the Presidential City Mortgage Loan and the Presidential City Pari Passu Companion Loans to receive payments with respect to the Presidential City Whole Loan;

●

all expenses and losses relating to the Presidential City Whole Loan will, to the extent not paid by the related borrower, be allocated first to the Presidential City Subordinate Companion Loan Holder and second to the issuing entity, as holder of the Presidential City Mortgage Loan, and the holders of the Presidential City Pari Passu Companion Loans on a pro rata and pari passu basis.

If no Presidential City Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Presidential City Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the Presidential City Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans (other than default interest) to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Presidential City Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the Presidential City Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Presidential City Mortgage Loan and each Presidential City Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the Presidential City Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Presidential City Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the Presidential City Whole Loan pursuant to the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable Presidential City Senior Loan as a result of such workout, plus unpaid interest on the applicable Presidential City Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Fifth, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable Presidential City Senior Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Sixth, to the Presidential City Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the Presidential City Subordinate Companion Loan other than default interest) to the Presidential City Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Seventh, to the Presidential City Subordinate Companion Loan Holder, in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the Presidential City Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date after distribution to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, will be distributed to the Presidential City Subordinate Companion Loan Holder until the principal balance of the Presidential City Subordinate Companion Loan has been reduced to zero;

Eighth, to the Presidential City Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the Presidential City Subordinate Companion Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the Presidential City Subordinate Companion Loan has been reduced, such excess amount will be paid to the Presidential City Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Presidential City Subordinate Companion Loan as a result of such workout, plus unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-PREZ TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Presidential City Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the Presidential City Noteholders, pro rata, based on their respective percentage interests;

Eleventh, to pay any amounts actually collected on the Presidential City Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the Presidential City Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-PREZ TSA; and

Twelfth, if any excess amount is available to be distributed in respect of the Presidential City Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the Presidential City Noteholders in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Presidential City Whole Loan, (ii) a non-monetary event of default as to which the Presidential City Whole Loan becomes a specially serviced loan or (iii) any bankruptcy or insolvency event that constitutes an event of default (each, a “Presidential City Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the Presidential City Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans (other than default interest) to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable Presidential City Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, in each case until their respective note principal balances have been reduced to zero;

Third, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the Presidential City Mortgage Loan and each Presidential City Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the Presidential City Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Presidential City Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the Presidential City Whole Loan pursuant to the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA;

Fourth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable Presidential City Senior Loan as a result of such workout, plus unpaid interest on the applicable Presidential City Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Fifth, on a pro rata and pari passu basis, to the holders of the Presidential City Mortgage Loan and Presidential City Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable Presidential City Senior Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Sixth, to the Presidential City Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the Presidential City Subordinate Companion Loan other than default interest) to the Presidential City Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Seventh, to the Presidential City Subordinate Companion Loan Holder, until the principal balance of the Presidential City Subordinate Companion Loan has been reduced to zero;

Eighth, to the Presidential City Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the Presidential City Subordinate Companion Loan multiplied by (ii) the applicable ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Presidential City Whole Loan pursuant to the Presidential City Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Ninth, if the proceeds of any foreclosure sale or any liquidation of the Presidential City Whole Loan or the Presidential City Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the Presidential City Subordinate Companion Loan has been reduced, such excess amount will be paid to the Presidential City Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Presidential City Subordinate Companion Loan as a result of such workout, plus unpaid interest on the Presidential City Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-PREZ TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Presidential City Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the Presidential City Noteholders, pro rata, based on their respective percentage interests;

Eleventh, to pay any amounts actually collected on the Presidential City Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the Presidential City Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-PREZ TSA; and

Twelfth, if any excess amount is available to be distributed in respect of the Presidential City Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the Presidential City Noteholders in accordance with their respective percentage interests.

The Directing Holder

The controlling noteholder (the “Presidential City Directing Holder”) under the Presidential City Co-Lender Agreement, as of any date of determination, is:

●	initially, the Presidential City Subordinate Companion Loan Holder; and

●	if a Presidential City Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of Note A-1A.

The Presidential City Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-PREZ securitization. As a result, so long as the Presidential City Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-PREZ trust, such rights may be exercised by the Directing Holder of the SG Commercial Mortgage Securities Trust 2019-PREZ securitization.

A “Presidential City Subordinate Companion Loan Control Appraisal Period” will exist with respect to the Presidential City Whole Loan, if and for so long as: (A) (I) (1) the initial principal balance of the Presidential City Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Presidential City Subordinate Companion Loan after the date of creation of the Presidential City Subordinate Companion Loan, (y) any appraisal reduction amount for the Presidential City Whole Loan that is allocated to the Presidential City Subordinate Companion Loan and (z) any losses realized with respect to the Presidential City Mortgaged Property or the Presidential City Whole Loan that are allocated to the Presidential City Subordinate Companion Loan, is less than (II) twenty-five percent (25%) of the remainder of the (i) initial principal balance of the Presidential City Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Presidential City Subordinate Companion Loan on the Presidential City Subordinate Companion Loan after the date of creation of the Presidential City Subordinate Companion Loan; or (B) any interest in the Presidential City Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the Presidential City Subordinate Companion Loan as the Directing Holder.

Consultation and Control

The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer and the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to notify the Presidential City Directing Holder (as defined above) (or its designee) and receive written consent with major decisions, as defined in the SGCMS 2019-PREZ TSA (“Presidential City Major Decisions”).

Neither the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer nor the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to follow any advice or consultation provided by the Presidential City Directing Holder (or its representative) that would require or cause the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, to violate provisions of the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA, require or cause the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, to violate the terms of the Presidential City Whole Loan, or materially expand the scope of any responsibilities of the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer, as applicable, under the Presidential City Co-Lender Agreement or the SGCMS 2019-PREZ TSA.

In addition, pursuant to the terms of the Presidential City Co-Lender Agreement, during the continuation of a Presidential City Subordinate Companion Loan Control Appraisal Period (1) the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will be required to provide to the holder of the Presidential City Mortgage Loan (i) notice, information and reports with respect to any Presidential City Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-PREZ Trust pursuant to the SGCMS 2019-PREZ TSA) without regard to whether a control termination event has occurred) and (ii) a summary of the asset status report relating to the Presidential City Whole Loan and (2) the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will be required to consult with the holder of the Presidential City Mortgage Loan (or its representative) on a non-binding basis with respect to any Presidential City Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the Presidential City Whole Loan, and consider alternative actions recommended by the holders of the Presidential City Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery to the holder of the Presidential City Mortgage Loan (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of the Presidential City Mortgage Loan (or its representative), whether or not such holder of the Presidential City Mortgage Loan (or its representative) has responded within such 10 business day consultation period unless, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal).  Notwithstanding the consultation rights of the holder of the Presidential City Mortgage Loan (or its representative) described above, the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) may make any Presidential City Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the Presidential City Whole Loan.  The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer (or the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holder of the Presidential City Mortgage Loan (or its representative).

Sale of Defaulted Whole Loan

Pursuant to the terms of the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, if an event of default has occurred and is continuing, and if the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer determines to sell the Presidential City Mortgage Loan and the Presidential City Companion Loans, then the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will have the right and obligation to sell the Presidential City Mortgage Loan together with the Presidential City Companion Loans as notes evidencing one whole loan in accordance with the terms of the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, subject to the applicable consent rights of the Presidential City Directing Holder.  In connection with any such sale, the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to follow the procedures set forth in the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, including the provision that requires fifteen (15) business days’ prior written notice to the Presidential City Noteholders of the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer’s intention to sell the Presidential City Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA, the Presidential City Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer then acting with respect to the Presidential City Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Presidential City Mortgage Loan, the Presidential City Pari Passu Companion Loans and the Presidential City Subordinate Companion Loan (or their representatives).

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the fifteen (15) largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-2.

The description in this prospectus, including Annex A-1 and A-2 of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2019 and ending on a hypothetical Determination Date in December 2019.  In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Column Financial, Inc. (and (i) solely with respect to the Duane Reade – Columbia University, Bemidji Mixed Use Portfolio, Allen Ridge Luxury Apartments, Studio 9Forty Apartments and Middlefield MHC Mortgage Loans, Bayview Commercial Mortgage Finance, LLC, and (ii) solely with respect to the Paradise Shoppes of Summerville Mortgage Loan, Regions Bank), BSPRT CMBS Finance, LLC (solely with respect to all of the Mortgage Loans being sold to the depositor by Rialto Real Estate Fund III – Debt, LP), Societe Generale Financial Corporation, UBS AG, New York Branch (and (i) solely with respect to the ILPT Industrial Portfolio Mortgage Loan, Morgan Stanley Bank, N.A. and Bank of America N.A. and (ii) solely with respect to the Alma Elliot Square Shopping Center Mortgage Loan, Greystone Servicing Company LLC) and CIBC Inc. are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Column Financial, Inc., Rialto Real Estate Fund III – Debt, LP, UBS AG, New York Branch, Societe Generale Financial Corporation and CIBC Inc. on or about December 12, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Column Financial, Inc.

General

Column Financial, Inc. (“Column”) is a Delaware corporation. Column is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter, through common parent ownership. In addition, Column is an affiliate of the depositor. Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000. Column’s primary business is the underwriting, origination, acquisition and sale of mortgage loans secured by commercial or multifamily properties.

Column is a Sponsor of this securitization and one of the mortgage loan sellers. Column is the seller of eleven (11) Mortgage Loans (collectively, 31.3%) (the “Column Mortgage Loans”). Column originated (or co-originated) and underwrote (or acquired and reunderwrote) all of the Column Mortgage Loans. Column is an affiliate of the depositor and one of the underwriters.

Column’s Securitization Program

Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States. Column originates mortgage loans principally for securitization. Column also acquires multifamily and commercial mortgage loans from other lenders. Column sells the majority of the loans it originates through CMBS securitizations. Column, with its commercial mortgage lending affiliates, has been involved in the securitization of commercial mortgage loans since 1993. Since the beginning of 2014 through October 31, 2019, Column has funded in excess of $25 billion of commercial and multifamily loans and has acted as a sponsor with respect to more than fifty (50) commercial mortgage securitization transactions to which it had contributed more than $20 billion of commercial and multifamily loans.

Column originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Credit Suisse Securities (USA) LLC, and other underwriters, Column works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator.

Neither Column nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the certificates or the Column Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related MLPA.

Review of Column Mortgage Loans

Overview. Column, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the Column Mortgage Loans, that it will be contributing to this securitization. The review of the Column Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”). The review procedures described below were employed with respect to all of the Column Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of a Column Mortgage Loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column Mortgage Loan may have been prepared by the related co-originator or originating party and reviewed by Column. In addition, such co-originator or originating party, rather than Column, may have engaged the third parties involved in the review process for the benefit of Column. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process. After origination or acquisition of each Column Mortgage Loan, the Column Deal Team updated the information in the database with respect to such Column Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Column Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Column Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Column engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in this prospectus regarding the Mortgage Loans originated by Column. These procedures include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the Column Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column Mortgage Loans for disclosure. In anticipation of the securitization of each Column Mortgage Loan, origination counsel (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents. In addition, origination counsel for each Column Mortgage Loan (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) reviewed Column’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreement relating to certain Column Mortgage Loans, (ii) a review of the legal data records referred to above relating to the Column Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and/or securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column Mortgage Loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column Mortgage Loan. In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column Mortgage Loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column Mortgage Loans to confirm that the Column Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Column Mortgage Loans in this prospectus is accurate in all material respects. Column also determined that the Column Mortgage Loans were originated in accordance with Column’s origination procedures and underwriting criteria. Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Column Qualification Criteria”). Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis. Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable. Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt. Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors. Column evaluates the borrower, its principals and/or the loan borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience.

Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf or in the case of certain acquired loans, on behalf of the related seller):

(i)   Appraisals. Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)   Environmental Assessment. In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)  Engineering Assessment. In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)  Seismic Report. In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column. The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●

Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●

Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

Column may determine that establishing any of the foregoing escrows or reserves is not warranted given the existence of any one or more of the following circumstances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) Column having structured springing escrows that arise for identified risks, (v) Column having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by Column may vary from, or may not comply with, Column’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by Column, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Column originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Column as the payee. Column has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. Column may also acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts. Five (5) of the Column Mortgage Loans, Duane Reade – Columbia University, Bemidji Mixed Use Portfolio, Allen Ridge Luxury Apartments, Studio 9Forty Apartments and Middlefield MHC (collectively, 6.1%), were originated by Bayview Commercial Mortgage Finance, LLC. One (1) of the Column Mortgage Loans, Paradise Shoppes of Summerville (1.4%), was originated by Regions Bank.

Exceptions to Column’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of Column’s Mortgage Loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s Mortgage Loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with certain loans acquired by Column, Column may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan.

The Column Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on August 14, 2019. Credit Suisse’s Central Index Key is 0000802106. With respect to the period from and including October 1, 2016 to and including September 30, 2019, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	#** (v)	$ (w)	% of principal balance (x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100%	0	0	0.00%	0	$0	0.00%	0	$0	0.00%	0	0	0.00%	1	$78,000,000*	100%
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	1	$78,000,000	100%
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.97%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	1.0%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.97%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	1	$1,086,094	1.0%
Credit Suisse Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	6.19%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	6.19%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	6.19%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	6.19%	0	$0	0.00%	0	$0	0.00%
Opus Bank Multifamily Housing Mortgage Loan Trust 2016-Q003		Opus Bank	321	$509,007,767	100%	1	$1,069,712	0.27%	1	$1,069,712***	0.27%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
			321	$509,007,767	100%	1	$1,069,712	0.27%	1	$1,069,712**	0.27%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			848	$9,164,819,840		5	$93,452,806		1	$1,069,712		0	$0		2	$13,300,000		0	$0		2	$79,083,094
Asset Class: RMBS
TBW Mortgage-Backed Trust 2007-2 (CIK 0001399456)	X	Taylor Bean & Whitaker Mortgage Corporation	3,452	$649,173,438	100%	1,044	$208,587,967	209.18%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			3,452	$649,173,438	100%	1,044	$208,587,967	218.53%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%

CSMC 2014-OAK1	X	Amerisave	5	$3,446,000	1.2%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
		Blue Hills BK	24	$15,070,250	5.4%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Caliber Funding	9	$7,635,000	2.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guaranteed Rate	12	$8,865,600	3.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guild MTG	4	$3,355,000	1.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Homestreet	56	$35,553,545	12.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		JMAC Lending	4	$4,609,999	1.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Kinecta FCU	19	$14,326,800	5.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Various small originators	143	$100,962,822	36.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Prime Lending	22	$16,872,725	6.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Provident Funding	40	$30,030,050	10.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Radius Financial Group Inc	21	$15,976,600	5.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Stonegate MTG Associates	31	$23,342,795	8.3%	0	0	0.00	0	0	0.00	0	0	0.00	1	$894,400	0.86%	0	0	0.00	0	0	0.00
Total by Issuing Entity			390	$280,047,186	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	1	$894,400	0.86%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			3,842	$929,220,624		1,044	$208,587,967		0	$0		0	$0	0%	1	$894,400		0	$0		0	$0

Total for All Asset Classes			4,690	$10,094,040,464		1,049	$302,040,773		1	$1,069,712		0	$0		3	$14,194,000		0	$0		2	$79,083,094

*

Demand was made with respect to the related asset on February 16, 2012. Column Financial, Inc. identified such demand as a demand in dispute in August 2012. The party demanding repurchase or replacement of such asset has not responded to the most recent such dispute of such claim as of June 30, 2019. Furthermore, the mortgaged property securing the subject loan was liquidated in April 2019 and the trust was terminated on May 15, 2019. As a result, such demand is reflected herein as a demand rejected.

**

Includes loans for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal during the reporting period covered by this Form ABS-15G. The demand related to loans reported in this column may have been received prior to the reporting period covered by this Form ABS-15G.

**	The subject loan was repurchased in the third quarter of 2017.

The following notes apply generally to the table above:

a)

With respect to all asset classes, Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse. Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus has not been verified by any third party.

b)

With respect to the RMBS asset class, assets included in “Assets Subject of Demand” include only assets where a demand was made during or prior to the reporting period for which we have not yet completed our initial investigation and assigned such assets to one of the other categories as of the end of the reporting period. With respect to the RMBS asset class, assets included in “Assets That Were Repurchased or Replaced” include assets that were previously liquidated and for which a make-whole payment was made in lieu of repurchase. With respect to the RMBS asset class, assets included in “Assets Pending Repurchase or Replacement” include only assets for which a decision to repurchase, replace or make-whole has been approved but such action has not been completed, and are shown without regard to cure period status. With respect to the RMBS asset class, the principal balances appearing in columns (h), (k), (n), (q), (t) and (w) and the percentages appearing in columns (i), (l), (o), (r), (u) and (x) reflect the following: (i) for denominator for percentage calculations: aggregate pool principal balance of all assets in the pool as reported to security holders as of the end of the reporting period; (ii) for each asset relating to columns (h), (i), (t), (u), (w) and (x): outstanding principal balance of such asset; (iii) for each asset relating to columns (k) and (l): outstanding principal balance of such asset at time of repurchase, replacement or make-whole, plus fees, penalties and accrued interest; and, (iv) for each asset relating to columns (n), (o), (q) and (r): if known, outstanding principal balance of such asset, plus outstanding fees, penalties and accrued interest; otherwise original principal balance of such asset.

c)

The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

d)

The information in the Form ABS-15G does not include any previously reported repurchase request or demand, where such repurchase request or demand was subsequently withdrawn and was reflected as having been withdrawn in a prior reporting period, unless there has been a been a change in reporting status with respect to such repurchase request or demand during the current reporting period from the status previously reported.

With regard to securitization activity not covered by its affiliated securitizers, Column most recently filed a Form ABS-15G on February 14, 2019. With respect to the period from and including October 1, 2016 to and including September 30, 2019, Column had no activity to report. Column’s Central Index Key is 0001628601. Other than as otherwise identified in the tables above in the Forms ABS-15G filed with the SEC by its affiliated securitizers, Column has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Litigation

Column is currently engaged in, and may from time to time be engaged in, litigation with respect to certain commercial mortgage-backed securities transactions or in connection with its origination and securitization activities. Certain of such legal proceedings involve, or may involve, claims for the repurchase of one or more mortgage loans by Column from commercial mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents; other legal proceedings involve, or may involve, other types of claims, including fraud and breach of contract. While none of the foregoing existing actions are currently expected be material to Column, no assurance can be given that one or more of such actions will not ultimately result in material liability to Column.

Retained Interests in This Securitization

Neither Column nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Column, or its affiliates, may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Column Financial, Inc.” has been provided by Column.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch’s has previously securitized an aggregate of approximately $6,669,528,332 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated, co-originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-3), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●

comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-2, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York

Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated (or acquired and re-underwritten) in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on August 14, 2019. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including September 30, 2019, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2017-C1	X	UBS AG, New York Branch	17	311,792,500.00	32.5%	1	4,100,000.00	0.4%	1	4,100,000.00	0.4%	0	—	0.0%	0	—	0.0%		—	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.

3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.

4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.

8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).

9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.

10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

Rialto Real Estate Fund III – Debt, LP

General

Rialto Real Estate Fund III – Debt, LP (“RREF”) is a Delaware limited partnership. RREF is managed by Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), an affiliate of Rialto Capital Advisors, LLC (“RCA”), the special servicer. RREF is an affiliate of the holder of the VRR Interest, the risk retention consultation party and the entity that is the initial directing certificateholder. RREF’s principal offices are located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RREF has approximately $1.52 billion in closed capital commitments, and is a closed-end, commingled fund that seeks superior, risk-adjusted returns from real estate opportunities of all types, which meet RREF’s targeted return. RREF is focused on debt and equity investment opportunities related to assets and businesses involved in the commercial and residential real estate sectors and commercial mortgage-backed securities.

RREF is managed by RCM. RCM, together with its affiliate RCA (together, “Rialto”), is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, Rialto was acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with Rialto’s management team. Stone Point is a financial services and asset management-focused private equity firm based in Greenwich Connecticut. As of September 30, 2019, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity fund structures, including RREF (collectively, the “Funds”), and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $5.0 billion of regulatory assets under management in the aggregate. Of the nine Funds, five are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $7.1 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 112 securitizations totaling approximately $118 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

Rialto Management Group, LLC, together with its subsidiaries RCA and RCM (excluding Stone Point) had 234 employees as of September 30, 2019 and is headquartered in Miami with main offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RREF is a Sponsor, and the Retaining Sponsor, of this securitization and one of the mortgage loan sellers. RREF is the seller of thirteen (13) Mortgage Loans (15.2%) (the “RREF Mortgage Loans”). RREF acquired the RREF Mortgage Loans from BSPRT CMBS Finance, LLC, an affiliate of Benefit Street Partners L.L.C., and re-underwrote all of the RREF Mortgage Loans in accordance with the underwriting guidelines and processes described below.

Some or all of the RREF Mortgage Loans are (or as of the Closing Date may be) subject to repurchase facilities. If such is the case at the time the certificates are issued, RREF will use the proceeds from its sale of the RREF Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused RREF Mortgage Loans from the repurchase agreement counterparties so that such RREF Mortgage Loans are free and clear of any liens. The certificate administrator is the interim custodian of the loan documents with respect to four of the RREF Mortgage Loans, which have an aggregate Cut-off Date Balance of $57,199,785.

Pursuant to certain interim servicing arrangements, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by RREF or its affiliates, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

RREF’s Securitization Program

This is the fifth commercial mortgage securitization to which RREF is contributing loans. RREF began acquiring loans in 2016, and has not been involved in the securitization of any other types of financial assets. RREF acquires loans from unaffiliated third-party originators, and the commercial mortgage loans acquired by RREF include both fixed- and floating-rate loans throughout the United States secured by, but not limited to, retail, multifamily, hospitality and self-storage properties.

In connection with this commercial mortgage securitization transaction, RREF will transfer the RREF Mortgage Loans to the depositor, who will then transfer the RREF Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the RREF Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, RREF will work with rating agencies, the other mortgage loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a mortgage loan purchase agreement, RREF will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the RREF Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, RREF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Neither RREF nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against RREF for any losses or other claims in connection with the certificates or the RREF Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by RREF in the related MLPA.

Review of RREF Mortgage Loans

Overview. RREF, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the RREF Mortgage Loans (15.2%) that it will be contributing to this securitization. The review of the RREF Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of RREF or one or more of RREF’s affiliates, or, in certain circumstances, are consultants engaged by RREF (collectively, the “RREF Deal Team”). The review procedures described below were employed with respect to all of the RREF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of all of the RREF Mortgage Loans, some or all of the information about such RREF Mortgage Loan may have been prepared by the related originator or originating party and reviewed by RREF. In addition, such originator or originating party, rather than RREF, may have engaged the third parties involved in the review process for the benefit of RREF. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the RREF Deal Team updated its internal database of loan-level and property-level information relating to each RREF Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third-party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by RREF during the underwriting process. After acquisition of each RREF Mortgage Loan, the RREF Deal Team updated the information in the database with respect to such RREF Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the RREF Deal Team.

A data tape (the “RREF Data Tape”) containing detailed information regarding the RREF Mortgage Loans was created from the information in the database referred to in the prior paragraph. The RREF Data Tape was used by the RREF Deal Team to provide the numerical information regarding the RREF Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor on behalf of RREF engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed or provided by RREF relating to information in this prospectus regarding the Mortgage Loans acquired by RREF. These procedures include:

●	comparing the information in the RREF Data Tape against various source documents provided by RREF that are described above under “—Database”;

●	comparing numerical information regarding the RREF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the RREF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. RREF engaged various law firms to conduct certain legal reviews of the RREF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each RREF Mortgage Loan, RREF’s origination counsel prepared a loan and property summary or a due diligence questionnaire that sets forth salient loan terms. In addition, origination counsel for each RREF Mortgage Loan (or RREF’s counsel in connection with the acquisition of the RREF Mortgage Loans) reviewed RREF’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the RREF Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreements relating to certain RREF Mortgage Loans, (ii) a review of the legal data records referred to above relating to the RREF Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the RREF Deal Team. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each RREF Mortgage Loan for compliance with the REMIC provisions of the Code.

Securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by RREF, with respect to any pending litigation that existed at the origination or acquisition of any RREF Mortgage Loan that is material and not covered by insurance, RREF requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. RREF confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a RREF Mortgage Loan. In addition, if RREF became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a RREF Mortgage Loan, RREF obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The RREF Deal Team also consulted with RREF personnel responsible for the acquisition of the RREF Mortgage Loans to confirm that the RREF Mortgage Loans were acquired in compliance with the origination and underwriting criteria described below under “—RREF’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to RREF’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, RREF determined that the disclosure regarding the RREF Mortgage Loans in this prospectus is accurate in all material respects. RREF also determined that the RREF Mortgage Loans were acquired in accordance with RREF’s underwriting criteria, except as described under “—Exceptions to RREF’s Disclosed Underwriting Guidelines” below. RREF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. RREF will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. RREF, and, if appropriate, its legal counsel, will review the Mortgage Loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “RREF Qualification Criteria”). RREF will engage a third party accounting firm to compare the RREF Qualification Criteria against the underlying source documentation to verify the accuracy of the review by RREF and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by RREF to render any tax opinion required in connection with the substitution.

RREF’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination or acquisition procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of RREF with respect to multifamily and commercial mortgage loans acquired by RREF.

Loan Analysis. RREF generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. RREF’s credit underwriting also generally includes a review of third-party appraisal, environmental, building condition and seismic reports, if applicable. Generally, RREF performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. RREF assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be acquired by RREF must be approved by an investment committee, which includes senior personnel from RREF or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. RREF’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination or acquisition of a loan. In determining a debt service coverage ratio, RREF may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by RREF and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, RREF may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans acquired by RREF, there may exist subordinate mortgage debt or mezzanine debt. RREF may acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third-party appraisal.

Evaluation of Borrower, Principals and/or Loan Sponsors. RREF evaluates the borrower, its principals and/or the loan sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the loan sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or loan sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain loan sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a loan sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that RREF may be the lender on or acquire that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt. Third Party Reports. As part of the underwriting process, RREF will obtain the reports described below (or review third party reports obtained on its behalf or in the case of acquired loans, on behalf of the related seller):

(i)   Appraisals. RREF will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)   Environmental Assessment. In connection with the origination or acquisition process, RREF will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, RREF may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when RREF or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, RREF may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to RREF) at the time of origination of the mortgage loan to complete such remediation within a specified period of time, or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)  Engineering Assessment. In connection with the origination or acquisition process, RREF will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, RREF will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)  Seismic Report. In connection with the origination or acquisition process, RREF will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, RREF will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. RREF may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, RREF may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans acquired by RREF. The required escrows for mortgage loans acquired by RREF are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide RREF with sufficient funds to satisfy all taxes and assessments. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or RREF may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide RREF with sufficient funds to pay all insurance premiums. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. RREF may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

RREF may determine that establishing any of the foregoing escrows or reserves is not warranted given any one or more of (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) RREF’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) the related originator having structured springing escrows that arise for identified risks, (v) RREF having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) RREF’s belief that there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—RREF’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by RREF may vary from, or may not comply with, RREF’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by RREF, RREF may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

RREF has in the past and may in the future acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts.

Exceptions to RREF’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of RREF’s Mortgage Loans may vary from the specific RREF underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of RREF’s Mortgage Loans, RREF may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with loans acquired by RREF, RREF may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan. For any material exceptions to RREF’s underwriting guidelines described above in respect of the RREF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

The RREF Mortgage Loans were originated or acquired in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

RREF’s CIK number is 0001654834. RREF most recently filed a Form ABS-15G on February 13, 2019. With respect to the period from and including November 29, 2018 (the date of the first securitization into which RREF sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including September 30, 2019, RREF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act, as amended, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

RREF is an affiliate of (i) RCA, the expected special servicer, (ii) RREF III-D CSAIL 2019-C18 MOA, LLC, the entity expected to be appointed as the Risk Retention Consultation Party and holder of the VRR Interest, (iii) RREF III-D CSAIL 2019-C18, LLC, the entity that is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates, and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise the “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date, (iv) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the entity that is expected to be the holder of the “eligible horizontal residual interest” and expected to be the initial Controlling Class Certificateholder and be appointed as the initial Directing Certificateholder and (v) Situs Holdings, LLC, which is an initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. Except as described above, as of the Closing Date, neither RREF nor any of its affiliates are expected to retain any Certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF or its affiliates may retain or own in the future certain other classes of certificates and any such party will have the right to dispose of such certificates at any time.

The information set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Real Estate Finance Fund III – Debt, LP” has been provided by RREF.

CIBC Inc.

General

CIBC Inc. (“CIBC”), a Delaware corporation whose principal office is located in New York, New York, is a sponsor and mortgage loan seller in this transaction. CIBC is an affiliate of CIBC World Markets Corp., an underwriter for the offering of the Offered Certificates. CIBC is a wholly owned subsidiary of Canadian Imperial Holdings Inc. Canadian Imperial Holdings Inc. is a wholly-owned subsidiary of CIBC Bancorp USA Inc., also a Delaware corporation, which is a majority owned subsidiary of Canadian Imperial Bank of Commerce. Canadian Imperial Bank of Commerce is a bank chartered under the Bank Act of Canada, having its head office in the City of Toronto, in the Province of Ontario, Canada. It is licensed to do business in the United States through its agency located in New York, New York.

CIBC’s Commercial Mortgage Securitization Program

CIBC underwrites and originates mortgage loans secured by commercial or multifamily properties for its securitization program. As sponsor, CIBC sells the mortgage loans it originates through commercial mortgage-backed securitizations. CIBC began originating commercial and multifamily mortgage loans for securitization in 1997 and began securitizing commercial and multifamily mortgage loans in 1998. In 2010, CIBC formed a joint venture with BSSF Commercial Mortgage Member L.L.C. (“BSSF”) to originate and/or acquire and securitize fixed rate commercial and multifamily mortgage loans and invest in certain classes of the securities issued in those securitizations. The joint venture was CIBX Commercial Mortgage, LLC (“CIBX”), a Delaware limited liability company, and CIBC managed the origination and securitization process of CIBX. CIBX participated in one securitization, which was in 2012, and as of May 3, 2019, CIBX is wholly owned by CIBC. As of September 30, 2019, the total amount (by principal balance at the cut-off of the related securitization) of commercial mortgage loans originated and securitized by CIBC (exclusive of its services on behalf of CIBX) is in excess of $22.0 billion. In the calendar year ended December 31, 2018, CIBC originated approximately $295,962,750 of commercial mortgage loans and securitized approximately $359,493,420 of commercial mortgage loans.

The commercial mortgage loans originated or acquired by CIBC are fixed rate loans and include both smaller “conduit” loans and large loans. CIBC primarily originates mortgage loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also can originate mortgage loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed-use properties. CIBC originates loans in the United States and the Commonwealth of Puerto Rico.

As a sponsor, CIBC originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, intends to initiate their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the trust for the related securitization. In coordination with its affiliate, CIBC World Markets Corp., and other underwriters, CIBC works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transactions. CIBC acts as sponsor, originator or mortgage loan seller in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these mortgage loan sellers may be affiliated with underwriters on the transactions.

Neither CIBC nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, CIBC sells the right to be appointed master servicer of its securitized mortgage loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between CIBC, as sponsor, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

CIBC’s Underwriting Guidelines and Processes

Overview. Each of the CIBC mortgage loans was originated by CIBC. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to the mortgage loans originated by CIBC for securitization.

However, given the unique nature of income-producing real properties, variations from these procedures and guidelines may be implemented as a result of various conditions, including a CIBC mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by CIBC. Therefore, this general description of CIBC’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated or purchased by it (or on its behalf) complies entirely with all guidelines set forth below. For important information about the circumstances that have affected the underwriting of particular CIBC mortgage loans, see “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” below.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches, prior experience as an owner and operator of commercial real estate properties and the borrower’s financial capacity. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan. CIBC’s underwriting guidelines generally require, without regard to any other debt, a debt service coverage ratio (calculated for this purpose using a 30-year amortization term) of not less than 1.25x and a loan-to-value ratio of not more than 75%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and CIBC’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by CIBC and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the mortgage loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. As described above, for the purpose of determining whether a mortgage loan’s debt service coverage ratio meets CIBC’s underwriting criteria, the debt service coverage ratio is calculated based on a debt service payment using a 30-year amortization term, however if a loan’s debt service coverage ratio is less than 1.25x because its debt service payment is calculated on an amortization schedule less than 30 years but its debt service coverage ratio calculated using a 30-year amortization term is equal to or greater than 1.25x, that loan meets CIBC’s underwriting criteria for debt service coverage ratio. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Mortgage Loan Terms. CIBC’s underwriting guidelines generally require that the term of a mortgage loan be not less than five years and not more than ten years.

Escrow Requirements. CIBC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, CIBC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by CIBC. The typical required escrows for mortgage loans originated by CIBC are as follows:

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Taxes. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide CIBC with sufficient funds to satisfy all taxes and assessments. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or CIBC may not require the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

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Insurance. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property insurance premium are required to provide CIBC with sufficient funds to pay all insurance premiums. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); (iii) the borrower agrees to escrow and maintain a “static” reserve in the amount equal to the aggregate amount of a fixed number of monthly escrow deposit amounts; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

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Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant or another third party is responsible for the repairs and maintenance of the mortgaged property (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

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Tenant Improvement/Lease Commissions. A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; (ii) the rent for the space in question is considered below market; or (iii) any Escrow/Reserve Mitigating Circumstances exist.

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Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) a tenant (which may include a ground lease tenant) at the related mortgaged property or other third party is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances exist.

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Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; (iii) a third party unrelated to the borrower is identified as the responsible party; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

CIBC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) CIBC has structured springing escrows that arise for identified risks, (v) CIBC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, (vi) CIBC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve, (vi) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association or (vii) a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

For a description of certain escrows collected with respect to the CIBC mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that real property collateral. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In those cases, CIBC may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CIBC may require the borrower to remediate that violation and, subject to the discussion under “—CIBC’s Underwriting Guidelines and Processes—Escrow Requirements” above, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Title Insurance Policy. The borrower is required to provide, and CIBC reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance. Except in certain instances where sole or significant tenants (which may include ground lease tenants) are required to obtain insurance or may self-insure, the borrower is required to provide, and CIBC’s insurance consultant reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as CIBC may require based on the specific characteristics of the mortgaged property.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CIBC mortgage loans, CIBC generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).

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Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan. Each appraisal must meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The appraisal is based on the current use of the mortgaged property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, CIBC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent or on an “as-completed” basis reflecting completion of capital improvements that are being undertaken at the mortgaged property. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation. CIBC then determines the loan-to-value ratio of the mortgage loan in each case based on the value set forth in the appraisal.

●	Environmental Assessment. In most cases, a Phase I ESA will be required with respect to the real property collateral for each mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Furthermore, a Phase I ESA conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial Phase I ESA, additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral may be required. In cases in which the Phase I ESA identifies conditions that would require cleanup, remedial action or any other response, CIBC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

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Certain of the mortgage loans may also have environmental insurance policies. See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” above.

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Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. In cases in which the engineering assessment identifies material repairs or replacements needed immediately, CIBC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, CIBC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zone 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports may not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Exceptions to CIBC’s Disclosed Underwriting Guidelines

One or more of the mortgage loans originated by CIBC may vary from the specific CIBC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of CIBC’s mortgage loans, CIBC or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CIBC mortgage loans was originated with any material exceptions from CIBC’s underwriting guidelines and procedures.

Review of CIBC Mortgage Loans

General. In connection with the preparation of this prospectus, CIBC conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the CIBC mortgage loans is accurate in all material respects. The review of the CIBC mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of CIBC’s affiliates (including CIBC), or, in certain circumstances, are consultants engaged by CIBC (the “CIBC Deal Team”). CIBC determined the nature, extent and timing of the review and the level of assistance provided by any third party. CIBC has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the CIBC mortgage loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the CIBC Deal Team updated CIBC’s internal origination database of loan-level and property-level information relating to each CIBC mortgage loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CIBC during the underwriting process. After origination or acquisition of each CIBC mortgage loan, the CIBC Deal Team updated the information in the database with respect to such CIBC mortgage loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the CIBC Deal Team.

CIBC created a data file (the “CIBC Data File”) containing detailed information regarding each CIBC mortgage loan from the information in the database referred to in the prior paragraph. The CIBC Data File was used by the CIBC Deal Team to provide the numerical information regarding the CIBC mortgage loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of CIBC, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, which were designed by CIBC, relating to CIBC mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the CIBC Data File against various source documents provided by CIBC that are described above under “—Database”;

●	comparing numerical information regarding the CIBC mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the CIBC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CIBC mortgage loans disclosed in this prospectus.

Legal Review. CIBC engaged various law firms to conduct certain legal reviews of the CIBC mortgage loans for disclosure in this prospectus. In anticipation of the securitization of each CIBC mortgage loan, origination counsel assisted in completion of certain due diligence questionnaires designed to identify certain material deviations from mortgage loan disclosures in this prospectus. In addition, origination counsel for each CIBC mortgage loan reviewed CIBC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CIBC mortgage loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain CIBC mortgage loans marked against the standard form document, and (ii) a review of due diligence questionnaires completed by the CIBC Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, for each CIBC mortgage loan with multiple mortgaged properties for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth on Annex A-2, to the extent applicable, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Certain Updates. On a case-by-case basis as deemed necessary by CIBC, with respect to any pending litigation that existed at the origination of any CIBC mortgage loan that is material and not covered by insurance, CIBC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. CIBC confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for CIBC mortgage loans. In addition, if CIBC became aware of a significant natural disaster in the immediate vicinity of any mortgaged property securing a CIBC mortgage loan, CIBC obtained information on the status of the mortgaged property from the related borrower to confirm no material damage to the mortgaged property.

Underwriting Standards. The CIBC Deal Team also consulted with CIBC personnel responsible for the origination of the CIBC mortgage loans to confirm that the CIBC mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described above under “—CIBC’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” above.

Findings and Conclusions. CIBC found and concluded with reasonable assurance that the disclosure regarding the CIBC mortgage loans in this prospectus is accurate in all material respects. CIBC also found and concluded with reasonable assurance that the CIBC mortgage loans were originated in accordance with CIBC’s origination procedures and underwriting standards, except to the extent described above under “—Exceptions to CIBC’s Disclosed Underwriting Guidelines.”

Repurchases and Replacements

CIBC filed its most recent Form ABS-15G pursuant to Rule 15Ga-1 with the SEC on May 3, 2019, which covers the period from and including January 1, 2019 to and including March 31, 2019. CIBC’s CIK number is 0001548567. With respect to the period from and including October 1, 2016 to and including September 30, 2019, the following table provides information required by Rule 15Ga-1 regarding repurchase or replacement requests in connection with breaches of representations and warranties made by CIBC as a sponsor of commercial mortgage securitizations.

Repurchases and Replacements
Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand[1]			Assets That Were Repurchased or Replaced[1]			Assets Pending Repurchase or Replacement (within cure period)[1]			Demand in Dispute[1]			Demand Withdrawn[1]			Demand Rejected[1]
			(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 (CIK # 0001209655)	X	CIBC Inc.	26	255,720,442	100	1	10,718,582	4.47	1	10,718,582	4.47	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00[2,3]
Morgan Stanley Bank of America Merrill Lynch Trust 2014-C17 (CIK # 0001612124)	X	CIBC Inc.	16	220,816,779	100	1	4,836,292.85	3.92	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	4,836,292.85	3.92	0	0.00	0.004

1.

The repurchase activity included herein as assets subject to demand (columns g/h/i) includes new demands received during the reporting period, if any, and demands received in prior reporting periods. Each asset included as an asset subject to demand (columns g/h/i) is also categorized and included as an asset pending repurchase or replacement within the cure period (columns m/n/o) or as a demand in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u) or (iii) the rejection of such demand (columns v/w/x), as applicable.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns g-x). The principal balances presented and used for calculations of percentages presented are principal balances as reported on trustee’s reports and servicer’s reports. The principal balances on those reports may reflect reductions based on the principal portion of any servicer advances that may have been made with respect to the related loan(s).

2.

The asset subject to the repurchase request was liquidated during, or prior to, the reporting period. For each asset that was paid off or liquidated during, or prior to, the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total CIBC pool balance as of the immediately preceding trustee’s report.

3.

At the conclusion of the trial based on the claim for repurchase, the Circuit Court of Cook County, Illinois (the “Circuit Court”) entered a judgment in favor of Wells Fargo Bank Minnesota, NA, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 holding that CIBC Inc. breached the representation in question. Because the asset subject to the repurchase request had already been liquidated, no repurchase was required, and damages were awarded in an amount equal to the repurchase price under the contract. The parties appealed, and on February 25, 2015, the Appellate Court of Illinois First Judicial District affirmed the Circuit Court’s judgment in its entirety. On July 21, 2015, CIBC Inc. made a payment to Wells Fargo Bank Minnesota, NA in satisfaction of such judgment, excluding post-judgment legal costs incurred by Wells Fargo Bank Minnesota, NA and owed by CIBC Inc., payment for which Wells Fargo Bank Minnesota, NA must petition. CIBC Inc., Wells Fargo Bank Minnesota, NA and the Official Unsecured Creditors Committee appointed in the Chapter 11 bankruptcy case of the related mortgagor filed a Plan of Liquidation with the United States Bankruptcy Court for the District of Colorado on December 1, 2017, which was approved on May 1, 2018 and extinguished any claim that Wells Fargo Bank Minnesota, NA had against CIBC Inc. in connection with the claim for repurchase, including any post-judgment legal costs.

4.

Three of the assets contributed to the transaction by CIBC Inc. were prepaid as of the end of the reporting period in the aggregate principal amount of $90,984,190; therefore, the aggregate principal amount of such assets are not included in the aggregate principal balance of the assets contributed to the transaction by CIBC Inc. as of the end of the reporting period, which is used to calculate the percentage of principal balance represented by the asset that was subject of a demand during the reporting period presented in columns i/u.

Retained Interests in This Securitization

As of the Closing Date, neither CIBC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, CIBC or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—CIBC Inc.” has been provided by CIBC.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor and mortgage loan seller in this transaction and an affiliate of SG Americas Securities, LLC, one of the underwriters. Societe Generale Financial Corporation is an indirect subsidiary of Société Générale, a limited company (société anonyme) licensed in France as a credit institution (établissement de crédit) (“Société Générale”). The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January, 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through the New York Branch of Société Générale (“SGNY”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

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Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, residential, healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

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Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

SGNY sold mortgage loans into securitizations until 2009 and resumed this activity with the WFCM 2015-SG1 transaction. For the period beginning in January 2015 through December 31, 2018, SGNY securitized 196 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.8 billion. For the period beginning in February 2019 through September 30, 2019, Societe Generale Financial Corporation securitized 62 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $1.844 billion.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

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Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

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Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

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Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

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Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II environmental site assessment be obtained, Societe Generale Financial Corporation generally requires such Phase II environmental site assessment to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Societe Generale Financial Corporation, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;

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comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage

Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Structural and Collateral Term Sheet” in the attached Annex A-2.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe Generale Financial Corporation’s Central Index Key number is 0001755531. Societe Generale Financial Corporation most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on August 9, 2019. Societe Generale Financial Corporation has no history of repurchases or repurchase requests through and including September 30, 2019 required to be reported by Societe Generale Financial Corporation under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, SGNY most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 14, 2019. SGNY’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including September 30, 2019, SGNY does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Societe Generale Financial Corporation nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Societe Generale Financial Corporation or its affiliates may acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

The Depositor

Credit Suisse Commercial Mortgage Securities Corp., the depositor, is a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc. which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor is a Delaware corporation and was organized on September 9, 2015, for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor will create the issuing entity and transfer the underlying Mortgage Loans to it. The principal executive offices of the depositor are located at Eleven Madison Avenue, New York, New York, 10010. Its telephone number is (212) 325-2000. The depositor is an affiliate of Column Financial, Inc., a sponsor and an originator, and Credit Suisse Securities (USA) LLC, an Underwriter. The depositor will not have any material assets.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the resignation or removal of the trustee or certificate administrator, (ii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iii) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (iv) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (v) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vi) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from the sponsors and will simultaneously transfer the Mortgage Loans, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CSAIL 2019-C18 Commercial Mortgage Trust, will be a New York common law trust (the “Trust”), formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested, the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, will act as trustee, certificate administrator and custodian on behalf of the Certificateholders pursuant to the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $141 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves, or may have served within the past two years, as loan file custodian for various mortgage loans owned by the sponsors or affiliates of the sponsors, one or more of which such mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank intends to purchase $20,000,000 principal amount in the Class A-4 certificates for investment. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates, whether acquired on or after the Closing Date, at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

The issuing entity will indemnify each of the trustee and the certificate administrator and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses (including costs for enforcement of this indemnity) that the certificate administrator may sustain in connection with the PSA (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the trustee or certificate administrator in any action or proceeding between the issuing entity and the trustee or certificate administrator or between the trustee or certificate administrator and any third party or otherwise) or the Certificates other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the PSA, of the trustee or certificate administrator. Each of the trustee and the certificate administrator will indemnify the issuing entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the issuing entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the trustee or certificate administrator, or by reason of negligent disregard of the trustee or certificate administrator’s obligations or duties, under the PSA. However, in no event will the trustee or the certificate administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the issuing entity or property securing the same is located, the depositor and the trustee acting jointly will have the power to appoint one or more persons or entities approved by the trustee to act (at the expense of the trustee) as co-trustee or co-trustees, jointly with the trustee, or separate trustee or separate trustees, of all or any part of the issuing entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the depositor and the trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the trustee of its responsibilities, obligations and liabilities under the PSA except as required by applicable law.

The trustee and the certificate administrator (except for the information under the first 10 paragraphs of this section entitled “—The Trustee and Certificate Administrator”) will not make any representation as to the validity or sufficiency of the PSA, the Certificates or the Mortgage Loans, this prospectus or related documents.

The trustee and the certificate administrator are required to perform only those duties specifically required under the PSA. The certificate administrator, or any other custodian appointed under the PSA, will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders and the related Serviced Companion Loan Holders. Pursuant to the PSA, the certificate administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the PSA.

Neither the trustee nor the certificate administrator will be accountable for the use or application by the depositor of any Certificates issued to it or of the proceeds of such Certificates, or for the use of or application of any funds paid to the trustee or certificate administrator, as applicable, the master servicer or the special servicer in respect of the Mortgage Loans, or for investment of such amounts (except for any investment of such amounts in investments issued by the trustee or certificate administrator, as applicable, in its commercial capacity), nor will the trustee or certificate administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, or the operating advisor under the PSA unless, in the case of the trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the master servicer or the special servicer in accordance with the terms of the PSA.

Pursuant to the PSA, the certificate administrator, at the cost and expense of the depositor (other than with respect to the Distribution Date Statements), based upon reports, documents, and other information provided to the certificate administrator, will be obligated to file with the SEC, in respect of the issuing entity and the Certificates, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and any other Form 8-K reports required to be filed pursuant to the PSA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including, and among other things, (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action and (2) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, Wells Fargo Bank and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”. The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received rankings as a master, special and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2019, Midland was master and/or primary servicing approximately 34,130 commercial and multifamily mortgage loans with a principal balance of approximately $524 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 10,643 of such loans, with a total principal balance of approximately $203 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicer	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of September 30, 2019, Midland was named the special servicer in approximately 352 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion. With respect to such transactions as of such date, Midland was administering approximately 107 assets with an outstanding principal balance of approximately $1.1 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2016 to 2018.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the Excess Servicing Strip) with respect to the Mortgage Loans sold to the issuing entity by a sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “Excess Servicing Strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities including in the secondary market.

Pursuant to a certain interim servicing agreement between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Midland is also the master servicer and the special servicer of the Farmers Insurance Whole Loan under the CSAIL 2019-C17 pooling and servicing agreement.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland set forth in this section “—The Master Servicer” has been provided by Midland.

Certain duties and obligations of Midland as the master servicer, and the provisions of the PSA are described under “Pooling and Servicing Agreement—General”, “— Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “—Inspections” and “—Collection of Operating Information” in this prospectus. Midland’s ability to waive or modify any terms, fees, penalties or payments on the mortgage loans it is servicing and the effect of that ability on the potential cash flows from such mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

Midland’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of Midland’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus. Certain terms of the PSA regarding Midland’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Waiver of Servicer Termination Event” and “—Resignation of a Master Servicer or Special Servicer” in this prospectus. Midland’s rights and obligations with respect to indemnification, and certain limitations on Midland’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus. The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), will initially be appointed to act as the special servicer under the PSA. In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loan) and REO Properties pursuant to the PSA.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012.  RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above

Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar Credit Ratings, LLC.  RCA is also rated by Kroll Bond Rating Agency and DBRS.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”) and a Securities and Exchange Commission registered investments advisor. RCM is a vertically integrated commercial real estate investment and asset manager. Previously indirect wholly-owned subsidiaries of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of September 30, 2019, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity fund structures (collectively, the “Funds”), and RCM also advised several other investment vehicles such as coinvestments, joint ventures and separately managed accounts, having over $5.0 billion of regulatory assets under management in the aggregate. Of the nine Funds, five are focused in whole or in part on commercial mortgage-backed securities, with the remaining funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $7.1 billion in face value of subordinate, newly-originated commercial mortgage-backed securities certificates in approximately 112 securitizations totaling approximately $118 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions.

Rialto Management Group, LLC, together with its subsidiaries RCA and RCM (excluding Stone Point) had 234 employees as of September 30, 2019 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, Rialto was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of September 30, 2019, RCA and its affiliates were actively special servicing approximately 181 portfolio loans (and REO properties) with an unpaid principal balance of approximately $2.68 billion (see footnote 2 to the chart below).

RCA is also currently performing special servicing for approximately 114 commercial real estate securitizations.  With respect to such securitization transactions, RCA is administering approximately 7,600 assets with an unpaid principal balance at securitization of approximately $119.5 billion.  The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 9/30/2019
Number of CMBS Pools Named Special Servicer	75	90	105	114
Approximate Aggregate Unpaid Principal Balance(1)	$79 billion	$91.8 billion	$110.9 billion	$119.5 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	37	77	136	181
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$320 million	$1.1 billion	$2.02 billion	$2.68 billion

(1)

Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)

Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying Mortgage Loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard (as defined in the PSA).

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.  There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA is an affiliate of (i) Rialto Real Estate Fund III – Debt, LP, the Retaining Sponsor and a mortgage loan seller, (ii) RREF III-D CSAIL 2019-C18 MOA, LLC, the entity expected to be appointed as the Risk Retention Consultant Party and holder of the VRR Interest, (iii) RREF III-D CSAIL 2019-C18, LLC, the entity that is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date, (iv) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the entity expected to be the holder of the “eligible horizontal residual interest” and be appointed as the initial Controlling Class Certificateholder and the initial Directing Certificateholder and (v) Situs Holdings, LLC, which is as an initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC. Except as described above, as of the Closing Date, neither RCA nor any of its affiliates expects to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, RCA or its affiliates may, in the future, own interests in certain other classes of certificates. Any such party will have the right to dispose of such certificates at any time. RCA or an affiliate assisted RREF III-D CSAIL 2019-C18 MOA-HRR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

In addition, RCA was appointed as the initial special servicer for the Gatlin Retail Portfolio Whole Loan, Courtyard by Marriott Secaucus Whole Loan and the Phoenix Industrial Portfolio II Whole Loan, which are serviced under the Pooling and Servicing Agreement governing the UBS 2019-C17 transaction and is an affiliate of the entity that was appointed as the Directing Certificateholder under the UBS 2019-C17 PSA.

From time to time, RCA and/or its affiliates may purchase securities, including CMBS certificates.  RCA and/or its affiliates may review this prospectus and purchase certificates issued in this offering, including in the secondary market.  Any such party will have the right to dispose of such certificates at any time, except with respect to the VRR Interest and the HRR Certificates.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by RCA.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control

Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of a Master Servicer or Special Servicer” in this prospectus.

Certain duties and obligations of Rialto Capital Advisors, LLC as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections” in this prospectus.  Rialto Capital Advisors, LLC’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.  Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government.  Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of September 30, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 188 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $175 billion. As of September 30, 2019, Pentalpha Surveillance was acting as asset representations reviewer for approximately 66 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $61 billion.  Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer.  For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”.  Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The Affiliated Special Servicer

Situs Holdings, LLC, a Delaware limited liability company (“Situs Holdings”), is as an initial special servicer solely with respect to the ILPT Industrial Portfolio Mortgage Loan (5.0%) under the MSC 2019-L3 PSA.  Situs Holdings is a wholly owned subsidiary of an affiliated entity of Stone Point Capital LLC (“Stone Point”).  Stone Point is a global private equity firm that has raised over $13 billion of committed capital.  Stone Point targets investments in the global financial services industries, including insurance underwriting and distribution, mortgage services, benefits and healthcare, outsourcing services, specialty lending, asset management and retirement savings, and banking and depository institutions. Situs Holdings and Rialto Capital Advisors, LLC are commonly controlled by Stone Point.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400.  Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current special servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.”  Situs Holdings is approved by Moody’s, Kroll and DBRS as a special servicer for CMBS and SFR transactions. As of September 30, 2019, Situs Holdings is also the named operating advisor for 29 CMBS transactions with an aggregate outstanding principal balance of approximately $25.4 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the commercial real estate advisory business and engages principally in:

●	Real estate consulting

●	Primary servicing

●	CMBS special servicing

●	Asset management

●	Commercial real estate valuation

●	Due diligence and underwriting

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries.  Situs has major offices located across the U.S. in San Francisco, New York, and Houston as well as offices in London and Frankfurt.  Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing	12/31/2016	12/31/2017	12/31/2018	9/30/2019
CMBS Pools (exclude SFR)	17	19	22	47
By Approximate Number	926	1,159	1,220	1,968
Named Specially Serviced Portfolio By Approximate UPB(1)	$11,037,436,457	$9,390,884,743	$11,988,515,043	$22,591,325,754
Actively Specially Serviced Portfolio By Number of Loans(2)	13	14	12	4
Actively Specially Serviced Portfolio By Approximate UPB(2)	$120,278,493	$181,792,953	$138,318,128	$14,264,225

SFR Pools	10	6	3	4
By Approximate Number	164	153	249	306
Named Specially Serviced Portfolio By Approximate UPB(1)	$5,567,067,343	$2,423,291,984	$547,140,715	$808,385,049
Actively Specially Serviced Portfolio By Number of Loans(2)	0	5	7	12
Actively Specially Serviced Portfolio By Approximate UPB(2)	$0	$9,314,191	$11,115,151	$17,086,287

(1)	Includes all securitized loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those securitized loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of September 30, 2019, Situs had 47 personnel involved in the asset management and special servicing of commercial real estate assets, of which 7 were dedicated to the special servicing business unit.  As of September 30, 2019, Situs specially serviced a portfolio that included approximately 23 loans throughout the United States with a then current face value in excess of $37.6 million, all of which are commercial or multifamily real estate assets.  As of September 30, 2019, Situs had 49 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans backing the Certificates.  Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower.  Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions.  Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the pooling and servicing agreement nor any material impact on the loan performance or the performance of the certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the mortgage loans.  On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise.  To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the pooling and servicing agreement.  There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the certificates.  Situs Holdings is not an affiliate of the Trust, the master servicer, any special servicer, the operating advisor and asset representations reviewer, the certificate administrator or the trustee.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer.  In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business.  Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs is not an affiliate of the depositor, the issuing entity, the sponsors (other than Rialto Real Estate Fund III – Debt LP), the originators, the master servicer, any sub-servicer, the trustee, the certificate administrator, the custodian, the operating advisor or the asset representation reviewer. Situs is affiliated, through common control by Stone Point Capital LLC, with (i) Rialto Capital Advisors, LLC, the anticipated special servicer, (ii) Rialto Real Estate Fund III – Debt LP, the retaining sponsor and mortgage loan seller, (iii) RREF III-D CSAIL 2019-C18 MOA, LLC, the expected initial risk retention consultation party and holder of the VRR Interest, (iv) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the expected holder of the “eligible horizontal residual interest”, and the anticipated initial directing certificateholder and the initial controlling class certificateholder and (v) RREF III-D CSAIL 2019-C18, LLC, which entity is expected to purchase Class X-F, Class X-G, Class F and Class G certificates and will receive the Class Z certificates (in each case, excluding the portion comprising the VRR Interest).

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Other than the certificates retained by affiliates of Rialto Real Estate Fund III – Debt LP as described above, as of the Closing Date neither Situs nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than its rights to special servicer compensation as described in this prospectus.  However, Situs or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions.  Any such party will have the right to dispose of any such certificates at any time.

Situs may enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Situs’s appointment as special servicer under the PSA and limitations on such person’s right to replace Situs as a special servicer.

The foregoing information set forth under this sub-heading “—The Special Servicers—Situs Holdings, LLC” has been provided by Situs. None of the depositor, the underwriters, the master servicer, the other special servicer, the operating advisor and asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates nor any other person or entity other than Situs takes any responsibility for this information or makes any representation or warranty as to the accuracy or completeness of such information. Situs is providing such information at the depositor’s request to assist it with the preparation of this prospectus and Situs assumes no responsibility or liability for the contents of this prospectus.

The depositor, the mortgage loan sellers, the underwriters, the master servicer, the other special servicer, the operating advisor and asset representations reviewer, the trustee and the certificate administrator may maintain banking and other commercial relationships with Situs and its affiliates.

Credit Risk Retention

General

Pursuant to Section 15G of the Exchange Act as added by Section 941 of the Dodd-Frank Act and implemented by Regulation RR (15 U.S.C. §78o-11) (the “Credit Risk Retention Rules”), a sponsor of certain types of asset-backed securities is required, either directly or through one or more majority-owned affiliates, to retain a portion of the credit risk of the asset-backed securities transaction. As a consequence of the Credit Risk Retention Rules, Rialto Real Estate Fund III – Debt, LP, one of the sponsors of this transaction (and an affiliate of Rialto Capital Advisors, LLC, the special servicer) has agreed to act as the retaining sponsor (in such capacity, the “Retaining Sponsor”) for purposes of compliance with the Credit Risk Retention Rules (but only for so long as such rules remain in effect). The Retaining Sponsor intends to satisfy its risk retention requirements through a combination of the following on the Closing Date:

●	the purchase by its MOA, which is expected to be RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules), in the form of certificates representing approximately 0.90% of the fair value of all of the ABS interests issued, which will be comprised of the Class NR-RR certificates (other than the portion thereof that comprises the VRR Interest), determined in accordance with Generally Accepted Accounting Principles (“GAAP”); and

●	the purchase by its MOA, which is expected to be RREF III-D CSAIL 2019-C18 MOA, LLC (together with RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the “Retaining Parties”), of an “eligible vertical interest” (as defined in the Credit Risk Retention Rules, the “VRR Interest”) comprised of approximately 4.12% of the initial Certificate Balance, the Notional Amount or Percentage Interest, as applicable, of each class of certificates (other than the Class R certificates) in such amounts as set forth below:

Class	Approx. Initial Certificate Balance/Notional Amount/ Percentage Interest to be Retained(1)
Class A-1	$1,043,000
Class A-2	$2,698,000
Class A-3	$6,016,000
Class A-4	$8,612,000
Class A-SB	$1,504,000
Class X-A	$22,038,000
Class X-B	$2,662,000
Class X-D	$1,562,000
Class X-F	$710,000
Class X-G	$284,000
Class A-S	$2,165,000
Class B	$1,349,000
Class C	$1,313,000
Class D	$852,000
Class E	$710,000
Class F	$710,000
Class G	$284,000
Class NR-RR	$1,136,002
Class Z	4.12%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

The certificates described above are referred to in this prospectus collectively as the “VRR Interest”. The VRR Interest is intended to meet the definition of an “eligible vertical interest,” as such term is defined in the Credit Risk Retention Rules.

The Class NR-RR certificates (other than the portion that comprises the VRR Interest) are referred to in this prospectus collectively as the “HRR Certificates”. The HRR Certificates are intended to meet the definition of an “eligible horizontal residual interest,” as such term is defined in the Credit Risk Retention Rules.

Rialto Real Estate Fund III – Debt, LP will acquire and contribute Mortgage Loans with a Cut-off Date Balance of approximately 15.2% of the aggregate Initial Pool Balance.

While the Retaining Sponsor will initially partially satisfy its risk retention requirements through the purchase by RREF III-D CSAIL 2019-C18 MOA-HRR, LLC of the HRR Certificates, the Retaining Sponsor is permitted under the Credit Risk Retention Rules under certain circumstances to transfer the HRR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) (for so long as it holds such HRR Certificates, a “Subsequent Third Party Purchaser”) at any time after December 12, 2024. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are modified, repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction or all or a portion of the VRR Interest or the HRR Certificates, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The sponsors have determined that for the purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.0%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Retaining Parties

It is anticipated that on the Closing Date, (i) RREF III-D CSAIL 2019-C18 MOA, LLC, a majority-owned affiliate of the Retaining Sponsor and a Delaware limited liability company, will purchase for cash the VRR Interest and (ii) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, a majority-owned affiliate of the Retaining Sponsor and a Delaware limited liability company, will purchase for cash the Class NR-RR certificates (other than the portion thereof that forms a part of the VRR Interest).

RREF III-D CSAIL 2019-C18 MOA, LLC and RREF III-D CSAIL 2019-C18 MOA-HRR, LLC are each affiliates of the Retaining Sponsor, which is a sponsor and a mortgage loan seller.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Material Terms of the Eligible Vertical Interest

For a description of the material terms of the classes of certificates that comprise the VRR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Risk Retention Consultation Party”. You are strongly urged to review this prospectus in its entirety.

Material Terms of the Eligible Horizontal Residual Interest

General

RREF III-D CSAIL 2019-C18 MOA-HRR, LLC is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below for cash on the Closing Date.

Class of HRR Certificates	Initial Certificate Balance of HRR Certificates(1)	Fair Value of the HRR Certificates (in $ and %)(2)	Purchase Price of the HRR Certificates(3)
Class NR-RR	$26,425,000	$6,381,479 / 0.90%	24.1494%

(1)	This amount does not include the expected initial Certificate Balance of the Class NR-RR certificates that is a part of the VRR Interest.

(2)	The fair value of the applicable Certificate Balance of the indicated class of certificates expressed as a percentage of the fair value of all of the Classes of Regular Certificates issued by the issuing entity and as a dollar amount.

(3)	Expressed as a percentage of the expected initial Certificate Balance of the Class NR-RR certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by RREF III-D CSAIL 2019-C18 MOA-HRR, LLC is approximately $6,381,479, excluding accrued interest.

The aggregate fair value of the HRR Certificates is equal to approximately 0.90% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

The sponsors estimate that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, the Retaining Sponsor would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $35,612,877 representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

The aggregate fair value of the Classes of Regular Certificates and the Class Z certificates is approximately $712,257,535, excluding accrued interest.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the Regular Certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the sponsors will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the related Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such disclosures are expected to be included in a Current Report on Form 8-K on or a reasonable period after the Closing Date.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the holders of the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of other material payment terms of the HRR Certificates see “Description of the Certificates”.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

The Retaining Sponsor will agree to be the “retaining sponsor” (as defined in the Credit Risk Retention Rules) and to hold or cause the VRR Interest and the HRR Certificates to be held in accordance with the provisions of the Credit Risk Retention Rules, which includes certain restrictions on hedging, transfer and financing of the VRR Interest and the HRR Certificates. These restrictions provide that (i) the Retaining Sponsor may not transfer its VRR Interest, except to a “majority-owned affiliate” (as defined in, and in accordance with, the Credit Risk Retention Rules) and may transfer the HRR Certificates to a “third party purchaser” (as defined in, and in accordance with the Credit Risk Retention Rules), (ii) the Retaining Sponsor and its affiliates will not be permitted to engage in any hedging transactions if payments on the hedge instrument are materially related to the credit risk of the VRR Interest or the HRR Certificates and the hedge position would limit the financial exposure to the credit risk of the VRR Interest or the HRR Certificates, and (iii) neither the Retaining Sponsor nor any of its affiliates may pledge the VRR Interest or the HRR Certificates as collateral for any obligation unless such obligation is with full recourse to the Retaining Sponsor or affiliate, respectively.

As of the Closing Date, the Retaining Sponsor expects to obtain financing with respect to, and pledge (directly or indirectly) its interest in, the VRR Interest in a manner that is in compliance with the Credit Risk Retention Rules.

Pursuant to the Credit Risk Retention Rules, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earlier of (a) the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; and (iii) two years after the Closing Date; and (b) such date on which the Credit Risk Retention Rules cease to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by the PSA, resulting from the repeal, amendment or modification of all or any applicable portion of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loans and, for so long as an Operating Advisor Consultation Event exists, with respect to Major Decisions relating to Serviced Mortgage Loans that are not Specially Serviced Loans, to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer; and

●	issue an annual report generally setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or (other than in limited circumstances) consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balance of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is reduced to 25% or less of the initial Certificate Balance of such class.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses.  For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of the experience and independence of Pentalpha Surveillance LLC as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance LLC under the PSA and satisfaction that no payments have been made by any special servicer to Pentalpha Surveillance LLC of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance LLC qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Column Financial Inc, UBS AG, New York Branch, Rialto Real Estate Fund III – Debt, LP, CIBC Inc. and Societe Generale Financial Corporation, will make the representations and warranties identified on Annex D-1 with respect to the Mortgage Loans that it is contributing to this transaction, subject to certain exceptions to such representations and warranties set forth on Annex D-2.

At the time of its decision to include the Mortgage Loans in this transaction, each mortgage loan seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 (with respect to the Mortgage Loans contributed by the mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by the related mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by the related mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which the related mortgage loan seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates
“Class X Certificates”	The Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates
“Residual Certificates”	The Class R certificates
“Regular Certificates”	All of the certificates (other than the Class Z certificates and the Class R certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C18 will consist of the following classes: the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates, the Class A-4 certificates and the Class A-SB certificates (collectively with the Class A-S certificates, the “Class A Certificates”), the Class X-A certificates, the Class X-B certificates, the Class X-D certificates, the Class X-F certificates and the Class X-G certificates (collectively, the “Class X Certificates”), the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates, the Class NR-RR certificates, the Class Z certificates and the Class R certificates.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
Class A-1	$25,306,000
Class A-2	$65,479,000
Class A-3	$146,016,000
Class A-4	$209,018,000
Class A-SB	$36,487,000
Class X-A	$534,843,000
Class X-B	$64,594,000
Class A-S	$52,537,000
Class B	$32,728,000
Class C	$31,866,000

Non-Offered Certificates
Class X-D	$37,896,000
Class X-F	$17,225,000
Class X-G	$6,890,000
Class D	$20,671,000
Class E	$17,225,000
Class F	$17,225,000
Class G	$6,890,000
Class NR-RR	$27,561,002

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates. The Notional Amount of the Class X-B certificates will equal the Certificate Balances of the Class B and Class C certificates. The Notional Amount of the Class X-D certificates will equal the Certificate Balances of the Class D and Class E certificates. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates.

The Class Z certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class Z certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class Z certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Excess Interest will be held in a grantor trust (the “Grantor Trust”), beneficial ownership of which will be represented by the Class Z certificates. The Regular Certificates will represent the beneficial ownership of their respective interests in the related regular interest issued by the Upper-Tier REMIC to the Grantor Trust.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class Z or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The Percentage Interest of any Class Z or Class R Certificate will be set forth on the face thereof.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date and, in the case of a Non-Serviced Mortgage Loan, other than the monthly remittance thereon) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amounts to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class Z certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (and any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (and any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (and any periodic payments for any related Companion Loan) relating to such Collection Period (or applicable grace period) on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Periodic Payments” means all scheduled payments of principal and/or interest and any balloon payments (such amounts other than any Excess Interest) paid by the borrowers of a Mortgage Loan.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (a) the aggregate portion of the Interest Distribution Amount for each class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (c) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the Certificate Balance of the Class A-SB certificates to the scheduled principal balance set forth on Annex E with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(ii)	to the holders of the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(iii)	to the holders of the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(iv)	to the holders of the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through

(iii) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(v)	to the holders of the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iv) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(vi)	to the holders of the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (v) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date of the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the holders of the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates have been reduced to zero, to the holders of the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the holders of the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the holders of the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the holders of the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the holders of the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the holders of the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the holders of the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the holders of the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the holders of the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the holders of the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the holders of the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the holders of the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the holders of the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the holders of the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the holders of the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the holders of the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates have been reduced to zero, to the holders of the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the holders of the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the holders of the Class R certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 1.9664%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.8449%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 2.7161%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 2.9680%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 2.8680%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.3214%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 3.5939%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 2.5000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 2.7500%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 2.7500%.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for such Distribution Date.

The Class Z certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than their allocated portion of Excess Interest, if any, with respect to any ARD Loan, allocated as described under “Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (excluding any related Companion Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including each Non-Serviced Mortgage Loan), and any REO Loan is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month accrual period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loans) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the related Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each class of Regular Certificates for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date;

(b)   the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date) whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such

Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the applicable one-month period ending on the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and/or the related Mortgaged Property has not become an REO Property, and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan) at its Mortgage Rate (net of any Excess Interest and net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth on Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth on Annex E. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will generally be reduced by the amount of payments and other collections of principal received on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will equal the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan, as applicable) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or prior to which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee payable each month, each REO Property (including any REO Property with respect to the Non-Serviced Mortgage Loan held pursuant to the Non-Serviced PSA) will be treated as if the related Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”) were still outstanding, and all references to Mortgage Loan or Mortgage Loans or Companion Loan or Companion Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Pari Passu Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class Z certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, yield maintenance charges, if any, collected and allocated in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class X-F, Class X-G, Class F, Class G and Class NR-RR certificates) in the following manner: (a) pro rata, between (i) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of Class X-B, Class X-D, Class B, Class C, Class D and Class E certificates, based upon the aggregate amount of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective Classes of Certificates in each YM Group in the following manner: (1) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of Principal Balance Certificates in such YM Group in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of Principal Balance Certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (2) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of Principal Balance Certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, on a pro rata basis in accordance with their respective reductions in their Notional Amounts on such Distribution Date, to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such class of Certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on the related Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to the holders of the Class X-F, Class X-G, Class F, Class G, Class NR-RR, Class Z or Class R certificates. After the Certificate Balances and Notional Amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-D certificates, regardless of whether the Notional Amount of the Class X-D certificates has been reduced to zero.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	October 2024
Class A-2	November 2024
Class A-3	October 2029
Class A-4	November 2029
Class A-SB	July 2029
Class X-A	November 2029
Class X-B	November 2029
Class A-S	November 2029
Class B	November 2029
Class C	November 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final

Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) that actually accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part prior to the Due Date in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be remitted to the holder of such Serviced Companion Loan) on each Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan (or any related Serviced Pari Passu Companion Loan) on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Serviced Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) if no Control Termination Event is continuing, and with respect to the Mortgage Loans other than an

Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the Controlling Class, at the request or with the consent of the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the master servicer of the securitization trust that holds such Serviced Pari Passu Companion Loan.

The aggregate of any Excess Prepayment Interest Shortfall with respect to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Mortgage Loans) for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates by the Subordinate Certificates.

Following the retirement of the Class A-1, Class A-2, Class A-3, Class A-4 Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class Z certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class Z certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the forms provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)     a report as of the close of business on the immediately preceding Determination Date, containing the information provided for on Annex B (the “Distribution Date Statement”);

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (with respect to the initial Distribution Date); and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the initial Distribution Date);

●	a CREFC® loan periodic update file;

●	a CREFC® Appraisal Reduction Amount Template (if received from the special servicer for the related Distribution Date); and

●	No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to non-Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing following the receipt of such quarterly operating statement for the quarter ending March 31, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to any Mortgage Loans that are non-Specially Serviced Loans or REO Loans) or the special servicer (with respect to Specially Serviced Loans and REO Loans), as applicable, will deliver or make available copies (in electronic format) to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Loans) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or an REO Loan) of any annual operating statements or rent rolls commencing following the receipt of such annual operating statement for the calendar year ending December 31, 2020, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer in preparing the CREFC® comparative financial status report. Such master servicer or special servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan, by electronic means, the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if the DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” means the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Holder or Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the 17g-5 Information Provider’s website; provided that:

(1)	(i) if a Privileged Person is a Borrower Party and is also the Directing Certificateholder or one of the Controlling Class Certificateholders, then such Directing Certificateholder or Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), will not be entitled to receive any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if a Privileged Person is a Borrower Party but is not the Directing Certificateholder, any Controlling Class Certificateholder or the Risk Retention Consultation Party, then such party will not be entitled to receive any information other than the Distribution Date Statement;

(2)	If the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, however, that the special servicer may not directly or indirectly provide any information related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; and

(3)	notwithstanding (1) above, any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the VRR Interest by Certificate Balance. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity and contact information for) a replacement of the Risk Retention Consultation Party from a party holding the requisite interest in the VRR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party with respect to the Mortgage Loans is expected to be RREF III-D CSAIL 2019-C18 MOA, LLC.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer (including any Excluded Special Servicer) and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Holder (or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, such Directing Holder or holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the VRR Interest is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing:

(i)       that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing),

(ii)       that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator,

(iii)      (other than with respect to a Companion Loan Holder) that such person has received a copy of the final prospectus, and

(iv)      such person agrees to keep any Privileged Information confidential and will not violate any securities laws,

provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that (1) solely for the purposes of giving any consent or taking any action pursuant to the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor, a Borrower Party or any person actually known to a responsible officer of the certificate registrar to be an affiliate of the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor or a Borrower Party will be deemed not to be outstanding and (2) solely for the purposes of exercising any rights of a Certificateholder described under “Pooling and Servicing Agreement―Dispute Resolution Provisions”, any certificate beneficially owned by the related mortgage loan seller will be deemed not to be outstanding, and, in the case of either (1) or (2), the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, take any such action or exercise any such rights has been obtained (provided that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any certificates of the Controlling Class owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Loan). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor or any of their affiliates will be deemed to be outstanding; provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator or any of their affiliates, then such certificate so owned will be deemed not to be outstanding. Notwithstanding the foregoing, the restrictions above will not apply (i) to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (but not with respect to any Excluded Controlling Class Loan with respect to which such party is an Excluded Controlling Class Holder) or (ii) solely for purposes of accessing information, to any affiliate of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public. Each NRSRO will be deemed to recertify to the foregoing each time it accesses the 17g-5 Information Provider’s website.

In addition, under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information to be Provided to Risk Retention Consultation Party

In addition to the reports and other information to be delivered or made available to the Risk Retention Consultation Party, the PSA will provide that for so long as a Control Termination Event has occurred and is continuing, all information to be delivered or made available to the operating advisor will also be delivered or made available to the Risk Retention Consultation Party (except for information relating to an Excluded Loan with respect to such party).

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

(A) the following “deal documents”:

●	this prospectus;

●	the PSA, each Sub-Servicing Agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

(B) the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering Analysis and Retrieval (EDGAR) system; and

●	any notice delivered to the certificate administrator by the depositor relating to the filing of a Form 8-K/A;

(C) the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

●	the CREFC® Appraisal Reduction Amount Template;

(D) the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	the annual reports prepared by the operating advisor;

(E) the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or document provided to the certificate administrator by the master servicer or the depositor directing the certificate administrator to post the same as a “special notice”;

(F) the “Investor Q&A Forum”;

(G) solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H) the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan. The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

In the event that Rialto Real Estate Fund III – Debt, LP in its capacity as the Retaining Sponsor determines that a Subsequent Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the certificate administrator who will post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, on account of it constituting Excluded Information such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered; provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will allow the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide or provide access to certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, if no Consultation Termination Event is continuing, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)           0% in the case of the Class Z and Class R certificates,

(2)            2% in the case of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(3)            in the case of any class of Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, in the case of any class of Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Non-Reduced Certificates), each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class Z certificates or the Class R certificates will be entitled to any Voting Rights.

“Non-Reduced Certificates” means, as of any date of determination, any class of Principal Balance Certificates then-outstanding for which (a) (1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under

“―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—Access to Certificateholders’ Names and Addresses” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

During the transfer restriction period, the HRR Certificates or the certificates evidencing the VRR Interest may only be issued as Definitive Certificates and held by the certificate administrator as custodian on behalf of the related investor pursuant to the PSA. Any request for release of an HRR Certificates or a certificate evidencing a VRR Interest must be consented to by the depositor and the retaining sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register.

Requests to Communicate

The PSA will require that the certificate administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – CSAIL 2019-C18

with a copy to: trustadministrationgroup@wellsfargo.com. Any Communication Request must contain the name of the Requesting Investor, the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, 2019-C18 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in certifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)      the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)     an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)    the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)    the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan; and

(xvii)  the original or a copy of any related mezzanine intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)      the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)     the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)    any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)    the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)    any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)   any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)    any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)     any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)  all related environmental reports; and

(xiv)   all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property) copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of (i) all mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the closing of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)    a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of any insurance consultant report;

(s)   a copy of the organizational documents of the related mortgagor and any guarantor;

(t)    unless already included in the origination settlement statement, a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)   a copy of any closure letter (environmental); and

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the originator received such items identified above in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan, (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth on Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of

Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)      such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)      in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the related mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or the affected REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, if no Consultation Termination Event is continuing, the applicable Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the related mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan, unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA (other than the asset representations reviewer) to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of

Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (if no Control Termination Event is continuing and other than in respect of an Excluded Loan with respect to such Directing Holder (and, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), with the consent of the Directing Holder) are able to agree, each in its sole discretion, upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan securitized under the related Non-Serviced PSA from the related other issuing entity, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Non-Serviced Companion Loans contained in a securitization.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, the asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” but will include trust expenses related to such activities, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by a mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)   have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (if no Control Termination Event is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to either the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class), by the Directing Holder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the related mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, if no Consultation Termination Event is continuing, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the related mortgage loan seller will have the option to either repurchase the related Mortgage Loan or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The related mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the related mortgage loan seller will be deemed to have cured the breach in all respects. The related mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the related mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction

Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator in its capacity as custodian, with a copy to the master servicer, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (if no Consultation Termination Event is continuing and other than in respect of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)   the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase, substitute or make a Loss of Value Payment for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower(s) on similar non-defaulted debt of such borrower(s) as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and the Serviced Companion Loans to one or more third-party sub-servicers; provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (if no Control Termination Event is continuing and other than with respect to an Excluded Loan with respect to the Directing Holder (or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or the special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or the special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related

Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined to exist with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in accordance with the Servicing Standard (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

The master servicer will be obligated to make Servicing Advances with respect to Serviced Whole Loans; provided that no Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for a Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan other than an Excluded Special Servicer Loan) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled (a) to consider (among other things) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (among other things) the timing of recoveries, and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer, which determination will be binding on the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to such Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account allocable to principal are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, if no Control Termination Event is continuing, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account, in no event later than the 2nd business day following receipt in available and properly identified funds, all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including the “Lower-Tier REMIC Distribution Account” and the “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class Z and Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Remittance Date occurring each February and on any Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class Z certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Companion Distribution Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other Permitted Investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from their investment of such funds, as provided in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account), exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account, for any of the following purposes, in each case only to the extent permitted under the PSA, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)      to remit on each Remittance Date (A) to the certificate administrator on the related Distribution Date for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account any Withheld Amounts collected on the Actual/360 Loans for their due dates in January (except during a leap year) and February of any calendar year;

(ii)     to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation and to pay Midland the Excess Servicing Strip;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)     to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)   to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)   to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)   to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)   to reimburse the certificate administrator for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)  to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)   to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Serviced Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, the related Serviced Companion Loans and each successor REO Loan related to a Serviced Mortgage Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of each such Mortgage Loan, Serviced Companion Loan and REO Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan and each REO Loan related to a Serviced Mortgage Loan, the product of the monthly portion of the	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of each such Specially Serviced Loan and REO Loan.	Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee / Special Servicer(2)	With respect to (a) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains (i) a full, partial or discounted payoff or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, and (b) in certain circumstances, each Mortgage Loan repurchased by a Mortgage Loan seller (or as to which a Loss of Value Payments is made), an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments, and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption fees, waiver, consent and earnout fees, late payment charges, default interest and other processing fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time

Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan). The Trustee fee is payable by the certificate administrator as a portion of the Trustee/Certificate Administrator Fee.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower with respect to such Mortgage Loan).	Payable by the related borrower when incurred (during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account).	Time to time

Asset Representations Reviewer Fee/Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and any REO Loan (excluding any related Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly

Asset Representations Reviewer Upfront Fee/Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	The sum of: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	Payable by the related mortgage loan seller upon completion of any Asset Review and within 45 days of receipt of a written request from the asset representations reviewer; provided, however, that if the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount upon completion of any Asset Review and within 90 days of receiving an invoice from the asset representations reviewer, such fee will be paid by the trust; provided, further, that notwithstanding any payment of such fee by the trust, such fee will remain an obligation of the related mortgage loan seller and the special servicer will reasonably pursue remedies against such mortgage loan seller.	In connection with each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and the related Serviced Companion Loans), and then, with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and the related Serviced Companion Loans), and then, after or at the same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).	Time to time

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any related REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer (if any) under the Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to the Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Whole Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.08250%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	a specified percentage (which may be either 50% or 100% for performing Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans, and 0% for Specially Serviced Loans) of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that with respect to non-Specially Serviced Loans if the transaction is not a Special Servicer Decision or a Major Decision, 100% of the Excess Modification Fee, and if the transaction is a Special Servicer Decision or a Major Decision, 50% of the Excess Modification Fee, regardless of who processes the transaction;

●	100% of all assumption application fees and other similar items received on any Mortgage Loans solely to the extent the master servicer is processing the underlying transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and any fee actually paid by a borrower in connection with the defeasance of Serviced Mortgage Loan and any related Serviced Companion Loan (provided, however, that 50% of the portion of any fees payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction under section (iv) of the Special Servicer Decisions listed in this prospectus (and specifically excluding any defeasance fees), must be paid by the master servicer to the special servicer) regardless of who processes such modification, waiver, amendment or consent;

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement); provided that with respect to such transactions, the transaction does not involve a Major Decision or Special Servicer Decision;

●	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the transaction involves a Major Decision or Special Servicer Decision regardless of who processes the transaction and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

●	with respect to accounts held by the master servicer, any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Companion Loan;

●	100% of charges for beneficiary statements or demand fees actually paid by the borrowers relating to the accounts held by the master servicer pursuant to the PSA or the Mortgage Loan documents;

●	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Companion Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (a) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan and (b) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on a 30/360 Basis for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to any split fee (other than a fee split with respect to penalty charges), the master servicer and the special servicer shall each have the right in its sole discretion, but not any obligation, to reduce or elect not to charge its respective percentage interest in any fee or payment payable to such party; provided, however, that without the consent of the affected party, (x) neither the master servicer nor the special servicer shall have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee shall not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than a fee split with respect to penalty charges), the special servicer shall still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer shall not be entitled to any of such fee charged by the special servicer.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee of $5,000 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Serviced Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of the lesser of (a) 1.0% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or on the Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) the rate that would result in a workout fee of $1,000,000 (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (or Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in an aggregate Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on such Mortgage Loan (or Serviced Whole Loan, if applicable) from the date that such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date).

The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including each related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property or (ii) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Mortgage Loan (and each related Serviced Companion Loan), Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% with respect to each Serviced Mortgage Loan, each Specially Serviced Loan and each REO

Property; provided that if the rate in clause (b) above would result in a liquidation fee that would be less than $25,000 in circumstances where a liquidation fee is to be paid, then such rate as would yield a fee of $25,000; provided, further, that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the Serviced Companion Loan or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)      (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)     with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan within the time period (or extension of such time period) provided for such repurchase in such pooling and servicing agreement if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, and if such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced Loan, then the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)     if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full; provided that, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The

Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      a specified percentage (which may be either 0% or 50% for performing Mortgage Loans (other than Non-Serviced Mortgage Loans) and 100% for Specially Serviced Loans) of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and other similar items received with respect to Mortgage Loans for which the special servicer is processing the underlying assumption related transaction,

(iii)     50% of the portion of any fees payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval is a Special Servicer Decision or Major Decision,

(iv)     100% of all Excess Modification Fees and assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(v)      50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans for transactions which are Special Servicer Decisions or Major Decisions regardless of who processes,

(vi)     with respect to accounts held by the special servicer, any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Companion Loans, and

(vii)    100% of charges for beneficiary statements or demand fees actually paid by the borrowers relating to the accounts held by the special servicer pursuant to the PSA or the Mortgage Loan documents.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account or the Loss of Value Payment reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for such Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date; provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loans (including any related REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan)), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.01020% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loans and excluding any Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to the product of (a) a rate equal to a per annum rate of 0.00230% multiplied by (b) the Stated Principal Balance of the Mortgage Loans and any

REO Loans (excluding any related Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will also be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loans) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee of (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (the “Asset Representations Reviewer Asset Review Fee”).

Each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, except that the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid, in the first instance, by the related mortgage loan seller upon completion of any Asset Review and within forty-five (45) days of receipt by the related mortgage loan seller of a written invoice from the asset representations reviewer. If the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount within ninety (90) days of receiving an invoice from the asset representations reviewer, such fee will be paid by the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount. However notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to reasonably pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity, and the costs of so doing will be a trust fund expense. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan will be required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by a mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (if no Consultation Termination Event is continuing, in consultation with the Directing Holder (except in the case of an Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) and, during an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least ten (10) business days following the date the special servicer receives an appraisal or conducts a valuation described below, equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan based upon their respective outstanding principal balances.

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reduction amounts, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to obtain an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than ten (10) business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within four (4) business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable, and, promptly following receipt of any such appraisal or performance of such valuation (or receipt of any supplemental appraisal, as discussed below), will deliver a copy thereof to the master servicer, the certificate administrator, the trustee, the operating advisor and (prior to the occurrence of any Consultation Termination Event and other than in the case of any Excluded Loan with respect to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) the Directing Holder; provided, however, that no new or updated appraisal will be required if the Mortgage Loan, Serviced Whole Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the special servicer reasonably believes such sale is likely to close. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, if no Consultation Termination Event is continuing and other than with respect to an Excluded Loan as to such party, to the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). If no Consultation Termination Event is continuing (and other than with respect to an Excluded Loan as to such party), the special servicer will consult with the Directing Holder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 6-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan; provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reduction amounts that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under such Non-Serviced PSA in respect of such Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, such Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to such Non-Serviced Whole Loan will generally be allocated to such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an AB note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)

and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount. In the case of a Serviced Whole Loan, any Collateral Deficiency Amount will be allocated among the related Mortgage Loan, Serviced Pari Passu Companion Loan and Subordinate Companion Loan in the same manner Appraisal Reduction Amounts are allocated.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR-RR certificates and second, to the Class G certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts (as applicable) to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted and, if so warranted, the special servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the special servicer’s Appraisal Reduction Amount and, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 30 days from receipt of the Requesting Holders’ written request.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, with respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and any related Serviced Companion Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard (with respect to any Mortgage Loan other than an applicable Excluded Loan and, if no Control Termination Event is continuing, with the consent of the Directing Certificateholder); provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to a REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer (if no Control Termination Event is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). In addition, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan that is not an Excluded Loan as to such party) in connection with any determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard to (1) cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and if the borrower does not so maintain, will be required to (2) itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon the certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder and/or the consultation rights of the Risk Retention Consultation Party, or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Holder) (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and upon non-binding consultation with the Risk Retention Consultation Party, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this section, the special servicer (or, with respect to certain non-material modifications, waivers and amendments that are not Special Servicer Decisions or Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or to be subject to tax under the REMIC provisions. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions or Special Servicer Decisions (unless, with respect to a non-Specially Serviced Loan, the master servicer and the special servicer mutually agree that the master servicer will process and obtain the prior consent of the special servicer). The master servicer may enter into certain non-material modifications, amendments, consents and waivers described in the PSA and as permitted under the Mortgage Loan documents to the extent they do not constitute Major Decisions or Special Servicer Decisions.

Except as otherwise described in the proviso following the Special Servicer Decisions listed below, the master servicer will not be permitted to consent to or approve a request by a borrower with respect to any of the following types of requests (each a “Special Servicer Decision”) and the special servicer will process and/or consent to each such Special Servicer Decision:

(i)      approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements for leases in excess of the lesser of 30,000 square feet and 30% of the net rentable area of the related Mortgaged Property, so long as it is considered a “major lease” or otherwise reviewable by the lender under the related Mortgage Loan documents;

(ii)     approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(iii)    approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

(iv)    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(v)      any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves with respect to any Mortgage Loan, but excluding (subject to clause (vi) below), as to Mortgage Loans which are non-Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related loan documents (for the avoidance of doubt, other than as set forth in clause (vi) below, any request with respect to a Mortgage Loan that is a non-Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer, will not constitute a Special Servicer Decision);

(vi)     any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit in the case of certain Mortgage Loans whose escrows, reserves and related letters of credit exceed, in the aggregate (but excluding tax and insurance escrows), at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans are identified on a schedule to the PSA), except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(vii)     in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents;

(viii)    in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (A) the release, substitution or addition of collateral securing any Mortgage Loan in connection with a defeasance of such collateral; or (B) that are related to the any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not a Major Decision;

(ix)     approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan; and

(x)     approving any requests for modification or amendment of a ground lease or entry into a new ground lease;

provided, however, that notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters with respect to any non-Specially Serviced Loan (other than the items listed in clause (iv)(A) and clause (iv)(B) of “Special Servicer Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA). If the master servicer is processing a Special Servicer Decision, the master servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to such Special Servicer Decision. In any case, with respect to any Special Servicer Decision in connection with a non-Specially Serviced Loan, each of the master servicer and special servicer will be entitled to 50% of any related fee paid in connection with such Special Servicer Decision whether or not the master servicer processes such request.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan (other than any Excluded Loan as to such party), the approval of the Directing Holder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) with respect to a Specially Serviced Loan (other than any Excluded Loan as to such party), non-binding consultation with the Risk Retention Consultation Party, in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Major Decision or any Special Servicer Decision (other than the items listed in clause (iv)(A) and clause (iv)(B) of “Special Servicer Decision”) will be required to refer the request to the special servicer. Generally, the special servicer will process the request directly. However, the master servicer and special servicer may mutually agree that the master servicer will process such request (or if the request is the items listed in clause (iv)(A) and/or clause (iv)(B) of “Special Servicer Decision”), in which case the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information reasonably available to the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision. In any case with respect to any Major Decision in connection with a non-Specially Serviced Loan, each of the master servicer and the special servicer will be entitled to 50% of any related fee whether or not the master servicer processes such request.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)   extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, (a) with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) after non-binding consultation with the Risk Retention Consultation Party (in either of clause (a) and (b), other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)   provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer is the party giving notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Holder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and unless a Consultation Termination Event has occurred and is continuing) and the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer is the party giving notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party) and the special servicer (and the special servicer will forward such notice to the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event is continuing)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Holder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-sale” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 5% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is equal to or less than $35 million and (c) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

For the avoidance of doubt, with respect to any Mortgage Loan that (i) is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the VRR Interest and (ii) is a Specially Serviced Loan, the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Holder with respect to the above described “due-on-sale” matters.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the consent of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, has consulted with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-encumbrance” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 2% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is $20 million or less, (c) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (d) has as debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan (or related Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and (e) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2021 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which the preparer of such report has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any visible waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the operating statements of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2020 and the calendar year ending on December 31, 2019 and to review such operating statements in connection with the preparation of the CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under “Reports to Certificateholders; Certain Information Available—Certificate Administrator Reports”. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

1.	the related borrower has failed to make when due any Periodic Payment, which failure continues, unremedied (without regard to any grace period):

●	except in the case of a balloon Mortgage Loan or Serviced Whole Loan delinquent in respect of its balloon payment, for 60 days beyond the date on which the subject payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 60 days beyond the date on which such balloon payment was due (except as described in clause (B) below) or (B) in the case of a Mortgage Loan or Serviced Whole Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the master servicer or the special servicer (and in either such case the master servicer or the special servicer, as applicable, will be required to promptly deliver a copy thereof to the other servicer), a refinancing commitment acceptable to the special servicer prior to the date 60 days after the balloon payment was due, 120 days beyond the date on which the balloon payment was due (or such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

2.	there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that (i) in the judgment of the master servicer or the special servicer (in the case of the special servicer, (A) with the consent of the Directing Holder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing and upon consultation with the Risk Retention Consultation Party or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Holder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) materially impairs the value of the related Mortgaged Property as security for the applicable Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or the related Serviced Companion Loan Holder in such Serviced Whole Loan), and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan or Serviced Whole Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related mortgage loan documents will be deemed not to have a grace period; and provided, further, that any default requiring a property advance will be deemed to materially and adversely affect the interests of the Certificateholders in the Mortgage Loan (or, in the case of any Serviced Whole Loan, the interests of the Certificateholders or the Serviced Companion Loan Holder in the Serviced Whole Loan);

3.	the master servicer or the special servicer has determined (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing and upon consultation with the Risk Retention Consultation Party, or (ii) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Holder (other than with respect to an

Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), that (i) a default (other than an Acceptable Insurance Default) under the Mortgage Loan or Serviced Whole Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or any related Companion Loan Holder in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Mortgage Loan or Serviced Whole Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related mortgage loan documents will be deemed not to have a grace period;

4.	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force and not dismissed for a period of 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing, or (ii) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Holder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan) be transferred to special servicing);

5.	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

6.	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

7.	the master servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then current recommendation as to how the Specially Serviced Loan might be return to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an Excluded Loan and only while no Consultation Termination Event is continuing);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan that is not an Excluded Loan as to such party);

●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process. The operating advisor’s review of any such Final Asset Status Report shall only provide background information to support the operating advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor shall not provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions” for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

During an Operating Advisor Consultation Event, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor that is in the possession of the special servicer, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The special servicer will be obligated to consider such non-binding alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided during an Operating Advisor Consultation Event. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and if no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and any related Companion Loan Holders, as a collective whole. Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor During an Operating Advisor Consultation Event”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the special servicer will be required to send the Directing Holder (other than with respect to an applicable Excluded Loan) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor, the Asset Status Report and the operating advisor and the Directing Holder will be entitled to consult on a non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder

will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor on a non-binding basis with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the Mortgaged Property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income with respect to a Mortgaged Property would qualify if a separate charge is not stated for such non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which is currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder(s), for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. Within one business day following the end of each Collection Period, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as to realize a fair price. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that the related Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan(s) by the special servicer for such Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing and such Non-Serviced Mortgage Loan is not an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and the Risk Retention Consultation Party at least 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan or REO Property if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan or REO Property, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 3 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 6-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price and the offer is less than the Par Purchase Price, the trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Holder (if no Consultation Termination Event is continuing) and the Risk Retention Consultation Party (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to the Non-Serviced Mortgage Loans, if a Non-Serviced Mortgage Loan has become a Defaulted Loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) (and, in the case of each of the ILPT Industrial Portfolio Whole Loan and the Presidential City Whole Loan, the related Subordinate Companion Loans) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right if no Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Pari Passu Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, while no Control Termination Event is continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any applicable Excluded Loan, (2) the special servicer, with respect to non-Specially Serviced Loans (other than any applicable Excluded Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) or the Directing Holder and (3) the special servicer with respect to all

Mortgage Loans (other than any applicable Excluded Loan as to such party) for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an applicable Excluded Loan, during a Control Termination Event, the Directing Holder will have certain consultation rights only, and during a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

In addition, within a reasonable time upon request from the Directing Holder or the operating advisor, as applicable, and no more often than on a monthly basis, each of the master servicer and the special servicer shall, without charge, make a knowledgeable officer available via telephone to verbally answer questions from (a) the Directing Holder ((i) if no Consultation Termination Event is continuing and (ii) other than with respect to any Excluded Loan as to such party) and (b) the operating advisor (with respect to the special servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the master servicer or the special servicer, as applicable, is responsible.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the certificate registrar from time to time); provided, however, that

(1) absent that selection, or

(2) until a Directing Certificateholder is so selected, or

(3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated,

the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder;

The initial Directing Certificateholder is expected to be RREF III-D CSAIL 2019-C18 MOA-HRR, LLC or another affiliate of Rialto Capital Advisors, LLC. and Rialto Real Estate Fund III – Debt, LP.

“Directing Holder” means:

(a) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan (other than the United Healthcare Office Whole Loan or the Redwood Technology Center Whole Loan), the Directing Certificateholder; and

(b) with respect to a Servicing Shift Whole Loan, (i) prior to the related Servicing Shift Securitization Date, the holder of the controlling Pari Passu Companion Loan and (ii) on and after the related Servicing Shift Securitization Date, the directing certificateholder with respect to the related securitization trust.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA. For the avoidance of doubt, whenever the term “Controlling Class Certificateholder” is used without further clarification, the parties hereto intend for such references to mean the applicable Controlling Class Certificateholder under the circumstances.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class, or if no class of Control Eligible Certificates meets the preceding requirement, the most senior class of Control Eligible Certificates. The Controlling Class as of the Closing Date shall be the Class NR-RR Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Classes, have been reduced to zero, the Controlling Class shall be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class G and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class or provide the name, contact information and address of the then-current Directing Holder, and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, if no Consultation Termination Event is continuing, the Directing Holder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class G certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, who will have 15 business days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the special servicer receives the information from the master servicer) to analyze and make a recommendation regarding any of the following actions (subject, however, to the right of the special servicer to process directly any of the following actions as set forth in the PSA) (provided that, in the event that the special servicer and the master servicer have mutually agreed that the master servicer will determine and process the request with respect to the subject following action, if the special servicer does not consent, or notify the master servicer that it will not consent, to any of the following actions within the required 15 business days or 60 days, as applicable, the special servicer will be deemed to have consented to the subject following action) and (b) if no Control Termination Event is continuing, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the special servicer (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 20-day) period the Directing Holder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Holder will not apply to any applicable Excluded Loan; and (c) (i) prior to taking any of the following actions with respect to a Specially Serviced Loan, an REO Loan or an REO Property and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (except with respect to an Excluded Loan as to the Risk Retention Consultation Party).

Each of the following will be a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding late fees and default interest) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than as expressly permitted pursuant to the terms of the related loan documents;

(iii)     any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) for less than the applicable Purchase Price (excluding any expenses incurred by the master servicer, the special servicer, the depositor, the certificate administrator and the trustee in respect of the breach or document defect giving rise to a repurchase or substitution obligation under an MLPA);

(iv)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise permitted pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)     any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan if lender consent is required, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)    any property management company changes or franchise changes (to the extent the lender is permitted to consent or approve under the Mortgage Loan documents); provided that with respect to property management company changes (a) the Serviced Mortgage Loan has an outstanding principal balance greater than $2.5 million or (b) the replacement property manager is a Borrower Party;

(viii)    releases of any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves, other than those releases (a) that are Special Servicer Decisions or (b) done in accordance with the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)     any determination of an Acceptable Insurance Default;

(xi)     following a default or an event of default with respect to a Serviced Mortgage Loan or a Serviced Whole Loan or any acceleration of such Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(xii)    any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xiii)   any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(xiv)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party), the special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer and (ii) the proposed course of action recommended.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process (and obtain the prior consent of the special servicer) with respect to any Major Decisions with respect to any non-Specially Serviced Loan.

If no Operating Advisor Consultation Event is continuing, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan, no Major Decision Reporting Package will be required to be delivered if no Operating Advisor Consultation Event is continuing. During an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and while no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the special servicer if no Control Termination Event continuing) and to consider alternative actions recommended by the Directing Holder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Holder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the special servicer from consulting with the Directing Holder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (if no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request (which initial request shall include the Major Decision Reporting Package) for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan or any applicable Excluded Loan), the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party and reasonably available to the special servicer related to the subject matter of such consultation, the special servicer will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicing actions.

A “Control Termination Event” will occur when (i) no class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of such Class; (ii) such Mortgage Loan or Whole Loan is an Excluded Loan; or (iii) a Holder of the Class G Certificates becoming the majority Controlling Class Certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor Controlling Class Certificateholder; provided that no Control Termination Event may occur with respect to the Directing Holder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to the Directing Holder related to such Servicing Shift Whole Loan; and provided, further, that a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class G certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder.

With respect to any Excluded Loan, a Consultation Termination Event shall be deemed to exist with respect to such Excluded Loan at all times.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class G certificates and the Class G certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, trustee, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with Asset Status Reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to Asset Status Reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class G certificates, the successor Class G Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class G certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class G certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class G certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class G certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or (i) any other matter requiring consent of the Directing Holder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class or (ii) any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or

the operating advisor) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Holder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder, the Risk Retention Consultation Party or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan, as described under “Description of the Mortgage Pool—The Whole Loans”).

Rights of Holders of Companion Loans

With respect to a Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Holder. The issuing entity, as the holder of each Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan, and, other than in respect of an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class so long as no Consultation Termination Event is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, while no Control Termination Event is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loan that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of the related Serviced Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition to the foregoing, with respect to each Serviced Whole Loan, (a)(i) with respect to any non-Specially Serviced Loan the special servicer (with respect to any Major Decision or Special Servicer Decision, unless the master servicer and the special servicer mutually agree that, in connection with any modification, waiver or amendment that constitutes a Major Decision or a Special Servicer Decision, the master servicer will process and determine whether to consent, subject to the consent of the special servicer, to such modification, waiver or amendment) or the master servicer (with respect to any modification, waiver or amendment that does not constitute a Major Decision or a Special Servicer Decision), or (ii) with respect to any Specially Serviced Loan, the special servicer, as applicable, will be required, unless otherwise stated in the related Intercreditor Agreement, to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the PSA with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to such Serviced Whole Loan to any related Companion Loan Holder (or its representative), within the same time frame it is required to provide to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event), and (b) the special servicer upon request, will be required to consult with any related Serviced Companion Loan Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Serviced Companion Loan Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the related Serviced Whole Loan, and consider alternative actions recommended by such related Serviced Companion Loan Holder; provided that after the expiration of a period of ten business days from the delivery to the related Companion Loan Holder of such items of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the master servicer or special servicer, as applicable, will no longer be obligated to consult with such related Companion Loan Holder or consider alternate actions recommended by the related Companion Loan Holder, unless the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed; provided, further, that if the master servicer or special servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders, the master servicer or special servicer, as applicable, may take such action without waiting for such response.  The master servicer or special servicer, as applicable, will not be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative) with respect to a Serviced Whole Loan.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Consultation and Control”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders .

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the Controlling Class;

(c) does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d) may take actions that favor the interests of the holders of one or more classes of certificates including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a Controlling Class Certificateholder (if the Directing Holder is the Directing Certificateholder)) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related

Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loans or their respective designees (e.g., the Non-Serviced Directing Holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including, without limitation, any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations (with limited exception) or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. In addition, except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a) reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b) reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c) recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d) preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or the operating advisor was entitled to consult with the special servicer with respect to any Major Decision if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)      after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)      if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)     if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, each of the special servicer and the operating advisor is entitled to rely solely on its receipt from the certificate administrator of written notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, each of the special servicer and the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operating Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and the holders of the related Companion Loans constituted a single lender, taking into account the pari passu or subordinate nature of any such Companion Loan), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any assessment of compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans for which a Major Decision Reporting Package has been delivered to the Operating Advisor) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least ten (10) days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations known to the operating advisor, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) with respect to Major Decisions processed by the special servicer as described under “—The Directing Holder—Major Decisions”.

To facilitate the consultation above, the special servicer will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)       that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)      that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)     that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, any Borrower Party, the Directing Certificateholder, the Retaining Party, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates or Risk Retention Affiliates;

(iv)     that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)      that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)     that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or the Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any such information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved as are in this securitization, the knowledge of the employees performing the operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an officer’s certificate certifying that such party has determined that it is required by law, rule, regulation, order, judgment or decree to disclose such information (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee).

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA; provided, further, that no such termination will terminate the rights of the operating advisor that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (other than with respect an Excluded Loan as to such party and only if no Consultation Termination Event is continuing), any Companion Loan Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating

Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the special servicer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the distribution report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Column (or its predecessors) was a sponsor and its affiliate was the depositor in a public offering of CMBS with a securitization closing date on or after October 1, 2009, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between October 1, 2014 and September 30, 2019 was approximately 5.81%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent 19.3% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of Asset Review Trigger was set to exceed the portion of the Initial Pool Balance represented by the three (3) largest Mortgage Loans in the pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if a specified percentage of Mortgage Loans by loan count are Delinquent Loans, provided those Mortgage Loans meet a minimum principal balance threshold.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)      a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)     a copy of any notice previously delivered to the applicable mortgage loan seller by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents or agreements that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Mortgage Loan are missing any document or agreement that is required to be part of the Review Materials or that was entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in either case, that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents and agreements, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents and agreements to the extent in its possession. In the event any missing documents or agreements are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents or agreements from the related mortgage loan seller. The mortgage loan seller will be required to deliver such additional documents and agreements only to the extent such additional documents and agreements are in the possession of such mortgage loan seller.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Review Materials with respect to the Delinquent Loans, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will be performed in accordance with the Asset Review Standard and will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days or by the related mortgage loan seller upon request as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Holder or the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio; provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio; provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then-outstanding certificates; provided that if such failure is capable of being cured and the asset representations reviewer certifies to the other parties to the PSA that it is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)      the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)     the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the VRR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the VRR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a) may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b) may act solely in the interests of the holders of the VRR Interest;

(c) does not have any liability or duties to the holders of any class of certificates other than the holders of the VRR Interest that appointed the Risk Retention Consultation Party;

(d) may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e) will have no liability whatsoever (other than to a holder of the VRR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, if no Control Termination Event is continuing, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder provides a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

During a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all Certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of (a) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notice via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. If no Control Termination Event is continuing, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, the Directing Holder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (so long as, on the date of the appointment, such appointment of such Excluded Special Servicer is a Qualified Replacement Special Servicer). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Servicer” and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the special servicer with respect to a Servicing Shift Whole Loan.  The holder of the related controlling Pari Passu Companion Loan with respect to a Servicing Shift Whole Loan will have the right to replace the special servicer solely with respect to the related Whole Loan.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of a special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Intercreditor Agreement) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each applicable Certificateholder of the recommendation and post the related report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the applicable Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificateholders that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of Certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable Rating Agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders evidencing at least a majority of a quorum of Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made under the terms of the PSA, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 20 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or classes of Serviced Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or classes of Serviced Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)   the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)   the master servicer or the special servicer, as the case may be, is removed from S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or a “U.S. Commercial Mortgage Special Servicer,” as applicable, and is not restored to such status on such list within 60 days; and

(i)    the master servicer or the special servicer, as applicable, or any primary servicer or sub-servicer appointed by the master servicer or the special servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the master servicer has been instructed to retain by the depositor or a sponsor), fails to deliver the items required by the PSA after any applicable notice and cure period to enable the certificate administrator, depositor or a depositor under any other securitization to comply with the issuing entity’s reporting obligations under the Exchange Act (any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Companion Loan that is part of a Serviced Whole Loan (or a portion of or interest in such Companion Loan).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, if no Control Termination Event is continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and payment or repayment of other amounts due to the master servicer or the special servicer), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, if no Control Termination Event is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, if no Control Termination Event is continuing and other than with respect to an Excluded Loan, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, if no Consultation Termination Event is continuing, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer under the related Non-Serviced PSA remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (if no Control Termination Event is continuing and except with respect to any Excluded

Loan as to such party), will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Non-Serviced Whole Loan, and a successor will be appointed in accordance with the Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g), or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the second preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities, but upon the written direction of such Serviced Companion Loan Holder, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that (1) a Servicer Termination Event under clause (a) or (b) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and (2) a Servicer Termination Event under clause (c) or (i) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, if no Control Termination Event is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any subsequent third-party purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of any Subsequent Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, any subsequent third-party purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any subsequent third-party purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, that if the affiliation causing an Impermissible Risk

Retention Affiliate is the result of a subsequent third-party purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be indemnified and held harmless by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including costs of enforcement of such indemnity) incurred in connection with, or related to, the PSA, the Mortgage Loans, any related Companion Loan or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to any Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the securitization trust formed under the Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator (including any costs of enforcement of its indemnity) relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian, 17g-5 Information Provider, certificate registrar and REMIC administrator to the extent the same party is acting in such capacities.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer (in the case of Specially Serviced Loans), as applicable, will be required to promptly forward it to the applicable mortgage loan seller. The master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the related MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing

Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Repurchase Request”), the receiving party will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Repurchase Request.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has paid the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the related mortgage loan seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request. However, if a Resolution Failure occurs with respect to the Repurchase Request, the provisions described below under
“—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting

Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, a statement that responding Certificateholders will be required to certify their holdings in connection with such response, a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such

Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer under the PSA have no obligation or authority to

(a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Pari Passu Whole Loans will or are expected to be substantially similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a servicing advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CSAIL 2019-C18 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. However, “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special

Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that the master servicer is entitled to process under the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CSAIL 2019-C18 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Presidential City Mortgage Loan

The Presidential City Whole Loan, and any related REO Property, are serviced under the SGCMS 2019-PREZ TSA. The servicing arrangements under the SGCMS 2019-PREZ TSA are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The SGCMS 2019-PREZ TSA contains terms and conditions that are customary for securitization transactions involving assets similar to the Presidential City Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the Presidential City Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization as well as the securitizations related to Presidential City Companion Loans. Such terms include, without limitation:

●	The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer earns a primary servicing fee with respect to the Presidential City Mortgage Loan and the Presidential City Companion Loans that are not included in the SG Commercial Mortgage Securities Trust 2019-PREZ Trust at a per annum rate of 0.00125% and a primary servicing fee for the Presidential City Companion Loans that are included in the SG Commercial Mortgage Securities Trust 2019-PREZ trust at a per annum rate of 0.0025%.

●	Upon the Presidential City Whole Loan becoming a specially serviced loan under the SGCMS 2019-PREZ TSA, the SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will earn a special servicing fee payable monthly with respect to the Presidential City Whole Loan accruing at a rate equal to 0.25% per annum, until such time as Presidential City Whole Loan is no longer specially serviced.

●	Pursuant to the SGCMS 2019-PREZ TSA, the liquidation fee and the workout fee with respect to the Presidential City Mortgage Loan are similar, but not necessarily identical, to the corresponding fees payable under the PSA. The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or trustee under the SGCMS 2019-PREZ TSA (the “SG Commercial Mortgage Securities Trust 2019-PREZ Trustee”), as applicable, is required to make advances of principal and interest and advances of certain administrative expenses with respect to the Presidential City Companion Loans that are included in the SG Commercial Mortgage Securities Trust 2019-PREZ Trust (but not with respect to any Presidential City Companion Loans not included in the SG Commercial Mortgage Securities Trust 2019-PREZ Trust), unless the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Trustee, as applicable, has determined that any such advance and interest thereon would not be recoverable from collections on the Presidential City Companion Loans included in SG Commercial Mortgage Securities Trust 2019-PREZ Trust. Reimbursement of such amounts and interest thereon are payable only from proceeds of the Presidential City Whole Loan.

●	The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Trustee, as applicable, is obligated to make property protection advances and advances of certain administrative expenses with respect to the Presidential City Whole Loan, unless a determination is made by the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the Presidential City Whole Loan. If the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer or SG Commercial Mortgage Securities Trust 2019-PREZ Trustee determines that any such advance made with respect to the Presidential City Whole Loan or the related Mortgaged Property is nonrecoverable, such advance will be reimbursed in full from any collections on the Presidential City Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the Presidential City Whole Loan. In the event that collections received after the final liquidation of the Presidential City Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses.

●	Amounts payable with respect to the Presidential City Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the SGCMS 2019-PREZ TSA may be allocated between the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer and SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Serviced Mortgage Loans.

●	The SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer will be required to take actions with respect to the Presidential City Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	With respect to Presidential City Whole Loan, the servicing provisions relating to performing inspections are similar, but not necessarily identical, to those of the PSA. The servicing provisions do not include specific provisions relating to the collection of operating information.

●	The SG Commercial Mortgage Securities Trust 2019-PREZ Servicer and SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

●	The servicing transfer events under the SGCMS 2019-PREZ TSA that would cause the Presidential City Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA. Examples of differences include, without limitation, that under the SGCMS 2019-PREZ TSA, a payment default will not cause a loan to become specially serviced unless there have been two consecutive monthly payment defaults, and a reasonably foreseeable default will not cause a loan to become specially serviced unless it is a reasonably foreseeable default in the payment of principal or interest.

●	The liability of the parties to SGCMS 2019-PREZ TSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Presidential City Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer to be deposited and maintained in a separate account in the name of the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer for the benefit of the holders of the Presidential City Whole Loan until transferred (after payment of certain amounts under the SGCMS 2019-PREZ TSA) on a monthly basis prior to the Distribution Date to the Collection Account by the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer for distribution in accordance with the PSA.

●	The SGCMS 2019-PREZ TSA may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

●	There is no operating advisor or equivalent party (and therefore no operating advisor fee) with respect to the SG Commercial Mortgage Securities Trust 2019-PREZ Trust.

●	The SGCMS 2019-PREZ TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the SG Commercial Mortgage Securities Trust 2019-PREZ Trust.

●	The SGCMS 2019-PREZ TSA does not require the SG Commercial Mortgage Securities Trust 2019-PREZ Servicer to make the equivalent of compensating interest payments in respect of the Presidential City Whole Loan.

The SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—the Non-Serviced AB Whole Loans—The Presidential City Whole Loan—Special Servicer Appointment Rights”.

The SG Commercial Mortgage Securities Trust 2019-PREZ depositor, SG Commercial Mortgage Securities Trust 2019-PREZ Servicer, Presidential City Special Servicer, the certificate administrator for the SG Commercial Mortgage Securities Trust 2019-PREZ securitization, the SG Commercial Mortgage Securities Trust 2019-PREZ Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the SG Commercial Mortgage Securities

Trust 2019-PREZ Trust issuing entity is required to indemnify such parties pursuant to the terms of the SGCMS 2019-PREZ TSA) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the Presidential City Co-Lender Agreement and the SGCMS 2019-PREZ TSA. To the extent funds on collections from Presidential City Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Presidential City Whole Loan” in this prospectus. Prospective investors are encouraged to review the full provisions of the SGCMS 2019-PREZ TSA, which is available by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as the case may be, may then take such action if the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3”(in the case of the master servicer) or “CSS3” (in the case of a special servicer), if Fitch is the non-responding Rating Agency, (ii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency or (iii) the applicable replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or “U.S. Commercial Mortgage Special Servicer,” as applicable, if

S&P is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Kroll Bond Rating Agency, Inc. (“KBRA”), Fitch Ratings, Inc. (“Fitch”) and S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during a reporting period consisting of the preceding calendar year or portion of that year and of performance under the PSA or any Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class Z and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided that (A) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class Z and Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at an amount equal to the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of

Specially Serviced Loans and REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the fair value of each Specially Serviced Loan as determined by the special servicer consistent with procedures required for making such determination in connection with the sale of a Defaulted Loan under the PSA, (4) the reasonable out of pocket expenses of the master servicer or special servicer, as applicable, related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (5) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirement that the then-aggregate principal balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account; provided that (A) the Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change; provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Holder or , if the Directing Holder is the Directing Certificateholder, the holder of the majority of the Controlling Class and for so long as a no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5; provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by a Non-Serviced Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal

Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A-” by S&P, “A-” by Fitch and, if rated by KBRA, “A” by KBRA; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “BBB” by S&P and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “A-1” by S&P and “F1” by Fitch and (c) the master servicer maintains a rating of at least “A” by S&P and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer, and, if no Control Termination Event is continuing, to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, at the expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations under the PSA or as a result of other circumstances beyond the trustee’s or certificate administrator’s, as applicable, reasonable control) to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator. Except as described in the following sentence, the terminated or removed trustee or certificate administrator, as applicable, will bear all reasonable costs and expenses in connection with its termination or removal. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Nevada

Nevada imposes certain statutory procedures, prohibitions or limitations that limit the exercise of rights by, and the remedies available to, a mortgagee under a mortgage or a beneficiary under a deed of trust. In Nevada, the lien evidenced by a deed of trust may be foreclosed judicially or non-judicially. Judicial foreclosures are extremely rare, however, as they give rise to a one year right of redemption, and are generally employed only in cases of defective trust deeds, mortgages, or cases alleging equitable mortgages. A non-judicial foreclosure is handled by the trustee under the deed of trust, which, subject to the requirements of Nevada law, typically is a title insurance company or agent, pursuant to a power of sale granted in the deed of trust, and in accordance with Nevada law. More specifically, notice and opportunity to cure must be given, a notice of default and election to sell the property, including a notarized affidavit of authority to exercise the power of sale, must be recorded, a notice of sale must be recorded, and notice must be given to the trustor, any guarantor or surety, and other parties with an interest in the real property or the indebtedness evidenced by a lien on the real property. Then, following the expiration of the required statutory period, a public auction is held. In addition, please note that special notice requirements are required if the real property being foreclosed is a residential property. With limited exceptions, Nevada law also requires a beneficiary to exhaust its real property security prior to bringing an action against the trustor and, generally and unless (to the extent possible) waived, any guarantor, surety or other obligor to collect a debt. Further, actions for deficiency judgments following any foreclosure, judicial or non-judicial, must be brought within six (6) months of the foreclosure, and are limited to the lesser of (i) the amount by which the secured indebtedness exceeds the fair market value of the real property sold at the time of sale, with interest from the date of sale, or (ii) the difference between the proceeds of the sale and the secured indebtedness, with interest from the date of sale. Additional limitations may apply if the party seeking the deficiency acquired the right to obtain the judgment from a person who previously held that right. The laws of the State of Nevada also provide subrogation rights to a guarantor, surety, or other obligor who fully satisfies a debt secured by a lien evidenced by a deed of trust, which, in the case of partial satisfaction, is subject only to the lender’s prior right to recover the balance of any indebtedness owed by a borrower, which subrogation rights may be waived only after default. Finally, in Nevada, certain tax and, as and to the extent allowed by Nevada law, environmental liens may have priority over liens evidenced by previously recorded deeds of trust.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure.  Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas.  A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues.  The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action.  It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness.  In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located.  Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale.  The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin.  To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time.  If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located.  Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure.  Any action for deficiency must be brought within two years of the foreclosure sale.  If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor) conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel or motel properties constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel or motel properties may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or the lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. In some states, a lender must exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy

Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure; provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the

Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any other form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Column, which is a sponsor and an originator, and its affiliates are playing several roles in this transaction. Credit Suisse Commercial Mortgage Securities Corp. is the depositor and an affiliate of Column. Column and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Column is also an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offering of the certificates.

Credit Suisse Securities (USA), one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator, a warehouse lender to certain other sponsors and originators (or their respective affiliates).

SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, a sponsor, an originator and a mortgage loan seller.

Rialto Real Estate Fund III – Debt, LP is also an affiliate of (i) Rialto Capital Advisors, LLC, the expected special servicer, (ii) RREF III-D CSAIL 2019-C18 MOA, LLC, the entity that is expected to be the holder of the VRR Interest and the Risk Retention Consultation Party, (iii) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the entity which is expected to be the holder of the HRR Certificates and the initial Controlling Class Certificateholder and the initial Directing Certificateholder, (iv) RREF III-D CSAIL 2019-C18, LLC, the entity that is expected to purchase the Class X-F, Class X-G, Class F and Class G Certificates and will receive the Class Z Certificates (in each case, other than the portion of each such class of certificates that comprise “VRR Interest” as described in “Credit Risk Retention”) and (v) Situs Holdings, LLC, an initial special servicer with respect to the ILPT Industrial Portfolio Whole Loan.

CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., a mortgage loan seller, a sponsor and an originator.

CIBC is a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as an interim custodian with respect to the Mortgage Loan files for all of the CIBC Mortgage Loans.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the ILPT Industrial Portfolio companion loans, one or more of the United Healthcare Office companion loans, one or more of the Redwood Technology Center companion loans and one of the Crimson Retail Portfolio companion loans.

Wells Fargo Bank is also (A) the trustee, certificate administrator and custodian under the (i) CSAIL 2019-C17 pooling and servicing agreement with respect to the Farmers Insurance Whole Loan and (ii) SGCMS 2019-PREZ trust and servicing agreement with respect to the Presidential City Whole Loan and (B) the certificate administrator and custodian under the (i) MSC 2019-L3 pooling and servicing agreement with respect to the ILPT Industrial Portfolio Whole Loan, (ii) UBS 2019-C17 pooling and servicing agreement with respect to the Gatlin Retail Portfolio Whole Loan, the Phoenix Industrial Portfolio II Whole Loan and the Courtyard by Marriott Secaucus Whole Loan and (iii) WFCM 2019-C52 pooling and servicing agreement with respect to the Del Mar Terrace Apartment Whole Loan.

Midland is also the master servicer and the special servicer of the Farmers Insurance Whole Loan under the CSAIL 2019-C17 pooling and servicing agreement.

Pursuant to a certain interim servicing agreement between UBS AG, New York Branch or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain UBS AG, New York Branch Mortgage Loans prior to their inclusion in the issuing entity.

Pentalpha Surveillance is also (i) the operating advisor and asset representations review under the UBS 2019-C17 PSA with respect to the Phoenix Industrial Portfolio II Whole Loan, Gatlin Retail Portfolio Whole Loan and Courtyard by Marriott Secaucus Whole Loan, and (ii) the operating advisor and asset representations reviewer under the WFCM 2019-C52 PSA with respect to the Del Mar Terrace Apartments Whole Loan.

Rialto Capital Advisors, LLC is an affiliate of (i) Rialto Real Estate Fund III – Debt, LP, the Retaining Sponsor and a mortgage loan seller, (ii) RREF III-D CSAIL 2019-C18 MOA, LLC, the entity that is expected to be appointed as the Risk Retention Consultation Party and holder of the VRR Interest, (iii) RREF III-D CSAIL 2019-C18 MOA-HRR, LLC, the entity expected to be the holder of the “eligible horizontal retained interest” and the initial controlling class certificateholder and be appointed as the initial Directing Certificateholder, (iv) RREF III-D CSAIL 2019-C18, LLC, the entity that is expected to purchase the Class X-F, Class X-G, Class F and Class G certificates and which will receive the Class Z certificates (in each case, other than the portion of each such class of certificates that comprise “VRR Interest” as described in “Credit Risk Retention”) on the Closing Date and (v) Situs Holdings, LLC, which is an initial special servicer under the MSC 2019-L3 PSA solely with respect to the servicing of the ILPT Industrial Portfolio whole loan, through common control by Stone Point Capital LLC.

In addition, Rialto Capital Advisors, LLC was appointed as the initial special servicer for the Gatlin Retail Portfolio Whole Loan, the Courtyard by Marriott Secaucus Whole Loan and the Phoenix Industrial Portfolio II Whole Loan, which are serviced under the Pooling and Servicing Agreement governing the UBS 2019-C17 transaction and is an affiliate of the entity that was appointed as the Directing Certificateholder under the UBS 2019-C17 PSA, and is expected to be appointed as the initial special servicer for the United Healthcare Office whole loan and the Redwood Technology Center whole loan, which are expected to be serviced under the UBS 2019-C18 pooling and servicing agreement, and is an affiliate of the entity expected to be appointed as the directing certificateholder under the UBS 2019-C18 pooling and servicing agreement.

Pursuant to certain interim servicing arrangements, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by RREF or its affiliates, which may include, prior to their inclusion in the issuing entity, some or all of the RREF Mortgage Loans.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the

Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans after the Class A-1, Class A-2, Class A-3 and Class A-4 certificates are no longer outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the Principal Balance Certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any Principal Balance Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Principal Balance Certificate purchased at a premium (and any Class X Certificate), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a Principal Balance Certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). Any reduction of the Certificate Balances of the “Underlying Class(es)” of certificates indicated in the table below as a result of the application of Realized Losses will, in each case, also reduce the Notional Amount of the related class of interest-only certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$534,843,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$64,594,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its Mortgage Loan by an Anticipated Repayment Date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Cut-off Date Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related “Underlying Class(es)” of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$534,843,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates
Class X-B	$64,594,000	Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	each Mortgage Loan is assumed to prepay at the indicated level of CPY. The column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before the maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any period in which defeasance is permitted and any applicable yield maintenance period,

●	there are no delinquencies,

●	scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are received on a timely basis, beginning in January 2020,

●	the ARD Loan is paid in full on its Anticipated Repayment Date,

●	no prepayment premiums or yield maintenance charges are collected,

●	no party exercises its right of optional termination of the issuing entity described in this prospectus or any other purchase option with respect to a Mortgage Loan described in this prospectus,

●	no Mortgage Loan is required to be repurchased from the issuing entity,

●	the Administrative Cost Rate for each Mortgage Loan is the rate set forth on Annex A-1 with respect to such Mortgage Loan. The Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans,

●	there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or appraisal reduction amounts allocated to any class of certificates,

●	distributions on the certificates are made on the 15th calendar day (each assumed to be a business day) of each month, commencing in January 2020,

●	the certificates will be issued on the Closing Date,

●	the Pass-Through Rate with respect to each class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates” above,

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification,

●	the initial respective principal balances and notional amounts of the various classes of Regular Certificates are as set forth in the table and the footnotes to the table under “Summary of Certificates” above, and

●	with respect to any Whole Loan, for the purpose of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Whole Loan.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	87%	87%	87%	87%	87%
December 2021	70%	70%	70%	70%	70%
December 2022	49%	49%	49%	49%	49%
December 2023	23%	23%	23%	23%	23%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	2.81	2.81	2.80	2.80	2.80

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	4.90	4.89	4.88	4.86	4.67

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.79	9.73	9.65	9.57	9.38

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.91	9.90	9.88	9.83	9.51

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	98%	98%	98%	98%	98%
December 2025	78%	78%	78%	78%	78%
December 2026	58%	58%	58%	58%	58%
December 2027	36%	36%	36%	36%	36%
December 2028	14%	14%	14%	14%	14%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	7.38	7.38	7.38	7.38	7.38

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.93	9.93	9.93	9.93	9.68

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-S certificates.

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.93	9.93	9.93	9.93	9.68

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026	100%	100%	100%	100%	100%
December 2027	100%	100%	100%	100%	100%
December 2028	100%	100%	100%	100%	100%
December 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.93	9.93	9.93	9.93	9.68

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2019 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans)

or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95.9999%	3.4717%	3.4755%	3.4765%	3.4776%	3.4776%
96.9999%	3.0819%	3.0847%	3.0855%	3.0863%	3.0863%
97.9999%	2.6978%	2.6996%	2.7001%	2.7007%	2.7007%
98.9999%	2.3193%	2.3201%	2.3204%	2.3206%	2.3206%
99.9999%	1.9462%	1.9461%	1.9461%	1.9461%	1.9461%
100.9999%	1.5784%	1.5774%	1.5771%	1.5768%	1.5768%
101.9999%	1.2158%	1.2138%	1.2133%	1.2127%	1.2127%
102.9999%	0.8582%	0.8553%	0.8545%	0.8537%	0.8537%
103.9999%	0.5055%	0.5017%	0.5007%	0.4995%	0.4995%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9996%	3.0599%	3.0602%	3.0607%	3.0615%	3.0688%
99.9996%	2.8374%	2.8374%	2.8373%	2.8372%	2.8363%
100.9996%	2.6175%	2.6172%	2.6165%	2.6156%	2.6065%
101.9996%	2.4001%	2.3994%	2.3983%	2.3964%	2.3793%
102.9996%	2.1851%	2.1841%	2.1824%	2.1798%	2.1547%
103.9996%	1.9725%	1.9713%	1.9690%	1.9655%	1.9325%
104.9996%	1.7623%	1.7607%	1.7580%	1.7536%	1.7128%
105.9996%	1.5544%	1.5525%	1.5492%	1.5440%	1.4955%
106.9996%	1.3487%	1.3465%	1.3427%	1.3367%	1.2806%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.9993%	3.0781%	3.0801%	3.0826%	3.0853%	3.0916%
97.9993%	2.9571%	2.9584%	2.9600%	2.9618%	2.9659%
98.9993%	2.8374%	2.8380%	2.8388%	2.8396%	2.8416%
99.9993%	2.7192%	2.7191%	2.7190%	2.7189%	2.7187%
100.9993%	2.6023%	2.6015%	2.6006%	2.5996%	2.5972%
101.9993%	2.4867%	2.4853%	2.4835%	2.4816%	2.4771%
102.9993%	2.3724%	2.3703%	2.3677%	2.3649%	2.3583%
103.9993%	2.2593%	2.2566%	2.2531%	2.2495%	2.2409%
104.9993%	2.1475%	2.1441%	2.1399%	2.1353%	2.1247%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9993%	3.0914%	3.0916%	3.0917%	3.0922%	3.0953%
99.9993%	2.9729%	2.9729%	2.9728%	2.9728%	2.9724%
100.9993%	2.8557%	2.8555%	2.8553%	2.8548%	2.8509%
101.9993%	2.7398%	2.7395%	2.7391%	2.7381%	2.7308%
102.9993%	2.6253%	2.6248%	2.6242%	2.6227%	2.6121%
103.9993%	2.5120%	2.5114%	2.5106%	2.5086%	2.4946%
104.9993%	2.3999%	2.3992%	2.3983%	2.3957%	2.3785%
105.9993%	2.2891%	2.2883%	2.2871%	2.2841%	2.2636%
106.9993%	2.1795%	2.1785%	2.1772%	2.1737%	2.1500%

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9996%	3.0218%	3.0218%	3.0218%	3.0218%	3.0218%
99.9996%	2.8682%	2.8682%	2.8682%	2.8682%	2.8682%
100.9996%	2.7164%	2.7164%	2.7164%	2.7164%	2.7164%
101.9996%	2.5664%	2.5664%	2.5664%	2.5664%	2.5664%
102.9996%	2.4181%	2.4181%	2.4181%	2.4181%	2.4181%
103.9996%	2.2715%	2.2715%	2.2715%	2.2715%	2.2715%
104.9996%	2.1265%	2.1265%	2.1265%	2.1265%	2.1265%
105.9996%	1.9831%	1.9831%	1.9831%	1.9831%	1.9831%
106.9996%	1.8413%	1.8413%	1.8413%	1.8413%	1.8413%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.4563%	5.0750%	5.0215%	4.9529%	4.8538%	4.3381%
7.5563%	4.7488%	4.6948%	4.6256%	4.5256%	4.0060%
7.6563%	4.4291%	4.3747%	4.3049%	4.2041%	3.6806%
7.7563%	4.1159%	4.0610%	3.9906%	3.8890%	3.3618%
7.8563%	3.8089%	3.7535%	3.6826%	3.5801%	3.0491%
7.9563%	3.5078%	3.4520%	3.3805%	3.2772%	2.7425%
8.0563%	3.2124%	3.1562%	3.0841%	2.9800%	2.4418%
8.1563%	2.9226%	2.8660%	2.7934%	2.6885%	2.1466%
8.2563%	2.6382%	2.5812%	2.5080%	2.4023%	1.8570%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
1.3904%	6.3240%	6.3511%	6.3887%	6.4507%	6.2253%
1.4404%	5.4738%	5.5019%	5.5407%	5.6047%	5.3762%
1.4904%	4.6679%	4.6968%	4.7368%	4.8028%	4.5713%
1.5404%	3.9022%	3.9320%	3.9732%	4.0410%	3.8066%
1.5904%	3.1733%	3.2039%	3.2462%	3.3158%	3.0786%
1.6404%	2.4783%	2.5096%	2.5530%	2.6243%	2.3844%
1.6904%	1.8142%	1.8463%	1.8907%	1.9637%	1.7211%
1.7404%	1.1788%	1.2116%	1.2570%	1.3316%	1.0864%
1.7904%	0.5699%	0.6035%	0.6498%	0.7259%	0.4782%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9991%	3.4497%	3.4497%	3.4497%	3.4497%	3.4520%
99.9991%	3.3291%	3.3291%	3.3291%	3.3291%	3.3287%
100.9991%	3.2099%	3.2099%	3.2099%	3.2099%	3.2070%
101.9991%	3.0921%	3.0921%	3.0921%	3.0921%	3.0866%
102.9991%	2.9756%	2.9756%	2.9756%	2.9756%	2.9675%
103.9991%	2.8604%	2.8604%	2.8604%	2.8604%	2.8498%
104.9991%	2.7465%	2.7465%	2.7465%	2.7465%	2.7334%
105.9991%	2.6339%	2.6339%	2.6339%	2.6339%	2.6183%
106.9991%	2.5225%	2.5225%	2.5225%	2.5225%	2.5045%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.9997%	3.7262%	3.7262%	3.7262%	3.7262%	3.7285%
99.9997%	3.6040%	3.6040%	3.6040%	3.6040%	3.6036%
100.9997%	3.4831%	3.4831%	3.4831%	3.4831%	3.4802%
101.9997%	3.3637%	3.3637%	3.3637%	3.3637%	3.3581%
102.9997%	3.2456%	3.2456%	3.2456%	3.2456%	3.2375%
103.9997%	3.1289%	3.1289%	3.1289%	3.1289%	3.1182%
104.9997%	3.0134%	3.0134%	3.0134%	3.0134%	3.0003%
105.9997%	2.8993%	2.8993%	2.8993%	2.8993%	2.8837%
106.9997%	2.7864%	2.7864%	2.7864%	2.7864%	2.7684%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPYs

	Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
97.6563%	4.2736%	4.2741%	4.2748%	4.2759%	4.2858%
98.6563%	4.1469%	4.1473%	4.1480%	4.1491%	4.1564%
99.6563%	4.0216%	4.0221%	4.0228%	4.0239%	4.0285%
100.6563%	3.8979%	3.8984%	3.8990%	3.9002%	3.9022%
101.6563%	3.7756%	3.7761%	3.7768%	3.7779%	3.7773%
102.6563%	3.6547%	3.6552%	3.6559%	3.6570%	3.6539%
103.6563%	3.5352%	3.5357%	3.5364%	3.5375%	3.5319%
104.6563%	3.4171%	3.4176%	3.4183%	3.4194%	3.4112%
105.6563%	3.3003%	3.3008%	3.3015%	3.3026%	3.2920%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity to create the Lower-Tier REMIC and the Upper-Tier REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and the continued qualification of each REMIC formed thereunder, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the Excess Interest and the Excess Interest Distribution Account will be treated as a Grantor Trust for federal income tax purposes under subpart E, part I of subchapter J of the Code, and the Class Z certificates will represent undivided beneficial interests in the Excess Interest and the Excess Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata.

A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount, or “OID”) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is .. . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, fifteen (15) of the Mortgaged Properties securing fourteen (14) Mortgage Loans (collectively, 31.9%), are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, OID and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under legislation enacted on December 22, 2017 (the “Tax Cut and Jobs Act”), Regular Interestholders may be required to accrue amounts of OID, yield maintenance charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to OID timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with OID generally must include OID in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and OID with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the OID includible in a Regular Interestholder’s income. The total amount of OID on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with OID in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of OID on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, OID on a Regular Interest will be considered to be zero if such OID is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPY; provided that it is assumed that the ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis OID pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis OID, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with OID generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the OID on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the OID that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The OID accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of OID with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The OID accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of OID for each day in the period.

Under the method described above, the daily portions of OID required to be included as ordinary income by a Regular Interestholder (other than a holder of a Regular Interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the OID on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of OID, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having OID, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with OID, in the ratio of OID accrued for the relevant period to the sum of the OID accrued for such period plus the remaining OID after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including OID) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that OID must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the Regular Interests relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing OID. This may have the effect of creating “negative” OID that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive OID or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative OID may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Regular Interests related to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premium

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D and Class E certificates. The IRS may disagree with these positions. Investors should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any OID or market discount, or other amounts, previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property” taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a representative’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that residual holders, to the fullest extent possible, rather than any Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such Trust REMICs’ taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections.

Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including OID, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An Intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “Qualified Intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “Non-Qualified Intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “Intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “Qualified Intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, OID and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, OID, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—

Qualification as a REMIC” above must be furnished annually to the Regular Interestholders and filed annually with the IRS.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any OID to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Credit Suisse Securities (USA) LLC	SG Americas Securities, LLC	UBS Securities LLC
Class A-1	$25,306,000	$0	$0
Class A-2	$65,479,000	$0	$0
Class A-3	$146,016,000	$0	$0
Class A-4	$209,018,000	$0	$0
Class A-SB	$36,487,000	$0	$0
Class X-A	$534,843,000	$0	$0
Class X-B	$64,594,000	$0	$0
Class A-S	$52,537,000	$0	$0
Class B	$32,728,000	$0	$0
Class C	$31,866,000	$0	$0

Class	Academy Securities, Inc.	CIBC World Markets Corp.
Class A-1	$0	$0
Class A-2	$0	$0
Class A-3	$0	$0
Class A-4	$0	$0
Class A-SB	$0	$0
Class X-A	$0	$0
Class X-B	$0	$0
Class A-S	$0	$0
Class B	$0	$0
Class C	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 109.4% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2019, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $4,060,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, which is a sponsor and a mortgage loan seller. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, one of the sponsors. CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., which is a sponsor and a mortgage loan seller.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Credit Suisse Securities (USA) LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of SG Americas Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, and one or more affiliates of CIBC World Markets Corp., which is one of the underwriters and a co-manager for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Credit Suisse Securities (USA) LLC, of the purchase price for the Offered Certificates and the following payments:

(1)           the payment by the depositor to Column Financial, Inc., an affiliate of Credit Suisse Securities (USA) LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Column Financial, Inc.;

(2)           the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by UBS AG, New York Branch;

(3)           the payment by the depositor to Societe Generale Financial Corporation, an affiliate of SG Americas Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Societe Generale Financial Corporation; and

(4)           the payment by the depositor to CIBC Inc., an affiliate of CIBC World Markets Corp., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by CIBC Inc.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described in the immediately preceding paragraph and the prior paragraph, Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC, UBS Securities LLC and CIBC World Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-227081-04)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 11 Madison Avenue, New York, New York 10010, Attention: Secretary, or by telephone at (212) 325-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-227081) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain other entities whose underlying assets include “plan assets” by reason of a plan’s investment in the entity, including collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32) of ERISA), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or Code Section 4975. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer, any underwriter or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of the total value of any class of certificates is held by benefit plan investors” (within the meaning of Section 3(42) of ERISA).

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, direct or indirect, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Credit Suisse Securities (USA) LLC an individual prohibited transaction exemption, PTE 89-90, 54 Fed. Reg. 42597 (October 17, 1989) as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass through certificates, such as the Offered Certificates, underwritten by Credit Suisse Securities (USA) LLC, UBS Securities LLC, SG Americas Securities, LLC or CIBC World Markets Corp., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates by a Plan subject to ERISA to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an

Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA and/or Section 4975 of the Code (an “ERISA Plan”) or is acting on behalf of an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the underwriters, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer, the servicer, the special servicer or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and applicable regulations) to the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan in connection with the ERISA Plan’s acquisition of Offered Certificates, and (ii) the ERISA Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95 60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95 60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95 60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

In addition, prospective investors in the Offered Certificates should note that equity interests in the borrowers with respect to certain Mortgage Loans may be directly or indirectly owned by one or more governmental plans.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO, as defined in Section 3(a)(62) of the Exchange Act; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in December 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g 5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Significant Definitions

1
17g-5 Information Provider	301
1986 Act	451
1996 Act	431
2
2013 Agreement	169
2015 Agreement	169
2015 Budget Act	458
3
30/360 Basis	171
4
401(c) Regulations	468
A
AB Modified Loan	343
AB Whole Loan	183
Accelerated Mezzanine Loan Lender	295
Acceptable Insurance Default	347
Acting General Counsel’s Letter	137
Actual/360	141
Actual/360 Basis	171
Actual/360 Loans	323
ADA	433
Additional Exclusions	346
Administrative Cost Rate	280
ADR	141
Advances	319
Affirmative Asset Review Vote	382
Allocated Cut-off Date Loan Amount	141
ALTA	246
Annual Debt Service	141
Anticipated Repayment Date	171
Appraisal Reduction Amount	340
Appraisal Reduction Event	339
Appraised Value	141
Appraised-Out Class	344
ARD Loan	171
ASR Consultation Process	358
Assessment of Compliance Report	412
Asset Representations Reviewer Asset Review Fee	338
Asset Representations Reviewer Fee	338
Asset Representations Reviewer Fee Rate	338

Asset Representations Reviewer Termination Event	387
Asset Representations Reviewer Upfront Fee	338
Asset Review	384
Asset Review Notice	383
Asset Review Quorum	383
Asset Review Report	385
Asset Review Report Summary	385
Asset Review Standard	384
Asset Review Trigger	381
Asset Review Vote Election	382
Asset Status Report	356
Assumed Final Distribution Date	287
Assumed Scheduled Payment	282
Attestation Report	412
Available Funds	273
B
Balloon Balance	141
Bankruptcy Code	425
Base Interest Fraction	286
Bond Lease	169
Borrower Party	294
Borrower Party Affiliate	294
Breach Notice	311
Brownsfield Program	157
BSSF	233
C
C(WUMP)O	17
CERCLA	431
Certificate Administrator/Trustee Fee	337
Certificate Administrator/Trustee Fee Rate	337
Certificate Balance	272
Certificate Owners	304
Certificateholder	296
Certificateholder Quorum	390
CFIUS	100
CIBC	233
CIBC Data File	239
CIBC Deal Team	239
CIBX	233
Circuit Court	241
City	169
Class A Certificates	271
Class A-SB Planned Principal Balance	282
Class A-SB Scheduled Principal Balance	275
Class X Certificates	271
Clearstream	303
Clearstream Participants	304

Closing Date	140, 206
CMBS	56
CMMBS	254
Code	449
Collateral Deficiency Amount	343
Collection Account	322
Collection Period	274
Column	206
Column Data Tape	207
Column Deal Team	207
Column Mortgage Loans	206
Column Qualification Criteria	208
Communication Request	306
Companion Distribution Account	322
Companion Loan Holder	181
Companion Loan Rating Agency	183
Companion Loans	139
Compensating Interest Payment	288
Constant Prepayment Rate	440
Consultation Termination Event	370
Control Eligible Certificates	365
Control Note	183
Control Termination Event	369
Controlling Class	365
Controlling Class Certificateholder	364
Controlling Holder	183
Corrected Loan	356
County Bonds	169
Covered Transactions	216
CPR	440
CPY	440
CREC	157
Credit Risk Retention Rules	265
Credit Suisse	213
CREFC®	292
CREFC® Intellectual Property Royalty License Fee	339
CREFC® Intellectual Property Royalty License Fee Rate	339
CREFC® Reports	291
Cross-Over Date	278
Cumulative Appraisal Reduction Amount	343
Cure/Contest Period	384
Cut-off Date	139
Cut-off Date Balance	141
Cut-off Date DSCR	142
Cut-off Date Loan-to-Value Ratio	142
Cut-off Date LTV Ratio	142
D
Debt Yield on Underwritten NCF	142
Debt Yield on Underwritten Net Cash Flow	142
Debt Yield on Underwritten Net Operating Income	142
Debt Yield on Underwritten NOI	142
Defaulted Loan	361
Defeasance Deposit	175
Defeasance Loans	174
Defeasance Lock Out Period	174
Defeasance Option	174
Definitive Certificate	302
Delinquent Loan	382
Demand Entities	216
Depositaries	303
Determination Date	273
Diligence File	308
Directing Certificateholder	364
Directing Holder	364
Directing Holder Approval Process	357
Disclosable Special Servicer Fees	337
Dispute Resolution Consultation	403
Dispute Resolution Cut-off Date	402
Distribution Accounts	323
Distribution Date	273
Distribution Date Statement	292
Dodd-Frank Act	120
DOL	465
DTC	302
DTC Participants	303
DTC Rules	304
Due Date	170
E
EDGAR	464
EEA	15
Eligible Asset Representations Reviewer	385
Eligible Operating Advisor	377
Enforcing Party	401
Enforcing Servicer	401
ERISA Plan	468
Escrow/Reserve Mitigating Circumstances	212, 231, 236
EU Institutional Investors	121
EU Risk Retention and Due Diligence Requirements	121
EU Securitization Regulation	16, 122
Euroclear	303
Euroclear Operator	305
Euroclear Participants	305
Excess Interest	172
Excess Interest Distribution Account	323
Excess Modification Fee Amount	334
Excess Modification Fees	332
Excess Prepayment Interest Shortfall	289
Excess Servicing Strip	255
Exchange Act	205
Excluded Controlling Class Holder	294
Excluded Controlling Class Loan	295
Excluded Information	295
Excluded Loan	295

Excluded Plan	467
Excluded Special Servicer	391
Excluded Special Servicer Loan	391
Exemption	466
F
Farmers Coverage	167
Farmers Lease	167, 175
Farmers Subtenant	158
Farmers Tenant	158, 167
FATCA	459
FDIA	136
FDIC	136
FIEL	19
Final Asset Status Report	358
Final Dispute Resolution Election Notice	403
Financial Promotion Order	16
FIRREA	137
Fitch	411
FPO Persons	16
Funds	225, 257
G
GAAP	265
Gain-on-Sale Entitlement Amount	275
Gain-on-Sale Remittance Amount	275
Gain-on-Sale Reserve Account	323
Garn Act	432
Grantor Trust	273
H
Hard Lockbox	177
High Net Worth Companies	16
High Net Worth Companies, Unincorporated Associations, Etc.	16
HRR Certificates	266
I
ILPT Industrial Portfolio Control Appraisal Event	196
ILPT Industrial Portfolio Controlling Holder	196
ILPT Industrial Portfolio Intercreditor Agreement	191
ILPT Industrial Portfolio Lead Note A Holder	192
ILPT Industrial Portfolio Major Decisions	195
ILPT Industrial Portfolio Mortgage Loan	191
ILPT Industrial Portfolio Non-Lead Senior Note Holder	196
ILPT Industrial Portfolio Note B-1-A	191
ILPT Industrial Portfolio Pari Passu Companion Loans	191
ILPT Industrial Portfolio Senior Notes	191
ILPT Industrial Portfolio Subordinate Companion Loans	191
ILPT Industrial Portfolio Threshold Event Collateral	197
ILPT Industrial Portfolio Triggering Event of Default	195
ILPT Industrial Portfolio Whole Loan	191
Impermissible Asset Representations Reviewer Affiliate	397
Impermissible Operating Advisor Affiliate	397
Impermissible Risk Retention Affiliate	397
Impermissible TPP Affiliate	397
Indirect Participants	303
Initial Delivery Date	356
Initial Pool Balance	139
Initial Rate	171
Initial Requesting Certificateholder	401
In-Place Cash Management	143
Institutional Investor	18
Insurance and Condemnation Proceeds	322
Intercreditor Agreement	181
Interest Accrual Amount	280
Interest Accrual Period	280
Interest Distribution Amount	280
Interest Reserve Account	323
Interest Shortfall	280
Interested Person	362
Investor Certification	295
Investor Registry	301
J
Japanese Retention Requirement	20
JFSA	20
JRR Rule	20
K
KBRA	411
L
Largest Tenant	143
Largest Tenant Lease Expiration Date	143
Lead Note A	191
Lennar	225, 257
Liquidation Fee	334
Liquidation Fee Rate	334
Liquidation Proceeds	322
Loan Per Unit	143
Loss of Value Payment	312
Lower-Tier Regular Interests	449
Lower-Tier REMIC	273
LTV Ratio at Maturity/ARD	143

M
MAI	313
Major Decision	366
Major Decision Reporting Package	367
MAS	18
Master Lease	166
Master Tenant	150
Material Defect	311
Maturity Date/ARD Loan-to-Value Ratio	143
Maturity Date/ARD LTV Ratio	143
MDNR	157
Midland	253
MIFID II	15
Minimum Service Payments	169
MLPA	307
MOA	266
Modeling Assumptions	441
Modification Fees	332
Mortgage File	307
Mortgage Loans	139
Mortgage Note	140
Mortgage Pool	139
Mortgage Rate	280
Mortgaged Property	140
Most Recent NOI	143
MSC 2019-L3 Certificate Administrator	191
MSC 2019-L3 Master Servicer	191
MSC 2019-L3 PSA	183
MSC 2019-L3 Special Servicer	191
MSC 2019-L3 Trustee	191
N
Net Cash Flow	145
Net Mortgage Rate	279
NI 33-105	20
Non-Control Note	183
Non-Controlling Holder	184
Nonrecoverable Advance	320
Non-Reduced Certificates	302
Non-Serviced AB Whole Loan	184
Non-Serviced Certificate Administrator	184
Non-Serviced Companion Loan	184
Non-Serviced Directing Holder	184
Non-Serviced Intercreditor Agreement	184
Non-Serviced Master Servicer	184
Non-Serviced Mortgage Loan	184
Non-Serviced Pari Passu Mortgage Loan	184
Non-Serviced Pari Passu Whole Loan	184
Non-Serviced PSA	184
Non-Serviced Securitization Trust	190
Non-Serviced Special Servicer	184
Non-Serviced Subordinate Companion Loan	184
Non-Serviced Trustee	184
Non-Serviced Whole Loan	184
Non-U.S. Person	459
Notional Amount	272
NRSRO	293
NRSRO Certification	296
O
Occupancy Rate	144
Occupancy Rate As-of Date	144
Offered Certificates	271
OID	451
OID Regulations	452
OLA	137
Operating Advisor Annual Report	375
Operating Advisor Consultation Event	269
Operating Advisor Consulting Fee	338
Operating Advisor Expenses	338
Operating Advisor Fee	337
Operating Advisor Fee Rate	337
Operating Advisor Standard	375
Operating Advisor Termination Event	379
Original Balance	144
P
P&I Advance	318
PACE	102
PADEP	157
Pads	146
Par Purchase Price	361
Pari Passu Companion Loans	139
Pari Passu Mortgage Loan	184
Participants	303
Parties in Interest	465
Pass-Through Rate	278
Patriot Act	434
PCIS Persons	16
PCR	245
Pentalpha Surveillance	260
Percentage Interest	273
Performance Agreement	169
Periodic Payments	275
Permitted Investments	273
Permitted Special Servicer/Affiliate Fees	337
Phase I ESA	156
PIPs	158
Plans	465
PRC	17
Predecessor Entity	169
Preliminary Dispute Resolution Election Notice	402
Prepayment Assumption	453
Prepayment Interest Excess	288
Prepayment Interest Shortfall	288
Prepayment Penalty Description	144

Prepayment Provision	144
Presidential City Co-Lender Agreement	199
Presidential City Companion Loans	199
Presidential City Directing Holder	203
Presidential City Major Decisions	203
Presidential City Mortgage Loan	199
Presidential City Mortgaged Properties	198
Presidential City Noteholders	199
Presidential City Pari Passu Companion Loans	199
Presidential City Senior Loans	199
Presidential City Sequential Pay Event	201
Presidential City Subordinate Companion Loan	199
Presidential City Subordinate Companion Loan Control Appraisal Period	203
Presidential City Whole Loan	199
PRIIPS Regulation	15
Prime Rate	322
Principal Balance Certificates	271
Principal Distribution Amount	280
Principal Shortfall	282
Privileged Information	377
Privileged Information Exception	378
Privileged Person	293
Professional Investors	18
Prohibited Prepayment	288
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	402
Proposed Course of Action Notice	401
Prospectus	17
Prospectus Regulation	15
PSA	271
PTCE	468
Purchase Price	312
Q
Qualification Criteria	248
Qualified Investor	15
Qualified Replacement Special Servicer	391
Qualified Substitute Mortgage Loan	313
Qualifying CRE Loan Percentage	266
R
RAC No-Response Scenario	410
Rated Final Distribution Date	288
Rating Agencies	411
Rating Agency Confirmation	411
RCA	256
RCA	225
RCM	225, 257
REA	68
Realized Loss	290
REC	156
Record Date	273
Redwood Technology Center PSA	184
Registration Statement	464
Regular Certificates	271
Regular Interestholder	452
Regular Interests	449
Regulation AB	413
Reimbursement Rate	322
Related Group	144
Related Proceeds	321
Release Date	174
Relevant Investor	18
Relevant Persons	16
Relief Act	433
REMIC	449
REMIC Regulations	449
Remittance Date	318
REO Account	323
REO Loan	283
REO Property	355
Reportable Information	216
Repurchase Request	401
Repurchases	216
Requesting Certificateholder	402
Requesting Holders	344
Requesting Investor	306
Requesting Party	410
Required Credit Risk Retention Percentage	266
Requirements	434
Residual Certificates	271
Resolution Failure	401
Resolved	401
Restricted Party	378
Retaining Parties	265
Retaining Sponsor	265
Review Materials	383
Revised Rate	171
RevPAR	144
Risk Retention Affiliate	377
Risk Retention Affiliated	377
Risk Retention Consultation Party	294
RMBS	251
ROFO	164
ROFR	165
Rooms	146
RREF	225
RREF Data Tape	227
RREF Deal Team	226
RREF Mortgage Loans	225
RREF Qualification Criteria	228
Rule 17g-5	296

S
S&P	411
Scheduled Principal Distribution Amount	281
SEC	205
Securities Act	412
Securitization Accounts	324
Senior Certificates	271
Serviced Companion Loan	185
Serviced Companion Loan Holder	185
Serviced Companion Loan Securities	395
Serviced Mortgage Loan	185
Serviced Pari Passu Companion Loan	185
Serviced Pari Passu Mortgage Loan	185
Serviced Pari Passu Whole Loan	185
Serviced Whole Loan	185
Servicer Termination Event	393
Servicing Advances	319
Servicing Fee	331
Servicing Fee Rate	331
Servicing Shift Mortgage Loan	185
Servicing Shift PSA	185
Servicing Shift Securitization Date	185
Servicing Shift Whole Loan	185
Servicing Standard	317
Servicing Transfer Event	354
SFA	18
SFO	17
SG Commercial Mortgage Securities Trust 2019-787E Trustee	408
SG Commercial Mortgage Securities Trust 2019-PREZ Servicer	199
SG Commercial Mortgage Securities Trust 2019-PREZ Special Servicer	199
SG Commercial Mortgage Securities Trust 2019-PREZ Trust	199
SGCMS 2019-PREZ TSA	185
SGFC Entities	242
SGNY	242
Similar Law	465
Situs	261
Situs Holdings	261
SKF	169
SMMEA	469
Société Générale	242
Societe Generale Financial Corporation	242
Societe Generale Financial Corporation Data Tape	247
Societe Generale Financial Corporation Deal Team	246
Societe Generale Mortgage Loans	243
Soft Lockbox	177
Special Servicer Decision	348
Special Servicing Fee	333
Special Servicing Fee Rate	333
Specially Serviced Loan	354
sponsor	206
Springing Cash Management	144
Springing Lockbox	177
Startup Day	449
Stated Principal Balance	282
Stone Point	225, 257, 261
Structured Product	17
Subject Loan	338
Subordinate Certificates	271
Subordinate Companion Loan	185
Subordinate Companion Loans	139
Subsequent Asset Status Report	356
Subsequent Third Party Purchaser	266
Sub-Servicing Agreement	318
T
Tax Cut Jobs Act	452
Terms and Conditions	305
Tests	384
Third Party Report	140
TIF Commencement	169
Title V	433
TORO Expansion Premises	163
Trailing 12 NOI	143
TRIPRA	88
Trust	250
U
U.S. Person	459
UBS AG, New York Branch	217
UBS AG, New York Branch Data Tape	219
UBS AG, New York Branch Deal Team	218
UBS AG, New York Branch Mortgage Loans	218
UBS Qualification Criteria	220
UBSRES	217
UCC	421
Underwriter Entities	110
Underwriting Agreement	461
Underwritten EGI	145
Underwritten Expenses	144
Underwritten NCF	145
Underwritten NCF DSCR	142
Underwritten Net Cash Flow	145
Underwritten Net Operating Income	145
Underwritten NOI	145
Underwritten Revenues	145
Unincorporated Associations	16
Unit 2	155
United Healthcare Office PSA	185
Units	146
Unscheduled Principal Distribution Amount	281
Unsolicited Information	384

UW NCF Debt Yield	142
UW NCF DSCR	142
UW NOI Debt Yield	142
V
Volcker Rule	120
Voting Rights	302
VRR Interest	265
W
WAC Rate	279
Weighted Average Mortgage Loan Rate	146
Weighted Averages	146
Wells Fargo Bank	250, 251
Whole Loan	139
Withheld Amounts	323
Workout Fee	333
Workout Fee Rate	333
Workout-Delayed Reimbursement Amount	322
Y
YM Group A	286
YM Group B	286
YM Groups	286

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Originator	Mortgage Loan Seller(1)	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/Units/Rooms	Loan Purpose	Sponsor
1		Loan	The Met Apartments	7.5%	Column Financial, Inc.	Column	$51,900,000	$51,900,000	$51,900,000	$108,125.00	Acquisition	BREIT MF Holdings LLC
2		Loan	Palm Beach Estates	6.1%	Societe Generale Financial Corporation	SGFC	$42,375,000	$42,319,198	$38,781,100	$48,035.41	Refinance	Fercan E. Kalkan
3		Loan	Towne Center East	5.6%	Column Financial, Inc.	Column	$38,550,000	$38,550,000	$38,550,000	$249.11	Acquisition	BREIT Operating Partnership L.P.
4		Loan	Farmers Insurance	5.3%	Column Financial, Inc.	Column	$36,450,000	$36,450,000	$32,819,295	$135.10	Acquisition	LCN North American Fund III REIT
5		Loan	ILPT Industrial Portfolio	5.0%	Morgan Stanley Bank, N.A.; UBS AG; Bank of America, N.A.	UBS AG	$34,320,000	$34,320,000	$34,320,000	$26.12	Recapitalization	Industrial Logistics Properties Trust
5.01		Property	1800 Union Airpark Boulevard				$5,929,141	$5,929,141	$5,929,141	$26.12
5.02		Property	4237-4255 Anson Boulevard				$4,580,183	$4,580,183	$4,580,183	$26.12
5.03		Property	5000 Commerce Way				$4,373,133	$4,373,133	$4,373,133	$26.12
5.04		Property	5142 and 5148 North Hanley Road				$3,871,196	$3,871,196	$3,871,196	$26.12
5.05		Property	945 Monument Drive				$3,212,402	$3,212,402	$3,212,402	$26.12
5.06		Property	2801 Airwest Boulevard				$2,697,916	$2,697,916	$2,697,916	$26.12
5.07		Property	20 Logistics Boulevard				$2,578,706	$2,578,706	$2,578,706	$26.12
5.08		Property	5500 SE Delaware Ave				$2,039,123	$2,039,123	$2,039,123	$26.12
5.09		Property	2150 Stanley Road				$1,894,815	$1,894,815	$1,894,815	$26.12
5.10		Property	16101 Queens Court				$1,850,896	$1,850,896	$1,850,896	$26.12
5.11		Property	5 Logistics Drive				$1,292,490	$1,292,490	$1,292,490	$26.12
6		Loan	The Sunstone Apartments	3.4%	Column Financial, Inc.	Column	$23,500,000	$23,500,000	$23,500,000	$127,717.39	Acquisition	BREIT MF Holdings LLC
7		Loan	Duane Reade - Columbia University	3.0%	Bayview Commercial Mortgage Finance, LLC	Column	$21,000,000	$21,000,000	$21,000,000	$2,665.99	Refinance	S. Lawrence Davis
8		Loan	United Healthcare Office	2.9%	UBS AG	UBS AG	$20,000,000	$20,000,000	$19,111,929	$229.27	Refinance	Quynh Palomino; Lloyd W. Kendall, Jr.
9		Loan	Patriots Crossing Apartments	2.9%	UBS AG	UBS AG	$20,000,000	$20,000,000	$17,342,976	$55,248.62	Refinance	A. Brandon Denton; Thomas J. Floyd; Mitchell Collins
10		Loan	Redwood Technology Center	2.9%	UBS AG	UBS AG	$20,000,000	$20,000,000	$18,307,299	$236.08	Refinance	Matthew T. White
11		Loan	Edgewood Apartments	2.7%	BSPRT CMBS Finance, LLC	RREF	$18,550,000	$18,499,423	$14,784,724	$70,073.57	Refinance	Donald P. Kelly, Jr.
12		Loan	420 North Main Street	2.6%	CIBC Inc.	CIBC	$17,750,000	$17,750,000	$14,561,982	$27.95	Refinance	Gloria Flores Soto
13		Loan	Kohl’s Plaza	2.5%	BSPRT CMBS Finance, LLC	RREF	$17,000,000	$17,000,000	$17,000,000	$105.42	Acquisition	Patrick Magee
14		Loan	Crimson Retail Portfolio	2.4%	UBS AG	UBS AG	$16,556,250	$16,556,250	$14,059,002	$104.00	Refinance/Acquisition	Pamela Day
14.01		Property	Little Elm				$11,013,500	$11,013,500	$9,352,288	$104.00
14.02		Property	South Plaza				$3,333,000	$3,333,000	$2,830,270	$104.00
14.03		Property	Office Depot				$1,068,750	$1,068,750	$907,546	$104.00
14.04		Property	JoAnn Fabrics				$1,141,000	$1,141,000	$968,898	$104.00
15		Loan	Presidential City	2.2%	Societe Generale Financial Corporation	SGFC	$15,000,000	$15,000,000	$15,000,000	$115,270.94	Refinance	Matthew Pestronk; Michael Pestronk
16		Loan	Plaistow Center	2.2%	CIBC Inc.	CIBC	$15,000,000	$14,978,465	$11,924,564	$113.15	Acquisition	Anthony C. Grosso; Christopher Palermo
17		Loan	3100 Alvin Devane	2.0%	Column Financial, Inc.	Column	$13,875,000	$13,875,000	$11,354,849	$197.12	Acquisition	Carter F. Sackman, Sr.; James F. Hefelfinger
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	2.0%	CIBC Inc.	CIBC	$13,850,000	$13,830,781	$11,085,388	$131,721.72	Acquisition	Timothy Black; Thomas Black
19		Loan	Rochester Portfolio	1.9%	CIBC Inc.	CIBC	$13,100,000	$13,100,000	$11,142,556	$65.20	Refinance	Aydin Yoruk; Ergun Yoruk
19.01		Property	Westfall Townhomes				$4,490,000	$4,490,000	$3,819,090	$65.20
19.02		Property	Jefferson Plaza				$3,960,000	$3,960,000	$3,368,284	$65.20
19.03		Property	Saginaw Plaza				$3,150,000	$3,150,000	$2,679,317	$65.20
19.04		Property	South Winton Court				$1,500,000	$1,500,000	$1,275,865	$65.20
20		Loan	1447 Enterprise Boulevard	1.7%	BSPRT CMBS Finance, LLC	RREF	$11,750,000	$11,728,438	$8,591,232	$28.63	Refinance	Michel Rosenberg a/k/a Michael Rosenberg
21		Loan	Shabsels Fee Portfolio	1.7%	UBS AG	UBS AG	$11,600,000	$11,600,000	$11,600,000	$34.16	Refinance	Michael Shabsels; David Shabsels
21.01		Property	9 Farm Springs				$6,444,444	$6,444,444	$6,444,444	$34.16
21.02		Property	Clocktower Place				$5,155,556	$5,155,556	$5,155,556	$34.16
22		Loan	Greenfield Gateway	1.6%	Societe Generale Financial Corporation	SGFC	$10,900,000	$10,884,183	$8,646,386	$160.75	Refinance	Christopher P. Hinkson and Shannon Hinkson, as trustees of The Christopher and Shannon Hinkson Revocable Trust; Christopher P. Hinkson
23		Loan	Gatlin Retail Portfolio	1.4%	BSPRT CMBS Finance, LLC	RREF	$10,000,000	$9,971,924	$7,927,127	$73.11	Refinance	Franklin Gatlin III; Franklin C. Gatlin, III, As Trustee of the Franklin C. Gatlin, III Trust, A Revocable inter vivos trust dated December 16, 2003
23.01		Property	The Forum at Gateways				$6,855,941	$6,836,693	$5,434,791	$73.11
23.02		Property	Wilson Square Shopping Center				$3,144,059	$3,135,232	$2,492,335	$73.11
24		Loan	Paradise Shoppes of Summerville	1.4%	Regions Bank	Column	$9,350,000	$9,350,000	$8,070,299	$148.89	Refinance	NADG US Supermarket Anchored Fund (Canadian) Limited Partnership; NADG US Supermarket Anchored Fund (U.S.) Limited Partnership
25		Loan	Wyndham - Norfolk	1.3%	UBS AG	UBS AG	$9,000,000	$9,000,000	$9,000,000	$44,117.65	Refinance	Parul Randeria
26		Loan	Sharonville Plaza	1.3%	UBS AG	UBS AG	$8,900,000	$8,887,379	$7,092,822	$64.43	Refinance	Todd M. Gordon
27		Loan	Bemidji Mixed Use Portfolio	1.3%	Bayview Commercial Mortgage Finance, LLC	Column	$8,800,000	$8,788,621	$7,139,460	$97.39	Refinance	Sanjay C. Patel
27.01		Property	Cottage Park Townhomes				$3,640,414	$3,635,706	$2,953,476	$97.39
27.02		Property	Supreme Business Center				$2,219,252	$2,216,382	$1,800,484	$97.39
27.03		Property	519 Anne Street Northwest				$1,680,191	$1,678,018	$1,363,143	$97.39
27.04		Property	Stonegate Studios				$1,260,143	$1,258,514	$1,022,357	$97.39
28		Loan	Home2 Suites OKC	1.3%	Societe Generale Financial Corporation	SGFC	$8,750,000	$8,750,000	$7,099,279	$76,086.96	Refinance	Kalpana N. Patel; Shaurin N. Patel
29		Loan	Hy-Vee Omaha	1.2%	BSPRT CMBS Finance, LLC	RREF	$8,250,000	$8,250,000	$8,250,000	$102.56	Refinance	Edward Barkett
30		Loan	Plaza at Santa Barbara	1.2%	CIBC Inc.	CIBC	$8,200,000	$8,200,000	$7,454,279	$149.98	Refinance	Richard Vetter
31		Loan	Phoenix Industrial Portfolio II	1.2%	UBS AG	UBS AG	$8,000,000	$8,000,000	$6,994,993	$28.44	Refinance	Irrevocable Children’s Trust dated 7/22/91; Irrevocable Children’s Trust No. 2 dated 7/22/91
31.01		Property	DuBois				$1,675,027	$1,675,027	$1,464,601	$28.44
31.02		Property	Jefferson				$1,675,027	$1,675,027	$1,464,601	$28.44
31.03		Property	Flint				$1,954,198	$1,954,198	$1,708,701	$28.44

A-1-1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Originator	Mortgage Loan Seller(1)	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/Units/Rooms	Loan Purpose	Sponsor
31.04		Property	Beloit				$1,692,475	$1,692,475	$1,479,857	$28.44
31.05		Property	Huntsville				$1,003,272	$1,003,272	$877,235	$28.44
32		Loan	LA Fitness Riverside	1.2%	Societe Generale Financial Corporation	SGFC	$8,000,000	$8,000,000	$7,250,214	$177.78	Refinance	Thomas Lowswick; Dale L. Petterson; The Dale L. Petterson Revocable Trust
33		Loan	Cedar Trails Apartments	1.1%	BSPRT CMBS Finance, LLC	RREF	$7,875,000	$7,875,000	$6,833,503	$65,625.00	Acquisition	Corey Miller; Furqan Huda; Mathias Rickert; Patrick T. Poling; William C. Mara
34		Loan	Maple Ridge Townhomes	1.1%	CIBC Inc.	CIBC	$7,300,000	$7,300,000	$6,323,840	$140,384.62	Refinance	Leonard W. Moore III
35		Loan	Bassett Furniture - King of Prussia	1.0%	CIBC Inc.	CIBC	$7,000,000	$7,000,000	$7,000,000	$388.89	Refinance	Yunhai Zhang
36		Loan	Villa Carmel	1.0%	Societe Generale Financial Corporation	SGFC	$6,800,000	$6,800,000	$6,800,000	$46,896.55	Acquisition	Wayne Comfort
37		Loan	Osprey Cove South	1.0%	UBS AG	UBS AG	$6,800,000	$6,790,565	$5,442,838	$29,783.18	Acquisition	Grant Matthew Miller
38		Loan	Del Mar Terrace Apartments	1.0%	BSPRT CMBS Finance, LLC	RREF	$6,700,000	$6,700,000	$6,700,000	$16,007.91	Refinance	Heers Family Trust dated March 16, 1983, as restated on April 28, 2017
39		Loan	Palm View Estates	0.9%	CIBC Inc.	CIBC	$6,500,000	$6,500,000	$5,660,756	$54,166.67	Refinance	Michael Grabowski; Neal Grabowski
40		Loan	Alma Elliot Square Shopping Center	0.9%	Greystone Servicing Company LLC	UBS AG	$6,305,000	$6,305,000	$6,305,000	$101.43	Acquisition	Investment Concepts, Inc.; George A. Chami
41		Loan	West Salem MHP	0.8%	BSPRT CMBS Finance, LLC	RREF	$5,750,000	$5,750,000	$4,715,580	$21,946.56	Refinance	Sergio Mariaca; Matthew Purse; Elizabeth Mariaca-Sheard
42		Loan	4 Mountainview Terrace	0.8%	UBS AG	UBS AG	$5,578,500	$5,563,650	$4,465,474	$86.59	Acquisition	Moishe Samet
43		Loan	Fairfield Inn and Suites Fredericksburg	0.8%	BSPRT CMBS Finance, LLC	RREF	$5,500,000	$5,492,691	$4,439,260	$70,419.12	Acquisition	Sushil S. Jhangiani; Dilip K. Malkani
44		Loan	Allen Ridge Luxury Apartments	0.8%	Bayview Commercial Mortgage Finance, LLC	Column	$5,500,000	$5,492,625	$4,431,575	$98,082.59	Refinance	Kevin Pagliari; Leslie Pagliari
45		Loan	Hampton Inn - McLeansville (Greensboro East)	0.8%	UBS AG	UBS AG	$5,500,000	$5,492,597	$4,428,339	$70,417.91	Refinance	Hiren Patel; Balkrishna Patel
46		Loan	Courtyard by Marriott Secaucus	0.7%	BSPRT CMBS Finance, LLC	RREF	$5,000,000	$4,981,802	$3,635,111	$88,960.75	Refinance	Leslie Ng; Paul A. Nussbaum
47		Loan	48 Brookfield Oaks Dr	0.7%	CIBC Inc.	CIBC	$4,850,000	$4,850,000	$3,958,326	$74.75	Acquisition	William R. Elliott; Thomas E. Messier
48		Loan	Studio 9Forty Apartments	0.7%	Bayview Commercial Mortgage Finance, LLC	Column	$4,700,000	$4,700,000	$3,975,838	$195,833.33	Refinance	Stephan P. Nemeth; Brian G. McCarthy; George P. Edwards, III; Andrew Pinckney; Alastair C. Pimm; Alexander N. Holt
49		Loan	Erie Plaza	0.6%	UBS AG	UBS AG	$4,200,000	$4,194,317	$3,378,223	$120.99	Refinance	Isaac Gindi; Steve Botton
50		Loan	2375 South 9th Street	0.5%	CIBC Inc.	CIBC	$3,600,000	$3,590,049	$2,862,054	$378.18	Refinance	David E. Cunningham
51		Loan	Delano MHP	0.5%	BSPRT CMBS Finance, LLC	RREF	$3,400,000	$3,395,587	$2,756,548	$31,152.18	Acquisition	Simcha Yisroel Obermeister; TJO 12-16 Trust
52		Loan	Crunch Fitness Tuscaloosa	0.4%	BSPRT CMBS Finance, LLC	RREF	$2,950,000	$2,939,161	$2,139,736	$69.53	Acquisition	Julien Plouffe
53		Loan	Anchor Danly - Ithaca	0.4%	UBS AG	UBS AG	$2,900,000	$2,893,797	$2,406,197	$47.75	Acquisition	Mark Weber
54		Loan	Belle Place MHC	0.3%	BSPRT CMBS Finance, LLC	RREF	$2,300,000	$2,300,000	$1,940,179	$22,772.28	Refinance	Michael D. Hyatt; Kris A. Hodges
55		Loan	Middlefield MHC	0.3%	Bayview Commercial Mortgage Finance, LLC	Column	$2,062,500	$2,062,500	$1,761,444	$13,569.08	Acquisition	Andrew S. Lanoie; Michael L. Ayala

A-1-2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

					MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Flag	Deal Name	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type(4)(5)	Ground Lease Initial Lease Expiration Date(5)	Address
1		Loan	The Met Apartments	BREIT MF Holdings LLC	1	Multifamily	Garden	Fee	NAP	2701 North Rainbow Boulevard
2		Loan	Palm Beach Estates	Fercan E. Kalkan	1	Multifamily	Garden	Fee	NAP	16818 City View Place
3		Loan	Towne Center East	BREIT Operating Partnership L.P.	1	Retail	Anchored	Fee	NAP	2450, 2510-2550 & 2594-2598 Cherry Avenue and 2150-2172 East Willow Street
4		Loan	Farmers Insurance	LCN North American Fund III REIT	1	Office	Suburban	Fee	NAP	5665 North Kraft Lake Drive Southeast, 6300 Old 60th Street Southeast, 5600 Beechtree Lane Southeast
5		Loan	ILPT Industrial Portfolio	Industrial Logistics Properties Trust	11	Industrial	Warehouse/Distribution	Fee	NAP	Various
5.01		Property	1800 Union Airpark Boulevard		1	Industrial	Warehouse/Distribution	Fee	NAP	1800 Union Airpark Boulevard
5.02		Property	4237-4255 Anson Boulevard		1	Industrial	Warehouse/Distribution	Fee	NAP	4237-4255 Anson Boulevard
5.03		Property	5000 Commerce Way		1	Industrial	Warehouse/Distribution	Fee	NAP	5000 Commerce Way
5.04		Property	5142 and 5148 North Hanley Road		1	Industrial	Warehouse/Distribution	Fee	NAP	5142 and 5148 North Hanley Road
5.05		Property	945 Monument Drive		1	Industrial	Warehouse/Distribution	Fee	NAP	945 Monument Drive
5.06		Property	2801 Airwest Boulevard		1	Industrial	Warehouse/Distribution	Fee	NAP	2801 Airwest Boulevard
5.07		Property	20 Logistics Boulevard		1	Industrial	Warehouse/Distribution	Fee	NAP	20 Logistics Boulevard
5.08		Property	5500 SE Delaware Ave		1	Industrial	Warehouse/Distribution	Fee	NAP	5500 Southeast Delaware Avenue
5.09		Property	2150 Stanley Road		1	Industrial	Warehouse/Distribution	Fee	NAP	2150 Stanley Road
5.10		Property	16101 Queens Court		1	Industrial	Warehouse/Distribution	Fee	NAP	16101 Queens Court
5.11		Property	5 Logistics Drive		1	Industrial	Warehouse/Distribution	Fee	NAP	5 Logistics Drive
6		Loan	The Sunstone Apartments	BREIT MF Holdings LLC	1	Multifamily	Garden	Fee	NAP	9353 West Twain Avenue
7		Loan	Duane Reade - Columbia University	S. Lawrence Davis	1	Retail	Single Tenant	Fee	NAP	545 West 111th Street
8		Loan	United Healthcare Office	Quynh Palomino; Lloyd W. Kendall, Jr.	1	Office	Suburban	Fee	NAP	2716 North Tenaya Way
9		Loan	Patriots Crossing Apartments	A. Brandon Denton; Thomas J. Floyd; Mitchell Collins	1	Multifamily	Garden	Fee	NAP	7103 Yorktown Road
10		Loan	Redwood Technology Center	Matthew T. White	1	Mixed Use	Office/Retail	Fee	NAP	1383 and 1385 North McDowell Avenue, 1201 Redwood Way
11		Loan	Edgewood Apartments	Donald P. Kelly, Jr.	1	Multifamily	Garden	Fee	NAP	4949 Stumberg Lane
12		Loan	420 North Main Street	Gloria Flores Soto	1	Industrial	Warehouse	Fee	NAP	420 North Main Street
13		Loan	Kohl’s Plaza	Patrick Magee	1	Retail	Anchored	Fee	NAP	214-256 East Route 59
14		Loan	Crimson Retail Portfolio	Pamela Day	4	Retail	Various	Fee	NAP	Various
14.01		Property	Little Elm		1	Retail	Anchored	Fee	NAP	2700 East Eldorado Parkway
14.02		Property	South Plaza		1	Retail	Anchored	Fee	NAP	1230 South Broad Street
14.03		Property	Office Depot		1	Retail	Single Tenant	Fee	NAP	3045 Atlanta Highway
14.04		Property	JoAnn Fabrics		1	Retail	Single Tenant	Fee	NAP	3055 Atlanta Highway
15		Loan	Presidential City	Matthew Pestronk; Michael Pestronk	1	Multifamily	High Rise	Fee	NAP	3800, 3850 and 3950 City Avenue, 3600 Neill Drive
16		Loan	Plaistow Center	Anthony C. Grosso; Christopher Palermo	1	Retail	Anchored	Fee	NAP	5 Plaistow Road
17		Loan	3100 Alvin Devane	Carter F. Sackman, Sr.; James F. Hefelfinger	1	Office	Suburban	Fee	NAP	3100 Alvin Devane Boulevard
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	Timothy Black; Thomas Black	1	Hotel	Extended Stay	Fee	NAP	625 McCullough Drive
19		Loan	Rochester Portfolio	Aydin Yoruk; Ergun Yoruk	4	Various	Various	Fee	NAP	Various
19.01		Property	Westfall Townhomes		1	Multifamily	Garden	Fee	NAP	420 Westfall Road
19.02		Property	Jefferson Plaza		1	Retail	Unanchored	Fee	NAP	376 Jefferson Road
19.03		Property	Saginaw Plaza		1	Mixed Use	Retail/Office	Fee	NAP	1425 Jefferson Road
19.04		Property	South Winton Court		1	Office	Suburban	Fee	NAP	3136 Winton Road South
20		Loan	1447 Enterprise Boulevard	Michel Rosenberg a/k/a Michael Rosenberg	1	Industrial	Manufacturing	Fee	NAP	1447 Enterprise Boulevard
21		Loan	Shabsels Fee Portfolio	Michael Shabsels; David Shabsels	2	Other	Leased Fee	Fee	NAP	Various
21.01		Property	9 Farm Springs		1	Other	Leased Fee	Fee	NAP	9 Farm Springs Road
21.02		Property	Clocktower Place		1	Other	Leased Fee	Fee	NAP	11200-11314 West Florissant Avenue
22		Loan	Greenfield Gateway	Christopher P. Hinkson and Shannon Hinkson, as trustees of The Christopher and Shannon Hinkson Revocable Trust; Christopher P. Hinkson	1	Retail	Anchored	Fee	NAP	1728 and 1762 South Greenfield Road
23		Loan	Gatlin Retail Portfolio	Franklin Gatlin III; Franklin C. Gatlin, III, As Trustee of the Franklin C. Gatlin, III Trust, A Revocable inter vivos trust dated December 16, 2003	2	Retail	Anchored	Fee	NAP	Various
23.01		Property	The Forum at Gateways		1	Retail	Anchored	Fee	NAP	44575 Mound Road
23.02		Property	Wilson Square Shopping Center		1	Retail	Anchored	Fee	NAP	6855 Wilson Boulevard
24		Loan	Paradise Shoppes of Summerville	NADG US Supermarket Anchored Fund (Canadian) Limited Partnership; NADG US Supermarket Anchored Fund (U.S.) Limited Partnership	1	Retail	Anchored	Fee	NAP	1559-1585 Central Avenue
25		Loan	Wyndham - Norfolk	Parul Randeria	1	Hotel	Full Service	Fee	NAP	700 Monticello Avenue
26		Loan	Sharonville Plaza	Todd M. Gordon	1	Retail	Anchored	Fee	NAP	11973 Lebanon Road
27		Loan	Bemidji Mixed Use Portfolio	Sanjay C. Patel	4	Various	Various	Fee	NAP	Various
27.01		Property	Cottage Park Townhomes		1	Multifamily	Garden	Fee	NAP	3001 Goldencrest Court Northwest
27.02		Property	Supreme Business Center		1	Mixed Use	Office/Retail	Fee	NAP	677 Anne Street Northwest
27.03		Property	519 Anne Street Northwest		1	Mixed Use	Office/Retail	Fee	NAP	519 Anne Street Northwest
27.04		Property	Stonegate Studios		1	Multifamily	Garden	Fee	NAP	1910 Norton Avenue Northwest
28		Loan	Home2 Suites OKC	Kalpana N. Patel; Shaurin N. Patel	1	Hotel	Extended Stay	Fee	NAP	4311 Southwest 15th Street
29		Loan	Hy-Vee Omaha	Edward Barkett	1	Retail	Single Tenant	Fee	NAP	17810 Welch Plaza
30		Loan	Plaza at Santa Barbara	Richard Vetter	1	Retail	Unanchored	Fee	NAP	5555 Golden Gate Parkway
31		Loan	Phoenix Industrial Portfolio II	Irrevocable Children’s Trust dated 7/22/91; Irrevocable Children’s Trust No. 2 dated 7/22/91	5	Industrial	Various	Fee	NAP	Various
31.01		Property	DuBois		1	Industrial	Warehouse	Fee	NAP	851-891 Beaver Drive
31.02		Property	Jefferson		1	Industrial	Warehouse	Fee	NAP	351 Collins Road
31.03		Property	Flint		1	Industrial	Manufacturing	Fee	NAP	4444 West Maple Avenue

A-1-3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

					MORTGAGED PROPERTY CHARACTERISTICS
Loan ID	Footnotes	Flag	Deal Name	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type(4)(5)	Ground Lease Initial Lease Expiration Date(5)	Address
31.04		Property	Beloit		1	Industrial	Warehouse	Fee	NAP	1 Reynolds Drive
31.05		Property	Huntsville		1	Industrial	Warehouse	Fee	NAP	1000 James Record Road
32		Loan	LA Fitness Riverside	Thomas Loeswick; Dale L. Petterson; The Dale L. Petterson Revocable Trust	1	Retail	Single Tenant	Fee	NAP	2600 Canyon Springs Parkway
33		Loan	Cedar Trails Apartments	Corey Miller; Furqan Huda; Mathias Rickert; Patrick T. Poling; William C. Mara	1	Multifamily	Garden	Fee	NAP	3700 McDonald Road
34		Loan	Maple Ridge Townhomes	Leonard W. Moore III	1	Multifamily	Garden	Fee	NAP	100-155 East Maple Ridge Court
35		Loan	Bassett Furniture - King of Prussia	Yunhai Zhang	1	Retail	Single Tenant	Fee	NAP	611 West Dekalb Pike
36		Loan	Villa Carmel	Wayne Comfort	1	Manufactured Housing Community	Manufactured Housing Community	Fee	NAP	16205, 16225, and 16251 North Cave Creek Road
37		Loan	Osprey Cove South	Grant Matthew Miller	1	Multifamily	Garden	Fee	NAP	1832 Wilmington Highway
38		Loan	Del Mar Terrace Apartments	Heers Family Trust dated March 16, 1983, as restated on April 28, 2017	1	Multifamily	Garden	Fee	NAP	7007 West Indian School Road
39		Loan	Palm View Estates	Michael Grabowski; Neal Grabowski	1	Manufactured Housing Community	Manufactured Housing Community	Fee	NAP	64550 Pierson Boulevard
40		Loan	Alma Elliot Square Shopping Center	Investment Concepts, Inc.; George A. Chami	1	Retail	Shadow Anchored	Fee	NAP	935-985 West Elliot Road
41		Loan	West Salem MHP	Sergio Mariaca; Matthew Purse; Elizabeth Mariaca-Sheard	1	Manufactured Housing Community	Manufactured Housing Community	Fee	NAP	800 West Avenue North
42		Loan	4 Mountainview Terrace	Moishe Samet	1	Office	Suburban	Fee	NAP	4 Mountainview Road
43		Loan	Fairfield Inn and Suites Fredericksburg	Sushil S. Jhangiani; Dilip K. Malkani	1	Hotel	Limited Service	Fee	NAP	513 Friendship Lane
44		Loan	Allen Ridge Luxury Apartments	Kevin Pagliari; Leslie Pagliari	1	Multifamily	Garden	Fee	NAP	1412 Chestnut Ridge Circle
45		Loan	Hampton Inn - McLeansville (Greensboro East)	Hiren Patel; Balkrishna Patel	1	Hotel	Limited Service	Fee	NAP	903 Knox Road
46		Loan	Courtyard by Marriott Secaucus	Leslie Ng; Paul A. Nussbaum	1	Hotel	Limited Service	Leasehold	6/28/2037	455 Harmon Meadow Boulevard
47		Loan	48 Brookfield Oaks Dr	William R. Elliott; Thomas E. Messier	1	Industrial	Flex	Fee	NAP	48 Brookfield Oaks Drive
48		Loan	Studio 9Forty Apartments	Stephan P. Nemeth; Brian G. McCarthy; George P. Edwards, III; Andrew Pinckney; Alastair C. Pimm; Alexander N. Holt	1	Multifamily	Garden	Fee	NAP	940 Piedmont Avenue Northeast
49		Loan	Erie Plaza	Isaac Gindi; Steven Botton; Noah Gindi	1	Retail	Anchored	Fee	NAP	1240 East Erie Avenue
50		Loan	2375 South 9th Street	David E. Cunningham	1	Retail	Unanchored	Fee	NAP	2375 South 9th Street
51		Loan	Delano MHP	Simcha Yisroel Obermeister; TJO 12-16 Trust	1	Manufactured Housing Community	Manufactured Housing Community	Fee	NAP	4 Dom Drive
52		Loan	Crunch Fitness Tuscaloosa	Julien Plouffe	1	Retail	Single Tenant	Fee	NAP	3325 Mcfarland Boulevard East
53		Loan	Anchor Danly - Ithaca	Mark Weber	1	Industrial	Manufacturing	Fee	NAP	255 Industrial Parkway
54		Loan	Belle Place MHC	Michael D. Hyatt; Kris A. Hodges	1	Manufactured Housing Community	Manufactured Housing Community	Fee	NAP	600 Saint Nazaire Road
55		Loan	Middlefield MHC	Andrew S. Lanoie; Michael L. Ayala	1	Manufactured Housing Community	Manufactured Housing Community	Fee	NAP	15871 Adams Road

A-1-4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY CHARACTERISTICS												MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Flag	Deal Name	City	County	State	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms(5)(6)	Units of Measure	Occupancy Rate(7)	Occupancy Rate As-of Date(7)	Appraised Value(8)	Appraisal As-of Date(8)	Interest Rate %	Admin Fee Rate %(9)	Net Mortgage Rate %	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)(10)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)
1		Loan	The Met Apartments	Las Vegas	Clark	NV	89108	1990	2018-2019	480	Units	91.9%	10/28/2019	$77,800,000	10/10/2019	3.3910%	0.01575%	3.37525%	Actual/360	1	No	120	119
2		Loan	Palm Beach Estates	Houston	Harris	TX	77060	1977	2017	881	Units	97.2%	10/10/2019	$66,200,000	09/23/2019	4.5000%	0.01575%	4.48425%	Actual/360	1	No	60	59
3		Loan	Towne Center East	Signal Hill	Los Angeles	CA	90755	1992-1994	NAP	154,750	Square Feet	100.0%	10/1/2019	$61,000,000	8/27/2019	3.1150%	0.01575%	3.09925%	Actual/360	2	No	120	118
4		Loan	Farmers Insurance	Caledonia Township	Kent	MI	49316	1990, 1998, 2010	NAP	713,935	Square Feet	100.0%	8/27/2019	$151,200,000	8/6/2019	3.5500%	0.01575%	3.53425%	Actual/360	3	No	120	117
5		Loan	ILPT Industrial Portfolio	Various	Various	Various	Various	Various	Various	8,209,036	Square Feet	100.0%	9/1/2019	$547,000,000	Various	2.6533%	0.01700%	2.63626%	Actual/360	1	No	120	119
5.01		Property	1800 Union Airpark Boulevard	Union	Montgomery	OH	45377	2014	NAP	1,791,246	Square Feet	100.0%	9/1/2019	$94,500,000	7/15/2019
5.02		Property	4237-4255 Anson Boulevard	Whitestown	Boone	IN	46075	2006	2011	1,036,573	Square Feet	100.0%	9/1/2019	$73,000,000	7/16/2019
5.03		Property	5000 Commerce Way	Petersburg	Dinwiddie	VA	23803	2012	NAP	1,016,065	Square Feet	100.0%	9/1/2019	$69,700,000	7/18/2019
5.04		Property	5142 and 5148 North Hanley Road	St. Louis	St. Louis	MO	63134	2016	NAP	430,986	Square Feet	100.0%	9/1/2019	$61,700,000	7/15/2019
5.05		Property	945 Monument Drive	Lebanon	Boone	IN	46052	2014	2015	962,500	Square Feet	100.0%	9/1/2019	$51,200,000	7/16/2019
5.06		Property	2801 Airwest Boulevard	Plainfield	Hendricks	IN	46168	2001	2006	804,586	Square Feet	100.0%	9/1/2019	$43,000,000	7/16/2019
5.07		Property	20 Logistics Boulevard	Walton	Boone	KY	41094	2006	NAP	603,586	Square Feet	100.0%	9/1/2019	$41,100,000	7/15/2019
5.08		Property	5500 SE Delaware Ave	Ankeny	Polk	IA	50021	2012	2019	644,104	Square Feet	100.0%	9/1/2019	$32,500,000	7/23/2019
5.09		Property	2150 Stanley Road	Plainfield	Hendricks	IN	46168	2007	NAP	493,500	Square Feet	100.0%	9/1/2019	$30,200,000	7/16/2019
5.10		Property	16101 Queens Court	Upper Marlboro	Prince George’s	MD	20774	2016	NAP	220,800	Square Feet	100.0%	9/1/2019	$29,500,000	7/16/2019
5.11		Property	5 Logistics Drive	Carlisle	Cumberland	PA	17013	2016	NAP	205,090	Square Feet	100.0%	9/1/2019	$20,600,000	7/16/2019
6		Loan	The Sunstone Apartments	Las Vegas	Clark	NV	89147	1998	2018-2019	184	Units	95.7%	10/28/2019	$37,000,000	10/10/2019	3.3910%	0.01575%	3.37525%	Actual/360	1	No	120	119
7		Loan	Duane Reade - Columbia University	New York	New York	NY	10025	1930	2012	7,877	Square Feet	100.0%	10/30/2019	$31,000,000	9/13/2019	4.2030%	0.01575%	4.18725%	Actual/360	1	No	120	119
8		Loan	United Healthcare Office	Las Vegas	Clark	NV	89128	1998	2016	204,123	Square Feet	100.0%	9/30/2019	$70,200,000	8/23/2019	4.9795%	0.01575%	4.96373%	Actual/360	2	No	60	58
9		Loan	Patriots Crossing Apartments	Louisville	Jefferson	KY	40214	1970-1972	2016-2019	362	Units	97.0%	9/26/2019	$27,600,000	8/14/2019	4.1000%	0.01575%	4.08425%	Actual/360	2	No	120	118
10		Loan	Redwood Technology Center	Petaluma	Sonoma	CA	94954	2007-2014	NAP	154,611	Square Feet	94.1%	7/31/2019	$51,000,000	10/8/2019	4.5220%	0.01575%	4.50625%	Actual/360	1	No	120	119
11		Loan	Edgewood Apartments	Baton Rouge	East Baton Rouge	LA	70816	1985	NAP	264	Units	90.2%	9/30/2019	$25,700,000	8/20/2019	4.0900%	0.05575%	4.03425%	Actual/360	2	No	120	118
12		Loan	420 North Main Street	Montgomery	Kane	IL	60538	1905	2019	634,968	Square Feet	92.5%	10/1/2019	$25,500,000	10/9/2019	4.0600%	0.01575%	4.04425%	Actual/360	0	No	120	120
13		Loan	Kohl’s Plaza	Nanuet	Rockland	NY	10954	1974	2002	161,263	Square Feet	97.8%	9/19/2019	$28,100,000	9/13/2019	4.5000%	0.01575%	4.48425%	Actual/360	1	No	120	119
14		Loan	Crimson Retail Portfolio	Various	Various	Various	Various	Various	Various	318,378	Square Feet	95.5%	9/1/2019	$45,700,000	Various	3.7860%	0.01575%	3.77025%	Actual/360	1	No	120	119
14.01		Property	Little Elm	Little Elm	Denton	TX	75068	2007	NAP	149,654	Square Feet	94.7%	9/1/2019	$30,400,000	9/16/2019
14.02		Property	South Plaza	Brooksville	Hernando	FL	34601	1974, 1977, 1980	NAP	127,224	Square Feet	95.0%	9/1/2019	$9,200,000	9/16/2019
14.03		Property	Office Depot	Athens	Clarke	GA	30606	2003	NAP	20,000	Square Feet	100.0%	9/1/2019	$2,950,000	9/13/2019
14.04		Property	JoAnn Fabrics	Athens	Clarke	GA	30606	2003	2019	21,500	Square Feet	100.0%	9/1/2019	$3,150,000	9/13/2019
15		Loan	Presidential City	Philadelphia	Philadelphia	PA	19131	1952	2017	1,015	Units	94.5%	7/26/2019	$380,000,000	8/29/2019	3.4982%	0.01575%	3.48241%	Actual/360	3	No	120	117
16		Loan	Plaistow Center	Plaistow	Rockingham	NH	03865	1972	2018	132,380	Square Feet	92.8%	10/8/2019	$20,200,000	8/14/2019	4.0200%	0.07575%	3.94425%	Actual/360	1	No	120	119
17		Loan	3100 Alvin Devane	Austin	Travis	TX	78741	1986	2015	70,388	Square Feet	100.0%	6/1/2019	$18,500,000	9/26/2019	3.9840%	0.01575%	3.96825%	Actual/360	1	No	120	119
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	Charlotte	Mecklenburg	NC	28262	2016	NAP	105	Rooms	80.6%	6/30/2019	$19,800,000	8/26/2019	4.2100%	0.07575%	4.13425%	Actual/360	1	No	120	119
19		Loan	Rochester Portfolio	Rochester	Monroe	NY	Various	Various	Various	Various	Various	Various	Various	$24,725,000	8/28/2019	4.3500%	0.07575%	4.27425%	Actual/360	1	No	120	119
19.01		Property	Westfall Townhomes	Rochester	Monroe	NY	14620	2008-2012	2018	41	Units	100.0%	9/1/2019	$6,225,000	8/28/2019
19.02		Property	Jefferson Plaza	Rochester	Monroe	NY	14623	1991	2013	65,882	Square Feet	100.0%	10/1/2019	$8,600,000	8/28/2019
19.03		Property	Saginaw Plaza	Rochester	Monroe	NY	14623	1985	2019	40,426	Square Feet	90.4%	10/1/2019	$4,500,000	8/28/2019
19.04		Property	South Winton Court	Rochester	Monroe	NY	14623	1987	2017	48,272	Square Feet	72.7%	10/1/2019	$5,400,000	8/28/2019
20		Loan	1447 Enterprise Boulevard	Kinston	Lenoir	NC	28504	1994	NAP	409,695	Square Feet	100.0%	10/22/2019	$17,100,000	10/14/2019	4.4000%	0.01575%	4.38425%	Actual/360	1	No	120	119
21		Loan	Shabsels Fee Portfolio	Various	Various	Various	Various	Various	Various	339,606	Square Feet	95.0%	Various	$16,200,000	Various	5.0000%	0.01575%	4.98425%	Actual/360	1	No	120	119
21.01		Property	9 Farm Springs	Farmington	Hartford	CT	06032	1980	2017	132,289	Square Feet	100.0%	6/1/2019	$9,000,000	6/18/2019
21.02		Property	Clocktower Place	Florissant	St. Louis	MO	63033	1987	NAP	207,317	Square Feet	89.8%	10/9/2019	$7,200,000	6/13/2019
22		Loan	Greenfield Gateway	Mesa	Maricopa	AZ	85026	2005	2018	67,709	Square Feet	95.2%	10/22/2019	$19,500,000	04/18/2019	3.9600%	0.01575%	3.94425%	Actual/360	1	No	120	119
23		Loan	Gatlin Retail Portfolio	Various	Various	Various	Various	Various	Various	324,261	Square Feet	87.6%	Various	$30,950,000	Various	3.9400%	0.01575%	3.92425%	Actual/360	2	No	120	118
23.01		Property	The Forum at Gateways	Sterling Heights	Macomb	MI	48314	1998-1999	2002	256,212	Square Feet	85.4%	7/31/2019	$21,750,000	7/25/2019
23.02		Property	Wilson Square Shopping Center	Jacksonville	Duval	FL	32210	1987	2013;2019	68,049	Square Feet	96.9%	8/16/2019	$9,200,000	8/14/2019
24		Loan	Paradise Shoppes of Summerville	Summerville	Dorchester	SC	29483	2006	NAP	62,797	Square Feet	97.8%	9/1/2019	$13,400,000	8/6/2019	3.9100%	0.01575%	3.89425%	Actual/360	2	No	120	118
25		Loan	Wyndham - Norfolk	Norfolk	Norfolk	VA	23510	1951	2016	204	Rooms	72.3%	8/31/2019	$20,500,000	8/14/2019	4.2310%	0.01575%	4.21525%	Actual/360	1	No	120	119
26		Loan	Sharonville Plaza	Sharonville	Hamilton	OH	45241	1978, 2015, 2019	2004, 2009, 2018	137,943	Square Feet	98.3%	9/1/2019	$11,300,000	8/28/2019	4.0890%	0.07575%	4.01325%	Actual/360	1	No	120	119
27		Loan	Bemidji Mixed Use Portfolio	Bemidji	Beltrami	MN	56601	Various	NAP	Various	Various	100.0%	10/1/2019	$12,570,000	9/5/2019	4.6000%	0.01575%	4.58425%	Actual/360	1	No	120	119
27.01		Property	Cottage Park Townhomes	Bemidji	Beltrami	MN	56601	1997	NAP	48	Units	100.0%	10/1/2019	$5,200,000	9/5/2019
27.02		Property	Supreme Business Center	Bemidji	Beltrami	MN	56601	2006	NAP	18,900	Square Feet	100.0%	10/1/2019	$3,170,000	9/5/2019
27.03		Property	519 Anne Street Northwest	Bemidji	Beltrami	MN	56601	2003	NAP	15,000	Square Feet	100.0%	10/1/2019	$2,400,000	9/5/2019
27.04		Property	Stonegate Studios	Bemidji	Beltrami	MN	56601	2015	NAP	26	Units	100.0%	10/1/2019	$1,800,000	9/5/2019
28		Loan	Home2 Suites OKC	Oklahoma City	Oklahoma	OK	73108	2017	NAP	115	Rooms	76.0%	8/31/2019	$13,700,000	09/17/2019	4.6000%	0.01575%	4.58425%	Actual/360	0	No	120	120
29		Loan	Hy-Vee Omaha	Omaha	Douglas	NE	68135	2003	2016	80,444	Square Feet	100.0%	10/1/2019	$12,200,000	9/17/2019	4.3700%	0.01575%	4.35425%	Actual/360	1	No	120	119
30		Loan	Plaza at Santa Barbara	Naples	Collier	FL	34116	1985	2011	54,674	Square Feet	91.2%	4/23/2019	$13,300,000	5/2/2019	4.1000%	0.01575%	4.08425%	Actual/360	0	No	120	120
31		Loan	Phoenix Industrial Portfolio II	Various	Various	Various	Various	Various	Various	2,390,648	Square Feet	99.5%	9/6/2019	$91,700,000	Various	4.4500%	0.01575%	4.43425%	Actual/360	2	No	120	118
31.01		Property	DuBois	DuBois	Pennsylvania	PA	15801	1961 & 1988	1988	612,800	Square Feet	100.0%	9/6/2019	$19,200,000	8/16/2019
31.02		Property	Jefferson	Jefferson	Jefferson	WI	53549	1995-2014	NAP	591,840	Square Feet	100.0%	9/6/2019	$19,200,000	8/12/2019
31.03		Property	Flint	Flint	Genesee	MI	48507	2006	NAP	460,000	Square Feet	100.0%	9/6/2019	$22,400,000	8/8/2019

A-1-5

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY CHARACTERISTICS												MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Flag	Deal Name	City	County	State	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms(5)(6)	Units of Measure	Occupancy Rate(7)	Occupancy Rate As-of Date(7)	Appraised Value(8)	Appraisal As-of Date(8)	Interest Rate %	Admin Fee Rate %(9)	Net Mortgage Rate %	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)(10)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)
31.04		Property	Beloit	Beloit	Rock	WI	53511	1974	2011	413,903	Square Feet	100.0%	9/6/2019	$19,400,000	8/12/2019
31.05		Property	Huntsville	Huntsville	Madison	AL	35724	1976	2017	312,105	Square Feet	95.9%	9/6/2019	$11,500,000	8/19/2019
32		Loan	LA Fitness Riverside	Riverside	Riverside	CA	92507	2006	NAP	45,000	Square Feet	100.0%	10/1/2019	$14,600,000	09/24/2019	3.9200%	0.05575%	3.86425%	Actual/360	0	Yes	120	120
33		Loan	Cedar Trails Apartments	Tyler	Smith	TX	75701	1984	NAP	120	Units	94.1%	10/7/2019	$10,500,000	9/26/2019	4.1300%	0.01575%	4.11425%	Actual/360	1	No	120	119
34		Loan	Maple Ridge Townhomes	Midlothian	Ellis	TX	76065	2017	NAP	52	Units	96.2%	8/17/2019	$10,840,000	9/3/2019	4.0600%	0.01575%	4.04425%	Actual/360	1	No	120	119
35		Loan	Bassett Furniture - King of Prussia	King of Prussia	Montgomery	PA	19406	2017	NAP	18,000	Square Feet	100.0%	11/1/2019	$11,900,000	9/23/2019	4.3900%	0.01575%	4.37425%	Actual/360	1	No	60	59
36		Loan	Villa Carmel	Phoenix	Maricopa	AZ	85032	1970	NAP	145	Pads	89.7%	10/08/2019	$11,260,000	10/10/2019	4.4100%	0.01575%	4.39425%	Actual/360	1	No	120	119
37		Loan	Osprey Cove South	Jacksonville	Onslow	NC	28540	1969	2019	228	Units	96.5%	9/16/2019	$9,600,000	9/17/2019	4.2110%	0.01575%	4.19525%	Actual/360	1	No	120	119
38		Loan	Del Mar Terrace Apartments	Phoenix	Maricopa	AZ	85033	1985	NAP	1,012	Units	96.6%	6/17/2019	$99,900,000	6/7/2019	2.9000%	0.01700%	2.88300%	Actual/360	5	No	120	115
39		Loan	Palm View Estates	Desert Hot Springs	Riverside	CA	92240	1972	2018	120	Units	71.7%	10/1/2019	$9,270,000	8/15/2019	4.2800%	0.01575%	4.26425%	Actual/360	0	No	120	120
40		Loan	Alma Elliot Square Shopping Center	Chandler	Maricopa	AZ	85225	1985	NAP	62,164	Square Feet	62.0%	9/6/2019	$9,700,000	8/19/2019	4.4500%	0.01575%	4.43425%	Actual/360	3	No	120	117
41		Loan	West Salem MHP	West Salem	La Crosse	WI	54669	1970	NAP	262	Pads	97.7%	9/20/2019	$8,620,000	9/18/2019	4.0500%	0.01575%	4.03425%	Actual/360	1	No	120	119
42		Loan	4 Mountainview Terrace	Danbury	Fairfield	CT	06810	1981	NAP	64,255	Square Feet	81.0%	8/1/2019	$8,000,000	9/5/2019	4.2115%	0.01575%	4.19575%	Actual/360	2	No	120	118
43		Loan	Fairfield Inn and Suites Fredericksburg	Fredericksburg	Gillespie	TX	78624	2015	NAP	78	Rooms	64.0%	8/31/2019	$8,200,000	9/15/2019	4.4500%	0.01575%	4.43425%	Actual/360	1	No	120	119
44		Loan	Allen Ridge Luxury Apartments	Greenville	Pitt	NC	27834	2008-2010, 2012	NAP	56	Units	100.0%	9/20/2019	$8,600,000	7/27/2019	4.4000%	0.01575%	4.38425%	Actual/360	1	No	120	119
45		Loan	Hampton Inn - McLeansville (Greensboro East)	McLeansville	Guilford	NC	27301	2000	2018	78	Rooms	62.9%	8/31/2019	$9,400,000	9/19/2019	4.3790%	0.01575%	4.36325%	Actual/360	1	No	120	119
46		Loan	Courtyard by Marriott Secaucus	Secaucus	Hudson	NJ	07094	1989	2019	168	Rooms	75.5%	7/31/2019	$25,500,000	8/1/2019	4.2500%	0.01575%	4.23425%	Actual/360	2	No	120	118
47		Loan	48 Brookfield Oaks Dr	Greenville	Greenville	SC	29607	2007	NAP	64,880	Square Feet	100.0%	10/1/2019	$7,000,000	8/22/2019	3.9000%	0.09575%	3.80425%	Actual/360	1	No	120	119
48		Loan	Studio 9Forty Apartments	Atlanta	Fulton	GA	30309	1924	2019	24	Units	100.0%	8/14/2019	$6,300,000	7/22/2019	4.1500%	0.01575%	4.13425%	Actual/360	3	No	120	117
49		Loan	Erie Plaza	Philadelphia	Philadelphia	PA	19124	1978	2005, 2019	34,667	Square Feet	100.0%	7/23/2019	$5,700,000	7/3/2019	4.3500%	0.01575%	4.33425%	Actual/360	1	No	120	119
50		Loan	2375 South 9th Street	Salina	Saline	KS	67401	2018	NAP	9,493	Square Feet	100.0%	7/2/2019	$5,400,000	8/31/2019	4.0200%	0.01575%	4.00425%	Actual/360	2	No	120	118
51		Loan	Delano MHP	Monticello	Sullivan	NY	12701	1951	NAP	109	Pads	82.6%	10/3/2019	$4,990,000	10/25/2019	4.5800%	0.01575%	4.56425%	Actual/360	1	No	120	119
52		Loan	Crunch Fitness Tuscaloosa	Tuscaloosa	Tuscaloosa	AL	35405	2013	2018	42,274	Square Feet	100.0%	9/24/2019	$4,450,000	9/4/2019	4.1900%	0.01575%	4.17425%	Actual/360	2	No	120	118
53		Loan	Anchor Danly - Ithaca	Ithaca	Gratiot	MI	48847	1983	1999	60,597	Square Feet	100.0%	12/6/2019	$5,480,000	9/23/2019	5.2800%	0.01575%	5.26425%	Actual/360	2	No	120	118
54		Loan	Belle Place MHC	Broussard	Lafayette	LA	70518	1975	2008	101	Pads	100.0%	9/26/2019	$3,350,000	10/8/2019	4.0500%	0.01575%	4.03425%	Actual/360	1	No	120	119
55		Loan	Middlefield MHC	Middlefield	Geauga	OH	44062	1970	NAP	152	Pads	82.2%	8/6/2019	$3,340,000	7/2/2019	4.5000%	0.01575%	4.48425%	Actual/360	3	No	120	117

A-1-6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Flag	Deal Name	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type(11)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)(11)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(12)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio(8)	Maturity Date LTV Ratio(8)
1		Loan	The Met Apartments	120	119	0	0	10/30/2019	12/1/2019	NAP	11/1/2029	11/1/2029	NAP	$148,697.70	NAP	$1,784,372	Soft	Springing	No	Group A	NAP	2.32x	NAP	2.25x	66.7%	66.7%
2		Loan	Palm Beach Estates	0	0	360	359	11/01/2019	12/01/2019	NAP	11/01/2024	11/01/2024	$214,707.90	NAP	$2,576,495	NAP	Soft	Springing	No	No	1.87x	NAP	1.78x	NAP	63.9%	58.6%
3		Loan	Towne Center East	120	118	0	0	9/27/2019	11/1/2019	NAP	10/1/2029	10/1/2029	NAP	$101,459.23	NAP	$1,217,511	Hard	Springing	No	Group A	NAP	2.98x	NAP	2.80x	63.2%	63.2%
4		Loan	Farmers Insurance	60	57	360	360	8/27/2019	10/9/2019	10/9/2024	9/9/2029	9/9/2029	$164,695.83	$109,328.91	$1,976,350	$1,311,947	Hard	In-Place	No	No	1.85x	2.79x	1.82x	2.75x	63.8%	57.4%
5		Loan	ILPT Industrial Portfolio	120	119	0	0	10/21/2019	12/7/2019	NAP	11/7/2029	11/7/2029	NAP	$76,937.17	NAP	$923,246	Hard	Springing	No	No	NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.01		Property	1800 Union Airpark Boulevard																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.02		Property	4237-4255 Anson Boulevard																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.03		Property	5000 Commerce Way																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.04		Property	5142 and 5148 North Hanley Road																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.05		Property	945 Monument Drive																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.06		Property	2801 Airwest Boulevard																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.07		Property	20 Logistics Boulevard																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.08		Property	5500 SE Delaware Ave																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.09		Property	2150 Stanley Road																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.10		Property	16101 Queens Court																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
5.11		Property	5 Logistics Drive																		NAP	5.52x	NAP	5.05x	39.2%	39.2%
6		Loan	The Sunstone Apartments	120	119	0	0	10/30/2019	12/1/2019	NAP	11/1/2029	11/1/2029	NAP	$67,329.40	NAP	$807,953	Soft	Springing	No	Group A	NAP	2.20x	NAP	2.14x	63.5%	63.5%
7		Loan	Duane Reade - Columbia University	120	119	0	0	10/30/2019	12/6/2019	NAP	11/6/2029	11/6/2029	NAP	$74,574.06	NAP	$894,889	Hard	Springing	No	No	NAP	1.59x	NAP	1.58x	67.7%	67.7%
8		Loan	United Healthcare Office	24	22	360	360	10/4/2019	11/6/2019	11/6/2021	10/6/2024	10/6/2024	$107,113.65	$84,143.99	$1,285,364	$1,009,728	Hard	Springing	No	No	1.58x	2.02x	1.56x	1.99x	66.7%	63.7%
9		Loan	Patriots Crossing Apartments	36	34	360	360	10/4/2019	11/6/2019	11/6/2022	10/6/2029	10/6/2029	$96,639.67	$69,282.41	$1,159,676	$831,389	Springing	Springing	No	No	1.69x	2.36x	1.61x	2.25x	72.5%	62.8%
10		Loan	Redwood Technology Center	60	59	360	360	11/8/2019	12/6/2019	12/6/2024	11/6/2029	11/6/2029	$101,598.67	$76,413.43	$1,219,184	$916,961	Springing	Springing	No	No	1.60x	2.12x	1.55x	2.06x	71.6%	65.5%
11		Loan	Edgewood Apartments	0	0	360	358	9/26/2019	11/6/2019	NAP	10/6/2029	10/6/2029	$89,525.72	NAP	$1,074,309	NAP	Springing	Springing	No	No	1.47x	NAP	1.39x	NAP	72.0%	57.5%
12		Loan	420 North Main Street	12	12	360	360	11/5/2019	1/1/2020	1/1/2021	12/1/2029	12/1/2029	$85,356.35	$60,888.25	$1,024,276	$730,659	Springing	Springing	No	No	1.94x	2.71x	1.82x	2.56x	69.6%	57.1%
13		Loan	Kohl’s Plaza	120	119	0	0	10/28/2019	12/6/2019	NAP	11/6/2029	11/6/2029	NAP	$64,635.42	NAP	$775,625	Springing	Springing	No	No	NAP	1.98x	NAP	1.87x	60.5%	60.5%
14		Loan	Crimson Retail Portfolio	30	29	360	360	10/24/2019	12/6/2019	6/6/2022	11/6/2029	11/6/2029	$77,013.18	$52,960.45	$924,158	$635,525	Hard	Springing	No	No	1.94x	2.83x	1.83x	2.66x	72.5%	61.5%
14.01		Property	Little Elm																		1.94x	2.83x	1.83x	2.66x	72.5%	61.5%
14.02		Property	South Plaza																		1.94x	2.83x	1.83x	2.66x	72.5%	61.5%
14.03		Property	Office Depot																		1.94x	2.83x	1.83x	2.66x	72.5%	61.5%
14.04		Property	JoAnn Fabrics																		1.94x	2.83x	1.83x	2.66x	72.5%	61.5%
15		Loan	Presidential City	120	117	0	0	09/06/2019	10/08/2019	NAP	09/08/2029	09/08/2029	NAP	$44,334.34	NAP	$532,012	Soft	In-Place	No	No	NAP	4.38x	NAP	4.30x	30.8%	30.8%
16		Loan	Plaistow Center	0	0	360	359	10/15/2019	12/1/2019	NAP	11/1/2029	11/1/2029	$71,785.36	NAP	$861,424	NAP	Springing	Springing	No	No	1.88x	NAP	1.75x	NAP	74.2%	59.0%
17		Loan	3100 Alvin Devane	12	11	360	360	10/25/2019	12/6/2019	12/6/2020	11/6/2029	11/6/2029	$66,113.45	$46,704.79	$793,361	$560,457	Hard	In-Place	No	No	1.53x	2.16x	1.43x	2.02x	75.0%	61.4%
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	0	0	360	359	10/10/2019	12/1/2019	NAP	11/1/2029	11/1/2029	$67,809.74	NAP	$813,717	NAP	Springing	Springing	No	No	2.09x	NAP	1.92x	NAP	69.9%	56.0%
19		Loan	Rochester Portfolio	24	23	360	360	10/25/2019	12/1/2019	12/1/2021	11/1/2029	11/1/2029	$65,213.34	$48,147.05	$782,560	$577,765	Springing	Springing	No	No	1.97x	2.66x	1.79x	2.42x	53.0%	45.1%
19.01		Property	Westfall Townhomes																		1.97x	2.66x	1.79x	2.42x	53.0%	45.1%
19.02		Property	Jefferson Plaza																		1.97x	2.66x	1.79x	2.42x	53.0%	45.1%
19.03		Property	Saginaw Plaza																		1.97x	2.66x	1.79x	2.42x	53.0%	45.1%
19.04		Property	South Winton Court																		1.97x	2.66x	1.79x	2.42x	53.0%	45.1%
20		Loan	1447 Enterprise Boulevard	0	0	300	299	10/30/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$64,645.18	NAP	$775,742	NAP	Hard	Springing	No	No	1.45x	NAP	1.31x	NAP	68.6%	50.2%
21		Loan	Shabsels Fee Portfolio	120	119	0	0	11/6/2019	12/6/2019	NAP	11/6/2029	11/6/2029	NAP	$49,004.63	NAP	$588,056	Hard	Springing	No	No	NAP	1.52x	NAP	1.52x	71.6%	71.6%
21.01		Property	9 Farm Springs																		NAP	1.52x	NAP	1.52x	71.6%	71.6%
21.02		Property	Clocktower Place																		NAP	1.52x	NAP	1.52x	71.6%	71.6%
22		Loan	Greenfield Gateway	0	0	360	359	10/30/2019	12/01/2019	NAP	11/01/2029	11/01/2029	$51,787.22	NAP	$621,447	NAP	Springing	Springing	No	No	1.87x	NAP	1.81x	NAP	55.8%	44.3%
23		Loan	Gatlin Retail Portfolio	0	0	360	358	9/13/2019	11/6/2019	NAP	10/6/2029	10/6/2029	$47,396.27	NAP	$568,755	NAP	Hard	Springing	No	No	1.69x	NAP	1.53x	NAP	76.6%	60.9%
23.01		Property	The Forum at Gateways																		1.69x	NAP	1.53x	NAP	76.6%	60.9%
23.02		Property	Wilson Square Shopping Center																		1.69x	NAP	1.53x	NAP	76.6%	60.9%
24		Loan	Paradise Shoppes of Summerville	36	34	360	360	9/19/2019	11/1/2019	11/1/2022	10/1/2029	10/1/2029	$44,154.56	$30,888.55	$529,855	$370,663	Springing	Springing	No	No	1.55x	2.22x	1.48x	2.11x	69.8%	60.2%
25		Loan	Wyndham - Norfolk	120	119	0	0	11/1/2019	12/6/2019	NAP	11/6/2029	11/6/2029	NAP	$32,173.23	NAP	$386,079	Springing	Springing	No	No	NAP	5.24x	NAP	4.68x	43.9%	43.9%
26		Loan	Sharonville Plaza	0	0	360	359	11/1/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$42,947.88	NAP	$515,375	NAP	Springing	Springing	No	No	1.95x	NAP	1.82x	NAP	78.6%	62.8%
27		Loan	Bemidji Mixed Use Portfolio	0	0	360	359	10/28/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$45,112.70	NAP	$541,352	NAP	Springing	Springing	No	No	1.55x	NAP	1.41x	NAP	69.9%	56.8%
27.01		Property	Cottage Park Townhomes																		1.55x	NAP	1.41x	NAP	69.9%	56.8%
27.02		Property	Supreme Business Center																		1.55x	NAP	1.41x	NAP	69.9%	56.8%
27.03		Property	519 Anne Street Northwest																		1.55x	NAP	1.41x	NAP	69.9%	56.8%
27.04		Property	Stonegate Studios																		1.55x	NAP	1.41x	NAP	69.9%	56.8%
28		Loan	Home2 Suites OKC	0	0	360	360	11/04/2019	01/01/2020	NAP	12/01/2029	12/01/2029	$44,856.38	NAP	$538,277	NAP	Springing	Springing	No	No	2.15x	NAP	1.96x	NAP	63.9%	51.8%
29		Loan	Hy-Vee Omaha	120	119	0	0	11/1/2019	12/6/2019	NAP	11/6/2029	11/6/2029	NAP	$30,461.02	NAP	$365,532	Springing	Springing	No	No	NAP	1.84x	NAP	1.84x	67.6%	67.6%
30		Loan	Plaza at Santa Barbara	60	60	360	360	11/4/2019	1/1/2020	1/1/2025	12/1/2029	12/1/2029	$39,622.27	$28,405.79	$475,467	$340,869	Springing	Springing	No	No	1.95x	2.72x	1.86x	2.60x	61.7%	56.0%
31		Loan	Phoenix Industrial Portfolio II	36	34	360	360	9/10/2019	11/6/2019	11/6/2022	10/6/2029	10/6/2029	$40,297.50	$30,078.70	$483,570	$360,944	Hard	Springing	No	No	1.63x	2.18x	1.41x	1.89x	74.2%	64.8%
31.01		Property	DuBois																		1.63x	2.18x	1.41x	1.89x	74.2%	64.8%
31.02		Property	Jefferson																		1.63x	2.18x	1.41x	1.89x	74.2%	64.8%
31.03		Property	Flint																		1.63x	2.18x	1.41x	1.89x	74.2%	64.8%

A-1-7

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Flag	Deal Name	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type(11)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)(11)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(12)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio(8)	Maturity Date LTV Ratio(8)
31.04		Property	Beloit																		1.63x	2.18x	1.41x	1.89x	74.2%	64.8%
31.05		Property	Huntsville																		1.63x	2.18x	1.41x	1.89x	74.2%	64.8%
32		Loan	LA Fitness Riverside	60	60	360	360	11/06/2019	01/01/2020	1/1/2025	11/1/2034	12/1/2029	$37,825.18	$26,496.30	$453,902	$317,956	Hard	Springing	No	No	1.83x	2.62x	1.75x	2.50x	54.8%	49.7%
33		Loan	Cedar Trails Apartments	36	35	360	360	10/15/2019	12/6/2019	12/6/2022	11/6/2029	11/6/2029	$38,189.05	$27,479.56	$458,269	$329,755	Soft	Springing	No	No	1.45x	2.01x	1.38x	1.92x	75.0%	65.1%
34		Loan	Maple Ridge Townhomes	36	35	360	360	10/17/2019	12/1/2019	12/1/2022	11/1/2029	11/1/2029	$35,104.30	$25,041.37	$421,252	$300,496	Springing	Springing	No	No	1.43x	2.00x	1.40x	1.96x	67.3%	58.3%
35		Loan	Bassett Furniture - King of Prussia	60	59	0	0	10/11/2019	12/1/2019	NAP	11/1/2024	11/1/2024	NAP	$25,964.00	NAP	$311,568	Springing	Springing	No	No	NAP	2.13x	NAP	2.10x	58.8%	58.8%
36		Loan	Villa Carmel	120	119	0	0	11/01/2019	12/01/2019	NAP	11/01/2029	11/01/2029	NAP	$25,337.08	NAP	$304,045	Springing	Springing	No	No	NAP	1.68x	NAP	1.65x	60.4%	60.4%
37		Loan	Osprey Cove South	0	0	360	359	10/30/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$33,296.84	NAP	$399,562	NAP	Springing	Springing	No	No	1.96x	NAP	1.84x	NAP	70.7%	56.7%
38		Loan	Del Mar Terrace Apartments	120	115	0	0	6/27/2019	8/6/2019	NAP	7/6/2029	7/6/2029	NAP	$16,416.55	NAP	$196,999	Springing	Springing	No	No	NAP	11.64x	NAP	11.11x	16.2%	16.2%
39		Loan	Palm View Estates	36	36	360	360	11/6/2019	1/1/2020	1/1/2023	12/1/2029	12/1/2029	$32,090.35	$23,505.32	$385,084	$282,064	Springing	Springing	No	No	1.43x	1.95x	1.42x	1.93x	70.1%	61.1%
40		Loan	Alma Elliot Square Shopping Center	120	117	0	0	9/10/2019	10/6/2019	NAP	9/6/2029	9/6/2029	NAP	$23,705.78	NAP	$284,469	Springing	Springing	No	No	NAP	2.24x	NAP	2.19x	65.0%	65.0%
41		Loan	West Salem MHP	12	11	360	360	10/31/2019	12/6/2019	12/6/2020	11/6/2029	11/6/2029	$27,617.39	$19,675.78	$331,409	$236,109	Springing	Springing	No	No	1.68x	2.36x	1.64x	2.30x	66.7%	54.7%
42		Loan	4 Mountainview Terrace	0	0	360	358	10/11/2019	11/6/2019	NAP	10/6/2029	10/6/2029	$27,317.28	NAP	$327,807	NAP	Hard	Springing	No	No	2.22x	NAP	2.01x	NAP	69.5%	55.8%
43		Loan	Fairfield Inn and Suites Fredericksburg	0	0	360	359	10/25/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$27,704.53	NAP	$332,454	NAP	Springing	Springing	No	No	2.28x	NAP	1.98x	NAP	67.0%	54.1%
44		Loan	Allen Ridge Luxury Apartments	0	0	360	359	10/30/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$27,541.85	NAP	$330,502	NAP	Springing	Springing	No	No	1.54x	NAP	1.50x	NAP	63.9%	51.5%
45		Loan	Hampton Inn - McLeansville (Greensboro East)	0	0	360	359	10/21/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$27,473.67	NAP	$329,684	NAP	Springing	Springing	No	No	2.50x	NAP	2.27x	NAP	58.4%	47.1%
46		Loan	Courtyard by Marriott Secaucus	0	0	300	298	9/12/2019	11/6/2019	NAP	10/6/2029	10/6/2029	$27,086.91	NAP	$325,043	NAP	Springing	Springing	No	No	2.37x	NAP	1.96x	NAP	58.6%	42.8%
47		Loan	48 Brookfield Oaks Dr	12	11	360	360	10/2/2019	12/1/2019	12/1/2020	11/1/2029	11/1/2029	$22,875.91	$15,981.42	$274,511	$191,777	Springing	Springing	No	No	1.91x	2.73x	1.72x	2.47x	69.3%	56.5%
48		Loan	Studio 9Forty Apartments	24	21	360	360	8/15/2019	10/6/2019	10/6/2021	9/6/2029	9/6/2029	$22,846.86	$16,479.92	$274,162	$197,759	Springing	Springing	No	No	1.41x	1.95x	1.39x	1.92x	74.6%	63.1%
49		Loan	Erie Plaza	0	0	360	359	10/16/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$20,908.10	NAP	$250,897	NAP	Hard	Springing	No	No	1.48x	NAP	1.46x	NAP	73.6%	59.3%
50		Loan	2375 South 9th Street	0	0	360	358	9/30/2019	11/1/2019	NAP	10/1/2029	10/1/2029	$17,228.49	NAP	$206,742	NAP	Springing	Springing	No	No	1.49x	NAP	1.46x	NAP	66.5%	53.0%
51		Loan	Delano MHP	0	0	360	359	10/30/2019	12/6/2019	NAP	11/6/2029	11/6/2029	$17,389.29	NAP	$208,671	NAP	Springing	Springing	No	No	1.60x	NAP	1.58x	NAP	68.0%	55.2%
52		Loan	Crunch Fitness Tuscaloosa	0	0	300	298	10/3/2019	11/6/2019	NAP	10/6/2029	10/6/2029	$15,882.33	NAP	$190,588	NAP	Springing	Springing	No	No	1.61x	NAP	1.47x	NAP	66.0%	48.1%
53		Loan	Anchor Danly - Ithaca	0	0	360	358	9/27/2019	11/6/2019	NAP	10/6/2029	10/6/2029	$16,067.84	NAP	$192,814	NAP	Hard	Springing	No	No	1.98x	NAP	1.86x	NAP	52.8%	43.9%
54		Loan	Belle Place MHC	24	23	360	360	11/1/2019	12/6/2019	12/6/2021	11/6/2029	11/6/2029	$11,046.95	$7,870.31	$132,563	$94,444	Springing	Springing	No	No	1.89x	2.65x	1.85x	2.60x	68.7%	57.9%
55		Loan	Middlefield MHC	24	21	360	360	8/20/2019	10/6/2019	10/6/2021	9/6/2029	9/6/2029	$10,450.38	$7,841.80	$125,405	$94,102	Springing	Springing	No	No	1.57x	2.09x	1.51x	2.01x	61.8%	52.7%

A-1-8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(14)
Loan ID	Footnotes	Flag	Deal Name	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(13)(14)	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date
1		Loan	The Met Apartments	5	5	1	YM0.5(25), Def or YM0.5(88), O(7)	N/A	N/A	N/A	N/A	NAP	$5,489,530	$1,943,687	$3,545,843	12/31/2018	6.8%	$5,815,542	$2,007,069	$3,808,473	T12 8/31/2019
2		Loan	Palm Beach Estates	0	0	1	L(13), YM1(43), O(4)	$6,903,001	$2,322,663	$4,580,338	12/31/2017	10.8%	$7,204,276	$2,458,865	$4,745,411	12/31/2018	11.2%	$7,373,358	$2,522,090	$4,851,268	T12 9/30/2019
3		Loan	Towne Center East	5	5	1	YM0.5(26), Def or YM0.5(87), O(7)	$4,050,605	$577,596	$3,473,010	12/31/2017	9.0%	$4,029,945	$576,863	$3,453,081	12/31/2018	9.0%	$4,249,148	$604,153	$3,644,995	T12 8/31/2019
4		Loan	Farmers Insurance	0	0	9	L(27), Def(87), O(6)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
5		Loan	ILPT Industrial Portfolio	0	0	7	L(25), Def or YM1(88), O(7)	$20,837,420	$4,518,161	$16,319,258	12/31/2016	7.6%	$33,628,469	$6,368,613	$27,259,856	12/31/2017	12.7%	$35,335,764	$6,445,614	$28,890,150	12/31/2018
5.01		Property	1800 Union Airpark Boulevard					$8,475,748	$2,515,626	$5,960,121	12/31/2016	7.6%	$8,551,118	$2,509,169	$6,041,949	12/31/2017	12.7%	$8,660,170	$2,537,067	$6,123,103	12/31/2018
5.02		Property	4237-4255 Anson Boulevard					$2,869,718	$479,795	$2,389,923	12/31/2016	7.6%	$5,881,285	$1,170,316	$4,710,969	12/31/2017	12.7%	$6,124,114	$1,318,374	$4,805,740	12/31/2018
5.03		Property	5000 Commerce Way					$3,975,143	$635,141	$3,340,001	12/31/2016	7.6%	$4,229,039	$641,092	$3,587,947	12/31/2017	12.7%	$4,308,405	$679,662	$3,628,743	12/31/2018
5.04		Property	5142 and 5148 North Hanley Road					$1,802,705	$10,208	$1,792,497	12/31/2016	7.6%	$2,655,862	$21,608	$2,634,254	12/31/2017	12.7%	$2,699,991	$20,556	$2,679,435	12/31/2018
5.05		Property	945 Monument Drive					$3,367,805	$423,501	$2,944,304	12/31/2016	7.6%	$3,252,155	$375,988	$2,876,167	12/31/2017	12.7%	$3,312,029	$430,464	$2,881,565	12/31/2018
5.06		Property	2801 Airwest Boulevard					$115,844	$8,728	$107,116	12/31/2016	7.6%	$2,439,453	$67,612	$2,371,841	12/31/2017	12.7%	$2,455,992	$44,468	$2,411,524	12/31/2018
5.07		Property	20 Logistics Boulevard					$121,898	$16,750	$105,148	12/31/2016	7.6%	$2,772,757	$459,102	$2,313,655	12/31/2017	12.7%	$2,824,454	$484,545	$2,339,909	12/31/2018
5.08		Property	5500 SE Delaware Ave					N/A	N/A	N/A	N/A	7.6%	$1,561,038	$80,313	$1,480,725	12/31/2017	12.7%	$1,580,595	$83,456	$1,497,139	12/31/2018
5.09		Property	2150 Stanley Road					$108,559	$22,546	$86,013	12/31/2016	7.6%	$2,242,367	$541,787	$1,700,580	12/31/2017	12.7%	$2,297,895	$553,914	$1,743,981	12/31/2018
5.10		Property	16101 Queens Court						$388,523	($388,523)	12/31/2016	7.6%		$292,769	($292,769)	12/31/2017	12.7%	$430,850	$133,165	$297,684	12/31/2018
5.11		Property	5 Logistics Drive						$17,343	($17,343)	12/31/2016	7.6%	$43,395	$208,857	($165,462)	12/31/2017	12.7%	$641,270	$159,943	$481,327	12/31/2018
6		Loan	The Sunstone Apartments	5	5	1	YM0.5(25), Def or YM0.5(88), O(7)	N/A	N/A	N/A	N/A	NAP	$2,316,581	$858,155	$1,458,426	12/31/2018	6.2%	$2,520,794	$884,328	$1,636,466	T12 8/31/2019
7		Loan	Duane Reade - Columbia University	0	0	6	L(25), Def(91), O(4)	$2,052,805	$403,030	$1,649,775	12/31/2017	7.9%	$2,114,936	$464,386	$1,650,550	12/31/2018	7.9%	$2,009,837	$453,417	$1,556,419	T12 8/31/2019
8		Loan	United Healthcare Office	0	0	6	L(26), Def(30), O(4)	$4,227,683	$5,601	$4,222,082	12/31/2017	9.0%	$4,369,003	$24,465	$4,344,538	12/31/2018	9.3%	$4,445,335	$20,475	$4,424,860	T12 7/31/2019
9		Loan	Patriots Crossing Apartments	0	0	6	L(26), Def(90), O(4)	$2,626,571	$1,071,166	$1,555,405	12/31/2017	7.8%	$2,718,417	$1,088,868	$1,629,549	12/31/2018	8.1%	$2,882,775	$1,084,865	$1,797,910	T12 8/31/2019
10		Loan	Redwood Technology Center	0	0	6	L(25), Def(90), O(5)	$4,291,833	$1,190,512	$3,101,321	12/31/2017	8.5%	$4,528,549	$1,206,915	$3,321,634	12/31/2018	9.1%	$4,557,575	$1,208,566	$3,349,009	T12 8/31/2019
11		Loan	Edgewood Apartments	0	0	6	L(26), Def(90), O(4)	$2,677,338	$931,874	$1,745,464	12/31/2017	9.4%	$2,654,995	$934,982	$1,720,013	12/31/2018	9.3%	$2,551,791	$977,986	$1,573,804	T12 8/31/2019
12		Loan	420 North Main Street	7	7	1	L(24), Def(92), O(4)	N/A	N/A	N/A	N/A	NAP	$1,377,256	$405,175	$972,081	12/31/2018	5.5%	$2,105,162	$494,038	$1,611,124	T12 9/30/2019
13		Loan	Kohl’s Plaza	0	0	6	L(25), Def(88), O(7)	$2,381,156	$883,580	$1,497,576	12/31/2017	8.8%	$2,005,727	$874,303	$1,131,424	12/31/2018	6.7%	$1,978,832	$898,776	$1,080,056	T12 8/31/2019
14		Loan	Crimson Retail Portfolio	0	0	6	L(25), Def(88), O(7)	$3,862,238	$1,368,640	$2,493,598	12/31/2017	7.5%	$4,174,445	$1,273,548	$2,900,897	12/31/2018	8.8%	$4,210,947	$1,228,634	$2,982,313	T12 3/31/2019
14.01		Property	Little Elm					$2,809,187	$1,045,525	$1,763,661	12/31/2017	7.5%	$3,044,850	$1,003,066	$2,041,784	12/31/2018	8.8%	$3,099,526	$998,778	$2,100,748	T12 3/31/2019
14.02		Property	South Plaza					$1,053,051	$323,114	$729,937	12/31/2017	7.5%	$1,129,595	$270,481	$859,113	12/31/2018	8.8%	$1,111,421	$229,856	$881,565	T-7 7/31/2019
14.03		Property	Office Depot					N/A	N/A	N/A	N/A	7.5%	N/A	N/A	N/A	N/A	8.8%	N/A	N/A	N/A	N/A
14.04		Property	JoAnn Fabrics					N/A	N/A	N/A	N/A	7.5%	N/A	N/A	N/A	N/A	8.8%	N/A	N/A	N/A	N/A
15		Loan	Presidential City	0	0	8	L(27), Def(89), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	$22,608,237	$6,582,815	$16,025,422	T12 6/30/2019
16		Loan	Plaistow Center	7	7	1	L(25), Def(92), O(3)	$1,826,247	$678,003	$1,148,244	12/31/2017	7.7%	$2,113,135	$756,822	$1,356,313	12/31/2018	9.1%	$2,267,684	$709,927	$1,557,757	T12 7/31/2019
17		Loan	3100 Alvin Devane	0	0	6	L(35), Def(81), O(4)	$1,021,427	$474,476	$546,951	12/31/2017	3.9%	$1,241,571	$533,120	$708,451	12/31/2018	5.1%	$1,366,546	$546,988	$819,558	T12 7/31/2019
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	7	7	1	L(25), Def(92), O(3)	$3,302,091	$1,901,222	$1,400,869	12/31/2017	10.1%	$3,487,231	$1,804,667	$1,682,564	12/31/2018	12.2%	$3,575,376	$1,831,385	$1,743,991	T12 6/30/2019
19		Loan	Rochester Portfolio	7	7	1	L(25), Def(92), O(3)	$2,425,952	$1,039,944	$1,386,008	12/31/2017	10.6%	$2,508,788	$1,074,216	$1,434,572	12/31/2018	11.0%	$2,366,365	$1,026,785	$1,339,580	T12 6/30/2019
19.01		Property	Westfall Townhomes					$573,148	$212,616	$360,532	12/31/2017	10.6%	$561,420	$239,874	$321,546	12/31/2018	11.0%	$564,792	$233,053	$331,739	T12 6/30/2019
19.02		Property	Jefferson Plaza					$651,659	$274,377	$377,282	12/31/2017	10.6%	$726,642	$287,119	$439,523	12/31/2018	11.0%	$686,716	$277,034	$409,682	T12 6/30/2019
19.03		Property	Saginaw Plaza					$522,888	$230,342	$292,546	12/31/2017	10.6%	$559,390	$231,036	$328,354	12/31/2018	11.0%	$548,779	$197,085	$351,694	T12 6/30/2019
19.04		Property	South Winton Court					$678,257	$322,609	$355,648	12/31/2017	10.6%	$661,336	$316,187	$345,149	12/31/2018	11.0%	$566,078	$319,613	$246,465	T12 6/30/2019
20		Loan	1447 Enterprise Boulevard	0	0	6	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	$1,240,694	$80,694	$1,160,000	T12 9/30/2019
21		Loan	Shabsels Fee Portfolio	0	0	6	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
21.01		Property	9 Farm Springs					N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
21.02		Property	Clocktower Place					N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
22		Loan	Greenfield Gateway	5	5	1	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	$637,433	$250,100	$387,333	T12 8/31/2019
23		Loan	Gatlin Retail Portfolio	0	0	6	L(26), Def(90), O(4)	$3,259,232	$1,145,571	$2,113,661	12/31/2017	8.9%	$3,114,135	$1,137,799	$1,976,336	12/31/2018	8.3%	$2,910,849	$1,024,450	$1,886,399	T12 7/31/2019
23.01		Property	The Forum at Gateways					$2,506,986	$905,901	$1,601,085	12/31/2017	8.9%	$2,434,733	$940,975	$1,493,758	12/31/2018	8.3%	$2,218,835	$805,002	$1,413,833	T12 7/31/2019
23.02		Property	Wilson Square Shopping Center					$752,246	$239,670	$512,576	12/31/2017	8.9%	$679,402	$196,824	$482,578	12/31/2018	8.3%	$692,014	$219,448	$472,566	T12 7/31/2019
24		Loan	Paradise Shoppes of Summerville	5	5	1	L(26), Def(87), O(7)	$1,222,282	$451,706	$770,576	12/31/2017	8.2%	$1,365,327	$513,484	$851,844	12/31/2018	9.1%	$1,381,025	$530,120	$850,905	T12 6/30/2019
25		Loan	Wyndham - Norfolk	0	0	6	L(25), Def(91), O(4)	$4,501,051	$3,033,931	$1,467,120	12/31/2017	16.3%	$4,940,790	$3,253,284	$1,687,506	12/31/2018	18.8%	$5,412,759	$3,377,302	$2,035,457	T12 8/31/2019
26		Loan	Sharonville Plaza	0	0	6	L(24), YM1(92), O(4)	$974,390	$337,926	$636,464	12/31/2017	7.2%	$1,014,214	$351,938	$662,276	12/31/2018	7.5%	$938,063	$335,945	$602,118	T12 7/31/2019
27		Loan	Bemidji Mixed Use Portfolio	0	0	6	L(25), YM1(91), O(4)	N/A	N/A	N/A	N/A	NAP	$1,174,928	$286,481	$888,447	12/31/2018	10.1%	$1,185,780	$342,353	$843,428	T12 7/31/2019
27.01		Property	Cottage Park Townhomes					N/A	N/A	N/A	N/A	NAP	$448,899	$112,246	$336,653	12/31/2018	10.1%	$443,199	$126,760	$316,439	T12 7/31/2019
27.02		Property	Supreme Business Center					N/A	N/A	N/A	N/A	NAP	$316,954	$75,253	$241,701	12/31/2018	10.1%	$322,085	$87,011	$235,074	T12 7/31/2019
27.03		Property	519 Anne Street Northwest					N/A	N/A	N/A	N/A	NAP	$231,407	$41,959	$189,448	12/31/2018	10.1%	$235,340	$62,817	$172,523	T12 7/31/2019
27.04		Property	Stonegate Studios					N/A	N/A	N/A	N/A	NAP	$177,668	$57,024	$120,645	12/31/2018	10.1%	$185,157	$65,765	$119,392	T12 7/31/2019
28		Loan	Home2 Suites OKC	5	5	1	L(24), Def(92), O(4)	N/A	N/A	N/A	N/A	NAP	$2,532,236	$1,335,783	$1,196,453	12/31/2018	13.7%	$2,580,457	$1,359,281	$1,221,176	T12 8/31/2019
29		Loan	Hy-Vee Omaha	0	0	6	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
30		Loan	Plaza at Santa Barbara	7	7	1	L(24), Def(93), O(3)	$936,996	$293,627	$643,369	12/31/2017	7.8%	$912,983	$256,866	$656,117	12/31/2018	8.0%	$991,475	$249,439	$742,035	T12 7/31/2019
31		Loan	Phoenix Industrial Portfolio II	0	0	6	L(26), Def(88), O(6)	N/A	N/A	N/A	N/A	NAP	$8,923,998	$1,963,475	$6,960,523	12/31/2018	10.2%	$9,275,816	$2,248,289	$7,027,527	T12 6/30/2019
31.01		Property	DuBois					N/A	N/A	N/A	N/A	NAP	$1,694,700	$260,983	$1,433,717	12/31/2018	10.2%	$1,703,788	$295,208	$1,408,580	T12 6/30/2019
31.02		Property	Jefferson					N/A	N/A	N/A	N/A	NAP	$1,660,104	$309,029	$1,351,075	12/31/2018	10.2%	$1,683,269	$318,719	$1,364,550	T12 6/30/2019
31.03		Property	Flint					N/A	N/A	N/A	N/A	NAP	$2,117,520	$149,611	$1,967,909	12/31/2018	10.2%	$2,135,123	$159,881	$1,975,242	T12 6/30/2019

A-1-9

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(14)
Loan ID	Footnotes	Flag	Deal Name	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(13)(14)	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date
31.04		Property	Beloit					N/A	N/A	N/A	N/A	NAP	$2,390,751	$873,271	$1,517,480	12/31/2018	10.2%	$2,531,803	$1,100,402	$1,431,401	T12 6/30/2019
31.05		Property	Huntsville					N/A	N/A	N/A	N/A	NAP	$1,060,923	$370,581	$690,342	12/31/2018	10.2%	$1,221,833	$374,079	$847,754	T12 6/30/2019
32		Loan	LA Fitness Riverside	0	0	1	L(60), YM1(56), O(4)	$1,130,136	$86,983	$1,043,153	12/31/2017	13.0%	$1,148,642	$85,023	$1,063,619	12/31/2018	13.3%	$1,138,889	$78,578	$1,060,310	T12 8/31/2019
33		Loan	Cedar Trails Apartments	0	0	6	L(25), Def(91), O(4)	$1,203,062	$551,541	$651,521	12/31/2017	8.3%	$1,197,490	$536,394	$661,097	12/31/2018	8.4%	$1,211,252	$548,297	$662,955	T12 8/31/2019
34		Loan	Maple Ridge Townhomes	7	7	1	L(25), Def(92), O(3)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	$914,038	$327,865	$586,173	T12 7/31/2019
35		Loan	Bassett Furniture - King of Prussia	7	7	1	L(25), Def(33), O(2)	N/A	N/A	N/A	N/A	NAP	$702,000	$1,580	$700,420	12/31/2018	10.0%	$702,000	$2,251	$699,749	T12 9/1/2019
36		Loan	Villa Carmel	0	0	1	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	$730,297	$291,100	$439,197	T12 9/30/2019
37		Loan	Osprey Cove South	0	0	6	L(25), Def(88), O(7)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	$1,238,671	$607,902	$630,769	T12 8/31/2019
38		Loan	Del Mar Terrace Apartments	0	0	6	L(29), YM1(87), O(4)	$8,958,851	$3,993,163	$4,965,688	12/31/2017	30.7%	$9,735,704	$4,168,504	$5,567,201	12/31/2018	34.4%	$9,879,531	$4,283,063	$5,596,468	T12 4/30/2019
39		Loan	Palm View Estates	7	7	1	L(24), Def(93), O(3)	$425,112	$145,883	$279,229	12/31/2017	4.3%	$537,542	$169,936	$367,606	12/31/2018	5.7%	$659,826	$186,789	$473,037	T12 7/1/2019
40		Loan	Alma Elliot Square Shopping Center	0	0	6	L(24), YM2(92), O(4)	$661,419	$230,051	$431,368	12/31/2017	6.8%	$622,359	$217,637	$404,722	12/31/2018	6.4%	$871,045	$283,866	$587,179	T12 7/31/2019
41		Loan	West Salem MHP	0	0	6	L(25), Def(91), O(4)	$963,866	$423,838	$540,028	12/31/2017	9.4%	$1,000,689	$424,971	$575,718	12/31/2018	10.0%	$1,018,968	$437,536	$581,432	T12 8/31/2019
42		Loan	4 Mountainview Terrace	0	0	6	L(26), Def(90), O(4)	$935,053	$495,108	$439,945	12/31/2017	7.9%	$1,014,794	$508,268	$506,526	12/31/2018	9.1%	$1,053,642	$493,827	$559,815	T12 6/30/2019
43		Loan	Fairfield Inn and Suites Fredericksburg	0	0	6	L(25), Def(91), O(4)	$2,308,892	$1,650,445	$658,447	12/31/2017	12.0%	$2,556,989	$1,753,638	$803,351	12/31/2018	14.6%	$2,446,371	$1,645,921	$800,450	T12 8/31/2019
44		Loan	Allen Ridge Luxury Apartments	0	0	6	L(25), Def(91), O(4)	$554,621	$80,947	$473,674	12/31/2017	8.6%	$600,069	$96,984	$503,085	12/31/2018	9.2%	$635,112	$100,475	$534,637	T12 9/30/2019
45		Loan	Hampton Inn - McLeansville (Greensboro East)	0	0	6	L(25), Def(91), O(4)	$1,566,591	$1,033,879	$532,712	12/31/2017	9.7%	$1,722,726	$1,092,571	$630,154	12/31/2018	11.5%	$1,909,432	$1,075,264	$834,168	T12 8/31/2019
46		Loan	Courtyard by Marriott Secaucus	0	0	6	L(26), YM1(90), O(4)	$8,194,378	$5,582,753	$2,611,625	12/31/2017	17.5%	$7,972,595	$5,558,617	$2,413,978	12/31/2018	16.2%	$7,937,743	$5,562,901	$2,374,842	T12 7/31/2019
47		Loan	48 Brookfield Oaks Dr	7	7	1	L(25), Def(92), O(3)	$714,262	$196,732	$517,530	12/31/2017	10.7%	$719,102	$207,319	$511,783	12/31/2018	10.6%	$542,460	$189,140	$353,320	T12 7/31/2019
48		Loan	Studio 9Forty Apartments	0	0	6	L(27), Def(89), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
49		Loan	Erie Plaza	0	0	6	L(25), Def(90), O(5)	$526,378	$159,359	$367,019	12/31/2017	8.8%	$529,315	$142,630	$386,685	12/31/2018	9.2%	$537,708	$141,308	$396,400	T12 7/31/2019
50		Loan	2375 South 9th Street	7	7	1	L(26), Def(89), O(5)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
51		Loan	Delano MHP	0	0	6	L(25), Def(91), O(4)	$592,075	$360,971	$231,104	12/31/2017	6.8%	$591,097	$347,316	$243,781	12/31/2018	7.2%	$609,243	$331,735	$277,508	T12 9/30/2019
52		Loan	Crunch Fitness Tuscaloosa	0	0	6	L(26), Def(90), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
53		Loan	Anchor Danly - Ithaca	5	0	6	L(26), Def(90), O(4)	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A
54		Loan	Belle Place MHC	0	0	6	L(25), Def(91), O(4)	N/A	N/A	N/A	N/A	NAP	$295,356	$92,532	$202,824	12/31/2018	8.8%	$331,043	$87,437	$243,606	T12 9/30/2019
55		Loan	Middlefield MHC	0	0	6	L(27), YM1(89), O(4)	$673,077	$467,863	$205,214	12/31/2017	9.9%	$652,741	$435,737	$217,004	12/31/2018	10.5%	$657,440	$465,925	$191,515	T12 5/31/2019

A-1-10

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(14)									LARGEST TENANT INFORMATION(15)(16)(18)				2ND LARGEST TENANT INFORMATION(15)(16)(18)				3RD LARGEST TENANT INFORMATION(15)(16)(18)
Loan ID	Footnotes	Flag	Deal Name	Most Recent NOI Debt Yield	UW Occupancy	UW Revenues	UW Expenses	UW NOI	UW NOI Debt Yield	UW Capital Items	UW NCF	UW NCF Debt Yield	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant
1		Loan	The Met Apartments	7.3%	92.0%	$6,212,226	$2,070,595	$4,141,631	8.0%	$120,000	$4,021,631	7.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2		Loan	Palm Beach Estates	11.5%	92.5%	$7,373,330	$2,548,460	$4,824,871	11.4%	$238,751	$4,586,120	10.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3		Loan	Towne Center East	9.5%	95.0%	$4,334,850	$709,773	$3,625,077	9.4%	$211,680	$3,413,397	8.9%	Home Depot	1/31/2024	103,423	66.8%	PetSmart	3/31/2024	26,550	17.2%	Wells Fargo
4		Loan	Farmers Insurance	NAP	98.0%	$14,054,655	$4,374,313	$9,680,341	10.0%	$142,787	$9,537,554	9.9%	Farmers Insurance	8/31/2034	713,935	100.0%	NAP	NAP	NAP	NAP	NAP
5		Loan	ILPT Industrial Portfolio	13.5%	97.5%	$39,822,695	$7,985,779	$31,836,916	14.8%	$2,695,459	$29,141,457	13.6%	Various	Various	Various	Various	Various	Various	Various	Various	NAP
5.01		Property	1800 Union Airpark Boulevard	13.5%	97.5%	$8,907,213	$2,906,244	$6,000,969	14.8%	$595,596	$5,405,373	13.6%	Procter & Gamble	10/31/2024	1,791,246	100.0%	NAP	NAP	NAP	NAP	NAP
5.02		Property	4237-4255 Anson Boulevard	13.5%	97.5%	$5,904,323	$1,536,726	$4,367,597	14.8%	$355,622	$4,011,976	13.6%	Amazon.com, Inc.	4/30/2021	1,036,573	100.0%	NAP	NAP	NAP	NAP	NAP
5.03		Property	5000 Commerce Way	13.5%	97.5%	$4,451,482	$765,972	$3,685,510	14.8%	$322,434	$3,363,076	13.6%	Amazon.com, Inc.	9/30/2027	1,016,065	100.0%	NAP	NAP	NAP	NAP	NAP
5.04		Property	5142 and 5148 North Hanley Road	13.5%	97.5%	$3,708,736	$132,948	$3,575,789	14.8%	$183,448	$3,392,341	13.6%	SKF USA	10/31/2038	430,986	100.0%	NAP	NAP	NAP	NAP	NAP
5.05		Property	945 Monument Drive	13.5%	97.5%	$3,386,613	$482,738	$2,903,875	14.8%	$283,930	$2,619,946	13.6%	Subaru of America Distribution	5/31/2024	962,500	100.0%	NAP	NAP	NAP	NAP	NAP
5.06		Property	2801 Airwest Boulevard	13.5%	97.5%	$2,491,915	$117,071	$2,374,844	14.8%	$228,835	$2,146,008	13.6%	Whirlpool Corporation	1/31/2024	804,586	100.0%	NAP	NAP	NAP	NAP	NAP
5.07		Property	20 Logistics Boulevard	13.5%	97.5%	$2,864,407	$630,409	$2,233,998	14.8%	$197,181	$2,036,817	13.6%	Cummins, Inc.	10/31/2021	603,586	100.0%	NAP	NAP	NAP	NAP	NAP
5.08		Property	5500 SE Delaware Ave	13.5%	97.5%	$2,914,156	$104,426	$2,809,731	14.8%	$206,763	$2,602,967	13.6%	The Toro Company	10/31/2034	644,104	100.0%	NAP	NAP	NAP	NAP	NAP
5.09		Property	2150 Stanley Road	13.5%	97.5%	$2,301,168	$665,285	$1,635,883	14.8%	$160,172	$1,475,711	13.6%	Siemens Corporation	9/30/2028	320,070	64.9%	M D Logistics, Inc.	6/30/2027	173,430	35.1%	NAP
5.10		Property	16101 Queens Court	13.5%	97.5%	$1,675,398	$380,692	$1,294,706	14.8%	$88,223	$1,206,483	13.6%	La-Z-Boy Incorporated	1/31/2031	220,800	100.0%	NAP	NAP	NAP	NAP	NAP
5.11		Property	5 Logistics Drive	13.5%	97.5%	$1,217,283	$263,268	$954,015	14.8%	$73,256	$880,759	13.6%	Transamerica Auto Parts	3/31/2025	205,090	100.0%	NAP	NAP	NAP	NAP	NAP
6		Loan	The Sunstone Apartments	7.0%	95.0%	$2,685,767	$910,881	$1,774,887	7.6%	$46,000	$1,728,887	7.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7		Loan	Duane Reade - Columbia University	7.4%	97.0%	$1,958,031	$538,170	$1,419,861	6.8%	$9,452	$1,410,409	6.7%	Duane Reade	4/30/2029	7,877	100.0%	NAP	NAP	NAP	NAP	NAP
8		Loan	United Healthcare Office	9.5%	95.0%	$4,934,863	$168,521	$4,766,342	10.2%	$70,045	$4,696,297	10.0%	United HealthCare Services, Inc.	12/31/2025	204,123	100.0%	NAP	NAP	NAP	NAP	NAP
9		Loan	Patriots Crossing Apartments	9.0%	94.5%	$3,067,547	$1,107,600	$1,959,946	9.8%	$90,500	$1,869,446	9.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10		Loan	Redwood Technology Center	9.2%	94.4%	$4,837,710	$1,281,963	$3,555,746	9.7%	$112,512	$3,443,234	9.4%	Ciena Corporation	1/31/2025	57,673	37.3%	Santa Rosa Memorial Hospital	12/31/2030	41,000	26.5%	Friedmans Home Improvement
11		Loan	Edgewood Apartments	8.5%	86.7%	$2,536,191	$962,028	$1,574,162	8.5%	$79,200	$1,494,962	8.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12		Loan	420 North Main Street	9.1%	92.0%	$2,498,040	$514,458	$1,983,582	11.2%	$114,294	$1,869,288	10.5%	Lyon, LLC	174,638 SF(6/25/2027); 54,625 SF(6/25/2026)	229,263	36.1%	Archerstone, Inc.	9/30/2028	50,312	7.9%	Madina Traders, Inc.
13		Loan	Kohl’s Plaza	6.4%	94.6%	$2,464,631	$928,965	$1,535,666	9.0%	$88,682	$1,446,984	8.5%	Kohl’s	3/31/2024	94,260	58.5%	Bob’s Discount Furniture	4/30/2029	37,380	23.2%	City MD
14		Loan	Crimson Retail Portfolio	9.0%	92.7%	$5,117,181	$1,524,685	$3,592,496	10.8%	$211,595	$3,380,901	10.2%	Various	Various	Various	Various	Various	Various	Various	Various	Various
14.01		Property	Little Elm	9.0%	92.3%	$3,299,259	$1,075,565	$2,223,695	10.8%	$111,590	$2,112,105	10.2%	Hobby Lobby	4/30/2023	55,405	37.0%	24 Hour Fitness	6/30/2023	31,175	20.8%	Dollar Tree
14.02		Property	South Plaza	9.0%	92.6%	$1,224,262	$292,906	$931,357	10.8%	$75,466	$855,890	10.2%	Winn Dixie	9/9/2029	51,700	40.6%	Bealls Outlet	4/30/2022	21,910	17.2%	Focus Fit
14.03		Property	Office Depot	9.0%	95.0%	$298,569	$73,240	$225,329	10.8%	$12,498	$212,831	10.2%	Office Depot	2/29/2024	20,000	100.0%	NAP	NAP	NAP	NAP	NAP
14.04		Property	JoAnn Fabrics	9.0%	95.0%	$295,091	$82,975	$212,116	10.8%	$12,041	$200,075	10.2%	JoAnn Fabrics	1/31/2030	21,500	100.0%	NAP	NAP	NAP	NAP	NAP
15		Loan	Presidential City	13.7%	94.0%	$24,916,379	$6,760,701	$18,155,679	15.5%	$303,813	$17,851,866	15.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16		Loan	Plaistow Center	10.4%	91.6%	$2,401,530	$783,692	$1,617,839	10.8%	$108,552	$1,509,287	10.1%	TVI, Inc. d/b/a Savers	3/31/2025	30,324	22.9%	Aldi	9/30/2024	17,799	13.4%	Pet Smart, Inc.
17		Loan	3100 Alvin Devane	5.9%	95.0%	$1,781,337	$568,057	$1,213,280	8.7%	$82,032	$1,131,248	8.2%	Younicos AG	3/31/2023	32,570	46.3%	Cosential, Inc.	9/30/2024	24,604	35.0%	Jones & Carter, Inc.
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	12.6%	80.6%	$3,574,552	$1,871,085	$1,703,466	12.3%	$142,982	$1,560,484	11.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19		Loan	Rochester Portfolio	10.2%	87.4%	$2,559,379	$1,021,395	$1,537,984	11.7%	$139,883	$1,398,100	10.7%	Various	Various	Various	Various	Various	Various	Various	Various	Various
19.01		Property	Westfall Townhomes	10.2%	95.0%	$615,599	$226,472	$389,127	11.7%	$10,250	$378,877	10.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02		Property	Jefferson Plaza	10.2%	93.0%	$866,811	$279,793	$587,019	11.7%	$36,235	$550,784	10.7%	ABVI Goodwill	7/31/2034	19,382	29.4%	Closeout Carpet and Flooring	4/30/2034	11,000	16.7%	International Food Market
19.03		Property	Saginaw Plaza	10.2%	90.7%	$555,859	$198,497	$357,361	11.7%	$42,885	$314,476	10.7%	Legend Group	12/31/2023	5,405	13.4%	Young & Company CPAs	9/30/2024	3,000	7.4%	New-U, Inc.
19.04		Property	South Winton Court	10.2%	70.4%	$521,110	$316,633	$204,477	11.7%	$50,513	$153,964	10.7%	Rimkus Marciano & Associates	12/31/2020	9,325	19.3%	Javlyn Processing	7/30/2020	7,500	15.5%	Tetra Tech
20		Loan	1447 Enterprise Boulevard	9.9%	92.5%	$1,240,197	$117,960	$1,122,238	9.6%	$102,424	$1,019,814	8.7%	Dopaco	8/31/2029	409,695	100.0%	NAP	NAP	NAP	NAP	NAP
21		Loan	Shabsels Fee Portfolio	NAP	100.0%	$893,225	$0	$893,225	7.7%	$0	$893,225	7.7%	Various	Various	Various	Various	Various	Various	Various	Various	Various
21.01		Property	9 Farm Springs	NAP	100.0%	$496,236	$0	$496,236	7.7%	$0	$496,236	7.7%	United Technologies Corporation	6/30/2022	132,289	100.0%	NAP	NAP	NAP	NAP	NAP
21.02		Property	Clocktower Place	NAP	100.0%	$396,989	$0	$396,989	7.7%	$0	$396,989	7.7%	Ross Dress for Less	1/31/2024	33,357	16.1%	Florissant Furniture	8/31/2020	30,033	14.5%	Aldi
22		Loan	Greenfield Gateway	3.6%	93.0%	$1,455,726	$291,153	$1,164,573	10.7%	$40,625	$1,123,948	10.3%	EOS Fitness	04/30/2034	35,000	51.7%	Perfect Pawn	11/01/2029	3,900	5.8%	Bright Now Dental
23		Loan	Gatlin Retail Portfolio	8.0%	84.5%	$3,416,598	$1,135,745	$2,280,854	9.6%	$210,770	$2,070,084	8.7%	Walmart	Various	Various	Various	Various	Various	Various	Various	Various
23.01		Property	The Forum at Gateways	8.0%	81.5%	$2,580,482	$909,025	$1,671,457	9.6%	$166,538	$1,504,919	8.7%	Walmart	1/26/2024	129,615	50.6%	LA Fitness	1/31/2029	42,300	16.5%	Dollar Tree
23.02		Property	Wilson Square Shopping Center	8.0%	95.0%	$836,116	$226,719	$609,397	9.6%	$44,232	$565,165	8.7%	Walmart	11/6/2029	40,600	59.7%	Blink Fitness	9/4/2029	11,400	16.8%	Own It Home Furnishings
24		Loan	Paradise Shoppes of Summerville	9.1%	95.1%	$1,352,176	$528,882	$823,294	8.8%	$40,724	$782,570	8.4%	Publix	11/30/2026	38,997	62.1%	El Jalapeno	10/31/2022	4,200	6.7%	Grow Financial
25		Loan	Wyndham - Norfolk	22.6%	72.3%	$5,412,759	$3,389,340	$2,023,418	22.5%	$216,510	$1,806,908	20.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26		Loan	Sharonville Plaza	6.8%	94.9%	$1,328,837	$323,530	$1,005,306	11.3%	$68,077	$937,229	10.5%	Gabriel Brothers	7/31/2027	55,103	39.9%	Kroger (subleased to Tile Shop)	10/31/2023	30,975	22.5%	Next Level Fitness
27		Loan	Bemidji Mixed Use Portfolio	9.6%	92.6%	$1,182,501	$344,497	$838,004	9.5%	$76,477	$761,527	8.7%	Various	Various	Various	Various	Various	Various	Various	Various	Various
27.01		Property	Cottage Park Townhomes	9.6%	94.6%	$443,185	$110,021	$333,164	9.5%	$14,400	$318,764	8.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02		Property	Supreme Business Center	9.6%	92.9%	$331,762	$102,294	$229,468	9.5%	$31,341	$198,127	8.7%	Mi Rancho	6/30/2021	4,500	23.8%	REM North Star 677B	3/31/2021	2,700	14.3%	TransCanada USA Pipeline Services
27.03		Property	519 Anne Street Northwest	9.6%	92.5%	$222,388	$66,279	$156,109	9.5%	$22,936	$133,173	8.7%	Professional Salon Academy	12/31/2019	6,500	43.3%	Stellher Human Svcs 519B	12/31/2025	4,500	30.0%	Medical Business Services, LLC
27.04		Property	Stonegate Studios	9.6%	91.4%	$185,165	$65,903	$119,262	9.5%	$7,800	$111,463	8.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	Home2 Suites OKC	14.0%	76.0%	$2,580,457	$1,420,557	$1,159,900	13.3%	$103,218	$1,056,682	12.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29		Loan	Hy-Vee Omaha	NAP	95.0%	$693,500	$20,805	$672,695	8.2%	$0	$672,695	8.2%	Hy-Vee, Inc.	12/31/2034	80,444	100.0%	NAP	NAP	NAP	NAP	NAP
30		Loan	Plaza at Santa Barbara	9.0%	91.4%	$1,187,149	$261,116	$926,033	11.3%	$39,562	$886,471	10.8%	CVS 5041 FL, LLC	1/31/2037	14,094	25.8%	The R’s Diner, Inc. d/b/a/ La Sierra Restaurant	9/30/2023	4,880	8.9%	A&B Beverage (Ghanshyam P.)
31		Loan	Phoenix Industrial Portfolio II	10.3%	91.2%	$9,131,734	$2,447,004	$6,684,731	9.8%	$873,219	$5,811,511	8.5%	Various	Various	Various	Various	Various	Various	Various	Various	Various
31.01		Property	DuBois	10.3%	100.0%	$1,987,794	$534,766	$1,453,028	9.8%	$172,468	$1,280,560	8.5%	DuBois Logistics, LLC	2/28/2025	612,800	100.0%	NAP	NAP	NAP	NAP	NAP
31.02		Property	Jefferson	10.3%	100.0%	$1,632,426	$245,814	$1,386,611	9.8%	$239,171	$1,147,440	8.5%	Generac Power Systems, Inc.	11/30/2023	591,840	100.0%	NAP	NAP	NAP	NAP	NAP
31.03		Property	Flint	10.3%	100.0%	$2,526,240	$410,208	$2,116,032	9.8%	$249,417	$1,866,615	8.5%	AI-Wixom	6/30/2025	460,000	100.0%	NAP	NAP	NAP	NAP	NAP

A-1-11

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(14)									LARGEST TENANT INFORMATION(15)(16)(18)				2ND LARGEST TENANT INFORMATION(15)(16)(18)				3RD LARGEST TENANT INFORMATION(15)(16)(18)
Loan ID	Footnotes	Flag	Deal Name	Most Recent NOI Debt Yield	UW Occupancy	UW Revenues	UW Expenses	UW NOI	UW NOI Debt Yield	UW Capital Items	UW NCF	UW NCF Debt Yield	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant
31.04		Property	Beloit	10.3%	67.0%	$1,689,683	$921,780	$767,903	9.8%	$114,550	$653,354	8.5%	Bay Valley Foods	5/31/2020	140,947	34.1%	Axium Foods, Inc.	8/31/2020	99,670	24.1%	Foal, LLC
31.05		Property	Huntsville	10.3%	96.5%	$1,295,591	$334,435	$961,156	9.8%	$97,613	$863,543	8.5%	Boneal Aerospace, Inc.	3/31/2022	124,630	39.9%	Intercept Industries, Ltd.	1/31/2021	104,825	33.6%	Custom Assembly, Inc
32		Loan	LA Fitness Riverside	13.3%	95.0%	$949,633	$117,851	$831,782	10.4%	$38,042	$793,740	9.9%	Fitness International, LLC	08/31/2034	45,000	100.0%	NAP	NAP	NAP	NAP	NAP
33		Loan	Cedar Trails Apartments	8.4%	93.8%	$1,228,743	$565,462	$663,281	8.4%	$30,000	$633,281	8.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34		Loan	Maple Ridge Townhomes	8.0%	95.0%	$952,341	$350,878	$601,463	8.2%	$13,000	$588,463	8.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35		Loan	Bassett Furniture - King of Prussia	10.0%	95.0%	$679,816	$16,117	$663,699	9.5%	$10,800	$652,899	9.3%	Bassett Furniture	4/30/2032	18,000	100.0%	NAP	NAP	NAP	NAP	NAP
36		Loan	Villa Carmel	6.5%	88.9%	$773,948	$264,005	$509,943	7.5%	$8,120	$501,823	7.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37		Loan	Osprey Cove South	9.3%	94.0%	$1,465,374	$683,600	$781,774	11.5%	$45,600	$736,174	10.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38		Loan	Del Mar Terrace Apartments	34.5%	92.4%	$9,879,531	$4,333,713	$5,545,818	34.2%	$253,000	$5,292,818	32.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39		Loan	Palm View Estates	7.3%	71.7%	$778,933	$227,692	$551,240	8.5%	$6,131	$545,110	8.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40		Loan	Alma Elliot Square Shopping Center	9.3%	71.9%	$926,696	$288,121	$638,575	10.1%	$16,297	$622,278	9.9%	St. Vincent de Paul (Thrift Store)	9/30/2020	8,063	13.0%	O’Reilly Auto Parts	5/31/2024	4,965	8.0%	Nature’s Health
41		Loan	West Salem MHP	10.1%	95.0%	$1,007,736	$450,604	$557,133	9.7%	$13,100	$544,033	9.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42		Loan	4 Mountainview Terrace	10.1%	83.5%	$1,235,713	$509,087	$726,626	13.1%	$68,710	$657,916	11.8%	SI Group	10/31/2024	14,320	22.3%	BMO Harris Bank, N.A.	1/31/2024	10,304	16.0%	Framework Solutions
43		Loan	Fairfield Inn and Suites Fredericksburg	14.6%	64.0%	$2,446,371	$1,689,260	$757,111	13.8%	$97,855	$659,256	12.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44		Loan	Allen Ridge Luxury Apartments	9.7%	95.0%	$640,965	$131,801	$509,164	9.3%	$14,000	$495,164	9.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45		Loan	Hampton Inn - McLeansville (Greensboro East)	15.2%	62.9%	$1,909,432	$1,084,309	$825,123	15.0%	$76,377	$748,746	13.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46		Loan	Courtyard by Marriott Secaucus	15.9%	76.4%	$8,024,714	$5,712,452	$2,312,262	15.5%	$401,236	$1,911,026	12.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47		Loan	48 Brookfield Oaks Dr	7.3%	93.2%	$746,910	$222,506	$524,404	10.8%	$51,255	$473,149	9.8%	Gravitopia Carolina, LLC	4/30/2026	35,160	54.2%	Summit Church	9/30/2020	9,000	13.9%	S&ME, Inc.
48		Loan	Studio 9Forty Apartments	NAP	95.0%	$531,248	$144,748	$386,500	8.2%	$6,000	$380,500	8.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49		Loan	Erie Plaza	9.5%	95.0%	$527,369	$155,659	$371,710	8.9%	$6,587	$365,123	8.7%	Dollar General	5/31/2020	10,773	31.1%	Grocery Leasing Corp.	4/30/2031	10,500	30.3%	Metro PCS
50		Loan	2375 South 9th Street	NAP	95.0%	$398,565	$90,946	$307,618	8.6%	$6,170	$301,448	8.4%	Pan Kansas, LLC d/b/a Panera Bread	5/31/2033	4,243	44.7%	Alltel Communications, LLC d/b/a Verizon Wireless	8/31/2026	3,000	31.6%	Chipotle Mexican Grill
51		Loan	Delano MHP	8.2%	82.6%	$599,482	$265,234	$334,248	9.8%	$5,450	$328,798	9.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52		Loan	Crunch Fitness Tuscaloosa	NAP	95.0%	$449,591	$142,631	$306,960	10.4%	$27,478	$279,482	9.5%	Crunch Fitness	1/31/2034	42,274	100.0%	NAP	NAP	NAP	NAP	NAP
53		Loan	Anchor Danly - Ithaca	NAP	95.0%	$392,986	$11,790	$381,197	13.2%	$23,481	$357,715	12.4%	Anchor Danly	9/30/2039	60,597	100.0%	NAP	NAP	NAP	NAP	NAP
54		Loan	Belle Place MHC	10.6%	95.0%	$355,130	$104,935	$250,195	10.9%	$5,050	$245,145	10.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55		Loan	Middlefield MHC	9.3%	88.7%	$477,377	$280,889	$196,488	9.5%	$7,050	$189,438	9.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-12

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				3RD LARGEST TENANT INFORMATION(15)(16)(18)			4TH LARGEST TENANT INFORMATION(15)(16)(18)				5TH LARGEST TENANT INFORMATION(15)(16)(18)				MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Flag	Deal Name	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant(14)(15)	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap(20)
1		Loan	The Met Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	Springing	$120,000
2		Loan	Palm Beach Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$40,722	NAP
3		Loan	Towne Center East	12/31/2028	6,000	3.9%	SalonCentric	6/30/2022	4,080	2.6%	Fish-O-Licious	10/31/2025	2,270	1.5%	$0	Springing	$61,900
4		Loan	Farmers Insurance	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	Springing	NAP
5		Loan	ILPT Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$0	NAP
5.01		Property	1800 Union Airpark Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02		Property	4237-4255 Anson Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03		Property	5000 Commerce Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04		Property	5142 and 5148 North Hanley Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05		Property	945 Monument Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06		Property	2801 Airwest Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.07		Property	20 Logistics Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.08		Property	5500 SE Delaware Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.09		Property	2150 Stanley Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.10		Property	16101 Queens Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.11		Property	5 Logistics Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6		Loan	The Sunstone Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	Springing	$46,000
7		Loan	Duane Reade - Columbia University	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$131	NAP
8		Loan	United Healthcare Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$3,402	NAP
9		Loan	Patriots Crossing Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$7,542	NAP
10		Loan	Redwood Technology Center	4/30/2022	17,287	11.2%	Sutter West Bay Medical	11/30/2025	7,198	4.7%	Keller Williams Realty	4/30/2020	7,016	4.5%	$0	$2,577	$77,306
11		Loan	Edgewood Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$6,600	NAP
12		Loan	420 North Main Street	7/14/2030	47,326	7.5%	Villegas Furniture, Inc.	8/31/2023	46,610	7.3%	E&O Recycling Inc	6/30/2023	44,253	7.0%	$500,000	$7,937	NAP
13		Loan	Kohl’s Plaza	4/30/2033	5,403	3.4%	Mattress Firm	11/30/2025	5,175	3.2%	Pizza Hut	12/31/2026	3,745	2.3%	$0	$839	NAP
14		Loan	Crimson Retail Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	$0	$3,980	$334,397
14.01		Property	Little Elm	4/30/2023	10,000	6.7%	The Draft House	11/30/2024	5,057	3.4%	Hibbett Sporting Goods	5/31/2023	5,000	3.3%
14.02		Property	South Plaza	8/31/2028	10,800	8.5%	Autozone	7/31/2023	7,910	6.2%	Brookesville Natural Foods	10/31/2022	5,400	4.2%
14.03		Property	Office Depot	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04		Property	JoAnn Fabrics	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15		Loan	Presidential City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$12,688	$761,250
16		Loan	Plaistow Center	2/29/2028	17,313	13.1%	Dollar Tree Stores, Inc.	6/30/2024	12,000	9.1%	National Tire and Battery - NTB	2/20/2032	7,200	5.4%	$0	$1,956	NAP
17		Loan	3100 Alvin Devane	1/31/2028	13,214	18.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$17,597	$1,466	NAP
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	Springing	NAP
19		Loan	Rochester Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	$0	$2,875	NAP
19.01		Property	Westfall Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02		Property	Jefferson Plaza	3/30/2022	5,852	8.9%	Elim Gospel Church	2/28/2022	5,468	8.3%	Uniform Village	12/31/2024	5,310	8.1%
19.03		Property	Saginaw Plaza	9/30/2024	3,000	7.4%	Yoruk Development Co.	12/31/2024	2,600	6.4%	New York Technology Partners	11/30/2024	2,400	5.9%
19.04		Property	South Winton Court	11/30/2023	4,000	8.3%	Avarus Solutions, LLC	3/30/2025	3,800	7.9%	American Print	9/30/2022	3,500	7.3%
20		Loan	1447 Enterprise Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$1,707	$100,000
21		Loan	Shabsels Fee Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	$0	Springing	NAP
21.01		Property	9 Farm Springs	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02		Property	Clocktower Place	12/31/2024	18,600	9.0%	Citi Trends	10/31/2024	18,000	8.7%	K&G Fashion Superstore	4/30/2026	16,028	7.7%
22		Loan	Greenfield Gateway	12/31/2020	3,600	5.3%	CrossFit New Strength	08/31/2020	3,524	5.2%	Time Out Sports	06/30/2024	3,007	4.4%	$0	$564	NAP
23		Loan	Gatlin Retail Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	$0	$4,053	NAP
23.01		Property	The Forum at Gateways	11/1/2029	11,972	4.7%	Buffalo Wild Wings	4/12/2024	7,583	3.0%	Rondo Produce Market	1/31/2025	4,866	1.9%
23.02		Property	Wilson Square Shopping Center	10/31/2024	5,280	7.8%	Super Wing & Philly	2/28/2026	1,575	2.3%	Smoke N’ Vape	2/28/2020	1,500	2.2%
24		Loan	Paradise Shoppes of Summerville	10/31/2021	2,800	4.5%	Eggs Up Grill	3/31/2028	2,800	4.5%	Top Nail (BICH THUY NGOC DAO)	3/31/2025	1,400	2.2%	$0	$785	NAP
25		Loan	Wyndham - Norfolk	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$17,377	NAP
26		Loan	Sharonville Plaza	8/31/2029	29,066	21.1%	Patel Brothers	8/31/2021	9,000	6.5%	Tasty Pot Cuisine	4/30/2026	3,200	2.3%	$0	$1,724	NAP
27		Loan	Bemidji Mixed Use Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	$100,000	$2,415	NAP
27.01		Property	Cottage Park Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02		Property	Supreme Business Center	3/31/2018	2,400	12.7%	Stellher Human Svcs 677F	12/31/2025	2,200	11.6%	Education MN	4/30/2020	1,700	9.0%
27.03		Property	519 Anne Street Northwest	9/30/2025	2,500	16.7%	Life Quest 519C	7/31/2023	1,500	10.0%	NAP	NAP	NAP	NAP
27.04		Property	Stonegate Studios	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	Home2 Suites OKC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$4,301	NAP
29		Loan	Hy-Vee Omaha	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	Springing	NAP
30		Loan	Plaza at Santa Barbara	4/30/2022	4,600	8.4%	Capital Pawn, Inc.	8/31/2024	3,990	7.3%	Grupo Flamingo, Inc.	8/31/2021	3,000	5.5%	$0	$676	NAP
31		Loan	Phoenix Industrial Portfolio II	Various	Various	Various	Various	Various	Various	Various	NAP	NAP	NAP	NAP	$0	$19,922	$481,308
31.01		Property	DuBois	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02		Property	Jefferson	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.03		Property	Flint	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				3RD LARGEST TENANT INFORMATION(15)(16)(18)			4TH LARGEST TENANT INFORMATION(15)(16)(18)				5TH LARGEST TENANT INFORMATION(15)(16)(18)				MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Flag	Deal Name	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant(14)(15)	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap(20)
31.04		Property	Beloit	1/31/2020	18,511	4.5%	SSB Manufacturing Company	11/30/2021	18,175	4.4%	NAP	NAP	NAP	NAP
31.05		Property	Huntsville	11/30/2019	70,000	22.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32		Loan	LA Fitness Riverside	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$550,000	$0	NAP
33		Loan	Cedar Trails Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$2,500	NAP
34		Loan	Maple Ridge Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$1,083	NAP
35		Loan	Bassett Furniture - King of Prussia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$225	NAP
36		Loan	Villa Carmel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$677	NAP
37		Loan	Osprey Cove South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$533,171	$4,750	$228,000
38		Loan	Del Mar Terrace Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$21,083	NAP
39		Loan	Palm View Estates	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$511	NAP
40		Loan	Alma Elliot Square Shopping Center	4/30/2024	3,942	6.3%	Masa Sushi	11/30/2024	3,300	5.3%	Ye’s Restaurant	1/31/2024	2,250	3.6%	$0	$1,036	NAP
41		Loan	West Salem MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$1,092	NAP
42		Loan	4 Mountainview Terrace	11/30/2026	8,272	12.9%	Orion Mobility, LLC	10/31/2022	5,500	8.6%	Education Connection	6/30/2022	4,500	7.0%	$0	$1,109	NAP
43		Loan	Fairfield Inn and Suites Fredericksburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$1,138	NAP
44		Loan	Allen Ridge Luxury Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$1,167	$50,000
45		Loan	Hampton Inn - McLeansville (Greensboro East)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$6,365	NAP
46		Loan	Courtyard by Marriott Secaucus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	Springing	NAP
47		Loan	48 Brookfield Oaks Dr	11/30/2023	8,582	13.2%	Progressive Athletic Performance, LLC	7/31/2024	4,046	6.2%	RurouniFADI, LLC	8/31/2024	4,046	6.2%	$0	$1,027	NAP
48		Loan	Studio 9Forty Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$500	$500	NAP
49		Loan	Erie Plaza	12/31/2025	4,500	13.0%	The Geo Group	1/1/2024	4,140	11.9%	Fine Wine & Good Spirits	3/31/2021	3,354	9.7%	$0	$578	NAP
50		Loan	2375 South 9th Street	5/31/2028	2,250	23.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$119	$5,696
51		Loan	Delano MHP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$100,000	$454	NAP
52		Loan	Crunch Fitness Tuscaloosa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$528	NAP
53		Loan	Anchor Danly - Ithaca	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$757	$27,269
54		Loan	Belle Place MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$421	NAP
55		Loan	Middlefield MHC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	$0	$633	NAP

A-1-14

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Flag	Deal Name	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap(20)	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Upfront Debt Service Reserves	Monthly Debt Service Reserves
1		Loan	The Met Apartments	$0	$0	NAP	$0	Springing	$0	Springing	$0	$0	$0
2		Loan	Palm Beach Estates	$0	$0	NAP	$377,486	$34,317	$397,408	$39,741	$337,249	$0	$0
3		Loan	Towne Center East	$0	Springing	$232,125	$0	Springing	$0	Springing	$0	$0	$0
4		Loan	Farmers Insurance	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$289,294	$0
5		Loan	ILPT Industrial Portfolio	$0	$0	NAP	$0	Springing	$0	Springing	$0	$0	$0
5.01		Property	1800 Union Airpark Boulevard
5.02		Property	4237-4255 Anson Boulevard
5.03		Property	5000 Commerce Way
5.04		Property	5142 and 5148 North Hanley Road
5.05		Property	945 Monument Drive
5.06		Property	2801 Airwest Boulevard
5.07		Property	20 Logistics Boulevard
5.08		Property	5500 SE Delaware Ave
5.09		Property	2150 Stanley Road
5.10		Property	16101 Queens Court
5.11		Property	5 Logistics Drive
6		Loan	The Sunstone Apartments	$0	$0	NAP	$0	Springing	$0	Springing	$0	$0	$0
7		Loan	Duane Reade - Columbia University	$0	$657	NAP	$0	Springing	$11,339	Springing	$0	$0	$0
8		Loan	United Healthcare Office	$0	$29,768	NAP	$0	Springing	$0	Springing	$0	$0	$0
9		Loan	Patriots Crossing Apartments	$0	$0	NAP	$170,466	$14,695	$48,146	$6,335	$371,213	$0	$0
10		Loan	Redwood Technology Center	$750,000	$19,327	NAP	$17,459	$8,730	$26,719	$3,107	$0	$0	$0
11		Loan	Edgewood Apartments	$0	$0	NAP	$79,003	$7,182	$85,379	$10,672	$401,829	$0	$0
12		Loan	420 North Main Street	$100,000	$10,583	$635,000	$18,256	$4,564	$29,956	$2,723	$79,064	$0	$0
13		Loan	Kohl’s Plaza	$0	$6,551	$353,741	$158,022	$15,230	$10,987	$10,987	$0	$0	$0
14		Loan	Crimson Retail Portfolio	$215,000	$15,919	$1,146,161	$94,740	$66,968	$24,585	$10,976	$233,219	$0	$0
14.01		Property	Little Elm
14.02		Property	South Plaza
14.03		Property	Office Depot
14.04		Property	JoAnn Fabrics
15		Loan	Presidential City	$150,000	$6,540	$235,449	$946,295	$135,185	$129,834	Springing	$0	$0	$0
16		Loan	Plaistow Center	$200,000	$4,413	(i) $350,000 until the occurrence of a Leasing Reserve Trigger and (ii) $200,000 from and after the occurrence of a Leasing Reserve Trigger	$230,901	$38,484	$7,907	$3,953	$0	$0	$0
17		Loan	3100 Alvin Devane	$105,582	$8,799	$316,746	$0	$23,289	$0	$2,663	$10,800	$0	$0
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	$0	$0	NAP	$23,652	$7,884	$7,334	$3,667	$0	$0	$0
19		Loan	Rochester Portfolio	$600,000	$12,815	$600,000	$224,782	$30,583	$8,149	$4,937	$23,163	$0	$0
19.01		Property	Westfall Townhomes
19.02		Property	Jefferson Plaza
19.03		Property	Saginaw Plaza
19.04		Property	South Winton Court
20		Loan	1447 Enterprise Boulevard	$0	Springing	NAP	$0	$6,931	$0	Springing	$9,000	$0	$0
21		Loan	Shabsels Fee Portfolio	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$0	$0
21.01		Property	9 Farm Springs
21.02		Property	Clocktower Place
22		Loan	Greenfield Gateway	$34,500	$2,821	$101,564	$32,799	$11,609	$3,649	$912	$68,351	$0	$0
23		Loan	Gatlin Retail Portfolio	$0	$13,511	NAP	$211,249	$36,596	$0	Springing	$142,933	$0	$0
23.01		Property	The Forum at Gateways
23.02		Property	Wilson Square Shopping Center
24		Loan	Paradise Shoppes of Summerville	$0	$3,925	$235,000	$173,552	$15,777	$0	Springing	$0	$0	$0
25		Loan	Wyndham - Norfolk	$0	$0	NAP	$0	$8,877	$81,915	$9,798	$21,563	$31,733	$0
26		Loan	Sharonville Plaza	$0	$5,748	$310,379	$79,745	$12,083	$19,332	$1,632	$5,344	$0	$0
27		Loan	Bemidji Mixed Use Portfolio	$100,000	$2,825	$133,900	$12,135	$12,135	$2,873	$2,873	$0	$0	$0
27.01		Property	Cottage Park Townhomes
27.02		Property	Supreme Business Center
27.03		Property	519 Anne Street Northwest
27.04		Property	Stonegate Studios
28		Loan	Home2 Suites OKC	$0	$0	NAP	$11,287	$11,283	$31,664	$4,523	$5,000	$0	$0
29		Loan	Hy-Vee Omaha	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$0	$0
30		Loan	Plaza at Santa Barbara	$0	$2,083	$125,000	$9,818	$4,909	$36,805	$3,681	$0	$0	$0
31		Loan	Phoenix Industrial Portfolio II	$0	$199,221	$1,500,000	$261,385	$62,502	$159,062	$13,255	$283,040	$0	$0
31.01		Property	DuBois
31.02		Property	Jefferson
31.03		Property	Flint

A-1-15

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Flag	Deal Name	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap(20)	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Upfront Debt Service Reserves	Monthly Debt Service Reserves
31.04		Property	Beloit
31.05		Property	Huntsville
32		Loan	LA Fitness Riverside	$0	$0	NAP	$0	Springing	$3,351	$558	$0	$0	$0
33		Loan	Cedar Trails Apartments	$0	$0	NAP	$0	$8,643	$31,997	$3,200	$3,125	$0	$0
34		Loan	Maple Ridge Townhomes	$0	$0	NAP	$206,372	$15,875	$11,713	$2,343	$0	$0	$0
35		Loan	Bassett Furniture - King of Prussia	$0	$750	$45,000	$0	Springing	$3,736	$747	$0	$0	$0
36		Loan	Villa Carmel	$0	$0	NAP	$5,836	$2,918	$16,939	$1,412	$11,479	$0	$0
37		Loan	Osprey Cove South	$0	$0	NAP	$0	$1,980	$16,748	$6,442	$78,300	$0	$0
38		Loan	Del Mar Terrace Apartments	$0	$0	NAP	$213,501	$53,375	$55,451	$10,082	$0	$0	$0
39		Loan	Palm View Estates	$0	$0	NAP	$14,518	$3,019	$18,111	$3,445	$0	$0	$0
40		Loan	Alma Elliot Square Shopping Center	$250,000	$2,475	NAP	$10,000	$7,708	$0	Springing	$9,750	$0	$0
41		Loan	West Salem MHP	$0	$0	NAP	$63,223	$10,537	$2,749	$344	$11,760	$0	$0
42		Loan	4 Mountainview Terrace	$100,000	$6,690	NAP	$10,048	$6,280	$2,691	$1,682	$22,838	$0	$0
43		Loan	Fairfield Inn and Suites Fredericksburg	$0	$0	NAP	$10,901	$10,901	$6,534	$3,267	$0	$0	$0
44		Loan	Allen Ridge Luxury Apartments	$0	$0	NAP	$0	$4,440	$1,681	$1,681	$0	$0	$0
45		Loan	Hampton Inn - McLeansville (Greensboro East)	$0	Springing	NAP	$0	$4,453	$10,420	$2,265	$0	$0	$0
46		Loan	Courtyard by Marriott Secaucus	$0	$0	NAP	$0	Springing	$0	Springing	$0	$0	$0
47		Loan	48 Brookfield Oaks Dr	$0	$2,667	$128,000	$76,359	$6,942	$4,823	$1,608	$0	$0	$0
48		Loan	Studio 9Forty Apartments	$0	$0	NAP	$0	$2,137	$2,197	$732	$30,000	$0	$0
49		Loan	Erie Plaza	$240,000	$1,444	NAP	$36,563	$3,809	$22,006	$2,277	$0	$0	$0
50		Loan	2375 South 9th Street	$0	$396	$18,986	$17,352	$2,892	$7,076	$643	$0	$0	$0
51		Loan	Delano MHP	$0	$0	NAP	$41,875	$10,469	$2,514	$1,257	$115,878	$0	$0
52		Loan	Crunch Fitness Tuscaloosa	$0	$1,761	NAP	$10,839	$5,420	$2,513	$1,257	$3,600	$0	$0
53		Loan	Anchor Danly - Ithaca	$0	$2,525	NAP	$0	Springing	$0	Springing	$0	$0	$0
54		Loan	Belle Place MHC	$0	$0	NAP	$742	$371	$1,596	$532	$0	$0	$0
55		Loan	Middlefield MHC	$0	$0	NAP	$13,454	$4,485	$1,059	$1,059	$10,813	$0	$0

A-1-16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Flag	Deal Name	Upfront Environmental Reserves	Initial Other Reserves	Initial Other Reserves Description	Ongoing Other Reserves	Ongoing Other Reserves Description
1		Loan	The Met Apartments	$0	$0	NAP	$0	NAP
2		Loan	Palm Beach Estates	$0	$150,000	Insurance Deductible Reserve	$0	NAP
3		Loan	Towne Center East	$0	$44,675	Unfunded Obligations Reserve	Home Depot Rollover Reserve (Springing)	Upon the occurrence of Home Depot (i) failing to exercise its lease extension prior to the date it is required to do so or (ii) delivering written notice that it does not intend to exercise its extension or renewal option, Borrower shall deposit all remaining funds outstanding in the Cash Management Account
4		Loan	Farmers Insurance	$0	$0	NAP	$0	NAP
5		Loan	ILPT Industrial Portfolio	$0	$6,134,904	Toro Expansion Reserve	$0	NAP
5.01		Property	1800 Union Airpark Boulevard
5.02		Property	4237-4255 Anson Boulevard
5.03		Property	5000 Commerce Way
5.04		Property	5142 and 5148 North Hanley Road
5.05		Property	945 Monument Drive
5.06		Property	2801 Airwest Boulevard
5.07		Property	20 Logistics Boulevard
5.08		Property	5500 SE Delaware Ave
5.09		Property	2150 Stanley Road
5.10		Property	16101 Queens Court
5.11		Property	5 Logistics Drive
6		Loan	The Sunstone Apartments	$0	$0	NAP	$0	NAP
7		Loan	Duane Reade - Columbia University	$0	$0	NAP	$0	NAP
8		Loan	United Healthcare Office	$0	$1,000,000	Material Tenant Rollover	Springing	During a Material Tenant Trigger Event Period, Borrower shall deposit with Lender all Material Tenant Trigger Event Excess Cash Flow for tenant allowances and TI/LCs that may be incurred or required to be reimbursed by Borrower in connection with an Acceptable Material Lease Extension or an Acceptable Material Tenant Space Re-tenanting Event.
9		Loan	Patriots Crossing Apartments	$0	$0	NAP	$0	NAP
10		Loan	Redwood Technology Center	$0	$0	NAP	$0	NAP
11		Loan	Edgewood Apartments	$0	$0	NAP	$0	NAP
12		Loan	420 North Main Street	$0	$0	NAP	$0	NAP
13		Loan	Kohl’s Plaza	$804,100	$0	NAP	Springing	Lease Sweep Reserve
14		Loan	Crimson Retail Portfolio	Environmental Deductible Reserve ($12,500); Environmental Program Annual Registration ($1,250)	$568,688	Rent Concessions Reserve ($23,688); TATILC Reserve Funds ($545,000)	$0	NAP
14.01		Property	Little Elm
14.02		Property	South Plaza
14.03		Property	Office Depot
14.04		Property	JoAnn Fabrics
15		Loan	Presidential City	$0	$270,833	Free Rent Reserve	$0	NAP
16		Loan	Plaistow Center	$0	$0	NAP	$0	NAP
17		Loan	3100 Alvin Devane	$0	$0	NAP	$0	NAP
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	$0	$165,000	Upfront PIP Reserve	$0	NAP
19		Loan	Rochester Portfolio	$0	$266,939	Tenant Occupancy Reserve ($266,939)	Goodwill Reserve (Springing)	In the event Goodwill fails to waive its right to terminate its lease on or prior to June 30, 2020, then commencing on July 1, 2020 and on each payment date thereafter, borrower shall escrow $17,834.96 into a reserve
19.01		Property	Westfall Townhomes
19.02		Property	Jefferson Plaza
19.03		Property	Saginaw Plaza
19.04		Property	South Winton Court
20		Loan	1447 Enterprise Boulevard	$0	$1,020,000	Unfunded Obligations Reserve ($720,000); Pactiv Reserve Funds ($300,000)	$0	NAP
21		Loan	Shabsels Fee Portfolio	$62,500	$1,357,500	UTC Rent Reserve ($1,162,500.00); Ground Rent Reserve ($195,000)	$0	NAP
21.01		Property	9 Farm Springs
21.02		Property	Clocktower Place
22		Loan	Greenfield Gateway	$0	$113,600	Perfect Pawn ($87,000); Kure Corp/Cigalicious ($26,600)	$0	0
23		Loan	Gatlin Retail Portfolio	$6,250	$1,356,453	Free Rent Reserve ($226,892.09); Unfunded Obligation Reserve ($1,129,560.75)	$0	NAP
23.01		Property	The Forum at Gateways
23.02		Property	Wilson Square Shopping Center
24		Loan	Paradise Shoppes of Summerville	$0	$0	NAP	Lease Termination Fee Reserve (Springing)	In the event that Borrower receives a terminaiton fee that exceeds $25,000 from any tenant other than OneMain Financial, borrower immediately deposits the termination fee with the lender.
25		Loan	Wyndham - Norfolk	$0	$0	NAP	Condominium Common Charge Funds (Springing)	Borrower is required to make Monthly payments of 1/12th of Condominium Common Charges that the Lender estimates will be payable during the ensuing 12 months. The Borrower’s obligation to make monthly Condominium Common Charges payments shall be suspended until such time as Condominium Common Charges are assessed against the Property.
26		Loan	Sharonville Plaza	$0	$442,996	Outparcel Reserve ($123,419.74); TATILC Reserve ($194,502.00); Rent Concession Reserve ($125,074.44)	$0	NAP
27		Loan	Bemidji Mixed Use Portfolio	$0	$0	NAP	$0	NAP
27.01		Property	Cottage Park Townhomes
27.02		Property	Supreme Business Center
27.03		Property	519 Anne Street Northwest
27.04		Property	Stonegate Studios
28		Loan	Home2 Suites OKC	$0	$0	NAP	PIP Reserve (Springing)	On the date that any PIP is imposed by the franchisor, 110% of the sum required to pay such PIP
29		Loan	Hy-Vee Omaha	$0	$0	NAP	Springing	Lease Sweep Reserve
30		Loan	Plaza at Santa Barbara	$0	$0	NAP	$0	NAP
31		Loan	Phoenix Industrial Portfolio II	$0	$0	NAP	$0	NAP
31.01		Property	DuBois
31.02		Property	Jefferson
31.03		Property	Flint

A-1-17

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(19)
Loan ID	Footnotes	Flag	Deal Name	Upfront Environmental Reserves	Initial Other Reserves	Initial Other Reserves Description	Ongoing Other Reserves	Ongoing Other Reserves Description
31.04		Property	Beloit
31.05		Property	Huntsville
32		Loan	LA Fitness Riverside	$0	$0	NAP	$0	0
33		Loan	Cedar Trails Apartments	$0	$0	NAP	$0	NAP
34		Loan	Maple Ridge Townhomes	$0	$0	NAP	$0	NAP
35		Loan	Bassett Furniture - King of Prussia	$0	$0	NAP	$0	NAP
36		Loan	Villa Carmel	$0	$0	NAP	$0	NAP
37		Loan	Osprey Cove South	$0	$0	NAP	$0	NAP
38		Loan	Del Mar Terrace Apartments	$0	$0	NAP	$0	NAP
39		Loan	Palm View Estates	$0	$300,000	Achievement Reserve	$0	NAP
40		Loan	Alma Elliot Square Shopping Center	$0	$500,000	Estoppel Holdback Funds	$0	NAP
41		Loan	West Salem MHP	$0	$0	NAP	$0	NAP
42		Loan	4 Mountainview Terrace	$0	$0	NAP	$0	NAP
43		Loan	Fairfield Inn and Suites Fredericksburg	$0	$50,000	PIP Reserve	$0	NAP
44		Loan	Allen Ridge Luxury Apartments	$0	$0	NAP	$0	NAP
45		Loan	Hampton Inn - McLeansville (Greensboro East)	$0	$46,500	Seasonality Reserve	Seasonality Reserve	Commencing in July 2020 through September 2020, and every July through September thereafter, borrower shall deposit an amount equal to one third of 125% of the prior year’s estimated shortfall less any amounts remaining in the seasonality reserve
46		Loan	Courtyard by Marriott Secaucus	$0	$0	Ground Rent Reserve (Springing)	1/12 of an amount which would be sufficient to pay ground rent payable unless (i) the Management Agreement remains in full force and effect and the Ground Rent is required to be paid directly to the ground lessor under the Ground Lease by Manager pursuant to the Management Agreement; (ii) Lender receives evidence reasonably satisfactory to Lender that the Ground Rent is timely paid.	NAP
47		Loan	48 Brookfield Oaks Dr	$0	$0	NAP	$0	NAP
48		Loan	Studio 9Forty Apartments	$0	$0	NAP	$0	NAP
49		Loan	Erie Plaza	$0	$0	NAP	$0	NAP
50		Loan	2375 South 9th Street	$0	$0	NAP	$0	NAP
51		Loan	Delano MHP	$0	$0	NAP	$0	NAP
52		Loan	Crunch Fitness Tuscaloosa	$0	$0	NAP	$0	NAP
53		Loan	Anchor Danly - Ithaca	$0	$0	NAP	$0	NAP
54		Loan	Belle Place MHC	$0	$0	NAP	$0	NAP
55		Loan	Middlefield MHC	$0	$447,500	Capital Expenditure Reserve	$0	NAP

A-1-18

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(19)						THIRD PARTY REPORTS
Loan ID	Footnotes	Flag	Deal Name	Other Reserves Cap(21)	Holdback(22)	Holdback Amount(22)	Holdback Description(22)	Letter of Credit	Letter of Credit Description	Appraisal Value Date	Environmental Phase I Report Date(23)	Phase II Performed(23)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
1		Loan	The Met Apartments	NAP	No	NAP	NAP	No	NAP	10/10/2019	9/20/2019	No	10/10/2019	NAP	NAP	NAP
2		Loan	Palm Beach Estates	NAP	No	NAP	NAP	No	NAP	09/23/2019	10/08/2019	No	10/08/2019	NAP	NAP	NAP
3		Loan	Towne Center East	$1,551,345	No	NAP	NAP	No	NAP	8/27/2019	9/26/2019	No	9/9/2019	4	9/9/2019	11.0%
4		Loan	Farmers Insurance	NAP	No	NAP	NAP	No	NAP	8/6/2019	7/25/2019	No	7/25/2019	NAP	NAP	NAP
5		Loan	ILPT Industrial Portfolio	NAP	No	NAP	NAP	No	NAP	Various	Various	No	Various	NAP	NAP	NAP
5.01		Property	1800 Union Airpark Boulevard							7/15/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.02		Property	4237-4255 Anson Boulevard							7/16/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.03		Property	5000 Commerce Way							7/18/2019	7/26/2019	No	7/26/2019	NAP	NAP	NAP
5.04		Property	5142 and 5148 North Hanley Road							7/15/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.05		Property	945 Monument Drive							7/16/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.06		Property	2801 Airwest Boulevard							7/16/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.07		Property	20 Logistics Boulevard							7/15/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.08		Property	5500 SE Delaware Ave							7/23/2019	7/30/2019	No	7/30/2019	NAP	NAP	NAP
5.09		Property	2150 Stanley Road							7/16/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.10		Property	16101 Queens Court							7/16/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
5.11		Property	5 Logistics Drive							7/16/2019	7/23/2019	No	7/23/2019	NAP	NAP	NAP
6		Loan	The Sunstone Apartments	NAP	No	NAP	NAP	No	NAP	10/10/2019	9/23/2019	No	10/10/2019	NAP	NAP	NAP
7		Loan	Duane Reade - Columbia University	NAP	No	NAP	NAP	No	NAP	9/13/2019	10/21/2019	No	10/25/2019	NAP	NAP	NAP
8		Loan	United Healthcare Office	NAP	No	NAP	NAP	No	NAP	8/23/2019	9/4/2019	No	9/4/2019	NAP	NAP	NAP
9		Loan	Patriots Crossing Apartments	NAP	No	NAP	NAP	No	NAP	8/14/2019	9/18/2019	No	8/15/2019	NAP	NAP	NAP
10		Loan	Redwood Technology Center	NAP	No	NAP	NAP	No	NAP	10/8/2019	10/9/2019	No	10/9/2019	4	10/9/2019	10.0%
11		Loan	Edgewood Apartments	NAP	No	NAP	NAP	No	NAP	8/20/2019	8/28/2019	No	8/30/2019	NAP	NAP	NAP
12		Loan	420 North Main Street	NAP	No	NAP	NAP	No	NAP	10/9/2019	10/14/2019	No	10/25/2019	NAP	NAP	NAP
13		Loan	Kohl’s Plaza	NAP	No	NAP	NAP	No	NAP	9/13/2019	10/25/2019	Yes	10/3/2019	NAP	NAP	NAP
14		Loan	Crimson Retail Portfolio	NAP	No	NAP	NAP	No	NAP	Various	9/24/2019	No	9/24/2019	NAP	NAP	NAP
14.01		Property	Little Elm							9/16/2019	9/24/2019	No	9/24/2019	NAP	NAP	NAP
14.02		Property	South Plaza							9/16/2019	9/24/2019	No	9/24/2019	NAP	NAP	NAP
14.03		Property	Office Depot							9/13/2019	9/24/2019	No	9/24/2019	NAP	NAP	NAP
14.04		Property	JoAnn Fabrics							9/13/2019	9/24/2019	No	9/24/2019	NAP	NAP	NAP
15		Loan	Presidential City	$0	No	NAP	NAP	No	NAP	8/29/2019	06/28/2019	No	06/28/2019	NAP	NAP	NAP
16		Loan	Plaistow Center	NAP	No	NAP	NAP	No	NAP	8/14/2019	9/16/2019	No	9/16/2019	NAP	NAP	NAP
17		Loan	3100 Alvin Devane	NAP	No	NAP	NAP	No	NAP	9/26/2019	8/26/2019	No	8/30/2019	NAP	NAP	NAP
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	NAP	No	NAP	NAP	No	NAP	8/26/2019	9/4/2019	No	9/4/2019	NAP	NAP	NAP
19		Loan	Rochester Portfolio	NAP	No	NAP	NAP	No	NAP	8/28/2019	9/5/2019	No	Various	NAP	NAP	NAP
19.01		Property	Westfall Townhomes							8/28/2019	9/5/2019	No	9/5/2019	NAP	NAP	NAP
19.02		Property	Jefferson Plaza							8/28/2019	9/5/2019	No	9/5/2019	NAP	NAP	NAP
19.03		Property	Saginaw Plaza							8/28/2019	9/5/2019	No	9/5/2019	NAP	NAP	NAP
19.04		Property	South Winton Court							8/28/2019	9/5/2019	No	9/19/2019	NAP	NAP	NAP
20		Loan	1447 Enterprise Boulevard	NAP	No	NAP	NAP	No	NAP	10/14/2019	10/10/2019	No	10/4/2019	NAP	NAP	NAP
21		Loan	Shabsels Fee Portfolio	NAP	No	NAP	NAP	No	NAP	Various	8/9/2019	No	8/9/2019	NAP	NAP	NAP
21.01		Property	9 Farm Springs							6/18/2019	8/9/2019	No	8/9/2019	NAP	NAP	NAP
21.02		Property	Clocktower Place							6/13/2019	8/9/2019	No	8/9/2019	NAP	NAP	NAP
22		Loan	Greenfield Gateway	NAP	No	NAP	NAP	No	NAP	04/18/2019	05/02/2019	No	10/24/2019	NAP	NAP	NAP
23		Loan	Gatlin Retail Portfolio	NAP	No	NAP	NAP	No	NAP	Various	8/22/2019	No	8/22/2019	NAP	NAP	NAP
23.01		Property	The Forum at Gateways							7/25/2019	8/22/2019	No	8/22/2019	NAP	NAP	NAP
23.02		Property	Wilson Square Shopping Center							8/14/2019	8/22/2019	No	8/22/2019	NAP	NAP	NAP
24		Loan	Paradise Shoppes of Summerville	NAP	No	NAP	NAP	No	NAP	8/6/2019	8/14/2019	No	8/14/2019	NAP	NAP	NAP
25		Loan	Wyndham - Norfolk	NAP	No	NAP	NAP	No	NAP	8/14/2019	10/4/2019	No	10/14/2019	NAP	NAP	NAP
26		Loan	Sharonville Plaza	NAP	Yes	$337,500	At any time prior to the date that is 24 months following the Closing Date, Lender shall disburse to Borrower, not more frequently than two (2) times during the term of the Loan. The disbursement will be done in two equal portions upon the following: (i) no Event of Default is ongoing as of the Earnout Payment Date and the date of request receipt by Lender (ii) Lender shall have received an Acceptable Estoppel (a) from the Tenant known as Bank of America, for disbursement of half of the Earnout Deposit or (b) from the Tenant known as Honest Restaurant, for disbursement of other half of the Earnout Deposit (iii) immediately following the disbursement, (a) with respect to Tenant known as Bank of America, DY>=9.9% or (b)with respect to Tenant known as Honest Restaurant, DY>=10.4%	No	NAP	8/28/2019	9/10/2019	No	9/10/2019	NAP	NAP	NAP
27		Loan	Bemidji Mixed Use Portfolio	NAP	No	NAP	NAP	No	NAP	9/5/2019	9/20/2019	No	9/20/2019	NAP	NAP	NAP
27.01		Property	Cottage Park Townhomes							9/5/2019	9/20/2019	No	9/20/2019	NAP	NAP	NAP
27.02		Property	Supreme Business Center							9/5/2019	9/20/2019	No	9/20/2019	NAP	NAP	NAP
27.03		Property	519 Anne Street Northwest							9/5/2019	9/20/2019	No	9/20/2019	NAP	NAP	NAP
27.04		Property	Stonegate Studios							9/5/2019	9/20/2019	No	9/20/2019	NAP	NAP	NAP
28		Loan	Home2 Suites OKC	NAP	No	NAP	NAP	No	NAP	09/17/2019	09/30/2019	No	09/30/2019	NAP	NAP	NAP
29		Loan	Hy-Vee Omaha	NAP	No	NAP	NAP	No	NAP	9/17/2019	9/18/2019	No	9/17/2019	NAP	NAP	NAP
30		Loan	Plaza at Santa Barbara	NAP	No	NAP	NAP	No	NAP	5/2/2019	5/8/2019	No	5/8/2019	NAP	NAP	NAP
31		Loan	Phoenix Industrial Portfolio II	NAP	No	NAP	NAP	No	NAP	Various	Various	No	Various	NAP	NAP	NAP
31.01		Property	DuBois							8/16/2019	8/19/2019	No	8/19/2019	NAP	NAP	NAP
31.02		Property	Jefferson							8/12/2019	8/15/2019	No	8/15/2019	NAP	NAP	NAP
31.03		Property	Flint							8/8/2019	8/15/2019	No	8/15/2019	NAP	NAP	NAP

A-1-19

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(19)						THIRD PARTY REPORTS
Loan ID	Footnotes	Flag	Deal Name	Other Reserves Cap(21)	Holdback(22)	Holdback Amount(22)	Holdback Description(22)	Letter of Credit	Letter of Credit Description	Appraisal Value Date	Environmental Phase I Report Date(23)	Phase II Performed(23)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
31.04		Property	Beloit							8/12/2019	8/15/2019	No	8/15/2019	NAP	NAP	NAP
31.05		Property	Huntsville							8/19/2019	8/15/2019	No	8/15/2019	NAP	NAP	NAP
32		Loan	LA Fitness Riverside	NAP	No	NAP	NAP	No	NAP	09/24/2019	10/02/2019	No	10/03/2019	4	10/02/2019	12.0%
33		Loan	Cedar Trails Apartments	NAP	No	NAP	NAP	No	NAP	9/26/2019	10/4/2019	No	10/3/2019	NAP	NAP	NAP
34		Loan	Maple Ridge Townhomes	NAP	No	NAP	NAP	No	NAP	9/3/2019	9/5/2019	No	9/6/2019	NAP	NAP	NAP
35		Loan	Bassett Furniture - King of Prussia	NAP	No	NAP	NAP	No	NAP	9/23/2019	9/27/2019	No	9/27/2019	NAP	NAP	NAP
36		Loan	Villa Carmel	NAP	No	NAP	NAP	No	NAP	10/10/2019	10/17/2019	No	10/17/2019	NAP	NAP	NAP
37		Loan	Osprey Cove South	NAP	No	NAP	NAP	No	NAP	9/17/2019	9/25/2019	No	9/25/2019	NAP	NAP	NAP
38		Loan	Del Mar Terrace Apartments	NAP	No	NAP	NAP	No	NAP	6/7/2019	6/17/2019	No	6/19/2019	NAP	NAP	NAP
39		Loan	Palm View Estates	NAP	No	NAP	NAP	No	NAP	8/15/2019	8/19/2019	No	8/19/2019	4	8/19/2019	17.0%
40		Loan	Alma Elliot Square Shopping Center	NAP	No	NAP	NAP	No	NAP	8/19/2019	8/30/2019	No	8/30/2019	NAP	NAP	NAP
41		Loan	West Salem MHP	NAP	No	NAP	NAP	No	NAP	9/18/2019	10/3/2019	No	10/3/2019	NAP	NAP	NAP
42		Loan	4 Mountainview Terrace	NAP	No	NAP	NAP	No	NAP	9/5/2019	9/11/2019	No	9/13/2019	NAP	NAP	NAP
43		Loan	Fairfield Inn and Suites Fredericksburg	NAP	No	NAP	NAP	No	NAP	9/15/2019	9/25/2019	No	9/26/2019	NAP	NAP	NAP
44		Loan	Allen Ridge Luxury Apartments	NAP	No	NAP	NAP	No	NAP	7/27/2019	9/30/2019	No	10/29/2019	NAP	NAP	NAP
45		Loan	Hampton Inn - McLeansville (Greensboro East)	NAP	No	NAP	NAP	No	NAP	9/19/2019	9/20/2019	No	9/19/2019	NAP	NAP	NAP
46		Loan	Courtyard by Marriott Secaucus	NAP	No	NAP	NAP	No	NAP	8/1/2019	8/29/2019	No	8/29/2019	NAP	NAP	NAP
47		Loan	48 Brookfield Oaks Dr	NAP	No	NAP	NAP	No	NAP	8/22/2019	8/28/2019	No	8/28/2019	NAP	NAP	NAP
48		Loan	Studio 9Forty Apartments	NAP	No	NAP	NAP	No	NAP	7/22/2019	7/31/2019	No	7/31/2019	NAP	NAP	NAP
49		Loan	Erie Plaza	NAP	No	NAP	NAP	No	NAP	7/3/2019	7/15/2019	No	7/15/2019	NAP	NAP	NAP
50		Loan	2375 South 9th Street	NAP	No	NAP	NAP	No	NAP	8/31/2019	9/6/2019	No	9/6/2019	NAP	NAP	NAP
51		Loan	Delano MHP	NAP	No	NAP	NAP	No	NAP	10/25/2019	8/21/2019	No	8/21/2019	NAP	NAP	NAP
52		Loan	Crunch Fitness Tuscaloosa	NAP	No	NAP	NAP	No	NAP	9/4/2019	9/19/2019	No	9/19/2019	NAP	NAP	NAP
53		Loan	Anchor Danly - Ithaca	NAP	No	NAP	NAP	No	NAP	9/23/2019	4/10/2019	No	4/9/2019	NAP	NAP	NAP
54		Loan	Belle Place MHC	NAP	No	NAP	NAP	No	NAP	10/8/2019	10/7/2019	No	10/8/2019	NAP	NAP	NAP
55		Loan	Middlefield MHC	NAP	No	NAP	NAP	No	NAP	7/2/2019	4/30/2019	No	7/19/2019	NAP	NAP	NAP

A-1-20

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				ADDITIONAL PERMITTED DEBT		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Loan ID	Footnotes	Flag	Deal Name	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
1		Loan	The Met Apartments	No	NAP	NAP	NAP	66.7%	2.25x	8.0%	NAP	66.7%	2.25x	8.0%
2		Loan	Palm Beach Estates	Yes	Mezzanine: Combined Max LTV 69.0%, Debt Yield>=10.8%, Rating Agency Confirmation, Intercreditor agreement	NAP	NAP	63.9%	1.78x	11.4%	NAP	63.9%	1.78x	11.4%
3		Loan	Towne Center East	No	NAP	NAP	NAP	63.2%	2.80x	9.4%	NAP	63.2%	2.80x	9.4%
4		Loan	Farmers Insurance	No	NAP	$96,450,000	NAP	63.8%	1.82x	10.0%	NAP	63.8%	1.82x	10.0%
5		Loan	ILPT Industrial Portfolio	No	NAP	$214,400,000	$135,600,000	64.0%	2.47x	9.1%	NAP	64.0%	2.47x	9.1%
5.01		Property	1800 Union Airpark Boulevard					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.02		Property	4237-4255 Anson Boulevard					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.03		Property	5000 Commerce Way					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.04		Property	5142 and 5148 North Hanley Road					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.05		Property	945 Monument Drive					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.06		Property	2801 Airwest Boulevard					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.07		Property	20 Logistics Boulevard					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.08		Property	5500 SE Delaware Ave					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.09		Property	2150 Stanley Road					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.10		Property	16101 Queens Court					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
5.11		Property	5 Logistics Drive					64.0%	2.47x	9.1%		64.0%	2.47x	9.1%
6		Loan	The Sunstone Apartments	No	NAP	NAP	NAP	63.5%	2.14x	7.6%	NAP	63.5%	2.14x	7.6%
7		Loan	Duane Reade - Columbia University	No	NAP	NAP	NAP	67.7%	1.58x	6.8%	NAP	67.7%	1.58x	6.8%
8		Loan	United Healthcare Office	No	NAP	$46,800,000	NAP	66.7%	1.56x	10.2%	$6,000,000	75.2%	1.30x	9.0%
9		Loan	Patriots Crossing Apartments	No	NAP	NAP	NAP	72.5%	1.61x	9.8%	NAP	72.5%	1.61x	9.8%
10		Loan	Redwood Technology Center	No	NAP	$36,500,000	NAP	71.6%	1.55x	9.7%	NAP	71.6%	1.55x	9.7%
11		Loan	Edgewood Apartments	No	NAP	NAP	NAP	72.0%	1.39x	8.5%	NAP	72.0%	1.39x	8.5%
12		Loan	420 North Main Street	No	NAP	NAP	NAP	69.6%	1.82x	11.2%	NAP	69.6%	1.82x	11.2%
13		Loan	Kohl’s Plaza	No	NAP	NAP	NAP	60.5%	1.87x	9.0%	NAP	60.5%	1.87x	9.0%
14		Loan	Crimson Retail Portfolio	No	NAP	$33,112,500	NAP	72.5%	1.83x	10.8%	NAP	72.5%	1.83x	10.8%
14.01		Property	Little Elm					72.5%	1.83x	10.8%		72.5%	1.83x	10.8%
14.02		Property	South Plaza					72.5%	1.83x	10.8%		72.5%	1.83x	10.8%
14.03		Property	Office Depot					72.5%	1.83x	10.8%		72.5%	1.83x	10.8%
14.04		Property	JoAnn Fabrics					72.5%	1.83x	10.8%		72.5%	1.83x	10.8%
15		Loan	Presidential City	No	NAP	$117,000,000	$100,600,000	57.3%	2.31x	8.3%	$72,400,000	76.3%	1.41x	6.3%
16		Loan	Plaistow Center	No	NAP	NAP	NAP	74.2%	1.75x	10.8%	NAP	74.2%	1.75x	10.8%
17		Loan	3100 Alvin Devane	No	NAP	NAP	NAP	75.0%	1.43x	8.7%	NAP	75.0%	1.43x	8.7%
18		Loan	Home2 Suites by Hilton Charlotte University Research Park	No	NAP	NAP	NAP	69.9%	1.92x	12.3%	NAP	69.9%	1.92x	12.3%
19		Loan	Rochester Portfolio	No	NAP	NAP	NAP	53.0%	1.79x	11.7%	NAP	53.0%	1.79x	11.7%
19.01		Property	Westfall Townhomes					53.0%	1.79x	11.7%		53.0%	1.79x	11.7%
19.02		Property	Jefferson Plaza					53.0%	1.79x	11.7%		53.0%	1.79x	11.7%
19.03		Property	Saginaw Plaza					53.0%	1.79x	11.7%		53.0%	1.79x	11.7%
19.04		Property	South Winton Court					53.0%	1.79x	11.7%		53.0%	1.79x	11.7%
20		Loan	1447 Enterprise Boulevard	No	NAP	NAP	NAP	68.6%	1.31x	9.6%	NAP	68.6%	1.31x	9.6%
21		Loan	Shabsels Fee Portfolio	No	NAP	NAP	NAP	71.6%	1.52x	7.7%	NAP	71.6%	1.52x	7.7%
21.01		Property	9 Farm Springs					71.6%	1.52x	7.7%		71.6%	1.52x	7.7%
21.02		Property	Clocktower Place					71.6%	1.52x	7.7%		71.6%	1.52x	7.7%
22		Loan	Greenfield Gateway	No	NAP	NAP	NAP	55.8%	1.81x	10.7%	NAP	55.8%	1.81x	10.7%
23		Loan	Gatlin Retail Portfolio	Yes	Mezzanine up to $2.0 million with a rate of up to 12.0%: Combined Max DSCR>=1.25x, LTV<=80.7%, Dent Yield>=7.7% (iii) Each of “LA Fitness”, “Walmart” at Wilson Square Shopping Center and “Walmart” at The Forum at Gateways, satisfy all of the Operating Conditions; (v) Intercreditor Agreements	$23,708,250	NAP	76.6%	1.53x	9.6%	NAP	76.6%	1.53x	9.6%
23.01		Property	The Forum at Gateways					76.6%	1.53x	9.6%		76.6%	1.53x	9.6%
23.02		Property	Wilson Square Shopping Center					76.6%	1.53x	9.6%		76.6%	1.53x	9.6%
24		Loan	Paradise Shoppes of Summerville	No	NAP	NAP	NAP	69.8%	1.48x	8.8%	NAP	69.8%	1.48x	8.8%
25		Loan	Wyndham - Norfolk	No	NAP	NAP	NAP	43.9%	4.68x	22.5%	NAP	43.9%	4.68x	22.5%
26		Loan	Sharonville Plaza	No	NAP	NAP	NAP	78.6%	1.82x	11.3%	NAP	78.6%	1.85x	11.5%
27		Loan	Bemidji Mixed Use Portfolio	No	NAP	NAP	NAP	69.9%	1.41x	9.5%	NAP	69.9%	1.41x	9.5%
27.01		Property	Cottage Park Townhomes					69.9%	1.41x	9.5%		69.9%	1.41x	9.5%
27.02		Property	Supreme Business Center					69.9%	1.41x	9.5%		69.9%	1.41x	9.5%
27.03		Property	519 Anne Street Northwest					69.9%	1.41x	9.5%		69.9%	1.41x	9.5%
27.04		Property	Stonegate Studios					69.9%	1.41x	9.5%		69.9%	1.41x	9.5%
28		Loan	Home2 Suites OKC	No	NAP	NAP	NAP	63.9%	1.96x	13.3%	NAP	63.9%	1.96x	13.3%
29		Loan	Hy-Vee Omaha	No	NAP	NAP	NAP	67.6%	1.84x	8.2%	NAP	67.6%	1.84x	8.2%
30		Loan	Plaza at Santa Barbara	No	NAP	NAP	NAP	61.7%	1.86x	11.3%	NAP	61.7%	1.86x	11.3%
31		Loan	Phoenix Industrial Portfolio II	No	NAP	$68,000,000	NAP	74.2%	1.41x	9.8%	NAP	74.2%	1.41x	9.8%
31.01		Property	DuBois					74.2%	1.41x	9.8%		74.2%	1.41x	9.8%
31.02		Property	Jefferson					74.2%	1.41x	9.8%		74.2%	1.41x	9.8%
31.03		Property	Flint					74.2%	1.41x	9.8%		74.2%	1.41x	9.8%

A-1-21

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

				ADDITIONAL PERMITTED DEBT		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Loan ID	Footnotes	Flag	Deal Name	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
31.04		Property	Beloit					74.2%	1.41x	9.8%		74.2%	1.41x	9.8%
31.05		Property	Huntsville					74.2%	1.41x	9.8%		74.2%	1.41x	9.8%
32		Loan	LA Fitness Riverside	No	NAP	NAP	NAP	54.8%	1.75x	10.4%	NAP	54.8%	1.75x	10.4%
33		Loan	Cedar Trails Apartments	No	NAP	NAP	NAP	75.0%	1.38x	8.4%	NAP	75.0%	1.38x	8.4%
34		Loan	Maple Ridge Townhomes	No	NAP	NAP	NAP	67.3%	1.40x	8.2%	NAP	67.3%	1.40x	8.2%
35		Loan	Bassett Furniture - King of Prussia	No	NAP	NAP	NAP	58.8%	2.10x	9.5%	NAP	58.8%	2.10x	9.5%
36		Loan	Villa Carmel	No	NAP	NAP	NAP	60.4%	1.65x	7.5%	NAP	60.4%	1.65x	7.5%
37		Loan	Osprey Cove South	No	NAP	NAP	NAP	70.7%	1.84x	11.5%	NAP	70.7%	1.84x	11.5%
38		Loan	Del Mar Terrace Apartments	No	NAP	$16,200,000	NAP	16.2%	11.11x	34.2%	NAP	16.2%	11.11x	34.2%
39		Loan	Palm View Estates	No	NAP	NAP	NAP	70.1%	1.42x	8.5%	NAP	70.1%	1.42x	8.5%
40		Loan	Alma Elliot Square Shopping Center	No	NAP	NAP	NAP	65.0%	2.19x	10.1%	NAP	65.0%	2.19x	10.1%
41		Loan	West Salem MHP	No	NAP	NAP	NAP	66.7%	1.64x	9.7%	NAP	66.7%	1.64x	9.7%
42		Loan	4 Mountainview Terrace	No	NAP	NAP	NAP	69.5%	2.01x	13.1%	NAP	69.5%	2.01x	13.1%
43		Loan	Fairfield Inn and Suites Fredericksburg	No	NAP	NAP	NAP	67.0%	1.98x	13.8%	NAP	67.0%	1.98x	13.8%
44		Loan	Allen Ridge Luxury Apartments	No	NAP	NAP	NAP	63.9%	1.50x	9.3%	NAP	63.9%	1.50x	9.3%
45		Loan	Hampton Inn - McLeansville (Greensboro East)	No	NAP	NAP	NAP	58.4%	2.27x	15.0%	NAP	58.4%	2.27x	15.0%
46		Loan	Courtyard by Marriott Secaucus	No	NAP	$14,945,406	NAP	58.6%	1.96x	15.5%	NAP	58.6%	1.96x	15.5%
47		Loan	48 Brookfield Oaks Dr	No	NAP	NAP	NAP	69.3%	1.72x	10.8%	NAP	69.3%	1.72x	10.8%
48		Loan	Studio 9Forty Apartments	No	NAP	NAP	NAP	74.6%	1.39x	8.2%	NAP	74.6%	1.39x	8.2%
49		Loan	Erie Plaza	No	NAP	NAP	NAP	73.6%	1.46x	8.9%	NAP	73.6%	1.46x	8.9%
50		Loan	2375 South 9th Street	No	NAP	NAP	NAP	66.5%	1.46x	8.6%	NAP	66.5%	1.46x	8.6%
51		Loan	Delano MHP	No	NAP	NAP	NAP	68.0%	1.58x	9.8%	NAP	68.0%	1.58x	9.8%
52		Loan	Crunch Fitness Tuscaloosa	No	NAP	NAP	NAP	66.0%	1.47x	10.4%	NAP	66.0%	1.47x	10.4%
53		Loan	Anchor Danly - Ithaca	No	NAP	NAP	NAP	52.8%	1.86x	13.2%	NAP	52.8%	1.86x	13.2%
54		Loan	Belle Place MHC	No	NAP	NAP	NAP	68.7%	1.85x	10.9%	NAP	68.7%	1.85x	10.9%
55		Loan	Middlefield MHC	No	NAP	NAP	NAP	61.8%	1.51x	9.5%	NAP	61.8%	1.51x	9.5%

A-1-22

CSAIL 2019-C18
FOOTNOTES TO ANNEX A-1

(1)	“Column” denotes Column Financial, Inc., “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the America, New York, New York, “RREF” denotes Rialto Real Estate Fund III – Debt, LP, “CIBC” denotes CIBC Inc., LLC and “SGFC” denotes Societe Generale Financial Corporation.

(2)	With respect to any mortgaged property securing a multi property Mortgage Loan, the amounts listed under the headings Original Balance, Cut-off Date Balance and Maturity/ARD reflect the allocated loan amount related to such mortgaged property.

(3)	Each of Loan Nos 4, 5, 8, 10, 14, 15, 23, 31, 38 and 46 are part of a whole loan related to the issuing entity. For further information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, as applicable, in the prospectus.

(4)	Loan No. 21, Shabsels Fee Portfolio – The mortgaged properties are subject to two ground leases. One ground lease is between Milton 11200 West Florissant Avenue LLC (as successor-in-interest to Millennial Holdings Property Trust), as landlord, and 11200 West Florissant Realty LLC and 11200 West Florissant Avenue Leasing LLC, as tenants, dated March 30, 2018 with a 99-year lease term expiring March 29, 2117 and initial annual ground rent of $360,000. The second ground lease is between Milton 9 Farm Springs LLC (as successor-in-interest to First Majestic Property Trust), as landlord, and 9 Farm Springs Real Estate LLC and 9 Farm Springs Leasing LLC, as tenants, dated September 5, 2018 with a 99-year lease term expiring September 4, 2117 and initial annual ground rent of $450,000.

Loan No. 30, Plaza at Santa Barbara – The largest tenant, CVS 5041 FL, LLC (“CVS”), is a tenant at the mortgaged property pursuant to a sub-ground lease for 14,094 SF of NRA. CVS initially ground leased its space from the related borrower in February 2010. In November 2011, CVS assigned its ground lease to a third party entity, SCP 2011-C38-505 LLC (“SCP”) and simultaneously sub-ground leased the leased premises back from SCP. CVS’ parent entity, CVS Health Corporation remains a guarantor and must fulfill the obligations of SCP under the prime ground lease.

Loan No. 46, Courtyard By Marriott Secaucus – The mortgaged property is subject to a ground lease with HMGL LLC, as the ground lessor, dated April 1, 1986 that has an expiration date of June 28, 2037, subject to four extension periods of 10 years each, where the current annual fixed rent due under the ground lease is approximately $366,211.

(5)	Loan No. 2, Palm Beach Estates – A portion of the mortgaged property (3.3 acres out of 25.2 acres total) is subject to a land use restriction via deed that limits the use of that portion of the mortgaged property to multifamily housing.

(6)	Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

Loan No. 13, Kohl’s Plaza, – The mortgaged property includes two outparcels ground leased to Pizza Hut (3,745 SF) and Chase Bank (300 SF) which are included in the calculation of the total square footage.

(7)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy including with respect to the largest five tenants at each mortgaged properties:

Loan No. 10, Redwood Technology Center – The largest tenant, Ciena Corporation (“Ciena”), is not in occupancy of 18,773 SF of the 57,673 SF leased by such tenant, however, Ciena is paying rent on its entire space.

Loan No. 14, Crimson Portfolio – The largest tenant at the South Plaza mortgaged property, Winn Dixie, has executed an amendment to expand into an additional 2,500 SF. The tenant has not taken occupancy nor commenced paying rent for the additional space and the third largest tenant at the South Plaza mortgaged property, Focus Fit, has four months of free rent beginning May 2020 through August 2020.

A-1-23

Loan No. 15, Presidential City – The borrower reserved (i) $150,000 into a reserve account for the outstanding approved leasing expenses for Eastern University, and (ii) $270,833 into a reserve account for funding of free rent periods, rent abatements or rent reductions relating to Eastern University.

Loan No. 19, Rochester Portfolio – The 2nd largest tenant at the Jefferson Plaza mortgaged property, Closeout Carpet and Flooring, along with two non-top 5 tenants, Tandoor of India and Just Chicken, are not yet in occupancy. Tandoor of India is currently operating and paying rent under an expired lease in its existing location at the Jefferson Plaza mortgaged property and needs to move to its new space under a new lease in order for Closeout Carpet and Flooring and Just Chicken to move into their respective spaces. Closeout Carpet and Flooring is paying its rent while awaiting its space while Just Chicken is not. At origination, $266,939 was deposited into a reserve to be released upon Closeout Carpet and Flooring, Tandoor of India and Just Chicken being open for business and paying rent. In addition, Closeout Carpet and Flooring is a sponsor-affiliated tenant and the borrower sponsor is guaranteeing its rent.

Loan No. 22, Greenfield Gateway – The borrower has reserved $87,000 for approximately one year of base rent and reimbursements for the second largest tenant at the mortgaged property. Greenfield Gateway’s second largest tenant has an executed lease with a scheduled lease commencement of December 1, 2019, and was underwritten as if the tenant is in place.

Loan No. 23, Gatlin Retail Portfolio – Blink Fitness, Dollar Tree and Rondo Produce Market have each executed leases, but are not yet in occupancy and have not commenced paying rent.

(8)	With regards to all mortgage loans, the Cut-Off Date LTV Ratio and the Maturity Date LTV Ratio are based on the “as-is” Appraised Value even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

Loan No. 5, ILPT Industrial Portfolio – The Appraised Value of $547,000,000 is based on the aggregate “as-is” appraised values. The appraised value based on a portfolio appraised value is $575,000,000, resulting in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 37.3% and 37.3%, respectively.

(9)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)	Loan No. 32, LA Fitness Riverside – The mortgage loan had an initial term of 120 months and requires interest-only payments through December 1, 2024 and payments based on a 30-year amortization schedule thereafter. The anticipated repayment date is December 1, 2029 and the final maturity date is November 1, 2034. In the event the mortgage loan is not repaid in full on or before the anticipated repayment date, the interest rate will increase by 3.0% (post-ARD additional interest rate) to 6.9200% per annum and, as of the anticipated repayment date, the mortgage loan will have a remaining term of 60 months. The anticipated repayment date automatically triggers a full cash flow sweep during which all excess cash flow will be used to pay down the principal balance of the mortgage loan.

(11)	The classification of the lockbox types is described in the prospectus. See “Description of the Mortgage Pool—Mortgaged Property” for further details.

(12)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the interest-only period during the term of the mortgage loan.

(13)	The “L” component of the prepayment provision represents lockout payments
The “Def” component of the prepayment provision represents defeasance payments
The “YM0.5” component of the prepayment provision represents greater of 0.5% of principal balance or yield maintenance payments.
The “YM1” component of the prepayment provision represents greater of 1% of principal balance or yield maintenance payments.
The “YM2” component of the prepayment provision represents greater of 2% of principal balance or yield maintenance payments.
The “O” component of the prepayment provision represents the free payments including the Maturity Date

A-1-24

(14)	With respect to Mortgage Loan Nos. 4, 14, 15, 24 and 51, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance; Collateral Substitution” and “—Partial Releases” in the prospectus

(15)	With respect to Mortgage Loan Nos. 1, 4, 6, 12, 14, 15, 20, 22, 27, 28, 29, 31, 34, 35, 36, 37, 48, 50, 52, 53, 54 certain mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

(16)	With regards to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

(17)	In certain cases, the data for tenants occupying multiple spaces includes square footage for all leases and is presented with the expiration date of the largest square footage expiring.

(18)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in the prospectus for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

Loan No 19, Rochester Portfolio – The 5th largest tenant at the Jefferson Plaza mortgaged property, Uniform Village, may terminate its lease before December 31, 2020 with six months prior notice or during the final 36 months of its lease with three months prior notice. The 2nd largest tenant at the Saginaw Plaza mortgaged property, Young & Company CPAs, may terminate its lease at any time upon 60 days prior written notice and payment of a termination fee of $9,000. The 5th largest tenant at the Saginaw Plaza mortgaged property, New York Technology Partners, may terminate its lease at any time after December 1, 2022 with 90 days prior written notice.

Loan No. 21, Shabsels Fee Portfolio – The sole tenant at the 9 Farm Springs mortgaged property, United Technologies Corporation, has the right to terminate its lease for the 20,781 SF garden level suite, 5,600 SF 1st floor suite and 5,582 SF of the garden level premises with 90 days’ prior written notice. The third largest Tenant at the Clocktower Place mortgaged property, Aldi, has the right to terminate its lease effective at any time after the expiration of the initial 15-year lease term on December 31, 2024 with 12-months’ prior written notice and payment of a $30,000 termination fee.

Loan No. 23, Gatlin Retail Portfolio, Blink Fitness (3.5% NRA) has the right to terminate its lease upon 30 days prior written notice in the event at least 65% of the gross leasable square footage of the Mortgaged Property is not occupied within 12 months after the date tenant opens for business. Additionally, Blink Fitness has the right to terminate its lease in the event landlord does not deliver possession of the premises with landlord’s work substantially completed by September 1, 2020. Dollar Tree (3.7% of NRA) has the right to terminate its lease in the event Walmart vacates the premises or ceases to operate and the Walmart space remains unoccupied for six months. Dollar Tree also has the right to terminate its lease if the exclusive use provisions in its lease are violated and such violation continues for 30 days after written notice from tenant of such violation. Additionally, Dollar Tree may terminate its lease upon 30 days’ notice if landlord fails to perform any of landlord’s obligations under the lease and such failure results in a default that is not cured.

Loan No. 31, Phoenix Industrial Portfolio II – The largest tenant at the Huntsville mortgaged property, Boneal Aerospace, Inc., has the right to terminate its lease effective February 29, 2020 with notice provided by November 30, 2019 and payment of a termination fee of $111,462. The landlord and the third largest tenant at

A-1-25

the Huntsville mortgaged property, Custom Assembly, Inc., have a mutual right of termination under the related lease with 30 days’ notice and no termination fee.

Loan No. 42, 4 Mountainview Terrace – The second largest tenant, BMO Harris Bank, N.A., has the right to terminate its lease effective January 1, 2022 with notice provided by July 1, 2021 and payment of a termination fee comprised of the unamortized balance of the construction allowance, leasing commissions and the 8-month rent abatement.

Loan No. 49, Erie Plaza – The fourth largest tenant, The GEO Group, has the right to terminate its lease on December 31st of each year with 90 days’ notice and payment of a termination fee equal to $19,000.

(19)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

(20)	Represents the upfront and monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

(21)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

(22)	Loan No. 26, Sharonville Plaza – An earnout reserve in the amount of $337,500 was escrowed at loan origination. The lender will release $168,750 in the earnout reserve, provided that, (i) Bank of America has completed the buildout and fixturing of its leased premises, (ii) all tenant costs, leasing commissions and other material costs and expenses relating to Bank of America’s leased premises have been paid in full, (iii) Bank of America is paying the full contractual rent, (iv) Bank of America is conducting normal business operations with the public at its leased premises, and (v) the Debt Yield is equal to or greater than 9.9%. The lender will release $168,750 in the earnout reserve, provided that, (i) Honest Restaurant has completed the buildout and fixturing of its leased premises, (ii) all tenant costs, leasing commissions and other material costs and expenses relating to Honest Restaurant’s leased premises have been paid in full, (iii) Honest Restaurant is paying the full contractual rent, (iv) Honest Restaurant is conducting normal business operations with the public at its leased premises, and (v) the Debt Yield is equal to or greater than 10.4%. Each such earnout reserve release must be applied to prepayment of the mortgage loan if it is not released to the borrower by October 31, 2021. Assuming the full earnout reserve is applied to the full loan amount of $8,900,000, the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI Debt Yield and U/W NCF Debt Yield are 75.7%, 59.8%, 11.8%, and 11.0%, respectively.

(23)	Each of Loan Nos. 1, 3, 6 and 11, the related borrower obtained environmental insurance for each of the mortgaged properties in lieu of recourse carve out liability for a breach of environmental covenants or the guarantor delivering an environmental indemnity.

A-1-26

ANNEX A-2

STRUCTURAL AND COLLATERAL TERM SHEET

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-2-1

Indicative Capital Structure

Publicly Offered Certificates

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Available Certificate Principal Balance or Notional Amount	Approximate Initial Credit Support(2)	Expected Weighted Avg. Life (years)(3)	Expected Principal Window(4)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
A-1	$25,306,000	$24,263,000	30.000%	2.81	1 - 58	44.8%	15.1%
A-2	$65,479,000	$62,781,000	30.000%	4.90	58 - 59	44.8%	15.1%
A-3	$146,016,000	$140,000,000	30.000%	9.79	115 - 118	44.8%	15.1%
A-4	$209,018,000	$200,406,000	30.000%	9.91	118 - 119	44.8%	15.1%
A-SB	$36,487,000	$34,983,000	30.000%	7.38	59 - 115	44.8%	15.1%
X-A(6)	$534,843,000	$512,805,000	N/A	N/A	N/A	N/A	N/A
X-B(6)	$64,594,000	$61,932,000	N/A	N/A	N/A	N/A	N/A
A-S	$52,537,000	$50,372,000	22.375%	9.93	119 - 119	49.6%	13.6%
B	$32,728,000	$31,379,000	17.625%	9.93	119 - 119	52.7%	12.8%
C	$31,866,000	$30,553,000	13.000%	9.93	119 - 119	55.6%	12.2%

Privately Offered Certificates(7)

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)	Approximate Initial Available Certificate Principal Balance or Notional Amount	Approximate Initial Credit Support(2)	Expected Weighted Avg. Life (years)(3)	Expected Principal Window(4)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
X-D(6)	$37,896,000	$36,334,000	N/A	N/A	N/A	N/A	N/A
X-F(6)	$17,225,000	$16,515,000	N/A	N/A	N/A	N/A	N/A
X-G(6)	$6,890,000	$6,606,000	N/A	N/A	N/A	N/A	N/A
D	$20,671,000	$19,819,000	10.000%	9.93	119 - 119	57.5%	11.8%
E	$17,225,000	$16,515,000	7.500%	9.93	119 - 119	59.1%	11.4%
F	$17,225,000	$16,515,000	5.000%	9.96	119 - 120	60.7%	11.1%
G	$6,890,000	$6,606,000	4.000%	10.01	120 - 120	61.4%	11.0%
NR-RR	$27,561,002	$26,425,000	0.000%	10.01	120 - 120	63.9%	10.6%

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, are represented in the aggregate.

(3)	Assumes 0% CPR / 0% CDR and a December 12, 2019 closing date. Based on “Modeling Assumptions” as described in the Prospectus. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

(4)	The “Certificate Principal to Value Ratio” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial certificate principal balance of such class of certificates and all classes of principal balance certificates senior to such class of certificates and the denominator of which is the total initial certificate principal balance of all of the principal balance certificates. The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that excess mortgaged property value associated with a mortgage loan will not be available to offset losses on any other mortgage loan.

(5)	The “Underwritten NOI Debt Yield” for any class (other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates) is calculated as the product of (a) the weighted average UW NOI Debt Yield for the mortgage loans and (b) the total initial certificate principal balance of all of the classes of principal balance certificates divided by the total initial certificate principal balance for such class and all classes of principal balance certificates senior to such class of certificates. The Underwritten NOI Debt Yield for each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates is calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that net operating income from any mortgaged property supports only the related mortgage loan and will not be available to support any other mortgage loan.

(6)	The notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”) are described in the Prospectus.

(7)	The Class Z and Class R certificates are not shown above.

A-2-2

Class A-2(1)

No.	Loan Name	Cut-off Date Balance	% of IPB	Maturity Balance	% of Certificate Class	Original Loan Term	Remaining Loan Term	UW NCF DSCR(2)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
2	Palm Beach Estates	$42,319,198	6.1%	$38,781,100	59.2%	60	59	1.78x	11.4%	63.9%	58.6%
8	United Healthcare Office	20,000,000	2.9	19,111,929	29.2	60	58	1.56x	10.2%	66.7%	63.7%
35	Bassett Furniture - King of Prussia	7,000,000	1.0	7,000,000	10.7	60	59	2.10x	9.5%	58.8%	58.8%
Total / Wtd. Avg.:		$69,319,198	10.1%	$64,893,029	99.1%	60	59	1.75x	10.9%	64.2%	60.1%
(1)	The tables above presents the mortgage loans whose balloon payments would be applied to pay down the majority of the principal balance of the Class A-2 certificates, as applicable, assuming a 0% CPR and applying the “Modeling Assumptions” described in the Prospectus, including the assumptions that (i) none of the mortgage loans in the pool experience prepayments prior to the maturity date, defaults or losses; (ii) there are no extensions of maturity dates of any mortgage loans in the pool; and (iii) each mortgage loan in the pool is paid in full on its stated maturity date. Each class of certificates, including the Class A-2 certificates, as applicable, evidences undivided ownership interests in the entire pool of mortgage loans. DSCR, debt yield and LTV information does not take into account subordinate debt (whether or not secured by the mortgaged property), if any, that is allowed under the terms of the mortgage loan.
(2)	With respect to any mortgage loan that is part of a whole loan, the LTV, DSCR and debt yield calculations include the related pari passu companion loan(s) but exclude any related subordinate companion loan(s) or mezzanine loan(s).

A-2-3

Summary of Transaction Terms

Securities:	$689,009,002 monthly pay, multi-class, commercial mortgage REMIC pass-through certificates.
Managers and Bookrunners:	Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC and UBS Securities LLC, as Co-Lead Managers and Joint Bookrunners and CIBC World Markets Corp. and Academy Securities, Inc., as Co-Managers.
Mortgage Loan Sellers:	Column Financial, Inc. (“Column”) (31.3%), UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”) (26.1%), Rialto Real Estate Fund III – Debt, LP (“RREF”) (15.2%), CIBC Inc. (“CIBC”) (14.1%) and Societe Generale Financial Corporation (“SGFC”) (13.3%).
Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association (“Midland Loan Services”).
Special Servicer:	Rialto Capital Advisors, LLC (“Rialto”).
Directing Certificateholder:	RREF III-D CSAIL 2019-C18 MOA-HRR, LLC.
Trustee & Certificate Administrator:	Wells Fargo Bank, National Association (“Wells Fargo”).
Operating Advisor & Asset Representations Reviewer:	Pentalpha Surveillance LLC (“Pentalpha”).
U.S. Credit Risk Retention:	RREF, as the retaining sponsor, intends to cause its majority-owned affiliate to satisfy the U.S. credit risk retention requirement through the purchase by one or more of its “majority-owned affiliate” (as defined in the credit risk retention rules), from the underwriters and initial purchasers, on the Closing Date, of (i) an “eligible horizontal residual interest” comprised of the Class NR-RR certificates that are not part of the VRR Interest and (ii) an “eligible vertical interest” comprised of a certain percentage of the certificate balance, notional amount or percentage interest in each class of certificates (other than the Class R certificates) in a manner that satisfies the credit risk retention rules (the “VRR Interest”). The aggregate estimated fair value of the “eligible horizontal residual interest” will equal approximately 0.90% of the estimated fair value of all of the certificates (other than the Class R certificates) issued by the issuing entity and the VRR Interest will consist of the portion of each class of certificates (other than the Class R certificates) necessary to satisfy the credit risk retention rules. See “Credit Risk Retention” in the Prospectus.
EU Credit Risk Retention:	None of the sponsors, the depositor, the issuing entity, the underwriters or any other person is required or intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Union’s Securitization Regulation (Regulation (EU) 2017/2402).
Closing Date:	December 12, 2019.
Cut-off Date:	With respect to each mortgage loan, the respective due date for the monthly debt service payment that is due in December 2019 (or, in the case of any mortgage loan that has its first due date after December 2019, the date that would have been its due date in December 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).
Distribution Date:	The 4th business day following each Determination Date, commencing in January 2020.
Determination Date:	11th day of each month, or if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in January 2020.
Tax Treatment:	The Publicly Offered Certificates are expected to be treated as REMIC regular interests for U.S. federal income tax purposes.
Form of Offering:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates will be offered publicly (the “Publicly Offered Certificates”). The Class X-D, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class NR-RR and Class R certificates (the “Privately Offered Certificates”) and the Class Z certificates will be offered domestically to Qualified Institutional Buyers and to Institutional Accredited Investors and to institutions that are not U.S. Persons pursuant to Regulation S.
SMMEA Status:	The certificates will not constitute “mortgage related securities” for purposes of SMMEA.
ERISA:	The Publicly Offered Certificates are expected to be ERISA eligible.
Optional Termination:	1% clean-up call.
Minimum Denominations:	The Publicly Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued in minimum denominations of $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Settlement Terms:	DTC, Euroclear and Clearstream Banking.
Analytics:	Expected to be available on Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, RealINSIGHT and BlackRock Financial Management, Inc.

A-2-4

Collateral Characteristics

Loan Pool
Initial Pool Balance (“IPB”)(1):	$689,009,003
Number of Mortgage Loans:	55
Number of Mortgaged Properties:	80
Average Cut-off Date Balance per Mortgage Loan:	$12,527,436
Weighted Average Current Mortgage Rate:	3.9731%
10 Largest Mortgage Loans as % of IPB:	44.7%
Weighted Average Remaining Term to Maturity/ARD(2):	113
Weighted Average Seasoning:	1
Credit Statistics
Weighted Average UW NCF DSCR(3)(4):	2.16x
Weighted Average UW NOI Debt Yield(3):	10.6%
Weighted Average Cut-off Date LTV(3):	63.9%
Weighted Average Maturity Date LTV(2)(3):	57.5%
Other Statistics
% of Mortgage Loans with Additional Debt:	10.1%
% of Mortgaged Properties with Single Tenants:	23.9%
Amortization
Weighted Average Original Amortization Term(5):	357
Weighted Average Remaining Amortization Term(5):	357
% of Mortgage Loans with Interest-Only:	37.3%
% of Mortgage Loans with Partial Interest-Only followed by Amortizing Balloon:	32.6%
% of Mortgage Loans with Amortizing Balloon:	28.9%
% of Mortgage Loans with Partial Interest-Only followed by Amortizing Balloon, ARD:	1.2%
Cash Management(6)
% of Mortgage Loans with In-Place, Hard Lockboxes:	35.2%
% of Mortgage Loans with Springing Lockbox:	44.4%
% of Mortgage Loans with In-Place, Soft Lockboxes:	20.4%
% of Mortgage Loans with No Lockbox:	0.0%
Reserves
% of Mortgage Loans Requiring Upfront or Ongoing Tax Reserves:	61.0%
% of Mortgage Loans Requiring Upfront or Ongoing Insurance Reserves:	60.8%
% of Mortgage Loans Requiring Upfront or Ongoing CapEx Reserves(7):	67.6%
% of Mortgage Loans Requiring Upfront or Ongoing TI/LC Reserves(8):	64.5%
(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of Loan No. 32, which has an anticipated repayment date (an “ARD Loan”), unless otherwise indicated, references herein to the applicable maturity date, original term or remaining term refer to the anticipated repayment date with respect to such ARD Loan, and such anticipated repayment date is treated as its maturity date for all purposes.

(3)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary below and Annex A-1 to the Prospectus.

(4)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the initial principal and interest payment during the term of the mortgage loan once amortization has commenced.

(5)	Excludes mortgage loans that are interest-only for the entire term.

(6)	For a detailed description of cash management, refer to “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Mortgaged Property Accounts—Lockbox Accounts” in the Prospectus.

(7)	CapEx Reserves include FF&E reserves for hotel properties.

(8)	Calculated only with respect to the Cut-off Date Balance of Loan No. 15 and mortgage loans secured by industrial, office, other, mixed use, retail and various type properties.

A-2-5

Collateral Characteristics

Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of IPB
Column(1)	11	14	$215,668,745	31.3%
UBS AG(2)	15	33	179,603,555	26.1
RREF(3)	13	14	104,884,027	15.2
CIBC	10	13	97,099,294	14.1
SGFC	6	6	91,753,381	13.3
Total:	55	80	$689,009,003	100.0%
(1)	Loan Nos. 7, 27, 44, 48 and 55 were originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column. Loan No. 24 was originated by Regions Bank and subsequently acquired by Column.

(2)	Loan No. 5 is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., UBS AG and Bank of America, N.A. Loan No. 40 was originated by an unrelated third party, Greystone Servicing Company LLC and subsequently acquired by UBS AG.

(3)	RREF acquired each of the mortgage loans it is selling to the depositor from BSPRT CMBS Finance, LLC.

Ten Largest Mortgage Loans

#	Loan Name	Loan Seller	No. of Properties	Cut-off Date Balance	% of IPB	Property Type	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
1	The Met Apartments	Column	1	$51,900,000	7.5%	Multifamily	2.25x	8.0%	66.7%	66.7%
2	Palm Beach Estates	SGFC	1	42,319,198	6.1	Multifamily	1.78x	11.4%	63.9%	58.6%
3	Towne Center East	Column	1	38,550,000	5.6	Retail	2.80x	9.4%	63.2%	63.2%
4	Farmers Insurance	Column	1	36,450,000	5.3	Office	1.82x	10.0%	63.8%	57.4%
5	ILPT Industrial Portfolio	UBS AG	11	34,320,000	5.0	Industrial	5.05x	14.8%	39.2%	39.2%
6	The Sunstone Apartments	Column	1	23,500,000	3.4	Multifamily	2.14x	7.6%	63.5%	63.5%
7	Duane Reade - Columbia University	Column	1	21,000,000	3.0	Retail	1.58x	6.8%	67.7%	67.7%
8	United Healthcare Office	UBS AG	1	20,000,000	2.9	Office	1.56x	10.2%	66.7%	63.7%
9	Patriots Crossing Apartments	UBS AG	1	20,000,000	2.9	Multifamily	1.61x	9.8%	72.5%	62.8%
10	Redwood Technology Center	UBS AG	1	20,000,000	2.9	Mixed Use	1.55x	9.7%	71.6%	65.5%
Top 3 Total/Weighted Average:			3	$132,769,198	19.3%		2.26x	9.5%	64.8%	63.1%
Top 5 Total/Weighted Average:			15	$203,539,198	29.5%		2.65x	10.5%	60.3%	58.1%
Top 10 Total/Weighted Average:			20	$308,039,198	44.7%		2.33x	9.9%	63.0%	60.3%
(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary below and Annex A-1 to the Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-6

Pari Passu Loan Summary

#	Loan Seller	Loan Name	Trust Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Combined Cut-off Date Balance	Lead Servicing Agreement	Master Servicer Under Lead Securitization	Special Servicer Under Lead Securitization
4	Column	Farmers Insurance	$36,450,000	$60,000,000	$96,450,000	CSAIL 2019-C17	Midland	Midland
5	UBS AG	ILPT Industrial Portfolio	$34,320,000	$180,080,000	$214,400,000	MSC 2019-L3(1)	Wells Fargo	Situs Holdings, LLC(2)
8	UBS AG	United Healthcare Office	$20,000,000	$26,800,000	$46,800,000	(3)	(3)	(3)
10	UBS AG	Redwood Technology Center	$20,000,000	$16,500,000	$36,500,000	(3)	(3)	(3)
14	UBS AG	Crimson Retail Portfolio	$16,556,250	$16,556,250	$33,112,500	CSAIL 2019-C18	Midland	Midland
15	SGFC	Presidential City	$15,000,000	$102,000,000	$117,000,000	SGCMS 2019-PREZ	Keybank	AEGON
23	RREF	Gatlin Retail Portfolio	$9,971,924	$13,736,326	$23,708,250	UBS 2019-C17	Wells Fargo	Rialto
31	UBS AG	Phoenix Industrial Portfolio II	$8,000,000	$60,000,000	$68,000,000	UBS 2019-C17	Wells Fargo	Rialto
38	RREF	Del Mar Terrace Apartments	$6,700,000	$9,500,000	$16,200,000	WFCM 2019-C52	Wells Fargo	LNR Partners, LLC
46	RREF	Courtyard by Marriott Secaucus	$4,981,802	$9,963,604	$14,945,406	UBS 2019-C17	Wells Fargo	Rialto

(1)	The initial directing holder is the holder of the related Note B until the occurrence of a control appraisal event under the related intercreditor agreement, at which time the directing holder will be the directing certificateholder (or other designated party) under the related lead servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

(2)	LNR Partners, LLC is the special servicer for the MSC 2019-L3 transaction; however, Situs Holdings, LLC is the special servicer solely with respect to the ILPT Industrial Portfolio Whole Loan.

(3)	The United Healthcare Office Whole Loan and the Redwood Technology Center Whole Loan are expected to be initially serviced under the CSAIL 2019-C18 pooling and servicing agreement until the securitization of the related Note A-1, after which the United Healthcare Office Whole Loan and the Redwood Technology Center Whole Loan Whole Loan will be serviced under the pooling and servicing agreement related to the securitization of related Note A-1, which is in each case expected to be the pooling and servicing agreement related to the UBS 2019-C18 transaction expected to close on December 20, 2019.

A-2-7

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Balance	% of IPB	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
Multifamily
	Garden	14	$204,461,031	29.7%	95.1%	2.14x	10.0%	65.5%	59.9%
	High Rise	1	15,000,000	2.2	94.5%	4.30x	15.5%	30.8%	30.8%
	Multifamily Total	15	$219,461,031	31.9%	95.1%	2.29x	10.4%	63.1%	57.9%
Retail
	Anchored	11	$128,162,768	18.6%	96.7%	2.05x	9.9%	67.5%	60.0%
	Single Tenant	7	49,398,911	7.2	100.0%	1.73x	8.4%	64.4%	62.1%
	Unanchored	3	15,750,049	2.3	95.4%	1.75x	10.8%	60.6%	52.6%
	Shadow Anchored	1	6,305,000	0.9	62.0%	2.19x	10.1%	65.0%	65.0%
	Retail Total	22	$199,616,728	29.0%	96.3%	1.95x	9.6%	66.1%	60.1%
Industrial
	Warehouse/Distribution	11	$34,320,000	5.0%	100.0%	5.05x	14.8%	39.2%	39.2%
	Warehouse	5	23,795,802	3.5	94.2%	1.72x	10.8%	70.8%	59.1%
	Manufacturing	3	16,576,434	2.4	100.0%	1.42x	10.3%	66.5%	50.8%
	Flex	1	4,850,000	0.7	100.0%	1.72x	10.8%	69.3%	56.5%
	Industrial Total	20	$79,542,235	11.5%	98.3%	3.09x	12.4%	56.2%	48.6%
Office
	Suburban	5	$77,388,650	11.2%	98.1%	1.70x	10.1%	66.8%	59.4%
	Office Total	5	$77,388,650	11.2%	98.1%	1.70x	10.1%	66.8%	59.4%
Hotel
	Extended Stay	2	$22,580,781	3.3%	78.8%	1.94x	12.7%	67.6%	54.4%
	Limited Service	3	15,967,090	2.3	67.2%	2.07x	14.7%	61.4%	48.2%
	Full Service	1	9,000,000	1.3	72.3%	4.68x	22.5%	43.9%	43.9%
	Hotel Total	6	$47,547,871	6.9%	73.7%	2.50x	15.2%	61.0%	50.3%
Mixed Use
	Office/Retail	3	$23,894,401	3.5%	95.1%	1.53x	9.7%	71.3%	64.1%
	Retail/Office	1	3,150,000	0.5	90.4%	1.79x	11.7%	53.0%	45.1%
	Mixed Use Total	4	$27,044,401	3.9%	94.5%	1.56x	9.9%	69.2%	61.9%
MHC
	MHC	6	$26,808,087	3.9%	86.5%	1.59x	9.0%	65.9%	57.9%
	MHC Total	6	$26,808,087	3.9%	86.5%	1.59x	9.0%	65.9%	57.9%
Other
	Leased Fee	2	$11,600,000	1.7%	95.5%	1.52x	7.7%	71.6%	71.6%
	Other Total	2	$11,600,000	1.7%	95.5%	1.52x	7.7%	71.6%	71.6%
Total / Wtd. Avg.:		80	$689,009,003	100.0%	94.3%	2.16x	10.6%	63.9%	57.5%

(1)	This table presents information relating to the mortgaged properties and not mortgage loans. The information for mortgage loans secured by more than one mortgaged property is based on the allocated loan amounts set forth in Annex A-1 to the Prospectus.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-8

Mortgaged Properties by Location(1)

State	Number of Properties	Cut-off Date Balance	% of IPB	Weighted Average
				Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)	Maturity Date LTV(2)
NV	3	$95,400,000	13.8%	94.5%	2.08x	8.4%	65.9%	65.3%
TX	6	87,875,390	12.8	94.9%	1.68x	10.5%	68.2%	59.7%
CA	4	73,050,000	10.6	95.9%	2.22x	9.5%	65.2%	62.2%
NY	7	54,495,587	7.9	96.9%	1.72x	8.9%	61.9%	59.2%
MI	4	48,134,688	7.0	97.9%	1.76x	10.1%	65.4%	57.4%
NC	5	43,335,006	6.3	88.6%	1.73x	11.4%	67.5%	52.8%
AZ	4	30,689,183	4.5	87.5%	3.88x	15.0%	50.1%	46.0%
PA	5	29,161,834	4.2	97.2%	3.23x	12.8%	46.5%	43.9%
KY	2	22,578,706	3.3	97.3%	2.00x	10.4%	68.7%	60.1%
LA	2	20,799,423	3.0	91.3%	1.44x	8.8%	71.6%	57.5%
IL	1	17,750,000	2.6	92.5%	1.82x	11.2%	69.6%	57.1%
OH	3	16,879,020	2.4	96.9%	2.92x	12.3%	62.7%	53.3%
NH	1	14,978,465	2.2	92.8%	1.75x	10.8%	74.2%	59.0%
FL	3	14,668,232	2.1	93.3%	1.78x	10.8%	67.3%	58.3%
SC	2	14,200,000	2.1	98.6%	1.56x	9.5%	69.6%	58.9%
VA	2	13,373,133	1.9	81.3%	4.80x	20.0%	42.4%	42.4%
IN	4	12,385,316	1.8	100.0%	5.05x	14.8%	39.2%	39.2%
CT	2	12,008,094	1.7	91.2%	1.75x	10.2%	70.6%	64.3%
WI	3	9,117,503	1.3	98.5%	1.56x	9.7%	69.5%	58.4%
MO	2	9,026,752	1.3	94.2%	3.03x	10.7%	57.7%	57.7%
MN	4	8,788,621	1.3	100.0%	1.41x	9.5%	69.9%	56.8%
OK	1	8,750,000	1.3	76.0%	1.96x	13.3%	63.9%	51.8%
NE	1	8,250,000	1.2	100.0%	1.84x	8.2%	67.6%	67.6%
GA	3	6,909,750	1.0	100.0%	1.53x	9.0%	73.9%	62.6%
NJ	1	4,981,802	0.7	75.5%	1.96x	15.5%	58.6%	42.8%
AL	2	3,942,433	0.6	99.0%	1.45x	10.2%	68.1%	52.3%
KS	1	3,590,049	0.5	100.0%	1.46x	8.6%	66.5%	53.0%
IA	1	2,039,123	0.3	100.0%	5.05x	14.8%	39.2%	39.2%
MD	1	1,850,896	0.3	100.0%	5.05x	14.8%	39.2%	39.2%
Total/ Wtd. Avg.:	80	$689,009,003	100.0%	94.3%	2.16x	10.6%	63.9%	57.5%
(1)	This table presents information relating to the mortgaged properties and not mortgage loans. The information for mortgage loans secured by more than one mortgaged property is based on the allocated loan amounts set forth in Annex A-1 to the Prospectus.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-9

Cut-off Date Principal Balance

				Weighted Average
Range of Cut-off Date Principal Balances	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
$2,062,500 - $9,999,999	33	$206,167,265	29.9%	4.2090%	117	2.14x	11.6%	64.7%	55.6%
$10,000,000 - $19,999,999	12	174,802,539	25.4	4.1349%	119	1.91x	10.6%	64.7%	54.9%
$20,000,000 - $29,999,999	5	104,500,000	15.2	4.2103%	107	1.70x	8.8%	68.2%	64.6%
$30,000,000 - $39,999,999	3	109,320,000	15.9	3.1151%	118	3.18x	11.3%	55.9%	53.7%
$40,000,000 - $51,900,000	2	94,219,198	13.7	3.8891%	92	2.04x	9.5%	65.4%	63.1%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Mortgage Interest Rates

				Weighted Average
Range of Mortgage Interest Rates	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
2.6533% - 3.4999%	6	$169,970,000	24.7%	3.1695%	118	3.46x	11.3%	54.8%	54.8%
3.5000% - 3.9999%	8	109,937,357	16.0	3.7893%	118	1.71x	10.0%	67.0%	57.2%
4.0000% - 4.2499%	18	178,954,472	26.0	4.1212%	119	1.81x	10.5%	69.2%	58.9%
4.2500% - 4.4999%	13	93,337,470	13.5	4.3811%	114	1.73x	10.4%	64.1%	55.6%
4.5000% - 4.7499%	7	102,315,906	14.8	4.5241%	94	1.72x	10.6%	65.4%	59.3%
4.7500% - 4.9999%	1	20,000,000	2.9	4.9795%	58	1.56x	10.2%	66.7%	63.7%
5.0000% - 5.2800%	2	14,493,797	2.1	5.0559%	119	1.59x	8.8%	67.8%	66.1%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
60	3	$69,319,198	10.1%	4.6272%	59	1.75x	10.9%	64.2%	60.1%
120	52	619,689,804	89.9	3.8999%	119	2.21x	10.5%	63.9%	57.2%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-10

Remaining Term to Maturity

				Weighted Average
Range of Remaining Term to Maturity	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
58 - 84	3	$69,319,198	10.1%	4.6272%	59	1.75x	10.9%	64.2%	60.1%
85 - 119	47	570,489,804	82.8	3.8767%	119	2.25x	10.5%	63.8%	57.4%
120	5	49,200,000	7.1	4.1690%	120	1.79x	11.1%	64.9%	55.3%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
Interest Only	14	$256,925,000	37.3%	3.5979%	117	2.98x	10.8%	57.5%	57.5%
300	3	19,649,401	2.9	4.3306%	119	1.50x	11.2%	65.7%	48.0%
360	38	412,434,601	59.9	4.1898%	110	1.68x	10.4%	67.9%	57.9%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Remaining Amortization Term in Months

				Weighted Average
Range of Remaining Amortization Term in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
Interest Only	14	$256,925,000	37.3%	3.5979%	117	2.98x	10.8%	57.5%	57.5%
298 - 300	3	19,649,401	2.9	4.3306%	119	1.50x	11.2%	65.7%	48.0%
301 - 359	17	171,065,851	24.8	4.2784%	104	1.72x	10.9%	68.0%	56.3%
360	21	241,368,750	35.0	4.1269%	114	1.66x	10.1%	67.8%	59.1%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-11

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
Interest Only	14	$256,925,000	37.3%	3.5979%	117	2.98x	10.8%	57.5%	57.5%
IO-Balloon	19	224,618,750	32.6	4.1159%	113	1.64x	10.0%	68.4%	59.7%
Balloon	21	199,465,253	28.9	4.2977%	106	1.71x	11.1%	67.6%	55.3%
IO-Balloon, ARD	1	8,000,000	1.2	3.9200%	120	1.75x	10.4%	54.8%	49.7%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Interest Only Periods

				Weighted Average
Range of Interest Only Periods	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
None	21	$199,465,253	28.9%	4.2977%	106	1.71x	11.1%	67.6%	55.3%
12 - 48	16	159,968,750	23.2	4.1948%	111	1.60x	9.9%	69.4%	59.7%
49 - 60	5	79,650,000	11.6	3.9617%	113	1.77x	10.1%	64.2%	58.6%
120	13	249,925,000	36.3	3.5757%	119	3.01x	10.8%	57.5%	57.5%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten Net Cash Flow DSCRs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
1.31x - 1.49x	13	$107,340,009	15.6%	4.1887%	119	1.41x	8.9%	71.4%	58.7%
1.50x - 1.74x	12	130,922,637	19.0	4.4207%	109	1.57x	9.1%	69.3%	63.2%
1.75x - 1.99x	19	247,415,111	35.9	4.1470%	109	1.83x	11.0%	65.0%	56.4%
2.00x - 2.99x	7	138,311,246	20.1	3.4851%	116	2.37x	9.0%	64.5%	63.5%
3.00x - 11.11x	4	65,020,000	9.4	3.0920%	118	5.45x	18.0%	35.5%	35.5%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-12

LTV Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTVs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
16.2% - 49.9%	4	$65,020,000	9.4%	3.0920%	118	5.45x	18.0%	35.5%	35.5%
50.0% - 59.9%	7	52,352,379	7.6	4.2535%	111	1.90x	11.8%	55.7%	47.4%
60.0% - 64.9%	10	189,124,323	27.4	3.8779%	105	2.04x	9.9%	63.1%	59.5%
65.0% - 69.9%	19	210,083,978	30.5	4.0849%	113	1.81x	9.4%	67.8%	61.1%
70.0% - 78.6%	15	172,428,323	25.0	4.1884%	119	1.57x	9.6%	73.3%	62.3%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

LTV Ratios as of the Maturity Date

				Weighted Average
Range of Maturity Date LTVs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
16.2% - 49.9%	11	$113,311,540	16.4%	3.5769%	118	3.91x	15.5%	44.2%	39.9%
50.0% - 59.9%	23	245,076,910	35.6	4.1699%	107	1.72x	10.6%	67.0%	56.6%
60.0% - 64.9%	14	203,690,553	29.6	3.9321%	113	1.90x	9.3%	68.3%	62.4%
65.0% - 71.6%	7	126,930,000	18.4	4.0127%	119	1.88x	8.2%	68.6%	67.0%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
Defeasance	43	$452,694,503	65.7%	4.1842%	115	1.82x	10.3%	66.1%	57.7%
Defeasance or Yield Maintenance	4	148,270,000	21.5	3.1485%	119	3.02x	9.9%	58.9%	58.9%
Yield Maintenance	8	88,044,500	12.8	4.2763%	90	2.49x	12.9%	61.3%	54.2%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)	Maturity Date LTV(1)
Refinance	34	$373,080,555	54.1%	4.2618%	108	2.00x	11.0%	64.2%	56.5%
Acquisition	19	265,052,197	38.5	3.7493%	118	2.05x	9.5%	66.2%	61.1%
Recapitalization	1	34,320,000	5.0	2.6533%	119	5.05x	14.8%	39.2%	39.2%
Refinance/Acquisition	1	16,556,250	2.4	3.7860%	119	1.83x	10.8%	72.5%	61.5%
Total/Wtd. Avg.:	55	$689,009,003	100.0%	3.9731%	113	2.16x	10.6%	63.9%	57.5%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

A-2-13

Previous Securitization History(1)

No.	Loan / Property Name	Location	Property Type	Previous Securitization
1	The Met Apartments	Las Vegas, NV	Multifamily	FREMF 2018-KF44
3	Towne Center East	Signal Hill, CA	Retail	JPMCC 2010-C2
6	The Sunstone Apartments	Las Vegas, NV	Multifamily	FREMF 2017-KF35
8	United Healthcare Office	Las Vegas, NV	Office	JPMBB 2014-C26
15	Presidential City	Philadelphia, PA	Multifamily	NCMS 2018-PREZ
20	1447 Enterprise Boulevard	Kinston, NC	Industrial	JPMCC 2007-C1
38	Del Mar Terrace Apartments	Phoenix, AZ	Multifamily	MSCR 2016-MDN2
40	Alma Elliot Square Shopping Center	Chandler, AZ	Retail	BSCMS 2006-PW11
46	Courtyard by Marriott Secaucus	Secaucus, NJ	Hotel	BSPRT 2018-FL3

(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database. While loans secured by the above mortgaged properties may have been securitized multiple times in prior transactions, mortgage loans in this securitization are only listed in the above chart if the mortgage loan in this securitization paid off a loan in another securitization.

Additional Subordinate and Mezzanine Debt Summary

No.	Loan Name	Cut-off Date Balance	% of IPB	Subordinate Debt Cut-off Date Balance	Mezzanine Cut-off Date Balance	Mortgage Loan UW NCF DSCR(1)(2)	Total Debt UW NCF DSCR(2)(3)	Mortgage Loan Cut-off Date LTV(1)	Total Debt Cut-off Date LTV(3)
5	ILPT Industrial Portfolio	$34,320,000	5.0%	$135,600,000	NAP	5.05x	2.47x	39.2%	64.0%
8	United Healthcare Office	20,000,000	2.9	NAP	$6,000,000	1.56x	1.30x	66.7%	75.2%
15	Presidential City	15,000,000	2.2	$100,600,000	$72,400,000	4.30x	1.41x	30.8%	76.3%
Total:		$69,320,000	10.1%

(1)	Mortgage Loan Cut-off Date LTV and Mortgage Loan UW NCF DSCR calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s).

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(3)	Total Debt Cut-off Date LTV and Total Debt UW NCF DSCR calculations include the related pari passu companion loan(s), any related subordinate loan(s) and/or any mezzanine loan(s).

A-2-14

Structural Overview

Order of Distribution:

On each Distribution Date, funds available for distribution from the mortgage loans, net of specified trust expenses, yield maintenance charges, prepayment premiums and excess interest distributable to the Class Z certificates, will be distributed in the following amounts and order of priority (in each case to the extent of remaining available funds):

First: To interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: To the extent of funds allocated to principal and available for distribution: (i) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the scheduled principal balance for the related distribution date set forth in Annex E to the Prospectus, (ii) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (iii) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (iv) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (v) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero and (vi) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero. If the certificate balance of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, based on their respective certificate balances, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third: To reimburse the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class.

Fourth: (i) first, to interest on the Class A-S certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Fifth: (i) first, to interest on the Class B certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

A-2-15

Order of Distribution (continued):

Sixth: (i) first, to interest on the Class C certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Seventh: After the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class A-S, Class B and Class C certificates are paid all amounts to which they are entitled, the remaining funds available for distribution will be used to pay interest and principal and to reimburse any unreimbursed losses to the Class D, Class E, Class F, Class G and Class NR-RR certificates sequentially in that order in a manner analogous to that described in clause sixth above with respect to the Class C certificates, until the certificate balance of each such class is reduced to zero.

For more detailed information regarding the distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions” in the Prospectus.

Realized Losses:	The certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR-RR certificates will each be reduced without distribution on any Distribution Date as a write-off to the extent of any loss realized on the mortgage loans allocated to such class of certificates on such Distribution Date. On each Distribution Date, any such write-offs will be applied to such classes of certificates in the following order, in each case until the related certificate balance is reduced to zero: first, to the Class NR-RR certificates; second, to the Class G certificates; third, to the Class F certificates; fourth, to the Class E certificates; fifth, to the Class D certificates; sixth, to the Class C certificates; seventh, to the Class B certificates; eighth, to the Class A-S certificates; and, finally, pro rata, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, based on their then-current respective certificate balances. The notional amount of the Class X-A certificates will be reduced to reflect reductions in the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-B certificates will be reduced to reflect reductions in the certificate balances of the Class B and Class C certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-D certificates will be reduced to reflect reductions in the certificate balances of the Class D and Class E certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-F certificates will be reduced to reflect reductions in the certificate balance of the Class F certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-G certificates will be reduced to reflect reductions in the certificate balance of the Class G certificates resulting from allocations of losses realized on the mortgage loans.

A-2-16

Prepayment Premiums and Yield Maintenance Charges:

On each Distribution Date, yield maintenance charges, if any, collected on the mortgage loans during the one-month period ending on the related Determination Date is required to be distributed to certificateholders (excluding the holders of the Class X-F, Class X-G, Class F, Class G, Class NR-RR, Class Z and Class R certificates) as follows: (1) pro rata, between (x) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A and Class A-S certificates, and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class X-D, Class B, Class C, Class D and Class E certificates, based upon the aggregate amount of principal distributed to the classes of principal balance certificates in each YM Group on such Distribution Date, and (2) as among the respective classes of principal balance certificates in each YM Group in the following manner: (A) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of principal balance certificates in such YM Group with a certificate balance in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of principal balance certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the certificates in such YM Group with certificate balances on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of principal balance certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group; and (B) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of principal balance certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, on a pro rata basis in accordance with their respective reductions in their notional amounts on such Distribution Date to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the pass-through rate on such class of certificates and (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the mortgage loan rate on such mortgage loan (or serviced whole loan) and (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the mortgage loan rate on the related mortgage loan and (y) the pass-through rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided, however, that if such discount rate is greater than or equal to the mortgage loan rate, but less than the pass-through rate, the fraction will be one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for mortgage loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the mortgage loan or, for mortgage loans that only have a prepayment premium based on a fixed percentage of the principal balance of the mortgage loan, such other discount rate as may be specified in the related loan documents.

A-2-17

Prepayment Premiums and Yield Maintenance Charges (continued):	No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-F, Class X-G, Class F, Class G, Class NR-RR, Class Z or Class R certificates. Instead, after the notional amounts of the Class X-A, Class X-B and Class X-D certificates and the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the mortgage loans will be distributed to holders of the Class X-D certificates, regardless of whether the notional amount of the Class X-D certificates has been reduced to zero. For a description of prepayment premiums and yield maintenance charges required on the mortgage loans, see Annex A-1 to the Prospectus. See also “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments” in the Prospectus. Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the mortgage loans as of the related Determination Date. See also “Description of the Certificates—Distributions” in the Prospectus.
Advances:	The master servicer and, if the master servicer fails to do so, the trustee, will be obligated to make (i) P&I advances with respect to each mortgage loan in the issuing entity and (ii) with respect to each mortgage loan (other than the non-serviced mortgage loans) and serviced whole loan, servicing advances, including paying delinquent real estate taxes, assessments and hazard insurance premiums, but only to the extent that those advances are not deemed nonrecoverable from collections on the related mortgage loan (or, if applicable, the related serviced whole loan) and, in the case of P&I advances, subject to reduction in connection with any appraisal reduction amounts that may occur. The special servicer will have no obligation to make servicing advances; provided that with respect to a specially serviced loan, the special servicer will be entitled to make a servicing advance in an urgent or emergency situation, and the master servicer will be required to reimburse the special servicer for such advance, with interest; provided that the advance is not determined by the master servicer to be nonrecoverable. Notwithstanding the foregoing, servicing advances for the non-serviced mortgage loans will be made by the parties to, and pursuant to, the applicable lead servicing agreement.
Appraisal Reduction Amounts:	An appraisal reduction amount generally will be created with respect to a required appraisal loan (which is a serviced mortgage loan (or serviced whole loan, if applicable)) as to which certain defaults, modifications or insolvency events have occurred (as further described in the Prospectus) in the amount, if any, by which the principal balance of such required appraisal loan, exceeds 90% of the appraised value of the related mortgaged property (as determined by one or more appraisals obtained by the special servicer) plus certain escrows and reserves (including letters of credit) held with respect to such required appraisal loan (net of other amounts overdue or advanced in connection with such required appraisal loan). In general, subject to the discussion in the succeeding paragraph, any appraisal reduction amount calculated with respect to a whole loan will be allocated to the related mortgage loan and any related pari passu companion loan(s) on a pro rata basis in accordance with their respective outstanding principal balances. In the case of the non-serviced mortgage loans, any appraisal reduction amounts will be calculated pursuant to, and by a party to, the related lead servicing agreement. As a result of an appraisal reduction amount being calculated for and/or allocated to a given mortgage loan, the interest portion of any P&I advance for such mortgage loan will be reduced, which will have the effect of reducing the amount of interest available for distribution to the most subordinate class(es) of certificates (exclusive of the Class Z and Class R certificates) then outstanding (i.e., first to the Class NR-RR certificates, then to the Class G certificates, then to the Class F certificates, then to the Class E certificates,

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Appraisal Reduction Amounts (continued):

then to the Class D certificates, then to the Class C certificates, then to the Class B certificates, then to the Class A-S certificates, and then, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F and Class X-G certificates). In general, a mortgage loan (or whole loan, if applicable) serviced under the pooling and servicing agreement for this transaction will cease to be a required appraisal loan, and no longer be subject to an appraisal reduction amount, when the same has ceased to be a specially serviced loan (if applicable), has been brought current for at least three consecutive months and no other circumstances exist that would cause such serviced loan to be a required appraisal loan.

Appraisal reduction amounts with respect to the ILPT Industrial Portfolio whole loan will be allocated to notionally reduce the outstanding principal balance of the related subordinate companion loan(s) prior to any pro rata allocation to the related mortgage loan and each related pari passu companion loans.

At any time an appraisal is ordered under the pooling and servicing agreement with respect to a property that would result in an appraisal reduction amount with respect to a mortgage loan that would result in a change in the controlling class, certain certificateholders will have a right to request a new appraisal as described in the Prospectus.

Age of Appraisals:	Appraisals (which can be an update of a prior appraisal) with respect to a mortgage loan serviced under the pooling and servicing agreement are required to be no older than 6 months for purposes of determining appraisal reduction amounts, market value, and other calculations as described in the Prospectus.
Sale of Defaulted Loans:	There will be no “Fair Market Value Purchase Option”, instead defaulted loans will be sold in a process similar to the sale process for REO property.
Cleanup Call:	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in the Prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in the Prospectus. If the aggregate certificate balances of all certificates (excluding the Class X certificates, the Class Z certificates and the Class R certificates) senior to the Class F certificates, and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero or the master servicer has consented, the issuing entity could also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class Z and Class R certificates), for the mortgage loans, but all of the holders of those classes of outstanding certificates (excluding the Class Z and Class R certificates) would have to voluntarily participate in the exchange.

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Directing Certificateholder / Directing Holder:

The “Directing Certificateholder” will generally be the controlling class certificateholder or other representative designated by the holder(s) of at least a majority of the voting rights of the controlling class. The controlling class is the most subordinate class of the Class G and Class NR-RR certificates (the “Control Eligible Certificates”) that has an aggregate certificate balance, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocated to such class, that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or if no class of Control Eligible Certificates meets the preceding requirement, the most senior class of Control Eligible Certificates. The controlling class as of the Closing Date will be the Class NR-RR certificates. At any time when Class G is the controlling class, the majority Class G certificateholders may elect under certain circumstances to opt-out from its rights under the pooling and servicing agreement. See “Pooling and Servicing Agreement—The Directing Holder” in the Prospectus. No other class of certificates will be eligible to act as the controlling class or appoint a Directing Certificateholder.

It is anticipated that RREF III-D CSAIL 2019-C18 MOA-HRR, LLC will be the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan, any applicable excluded loan the United Healthcare Office whole loan and the Redwood Technology Center whole loan).

The “Directing Holder” will initially be:

(a) with respect to any mortgage loan (other than a non-serviced mortgage loan or a servicing shift mortgage loan), the directing certificateholder; and

(b) with respect to any servicing shift whole loan, (i) prior to the related servicing shift securitization date, the “controlling holder”, the “directing certificateholder”, the “directing holder”, the “directing lender” or any analogous concept under the related intercreditor agreement and (ii) on and after the related servicing shift securitization date, the “directing certificateholder” or equivalent entity under the related pooling and servicing agreement.

The initial Directing Holder with respect to the United Healthcare Office whole loan and the Redwood Technology Center whole loan is UBS AG as the holder of the related controlling companion loan.

For a description of the directing holder for the Non-Serviced Whole Loans, see “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Control/Consultation Rights:	The Directing Holder will be entitled to have consultation and approval rights with respect to certain decisions (including with respect to assumptions, waivers, loan modifications and workouts). So long as a Control Termination Event does not exist, the Directing Holder will be entitled to direct the special servicer to take, or refrain from taking, certain actions that would constitute major decisions with respect to a mortgage loan or whole loan serviced under the pooling and servicing agreement and will also have the right to notice and to consent to certain actions that would constitute major decisions that the master servicer or the special servicer plan on taking with respect to any such mortgage loan or serviced whole loan subject to the servicing standard and other restrictions as described in the Prospectus. During a Control Termination Event and until the occurrence of a Consultation Termination Event, all of the rights of the Directing Holder will terminate other than a right to consult with respect to the major decisions and other matters as to which it previously had approval rights. During an Operating Advisor Consultation Event, the operating advisor will be entitled to consult with the special servicer with respect to certain major decisions on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, as if those certificateholders and, with respect to a serviced pari passu companion loan, the related pari passu companion loan holder(s) constituted a single lender.

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Control/Consultation Rights (continued):

A “Control Termination Event” will occur when (i) no class of Control Eligible Certificates exists that has a certificate balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) that is at least equal to 25% of the initial certificate balance of such class; (ii) such mortgage loan or whole loan is an excluded loan; or (iii) a holder of the Class G certificates becomes the majority controlling class certificateholder and irrevocably waives its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder; provided that no Control Termination Event may occur with respect to the Directing Holder related to a servicing shift whole loan and the term “Control Termination Event” will not be applicable to the Directing Holder related to such servicing shift whole loan; and provided, further, that a Control Termination Event shall not be deemed continuing in the event that the certificate balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the mortgage loans. The “Cumulative Appraisal Reduction Amount” as of any date of determination for any mortgage loan, is equal to the sum of (i) all appraisal reduction amounts then in effect, and (ii) with respect to any AB Modified Loan, any collateral deficiency amount then in effect. “AB Modified Loan” means any corrected loan (1) that became a corrected loan (which includes for purposes of this definition any non-serviced mortgage loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the lead servicing agreement governing the servicing of such non-serviced mortgage loan) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified mortgage loan and (2) as to which an appraisal reduction amount is not in effect.

A “Consultation Termination Event” will occur when (i) no class of Control Eligible Certificates exists where such class’ aggregate certificate balance is at least equal to 25% of the initial certificate balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts or (ii) a holder of the Class G certificates is the majority controlling class certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the pooling and servicing agreement; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to be continuing with respect to a successor holder of the Class G certificates that has not irrevocably waived its right to exercise any of the rights of the controlling class certificateholder.

With respect to any excluded loan, a Consultation Termination Event shall be deemed to exist with respect to such excluded loan at all times. With respect to each non-serviced whole loan, so long as a Consultation Termination Event does not exist, the Directing Certificateholder for this transaction will have certain consultation rights with respect to certain major decisions regarding the non-serviced whole loans, and the applicable directing holder or directing certificateholder (or equivalent entity) pursuant to the related lead servicing agreement or co-lender agreement will have consultation, approval and direction rights, with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) regarding such non-serviced whole loan, as provided for in the related co-lender agreement and in the related lead servicing agreement, and as described under “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

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Control/Consultation Rights (continued):	Notwithstanding any contrary description set forth above, in the event that, with respect to any mortgage loan, the Directing Holder or any controlling class certificateholder is a Borrower Party (any of the above, as applicable, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder will not have any consultation or approval rights with respect to such mortgage loan and will have no right to receive asset status reports or such other information as may be specified in the pooling and servicing agreement. A “Borrower Party” is a borrower, a mortgagor, a manager of a mortgaged property or the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, a person controlling or controlled by or under common control with the foregoing or any other such person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager of a mortgaged property or mezzanine lender.
Risk Retention Consultation Party:	The risk retention consultation party will be the party selected by the holder or holders of more than 50% of the VRR Interest. RREF III-D CSAIL 2019-C18 MOA, LLC is expected to be appointed as the initial risk retention consultation party with respect to the pooled mortgage loans. Except with respect to an excluded loan as to such party, the risk retention consultation party will have certain non-binding consultation rights with respect to certain matters relating to specially serviced loans.
Servicing Standard:

Each of the mortgage loans (other than the non-serviced mortgage loans) and serviced whole loan(s) will be serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. In all circumstances, each of the master servicer and the special servicer are obligated to act in the best interests of the certificateholders (and, in the case of a serviced whole loan, the holder of the related serviced companion loan) as a collective whole as if such certificateholders (and, if applicable, such companion loan holder), constituted a single lender (taking into account the pari passu or subordinate nature of any related companion loan(s)). The special servicer is required to determine the effect on net present value of various courses of action (including workout or foreclosure), using the Calculation Rate as the discount rate, and pursue the course of action that it determines would maximize recovery on a net present value basis.

“Calculation Rate” means:

(a) for principal and interest payments on a mortgage loan or proceeds from the sale of a defaulted loan, the highest of (i) the rate determined by the master servicer or the special servicer, as applicable, that approximates the market rate that would be obtainable by borrowers on similar debt of the borrowers as of such date of determination, (ii) the mortgage loan rate and (iii) the yield on 10-year US treasuries; and

(b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or update of such appraisal).

Termination of Special Servicer:

Except as limited by certain conditions described in the Prospectus, the special servicer may generally be replaced, prior to a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder provides a replacement special servicer that meets the requirements of the pooling and servicing agreement.

During a Control Termination Event, the holders of at least 25% of the voting rights of the principal balance certificates may request a vote to replace the special servicer. The subsequent vote may result in the termination and replacement of such special servicer if, within 180 days of the initial request for that vote, the holders of (a) at least 66-2/3% of a “certificateholder quorum” (holders of certificates evidencing at least 75% of the aggregate voting rights (taking into account the application of realized losses) of the certificates (other than the Class X-A, Class X-B, Class X-D,

A-2-22

Termination of Special Servicer (continued):

Class X-F, Class X-G, Class Z and Class R certificates)), or (b) more than 50% of the voting rights of each class of certificates other than any Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class Z and Class R certificates (but in the case of this clause (b) only such classes of principal balance certificates that, in each case, have an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocated to such class, equal to or greater than 25% of the initial certificate balance of such class, minus all payments of principal made on such class of certificates), vote affirmatively to so replace such special servicer.

The operating advisor may also recommend the replacement of the special servicer at any time as described in “Operating Advisor” below.

Excluded Special Servicer:	In the event that the special servicer obtains knowledge that it is a Borrower Party with respect to any mortgage loan (other than any non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer of such mortgage loan (an “Excluded Special Servicer Loan”), and, if no Control Termination Event is continuing, the Directing Holder or the majority controlling class certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the pooling and servicing agreement (an “Excluded Special Servicer”) with respect to such Excluded Special Servicer Loan unless such Excluded Special Servicer Loan is also an excluded loan with respect to such Directing Holder or, if the Directing Holder is the Directing Certificateholder, the holder of the majority of the controlling class, in which case the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer.
Servicing Compensation:

Modification Fees: Certain fees resulting from modifications, amendments, waivers or other changes to the terms of the loan documents, as more fully described in the Prospectus, will be used to offset expenses on the related serviced mortgage loan (i.e., a mortgage loan other than a non-serviced mortgage loan) or serviced whole loan, if applicable (i.e., reimburse the trust for certain expenses including unreimbursed advances and interest on unreimbursed advances previously incurred (other than special servicing fees, workout fees and liquidation fees) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, but not yet reimbursed to the trust or servicers), or to pay expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding, in each case unless as part of the written modification the related borrower is required to pay these amounts on a going forward basis or in the future). Any excess modification fees not so applied to offset expenses will be available as compensation to the master servicer and/or special servicer. Within any prior 12-month period, all excess modification fees earned by the master servicer or by the special servicer (after taking into account the offset described below applied during such 12-month period) with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of such mortgage loan after giving effect to such transaction and (ii) $25,000.

All excess modification fees earned by the special servicer will be required to offset any future workout fees or liquidation fees payable with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, or related REO property; provided that if the mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceases being a corrected loan, and is subject to a subsequent modification, any excess modification fees earned by the special servicer prior to such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceasing to be a corrected loan will no longer be offset against future liquidation fees and workout fees unless such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceased to be a corrected loan within 12 months of it becoming a modified mortgage loan (or modified whole loan, if applicable).

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Servicing Compensation (continued):

Penalty Charges: All late fees and default interest will first be used to reimburse certain expenses previously incurred with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable (other than special servicing fees, workout fees and liquidation fees) but not yet reimbursed to the trust, the master servicer or the special servicer or to pay certain expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, and any excess received with respect to a serviced loan will be paid to the master servicer (for penalty charges accrued while a non-specially serviced loan), and the special servicer (for penalty charges accrued while a specially serviced loan). To the extent any amounts reimbursed out of penalty charges are subsequently recovered on a related serviced loan, they will be paid to the master servicer or special servicer who would have been entitled to the related penalty charges that were previously used to reimburse such expense.

Liquidation / Workout Fees: Liquidation fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a liquidation fee of $1,000,000, for each mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan that is a specially serviced loan and any REO property, subject in any case to a minimum liquidation fee of $25,000, except that the liquidation fee will be zero with respect to certain liquidation events set forth in the pooling and servicing agreement, and the liquidation fee with respect to each mortgage loan or REO mortgage loan repurchased or substituted for after more than 180 days following the mortgage loan seller’s receipt of notice or discovery of a material breach or material defect will be in an amount equal to the liquidation fee rate described above of the outstanding principal balance of such mortgage loan or REO loan. For any mortgage loan (other than a non-serviced loan) or serviced whole loan that is a corrected loan, workout fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, from the date such serviced loan becomes a corrected loan through and including the then related maturity date; or in any case such higher rate as would result in a workout fee of $25,000 when applied to each expected payment of principal and interest (other than default interest) on any mortgage loan from the date such serviced loan becomes a corrected loan through and including the then related maturity date.

Notwithstanding the foregoing, in connection with a maturity default, no liquidation or workout fee will be payable in connection with a payoff or refinancing of the related serviced loan within 90 days of the maturity default.

Operating Advisor	The operating advisor will initially be Pentalpha Surveillance LLC. The operating advisor will have certain review and consultation rights relating to the performance of the special servicer and with respect to its actions taken in connection with the resolution and/or liquidation of specially serviced loans. With respect to each mortgage loan or serviced whole loan, the operating advisor will be responsible for: (a) reviewing the actions of the special servicer with respect to any specially serviced loan to the extent described in the Prospectus and required under the pooling and servicing agreement; (b) reviewing (i) all reports by the special servicer made available to privileged persons on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the pooling and servicing agreement and (ii) each asset status report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and final asset status report; (c) recalculating and reviewing for accuracy and consistency with the pooling and servicing agreement the mathematical calculations and the corresponding application of the non-discretionary

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Operating Advisor (continued):

portion of the applicable formulas required to be utilized in connection with appraisal reduction amounts, Cumulative Appraisal Reduction Amounts and collateral deficiency amounts, and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a specially serviced loan; and (d) preparing an annual report (if any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan was a specially serviced loan at any time during the prior calendar year if an Operating Advisor Consultation Event occurred during the prior calendar year) that sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the servicing standard with respect to its performance of its duties under the pooling and servicing agreement with respect to specially serviced loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to major decisions on non-specially serviced loans) during the prior calendar year on an “asset-level basis”. The operating advisor will identify (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the pooling and servicing agreement with respect to the resolution or liquidation of any specially serviced loan or REO property (other than with respect to any REO property related to any non-serviced mortgage loan) provided, however, that in the event the special servicer is replaced, the operating advisor annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such operating advisor annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of noncompliance with, or deviations from, the servicing standard or the special servicer’s obligations under the pooling and servicing agreement that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

With respect to each mortgage loan (other than any non-serviced mortgage loan) or serviced whole loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

−    to consult (on a non-binding basis) with the special servicer in respect of asset status reports; and

−    to consult (on a non-binding basis) with the special servicer to the extent it has received a major decision reporting package (telephonically or electronically) with respect to Major Decisions processed by the special servicer.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and will submit its formal recommendation to the trustee and the certificate administrator, with a copy to the special servicer (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any whole loan so long as the holder of the related companion loan is the Directing Holder under the related Intercreditor Agreement) and recommend a suggested replacement special servicer.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the report being posted to the certificate administrator’s website by an affirmative vote of holders of certificates evidencing at least a majority of a quorum of certificateholders (which, for

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Operating Advisor (continued):

this purpose, is the holders of certificates that (i) evidence at least 20% of the voting rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not affiliated with each other). In the event the holders of principal balance certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a rating agency confirmation from each of the rating agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related serviced pari passu companion loan securities.

An “Operating Advisor Consultation Event” will occur when (i) the Class NR-RR certificates have an aggregate certificate balance (as notionally reduced by any Appraisal Reduction Amounts allocable to the Class NR-RR certificates) is 25% or less of the initial aggregate certificate balance of the Class NR-RR certificates, or (ii) a Control Termination Event is continuing.

The operating advisor will generally have no rights or obligations with respect to any non-serviced whole loan.

Asset Representations Reviewer:	The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. An asset review will occur when either (1) mortgage loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period are delinquent loans or (2) at least 15 mortgage loans are delinquent loans as of the end of the applicable collection period and the outstanding principal balance of such delinquent loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period.
Replacement of the Asset Representations Reviewer:	The asset representations reviewer may be terminated and replaced without cause. Upon (i) the written direction of certificateholders evidencing not less than 25% of the voting rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an eligible asset representations reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all certificateholders and the asset representations reviewer of such request. Upon the written direction of certificateholders evidencing at least 75% of a certificateholder quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the pooling and servicing agreement, and the proposed successor asset representations reviewer will be appointed.
Dispute Resolution Provisions:

Each mortgage loan seller will be subject to the dispute resolution provisions set forth in the pooling and servicing agreement to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by a mortgage loan seller and such mortgage loan seller will be obligated

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Dispute Resolution Provisions (continued):

under the related mortgage loan purchase agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Generally, in the event that a repurchase request is not “Resolved” (as defined below) within 180 days after the related mortgage loan seller receives such repurchase request, then the enforcing servicer will be required to send a notice to the “initial requesting certificateholder” (if any) and to the certificate administrator who will make such notice available to all other certificateholders and certificate owners indicating the enforcing servicer’s intended course of action with respect to the repurchase request. Such notice will notify all certificateholders and certificate owners that in the event any certificateholder disagrees with the enforcing servicer’s intended course of action, the enforcing servicer will be required to follow the course of action agreed to and/or proposed by the majority of the responding certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the enforcing servicer’s intended course of action with respect to the repurchase request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the repurchase request and the initial requesting certificateholder, if any, or any other certificateholder or certificate owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the enforcing servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the repurchase request but the initial requesting certificateholder, if any, or any other certificateholder or certificate owner does not agree with the dispute resolution method selected by the enforcing servicer, then the initial requesting certificateholder, if any, or such other certificateholder or certificate owner may deliver a written notice to the enforcing servicer indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

“Resolved” means, with respect to a repurchase request, (i) that related material defect has been cured, (ii) the related mortgage loan has been repurchased in accordance with the related mortgage loan purchase agreement, (iii) a mortgage loan has been substituted for the related mortgage loan in accordance with the related mortgage loan purchase agreement, (iv) the applicable mortgage loan seller has paid a loss of value payment, (v) a contractually binding agreement is entered into between the enforcing servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related mortgage loan purchase agreement, or (vi) the related mortgage loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the pooling and servicing agreement.

Deal Website:

The Certificate Administrator will maintain a deal website including, but not limited to:

–      all special notices delivered

–      summaries of final asset status reports

–      all appraisals in connection with appraisal reduction amounts plus any subsequent appraisal updates

–      an “Investor Q&A Forum” and a voluntary investor registry

A-2-27

Mortgage Loan No. 1 — The Met Apartments

A-2-28

Mortgage Loan No. 1 — The Met Apartments

A-2-29

Mortgage Loan No. 1 — The Met Apartments

A-2-30

Mortgage Loan No. 1 — The Met Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$51,900,000	Title:	Fee
Cut-off Date Principal Balance:	$51,900,000	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	7.5%	Net Rentable Area (Units):	480
Loan Purpose:	Acquisition	Location:	Las Vegas, NV
Borrower:	BCORE MF Met LLC	Year Built / Renovated:	1990 / 2018 - 2019
Sponsor:	BREIT MF Holdings LLC	Occupancy:	91.9%
Interest Rate:	3.3910%	Occupancy Date:	10/28/2019
Note Date:	10/30/2019	Number of Tenants:	NAP
Maturity Date:	11/1/2029	2016 NOI(2):	N/A
Interest-only Period:	120 months	2017 NOI(2):	N/A
Original Term:	120 months	2018 NOI:	$3,545,843
Original Amortization:	None	TTM NOI(3)(4):	$3,808,473
Amortization Type:	Interest Only	UW Economic Occupancy:	92.0%
Call Protection:	YM0.5(25),Def or YM0.5(88),O(7)	UW Revenues:	$6,212,226
Lockbox(1):	Soft	UW Expenses:	$2,070,595
Additional Debt:	No	UW NOI(4):	$4,141,631
Additional Debt Balance:	N/A	UW NCF:	$4,021,631
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$77,800,000 / $162,083
Additional Future Debt Permitted:	No	Appraisal Date:	10/10/2019

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$108,125
Taxes:	$0	Springing	N/A	Maturity Date Loan Per Unit:	$108,125
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	66.7%
Replacement Reserves:	$0	Springing	$120,000	Maturity Date LTV:	66.7%
				UW NOI / UW NCF DSCR:	2.32x / 2.25x
				UW NOI / UW NCF Debt Yield:	8.0% / 7.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$51,900,000	66.6%	Purchase Price(7):	$77,000,000	98.8%
Sponsor Equity(6):	26,052,695	33.4	Closing Costs:	952,695	1.2
Total Sources:	$77,952,695	100.0%	Total Uses:	$77,952,695	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.
(2)	Historical cash flows are unavailable as the property was acquired by the sponsor at origination.
(3)	Represents the trailing twelve months ending August 31, 2019.
(4)	Underwritten rents in place are based on the October 28, 2019 rent roll which reflects an average monthly rent of $1,052 per occupied unit compared to $1,026 in the TTM due to the turning of renovated units.
(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	Includes approximately $23.4 million of cash equity contributed by BREIT MF Holdings LLC (90% of the total sponsor equity) and the Kennedy Wilson Investment Company deemed equity contribution of approximately $2.6 million (10% of the total sponsor equity).
(7)	The property secured a mortgage loan that was previously securitized in FREMF 2018-KF44.

A-2-31

Mortgage Loan No. 1 — The Met Apartments

The Loan. The Met Apartments loan is a $51.9 million first mortgage loan secured by the fee interest in a 480-unit, garden-style, multifamily property located in Las Vegas, Nevada. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is BCORE MF Met LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is owned 90.0% by BREIT MF Holdings LLC and 10.0% by affiliates of Kennedy Wilson Investment Company (“KW”).

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is BREIT MF Holdings LLC, which is majority owned by Blackstone Real Estate Income Trust, Inc. (“BREIT”). The guarantor’s full recourse obligations with respect to the borrower filing a voluntary petition under the bankruptcy code without the lender’s consent are capped at 20% of the principal balance of the loan. BREIT is a non-traded REIT that was formed in November 2015, and is focused on investing in mostly stabilized commercial real estate properties diversified by sector. As of June 30, 2019, BREIT owned 103,000 multifamily units, 200 million SF of industrial space, 115,000 owned hotel keys, and 33 million SF of retail space. BREIT is also in the sponsorship structure for Loan No. 3 Towne Center East and Loan No. 7 The Sunstone Apartments.

The Property. The property is a 480-unit garden-style multifamily property located in Las Vegas, Nevada that was built in 1990 and renovated in 2018 and 2019. The property consists of 30, two-story apartment buildings located on approximately 19.7 acres. The property has a total of 704 parking spaces, or 1.5 parking spaces per unit, including 160 surface parking spaces, 464 garage units and 80 carports. As of October 28, 2019, the property was 91.9% leased.

The property contains 254 one-bedroom units (52.9%), 58 two-bedroom units (12.1%) and 168 three-bedroom units (35.0%). Average one-bedroom units are 849 SF, two-bedroom units are 986 SF, and three-bedroom units are 1,211 SF with a weighted average unit size of 992 SF. Property amenities include a gated entry, three swimming pools, a clubhouse with fitness center, playground, game room, a small theater and pet friendly community. Unit amenities feature washer/dryer, upgraded flooring, fireplace, walk-in closets, energy efficient stainless steel appliances and wood cabinets.

The previous owner, KW acquired the property in November 2017 and remains in the sponsorship post BREIT’s acquisition. KW invested in excess of $3.1 million ($6,468/unit) in capital expenditures at the property since acquisition. Exterior and common area improvements include upgrades to the clubhouse, gym, pools, signage, landscape, exterior paint, model furnishings, parcel lockers and common area lighting. The property features 340 “Gold” units (70.8%) that were renovated by the owner prior to KW and 62 “Renovated” units (12.9%) that were renovated by KW. The sponsor plans to renovate the remaining 78 units (16.3%) as they turn, which cost is included in the $2.9 million ($6,047/unit) budgeted for both individual unit and general property upgrades. Renovated units have garnered a rent premium of 27.4% for one-bedroom units, 21.7% for two-bedroom unit and 14.9% for three-bedroom units over non-renovated units.

The property is located on the southwest corner of Peak Drive and Rainbow Boulevard. Regional access to the property is provided by US Highway 95, with the nearest access point being approximately 0.75 miles northwest of the property at the West Cheyenne Avenue interchange. US Highway 95 is also accessible approximately 1.0 mile southwest of the property at the Lake Mead Boulevard interchange.

A-2-32

Mortgage Loan No. 1 — The Met Apartments

Multifamily Unit Mix

Unit Type	No. of Units(1)	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)(1)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
One Bedroom, One Bath, Renovated	221	46.0%	196	88.7%	883	$983	$1.11	$950	$1.08
One Bedroom, One Bath	33	6.9	32	97.0%	617	$772	$1.25	$860	$1.39
Two Bedroom, Two Bath, Renovated	26	5.4	22	84.6%	986	$1,148	$1.16	$1,050	$1.06
Two Bedroom, Two Bath	32	6.7	31	96.9%	986	$943	$0.96	$1,050	$1.06
Three Bedroom, Two Bath, Renovated	155	32.3	148	95.5%	1,211	$1,213	$1.00	$1,250	$1.03
Three Bedroom, Two Bath	13	2.7	12	92.3%	1,211	$1,032	$0.85	$1,250	$1.03
Total/Wtd. Avg.	480	100.0%	441	91.9%	992	$1,052	$1.06	$1,061	$1.07

(1)	Based on the underwritten rent roll dated October 28, 2019.
(2)	Source: Appraisal.

The Market. The property is located in the North Las Vegas submarket within the larger Las Vegas market. The Las Vegas central business district is approximately six miles southeast of the property, and the “Las Vegas Strip” is approximately 7.0 miles southeast of the property. Retail is an important economic segment for the Las Vegas market, with large outlets such as the Forum Shops at Caesars, Fashion Show Mall, the Grand Canal Shoppes at the Venetian, and the Crystals retail district at City Center. Opened in 2016, the T-Mobile Arena is an example of recent development initiatives; several others are planned for the coming years, including an NFL stadium that is currently under construction near the McCarran International Airport and slated to open for the 2020 NFL season.

The property’s local area is composed primarily of multifamily developments, commercial properties situated at the major intersections along North Rainbow Boulevard. Major retail developments are located along US Highway 95 at major interchanges including Best of the West power center at the northeast corner of US Highway 95 and Lake Mead Boulevard and a Wal-Mart anchored center at the southeast corner of US Highway 95 and Cheyenne Avenue. These developments consist of power, community and neighborhood centers and retail strip malls. Office uses are located along secondary roadways, generally to the west of US Highway 95. Interior areas to the east and west of US Highway 95 are comprised of residential uses with a high concentration of multifamily properties closer to US Highway 95. Major retail developments in the area include the.

The 2019 population within the property’s one-, three- and five-mile radius was 19,840, 189,479 and 425,313, respectively, with an average household income of $57,794, $72,406 and $78,928, respectively. The North Las Vegas submarket represents 15.3% of the total inventory in the Las Vegas market. As of the second quarter of 2019, the overall vacancy rate for the region was 4.2%, while the North Las Vegas submarket had a vacancy rate of 2.6%. The average quoted rental rate for all types of space within the overall market was $1,124 per month, while the North Las Vegas submarket had an average asking rental rate of $1,058 per month as of the second quarter of 2019.

The appraisal identified six comparable rental properties, ranging from 208 units to 464 units that were constructed between 1988 and 1993. The competitive set had a weighted average occupancy of approximately 95%, with average rents ranging from $1,043 to $1,184 per unit. Average rents at the property are slightly below the competitive set. The properties in the appraisal’s competitive set are all located in Las Vegas within approximately 1.9 miles of the property and are shown in the below table.

A-2-33

Mortgage Loan No. 1 — The Met Apartments

Competitive Set Summary(1)

Property	Year Built	No. of Units	Avg. Unit Size (SF)	Avg. $ / Unit	Occupancy	Proximity (miles)
The Met Apartments	1990	480	992(2)	$1,052(2)	92%(2)	N/A
The Grove	1989	256	920	$1,132	95%	0.5
Canyon Creek Villas	1989	214	1,096	$1,043	96%	0.2
Kaleidoscope	1989	208	880	$1,137	94%	0.3
Saint Lucia	1990	440	965	$1,178	94%	1.6
Sterling Summerland	1988	464	935	$1,184	97%	0.8
Vintage Pointe	1993	368	978	$1,161	96%	1.9
Total/Wtd. Avg.(3)		1,950	960	$1,151	95%

(1)	Source: Appraisal.

(2)	Based on the October 28, 2019 underwritten rent roll.

(3)	Excludes the subject property.

Historical and Current Occupancy

2016(1)	2017(1)	2018(2)	Current(3)
N/A	N/A	93.8%	91.9%

(1)	Historical occupancy is unavailable as the property was acquired by the sponsor at origination.

(2)	2018 occupancy is provided by the sponsor and reflects the TTM ending August 19, 2019.

(3)	Based on the October 28, 2019 underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018	TTM(2)(3)	Underwritten(3)	Per Unit	%(4)
Rents in Place	N/A	N/A	$4,908,243	$5,199,108	$5,565,096	$11,594	87.3%
Vacant Income	N/A	N/A	541,195	555,934	484,820	$1,010	7.6%
Gross Potential Rent	N/A	N/A	$5,449,438	$5,755,042	$6,049,916	$12,604	94.9%
Total Reimbursements	N/A	N/A	292,936	325,732	325,732	$679	5.1%
Net Rental Income	N/A	N/A	$5,742,374	$6,080,774	$6,375,649	$13,283	100.0%
(Vacancy/Collection Loss)	N/A	N/A	(584,702)	(586,630)	(484,820)	($1,010)	(7.6%)
Other Income(5)	N/A	N/A	331,858	321,398	321,398	$670	5.0%
Effective Gross Income	N/A	N/A	$5,489,530	$5,815,542	$6,212,226	$12,942	97.4%
Total Expenses	N/A	N/A	$1,943,687	$2,007,069	$2,070,595	$4,314	33.3%
Net Operating Income	N/A	N/A	$3,545,843	$3,808,473	$4,141,631	$8,628	66.7%
Total TI/LC, Capex/RR	N/A	N/A	0	0	120,000	$250	1.9%
Net Cash Flow	N/A	N/A	$3,545,843	$3,808,473	$4,021,631	$8,378	64.7%

(1)	Historical cash flows are unavailable as the property was acquired by the sponsor at origination.
(2)	TTM represents the trailing twelve-month period ending August 31, 2019.
(3)	Underwritten rents in place are based on the October 28, 2019 rent roll which reflects an average monthly rent of $1,052 per occupied unit compared to $1,026 in the TTM due to the turning of renovated units.
(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(5)	Other Income includes miscellaneous income such as pet fees, late fees, application fees, laundry income and cable income.

A-2-34

Mortgage Loan No. 1 — The Met Apartments

Property Management. The property is managed by Alliance Southwest, LLC, the seventh largest property management company in the nation with offices throughout the West, Southwest, South-Central, Southeast, Mid-Atlantic and Northeast. Alliance Southwest, LLC has managed the property since November 2017 when KW acquired the property.

Escrows and Reserves.

Taxes Reserve – The requirement to make monthly deposits to the tax reserve is waived so long as Trigger Period (as defined below) is not continuing. During the continuance of a Trigger Period, the borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to pay all taxes and other charges due over the following 12 months at least 30 days prior to the due date.

Insurance Reserve – The requirement of to make monthly deposits to the insurance reserve is waived so long as (i) a Trigger Period is not continuing or (ii) no event of default exists and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents. Following the occurrence and during the continuance of a Trigger Period, provided clause (ii) of the previous sentence has not been satisfied, the borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to renew the insurance coverage at least 30 days prior to the expiration of the insurance policies.

Replacement Reserves – During the continuance of a Trigger Period, on a monthly basis, the borrower is required to deposit $10,000 (1/12th of $250 per unit per annum) subject to a cap of $120,000 ($250 per unit).

Lockbox / Cash Management. The loan is structured with a soft lockbox. The borrower is required to deposit all rents and other income from the properties into the lockbox account. All funds in the lockbox account are required to be remitted to the borrower on a daily basis in the absence of a Trigger Period. During the continuance of a Trigger Period, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan (“Excess Cash”) or, in lieu of the lender trapping such Excess Cash, the borrower has the right to deliver to the lender either a letter of credit for such amount or a guaranty of up to 15% of the outstanding principal balance of the loan (in which case, the portion of the guaranteed funds will be released to the borrower), in each case, in accordance with certain requirements set forth in the in the loan documents.

A “Trigger Period” commences upon (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the borrower (which, with respect to an involuntary filing, is not discharged, stayed or dismissed within 90 days), or (iii) the DSCR falling below 1.20x for the two consecutive and immediately preceding calendar quarters based upon the corresponding trailing four calendar quarter period.

A-2-35

Mortgage Loan No. 2 — Palm Beach Estates

A-2-36

Mortgage Loan No. 2 — Palm Beach Estates

A-2-37

Mortgage Loan No. 2 — Palm Beach Estates

A-2-38

Mortgage Loan No. 2 — Palm Beach Estates

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$42,375,000	Title:	Fee
Cut-off Date Principal Balance:	$42,319,198	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	6.1%	Net Rentable Area (Units):	881
Loan Purpose:	Refinance	Location:	Houston, TX
Borrower:	Rockridge2016, LLC	Year Built / Renovated:	1977 / 2017
Sponsor:	Fercan E. Kalkan	Occupancy:	97.2%
Interest Rate:	4.5000%	Occupancy Date:	10/10/2019
Note Date:	11/1/2019	Number of Tenants:	NAP
Maturity Date:	11/1/2024	2016 NOI(3):	N/A
Interest-only Period:	None	2017 NOI(4):	$4,580,338
Original Term:	60 months	2018 NOI(4):	$4,745,411
Original Amortization:	360 months	TTM NOI(4)(5):	$4,851,268
Amortization Type:	Balloon	UW Economic Occupancy:	92.5%
Call Protection:	L(13),YM1(43),O(4)	UW Revenues:	$7,373,330
Lockbox(1):	Soft	UW Expenses:	$2,548,460
Additional Debt:	No	UW NOI:	$4,824,871
Additional Debt Balance:	N/A	UW NCF:	$4,586,120
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$66,200,000 / $75,142
Additional Future Debt Permitted(2):	Yes – Mezzanine	Appraisal Date:	9/23/2019

Escrows and Reserves(6)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$48,035
Taxes:	$377,486	$34,317	N/A	Maturity Date Loan Per Unit:	$44,019
Insurance:	$397,408	$39,741	N/A	Cut-off Date LTV:	63.9%
Replacement Reserves:	$0	$40,722	N/A	Maturity Date LTV:	58.6%
Deferred Maintenance:	$337,249	$0	N/A	UW NOI / UW NCF DSCR:	1.87x / 1.78x
Insurance Deductible Reserve:	$150,000	$0	N/A	UW NOI / UW NCF Debt Yield:	11.4% / 10.8%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$42,375,000	100.0%	Payoff Existing Debt:	$21,818,023	51.5%
			Return of Equity:	18,666,795	44.1
			Upfront Reserves:	1,262,143	3.0
			Closing Costs:	628,040	1.5
Total Sources:	$42,375,000	100.0%	Total Uses:	$42,375,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.
(2)	The borrower is permitted to obtain a mezzanine loan subject to the satisfaction of certain conditions including, but not limited to (i) the LTV of the aggregate of the mortgage loan and the mezzanine loan is not greater than 69.0%, (ii) the debt yield on the aggregate of the mortgage loan and the mezzanine loan is equal to or greater than 10.8%; (iii) the mezzanine loan is coterminous with the mortgage loan, (iv) the lender has approved the mezzanine loan, and (v) the lender has received a rating agency confirmation.
(3)	The borrower purchased the property in 2016; therefore, no historical financial information prior to 2017 is available.
(4)	The increase in 2017 and TTM NOI is due to the increase in occupancy from 95.1% to 97.2%. Since acquisition, 71 units have been renovated and brought back online at the property along with increased rents at the property.
(5)	Represents the trailing twelve months ending September 30, 2019.
(6)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-39

Mortgage Loan No. 2 — Palm Beach Estates

The Loan. The Palm Beach Estates loan is a $42.375 million first mortgage loan secured by the fee interest in an 881-unit garden-style multifamily property located in Houston, Texas. The loan has a 5-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the loan is Rockridge2016, LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is wholly owned by Fercan E. Kalkan.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Fercan E. Kalkan. Mr. Kalkan is the founder of Kalkan Management and currently owns 4,480 multifamily units in the Houston and College Station markets. The sponsor’s portfolio has an estimated value of approximately $337.3 million. See “Description of Mortgage Pool–Litigation and Other Considerations” and “–Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The property is an 881-unit garden-style multifamily property located in Houston, Texas that was built in 1977 and renovated in 2017. The property consists of 64, two-story apartment buildings and four common area buildings located on approximately 25.2 acres. The property provides 80 covered parking spaces and has a total of 1,039 parking spaces, or 1.2 parking spaces per unit. As of October 10, 2019, the property was 97.2% leased.

The property contains 696 one-bedroom/one bathroom units (79.0% of total units), 34 two-bedroom/one bathroom units (3.9% of total units), 149 two bedroom/two bathroom units (16.9% of total units) and two, three-bedroom/three-bath units (0.2% of total units). One bedroom/one bathroom units range from 539 SF to 842 SF, two-bedrooms/one bathroom units range from 777 SF to 888 SF, two bedroom/two bathroom units range from 800 SF to 1,218 SF and three-bedroom/two-bath units are 1,234 SF, with an overall average unit size of 685 SF. Property amenities include a playground, seven swimming pools, laundry facilities, a grilling area, a clubhouse, a fitness center, volleyball courts, security patrol and carports. Units include fully equipped kitchens, a ceiling fan, and a linen/coat closet. Select units feature resurfaced countertops, crown molding, washer and dryer connections and/or stackable washer and dryers. Since acquisition in 2016, the sponsor invested approximately $4.8 million ($5,397 per unit) in capital expenditures. Renovations at the property have included the rehabilitation of the 71 down/storage units, roof replacements, upgrades to the electrical panels, exterior painting, landscaping improvements and pool resurfacing.

Multifamily Unit Mix

Unit Type	No. of Units	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate PSF(1)	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
One Bedroom/One Bath	696	79.0%	677	97.3%	539 - 842	$595 - $775	$0.92 - $1.10	$595 - $760	$0.98 - $1.10
Two Bedroom/One Bath	34	3.9	33	97.1%	777 - 888	$760 - $835	$0.94 - $0.98	$830	$0.94
Two Bedroom/Two Bath	149	16.9	145	97.3%	800 - 1,218	$775 - $995	$0.82 - $0.99	$820 - $910	$0.94 - $0.96
Three Bedroom/Two Bath	2	0.2	1	50.0%	1,234	$1,150	$0.93	$1,150	$0.93
Total/Wtd. Avg.	881	100.0%	856	97.2%	685	$636	$0.93	$693	$1.01

(1)	Based on the underwritten rent roll dated October 10, 2019.
(2)	Source: Appraisal.

The Market. The property is located in the Greenspoint neighborhood of Houston, Harris County, Texas within the Houston-The Woodlands-Sugar Land, TX metropolitan statistical area (“MSA”). The Houston MSA is the fifth most populated core based statistical area within the U.S. and the second most populated metropolitan statistical areas in Texas. The Houston region’s economy is driven by the energy industry. However, Houston continues to diversify its economic base in international business, information systems technology and service related sectors. Twenty companies on the Fortune 500 list have their respective headquarters located in the Houston MSA. Additionally, other large businesses such as Phillips 66, ConocoPhillips, Enterprise Products Partners and Plains GP Holding are headquartered in Houston. Other major employers within Harris County include Walmart, Memorial Hermann Health System, H-E-B Grocery Systems and The University of Texas MD Anderson Cancer Center. The Memorial Hermann Health System is the largest non-profit Health System in southeast Texas, which consists of 14 hospitals, eight cancer centers, four heart and vascular institutes and 27 sports medicine and rehabilitation centers.

A-2-40

Mortgage Loan No. 2 — Palm Beach Estates

Regional access to the property’s neighborhood is accessed via Interstate 45, the Sam Houston Tollway and Interstate 69, which provide access to the central business district and other suburban areas. Greenspoint is one of Houston’s major business districts, with 10.82 million SF of office space. Approximately 50,000 people are employed by 2,800 companies within the district. The neighborhood surrounding the property includes a mix of office, retail and industrial uses along the major thoroughfares, with single family and multifamily properties located on the secondary streets. Major retail development surrounding the property includes Greenspoint Mall, Walmart Supercenter, Home Depot, Best Buy and Academy Sports + Outdoors. Greenspoint Mall is anchored by Macy’s, Dillard’s, Palais Royal, and Fitness Connection, and includes over 140 specialty shops. The neighborhood is located in close proximity to George Bush International Airport and the recently opened Amazon fulfillment center on Ella Boulevard within two miles of the property. According to the appraisal, the 2018 population within a one-, three-, and five-mile radius of the property was 22,430, 93,491 and 238,342, respectively. The average household income within the same radii was $31,905, $45,040 and $53,695, respectively.

As of the second quarter of 2019, the North Central Houston apartment submarket contained 23,728 units. The North Central Houston apartment submarket reported a vacancy rate of 7.0% as compared to the overall Houston-The Woodlands-Sugar Land apartment market vacancy rate of 6.4%. As of the second quarter of 2019, the North Central Houston apartment submarket reported monthly rental rates of $754 per unit as compared to the Houston-The Woodlands-Sugar Land apartment market monthly rental rates of $1,113 per unit. The North Central Houston apartment submarket reported new inventory of 150 units and absorption of 370 units and no new construction as of second quarter 2019.

The appraiser identified five comparable rental properties, ranging from 179 units to 509 units that were constructed between 1978 and 1979. The competitive set reported average rents ranging from $475 to $1,000 per unit. Average rents at the property are in-line with the competitive set. The properties in the appraisal’s competitive set are all located in Houston and are shown in the below table.

Competitive Set Summary(1)

Property	Year Built	No. of Units	Avg. Unit Size (SF)	Avg. $ / Unit	Occupancy	Proximity (miles)
Palm Beach Estates	1977	881(2)	685(2)	$595 - $1,150(2)	97.2%(2)	N/A
Amherst at City View	1979	310	660	$565 - $845	97.0%	0.2
Durham at Cityview	1979	179	817	$675 - $905	98.0%	0.4
Breckenridge at Cityview	1978	509	655	$475 - $975	91.0%	0.4
The Royal Phoenician Apartments	1978	384	719	$534 - $934	93.0%	0.3
Rockridge Springs	1979	440	744	$580 - $1,000	93.0%	0.3

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 10, 2019.

A-2-41

Mortgage Loan No. 2 — Palm Beach Estates

Historical and Current Occupancy

2016(1)	2017(2)	2018(2)	Current(3)
N/A	95.1%	98.5%	97.2%

(1)	The borrower purchased the property in 2016; therefore, no historical information prior to 2017 is available.
(2)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.
(2)	Based on the October 10, 2019 underwritten rent roll.

                                                                                                                                                                                                                                                                                                                Operating History and Underwritten Net Cash Flow

	2016(1)	2017(2)	2018(2)	TTM(2)(3)	Underwritten	Per Unit	%(4)
Rents in Place	N/A	$7,140,000	$7,503,240	$7,633,272	$7,328,640	$8,319	100.0%
Vacant Income	N/A	0	0	0	0	$0	0.0%
Gross Potential Rent	N/A	$7,140,000	$7,503,240	$7,633,272	$7,328,640	$8,319	100.0%
Total Reimbursements	N/A	0	0	0	0	$0	0.0%
Net Rental Income	N/A	$7,140,000	$7,503,240	$7,633,272	$7,328,640	$8,319	100.0%
(Vacancy/Collection Loss)	N/A	(780,372)	(821,321)	(920,320)	(615,716)	($699)	(8.4%)
Other Income	N/A	543,373	522,357	660,406	660,406	$750	9.0%
Effective Gross Income	N/A	$6,903,001	$7,204,276	$7,373,358	$7,373,330	$8,369	100.6%
Total Expenses	N/A	$2,322,663	$2,458,865	$2,522,090	$2,548,460	$2,893	34.6%
Net Operating Income	N/A	$4,580,338	$4,745,411	$4,851,268	$4,824,871	$5,477	65.4%
Total TI/LC, Capex/RR	N/A	0	0	0	238,751	$271	3.2%
Net Cash Flow	N/A	$4,580,338	$4,745,411	$4,851,268	$4,586,120	$5,206	62.2%

(1)	The borrower purchased the property in 2016; therefore, no historical financial information prior to 2017 is available.
(2)	The increase in 2017 and TTM NOI is due to the increase in occupancy at the property from 95.1% to 97.2%. Since acquisition, 71 units have been renovated and brought back online at the property along with increased rents at the property.
(3)	TTM represents the trailing twelve month period ending September 30, 2019.
(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is managed by Texas Excel Property Management Services Corporation, an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow: (i) $397,408 for insurance, (ii) $377,486 for real estate taxes, (iii) $337,249 for deferred maintenance, and (iv) $150,000 for an insurance deductible reserve.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $34,317.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the insurance premiums, which currently equates to $39,741.

Replacement Reserve – On a monthly basis, the borrower is required to escrow $19,896 (approximately 1/12th of $271 per unit) for replacement reserves. In addition, the borrower is required to escrow $20,826 monthly, which represents the difference between the hypothetical monthly debt service payments based on a 25-year amortization schedule and the actual monthly debt service payments.

A-2-42

Mortgage Loan No. 2 — Palm Beach Estates

Lockbox / Cash Management. The loan is structured with a soft lockbox and springing cash management. The loan documents require the borrower or manager to deposit all rents into the clearing account, which is already in place. The loan documents also require that all rents received by the borrower or manager be deposited into the lockbox account within one business day of receipt. During the continuance of a Cash Management Period (as defined below) all funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. Following the occurrence and during the continuance of a Cash Management Period all funds on deposit in the cash management account following the payment of, amongst other things, taxes, insurance premiums, debt service, required reserves and operating expenses, are required to be deposited into a cash collateral account. The lender has been granted a first priority security interest in the cash management account.

A “Cash Management Period” means the period commencing upon any of the following: (i) the maturity date, (ii) the occurrence of an event of default, (iii) if the DSCR is less than 1.45x as of the last day of any calendar quarter during the term of the loan, or (iv) if the net worth or liquid assets of the guarantor is less than $42,375,000 or $4,237,500, respectively, for more than 30 days after the last day of any calendar quarter during the term of the loan.

A-2-43

Mortgage Loan No. 3 — Towne Center East

A-2-44

Mortgage Loan No. 3 — Towne Center East

A-2-45

Mortgage Loan No. 3 — Towne Center East

A-2-46

Mortgage Loan No. 3 — Towne Center East

A-2-47

Mortgage Loan No. 3 — Towne Center East

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$38,550,000	Title:	Fee
Cut-off Date Principal Balance:	$38,550,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	5.6%	Net Rentable Area (SF):	154,750
Loan Purpose:	Acquisition	Location:	Signal Hill, CA
Borrower:	BCORE Retail Towne Owner LLC	Year Built / Renovated:	1992 - 1994 / NAP
Sponsor:	BREIT Operating Partnership L.P.	Occupancy:	100.0%
Interest Rate:	3.1150%	Occupancy Date:	10/1/2019
Note Date:	9/27/2019	Number of Tenants:	14
Maturity Date:	10/1/2029	2016 NOI:	$3,382,426
Interest-only Period:	120 months	2017 NOI:	$3,473,010
Original Term:	120 months	2018 NOI:	$3,453,081
Original Amortization:	None	TTM NOI(2):	$3,644,995
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	YM0.5(26),Def or YM0.5(87),O(7)	UW Revenues:	$4,334,850
Lockbox(1):	Hard	UW Expenses:	$709,773
Additional Debt:	No	UW NOI:	$3,625,077
Additional Debt Balance:	N/A	UW NCF:	$3,413,397
Additional Debt Type:	N/A	Appraised Value / PSF:	$61,000,000 / $394
Additional Future Debt Permitted:	No	Appraisal Date:	8/27/2019

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$249
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$249
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.2%
Replacement Reserves:	$0	Springing	$61,900	Maturity Date LTV:	63.2%
TI/LC:	$0	Springing	$232,125	UW NOI / UW NCF DSCR:	2.98x / 2.80x
Unfunded Obligations Reserve:	$44,675	$0	N/A	UW NOI / UW NCF Debt Yield:	9.4% / 8.9%
Home Depot Rollover Reserve:	$0	Springing	$1,551,345

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$38,550,000	62.4%	Purchase Price(5):	$61,000,000	98.7%
Sponsor Equity:	21,997,371	35.6	Closing Costs:	739,289	1.2
Other Sources(4):	1,236,592	2.0	Upfront Reserves:	44,675	0.1
Total Sources:	$61,783,964	100.0%	Total Uses:	$61,783,964	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	Represents the trailing twelve month period ending August 31, 2019.

(3)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(4)	Comprised of seller credits for deferred maintenance, prepaid rent, prorated real estate tax, prorated base rent and reimbursement revenue, credit for unfunded tenant improvement allowance, security deposits and other prepaid expenses.

(5)	The property secured a mortgage loan that was previously securitized in JPMCC 2010-C2.

A-2-48

Mortgage Loan No. 3 — Towne Center East

The Loan. The Towne Center East loan is a $38.55 million first mortgage loan secured by the fee interest in a 154,750 SF anchored retail center located in Signal Hill, California. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is BCORE Retail Towne Owner LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is owned by 100.0% by BREIT Operating Partnership L.P.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is BREIT Operating Partnership L.P. which is majority owned by Blackstone Real Estate Income Trust, Inc. (“BREIT”). The guarantor’s full recourse obligations with respect to the borrower filing a voluntary petition under the bankruptcy code without the lender’s consent are capped at 20% of the principal balance of the loan. BREIT is a non-traded REIT that was formed in November 2015 and is focused on investing in mostly stabilized commercial real estate properties diversified by sector. As of June 30, 2019, BREIT owned 103,000 multifamily units, 200 million SF of industrial space, 115,000 owned hotel keys, and 33 million SF of retail space. BREIT is also in the sponsorship structure for Loan No. 1 The Met Apartments and Loan No. 7 The Sunstone Apartments.

The Property. The property is a 154,750 SF anchored retail center, located in Signal Hill, California. The property, constructed in phases during 1992 and 1994, is situated on approximately 15.3 acres, and is located approximately 17 miles southeast of downtown Los Angeles and approximately 3.5 miles from the Port of Long Beach. The property is anchored by Home Depot and PetSmart, both are original tenants since 1994. It is also shadow anchored by the adjacent Costco Wholesale location, which is not part of the collateral. Twelve additional tenants occupy the remaining 24,777 SF of inline spaces. Additionally Wells Fargo and Costco Wholesale each lease space within the parking lot for an ATM and access to the adjacent non-collateral Costco fuel station, respectively. The property includes 808 surface parking spaces, resulting in a parking ratio of 5.2 spaces per 1,000 SF of NRA.

As of October 1, 2019, the property was 100.0% leased to 14 tenants. The property’s tenancy caters to a variety of customers with both national and local tenants that include Home Depot, PetSmart, Wells Fargo, T-Mobile, SalonCentric and Waba Grill. Home Depot has been in occupancy at the property since the space was delivered in May 1992, and in 2018, exercised the second of four, five-year extension options to extend its lease through January 2024. The Home Depot tenant reported an average annual sales growth of 7.8% from 2015 to 2018. The Home Depot tenant has outperformed the national average sales PSF in 2016 and 2017 by $62 and $83 PSF, respectively. Sales further increased 6.5% from 2017 to 2018, with 2018 reported sales of $55.0 million ($532 PSF), which exceeded the $447 PSF national average for all Home Depot stores by approximately 19.0%, resulting in an occupancy cost of 3.9% on base rent. PetSmart, the second largest tenant by both NRA and in-place base rent, is also an original tenant of the property and recently executed its third extension option extending its lease through March 2024.

The largest tenant at the property, Home Depot (Moody’s/S&P/Fitch: A2/A/A), leases 103,423 SF (66.8% of NRA) through January 2024, and has two, five-year extension options remaining with no termination options. Home Depot is one of the largest home improvements retailers in the United States. At the end of second quarter of 2019, the company operated 2,291 stores across the United States, Canada, and Mexico. Home Depot targets both do-it-yourself and professional customers with a wide variety of home improvement products. Major product lines include lumber, floor and wall coverings, plumbing, gardening supplies, tools, paint, and appliances.

The second largest tenant at the property, PetSmart (Moody’s/S&P/Fitch: Caa2/B-/NR), leases 26,550 SF (17.2% of NRA) through March 2024, and has one, five-year extension option remaining with no termination options. PetSmart is a specialty retailer of pet food and supplies operating more than 1,650 stores in the United States, Canada, and Puerto Rico in addition to ecommerce sites petsmart.com and chewy.com. Unique to PetSmart, its stores provide in-store PetsHotel boarding facilities, grooming services, and obedience training. The company’s vet services business, Banfield Pet Hospital, offers its services in more than 800 stores.

A-2-49

Mortgage Loan No. 3 — Towne Center East

The third largest tenant at the property, Wells Fargo (Moody’s/S&P/Fitch: A2/A-/A+), leases 6,000 SF (3.9% of NRA) through December 2028, and has two, five-year extension option remaining with no termination options. Wells Fargo is a bank holding company with assets of $1.9 trillion. Headquartered in San Francisco, California, the firm provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,800 locations, more than 13,000 ATMs. Community banking is the firm’s largest segment at over 54.0% of total revenue, providing customers and small businesses with the full range of retail banking products, including checking and savings accounts and credit cards, in addition to car, home, and small business lending.

The property is located at the intersection of East Willow Street and Cherry Avenue which provides exposure to approximately 34,686 and 37,848 vehicles, respectively, each day. Primary access to the location is provided by Cherry Avenue and East Willow Street, as well as Interstates 405 and 710. The Cherry Avenue/Interstate 405 intersection is one mile north of the property. Access to the property is provided by four points of entry, one of which is signaled. Additional access to the property is provided by a signaled point of entry to the adjacent Costco Wholesale.

The Market. The property is located in the Long Beach/Cerritos/Carson submarket of the Los Angeles, California market. The property is also located approximately 3.5 miles from the Port of Long Beach.

According to the appraisal, the property has a primary trade area consisting of a three-mile radius with a population of 318,123 people, with an average household income of $80,201 as of 2018. The secondary trade area, defined as being within a five-mile radius of the property, had a population of 546,655 people and an average household income of $88,754 as of 2018. The appraisal concluded PSF market rents of $20.50 for anchor space, $24.00 for junior anchor space, $44.00 for standard inline space facing East Willow Street, $28.00 for standard inline space facing Cherry Avenue and $45.00 for inline space with frontage. According to REIS, the Long Beach/Cerritos/Carson submarket reported an overall vacancy rate of 6.3% as of second quarter of 2019. According to the appraisal, the property’s competitive set consists of the five properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Est. Occ.	Proximity (miles)	Anchor Tenants
Towne Center East	1992 - 1994 / N/A	154,750(2)	100%(2)	N/A	Home Depot, PetSmart, Costco Wholesale (Shadow)
San Dimas Marketplace	1997 / N/A	154,000	99%	28.8	Target
Santa Fe Trail Plaza	2015 / N/A	112,335	88%	20.3	Superior Grocers
Esplanade Shopping Center	1970 / 2002	356,864	92%	65.2	Home Depot, TJ Maxx, Nordstrom Rack, Walmart, Dick’s Sporting Goods, Bob’s Discount Furniture
Edinger Plaza	1963 / 2012	155,275	96%	11.0	Dick’s Sporting Goods, Michael’s, Nordstrom Rack, PetSmart
Gateway Towne Center	2007 / N/A	281,771	100%	6.1	Home Depot, Target, 24 Hour Fitness, Ross, Best Buy

(1)	Source: Appraisal.

(2)	Based on the October 2019 underwritten rent roll.

Historical and Current Occupancy(1)

2016	2017	2018	Current(2)
98.6%	100.0%	98.8%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the October 2019 underwritten rent roll.

A-2-50

Mortgage Loan No. 3 — Towne Center East

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rents	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Home Depot	A2/A/A	103,423	66.8%	$20.59	57.6%	$532(4)	3.9%	1/31/2024
PetSmart	Caa2/B-/NR	26,550	17.2	$23.53	16.9	NAV	NAV	3/31/2024
Wells Fargo	A2/A-/A+	6,000	3.9	$41.40	6.7	NAV	NAV	12/31/2028
SalonCentric	NR/NR/NR	4,080	2.6	$24.03	2.7	$288	13.2%	6/30/2022
Fish-O-Licious	NR/NR/NR	2,270	1.5	$46.15	2.8	$369	15.8%	10/31/2025
T-Mobile	NR/BB+/NR	2,103	1.4	$40.75	2.3	NAV	NAV	7/31/2027
UPS(5)	A2/A/NR	1,787	1.2	$27.00	1.3	NAV	NAV	10/5/2024
Subway	NR/NR/NR	1,530	1.0	$45.21	1.9	$582	10.2%	3/31/2024
GNC	NR/CCC+/NR	1,459	0.9	$27.00	1.1	$199	19.2%	6/30/2023
Chinese Combo	NR/NR/NR	1,262	0.8	$44.65	1.5	$235	23.8%	3/31/2024
Total:		150,464	97.2%		94.8%

(1)	Based on the underwritten rent roll, including rent increases occurring through September 30, 2020.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Sales PSF and Occupancy Costs represent comparable tenant sales (tenants with 12 months reported sales) and occupancy costs for the twelve-month period ending on December 31, 2018 as provided by the sponsor.

(4)	The Home Depot tenant sales exceeded the $447 PSF national average for all Home Depot stores by approximately 19.0%.

(5)	The UPS lease commenced in October 2019 and the tenant has commenced paying rent. The tenant is not yet in physical occupancy but is expected to open for business before the end of 2019.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	1	1,077	0.7	42,003	1.1	1,077	0.7%	$42,003	1.1%
2021	0	0	0.0	0	0.0	1,077	0.7%	$42,003	1.1%
2022	1	4,080	2.6	98,031	2.7	5,157	3.3%	$140,034	3.8%
2023	2	2,359	1.5	81,693	2.2	7,516	4.9%	$221,727	6.0%
2024	6	135,661	87.7	2,983,443	80.7	143,177	92.5%	$3,205,170	86.7%
2025	2	3,470	2.2	156,241	4.2	146,647	94.8%	$3,361,410	91.0%
2026	0	0	0.0	0	0.0	146,647	94.8%	$3,361,410	91.0%
2027	1	2,103	1.4	85,697	2.3	148,750	96.1%	$3,447,107	93.3%
2028	1	6,000	3.9	248,400	6.7	154,750	100.0%	$3,695,507	100.0%
2029	0	0	0.0	0	0.0	154,750	100.0%	$3,695,507	100.0%
2030 & Beyond	0	0	0.0	0	0.0	154,750	100.0%	$3,695,507	100.0%
Vacant	NAP	0	0.0	NAP	NAP	154,750	100.0%	NAP	NAP
Total	14	154,750	100.0%	$3,695,507	100.0%

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases occurring through September 30, 2020.

A-2-51

Mortgage Loan No. 3 — Towne Center East

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$3,429,548	$3,487,718	$3,552,668	$3,640,567	$3,695,507	$23.88	82.3%
Vacant Income	0	0	0	0	0	$0.00	0.0%
Percentage Rent(4)	94,099	69,669	158,305	165,477	158,305	$1.02	3.5%
Straight Line Rent(5)	0	0	0	0	54,514	$0.35	1.2%
Gross Potential Rent	$3,523,647	$3,557,387	$3,710,972	$3,806,044	$3,908,326	$25.26	87.1%
Total Reimbursements	437,897	486,115	360,289	397,613	580,054	$3.75	12.9%
Net Rental Income	$3,961,544	$4,043,502	$4,071,261	$4,203,658	$4,488,380	$29.00	100.0%
(Vacancy/Collection Loss)	3,946	0	49,308	0	224,419	$1.45	5.0%
Other Income(6)	7,197	7,104	7,991	45,490	70,889	$0.46	1.6%
Effective Gross Income	$3,964,795	$4,050,605	$4,029,945	$4,249,148	$4,334,850	$28.01	96.6%
Total Expenses	$582,369	$577,596	$576,863	$604,153	$709,773	$4.59	16.4%
Net Operating Income	$3,382,426	$3,473,010	$3,453,081	$3,644,995	$3,625,077	$23.43	83.6%
Total TI/LC, Capex/RR	0	0	0	0	211,680	$1.37	4.9%
Net Cash Flow	$3,382,426	$3,473,010	$3,453,081	$3,644,995	$3,413,397	$22.06	78.7%

(1)	TTM represents the trailing twelve month period ending August 31, 2019.

(2)	Rent includes Base Rent and Rent Increases occurring through September 30, 2020.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Percentage Rent consists of 1.0% of 2018 sales over a $40.0 million breakpoint for Home Depot.

(5)	Includes Straight Line Rent for Wells Fargo of $54,514, through the term of its lease.

(6)	Other income includes the Costco ground rent average over the loan term ($46,739) and the Wells Fargo ATM pad rent ($24,150).

A-2-52

Mortgage Loan No. 3 — Towne Center East

Property Management. The property is managed by ShopCore Properties TRS Management LLC, an affiliate of the sponsor. ShopCore is a national owner/operator with 58 properties under management, 14 of which are located in California.

Escrows and Reserves. At origination, the borrower deposited into escrow $44,675 for outstanding tenant improvements associated with the UPS lease.

Tax Reserve – The requirement to make monthly deposits into the tax reserve is waived so long as no Cash Sweep Event (as defined below) is continuing. During the continuance of a Cash Sweep Event, the borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to pay all taxes and other charges due over the following 12 months at least 30 days prior to the due date.

Insurance Reserve – The requirement of the borrower to make monthly deposits into the insurance reserve is waived so long as (i) no Cash Sweep Event has occurred and is continuing or (ii) no event of default exists and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents. Following the occurrence and during the continuance of a Cash Sweep Event, provided that clause (ii) of the previous sentence has not been satisfied, the borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to renew the insurance coverage at least 30 days prior to the expiration of the insurance policies.

Replacement Reserves – During the continuance of a Cash Sweep Event, on a monthly basis, the borrower is required to deposit an amount equal to $2,579 into the replacement reserve (1/12th of $0.20 per rentable SF per annum), capped at $61,900 ($0.40 per rentable SF per annum).

TI/LC Reserve – During the continuance of a Cash Sweep Event, on a monthly basis, the borrower is required to deposit into the TI/LC reserve an amount equal to 1/12th of $0.75 per rentable SF per annum, capped at $1.50 per rentable SF.

Home Depot Rollover Reserve – During the continuance of a Home Depot Trigger Event (defined below), the borrower will be required to deposit all Excess Cash (as defined below) to be used for leasing costs in connection with re-tenanting the Home Depot space subject to a cap of $1,551,345 ($15 PSF of the Home Depot space) or deliver a letter of credit in such amount or a guaranty of up to 15% of the principal balance of the loan (in which case, the portion of the guaranteed funds will be released to the borrower), in each case, in accordance with certain requirements set forth in the in the loan documents.

Lockbox / Cash Management. The Towne Center East loan is structured with a hard lockbox. At origination, the borrower and property manager were required to send direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are required to be remitted to the borrower on a daily basis in the absence of a Cash Sweep Event. During the continuance of a Cash Sweep Event, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan (“Excess Cash”), or, in lieu of the lender trapping such Excess Cash, the borrower has the right to deliver to the lender a letter of credit for such amount or a guaranty up to 15% of the outstanding principal balance of the loan (in which case, the portion of guaranteed funds will be released to borrower), in each case, in accordance with certain requirements set forth in the in the loan documents.

A “Cash Sweep Event” means: (i) an event of default, (ii) any bankruptcy action of the borrower (which, with respect to an involuntary filing, is not discharged, stayed or dismissed within 90 days), (iii) the DSCR is less than 1.20x for the two consecutive and immediately preceding calendar quarters based upon the corresponding trailing four calendar quarter period or (iv) the occurrence of a Home Depot Trigger Event.

A “Home Depot Trigger Event” means the earliest to occur of either (a) Home Depot failing to exercise an extension option under its lease at least 12 months prior to the expiration of the current lease term or (b) Home Depot delivering written notice that it does not intend to exercise its extension or renewal option.

A-2-53

Mortgage Loan No. 4 — Farmers Insurance

A-2-54

Mortgage Loan No. 4 — Farmers Insurance

A-2-55

Mortgage Loan No. 4 — Farmers Insurance

A-2-56

Mortgage Loan No. 4 — Farmers Insurance

A-2-57

Mortgage Loan No. 4 — Farmers Insurance

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$36,450,000	Title:	Fee
Cut-off Date Principal Balance(1):	$36,450,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	5.3%	Net Rentable Area (SF):	713,935
Loan Purpose:	Acquisition	Location:	Caledonia Township, MI
Borrower:	FIE Grand Rapids (MI) LLC	Year Built / Renovated:	1990, 1998, 2010 / NAP
Sponsor:	LCN North American Fund III REIT	Occupancy:	100.0%
Interest Rate:	3.5500%	Occupancy Date:	8/27/2019
Note Date:	8/27/2019	Number of Tenants:	1
Maturity Date:	9/9/2029	2017 NOI(3):	N/A
Interest-only Period:	60 months	2018 NOI(3):	N/A
Original Term:	120 months	TTM NOI(3):	N/A
Original Amortization:	360 months	UW Economic Occupancy:	98.0%
Amortization Type:	IO-Balloon	UW Revenues:	$14,054,655
Call Protection:	L(27),Def(87),O(6)	UW Expenses:	$4,374,313
Lockbox(2):	Hard	UW NOI(4):	$9,680,341
Additional Debt(1):	Yes	UW NCF:	$9,537,554
Additional Debt Balance(1):	$60,000,000	Appraised Value / PSF:	$151,200,000 / $212
Additional Debt Type(1):	Pari Passu	Appraisal Date:	8/6/2019
Additional Future Debt Permitted:	No

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$135
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$122
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.8%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	57.4%
TI/LC Reserve:	$0	Springing	N/A	UW NOI / UW NCF IO DSCR:	2.79x / 2.75x
Debt Service Reserve:	$289,294	(5)	N/A	UW NOI / UW Amortizing NCF DSCR:	1.85x / 1.82x
				UW NOI / UW NCF Debt Yield:	10.0% / 9.9%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$96,450,000	64.9%	Purchase Price:	$147,250,000	99.1%
Sponsor Equity:	52,064,617	35.1	Closing Costs:	975,323	0.7
			Upfront Reserves:	289,294	0.2
Total Sources:	$148,514,617	100.0%	Total Uses:	$148,514,617	100.0%

(1)	The Farmers Insurance loan is part of a larger split whole loan evidenced by two pari passu notes with an aggregate Cut-off Date balance of $96.45 million (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the Whole Loan.

(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	Historical NOI is not available as the sale-leaseback transaction occurred in 2019.

(4)	UW NOI includes $864,500 of straight line rent through the loan term.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-2-58

Mortgage Loan No. 4 — Farmers Insurance

The Loan. The Farmers Insurance Whole Loan is a $96.45 million first mortgage loan secured by the fee simple interest in a 713,935 SF corporate campus located in Caledonia Township, Michigan. The property is 100% leased to Farmers Insurance Exchange through August 2034. The Whole Loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 60 months.

The Whole Loan is evidenced by two pari passu notes. The non-controlling Note A-2 is being contributed to the CSAIL 2019-C18 Commercial Mortgage Trust. The Whole Loan is serviced under the CSAIL 2019-C17 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2019-C17 Commercial Mortgage Trust is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of Note A-2 is, under certain circumstances, permitted consultation rights with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1	$60,000,000	$60,000,000	CSAIL 2019-C17	Y
Note A-2	36,450,000	36,450,000	CSAIL 2019-C18	N
Total:	$96,450,000	$96,450,000

The Borrower. The borrowing entity for the Whole Loan is FIE Grand Rapids (MI) LLC, a special purpose Delaware limited liability company. The borrowing entity is 100% owned by LCN North American Fund III REIT.

The Sponsor. The Whole Loan’s sponsor and non-recourse carve-out guarantor is LCN North American Fund III REIT (“LCN”). LCN is a real estate investment firm, which focuses on credit-based investments in operationally critical corporate real estate across all industry sectors and commercial property types in North America and Europe. LCN currently has over $1.2 billion in discretionary equity capital committed and owns over $2 billion in real estate assets. Founded in 2011 by Edward V. LaPuma and Bryan York Colwell, LCN Capital Partners operates in the primary sale-leaseback and build-to-suit markets. Prior to co-founding LCN, Edward LaPuma successfully originated, negotiated, and closed over $2.3 billion in sale-leaseback and net lease investments across North America, Europe, and Asia. Mr. LaPuma has over 20 years of experience in sourcing, negotiating, structuring, financing, and closing on sale-leaseback transactions in over 20 countries.

The Property. The property is 100% leased through August 2034 to Farmers Insurance Exchange (“Farmers Insurance”) (S&P/Moody’s/AM Best: A/A2/A), which executed a 15-year, absolute NNN lease with 2.0% annual escalations at origination as part of a sale-leaseback transaction. Farmers Insurance is the largest of three primary insurance exchanges that comprise the Farmers Insurance Group of Companies. The Farmers Insurance lease has four, five-year renewal options through 2054, and does not include any termination rights. The sponsor acquired the property for a purchase price of approximately $147.25 million ($206 PSF), contributing $52.1 million of fresh equity.

Since construction, the campus has been under the single ownership of Farmers Insurance (and Foremost Insurance Group). All buildings within the campus were constructed as build-to-suit in various phases from 1990 to 2010. The four-building campus is occupied by approximately 3,000 employees and contractors from various Farmers Insurance business lines. A portion of the campus also serves as the headquarters of its wholly owned specialty insurance company, Foremost Insurance Group.

The 713,935 SF Farmers Insurance’s corporate campus is situated on 192.5 acres in Caledonia Township, Michigan. The property includes three institutionally maintained office buildings (Kraft Meadows I & II and Kraft Lake) and one production and distribution facility (the “Print Distribution Center”). Kraft Lake was constructed by Foremost Insurance Group as their headquarters in 1990 and Kraft Meadows I was constructed shortly after Foremost Insurance Group was acquired by Farmers Insurance in 2000. Kraft Meadow II and the Print Distribution Center were constructed by Farmers Insurance in 2010 at a cost of $84.4 million.

A-2-59

Mortgage Loan No. 4 — Farmers Insurance

#	Property Name	Address	Use	SF	Year Built
1	Kraft Lake	5600 Beechtree Lane Southeast	Office	254,831	1990
2	Kraft Meadows I	5665 North Kraft Lake Drive Southeast	Office	94,646	1998
3	Kraft Meadows II	5665 North Kraft Lake Drive Southeast	Office	265,538	2010
4	Print Distribution Center	6300 Old 60th Street Southeast	Print, Production & Distribution	98,920	2010
Total				713,935

The three office buildings utilize space for claims, underwriting, customer service call centers, executive offices, administration and training operations, and the industrial building is used for production, storage and distribution of print materials. The 98,920 SF Print Distribution Center is the sole printing and distribution facility used by Farmers Insurance nationally. The property also includes the University of Farmers, which offers “state-of-the-art” classrooms in which they train their insurance claims and management staff, as well as their current and prospective agents. The claims training facility includes classrooms as well as full-sized mock homes, RV’s, automobiles, boats and motorcycles which are used for training purposes.

Farmers Insurance plans to undertake a renovation of the Kraft Lake building budgeted at over $15.5 million ($60.82 PSF), which includes a lobby renovation, new workspace layouts that will increase overall space efficiency by 10-20% and allows for future growth, and new collaborative conference spaces with expanded technology. In addition, the renovation will provide Farmers Insurance employees with enhanced on-site amenities including food service, fitness center and training center facilities, as well as a new full-service credit union branch. The renovation is anticipated to commence in 2019.

Farmers Insurance is a Fortune 500 Company (Rank 270 / 2018) and one of the nation’s leading insurance companies with $20.3 billion premiums written and total assets of $24.2 billion. The Farmers Insurance Group of Companies serves more than 10 million households with more than 19 million individual policies across all 50 states through the efforts of over 48,000 exclusive and independent agents and nearly 21,000 employees. Farmers Insurance is ranked nationally as the 4th largest property and casualty all lines insurance organization according to AM Best. In 1998, Farmers Group, Inc., which manages Farmers Insurance, was acquired by Zurich Financial Services (S&P/Moody’s/AM Best: AA-/Aa3/A+). As of year-end 2018, Zurich Financial Services had approximately 54,000 employees, total assets of $395.0 billion and revenues of $51.6 billion.

Foremost Insurance Group was founded in 1952 in Michigan. It was acquired in 2000 by Farmers Insurance and is headquartered at the Farmers Insurance campus in Grand Rapids, Michigan. Foremost Insurance Group is a leader in insuring specialty products such as mobile homes, motor homes, travel trailers and specialty dwellings.

The Market. The property is located 5.1 miles south of Gerald R. Ford International Airport along the M-6 (Paul B. Henry) Freeway providing visibility and direct access to primary thoroughfares such as Interstate 96 to the east, and Interstate 196 and Route 131 to the west. The property is located in the Kraft Lake Office Park and benefits from two points of ingress/egress via the Paul B. Henry Freeway to the north and Kraft Avenue to the west. Additionally, the primary campus for Davenport University is 1.0 mile west of the property.

According to the appraisal, the 2018 estimated population and average household income within a 5.0-mile and 10.0-mile radius of the property are 45,715 and 289,185 and $101,990 and $86,964, respectively. Forbes named Grand Rapids the Best City for Raising a Family in 2018. The area is home to more than 130 international companies as well as three of Forbes largest private companies (Meijer, Gordon Food Service and Amway). The region serves as the world headquarters for such companies as Amway, BISSELL Homecare, Inc., Steelcase, Inc., Herman Miller Inc., and Wolverine Worldwide, Inc. (makers of Hush Puppies and Merrell footwear). Additionally, the West Michigan region is home to more than 20 colleges and universities. The largest institute of higher learning is Grand Valley State University, with more than 25,000 students and 3,000 employees.

A-2-60

Mortgage Loan No. 4 — Farmers Insurance

According to a third party market research report, office rents in the Grand Rapids metro increased by 3.1% year-over-year as of the second quarter of 2019, and have posted an average annual gain of 3.6% over the past three years. The market rent was $17.57 PSF, up from $17.38 PSF in 2018 and $13.82 PSF in 2011. As of the second quarter of 2019, the market reported a vacancy rate of 4.2%, same as 2018 and down from 13.2% in 2011. Since 2010, the vacancy rates have been on the decline.

Competitive Set Summary(1)

Property	Year Built	NRA (SF)	Lease Date	Est. Rent PSF	Rent Steps	Anchor Tenants	Proximity (miles)
Farmers Insurance	1990, 1998, 2010	713,935(2)	Sep 2019(2)	$12.75(2)	2.0%/yr. (2)	Farmers Insurance	N/A
Confidential - Office Building	1992	48,324	Aug 2019	$19.25	2.0%/yr.	Confidential	18.6
River Street Commons	2018	12,232	Mar 2019	$19.50	$0.50/SF/yr.	ITS Partners, LLC	19.3
Orchards Corporate Center I & II	2000	215,716	Mar 2018	$12.00	2.0%/yr.	Flextronics America, LLC	131
The Standard at Farmington Hills	1987	274,183	Feb 2018	$11.50	3.0%/yr.	Centria Healthcare, LLC	136
Flex Building	2001	216,830	Jan 2018	$17.29	NAV	Hanon Systems USA	127
Magna Seating of America, Inc.	2016	182,264	Dec 2016	$18.00	1.34%/yr.	Magna Seating of America, Inc.	127
Confidential - Office Building	1974	48,324	Aug 2019	$17.50	2.0%/yr.	Confidential	51.7

(1)	Source: Appraisal.

(2)	Based on the August 27, 2019 lease.

Historical and Current Occupancy

2016(1)	2017(1)	2018(1)	Current(2)
N/A	N/A	N/A	100.0%

(1)	Historical Occupancy is not available as a leased facility. The sale-leaseback transaction occurred in 2019.

(2)	Based on the August 27, 2019 lease.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date(3)
Farmers Insurance	A2 / A / NR	713,935	100.0%	$12.75	100.0%	8/31/2034

(1)	Based on the August 27, 2019 lease. The property is 100.0% leased to Farmers Insurance and subleased in four parts to Farmers Group, Inc.

(2)	Ratings are of Farmers Insurance, which is the tenant under the lease.

(3)	The lease has four, five-year extension options through 2054. The lease does not include any termination rights.

A-2-61

Mortgage Loan No. 4 — Farmers Insurance

Operating History and Underwritten Net Cash Flow

	2017(1)	2018(1)	TTM(1)	Underwritten(2)(3)	PSF	%(4)
Rents in Place	N/A	N/A	N/A	$9,102,671	$12.75	63.5%
Straight line Rent	N/A	N/A	N/A	864,500	$1.21	6.0%
Gross Potential Rent	N/A	N/A	N/A	$9,967,171	$13.96	69.5%
Total Recoveries	N/A	N/A	N/A	4,374,313	$6.13	30.5%
Net Rental Income	N/A	N/A	N/A	$14,341,484	$20.09	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	(286,830)	($0.40)	(2.0%)
Effective Gross Income	N/A	N/A	N/A	$14,054,655	$19.69	98.0%
Total Expenses	N/A	N/A	N/A	$4,374,313	$6.13	31.1%
Net Operating Income	N/A	N/A	N/A	$9,680,341	13.56	68.9%
Total TI/LC, Capex/RR	N/A	N/A	N/A	142,787	$0.20	1.0%
Net Cash Flow	N/A	N/A	N/A	$9,537,554	$13.36	67.9%

(1)	Historical cash flows are not available as the sale-leaseback transaction was completed in 2019.

(2)	Underwritten Rents in Place is based on the current in-place rent, which is year 1 of the lease.

(3)	Straight Line Rent assumes 2.0% annual rent increases totaling $864,500 through the loan term.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

Property Management. The property is self-managed by Farmers Insurance.

Escrows and Reserves. At origination, the borrower deposited into escrow $289,294 for the debt service reserve.

Taxes & Insurance Reserve – The requirement to make monthly deposits of (i) 1/12th of the annual estimated tax payments and (ii) 1/12th of the estimated insurance premiums into tax and insurance reserve accounts is waived unless a Trigger Period (as defined below) is continuing.

Replacement Reserves – During the continuance of a Trigger Period, on a monthly basis, the borrower is required to deposit $14,874 ($0.25 per rentable SF per annum).

TI/LC Reserves – During the continuance of a Trigger Period, on a monthly basis, the borrower is required to deposit $59,495 ($1.00 per rentable SF per annum).

Debt Service Reserve – The borrower is required to deposit each quarterly rent payment made by Farmers Insurance into the cash management account, which must be applied in accordance with the loan documents, and the amount equal to the next two monthly payments will be deposited and held and applied on the next two monthly payment dates. Provided no cash sweep event has occurred, all excess cash is required to be disbursed to the borrower. If a cash sweep event occurs, after disbursement of such excess cash, the borrower will re-deposit the excess cash that was previously disbursed to be held and applied in accordance with the loan documents.

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and in-place cash management. At origination, the borrower sent a direction letter to the tenant instructing it to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed on each monthly payment date in accordance with the loan documents. During a Trigger Period which (i) is a Full Trigger Period (defined below), 100% of all excess cash flow will be held by the lender or (ii) is a Partial Trigger Period (defined below), 25% of all excess cash flow up to a maximum amount of $30 PSF will be held by the lender. During the continuance of a Trigger Period caused solely by the failure of the borrower to meet one of the financial tests of a Full Trigger Period or a Trigger Period caused solely by a Partial Trigger Period, the lender will release a portion of the excess cash flow to the borrower for the payment of property-level budgeted operating expenses approved by the lender.

A-2-62

Mortgage Loan No. 4 — Farmers Insurance

“Trigger Period” means either (i) (a) the occurrence of any event of default under the loan documents and/or a monetary or material nonmonetary default under the Farmers Insurance lease, (b) any period when the debt yield falls below 8.0%, (c) the date on which the Farmers Insurance lease is surrendered, cancelled or terminated prior to its then–current expiration date or notice is given thereof, (d) the bankruptcy or insolvency of Farmers Insurance, (e) if Farmers Insurance goes dark or ceases operations at more than 50% of its current space at the property (unless Farmers Insurance has a credit rating equal to or greater than “Baa2” by Moody’s or “BBB” by S&P), (f) if Farmers Insurance’s credit rating is downgraded below “B1” by Moody’s or “B+” by S&P and (g) any period during which a bankruptcy event has occurred with respect to the borrower or property manager (items (i)(a) through (g) each a “Full Trigger Period”); or (ii) any period that commences when Farmers Insurance’s credit rating falls below “Baa2” by Moody’s or “BBB” by S&P or their equivalent (“Partial Trigger Period”).

Partial Release. Any time after the two years from the closing date of the securitization and before April 9, 2029, the borrower may release either of the two existing subdivided parcels through a partial defeasance. The partial release must be expressly permitted under an amendment to the Farmers Insurance lease which is subject to lender approval in addition to satisfaction of standard defeasance provisions. The release price will be either (i) 125% of the allocated loan amount (determined by a then–current appraisal) to the extent such sale is to an affiliate of the borrower, or (ii) 115% of the allocated loan amount to the extent such sale is to a bona-fide third party. Further, the borrower must (i) provide evidence of compliance with all applicable zoning, building and fire codes, (ii) enter into an REA as may needed for operation and legal compliance, (iii) after giving effect to the partial release, the debt yield for the remaining property will not be less than the greater of (x) 9.9% and (y) the debt yield immediately prior to the partial release, (iv) after giving effect to the partial release, the LTV for the remaining property will not be greater than the lesser of (x) 63.8% and (y) the LTV immediately prior to the partial release. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus.

A-2-63

Mortgage Loan No. 5 — ILPT Industrial Portfolio

A-2-64

Mortgage Loan No. 5 — ILPT Industrial Portfolio

A-2-65

Mortgage Loan No. 5 — ILPT Industrial Portfolio

Mortgage Loan Information	Property Information

Mortgage Loan Seller(1):	UBS AG	Single Asset / Portfolio:	Portfolio of 11 Assets
Original Principal Balance(1):	$34,320,000	Title:	Fee
Cut-off Date Principal Balance(1):	$34,320,000	Property Type - Subtype:	Industrial – Warehouse Distribution
% of Pool by IPB:	5.0%	Net Rentable Area (SF):	8,209,036
Loan Purpose:	Recapitalization	Location:	Various
Borrowers:	Various	Year Built / Renovated:	Various / Various
Sponsor:	Industrial Logistics Properties Trust	Occupancy:	100.0%
Interest Rate:	2.65326%	Occupancy Date:	9/1/2019
Note Date:	10/21/2019	Number of Tenants:	12
Maturity Date:	11/7/2029	2016 NOI(4):	$16,319,258
Interest-only Period:	120 months	2017 NOI:	$27,259,856
Original Term:	120 months	2018 NOI(5):	$28,890,150
Original Amortization:	None	UW Economic Occupancy:	97.5%
Amortization Type:	Interest Only	UW Revenues:	$39,822,695
Call Protection(3):	L(25),Def or YM1(88),O(7)	UW Expenses:	$7,985,779
Lockbox:	Hard	UW NOI(5):	$31,836,916
Additional Debt(1):	Yes	UW NCF:	$29,141,457
Additional Debt Balance(1):	$180,080,000 / $135,600,000	Appraised Value / PSF(6):	$547,000,000 / $67
Additional Debt Type(1):	Pari Passu / Subordinate	Appraisal Date:	Various
Additional Future Debt Permitted:	No

Escrows and Reserves(7)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$26
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$26
Insurance:	$0	Springing	N/A	Cut-off Date LTV(6):	39.2%
Toro Expansion Funds:	$6,134,904	$0	N/A	Maturity Date LTV(6):	39.2%
				UW NOI / UW NCF DSCR:	5.52x / 5.05x
				UW NOI / UW NCF Debt Yield:	14.8% / 13.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A Notes:	$214,400,000	61.3%	Equity Recapitalization(8):	$340,254,888	97.2%
B Notes:	135,600,000	38.7	Upfront Reserves:	6,134,904	1.8
			Closing Costs:	3,610,208	1.0
Total Sources:	$350,000,000	100.0%	Total Uses:	$350,000,000	100.0%

(1)	The ILPT Industrial Portfolio loan is part of a larger split whole loan evidenced by eight senior pari passu notes with an aggregate Cut-off Date balance of $214.4 million (collectively, the “A Notes”) and twelve promissory notes that are subordinate to the A Notes with an aggregate Cut-off Date balance of $135.6 million (collectively, the “B Notes”, and together with the A Notes, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the A Notes. The Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), UBS AG and Bank of America, N.A. (“BANA”).
(2)	Reserved.

(3)	Defeasance or prepayment of the Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Whole Loan promissory note to be securitized and (b) October 21, 2022.
(4)	2016 NOI excludes the 5500 Southeast Delaware Avenue property and includes partial year information for seven of the properties as historical financial information was unavailable due to ILPT (as defined below) acquiring a majority of the portfolio over the last twelve months. 2016 NOI includes full year information for the 1800 Union Airpark Boulevard property, 5000 Commerce Way property and the 945 Monument Drive property.

A-2-66

Mortgage Loan No. 5 — ILPT Industrial Portfolio

(5)	The increase in UW NOI from 2018 NOI is primarily attributed to (i) $442,662 of rent steps, (ii) $955,208 in straight line rent taken and (iii) recent leasing, including Transamerica Auto Parts ($966,999 in UW base rent) and SKF USA ($709,343 in UW base rent).

(6)	The Appraised Value is based on the aggregate “as-is” appraised values. The appraised value based on a portfolio appraised value is $575.0 million, resulting in a Cut-off Date LTV and Maturity Date LTV of 37.3% and 37.3%, respectively.

(7)	For a more detailed description, please refer to “Escrows and Reserves” below.

(8)	The sponsor acquired the properties from primarily September 2018 to April 2019 for a combined purchase price of approximately $539.4 million and expects to use the proceeds of the Whole Loan to reduce outstanding borrowings under its $750.0 million unsecured revolving credit facility.

The Loan. The Whole Loan is a $350.0 million first mortgage loan secured by the fee interest in a portfolio of 11 industrial properties containing approximately 8,209,036 SF located across eight states. The Whole Loan has a 10-year term and is interest-only for the entire term.

Notes A-5 and A-8 are being contributed to the CSAIL 2019-C18 Commercial Mortgage Trust. The Whole Loan is expected to be serviced pursuant to the MSC 2019-L3 pooling and servicing agreement. Under the related co-lender agreement, the “Controlling Noteholder” will be the holder of the B-1-A Note, unless and until a control appraisal event (as defined in the co-lender agreement) exists, during which time the Controlling Noteholder will be the holder of Note A-1. The holder of the B-1-A Note is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes will be entitled, under certain circumstances, to consult with respect to certain major decisions. “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced AB Whole Loan–The ILPT Industrial Portfolio Whole Loan” in the Prospectus.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1	$50,000,000	$50,000,000	MSC 2019-L3	N(1)
Notes A-2, A-3	75,000,000	75,000,000	BANK 2019-BNK23(2)	N
Note A-4(3)	25,080,000	25,080,000	BANA	N
Note A-5, A-8	34,320,000	34,320,000	CSAIL 2019-C18	N
Notes A-6, A-7	30,000,000	30,000,000	UBS 2019-C18(4)	N
Notes B-1-A, B-1-B, B-1-C, B-1-D, B-2-A, B-2-B, B-2-C, B-2-D, B-3-A, B-3-B, B-3-C, B-3-D	135,600,000	135,600,000	Third Party Investor	Y(1)
Total	$350,000,000	$350,000,000

(1)	The holder of the B-1-A Note will have the right to appoint the special servicer of the Whole Loan and to direct certain decisions with respect to the Whole Loan, unless a control appraisal event exists under the related co-lender agreement (in which case Note A-1 will be the controlling note).
(2)	The BANK 2019-BNK23 transaction is expected to close on December 10, 2019.
(3)	Note is expected to be contributed to one or more future securitizations.
(4)	The UBS 2019-C18 transaction is expected to close on December 20, 2019.

A-2-67

Mortgage Loan No. 5 — ILPT Industrial Portfolio

Total Debt Capital Structure

(1)	Based on the aggregate “as-is” appraised values of $547.0 million per the appraisal reports dated August 31, 2019 to September 5, 2019.

(2)	Based on the UW NOI of $31,836,916.

(3)	Based on the UW NCF of $29,141,457 and an interest rate of 2.65326% per annum for the A Notes and an interest rate of 4.40000% per annum for the B Notes.

(4)	Implied Equity is based on the aggregate “as-is” appraised values of $547.0 million, less total debt of $350.0 million.

The Borrowers. The borrowing entities for the Whole Loan are The Industrial Fund St. Louis LLC, The Industrial Fund PA LLC, The Industrial Fund MS LLC and The Industrial Fund Ankeny LLC, each a Delaware limited liability company and special purpose entity with two independent directors.

The Sponsor. The Whole Loan’s sponsor and nonrecourse carve-out guarantor is Industrial Logistics Properties Trust (“ILPT”). The obligations of ILPT for any guaranteed obligations for which the Whole Loan documents provide full recourse (consisting generally of bankruptcy related events) is capped at 15% of the outstanding principal balance of the Whole Loan. ILPT is a real estate investment trust (“REIT”) formed to own and lease industrial and logistics properties throughout the United States. As of June 30, 2019, ILPT owned 298 industrial and logistics properties with approximately 42.4 million rentable SF, which were approximately 99.3% leased to 265 tenants with a weighted average remaining lease term of approximately 9.8 years. As of June 30, 2019, approximately 58% of ILPT’s annualized rental revenues come from 72 industrial and logistics properties with approximately 25.6 million SF located in 29 states on the U.S. mainland and approximately 42% of ILPT’s annualized rental revenues come from 226 properties (buildings, leasable land parcels and easements) with approximately 16.8 million SF located on the island of Oahu, Hawaii, most of which are long-term ground leases to tenants that have constructed buildings and operate businesses on land owned by ILPT. See “Description of Mortgage Pool–Litigation and Other Considerations” in the Prospectus.

The Properties. The properties consist of 11 industrial properties containing a total of 8,209,036 SF located across eight states. The properties are located in Indiana (four properties, 40.2% of NRA), Ohio (one property, 21.8% of NRA), Virginia (one property, 12.4% of NRA), Missouri (one property, 5.3% of NRA), Iowa (one property; 7.8% of NRA), Kentucky (one property; 7.4% of NRA), Maryland (one property; 2.7% of NRA) and Pennsylvania (one property; 2.5% of NRA). The properties were built between 2001 and 2016, with seven of the 11 properties built between 2012 and 2016. The properties range in size from 205,090 SF to 1,791,246 SF. As of September 1, 2019, the properties were 100.0% leased by a mix of national and local tenants.

A-2-68

Mortgage Loan No. 5 — ILPT Industrial Portfolio

The largest tenant, Amazon.com, Inc. (“Amazon”), occupies approximately 25.0% of the portfolio SF and contributes approximately 24.5% of UW base rent. The second largest tenant, Procter & Gamble, occupies approximately 21.8% of the portfolio SF and contributes approximately 19.5% of UW base rent. Excluding Amazon and Procter & Gamble, no single tenant accounts for more than 11.4% of UW base rent or more than 11.7% of total property SF. The largest amount of rollover occurs in 2024, when leases comprising approximately 43.3% of the portfolio SF and 36.0% of UW base rent expire. The weighted average remaining lease term at the portfolio is approximately 6.5 years as of November 2019, and approximately 15.8% of the portfolio SF and 24.2% of UW base rent rolls after the maturity of the Whole Loan.

Portfolio Summary(1)

Property Name	Location	Allocated Whole Loan Amount (“ALA”)	% of ALA	NRA (SF)	Occ. %	Year Built(2)	UW NCF	% of UW NCF	Appraised Value(2)
1800 Union Airpark Boulevard	Union, OH	$60,466,179	17.3%	1,791,246	100.0%	2014	$5,405,373	18.5%	$94,500,000
4237-4255 Anson Boulevard	Whitestown, IN	46,709,324	13.3	1,036,573	100.0%	2006	4,011,976	13.8	73,000,000
5000 Commerce Way	Petersburg, VA	44,597,806	12.7	1,016,065	100.0%	2012	3,363,076	11.5	69,700,000
5142 and 5148 North Hanley Road	St. Louis, MO	39,478,976	11.3	430,986	100.0%	2016	3,392,341	11.6	61,700,000
945 Monument Drive	Lebanon, IN	32,760,512	9.4	962,500	100.0%	2014	2,619,946	9.0	51,200,000
2801 Airwest Boulevard	Plainfield, IN	27,513,711	7.9	804,586	100.0%	2001	2,146,008	7.4	43,000,000
20 Logistics Boulevard	Walton, KY	26,297,989	7.5	603,586	100.0%	2006	2,036,817	7.0	41,100,000
5500 SE Delaware Avenue	Ankeny, IA	20,795,247	5.9	644,104	100.0%	2012	2,602,967	8.9	32,500,000
2150 Stanley Road	Plainfield, IN	19,323,583	5.5	493,500	100.0%	2007	1,475,711	5.1	30,200,000
16101 Queens Court	Upper Marlboro, MD	18,875,686	5.4	220,800	100.0%	2016	1,206,483	4.1	29,500,000
5 Logistics Drive	Carlisle, PA	13,180,987	3.8	205,090	100.0%	2016	880,759	3.0	20,600,000
Total/Wtd. Avg.		$350,000,000	100.0%	8,209,036	100.0%		$29,141,457	100.0%	$547,000,000

(1)	Based on the underwritten rent roll dated September 1, 2019.

(2)	Source: Appraisals.

A-2-69

Mortgage Loan No. 5 — ILPT Industrial Portfolio

Amenity Summary(1)

Property Name	Year Built	NRA(SF)	Tenant	Dock Doors / Drive-In Doors	Clear Height	Parking Spaces
1800 Union Airpark Boulevard	2014	1,791,246	Procter & Gamble	230 / 2	36’	756
4237-4255 Anson Boulevard	2006	1,036,573	Amazon	80 / 4	36’	1,560
5000 Commerce Way	2012	1,016,065	Amazon	75 / 2	32’	952
5142 and 5148 North Hanley Road	2016	430,986	SKF USA	24 / 7	31’	385
945 Monument Drive	2014	962,500	Subaru of America Distribution	96 / 6	34’	260
2801 Airwest Boulevard	2001	804,586	Whirlpool Corporation	71 / 4	32’- 34’	345
20 Logistics Boulevard	2006	603,586	Cummins, Inc.	70 / 3	32’	192
5500 SE Delaware Avenue	2012	644,104	The Toro Company	56 / 3	28’	45
2150 Stanley Road	2007	493,500	Siemens Corporation; M D Logistics, Inc.	57 / 4	36’	174
16101 Queens Court	2016	220,800	La-Z-Boy Incorporated	29 / 2	32’	171
5 Logistics Drive	2016	205,090	Transamerica Auto Parts (“TAP”)	28 / 2	32’	141
Total/Wtd. Avg.		8,209,036

(1)	Source: Appraisals.

The Markets. The properties are located across eight states. The properties are located in Indiana (four properties, 40.2% of NRA), Ohio (one property, 21.8% of NRA), and Virginia (one property, 12.4% of NRA), with the five remaining properties located in Missouri, Iowa, Kentucky, Maryland and Pennsylvania.

Geographic Distribution(1)

State	Allocated Whole Loan Amount (“ALA”)	% of ALA	NRA (SF)	Occupancy	Annual UW Base Rent	Annual UW Base Rent PSF	% of Annual UW Base Rent	Appraised Value(2)
Indiana	$126,307,130	36.1%	3,297,159	100.0%	$11,422,873	$3.46	34.5%	$197,400,000
Ohio	60,466,179	17.3	1,791,246	100.0%	6,456,575	$3.60	19.5	94,500,000
Virginia	44,597,806	12.7	1,016,065	100.0%	3,878,016	$3.82	11.7	69,700,000
Missouri	39,478,976	11.3	430,986	100.0%	3,782,146	$8.78	11.4	61,700,000
Kentucky	26,297,989	7.5	603,586	100.0%	2,334,949	$3.87	7.1	41,100,000
Iowa	20,795,247	5.9	644,104	100.0%	2,873,813	$4.46	8.7	32,500,000
Maryland	18,875,686	5.4	220,800	100.0%	1,364,544	$6.18	4.1	29,500,000
Pennsylvania	13,180,987	3.8	205,090	100.0%	990,585	$4.83	3.0	20,600,000
Total/Wtd. Avg.	$350,000,000	100.0%	8,209,036	100.0%	$33,103,501	$4.03	100.0%	$547,000,000

(1)	Based on the underwritten rent roll dated September 1, 2019.

(2)	Source: Appraisals.

A-2-70

Mortgage Loan No. 5 — ILPT Industrial Portfolio

Submarket Summary(1)

Property Name	State	Submarket	NRA (SF)	Vacancy Rate	Wtd. Avg. Asking Rent PSF (Monthly)	Under Construction (SF)
1800 Union Airpark Boulevard	OH	Northwest	113,345,685	4.3%	$4.48	2,536,131
4237-4255 Anson Boulevard	IN	Indianapolis Far Boone County Industrial	23,211,042	5.3%	$4.42	3,397,082
5000 Commerce Way	VA	Dinwiddie County Industrial	4,251,769	2.3%	$5.39	0
5142 and 5148 North Hanley Road	MO	North St. Louis County – Airport Industrial	306,000,000	5.1%	$5.44	3,300,000
945 Monument Drive	IN	Indianapolis Far Boone County Industrial	23,211,042	5.3%	$4.42	3,397,082
2801 Airwest Boulevard	IN	Indianapolis Plainfield Industrial	42,994,858	4.5%	$4.59	1,897,965
20 Logistics Boulevard	KY	Northern Kentucky	73,085,428	2.9%	$4.59	6,356,231
5500 SE Delaware Avenue	IA	Des Moines Northwest Industrial	10,744,905	1.9%	$6.11	185,900
2150 Stanley Road	IN	Indianapolis Plainfield Industrial	42,994,858	4.5%	$4.59	1,897,965
16101 Queens Court	MD	Bowie Industrial	5,500,000	6.9%	$8.90	0
5 Logistics Drive	PA	Central PA	130,626,700	7.0%	$4.64	7,244,588

(1)	Source: Appraisals.

Tenant Summary(1)

Tenant	Property Name	Ratings Fitch/Moody’s/S&P(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date
Amazon	Various(3)	A+ / A3 / AA-	2,052,638	25.0%	$3.96	24.5%	Various(3)
Procter & Gamble	1800 Union Airpark Boulevard	NR / Aa3 / AA-	1,791,246	21.8	$3.60	19.5	10/31/2024
Subaru of America Distribution	945 Monument Drive	NR / NR / NR	962,500	11.7	$3.11	9.0	5/31/2024
Whirlpool Corporation	2801 Airwest Boulevard	BBB / Baa1 / BBB	804,586	9.8	$3.06	7.4	1/31/2024
The Toro Company(4)	5500 SE Delaware Ave	NR / Baa3 / BBB	644,104	7.8	$4.46	8.7	10/31/2034(4)
Cummins, Inc.	20 Logistics Boulevard	NR / A2 / A+	603,586	7.4	$3.87	7.1	10/31/2021
SKF USA	5142 and 5148 North Hanley Road	BBB+ / Baa1 / NR	430,986	5.3	$8.78	11.4	10/31/2038
Siemens Corporation	2150 Stanley Road	A / A1 / NR	320,070	3.9	$3.61	3.5	9/30/2028
La-Z-Boy Incorporated	16101 Queens Court	NR / NR / NR	220,800	2.7	$6.18	4.1	1/31/2031
Transamerica Auto Parts (“TAP”)	5 Logistics Drive	NR / NR / NR	205,090	2.5	$4.83	3.0	3/31/2025
M D Logistics, Inc.	2150 Stanley Road	NR / NR / NR	173,430	2.1	$3.25	1.7	6/30/2027(5)
Total:			8,209,036	100.0%	$4.03	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2019, including rent increases occurring through August 30, 2020.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Amazon is a tenant at the 5000 Commerce Way property (1,016,065 SF; expiring September 30, 2027) and the 4237-4255 Anson Boulevard property (1,036,573 SF; expiring April 30, 2021).

(4)	The Toro Company is currently in the process of expanding into an additional 194,000 SF, at which time its lease term will extend for 15 years. The Toro Company has the right to terminate its lease if the expansion date has not occurred within 270 days after November 1, 2019. The Toro Company may exercise its right to terminate its lease by giving notice no later than 30 days after the expiration of such 270-day period. At origination, the lender reserved $6,134,904 into a Toro Expansion Reserve, which will be used to pay the remaining project costs associated with the expansion. The expansion space is included in the table above.

(5)	M D Logistics, Inc. has the one-time right to terminate its lease effective June 30, 2022, upon providing notice by September 30, 2021 and paying a termination fee of $546,399.

A-2-71

Mortgage Loan No. 5 — ILPT Industrial Portfolio

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring(3)	% of NRA Expiring(3)	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring(3)	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	2	1,640,159	20.0	6,579,367	19.9	1,640,159	20.0%	$6,579,367	19.9%
2022	0	0	0.0	0	0.0	1,640,159	20.0%	$6,579,367	19.9%
2023	0	0	0.0	0	0.0	1,640,159	20.0%	$6,579,367	19.9%
2024	4	3,558,332	43.3	11,916,546	36.0	5,198,491	63.3%	$18,495,913	55.9%
2025	1	205,090	2.5	990,585	3.0	5,403,581	65.8%	$19,486,498	58.9%
2026	0	0	0.0	0	0.0	5,403,581	65.8%	$19,486,498	58.9%
2027	2	1,189,495	14.5	4,441,664	13.4	6,593,076	80.3%	$23,928,162	72.3%
2028	1	320,070	3.9	1,154,836	3.5	6,913,146	84.2%	$25,082,998	75.8%
2029	0	0	0.0	0	0.0	6,913,146	84.2%	$25,082,998	75.8%
2030 & Beyond	4	1,295,890	15.8	8,020,503	24.2	8,209,036	100.0%	$33,103,501	100.0%
Vacant	0	0	0.0	NAP	NAP	8,209,036	100.0%	NAP	NAP
Total	14	8,209,036	100.0%	$33,103,501	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2019. Rent includes base rent and rent increases occurring through August 30, 2020.

(2)	Certain tenants have more than one lease. In addition, certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017	2018(2)	Underwritten(2)	PSF	%(3)
Rents in Place	$16,490,561	$27,070,602	$28,111,926	$33,103,501	$4.03	81.7%
Vacant Income	0	0	0	0	$0.00	0.0%
Gross Potential Rent	$16,490,561	$27,070,602	$28,111,926	$33,103,501	$4.03	81.7%
Total Reimbursements	4,184,720	6,235,383	6,901,354	7,400,766	$0.90	18.3%
Net Rental Income	$20,675,282	$33,305,985	$35,013,280	$40,504,267	$4.93	100.0%
(Vacancy/Collection Loss)	0	0	0	(1,012,607)	($0.12)	(2.5%)
Other Income	162,138	322,484	322,484	331,034	$0.04	0.8%
Effective Gross Income	$20,837,420	$33,628,469	$35,335,764	$39,822,695	$4.85	98.3%
Total Expenses	$4,518,161	$6,368,613	$6,445,614	$7,985,779	$0.97	20.1%
Net Operating Income	$16,319,258	$27,259,856	$28,890,150	$31,836,916	$3.88	79.9%
Total TI/LC, Capex/RR	584,669	509,338	0	2,695,459	$0.33	6.8%
Net Cash Flow	$15,734,589	$26,750,518	$28,890,150	$29,141,457	$3.55	73.2%

(1)	2016 operating history excludes the 5500 Southeast Delaware Avenue property and includes partial year information for seven of the properties as historical financial information was unavailable due to ILPT acquiring a majority of the portfolio over the last twelve months. 2016 operating history includes full-year information for the 1800 Union Airpark Boulevard property, 5000 Commerce Way property and the 945 Monument Drive property.

(2)	The increase in Underwritten Net Operating Income from 2018 Net Operating Income is primarily attributed to (i) $442,662 of rent steps, (ii) $955,208 in straight line rent taken and (iii) recent leasing, including Transamerica Auto Parts ($966,999 in UW base rent) and SKF USA ($709,343 in UW base rent).

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

A-2-72

Mortgage Loan No. 5 — ILPT Industrial Portfolio

Property Management. The properties are managed by The RMR Group LLC, an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrowers deposited into escrow $6,134,904 for the payment of capital expenditures to be incurred in connection with the expansion of the premises demised pursuant to The Toro Company lease.

Tax Escrow – Solely during the continuance of a Cash Management Sweep Period (as defined below), the borrowers are required to escrow 1/12th of the annual estimated tax payments, provided that the borrowers will not be required to reserve amounts with the lender that are paid directly by a tenant under a lease that is in full force and effect and as to which no event of default by the tenant is continuing.

Insurance Escrow – Solely during the continuance of a Cash Management Sweep Period, the borrowers are required to escrow on a monthly basis, 1/12th of the annual estimated insurance payments (unless the borrowers maintain acceptable blanket insurance policies, which comply with the requirements under the Whole Loan documents, and the insurance premiums payable in connection therewith have been prepaid for not less than one year in advance, or, for the period of coverage under the insurance policies as to which certificates are delivered at loan origination, if less than one year).

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to direct each tenant at the portfolio to deposit funds directly into the lockbox account, and to deposit any funds received by the borrowers and property manager, notwithstanding such direction, into the lockbox account within two business days of receipt. If no Cash Management Sweep Period exists, amounts on deposit in the lockbox account are required to be disbursed to the borrowers’ operating account on each business day. Upon the first occurrence of a Cash Management Sweep Period, the lender is required to establish, and the borrowers are required to cooperate in establishing, a lender-controlled cash management account. If a Cash Management Sweep Period exists, funds on deposit in the lockbox account are required to be transferred to such cash management account, and applied to make monthly deposits to the tax reserve and insurance reserve as described above under “Tax Escrow” and “Insurance Escrow”, to pay debt service on the Whole Loan, to pay approved operating expenses in accordance with the annual budget (which is required to be reasonably approved by the lender during the continuance of a Cash Management Sweep Period) and to pay extraordinary expenses approved by the lender, and to pay any remainder (i) during a Cash Management Sweep Period caused by a Partial Debt Yield Event (as defined below), 50% into the cash trap account, and 50% to the borrowers or (ii) during any Cash Management Sweep Period not caused solely by a Partial Debt Yield Event, 100% into the cash trap account. In each case, the amounts deposited in the cash trap account (such amounts, the “Cash Trap Funds”) are required to be held as additional collateral for the Whole Loan during the continuance of the Cash Management Sweep Period; provided that, so long as no event of default is continuing under the Whole Loan, funds in the cash trap account are required to be applied to pay any shortfalls in debt service and to make deposits into the tax and insurance reserves to the extent amounts on deposit in the cash management account are insufficient, and, if requested by the borrowers, to pay tenant improvements costs and allowances and leasing commissions for leases approved or deemed approved by the lender, capital expenditures set forth in the approved annual budget, management fees not to exceed 3.0% of operating income for the properties, and (subject to an annual cap of $100,000) REIT distributions to owners of the borrowers.

A “Cash Management Sweep Period” means a period commencing upon the earlier of (i) an event of default under the Whole Loan documents, (ii) a Debt Yield Event (as defined below) or (iii) Partial Debt Yield Event.

A “Debt Yield Event” will commence if the debt yield for the Whole Loan is less than 6.75% at the end of two consecutive calendar quarters and will end if (i) the debt yield for the Whole Loan is equal to or greater than 6.75% for two consecutive calendar quarters or (ii) the borrowers have delivered to the lender a letter of credit in accordance with the Whole Loan documents in a face amount such that, if applied to reduce the principal balance of the Whole Loan, would result in a debt yield of at least 6.75%.

A-2-73

Mortgage Loan No. 5 — ILPT Industrial Portfolio

A “Partial Debt Yield Event” will commence if the debt yield for the Whole Loan is less than 7.25% at the end of two consecutive calendar quarters (and a Debt Yield Event does not exist) and will end if (i) the debt yield for the Whole Loan is equal to or greater than 7.25% for two consecutive calendar quarters, (ii) the borrowers have delivered to the lender a letter of credit in accordance with the Whole Loan documents in a face amount such that, if applied to reduce the principal balance of the Whole Loan, would result in a debt yield of at least 7.25% or (iii) the amount of funds on deposit in the Cash Trap Funds are equal to, or in excess of, an amount equal to (x) $2.50 times (y) the rentable square footage of all vacant space at the properties.

Partial Release. The borrowers may obtain the release of a property (without payment of a yield maintenance premium) solely in connection with a casualty or condemnation, as follows. In the event that no event of default exists and a casualty or condemnation occurs as to which either (i)(a) the net proceeds of such casualty or condemnation are greater than 25% of the Casualty Release Value (as defined below) of the property (the “Affected Property”), and (b) the borrowers, after using commercially reasonable efforts are unable to satisfy conditions to restoration requiring that restoration be commenced as soon as reasonably practicable but no later than 90 days after net proceeds are made available to the borrowers, and the Affected Property and use thereof after restoration will be in compliance with legal requirements, the Bond Lease (as defined below), if applicable, any major lease at the Affected Property and other documents applicable to the Affected Property and (c) the lender does not make net proceeds available to the borrowers for restoration or (ii) the net proceeds of such casualty or condemnation are greater than 60% of the Casualty Release Value, then the borrowers may, on or prior to the second monthly payment date following the application of said net proceeds, prepay the Whole Loan and obtain the release of the Affected Property. Such prepayment is subject to certain conditions set forth in the Whole Loan documents, including, among others: (i) payment of an amount equal to (1) the greater of (A) the Casualty Release Value applicable to the Affected Property and (B) the amount required to be paid under REMIC rules less (2) the portion of the net proceeds applied to the principal amount of the Whole Loan applicable to such Affected Property (or zero if the amount in clause (2) is equal to or greater than the amount in clause (1)), (ii) transfer and conveyance of the Affected Property to a person other than the borrowers or any other loan party and (iii) payment of any additional amount required in order to satisfy REMIC requirements.

The “Casualty Release Value” for each of the properties, as set forth in the Whole Loan documents is as follows: 945 Monument Drive – $32,760,512; 16101 Queens Court – $18,875,686; 4237-4255 Anson Boulevard – $46,709,324; 5500 Southeast Delaware Avenue – $20,795,247; 5 Logistics Drive – $13,180,987; 1800 Union Airpark Boulevard – $60,466,179; 2150 Stanley Road –$19,323,583; 20 Logistics Boulevard – $26,297,989; 5142 & 5148 North Hanley Road – $39,478,976; 2801 Airwest Boulevard – $27,513,711; 5000 Commerce Way –$44,597,806.

Ground Lease and Tax Abatement. With respect to the 5142 & 5148 North Hanley Road property (the “North Hanley Property”), in connection with the development of the North Hanley Property and in order to incentivize the sole tenant, SKF USA (“SKF”), to locate at the property, a fee interest in the property was obtained by St. Louis County. St. Louis County ground leased the North Hanley Property (the “Bond Lease”) to a predecessor of the borrowers (the “Predecessor Entity”), bonds were issued by St. Louis County (the “County Bonds”) to the Predecessor Entity as payment for its costs in constructing the property, and the Predecessor Entity, SKF, and St. Louis County entered into a performance agreement (the “Performance Agreement”). The related borrower has succeeded to the rights of the Predecessor Entity under the County Bonds, the Bond Lease and the Performance Agreement. The rent payable by the borrowers to the County under the Bond Lease is equal to the principal and interest payments due to the borrowers under the County Bonds and, therefore the rental payments to be made by the applicable borrower and bond payments owed to such borrower offset each other. During the term of the Bond Lease, the borrowers are entitled to purchase all or any portion of the North Hanley Property back from the County and terminate the Bond Lease, in return for tender and cancellation of all outstanding County Bonds. The borrowers are also required to repurchase the North Hanley Property and terminate the Bond Lease, upon expiration of the Bond Lease or completion of the final bond payment, in each case in return for tender and cancellation of all outstanding County Bonds. The Bond Lease expires on the earlier of (i) the date the SKF lease is terminated and (ii) December 31 of the 10th calendar year following the completion date (as defined in the Bond Lease, provided that it is deemed to be not later than December 31, 2016). According to the appraisal, the improvements at the property were completed in 2015, which would result in a final expiration date of December 31, 2025 for the Bond Lease.

A-2-74

Mortgage Loan No. 5 — ILPT Industrial Portfolio

In connection with the above arrangements, the related borrower is exempt from payment of real property taxes during the term of the Bond Lease. Under the Performance Agreement, in lieu of real property taxes, the related borrower and SKF are jointly liable to make contributions to a special allocation fund in St. Louis, Missouri. The contributions amount is dependent on the number of jobs offered by SKF during each annual test period (a 90-day period ending on September 30 of each year), and said amount begins increasing once SKF employs less than 388 full time employees. If SKF offers less than 350 jobs, (i) the contributions amount increases to equal 100% of the unabated real property taxes that would have otherwise been paid and (ii) the County Bonds structure and Bond Lease are effectively terminated as SKF is required to purchase the fee interest in the North Hanley Property (in return for tender and cancellation of the County Bonds) by December 31 of such year. SKF is obligated under its lease to pay both the unabated taxes (when due) and the contribution payments, as applicable. Accordingly, no real estate taxes or contribution payments were underwritten. According to the appraisal, estimated unabated taxes following the expiration of the tax abatement, which is assumed to occur on December 31, 2025, are expected to be $754,225 in 2026. The County Bonds have been pledged to the lender to secure the Whole Loan. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

Additional Debt. In addition to the A Notes, the properties are also security for the B Notes with a Cut-off Date balance of $135.6 million held by Prima Mortgage Investment Trust, LLC. The B Notes are coterminous with the A Notes and require interest-only payments at a rate of 4.4000% per annum through maturity. The Cut-off Date Loan / SF, Cut-off Date LTV, UW NOI DSCR, UW NCF DSCR, UW NOI Debt Yield and UW NCF Debt Yield based on the entire Whole Loan are $789, 64.0%, 2.69x, 2.47x, 9.1% and 8.3% respectively. See “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced AB Whole Loans—ILPT Industrial Portfolio” in the Prospectus.

A-2-75

Mortgage Loan No. 6 — The Sunstone Apartments

A-2-76

Mortgage Loan No. 6 — The Sunstone Apartments

A-2-77

Mortgage Loan No. 6 — The Sunstone Apartments

A-2-78

Mortgage Loan No. 6 — The Sunstone Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$23,500,000	Title:	Fee
Cut-off Date Principal Balance:	$23,500,000	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	3.4%	Net Rentable Area (Units):	184
Loan Purpose:	Acquisition	Location:	Las Vegas, NV
Borrower:	BCORE MF Sunstone LLC	Year Built / Renovated:	1998 / 2018 - 2019
Sponsor:	BREIT MF Holdings LLC	Occupancy:	95.7%
Interest Rate:	3.3910%	Occupancy Date:	10/28/2019
Note Date:	10/30/2019	Number of Tenants:	NAP
Maturity Date:	11/1/2029	2016 NOI(2):	N/A
Interest-only Period:	120 months	2017 NOI(2):	N/A
Original Term:	120 months	2018 NOI:	$1,458,426
Original Amortization:	None	TTM NOI(3)(4):	$1,636,466
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	YM0.5(25),Def or YM0.5(88),O(7)	UW Revenues:	$2,685,767
Lockbox(1):	Soft	UW Expenses:	$910,881
Additional Debt:	No	UW NOI(4):	$1,774,887
Additional Debt Balance:	N/A	UW NCF:	$1,728,887
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$37,000,000 / $201,087
Additional Future Debt Permitted:	No	Appraisal Date:	10/10/2019

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$127,717
Taxes:	$0	Springing	N/A	Maturity Date Loan Per Unit:	$127,717
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.5%
Replacement Reserves:	$0	Springing	$46,000	Maturity Date LTV:	63.5%
				UW NOI / UW NCF DSCR:	2.20x / 2.14x
				UW NOI / UW NCF Debt Yield:	7.6% / 7.4%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$23,500,000	64.9%	Purchase Price(7):	$35,700,000	98.5%
Sponsor Equity(6):	12,727,660	35.1	Closing Costs:	527,660	1.5
Total Sources:	$36,227,660	100.0%	Total Uses:	$36,227,660	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	Historical cash flows are unavailable as the property was acquired by the sponsor at origination.

(3)	Represents the trailing twelve months ending August 31, 2019.

(4)	Underwritten rents in place are based on the October 28, 2019 rent roll which reflects an average monthly rent of $1,159 per occupied unit compared to $1,142 in the TTM due to the turning of renovated units.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	Includes approximately $11.5 million of cash equity contributed by BREIT MF Holdings LLC (90% of the total sponsor equity) and the Kennedy Wilson Investment Company deemed equity contribution of approximately $1.3 million (10% of the total sponsor equity).

(7)	The property secured a mortgage loan that was previously securitized in FREMF 2017-KF35.

A-2-79

Mortgage Loan No. 6 — The Sunstone Apartments

The Loan. The Sunstone Apartments loan is a $23.5 million first mortgage loan secured by the fee interest in a 184-unit garden-style multifamily property located in Las Vegas, Nevada. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is BCORE MF Sunstone LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is owned 90.0% by BREIT MF Holdings LLC and 10.0% by affiliates of Kennedy Wilson Investment Company (“KW”).

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is BREIT MF Holdings LLC, which is majority owned by Blackstone Real Estate Income Trust, Inc. (“BREIT”). The guarantor’s full recourse obligations with respect to the borrower filing a voluntary petition under the bankruptcy code without the lender’s consent are capped at 20% of the principal balance of the loan. BREIT is a non-traded REIT that was formed in November 2015 and is focused on investing in mostly stabilized commercial real estate properties diversified by sector. As of June 30, 2019, BREIT owned 103,000 multifamily units, 200 million SF of industrial space, 115,000 owned hotel keys, and 33 million SF of retail space. BREIT is also in the sponsorship structure for Loan No. 1 The Met Apartments and Loan No. 3 Towne Center East.

The Property. The property is a 184-unit garden-style multifamily property located in Las Vegas, Nevada that was built in 1998 and renovated in 2018 and 2019. The property consists of 23 two-story apartment buildings located on approximately 10.4 acres. The property has 322 parking spaces, or 1.8 parking spaces per unit, including surface parking spaces, garage units and carports. As of October 28, 2019, the property was 95.7% leased.

The property contains 80 one-bedroom units (43.5%), 88 two-bedroom units (47.8%) and 16 three-bedroom units (8.7%). Average one-bedroom units are 741 SF, two-bedroom units are 1,026 SF, and three-bedroom units are 1,204 SF with a weighted average unit size of 917 SF. Property amenities include a gated entry, a swimming pool, fitness center, game room and business center. Unit amenities feature washer/dryer, stainless steel appliances, wood cabinets, walk-in closets and ceramic tile floors.

The previous owner, KW acquired the property in May 2017 and remains in the sponsorship post BREIT’s acquisition. KW invested $1.2 million ($6,432/unit) in capital expenditures at the property since acquisition. Of the 184 units, 48 units (26.1%) were renovated by owner prior to KW and 84 units (45.7%) were renovated by KW. The sponsor plans to renovate the remaining 52 units (28.3%) as they turn, which cost is included in the $1.6 million ($8,429/unit) budgeted for both individual unit and general property upgrades. Renovated units have garnered a rent premium of 12.7% for one-bedroom units, 12.4% for two-bedroom unit and 8.0% for three-bedroom units over non-renovated units.

The property is located in the southeast corner of Twain Avenue and Fort Apache Road. The neighborhood is directly served by Las Vegas’ freeway system. Regional access to the neighborhood is provided by Beltway 215, traveling north/south to the west of the property and east/west to the south of the property. Access to the west is available using Flamingo Road south of the property. A complete freeway-to-freeway interchange is located approximately 10 miles southeast of the property.

A-2-80

Mortgage Loan No. 6 — The Sunstone Apartments

Multifamily Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
One Bedroom, One Bath, Renovated	59	32.1%	58	98.3%	741	$1,105	$1.49	$1,170	$1.58
One Bedroom, One Bath	21	11.4	21	100.0%	741	$981	$1.32	$1,170	$1.58
Two Bedroom, Two Bath, Renovated	60	32.6	54	90.0%	1026	$1,255	$1.22	$1,350	$1.32
Two Bedroom, Two Bath	28	15.2	28	100.0%	1026	$1,116	$1.09	$1,350	$1.32
Three Bedroom, Two Bath, Renovated	13	7.1	12	92.3%	1204	$1,377	$1.14	$1,500	$1.25
Three Bedroom, Two Bath	3	1.6	3	100.0%	1204	$1,267	$1.05	$1,500	$1.25
Total/Wtd. Avg.	184	100.0%	176	95.7%	917	$1,159	$1.26	$1,285	$1.40

(1)	Based on the underwritten rent roll dated October 28, 2019.

(2)	Source: Appraisal.

The Market. The property is located in the West Las Vegas submarket within the larger Las Vegas market. The Las Vegas central business district is approximately eight miles northeast of the neighborhood, and the “Las Vegas Strip” is approximately 6.5 miles east of the property. Retail is an important economic segment for the Las Vegas market, with large outlets such as the Forum Shops at Caesars, Fashion Show Mall, the Grand Canal Shoppes at the Venetian, and the Crystals retail district at City Center. Opened in 2016, the T-Mobile Arena is an example of recent development initiatives; several others are planned for the coming years, including an NFL stadium near the McCarran International Airport that is currently under construction and slated to open for the 2020 NFL season.

The property’s local area is composed of a mixture of commercial and residential properties. The property’s immediate area is approximately 95% developed, with limited vacant land available primarily southeast of the property and west of Beltway 215. Major retail developments are located south of the property at the intersection of Fort Apache Road and Flamingo Road including a Smith’s anchored grocery store retail center, Ted Weins Firestone and Home Depot. These developments consist of power, community and neighborhood centers and strip retail uses interspersed with professional offices along Flamingo Road. Summerlin Hospital Medical Center is within the property’s immediate area as well as office buildings and retail uses.

The 2019 population within the property’s one-, three- and five-mile radius was 27,699, 159,214 and 355,723, respectively, with an average household income of $79,772, $91,566 and $87,104, respectively. The West Las Vegas submarket represents 17.9% of the total inventory in the Las Vegas market. As of the second quarter of 2019, the overall vacancy rate for the region was 4.2%, while the West Las Vegas submarket had a vacancy rate of 5.5%. The average quoted rental rate for all types of space within the overall market was $1,124 per month, while the West Las Vegas submarket had an average asking rental rate of $1,444 per month as of the second quarter of 2019.

The appraisal identified six comparable rental properties, ranging from 184 units to 240 units that were constructed between 1997 and 2000. The competitive set had a weighted average occupancy of approximately 94%, with average rents ranging from $1,240 to $1,203 per unit. Average rents at the property are slightly below the competitive set. The properties in the appraisal’s competitive set are all located in Las Vegas within approximately 3.1 miles of the property and are shown in the below table.

A-2-81

Mortgage Loan No. 6 — The Sunstone Apartments

Competitive Set Summary(1)

Property	Year Built	No. of Units	Avg. Unit Size (SF)	Avg. $ / Unit	Occupancy	Proximity (miles)
Sunstone Apartments	1998	184	917(2)	$1,159(2)	96%(2)	N/A
Cimarron Apartments	2000	240	927	$1,298	94%	2.0
Broadstone Flamingo West	1998	189	989	$1,315	94%	1.1
Rancho de Montana	1999	214	913	$1,240	98%	1.0
Rancho Destino	1998	184	962	$1,300	95%	1.9
Durango Canyon-South	1998	232	1,060	$1,408	91%	2.2
Vintage at The Lakes	1997	221	1,049	$1,249	94%	3.1
Total/Wtd. Avg.(3)		1,280	984	$1,303	94%

(1)	Source: Appraisal.

(2)	Based on the October 28, 2019 underwritten rent roll.

(3)	Excludes the subject property.

Historical and Current Occupancy

2016(1)	2017(1)	2018(2)	Current(3)
N/A	N/A	95.1%	95.7%

(1)	Historical occupancy is unavailable as the property was acquired by the sponsor at origination.

(2)	2018 occupancy is provided by the sponsor and reflects the TTM ending August 19, 2019.

(3)	Based on the October 28, 2019 underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018	TTM(2)(3)	Underwritten(3)	Per Unit	%(4)
Rents in Place	N/A	N/A	$2,110,494	$2,283,682	$2,448,804	$13,309	90.7%
Vacant Income	N/A	N/A	165,777	152,039	120,136	$653	4.4%
Gross Potential Rent	N/A	N/A	$2,276,271	$2,435,721	$2,568,940	$13,962	95.1%
Total Reimbursements	N/A	N/A	106,039	131,027	131,027	$712	4.9%
Net Rental Income	N/A	N/A	$2,382,310	$2,566,748	$2,699,967	$14,674	100.0%
(Vacancy/Collection Loss)	N/A	N/A	(177,378)	(160,201)	(128,447)	($698)	(4.8%)
Other Income(5)	N/A	N/A	111,649	114,247	114,247	$621	4.2%
Effective Gross Income	N/A	N/A	$2,316,581	$2,520,794	$2,685,767	$14,597	99.5%
Total Expenses	N/A	N/A	$858,155	$884,328	$910,881	$4,950	33.9%
Net Operating Income	N/A	N/A	$1,458,426	$1,636,466	$1,774,887	$9,646	66.1%
Total TI/LC, Capex/RR	N/A	N/A	0	0	46,000	$250	1.7%
Net Cash Flow	N/A	N/A	$1,458,426	$1,636,466	$1,728,887	$9,396	64.4%

(1)	Historical cash flows are unavailable as the property was acquired by the sponsor at origination.

(2)	TTM represents the trailing twelve-month period ending August 31, 2019.

(3)	Underwritten rents in place are based on the October 28, 2019 rent roll which reflects an average monthly rent of $1,159 per occupied unit compared to $1,142 in the TTM due to the turning of renovated units.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(5)	Other Income includes miscellaneous income such as pet fees, late fees, application fees, laundry income and cable income.

A-2-82

Mortgage Loan No. 6 — The Sunstone Apartments

Property Management. The property is managed by Alliance Southwest, LLC, the seventh largest property management company in the nation with offices throughout the West, Southwest, South-Central, Southeast, Mid-Atlantic and Northeast. Alliance Southwest, LLC has managed the property since May 2017 when KW acquired the property.

Escrows and Reserves.

Taxes Reserve – The requirement to make monthly deposits to the tax reserve is waived so long as a Trigger Period (as defined below) is not continuing. During the continuance of a Trigger Period, the borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to pay all taxes and other charges due over the following 12 months at least 30 days prior to the due date.

Insurance Reserve – The requirement to make monthly deposits to the insurance reserve is waived so long as (i) a Trigger Period is not continuing or (ii) no event of default exists and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents. Following the occurrence and during the continuance of a Trigger Period, provided clause (ii) of the previous sentence has not been satisfied, the borrower is required to make monthly deposits equal to 1/12th of the amount sufficient to renew the insurance coverage at least 30 days prior to the expiration of the insurance policies.

Replacement Reserves – During the continuance of a Trigger Period, on a monthly basis, the borrower is required to deposit $3,833 (1/12th of $250 per unit per annum) subject to a cap of $46,000 ($250 per unit).

Lockbox / Cash Management. The loan is structured with a soft lockbox. The borrower is required to deposit all rents and other income from the properties into the lockbox account. All funds in the lockbox account are required to be remitted to the borrower on a daily basis in the absence of a Trigger Period. During the continuance of a Trigger Period, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan (“Excess Cash”) or, in lieu of the lender trapping such Excess Cash, the borrower has the right to deliver to the lender either a letter of credit for such amount or a guaranty of up to 15% of the outstanding principal balance of the loan (in which case, the portion of the guaranteed funds will be released to the borrower), in each case, in accordance with certain requirements set forth in the in the loan documents.

A “Trigger Period” commences upon (i) the occurrence and continuance of an event of default, (ii) any bankruptcy action of the borrower (which, with respect to an involuntary filing, is not discharged, stayed or dismissed within 90 days), or (iii) the DSCR falling below 1.20x for the two consecutive and immediately preceding calendar quarters based upon the corresponding trailing four calendar quarter period.

A-2-83

Mortgage Loan No. 7 — Duane Reade – Columbia University

A-2-84

Mortgage Loan No. 7 — Duane Reade – Columbia University

A-2-85

Mortgage Loan No. 7 — Duane Reade – Columbia University

Mortgage Loan Information		Property Information
Mortgage Loan Seller:(1)	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$21,000,000	Title:	Fee
Cut-off Date Principal Balance:	$21,000,000	Property Type - Subtype:	Retail – Single Tenant
% of Pool by IPB:	3.0%	Net Rentable Area (SF):	7,877
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	SDSDR111 LLC	Year Built / Renovated:	1930 / 2012
Sponsor:	S. Lawrence Davis	Occupancy:	100.0%
Interest Rate:	4.2030%	Occupancy Date:	10/30/2019
Note Date:	10/30/2019	Number of Tenants:	1
Maturity Date:	11/6/2029	2016 NOI:	$1,559,250
Interest-only Period:	120 months	2017 NOI:	$1,649,775
Original Term:	120 months	2018 NOI:	$1,650,550
Original Amortization:	None	TTM NOI(3):	$1,556,419
Amortization Type:	Interest Only	UW Economic Occupancy:	97.0%
Call Protection:	L(25),Def (91),O(4)	UW Revenues:	$1,958,031
Lockbox(2):	Hard	UW Expenses:	$538,170
Additional Debt:	No	UW NOI(4):	$1,419,861
Additional Debt Balance:	N/A	UW NCF:	$1,410,409
Additional Debt Type:	N/A	Appraised Value / PSF:	$31,000,000 / $3,936
Additional Future Debt Permitted:	No	Appraisal Date:	9/13/2019

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$2,666
Taxes(6):	$0	Springing	N/A	Maturity Date Loan PSF:	$2,666
Insurance:	$11,339	Springing	N/A	Cut-off Date LTV:	67.7%
Replacement Reserves:	$0	$131	N/A	Maturity Date LTV:	67.7%
TI/LC:	$0	$657	N/A	UW NOI / UW NCF IO DSCR:	1.59x / 1.58x
				UW NOI / UW NCF Debt Yield:	6.8% / 6.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$21,000,000	99.5%	Payoff Existing Debt:	$20,500,000	97.1%
Sponsor Equity:	114,688	0.5	Closing Costs:	373,472	1.8
			Upfront Real Estate Taxes(6):	229,877	1.1
			Upfront Reserves:	11,339	0.1
Total Sources:	$21,114,688	100.0%	Total Uses:	$21,114,688	100.0%

(1)	The loan was originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column.

(2)	For a more detailed description of lockbox and cash management structure, please refer to “Lockbox / Cash Management” below.

(3)	Represents the trailing twelve-month period ending August 31, 2019.

(4)	On July 1, 2021, the annual base rent for Duane Reade will be reduced from $1,650,500 ($210 PSF) to $1,500,000 ($190 PSF) in connection with an early lease extension that provided no tenant improvement package or free rent. Underwritten NOI reflects the 2021 base rent.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(6)	At closing, $229,877 was paid directly to NYC Department of Finance for the tax bill due on January 1, 2020.

A-2-86

Mortgage Loan No. 7 — Duane Reade – Columbia University

The Loan. The Duane Reade – Columbia University loan is a $21.0 million first mortgage loan secured by the fee interest in a 7,877 SF single-tenant retail condominium unit located in New York, NY. The loan has a 10-year term and is interest-only for the entire term.

The Borrower. The borrowing entity for the loan is SDSDR111 LLC, a Delaware limited liability company structured to be a special purpose entity. The borrowing entity is directly owned by the following members: 75.0% by SDS Investments II LLC, a Delaware limited liability company, 24.0% by Jeff Winnick and 1.0% by S. Lawrence Davis. The indirect owners of the borrowing entity (with an indirect ownership percentage equal to or greater than 20.0%) and their indirect ownership percentages are: S. Lawrence Davis (21.5%), Sapir SDS Holdings LLC (37.5%), The Sapir Group LLC (37.5%), the Estate of Tamir Sapir (26.3%) and four indirect owners, each with less than a 20.0% ownership interest in the borrowing entity.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Mr. S. Lawrence Davis. Mr. Davis is the President and CEO of Shorewood Real Estate Group, a multi-strategy real estate investment platform that specializes in the acquisition, financing and development of institutional quality assets in major gateway markets in the US. According to the sponsor, the firm has invested $650 million since its inception in 2012.

The Property. The property is a 7,877 SF single-tenant retail condominium unit, which encompasses the ground floor and lower level of a 10-story, multifamily apartment building on a 0.5-acre site, which was built in 1930 and renovated in 2012. The property is located on the northeast corner of Broadway and 111th Street in New York, three blocks south of Columbia University’s main campus, two blocks southwest of Mount Sinai St. Luke’s Hospital and five blocks south of Barnard College. The property represents one unit in a seven-unit condominium, with one residential unit that includes 133 apartment residences and six commercial units (including the property). Solely the Duane Reade condominium unit is collateral for the loan. See “Description of the Mortgage Pool – Mortgage Pool Characteristics – Condominium and Other Shared Interests” in the Prospectus.

The property is 100% leased to Duane Reade, which has been in occupancy since 2000 and had an original lease expiration of June 30, 2021, which was extended to April 30, 2029. The tenant does not have any early termination rights other than customary rights for defaults or certain casualties or condemnations of the property. Duane Reade currently pays an annual base rent of $1,650,550 ($210 PSF) and is responsible for paying all expenses with exception of interior and exterior capital repairs. On July 1, 2021, the annual base rent will be reduced to $1,500,000 ($190 PSF) in connection with an early lease extension that provided no tenant improvement package or free rent. The sponsor is responsible for both interior and exterior capital repairs; however, the tenant is responsible for exterior installations.

The Duane Reade lease is guaranteed by Walgreens Co., a wholly owned subsidiary of Walgreens Boots Alliance (Moody’s/S&P/Fitch: Baa2/BBB/BBB).

The property is one of only four Duane Reade retail locations within the borough of Manhattan that features a 24-hour pharmacy.

The Market. The property is located at the northeast corner of Broadway and 111th Street in the Morningside Heights neighborhood within the Harlem / North Manhattan submarket of Manhattan, New York City, New York, three blocks south of Columbia University’s main campus, two blocks southwest of Mount Sinai St. Luke’s Hospital and five blocks south of Barnard College. The neighborhood is predominately residential in nature with primarily commercial uses along Broadway and mixed-use commercial and residential uses along the side streets.

The property is serviced by public transit accessible via subway service at the Cathedral Parkway 110th Street Station one block south of the subject and by bus stops located directly across Broadway between 111th and 112th Street and one block south on the corner of Broadway and 110th Street.

According to the appraisal, as of 2018, the population within a one- and three-mile radius of the property is approximately 176,039 and 1,197,847, respectively, with a median household income of $68,527 and $67,939, respectively. The appraisal concluded PSF market rents of $215 for retail space. According to a third party market research provider, the market reported an overall vacancy rate of 6.0% as of the second quarter of 2019. According to the appraisal, the property’s competitive set consists of the six properties detailed in the table below.

A-2-87

Mortgage Loan No. 7 — Duane Reade – Columbia University

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Tenants
Duane Reade – Columbia University	1930 / 2012	7,877(2)	$190(2)	100%(2)	N/A	Duane Reade
2833 Broadway	1931 / N/A	8,516	$206	100%	0.1	CVS
1745 Broadway	2003 / N/A	4,369	$365	100%	2.9	Capital One Bank
1756 Broadway	1979 / N/A	2,628	$220	100%	2.8	Pret A Manger
2333 Broadway	1922 / N/A	8,200	$288	100%	1.3	Victoria’s Secret
2085 Broadway	1938 / N/A	24,985	$210	100%	2.0	Bloomingdales Outlet
2415 Broadway	1986 / N/A	2,035	$350	100%	1.1	Wells Fargo

(1)	Source: Appraisal.

(2)	Based on the executed lease to commence on July 1, 2021.

Historical and Current Occupancy(1)

2016	2017	2018	Current(2)
100%	100%	100%	100%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on leases in-place as of the loan origination date of October 30, 2019.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of UW Base Rents	Lease Expiration Date(3)
Duane Reade	Baa2 / BBB / BBB	7,877	100%	$190	100%	4/30/2029

(1)	Based on lease in-place as of the loan origination date of October 30, 2019.

(2)	Ratings provided are for Walgreens Boots Alliance, the parent company of Walgreens Co. which guarantees the lease.

(3)	The lease has no remaining extension options and does not provide the tenant with any termination options, other than customary termination rights for defaults or casualties/condemnations.

A-2-88

Mortgage Loan No. 7 — Duane Reade – Columbia University

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$1,559,250	$1,649,775	$1,650,550	$1,633,500	$1,500,000	$190.43	74.3%
Gross Potential Rent	$1,559,250	$1,649,775	$1,650,550	$1,633,500	$1,500,000	$190.43	74.3%
Total Reimbursements	352,116	403,030	464,386	376,337	518,589	$65.84	25.7%
Net Rental Income	$1,911,366	$2,052,805	$2,114,936	$2,009,837	$2,018,589	$256.26	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(60,558)	($7.69)	(3.0%)
Effective Gross Income	$1,911,366	$2,052,805	$2,114,936	$2,009,837	$1,958,031	$248.58	97.0%
Total Expenses	$352,116	$403,030	$464,386	$453,417	$538,170	$68.32	27.5%
Net Operating Income	$1,559,250	$1,649,775	$1,650,550	$1,556,419	$1,419,861	$180.25	72.5%
Total TI/LC, Capex/RR	0	0	0	0	9,452	$1.20	0.5%
Net Cash Flow	$1,559,250	$1,649,775	$1,650,550	$1,556,419	$1,410,409	$179.05	72.0%

(1)	TTM represents the trailing twelve-month period ending August 31, 2019.

(2)	On July 1, 2021, the annual base rent for Duane Reade will be reduced from $1,650,500 ($210 PSF) to $1,500,000 ($190 PSF) in connection with an early lease extension that provided no tenant improvement package or free rent. Underwritten Rents in Place reflect the 2021 base rent.

(3)	% column represents percentage of Net Rental Income for all revenue lines and represents percentage of Effective Gross Income for the remainder of the fields.

Property Management. The property is self-managed by the tenant, Duane Reade.

Escrows and Reserves. At origination, the borrower deposited $11,339 into the Insurance Reserve.

Taxes & Insurance Reserve – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments due over the next 12 months in order to accumulate sufficient amounts to pay all taxes at least 30 days before the due date and 1/12th of the annual estimated insurance premiums estimated to be due and payable for coverage renewal. However, the borrower’s obligation to make monthly deposits to the Tax & Insurance Reserve will be waived as long as the Duane Reade lease is in full force and effect and no monetary or material non-monetary default has occurred thereunder, Walgreens Boots Alliance, Inc. (“WBA”) maintains a long term unsecured credit rating of at least “BBB-” by S&P and “Baa3” by Moody’s and Duane Reade pays the applicable taxes and other charges and maintains insurance coverage acceptable to lender.

Replacement Reserves – On a monthly basis, the borrower is required to escrow $131 for replacement reserves, which equates $0.20 PSF per annum.

TI/LC Reserves – On a monthly basis, the borrower is required to deposit $657 for TI/LC reserves, which equates to $1.00 PSF per annum.

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management during a Trigger Period (as defined below). In connection with the origination of the loan, the borrower delivered a tenant direction letter directing tenant to pay rent directly to the lockbox account. Within two business days of receipt of any rents, the borrower or manager will cause such amounts to be deposited in the lockbox account. Upon the commencement of the first Trigger Period, the cash management account will be established and for the duration of the Trigger Period, all amounts received by lockbox bank will be transferred on a daily basis to the cash management account.

A ”Trigger Period” will commence upon (i) an event of default; (ii) the debt yield falling below 6.70%; (iii) a Trigger Lease Event (as defined below); or (iv) the credit rating for WBA falling below “BB” by S&P or “Ba2” by Moody’s.

A “Trigger Lease Event” means that: (i) Duane Reade (or any replacement tenant occupying all or a portion of the property) (each, a “Trigger Tenant”) is delinquent in payment of rent for more than 30 days; (ii) Trigger Tenant becomes subject to a bankruptcy action; (iii) Trigger Tenant has gone dark or vacated its space in substantially all of its premises; or (iv) the lease for a Trigger Tenant will expire in less than 18 months; (v) the Duane Reade lease has been terminated or cancelled or Duane Reade has notified borrower of its intent to do so.

A-2-89

Mortgage Loan No. 8 — United Healthcare Office

A-2-90

Mortgage Loan No. 8 — United Healthcare Office

A-2-91

Mortgage Loan No. 8 — United Healthcare Office

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	204,123
Loan Purpose:	Refinance	Location:	Las Vegas, NV
Borrower:	2716 N. Tenaya Loan 1, LLC	Year Built / Renovated:	1998 / 2016
Sponsors:	Quynh Palomino; Lloyd W. Kendall, Jr.	Occupancy:	100.0%
Interest Rate:	4.97948%	Occupancy Date:	9/30/2019
Note Date:	10/4/2019	Number of Tenants:	1
Maturity Date:	10/6/2024	2016 NOI:	$4,099,810
Interest-only Period:	24 months	2017 NOI:	$4,222,082
Original Term:	60 months	2018 NOI:	$4,344,538
Original Amortization:	360 months	TTM NOI(3)(4):	$4,424,860
Amortization Type:	IO-Balloon	UW Economic Occupancy:	95.0%
Call Protection(2):	L(26),Def(30),O(4)	UW Revenues:	$4,934,863
Lockbox:	Hard	UW Expenses:	$168,521
Additional Debt(1):	Yes	UW NOI(4):	$4,766,342
Additional Debt Balance(1):	$26,800,000 / $6,000,000	UW NCF:	$4,696,297
Additional Debt Type(1):	Pari Passu / Mezzanine	Appraised Value / PSF:	$70,200,000 / $344
Additional Future Debt Permitted:	No	Appraisal Date:	8/23/2019

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$229
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$219
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	66.7%
Replacement Reserves:	$0	$3,402	N/A	Maturity Date LTV:	63.7%
TI/LC Reserve:	$0	$29,768	N/A	UW NOI / UW NCF IO DSCR:	2.02x / 1.99x
Material Tenant Rollover Reserve:	$1,000,000	Springing	N/A	UW NOI / UW Amortizing NCF DSCR:	1.58x / 1.56x
				UW NOI / UW NCF Debt Yield:	10.2% / 10.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$46,800,000	88.5%	Payoff Existing Mortgage Debt(6):	$42,166,575	79.8%
Mezzanine Loan:	6,000,000	11.4	Payoff Existing Mezzanine Debt:	9,080,774	17.2
Sponsor Equity:	53,020	0.1	Upfront Reserves:	1,000,000	1.9
			Closing Costs:	605,671	1.1
Total Sources:	$52,853,020	100.0%	Total Uses:	$52,853,020	100.0%

(1)	The United Healthcare Office loan is part of a larger split whole loan evidenced by five pari passu notes with an aggregate Cut-off Date balance of $46.8 million (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the Whole Loan.
(2)	Defeasance of the Whole Loan is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last Whole Loan promissory note to be securitized.
(3)	Represents the trailing twelve months ending July 31, 2019.
(4)	UW NOI includes $411,699 in straight line rent.
(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	The property secured a mortgage loan that was previously securitized in JPMBB 2014-C26.

A-2-92

Mortgage Loan No. 8 — United Healthcare Office

The Loan. The Whole Loan is a $46.8 million first mortgage loan secured by the fee simple interest in a 204,123 SF Class A suburban office building located in Las Vegas, Nevada. The Whole Loan has a five-year term and will amortize on a 30-year schedule following an initial interest-only period of 24 months.

The Whole Loan is expected to be serviced under the CSAIL 2019-C18 pooling and servicing agreement until the securitization of the controlling Note A-1. Note A-2 and A-3 are being contributed to the CSAIL 2019-C18 Commercial Mortgage Trust. From and after the securitization of Note A-1, the Whole Loan will be serviced pursuant to the pooling and servicing agreement for the securitization that holds such note. As the holder of Note A-1 (the “Controlling Noteholder”), UBS AG is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holder of the remaining notes is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1, A-4, A-5	$26,800,000	$26,800,000	UBS 2019-C18(1)	Y
Note A-2, A-3	20,000,000	20,000,000	CSAIL 2019-C18	N
Total:	$46,800,000	$46,800,000

(1)	The UBS 2019-C18 transaction is expected to close on December 20, 2019.

The Borrower. The borrowing entity for the Whole Loan is 2716 N. Tenaya Loan 1, LLC, a special purpose Delaware limited liability company. The borrowing entity is 100% owned and managed by 2716 N. Tenaya Loan 2, LLC (the “Mezzanine Borrower”), which is owned by Quynh Palomino (12.4%) through Quyp Holdings, LLC and by various entities and individuals (87.6%), of which none own more than 10.0%. The Mezzanine Borrower is managed by Virtua Partners (US), LLC (“Virtua Partners”), which is majority owned and controlled by Quynh Palomino and Lloyd W. Kendall, Jr.

The Sponsors. The Whole Loan’s sponsors and non-recourse carve-out guarantors are Quynh Palomino and Lloyd W. Kendall, Jr. Quynh Palomino and Lloyd W. Kendall, Jr. are both principals at Virtua Partners. Virtua Partners is a global private equity firm specializing in commercial real estate. Virtua Partners sponsors a variety of investment funds and commercial real estate projects across the United States and currently has 16 million SF of assets under management or development. See “Description of Mortgage Pool–Litigation and Other Considerations” and “–Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The property is a 204,123 SF, Class A, suburban office building located in Las Vegas, Nevada. The property consists of one, six-story building situated on an approximately 9.6-acre site. Built in 1998 and renovated in 2016, the property has been 100.0% occupied by United HealthCare Services, Inc. (“UnitedHealthcare”) and its predecessors since the original construction in 1998. The property features 908 parking spaces (4.4 spaces per 1,000 SF), including a five-story above ground parking garage with 727 spaces.

UnitedHealthcare leases the property under an absolute net lease at a current UW base rent of $22.61 PSF, with 3% annual increases, through December 2025 and has three, five-year renewal options remaining with no termination options. Since its most recent lease renewal in 2014, UnitedHealthcare has spent approximately $3.3 million in renovations at the property. The renovations included installation of a credit union on the first floor, re-demising the 2nd through 6th floors with new finishes throughout, and fully upgraded bathrooms. In addition, UnitedHealthcare constructed an additional 245-space covered parking lot on the parcel to the south of the property at its own expense. The parcel with the additional parking belongs to UnitedHealthcare and is not a part of the collateral.

A-2-93

Mortgage Loan No. 8 — United Healthcare Office

UnitedHealthcare is an operating division of UnitedHealth Group (NYSE: UNH) (Fitch/Moody’s: A-/A3). UnitedHealth Group, based in Minnetonka, Minnesota, is a leader in the health and well-being industry, serving approximately 70 million Americans and 85 million in 19 other countries. Founded in 1977, UnitedHealth Group employs more than 260,000 people globally. UnitedHealth Group has two business platforms: health benefits operating under UnitedHealthcare and health services operating under Optum. UnitedHealthcare provides health care benefits to an array of customers and markets. Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers, through its OptumHealth, OptumInsight and OptumRx businesses. UnitedHealth Group is ranked #6 on the 2019 Fortune 500 list, and has over $226.2 billion in annual revenue as of year-end 2018. UnitedHealthcare accounted for approximately 81% of UnitedHealth Group’s revenues and 53% of UnitedHealth Group’s net operating income in 2018.

In February 2008, UnitedHealthcare expanded its footprint in Nevada when parent company, UnitedHealth Group, acquired the Sierra Health Services, Inc. family of companies. The property, and the adjacent smaller office building at 2720 North Tenaya Way, serve as UnitedHealthcare’s regional headquarters. The campus serves as the operations center for the company’s business lines in Nevada, UnitedHealthcare’s insurance business, and Optum.

The Market. The property is located in the northern section of the City of Las Vegas, Nevada, in Clark County, approximately 9.5 miles northwest of downtown Las Vegas and the Las Vegas Medical District, and approximately 16.5 miles northwest of McCarran International Airport. The property is located immediately west of U.S. Highway 95 (“US 95”), which travels north/south directly through Las Vegas and provides connections to both Carson City and Reno via US 50 and Interstate 80, respectively. US 95 intersects with Interstate 15, just north of the Las Vegas central business district, approximately 6.5 miles southeast of the property. Due to the proximity of the major thoroughfares to this neighborhood, travel time to the city of Las Vegas central business district is approximately 20 minutes, with travel to McCarran International Airport taking approximately 30 minutes. Direct access to the property is provided by North Tenaya Way, which according to a third party market research report, experiences an average daily traffic count of 19,784 vehicles at its intersection with Peak Drive, less than 0.5 miles north of the property.

The property is located in the Las Vegas Technology Center. The immediate surrounding area consists primarily of office and medical office uses, including Mountain View Hospital and Sierra Health Medical Center, located just northeast of the property. According to the appraisal, the presence of these two major facilities has resulted in the development of a “medical corridor” along Tenaya Way between Cheyenne Avenue and Smoke Ranch Road. Located along this corridor are several clinics, medical office buildings and other hospital support services. In 2017, Mountain View Hospital completed a $90 million, multi-phase campus expansion, to include the addition of 64 beds, expansion and renovation of Women’s Services and addition of a Level III NICU, expansion of Emergency Department services and a new Medical Office Building. In addition, retailers within a two-mile radius of the property include Walmart, Ross, Target, Hobby Lobby, Best Buy, TJ Maxx, Marshalls, Bed, Bath & Beyond, Stein Mart, and JOANN Fabrics.

Las Vegas is the largest city and most populated in Nevada and the county seat of Clark County. According to a third party market research report, the 2019 estimated population of the Las Vegas-Henderson-Paradise, NV metropolitan statistical area (“MSA”) is 2,268,633 and accounts for 73.8% of Nevada’s total 2019 estimated population. The population of the Las Vegas MSA increased 1.8% annually from 2010 to 2019, and it is expected to grow 1.5% annually through 2024. This compares to the population growth for the State of Nevada at 1.5% and 1.4%, respectively. According to a third party market research report, the 2019 estimated population and average household income within a three- and five-mile radius of the property are 191,272 and 425,889 people and $72,267 and $78,837, respectively.

According to a third party market research report, the property is situated within the Las Vegas office market and Northwest Las Vegas office submarket. As of the third quarter of 2019, the Las Vegas market reported a total inventory of approximately 66.0 million SF with an 11.6% vacancy rate and asking rent of $23.15 PSF. As of the third quarter of 2019, the Northwest Las Vegas submarket reported a total inventory of approximately 10.6 million SF, making it Las Vegas’s third largest submarket, with a 12.1% vacancy rate and asking rent of $23.48 PSF. The Las Vegas market and Northwest Las Vegas submarket has rent growth of 1.9% and 1.6% over the trailing 12-month period, respectively.

A-2-94

Mortgage Loan No. 8 — United Healthcare Office

Competitive Set Summary(1)

Property	Year Built	NRA (SF)	Proximity (miles)	Lease Date	Rent Steps	Anchor Tenant	Rent PSF
United Healthcare Office	1998	204,123(2)	N/A	Jul 2014(2)	3.0%/yr.	UnitedHealthcare	$22.61(2)
Corporate Pointe II	2001	41,390	5.7	Mar 2018	3.0%/yr.	Wyndham Worldwide	$20.10
Hughes Airport Center	1999	40,288	11.0	Oct 2017	3.0%/yr.	Alorica Inc.	$16.80
Aristocrat Technologies	2018	180,000	7.4	Apr 2018	3.0%/yr.	Aristocrat	$22.20
Southwest Corporate Campus	2007	222,268	9.4	Jan 2016	1.7%/yr.	IGT	$20.40

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 30, 2019.

Historical and Current Occupancy

2016(1)	2017(1)	2018(1)	Current(2)
100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsors. Occupancies are as of December 31 of each respective year.
(2)	Based on the underwritten rent roll dated September 30, 2019.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date(3)
UnitedHealthcare	A3 / NR / A-	204,123	100.0%	$22.61	100.0%	12/31/2025

(1)	Based on the underwritten rent roll dated September 30, 2019.
(2)	Ratings are of UnitedHealth Group, the parent company of the tenant, UnitedHealthcare.
(3)	The lease has three, five-year renewal options remaining and does not include any termination rights.

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten(3)	PSF	%(2)
Rents in Place	$4,099,810	$4,222,805	$4,349,489	$4,425,602	$4,614,373	$22.61	88.8%
Straight Line Rent	0	0	0	0	411,699	$2.02	7.9%
Gross Potential Rent	$4,099,810	$4,222,805	$4,349,489	$4,425,602	$5,026,071	$24.62	96.8%
Total Recoveries	24,228	4,879	19,514	19,733	168,521	$0.83	3.2%
Net Rental Income	$4,124,038	$4,227,683	$4,369,003	$4,445,335	$5,194,592	$25.45	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(259,730)	($1.27)	(5.0%)
Effective Gross Income	$4,124,038	$4,227,683	$4,369,003	$4,445,335	$4,934,863	$24.18	95.0%
Total Expenses	$24,228	$5,601	$24,465	$20,475	$168,521	$0.83	3.4%
Net Operating Income	$4,099,810	$4,222,082	$4,344,538	$4,424,860	$4,766,342	$23.35	96.6%
Total TI/LC, Capex/RR	0	0	0	0	70,045	$0.34	1.4%
Net Cash Flow	$4,099,810	$4,222,082	$4,344,538	$4,424,860	$4,696,297	$23.01	95.2%

(1)	TTM represents the trailing 12 months ending July 31, 2019.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place includes $133,873 of rent steps through October 1, 2020 and Straight Line Rent underwritten to the average rent steps for the remaining lease term expiring December 31, 2025.

A-2-95

Mortgage Loan No. 8 — United Healthcare Office

Property Management. The borrower has entered into the asset management agreement with an affiliate, Clear Vista Management (US), LLC (the “Asset Manager”) pursuant to which Asset Manager provides certain administrative services related to the property (i.e., preparation of budget, cash management serviced, rent collections, maintaining books and records and similar accounting and financial services). The property level management (such as maintenance, etc.) is managed by UnitedHealthcare pursuant to the terms of the UnitedHealthcare lease.

Escrows and Reserves. At origination, the borrower deposited into escrow $1,000,000 for material tenant rollover funds.

Material Tenant Rollover Reserve – During a Material Tenant Trigger Event (as defined below), on a monthly basis, the borrower is required to deposit with the lender all Material Tenant (as defined below) excess cash flow for tenant allowances, tenant improvement costs and leasing commissions.

Taxes Escrow – Provided that (i) no event of default has occurred, (ii) no Cash Sweep Trigger Event (as defined below) has occurred, (iii) the UnitedHealthcare lease is in full force and effect, (iv) UnitedHealthcare is not bankrupt or insolvent, (v) UnitedHealthcare has not expressed its intent to terminate, cancel or default under its lease, (vi) UnitedHealthcare pays all taxes related to the property directly to the applicable authority and (vii) UnitedHealthcare has made and continues to make all payments relating to the obligations to pay taxes, the requirement to make monthly deposits of 1/12th of the annual estimated tax payments is waived.

Insurance Escrow – Provided that (i) no event of default has occurred, (ii) no Cash Sweep Trigger Event has occurred, (iii) the UnitedHealthcare lease is in full force and effect, (iv) UnitedHealthcare is not bankrupt or insolvent, (v) UnitedHealthcare has not expressed its intent to terminate, cancel or default under its lease, (vi) UnitedHealthcare maintains the insurance requirements under the related Whole Loan agreement and (vii) UnitedHealthcare has performed and continues to perform obligations to maintain insurance required under its lease, the requirement to make monthly deposits of 1/12th of the annual estimated insurance premiums is waived.

Replacement Reserves – On a monthly basis, the borrower is required to deposit $3,402 for replacement reserves.

TI/LC Reserves – On a monthly basis, the borrower is required to deposit $29,768 for tenant improvements and leasing commissions.

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below). Pursuant to the related Whole Loan documents, during the continuance of a Cash Management Trigger Event, all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment on both the Whole Loan and mezzanine loan, and cash management bank fees) will be applied as follows: (a) if a Material Tenant Trigger Event has occurred and is continuing, to a Material Tenant rollover reserve, (b) if a Cash Sweep Trigger Event has occurred and is continuing (but not a Material Tenant Trigger Event), to the lender-controlled excess cash flow account, (c) if a Collateral Support Trigger Event (as defined below) has occurred and is continuing, to a collateral support reserve or (d) if no Material Tenant Trigger Event, Cash Sweep Trigger Event or Collateral Support Trigger Event has occurred and is continuing, to the borrower.

A “Cash Management Trigger Event” means a period commencing upon the earlier of (i) an event of default under the related Whole Loan or mezzanine loan documents, (ii) any bankruptcy action involving the borrower, the guarantor, the key principal or the property manager, (iii) the trailing 12-month period DSCR falling below 1.10x, (iv) any indictment for fraud or misappropriation of funds by the borrower, the guarantor, the key principal or an affiliated or third party property manager, or any director or officer of the aforementioned, (v) a Material Tenant Trigger Event or (vi) a Collateral Support Trigger Event.

A-2-96

Mortgage Loan No. 8 — United Healthcare Office

A “Material Tenant Trigger Event” means a period commencing upon the earlier of (i) a Material Tenant giving notice of its intention to terminate or cancel or not to extend or renew its lease, (ii) on or prior to the date that is 12 months prior to the then–applicable expiration date under its Material Tenant lease, the Material Tenant does not extend or renew such Material Tenant lease, (iii) on or prior to the date a Material Tenant is required under its Material Tenant lease to notify the borrower of its election to extend or renew its lease, such Material Tenant not giving notice, (iv) an event of default under a Material Tenant lease occurring and continuing beyond any applicable notice and cure period, (v) a bankruptcy action of a Material Tenant or guarantor of any Material Tenant lease occurring, (vi) a Material Tenant lease being terminated or is no longer in full force and effect, provided that, with respect to any partial termination of a Material Tenant lease, such partial termination relates to no less than 20% of (x) the total net rentable square footage at the property or (y) the total in-place base rent at the property, (vii) a Material Tenant “going dark”, vacating, ceasing to occupy or ceasing to conduct business in the ordinary course at the properties or a portion thereof constituting no less than 20% of the total net rentable square footage at the applicable property (other than temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises) or (viii) the long term unsecured debt rating of a Material Tenant or guarantor of any Material Tenant is downgraded below investment grade.

A “Material Tenant” means (i) UnitedHealthcare or (ii) any other tenant at the properties that, together with its affiliates, either (a) leases no less than 20% of the total rentable square footage or (b) accounts for no less than 20% of the total in-place base rent.

A “Cash Sweep Trigger Event” will occur upon (i) an event of default under the related Whole Loan or mezzanine loan documents, (ii) any bankruptcy action involving the borrower, the guarantor, the key principal or the property manager, (iii) the trailing 12-month period DSCR falling below 1.10x or (iv) a Collateral Support Trigger Event.

A “Collateral Support Trigger Event” means the failure of the borrower to prepay or defease the Whole Loan on or prior to April 6, 2023 (18 months prior to the Whole Loan maturity date).

Additional Debt. At origination, UBS AG provided a $6.0 million mezzanine loan secured by 100.0% of the equity interests in the borrower, which is now held by Inpoint REIT Operating Partnership, L.P. The mezzanine loan is coterminous with the Whole Loan, has an interest rate of 10.0000% per annum and is interest-only throughout the term. The Cut-off Date Loan PSF, Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield based on the Whole Loan and the mezzanine loan are $259, 75.2%, 1.30x and 9.0%, respectively. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

A-2-97

Mortgage Loan No. 9— Patriots Crossing Apartments

A-2-98

Mortgage Loan No. 9— Patriots Crossing Apartments

A-2-99

Mortgage Loan No. 9— Patriots Crossing Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$20,000,000	Title:	Fee
Cut-off Date Principal Balance:	$20,000,000	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	2.9%	Net Rentable Area (Units):	362
Loan Purpose:	Refinance	Location:	Louisville, KY
Borrower:	Patriot Crossing, LLC	Year Built / Renovated:	1970-1972 / 2016-2019
Sponsors:	A. Brandon Denton; Thomas J. Floyd; Mitchell Collins	Occupancy:	97.0%
Interest Rate:	4.1000%	Occupancy Date:	9/26/2019
Note Date:	10/4/2019	Number of Tenants:	NAP
Maturity Date:	10/6/2029	2016 NOI(2):	$1,455,835
Interest-only Period:	36 months	2017 NOI(2):	$1,555,405
Original Term:	120 months	2018 NOI(2):	$1,629,549
Original Amortization:	360 months	TTM NOI(2)(3):	$1,797,910
Amortization Type:	IO-Balloon	UW Economic Occupancy:	94.5%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$3,067,547
Lockbox(1):	Springing	UW Expenses:	$1,107,600
Additional Debt:	No	UW NOI(2):	$1,959,946
Additional Debt Balance:	N/A	UW NCF:	$1,869,446
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$27,600,000 / $76,243
Additional Future Debt Permitted:	No	Appraisal Date:	8/14/2019

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$55,249
Taxes:	$170,466	$14,695	N/A	Maturity Date Loan Per Unit:	$47,909
Insurance:	$48,146	$6,335	N/A	Cut-off Date LTV:	72.5%
Replacement Reserves:	$0	$7,542	N/A	Maturity Date LTV:	62.8%
Immediate Repairs Reserves:	$371,213	$0	N/A	UW NOI / UW NCF IO DSCR:	2.36x / 2.25x
				UW NOI / UW NCF Amortizing DSCR:	1.69x / 1.61x
				UW NOI / UW NCF Debt Yield:	9.8% / 9.3%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$20,000,000	100.0%	Payoff Existing Debt:	$15,823,409	79.1%
			Return of Equity:	3,187,657	15.9
			Upfront Reserves:	589,824	2.9
			Closing Costs:	399,109	2.0
Total Sources:	$20,000,000	100.0%	Total Uses:	$20,000,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.
(2)	The loan’s sponsors acquired the property in 2014 when many of the units were boarded up and uninhabitable. The sponsors subsequently invested approximately $10.2 million ($28,078 per unit) in capital improvements and other costs to reposition and renovate the property. Throughout the rehabilitation period, a significant number of units were down for complete renovations. Since then, 356 units have been renovated and brought back on line, with the remaining units expected to be renovated in November 2019. As a result of the renovations, average monthly rent has grown 35.2% from $538 per unit to $727 per unit, from January 1, 2016 to September 26, 2019. Over the same period, occupancy increased from 79.6% to 97.0%.
(3)	Represents trailing twelve months ending August 31, 2019.
(4)	For a more detailed description, please refer to “Escrows and Reserves” below.

A-2-100

Mortgage Loan No. 9— Patriots Crossing Apartments

The Loan. The Patriots Crossing Apartments loan is a $20.0 million first mortgage loan secured by the fee interest in a 362-unit multifamily garden-style apartment community located in Louisville, Kentucky. The loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 36 months.

The Borrower. The borrowing entity for the loan is Patriot Crossing, LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is wholly owned by Yorktown Investments, LLC a Delaware limited liability company, which in turn is indirectly owned by six individual members. The loan’s sponsors and nonrecourse carve-out guarantors indirectly own 55.2% in the borrowing entity.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are A. Brandon Denton, Thomas J. Floyd, and Mitchell Collins, each of which is a partner in the Denton Floyd Real Estate Group. Headquartered in Louisville, Kentucky, Denton Floyd Real Estate Group is a real estate firm with a focus on investment, development and construction, sales and brokerage, and full-service property management. Since its founding in 2008, Denton Floyd Real Estate Group has completed over $175 million of construction and renovation projects, including new build, rehabilitation, and adaptive reuse projects, and the restoration of over 25 historical landmarks. Denton Floyd Real Estate Group portfolio of properties are located throughout North-Central Kentucky and Southern Indiana, and as of June 15, 2019, collectively had a stabilized occupancy of 94.6%.

The Property. The property is a 362-unit townhome garden style apartment community located in Louisville, Kentucky, approximately 10.6 miles south of downtown Louisville. Situated on a total of 20.5 acres, the property is comprised of 72, two-story buildings and provides for 687 parking spaces (1.9 spaces per unit). The property contains eight one-bedroom, one-bathroom units and 354 two-bedroom, one-bathroom units ranging from 650 to 825 SF. Communal residential amenities at the property include on-site management, two playgrounds, and a picnic/BBQ area. Each unit includes an electric range/oven, refrigerator, dishwasher, private patio/balcony area, washer/dryer hookups, and walk-in closets. As of September 26, 2019, the property was 97.0% occupied.

Since acquisition of the property in 2014, the loan’s sponsors have invested approximately $10.2 million ($28,078 per unit) to rehabilitate and renovate the property. Recent renovations completed include kitchen appliances, HVAC and water heaters, kitchen cabinets, flooring, and window replacements, structural repairs, and site/parking improvements. According to the appraisal, 356 of the 362 units have been renovated and the remaining unit renovations are expected to be completed in November 2019.

As a result of the renovations, average monthly rent has grown 35.2% from $538 per unit as of January 1, 2016 to $727 per unit, as of the September 26, 2019 rent roll. Compared to the appraisal concluded monthly market rent of $821 per unit, average monthly rent at the property is still 11.5% below market.

The following table presents certain information relating to the unit mix and the appraiser’s market rent conclusion of the property:

Multifamily Unit Mix

Unit Type	No. of Units(1)	% of Total(1)	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate PSF(1)	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
One Bedroom, One Bath	8	2.2%	8	100.0%	650	$611	$0.94	$650	$1.00
Two Bedroom, One Bath(3)	354	97.8	343	96.9%	825	$729	$0.88	$825	$1.00
Total/Wtd. Avg.	362	100.0%	351	97.0%	821	$727	$0.89	$821	$1.00

(1)	Based on the underwritten rent roll dated September 26, 2019.
(2)	Source: Appraisal.
(3)	Includes one non-revenue unit, which is utilized as a leasing and management office.

A-2-101

Mortgage Loan No. 9— Patriots Crossing Apartments

The Market. The property is located in Louisville, Kentucky, approximately 10.6 miles south of downtown Louisville. The surrounding neighborhood consists of a mixture of commercial, industrial, and residential development with a majority of the residential development being multifamily. The property is located immediately southwest of the Louisville International Airport (4.8 miles). The property benefits from its proximity to employers in the immediate area including UPS, Jefferson County Public Schools, Ford Motor Company, Humana Healthcare, and General Electric Appliances. In 2019, UPS announced a $750 million expansion, which is expected to create 1,000 jobs over the next ten years in Louisville, according to the Kentucky Cabinet for Economic Development. In addition to being a hub for UPS’ global logistics network, Louisville is home to UPS’ largest aircraft maintenance hangar, located at Louisville International Airport. UPS recently completed a $310 million expansion to UPS Worldport in Louisville, which is now the largest automated package handling facility in the world. The University of Louisville, a state-supported research university with more than 22,000 students, 7,000 faculty and staff, and 140,000 alumni, is located approximately 6.6 miles north of the property.

Primary access to the property is provided by State Route 1020 (directly adjacent to the property), Interstate 65 (4.2 miles east) and Interstate 264 (5.5 miles) and public transit is provided throughout the neighborhood. Downtown Louisville can be accessed by the 4 Route bus, with a stop located directly adjacent to the property. Major retailers nearby include Kroger (1.9 miles northwest), Walmart Supercenter (2.8 miles southwest), and Dollar General (1.3 miles south), as well as Jefferson Mall, a 904,967 SF mall anchored by Dillard’s, JCPenney, H&M, and Old Navy (5.9 miles). In addition to local and regional restaurants, nearby national food and beverage outlets include fast food chains such as McDonald’s, Taco Bell, and Chick-fil-A, as well as national restaurant chains such as Texas Roadhouse, Red Lobster, and Olive Garden.

According to a third party market research report, the estimated 2019 population within a one-, three- and five-mile radius of the property was 7,357, 48,335 and 156,808, respectively. The estimated 2019 average household income within the same radii was $57,954, $57,040 and $58,212, respectively.

According to a third-party market research report, the property is situated within the Louisville multifamily market and the Portland/Shawnee/PRP submarket. As of year-to-date August 2019, the Louisville market reported a total inventory of 75,420 units with a 6.1% vacancy rate and asking rent of $897 per unit. As of year-to-date August 2019, the submarket reported a total inventory of 10,859 units, making it Louisville’s second largest submarket, and had a 4.2% vacancy rate and asking rent of $720 per unit. The Louisville market and Portland/Shawnee/PRP submarket has rent growth of 2.5% and 2.4% over the trailing 12-month period, respectively.

The appraisal identified six competitive properties totaling 1,203 units, which reported a weighted average occupancy rate of approximately 97.5%. The appraisal concluded monthly market rents per unit ranging from $625 to $719 for one-bedroom, one-bathroom units and $714 to $805 for the two-bedroom, one-bathroom units, which represents weighted average monthly rent per unit of $669 and $786, respectively. The properties in the appraisal’s competitive set are all located in the Louisville area and are shown in the below table.

A-2-102

Mortgage Loan No. 9— Patriots Crossing Apartments

Competitive Set Summary(1)

					Avg. Unit Size (SF)		Avg. Monthly Rent (per Unit)
Property	Year Built/ Renovated	No. of Units	Occupancy	Proximity (miles)	1 BD / 1 BA	2 BA / 1 BA	1 BD / 1 BA	2 BA / 1 BA
Patriots Crossing Apartments	1970-1972 / 2016-2019	362(2)	97.0%(2)	N/A	650(2)	825(2)	$611(2)	$729(2)
The Oaks at Andrews	1974 / 2015	209	96.0%	5.8	754	960	$649	$779
Fountain Square Apartments	1964 / NAP	320	96.0%	10	621	712	$719	$780
Elements of Louisville	1948 / 2015	243	100.0%	4.3	737	850	$695	$805
Legacy Apartments	1968 / NAP	106	97.0%	3.4	733	973	$629	$714
Summit Apartments	1974 / NAP	168	96.0%	6.2	584	846	$625	$795
Iroquois Gardens	1972 / NAP	157	99.0%	3.6	750	950	$650	$800
Total/Wtd. Avg.(3)		1,203	97.3%		689	856	$672	$784

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated September 26, 2019.
(3)	Excludes the Patriots Crossing Apartments property.

Historical and Current Occupancy(1)

2016	2017	2018	Current(2)
87.0%	88.4%	91.4%	97.0%

(1)	Source: Historical Occupancy is provided by the loan’s sponsors. Occupancies are as of December 31 of each respective year. The sponsors acquired the property in 2014 when many of the units were boarded up and uninhabitable. The sponsors subsequently invested approximately $10.2 million ($28,078 per unit) in capital improvements and other costs to reposition and renovate the property. Throughout the rehabilitation period, a significant number of units were down for complete renovations. Since then, 356 units have been renovated and brought back on line, with the remaining units expected to be renovated in November 2019.
(2)	Based on the September 26, 2019 underwritten rent roll.

A-2-103

Mortgage Loan No. 9— Patriots Crossing Apartments

Operating History and Underwritten Net Cash Flow(1)

	2016(2)	2017	2018	TTM(3)	Underwritten	Per Unit	%(4)
Rents in Place	$2,411,964	$2,602,566	$2,670,700	$2,866,216	$3,060,888	$8,455	97.5%
Vacant Income	0	151,692	249,866	184,256	108,900	$301	3.5%
Credit Loss	0	(57,502)	(69,429)	(31,510)	(31,510)	($87)	(1.0%)
Gross Potential Rent	$2,411,964	$2,696,756	$2,851,137	$3,018,962	$3,138,278	$8,669	100.0%
Net Rental Income	$2,411,964	$2,696,756	$2,851,137	$3,018,962	$3,138,278	$8,669	100.0%
(Vacancy)	0	(196,907)	(289,831)	(236,763)	(171,307)	($473)	(5.5%)
Other Income(5)	0	126,722	157,111	100,576	100,576	$278	3.2%
Effective Gross Income	$2,411,964	$2,626,571	$2,718,417	$2,882,775	$3,067,547	$8,474	97.7%
Total Expenses	$956,129	$1,071,166	$1,088,868	$1,084,865	$1,107,600	$3,060	36.1%
Net Operating Income	$1,455,835	$1,555,405	$1,629,549	$1,797,910	$1,959,946	$5,414	63.9%
Total TI/LC, Capex/RR	0	0	0	0	90,500	$250	3.0%
Net Cash Flow	$1,455,835	$1,555,405	$1,629,549	$1,797,910	$1,869,446	$5,164	60.9%

(1)	The sponsors acquired the property in 2014 when many of the units were boarded up and uninhabitable. The sponsors subsequently invested approximately $10.2 million ($28,078 per unit) in capital improvements and other costs to reposition and renovate the property. Throughout the rehabilitation period, a significant number of units were down for complete renovations. Since then, 356 units have been renovated and brought back on line, with the remaining units expected to be renovated in November 2019. The increase in NOI is due to the rehabilitation and renovation of the units at the property. As a result of the renovations, average monthly rent has grown 35.2% from $538 per unit to $727 per unit, from January 1, 2016 to September 26, 2019 rent roll. Over the same period, occupancy increased from 79.6% to 97.0%.
(2)	The borrower-provided 2016 operating statement did not include itemized detail for revenue fields.
(3)	Represents trailing twelve months ending August 31, 2019.
(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(5)	Other Income includes application fees, late fees, move-out charges, garage fees, pet fees and other miscellaneous items.

Property Management. The property is managed by DF Property Management LLC, an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $371,213 for immediate repairs, $170,466 for real estate taxes, and $48,146 for insurance escrows.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $14,695.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to $6,335.

Replacement Reserve – On a monthly basis, the borrower is required to escrow $7,542 ($250 per unit annually) for replacement reserves.

Lockbox / Cash Management. The loan is structured with a springing lockbox. The borrower is required to deposit all rents and other income from the properties into an operating account dedicated to servicing the property. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below), the borrower is required to deposit or cause the manager to deposit all rents and other income into the lockbox account, which will be swept daily to a cash management account under the control of the lender. During the continuation of a Cash Sweep Trigger Event (as defined below), all excess cash flow in the cash management account, after payments made in accordance with the loan documents for, among other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Management Trigger Event” means: (i) an event of default, (ii) a bankruptcy action of the borrower, key principal, property manager, or guarantor, (iii) the DSCR falling below 1.25x, or (iv) indictment of fraud or misappropriations of funds by the borrower, manager, or guarantor.

A “Cash Sweep Trigger Event” means: (i) an event of default, (ii) a bankruptcy action of the borrower, key principal, property manager, or guarantor, or (iii) the DSCR falling below 1.25x.

A-2-104

Mortgage Loan No. 10 — Redwood Technology Center

A-2-105

Mortgage Loan No. 10 — Redwood Technology Center

A-2-106

Mortgage Loan No. 10 — Redwood Technology Center

A-2-107

Mortgage Loan No. 10 — Redwood Technology Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$20,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,000,000	Property Type - Subtype:	Mixed Use – Office/Retail
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	154,611
Loan Purpose:	Refinance	Location:	Petaluma, CA
Borrower:	Redwood Tech DE SPE LLC	Year Built / Renovated:	2007 - 2014 / NAP
Sponsor:	Matthew T. White	Occupancy(3):	94.1%
Interest Rate:	4.5220%	Occupancy Date:	7/31/2019
Note Date:	11/8/2019	Number of Tenants:	11
Maturity Date:	11/6/2029	2017 NOI:	$3,101,321
Interest-only Period:	60 months	2018 NOI:	$3,321,634
Original Term:	120 months	TTM NOI(4):	$3,349,009
Original Amortization:	360 months	UW Economic Occupancy:	94.4%
Amortization Type:	IO-Balloon	UW Revenues:	$4,837,710
Call Protection(2):	L(25),Def(90),O(5)	UW Expenses:	$1,281,963
Lockbox:	Springing	UW NOI:	$3,555,746
Additional Debt(1):	Yes	UW NCF:	$3,443,234
Additional Debt Balance(1):	$16,500,000	Appraised Value / PSF:	$51,000,000 / $330
Additional Debt Type(1):	Pari Passu	Appraisal Date:	10/8/2019
Additional Future Debt Permitted:	No

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$236
Taxes:	$17,459	$8,730	N/A	Maturity Date Loan PSF:	$216
Insurance:	$26,719	$3,107	N/A	Cut-off Date LTV:	71.6%
Replacement Reserves:	$0	$2,577	$77,306	Maturity Date LTV:	65.5%
TI/LC Reserves:	$750,000	$19,327	N/A	UW NOI / UW NCF IO DSCR:	2.12x / 2.06x
				UW NOI / UW NCF Amortizing DSCR:	1.60x / 1.55x
				UW NOI / UW NCF Debt Yield:	9.7% / 9.4%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$36,500,000	100.0%	Payoff Existing Debt:	$31,267,364	85.7%
			Payoff Preferred Equity:	3,725,054	10.2
			Upfront Reserves:	794,178	2.2
			Closing Costs:	711,984	2.0
			Return of Equity:	1,420	0.0
Total Sources:	$36,500,000	100.0%	Total Uses:	$36,500,000	100.0%

(1)	The Redwood Technology Center loan is part of a larger split whole loan evidenced by five pari passu notes with an aggregate Cut-off Date balance of $36.5 million (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the Whole Loan.

(2)	Defeasance of the Whole Loan is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last Whole Loan promissory note to be securitized.

(3)	The largest tenant at the property, Ciena Corporation, leases 57,673 SF (37.3% of NRA); however, the tenant is currently dark in 18,773 SF (12.1% of NRA) and continues to pay contractual rent on such space. Taking into account such dark space, the property has a physical occupancy of 81.9%.

(4)	Represents trailing twelve months ending August 31, 2019.

A-2-108

Mortgage Loan No. 10 — Redwood Technology Center

The Loan. The Whole Loan is a $36.5 million first mortgage loan secured by the fee interest in a 154,611 SF Class A suburban office park located in Petaluma, California. The Whole Loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 60 months.

Note A-1 and Note A-2 are being contributed to the CSAIL 2019-C18 Commercial Mortgage Trust. The Whole Loan is expected to be serviced under the CSAIL 2019-C18 pooling and servicing agreement until the securitization of the controlling Note A-3. After the securitization of Note A-3, the Whole Loan is expected to be serviced under the pooling and servicing agreement or trust and servicing agreement governing the securitization of the Note A-3. As the holder of Note A-3 (the “Controlling Noteholder”), UBS AG is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holder of the remaining notes is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1, A-2	$20,000,000	$20,000,000	CSAIL 2019-C18	N
Note A-3, A-4, A-5	16,500,000	16,500,000	UBS 2019-C18(1)	Y
Total	$36,500,000	$36,500,000

(1)	The UBS 2019-C18 transaction is expected to close on December 20, 2019.

The Borrower. The borrowing entity for the Whole Loan is Redwood Tech DE SPE LLC, a Delaware limited liability company and special purpose entity with one independent director.

The Sponsor. The Whole Loan’s sponsor and non-recourse carve-out guarantor is Matthew T. White. Mr. White is the chairman and chief executive officer of Basin Street Properties. Basin Street Properties is a private owner and operator of commercial real estate in Northern California and Northern Nevada. Primarily centered on its office investments, Basin Street Properties has expanded its portfolio over time to include selected retail, multi-family, hospitality and mixed-use projects in its core markets. Founded in 1974 and headquartered in Reno, Nevada, Basin Street Properties delivers a range of real estate services, including development, property management, construction management, financial and asset management, and property acquisition and disposition. See “Description of Mortgage Pool–Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The property is a 154,611 SF Class A suburban office park located at 1383 and 1385 North McDowell Avenue and 1201 Redwood Way in Petaluma, California. The property consists of two, three-story, office buildings and a two-level full-service health club operated as Synergy Health Club built in phases between 2007 and 2014. The health club includes full men’s and women’s locker rooms as well as various fitness studios and weight rooms. The health club has two outdoor pools (a 25-yard lap pool and a recreation pool), saunas, steam rooms and an outdoor whirlpool. The property is situated on a 12.8-acre site and contains 765 parking spaces (4.9 spaces per 1,000 SF).

The 1383 North McDowell Avenue building is a 57,546 SF, Class A, multi-tenant office building constructed in 2007. The building is 84.1% leased as of July 31, 2019, with the largest tenant, Ciena Corporation, occupying 18,895 SF, or approximately 32.8% of the building NRA. The 1385 North McDowell Avenue building is a 56,065 SF, Class A, multi-tenant office building constructed in 2014. The building is 100.0% leased as of July 31, 2019, of which 69.2% is also leased to Ciena Corporation. The 1201 Redwood Way building is a 41,000 SF athletic facility, which is 100.0% leased as of July 31, 2019 to Santa Rosa Memorial Hospital through December 31, 2030. Santa Rosa Memorial Hospital (operating at the property as Synergy Health Club) is owned and operated by Providence St. Joseph Health (Moody’s/Fitch/S&P: Aa3/AA-/AA-). As of July 31, 2019, the property was 94.1% leased to 11 tenants, including two antenna tenants. The two buildings at 1383 and 1385 North McDowell Avenue are connected via a sky bridge.

A-2-109

Mortgage Loan No. 10 — Redwood Technology Center

The largest tenant at the property, Ciena Corporation (NYSE: CIEN), leases 57,673 SF (37.3% of NRA) across four suites through January 2025 at a current average UW base rent of $32.03 PSF with one, five-year renewal option remaining and no termination options. Ciena Corporation leases the top floors of the buildings located at 1383 and 1385 North McDowell Avenue, which are connected via a sky bridge. Additionally, Ciena Corporation’s space include outdoor balcony and patio space in both buildings which do not have net rentable area included in the rent roll and no rent has been allocated to such space. With regard to its two suites at the 1383 North McDowell Avenue building, Ciena Corporation has the right of first offer to lease space adjacent to its current suites and/or in the adjacent building. Founded in 1992 and based in Hanover, Maryland, Ciena Corporation is networking systems, services and software company, providing solutions that enable a wide range of network operators to deploy and manage next-generation networks that deliver services to businesses and consumers. With over 6,500 professionals, Ciena Corporation serves more than 1,500 customers in over 80 countries. Ciena Corporation has been a tenant at the property since its construction in 2007 and has expanded its footprint at the property on three separate occasions. Ciena Corporation has leased suite 1385-200 (18,773 SF, 12.1% of NRA, 13.8% of UW Base Rent) since July 2016, but has not moved in and is not occupying such space. The space is currently in its shell condition, however, Ciena Corporation continues to pay contractual rent on such space. The lease provides for an expiration date in January 2025.

The second largest tenant at the property, Santa Rosa Memorial Hospital, leases 41,000 SF (26.5% of NRA) through December 2030 at a current UW base rent of $27.15 PSF with three, five-year renewal options remaining and one, four-year renewal option remaining. Santa Rosa Memorial Hospital operates Synergy Health Club, a health club offering training and studio classes. The health club features, among other things, executive locker rooms and laundry service, FitKids Zone supervised childcare and youth programs, heart-rate training technology, heated outdoor pools with a three-story waterslide and whirlpool, kadence indoor cycling studio, and massage and spa services. Santa Rosa Memorial Hospital is a unit of Providence St. Joseph Health, an integrated Catholic healthcare delivery system that provides healthcare services throughout California, West Texas and Eastern New Mexico.

The Market. The property is located in Petaluma, California, within the North McDowell subarea of Sonoma County, approximately 42.4 miles from downtown San Francisco. According to the appraisal, the property is located along North McDowell Avenue, adjacent to an interexchange with U.S. Highway 101, with prominent freeway visibility. U.S. Highway 101 travels north to Oregon and Washington and south to San Francisco and Los Angeles. McDowell Avenue runs parallel to U.S. Highway 101 as it travels south toward central Petaluma, with a number of neighborhood and community shopping centers along the way. According to the appraisal, the property is one of the few Class A office properties in the area.

Petaluma is proximate to multiple demand generators in the San Francisco Bay Area. Major employers within Sonoma County are Kaiser Permanente, Graton Resort and Casino, and Sutter Health. The North McDowell Avenue corridor contains business park complexes, featuring office and light industrial uses, and is home to both professional service firms and a number of major telecommunication and technology companies. Major tenants within the Redwood Technology Park include CrossCheck, Tellabs, Dow Pharmaceutical, Enphase Energy, Clover Stornetta, Digilock, SolarCity and Broadcom. The area is also home to several hotels, restaurants, and retail stores, including Kohl’s, Michael’s Crafts, Starbucks, Applebee’s, IHOP, Lagunitas Brewing Company, and Beyond the Glory Sports Bar.

According to a third party market research report, the estimated 2019 population and average household income within a five-mile radius of the property was 102,942 and $116,946, respectively. According to a third party market research report, the estimated 2019 population and average household income within Sonoma County was 507,036 and $111,637, respectively.

According to a third party market research report, as of the third quarter of 2019, the Santa Rosa - CA office market contained 16.8 million SF of office space with an overall vacancy rate of 5.4% and asking rent of $23.82 PSF. For office space within the Petaluma/Cotati/Rohnert submarket, the inventory reported was 3.6 million SF with a vacancy of 9.7% and asking rent of $23.30 PSF.

The appraisal concluded market rents of $27.00 PSF for health club space, $31.00 PSF for office space, and $34.00 PSF for high quality office space, compared to in-place rent of $27.15 PSF for health club space, $29.14 PSF for office space, and $32.03 PSF for high quality office space at the property. According to the appraisal, the property’s competitive set consists of the six properties detailed in the table below.

A-2-110

Mortgage Loan No. 10 — Redwood Technology Center

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Proximity (miles)	Tenant Name	Tenant SF	Lease Start Date	Initial Rental Rate (PSF)	Lease Term (Years)
Redwood Technology Center	2007-2014/N/A	154,611(2)	–	Sutter West Bay Medical(2)	7,198(2)	Nov 2017(2)	$28.85(2)	8.0(2)
Theatre Square Office	2007 / N/A	34,605	3.9	ReMax	883	Aug 2019	$28.70	6.0
				Interactive Brokers	833	July 2019	$32.16	4.0
Petaluma Marina Business Center	1991 / N/A	116,300	4.8	RMC GeoScience	1,236	June 2019	$28.20	4.0
				Wine Library	843	June 2019	$30.60	3.0
				Larry Hilbloom Foundation	2,701	March 2019	$29.04	5.0
North Bay Center	1991 / N/A	45,377	6.5	Kaiser Foundation Health	16,548	Oct 2018	$33.12	5.0
4 Hamilton Landing	1930 / N/A	57,289	19.3	Meritage Medical Network	22,266	March 2019	$38.16	5.0
				Marin Individual Practice Assoc.	22,266	Feb 2019	$37.18	3.6
Waterfront Office Building	2005 / N/A	50,755	4.0	Accelitas	4,826	Dec 2018	$28.80	4.0
Fountain Grove Executive Center	2008 / N/A	63,292	16.9	Morgan Stanley	21,000	Oct 2019	$32.64	8.0

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 31, 2019.

Historical and Current Occupancy(1)

2016	2017	2018	Current(2)
98.2%	97.0%	94.1%	94.1%

(1)	Source: Historical Occupancy as provided by the sponsor.

(2)	Based on the underwritten rent roll dated July 31, 2019. The largest tenant at the property, Ciena Corporation, leases 57,673 SF (37.3% of NRA); however, the tenant is currently dark in 18,773 SF (12.1% of NRA) and continues to pay contractual rent on such space. Taking into account such dark space, the property has a physical occupancy of 81.9%.

A-2-111

Mortgage Loan No. 10 — Redwood Technology Center

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/Fitch/S&P	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date
Ciena Corporation(2)	NR / NR / BB+	57,673	37.3%	$32.03	42.3%	1/31/2025
Santa Rosa Memorial Hospital	Aa3 / AA- / AA-	41,000	26.5	$27.15	25.5	12/31/2030
Friedmans Home Improvement	NR / NR / NR	17,287	11.2	$29.31	11.6	4/30/2022
Sutter West Bay Medical	NR / NR / NR	7,198	4.7	$28.85	4.8	11/30/2025
Keller Williams Realty	NR / NR / NR	7,016	4.5	$29.88	4.8	4/30/2020
Basin Street Properties	NR / NR / NR	6,447	4.2	$28.92	4.3	8/31/2020
Stantec	NR / NR / NR	4,003	2.6	$29.29	2.7	10/31/2020
Amerifirst Financial	NR / NR / NR	2,819	1.8	$26.73	1.7	2/28/2021
Eye Care Institute	NR / NR / NR	1,993	1.3	$29.92	1.4	10/31/2021
Sprint Spectrum	NR / NR / NR	0	0.0	$24,720(3)	0.6	12/26/2023
Total:		145,436	94.1%		99.5%

(1)	Based on the underwritten rent roll through July 1, 2019. Lease expiration dates reflect early termination option dates, if applicable.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Ciena Corporation has leased suite 1385-200 (18,773 SF, 12.1% of NRA, 13.8% of UW Base Rent) since July 2016, but has not moved in and is not occupying such space. The space is currently in its shell condition, however, Ciena Corporation continues to pay contractual rent on such space. The lease provides for an expiration date in January 2025. At origination, the borrower escrowed $750,000 ($39.95 PSF of such dark space) into a TI/LC reserve (of which $250,000 may only be disbursed either in connection with improvements to such unutilized space, or following the re-leasing of the Ciena Corporation space in accordance with the related Whole Loan documents).

(4)	Sprint Spectrum is a roof antenna tenant with no attributable net rentable square footage.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring(2)	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring	Cumulative NRA Expiring(2)	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	3	17,466	11.3	513,331	11.8	17,466	11.3%	$513,331	11.8%
2021	3	4,812	3.1	154,659	3.5	22,278	14.4%	$667,990	15.3%
2022	1	17,287	11.2	506,652	11.6	39,565	25.6%	$1,174,642	26.9%
2023	1	0	0.0	24,720	0.6	39,565	25.6%	$1,199,362	27.5%
2024	0	0	0.0	0	0.0	39,565	25.6%	$1,199,362	27.5%
2025	5	64,871	42.0	2,054,658	47.0	104,436	67.5%	$3,254,020	74.5%
2026	0	0	0.0	0	0.0	104,436	67.5%	$3,254,020	74.5%
2027	0	0	0.0	0	0.0	104,436	67.5%	$3,254,020	74.5%
2028	0	0	0.0	0	0.0	104,436	67.5%	$3,254,020	74.5%
2029 & Beyond	1	41,000	26.5	1,113,306	25.5	145,436	94.1%	$4,367,326	100.0%
Vacant	NAP	9,175	5.9	NAP	NAP	154,611	100.0%	NAP	NAP
Total	14	154,611	100.0%	$4,367,326	100.0%

(1)	Certain tenants have more than one lease. In addition, certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

(2)	Includes two antenna tenants, New Cingular Wireless PCS LLC and Sprint Spectrum, which have lease expirations in May 2021 and December 2023, respectively, but do not have attribute net rentable square footage.

(3)	Based on the underwritten rent roll. Rent includes base rent and step rents occurring through December 1, 2020 and $44,389 from two roof antenna tenants.

A-2-112

Mortgage Loan No. 10 — Redwood Technology Center

Operating History and Underwritten Net Cash Flow

	2017	2018	TTM(1)	Underwritten	PSF	%(2)
Rents in Place(3)	$3,954,922	$4,171,234	$4,178,118	$4,314,716	$27.91	84.6%
Vacant Income	0	0	0	284,425	$1.84	5.6%
Rent Steps	0	0	0	52,610	$0.34	1.0%
Gross Potential Rent	$3,954,922	$4,171,234	$4,178,118	$4,651,751	$30.09	91.2%
Total Reimbursements	322,615	337,651	359,107	450,096	$2.91	8.8%
Net Rental Income	$4,277,537	$4,508,885	$4,537,225	$5,101,847	$33.00	100.0%
(Vacancy/Collection Loss)	0	0	62	(284,425)	($1.84)	(5.6%)
Other Income	14,296	19,664	20,288	20,288	$0.13	0.4%
Effective Gross Income	$4,291,833	$4,528,549	$4,557,575	$4,837,710	$31.29	94.8%
Total Expenses	$1,190,512	$1,206,915	$1,208,566	$1,281,963	$8.29	26.5%
Net Operating Income	$3,101,321	$3,321,634	$3,349,009	$3,555,746	$23.00	73.5%
Total TI/LC, Capex/RR	0	0	0	112,512	$0.73	2.3%
Net Cash Flow	$3,101,321	$3,321,634	$3,349,009	$3,443,234	$22.27	71.2%

(1)	TTM represents trailing twelve months ending August 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Includes rent of $44,389 from two roof antenna tenants.

Property Management. The property is managed by Basin Street Properties, an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow (i) $750,000 for tenant improvements and leasing commissions, (ii) $17,459 for real estate taxes and (iii) $26,719 for insurance premiums.

Tax Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to $8,730.

Insurance Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments, which currently equates to $3,107.

Replacement Reserve – On a monthly basis, the borrower is required to escrow $2,577 for replacement reserves subject to a cap of $77,306.

TI/LC Reserve – On a monthly basis, the borrower is required to escrow $19,327 for tenant improvements and leasing commissions.

Lockbox / Cash Management. The Whole Loan is structured with a springing lockbox. The borrower is required to deposit all rents and other income from the properties into an operating account dedicated to servicing the property. Upon the occurrence and continuance of a Cash Management Trigger Event (as defined below), the borrower is required to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender, which will be swept daily to a cash management account under the control of the lender. During the continuation of a Cash Sweep Trigger Event (as defined below), all excess cash flow in the cash management account, after payments made in accordance with the Whole Loan documents for, among other things, debt service, required reserves and operating expenses, will be held as additional collateral for the Whole Loan.

A “Cash Management Trigger Event” will occur upon the earlier of (i) an event of default, (ii) any bankruptcy action involving the borrower, guarantor, key principal or property manager, (iii) the trailing 12-month period DSCR being equal to or less than 1.20x, (iv) any indictment for fraud or misappropriation of funds by the borrower, guarantor, key principal, or affiliated or third party property manager, or any director or officer of the aforementioned or (v) a Material Tenant Trigger Event (as defined below).

A-2-113

Mortgage Loan No. 10 — Redwood Technology Center

A “Material Tenant Trigger Event” means a period commencing upon the earlier of (i) a Material Tenant giving notice of its intention to terminate or cancel or not to extend or renew its lease, (ii) on or prior to the date that is 12 months prior to the then–applicable expiration date (except that, with respect to the Ciena Corporation lease, it will be the date that is 18 months prior to such expiration date) under its Material Tenant lease, the Material Tenant does not extend or renew such Material Tenant lease, (iii) on or prior to the date a Material Tenant is required under its Material Tenant lease to notify the borrower of its election to extend or renew its lease, such Material Tenant not giving notice, (iv) an event of default under a Material Tenant lease occurring and continuing beyond any applicable notice and cure period, (v) a bankruptcy action of a Material Tenant or guarantor of any Material Tenant lease occurring, (vi) a Material Tenant lease being terminated or is no longer in full force and effect, provided that, with respect to any partial termination of a Material Tenant lease, such partial termination relates to no less than 20% of (x) the total net rentable square footage at the property or (y) the total in-place base rent at the property or (vii) a Material Tenant “going dark”, vacating, ceasing to occupy or ceasing to conduct business in the ordinary course at the properties or a portion thereof constituting no less than 20% of the total net rentable square footage at the applicable property (other than temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises).

A “Material Tenant” means (i) Ciena Corporation, (ii) Santa Rosa Memorial Hospital or (iii) any other tenant at the property that, together with its affiliates, either (a) leases no less than 15% of the total rentable square footage or (b) accounts for no less than 15% of the total in-place base rent.

A “Cash Sweep Trigger Event” will occur upon the earlier of (i) an event of default, (ii) any bankruptcy action involving the borrower, guarantor, key principal, or property manager or (iii) the trailing 12-month period DSCR being equal to or less than 1.20x.

A-2-114

Mortgage Loan No. 11 — Edgewood Apartments

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	RREF	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$18,550,000	Title:	Fee
Cut-off Date Principal Balance:	$18,499,423	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	2.7%	Net Rentable Area (Units):	264
Loan Purpose:	Refinance	Location:	Baton Rouge, LA
Borrower:	Edgewood Apartments Baton Rouge, LLC	Year Built / Renovated:	1985 / NAP
Sponsor:	Donald P. Kelly, Jr.	Occupancy:	90.2%
Interest Rate:	4.0900%	Occupancy Date:	9/30/2019
Note Date:	9/26/2019	Number of Tenants:	NAP
Maturity Date:	10/6/2029	2016 NOI(2):	$1,645,741
Interest-only Period:	None	2017 NOI(2):	$1,745,464
Original Term:	120 months	2018 NOI(2):	$1,720,013
Original Amortization:	360 months	TTM NOI(2)(3):	$1,573,804
Amortization Type:	Balloon	UW Economic Occupancy:	86.7%
Call Protection:	L(26),Def(90),O(4)	UW Revenues:	$2,536,191
Lockbox:	Springing	UW Expenses:	$962,028
Additional Debt:	No	UW NOI:	$1,574,162
Additional Debt Balance:	N/A	UW NCF:	$1,494,962
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$25,700,000 / $97,348
Additional Future Debt Permitted:	No	Appraisal Date:	8/20/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$70,074
Taxes:	$79,003	$7,182	N/A	Maturity Date Loan Per Unit:	$56,003
Insurance:	$85,379	$10,672	N/A	Cut-off Date LTV:	72.0%
Replacement Reserves:	$0	$6,600	N/A	Maturity Date LTV:	57.5%
Immediate Repair Reserves:	$401,829	$0	N/A	UW NOI / UW NCF DSCR:	1.47x / 1.39x
				UW NOI / UW NCF Debt Yield:	8.5% / 8.1%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$18,550,000	100.0%	Payoff Existing Debt:	$14,447,087	77.9%
			Return of Equity:	2,954,342	15.9
			Closing Costs:	582,360	3.1
			Upfront Reserves:	566,211	3.1
Total Sources:	$18,550,000	100.0%	Total Uses:	$18,550,000	100.0%

(1)	The Edgewood Apartments loan was originated by BSPRT CMBS Finance, LLC and acquired by Rialto Real Estate Fund III - Debt, LP.

(2)	In August 2016, Baton Rouge experienced record level flooding, which affected a large portion of the multifamily inventory in the market. The property was not impacted by the flooding, sustaining no damage or causing any down units. As a result, the property saw an increase in occupancy and rental income in 2016. Occupancy declined as other multifamily properties in the market began to come back online and tenants began relocating to other multifamily properties.

(3)	Represents the trailing twelve month period ending August 31, 2019.

A-2-115

Mortgage Loan No. 11 — Edgewood Apartments

The Loan. The Edgewood Apartments loan is an $18.55 million first mortgage secured by the fee interest in a 264-unit garden-style multifamily property located in Baton Rouge, Louisiana. The loan has a 10-year term and will amortize on a 30-year schedule.

The Borrower. The borrowing entity for the loan is Edgewood Apartments Baton Rouge, LLC a Delaware limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor is Donald P. Kelly, Jr. of the Mitchell Company, a real estate company based in Mobile, Alabama. The Mitchell Company manages 14 multifamily properties with a total of 1,508 units. Mitchell Company’s portfolio is located in Florida, Alabama, Mississippi and Louisiana.

The Property. The property is a 264-unit garden style multifamily property located in Baton Rouge, Louisiana that was built in 1985. The property consists of 25 two-story buildings located on approximately 10.6 acres. The property has a total of 454 parking spaces, or 1.7 parking spaces per unit. As of September 30, 2019 the property was 90.2% leased.

The property contains 112 one-bedrooms units (42.4% of total units) and 152 two-bedroom units (57.6% of total units). The one-bedroom units have an average unit size of approximately 750 SF and the two-bedroom units have an average unit size of 1,209 SF. Property amenities include two pools, gated entry, playground and a laundry center. Unit amenities include a washers & dryers, fireplaces, walk-in closets, patios, balconies and sunrooms, ceiling fans, refrigerators, garbage disposals and dishwashers.

Multifamily Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
One Bedroom, One Bath	112	42.4%	105	93.8%	750	$790	$1.05	$754	$1.01
Two Bedroom, One Bath	96	36.4	88	91.7%	1,204	$906	$0.75	$867	$0.72
Two Bedroom, Two Bath	56	21.2	45	80.4%	1,218	$1,022	$0.84	$999	$0.82
Total/Wtd. Avg.	264	100.0%	238	90.2%	1,014	$877	$0.86	$849	$0.84

(1)	Based on the underwritten rent roll dated September 30, 2019.

(2)	Source: Appraisal.

The Market. The property is located in Baton Rouge, Louisiana. As of the second quarter in 2019, the market had an average vacancy rate of 8.8%. According to the appraisal, the 2018 population within a one-, three- and five-mile radius was 12,000, 74,235 and 164,914, respectively, and 2018 average household incomes within the same radius were $96,138, $91,369 and $93,294, respectively.

The property is located just south of a Winn-Dixie anchored shopping center and 12.7 miles east of Downtown Baton Rouge. Baton Rouge is home to Louisiana State University which has an enrollment over 30,000 and is located 10.8 miles west of the property. The property is also located 5.4 miles northeast of the Mall of Louisiana, with tenants that include Dick’s Sporting Goods, Dillard’s, Nordstrom Rack, Apple Store, DSW and an AMC Theaters.

The appraisal identified five comparable rental properties, ranging from 155 to 604 units that were constructed between 1977 and 1986. The competitive set had a weighted average occupancy rate of 92.6%, with average rents ranging from $678 to $903 per unit. The properties in the appraisal’s competitive set are all located in Baton Rouge within 3.2 miles of the property and are shown in the below table.

A-2-116

Mortgage Loan No. 11 — Edgewood Apartments

Competitive Set Summary(1)

Property	Year Built	No. of Units(2)	Avg. Unit Size (SF)(2)	Avg. $ / Unit(2)	Occupancy(2)	Proximity (Miles)
Edgewood Apartments	1985	264	1,014	$877	90.2%	N/A
Afton Oaks Apartments	1983	284	810	$903	92.0%	2.3
Regency Club	1984	312	808	$841	96.0%	2.4
Willowbend Lake Apartments	1986	155	979	$878	92.0%	2.9
Sherwood Acres Apartments	1977	604	844	$678	90.0%	0.7
Forestwood	1984	272	881	$839	93.0%	3.2
Total/Wtd. Avg.(3)		325	864	$865	92.6%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 30, 2019.

(3)	Excludes the subject property.

Historical and Current Occupancy(1)

2016(2)	2017(2)	2018(2)	Current(2)(3)
94.7%	91.2%	90.4%	90.2%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	In August 2016, Baton Rouge experienced record level flooding, which affected a large portion of the multifamily inventory in the market. The property was not impacted by the flooding, sustaining no damage or causing any down units. As a result, the property saw an increase in occupancy and rental income in 2016. Occupancy declined as other multifamily properties in the market began to come back online and tenants began relocating to other multifamily properties.

(3)	Based on the underwritten rent roll dated September 30, 2019.

Operating History and Underwritten Net Cash Flow

	2016	2017	2018(1)	TTM(1)(2)	Underwritten	Per Unit	%(3)
Rents in Place	$2,689,056	$2,889,233	$2,914,991	$2,866,850	$2,787,262	$10,558	100%
Vacant Income	0	0	0	0	0	$0	0.0%
Gross Potential Rent	$2,689,056	$2,889,233	$2,914,991	$2,866,850	$2,787,262	$10,558	100%
Total Reimbursements	0	0	0	0	0	$0	0.0%
Net Rental Income	$2,689,056	$2,889,233	$2,914,991	$2,866,850	$2,787,262	$10,558	100.0%
(Vacancy/Collection Loss)	(190,924)	(320,235)	(373,294)	(422,704)	(369,485)	($1,400)	(13.3%)
Other Income	114,956	108,340	113,299	107,644	118,414	$449	4.2%
Effective Gross Income	$2,613,088	$2,677,338	$2,654,995	$2,551,791	$2,536,191	$9,607	91.0%
Total Expenses	$967,347	$931,874	$934,982	$977,986	$962,028	$3,644	37.9%
Net Operating Income	$1,645,741	$1,745,464	$1,720,013	$1,573,804	$1,574,162	$5,963	62.1%
Total TI/LC, Capex/RR	79,200	79,200	79,200	79,200	79,200	$300	3.1%
Net Cash Flow	$1,566,541	$1,666,264	$1,640,813	$1,494,604	$1,494,962	$5,663	58.9%

(1)	In August 2016, Baton Rouge experienced record level flooding, which affected a large portion of the multifamily inventory in the market. The property was not impacted by the flooding, sustaining no damage or causing any down units. As a result, the property saw an increase in occupancy and rental income in 2016. Occupancy declined as other multifamily properties in the market began to come back online and tenants began relocating to other multifamily properties.

(2)	Represents the trailing twelve month period ending August 31, 2019.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

A-2-117

Mortgage Loan No. 12 — 420 North Main Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CIBC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$17,750,000	Title:	Fee
Cut-off Date Principal Balance:	$17,750,000	Property Type - Subtype:	Industrial – Warehouse
% of Pool by IPB:	2.6%	Net Rentable Area (SF):	634,968
Loan Purpose:	Refinance	Location:	Montgomery, IL
Borrower:	420 N. Main (Montgomery) DE, LLC	Year Built / Renovated:	1905 / 2019
Sponsor:	Gloria Flores Soto	Occupancy:	92.5%
Interest Rate:	4.0600%	Occupancy Date:	10/1/2019
Note Date:	11/5/2019	Number of Tenants:	18
Maturity Date:	12/1/2029	2016 NOI(2):	N/A
Interest-only Period:	12 months	2017 NOI(2):	N/A
Original Term:	120 months	2018 NOI(3):	$972,081
Original Amortization:	360 months	TTM NOI(3)(4):	$1,611,124
Amortization Type:	IO-Balloon	UW Economic Occupancy:	92.0%
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$2,498,040
Lockbox(1):	Springing	UW Expenses:	$514,458
Additional Debt:	No	UW NOI(5):	$1,983,582
Additional Debt Balance:	N/A	UW NCF:	$1,869,288
Additional Debt Type:	N/A	Appraised Value / PSF:	$25,500,000 / $40
Additional Future Debt Permitted:	No	Appraisal Date:	10/9/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$28
Taxes:	$18,256	$4,564	N/A	Maturity Date Loan PSF:	$23
Insurance:	$29,956	$2,723	N/A	Cut-off Date LTV:	69.6%
Immediate Repairs:	$79,064	$0	N/A	Maturity Date LTV:	57.1%
Replacement Reserves:	$500,000	$7,937	N/A	UW NOI / UW NCF IO DSCR:	2.71x / 2.56x
TI/LC:	$100,000	$10,583	$635,000	UW NOI / UW NCF Amortizing DSCR:	1.94x / 1.82x
				UW NOI / UW NCF Debt Yield:	11.2% / 10.5%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$17,750,000	100.0%	Payoff Existing Debt:	$10,737,613	60.5%
			Return of Equity:	5,985,640	33.7
			Upfront Reserves:	727,276	4.1
			Closing Costs:	299,472	1.7
Total Sources:	$17,750,000	100.0%	Total Uses:	$17,750,000	100.0%

(1)	A hard lockbox will spring into effect upon the occurrence of (i) an event of default; (ii) the DSCR falling below 1.15x; or (iii) Lyon, LLC going bankrupt, dark, vacating, surrendering, canceling or terminating its lease or failing to renew its lease 24 months prior to lease expiration.

(2)	The sponsor acquired the 420 North Main Street property in May 2017 when it was 44.5% occupied and has since leased up to 92.5% as of the October 1, 2019 underwritten rent roll.

(3)	In 2018, 10 new leases were signed with rent commencement dates between July 2018 and December 2018. In 2019, six new leases were signed leases with rent commencement dates between August 2019 and December 2019. The new leases added $237,085 in base rent to 2018 compared to $826,207 in base rent to the trailing twelve months ending in September 30, 2019.

(4)	Represents the trailing twelve months ending September 30, 2019.

(5)	The new leases signed in 2019 added $28,649 in base rent to the trailing twelve months ending in September 30, 2019 compared to $386,300 in base rent to the underwritten figures.

A-2-118

Mortgage Loan No. 12 — 420 North Main Street

The Loan. The 420 North Main Street loan is a $17.75 million first mortgage loan secured by the fee interest in a 634,968 SF industrial-warehouse property located in Montgomery, Illinois. The loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 12 months.

The Borrower. The borrowing entity for the loan is 420 N. Main (Montgomery) DE, LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is 100% owned by Lyon Enterprise, LLC, which is 64% owned by Gloria Flores Soto. R.E. Family Management, Inc. is the manager of Lyon Enterprise, LLC, which is 100% owned by Gloria Flores Soto.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Gloria Flores Soto. Ms. Flores Soto is a Chicago-based real estate investor with approximately 20 years of experience. As of September 30, 2019, Ms. Flores Soto’s real estate portfolio consists of six commercial properties in Illinois with an estimated market value of approximately $100 million.

The Property. The property is a brick industrial-warehouse building located in Montgomery, Illinois with 634,968 SF of industrial NRA and an additional 39,200 SF of common area. The property was originally constructed in 1905 with additions made in 1974 and was renovated in 2019. The property has clear ceiling heights of 18-36 feet and approximately 6.5% of the NRA is finished as office space. The property has 44 dock-high loading doors, 10 drive-in doors and 458 parking spaces. The property is situated on a 22.9-acre site located approximately 43.5 miles west of the Chicago central business district and approximately 2.4 miles south of Aurora, Illinois’ second most populous city.

The property was 92.5% leased as of the October 1, 2019 rent roll by 18 tenants. The largest tenant, Lyon LLC (“Lyon”, 36.1% of NRA, 27.9% of UW base rent), has been a tenant at the property since 1906, and operates its headquarters from its leased premises at the property. The sponsor purchased the property from Echelon Capital (“Echelon”) in May 2017 for approximately $3.2 million when the property was 44.5% occupied. Echelon, a corporate turn-around specialist, acquired Lyon, a manufacturer of metal lockers, cabinets, industrial shelving and storage racks, out of bankruptcy in 2013 and has been able to bring the company back to profitability. As of August 2019, Lyon reported net sales of $63.1 million with a gross profit of $17.2 million and EBITDA of $3.4 million as well as total assets of $27.8 million and total liabilities of $23.5 million. In an effort to shed debt and buy out a minority partner, Echelon sold the property to the sponsor and signed a new 10-year lease for its occupied premises in a sale-leaseback transaction. Prior to selling the property, Echelon reportedly invested approximately $1.3 million in building improvements for tenant operations. Over the past two years, the sponsor has invested approximately $0.9 million in capital improvements at the property.

Since acquiring the property, the sponsor executed 16 new leases totaling 47.9% of NRA and converted three tenants totaling 8.5% of NRA from month-to-month leases to new leases. The warehouse component of the property is 94.1% leased, while the office component is 72.4% leased. Other than Lyon, which occupies 36.1% of NRA, no tenant accounts for more than 7.9% of NRA. There are no lease termination options at the property.

The Market. The property is located in Montgomery, Illinois, approximately 43.5 miles west of Chicago, approximately 2.4 miles south of Aurora and approximately 11.0 miles west of Naperville, the fifth largest city in Illinois. Within a three- and five-mile radius of the property, the 2019 estimated population is 109,191 and 230,956, respectively. Within the Aurora market, two industrial developments of note have been completed within the last two years including the expansion and development of an approximately 1 million SF build-to-suit Amazon fulfillment facility, and 350,000 SF warehouse fully leased to FedEx. Industrial, manufacturing, and distribution tenants are drawn to the Aurora area due to the proximity to Chicago as well as proximity to several major highways and airports.

The property is situated just east of IL Route 31 and features a total of five access points. The property is accessible via several main roads in the immediate area, including U.S. Route 30, Montgomery Road, and IL Route 31. In addition, located five miles north of the property is I-88, an east-west interstate highway that travels across the State of Illinois.

A-2-119

Mortgage Loan No. 12 — 420 North Main Street

The property’s immediate area is characterized by older industrial developments along the Fox River and local railroad lines, as well as single family residential properties to the south and an elementary school to the east. Local industrial users are generally concentrated in residential construction, metal fabrication, industrial machinery, automotive vehicle and parts supply/servicing, and home furnishings. National/regionally-oriented users include companies engaged in food preparation, manufacturers of plastic products, wholesalers of durable goods, and logistics.

According to a third-party report, the property is located in the I-88 West industrial submarket as part of the Chicago industrial market. As of the third quarter of 2019, the Chicago industrial market consisted of approximately 1.27 billion SF of industrial space with an overall vacancy rate of 6.1% and average market rents of $7.21 PSF. As of the third quarter of 2019, the I-88 West industrial submarket consisted of approximately 72.2 million SF of industrial space with an overall vacancy rate of 5.4% and average market rents of $6.35 PSF. The appraisal concluded a market rents for the property of (i) $2.25 PSF for large warehouse space, (ii) $2.75 PSF for medium warehouse space, (iii) $3.25 PSF for small warehouse space, (iv) $3.75 PSF for small warehouse space with high clear heights, (v) $4.25 PSF for warehouse space with high clear heights, (vi) $2.75 for unfinished office space, (vii) $4.25 for good quality finished office space and (viii) $5.00 PSF for small finished office space. According to the appraisal, the property’s competitive set consists of the seven properties detailed in the table below.

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Office%	Clear Height (FT)	Dock Doors	Lessee	Lease Date	Lease SF	Lease Term (months)	Rent PSF	Lease Type
420 North Main Street Montgomery, IL	1905 / 2019	634,968(2)	6.5	18-36	44	Various	Various	1,000 - 159,748(2)	12-144(2)	$2.23 - $10.80(2)	Gross / Modified Gross(2)
140 W. Grand Lake West Chicago, IL	1961	13,752	20.0	14	0	Matrix	Dec 2017	7,800	6	$4.53	Modified Gross
2249 W. Windsor Addison, IL	1988	99,555	7.2	24	10	Toynk Toys	Dec 2017	99,555	38	$4.22	Net
450 S. Lombard Road Addison, IL	1979	155,943	10.0	24	16	Impreso, Inc.	Jul 2018	88,336	73	$4.05	Net
228 W. Page Street Sycamore, IL	1985	86,000	5.0	18	5	Duplex Indoor	Jul 2018	40,000	12	$3.85	Modified Gross
1501 Indiana Avenue St. Charles, IL	1920	94,011	5.0	16	7	Tri Cities Crossfit	Oct 2017	18,494	36	$3.06	Modified Gross
1645 Downs Drive West Chicago, IL	1975	132,420	2.7	24	12	CEVA Logistics	Aug 2018	73,958	12	$3.53	Net
631 W. Park Avenue Aurora, IL	1950	342,268	0.8	14	10	Apex Warehouse	Apr 2018	107,600	36	$3.11	Modified Gross

(1)	Source: Appraisal.

(2)	Based on the October 1, 2019 underwritten rent roll.

A-2-120

Mortgage Loan No. 12 — 420 North Main Street

Historical and Current Occupancy

2016(1)	2017(2)	2018(2)	Current(3)
N/A	44.5%	82.2%	92.5%

(1)	The sponsor acquired the 420 North Main Street property in May 2017 when the property was 44.5% occupied including month-to-month leases.

(2)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(3)	Based on the October 1, 2019 underwritten rent roll.

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch	# of Leases	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rents	Lease Expiration Date
Lyon, LLC	NR / NR / NR	3	229,263	36.1%	$2.36	27.9%	6/25/2026; 6/25/2027
Archerstone, Inc.	NR / NR / NR	1	50,312	7.9	$4.10	10.7	9/30/2028
Madina Traders, Inc.	NR / NR / NR	1	47,326	7.5	$4.11	10.0	7/14/2030
Villegas Furniture, Inc.	NR / NR / NR	1	46,610	7.3	$2.63	6.3	8/31/2023
E&O Recycling Inc	NR / NR / NR	1	44,253	7.0	$2.65	6.1	6/30/2023
Get Green Recycling, Inc.	NR / NR / NR	1	24,726	3.9	$2.76	3.5	5/31/2023
Reed Machinery & Transportation Co, Inc.	NR / NR / NR	1	22,000	3.5	$4.35	4.9	8/31/2021
MIM Installations Inc.(2)	NR / NR / NR	1	19,300	3.0	$5.50	5.5	11/30/2024
Fresh Start, Inc	NR / NR / NR	1	18,022	2.8	$3.71	3.5	7/31/2025
JJ&V Trucking	NR / NR / NR	1	17,048	2.7	$7.50	6.6	8/31/2022
Total:			518,860	81.7%	$3.17	85.0%

(1)	Based on the October 1, 2019 underwritten rent roll, including rent increases occurring through September 2020.

(2)	MIM Installations Inc.’s lease commences December 1, 2019 and has not yet taken occupancy. MIM Installations Inc.’s rent commences on December 1, 2019 and it is accepting its leased premises in as-is condition.

A-2-121

Mortgage Loan No. 12 — 420 North Main Street

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring(2)	% of NRA Expiring(2)	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	1	15,900	2.5	79,200	4.1	15,900	2.5%	$79,200	4.1%
2021	1	22,000	3.5	95,700	4.9	37,900	6.0%	$174,900	9.0%
2022	1	17,048	2.7	127,860	6.6	54,948	8.7%	$302,760	15.6%
2023	8	134,589	21.2	379,979	19.6	189,537	29.8%	$682,739	35.3%
2024	3	40,910	6.4	193,020	10.0	230,447	36.3%	$875,759	45.2%
2025	1	18,022	2.8	66,862	3.5	248,469	39.1%	$942,620	48.7%
2026	1	54,625	8.6	121,814	6.3	303,094	47.7%	$1,064,434	55.0%
2027	2	174,638	27.5	418,329	21.6	477,732	75.2%	$1,482,763	76.6%
2028	3	62,336	9.8	259,151	13.4	540,068	85.1%	$1,741,914	90.0%
2029	0	0	0.0	0	0.0	540,068	85.1%	$1,741,914	90.0%
2030 & Beyond	1	47,326	7.5	194,510	10.0	587,394	92.5%	$1,936,424	100.0%
Vacant	NAP	47,574	7.5	NAP	NAP	634,968	100.0%	NAP	NAP
Total	22	634,968	100.0%	$1,936,424	100.0%

(1)	Based on the October 1, 2019 underwritten rent roll. Rent includes base rent and rent increases occurring through September 2020.

(2)	Certain tenants have more than one lease.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018(2)	TTM(2)(3)(4)	Underwritten(5)	PSF	%(6)
Rents in Place	N/A	N/A	$983,570	$1,586,085	$1,936,424	$3.05	72.2%
Vacant Income	N/A	N/A	0	0	171,241	$0.27	6.4%
Gross Potential Rent	N/A	N/A	$983,570	$1,586,085	$2,107,665	$3.32	78.6%
Total Reimbursements	N/A	N/A	315,885	486,893	572,613	$0.90	21.4%
Gross Potential Income	N/A	N/A	$1,299,455	$2,072,978	$2,680,278	$4.22	100.0%
(Vacancy/Collection Loss)	N/A	N/A	0	0	(214,422)	($0.34)	(8.0%)
Other Income	N/A	N/A	77,801	32,184	32,184	$0.05	1.2%
Effective Gross Income	N/A	N/A	$1,377,256	$2,105,162	$2,498,040	$3.93	100.0%
Total Expenses	N/A	N/A	$405,175	$494,038	$514,458	$0.81	20.6%
Net Operating Income	N/A	N/A	$972,081	$1,611,124	$1,983,582	$3.12	79.4%
Total TI/LC, Capex/RR	N/A	N/A	0	0	114,294	$0.18	4.6%
Net Cash Flow	N/A	N/A	$972,081	$1,611,124	$1,869,288	$2.94	74.8%

(1)	The sponsor acquired the 420 North Main Street property in May 2017 when it was 44.5% occupied and has since leased up to 92.5% as of the October 1, 2019 underwritten rent roll.

(2)	In 2018, 10 new leases were signed with rent commencement dates between July 2018 and December 2018. In 2019, six new leases were signed leases with rent commencement dates between August 2019 and December 2019. The new leases added $237,085 in base rent to 2018 compared to $826,207 in base rent to the trailing twelve months ending in September 30, 2019.

(3)	The new leases signed in 2019 added $28,649 in base rent to the trailing twelve months ending in September 30, 2019 compared to $386,300 in base rent to the underwritten figures.

(4)	TTM represents the trailing twelve month period ending September 30, 2019.

(5)	Underwritten Rents in Place are based on the underwritten rent roll dated October 1, 2019 and include contractual rent steps through September 2020 in the amount of $43,743.

(6)	% column represents percent of Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

A-2-122

Mortgage Loan No. 13 — Kohl’s Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	RREF	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$17,000,000	Title:	Fee
Cut-off Date Principal Balance:	$17,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	2.5%	Net Rentable Area (SF):	161,263
Loan Purpose:	Acquisition	Location:	Nanuet, NY
Borrower:	230 Plaza LLC	Year Built / Renovated:	1974 / 2002
Sponsor:	Patrick Magee	Occupancy:	97.8%
Interest Rate:	4.5000%	Occupancy Date:	9/19/2019
Note Date:	10/28/2019	Number of Tenants:	12
Maturity Date:	11/6/2029	2016 NOI:	$1,452,637
Interest-only Period:	120 months	2017 NOI(2):	$1,497,576
Original Term:	120 months	2018 NOI(2):	$1,131,424
Original Amortization:	None	TTM NOI(2)(3):	$1,080,056
Amortization Type:	Interest Only	UW Economic Occupancy:	94.6%
Call Protection:	L(25),Def(88),O(7)	UW Revenues:	$2,464,631
Lockbox:	Springing	UW Expenses:	$928,965
Additional Debt:	No	UW NOI:	$1,535,666
Additional Debt Balance:	N/A	UW NCF:	$1,446,984
Additional Debt Type:	N/A	Appraised Value / PSF:	$28,100,000 / $174
Additional Future Debt Permitted:	No	Appraisal Date:	9/13/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$105
Taxes:	$158,022	$15,230	N/A	Maturity Date Loan PSF:	$105
Insurance:	$10,987	$10,987	N/A	Cut-off Date LTV:	60.5%
Replacement Reserves:	$0	$839	N/A	Maturity Date LTV:	60.5%
TI/LC:	$0	$6,551	$353,741	UW NOI / UW NCF IO DSCR:	1.98x / 1.87x
Environmental Reserve(4):	$804,100	$0	N/A	UW NOI / UW NCF Debt Yield:	9.0% / 8.5%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$17,000,000	57.7%	Purchase Price:	$27,400,000	93.0%
Sponsor Equity:	11,962,362	40.6	Closing Costs:	1,089,253	3.7
Buyer Credit-Environmental Work:	500,000	1.7	Upfront Reserves:	973,108	3.3
Total Sources:	$29,462,362	100.0%	Total Uses:	$29,462,362	100.0%

(1)	The Kohl’s Plaza loan was originated by BSPRT CMBS Finance, LLC and acquired by Rialto Real Estate Fund III - Debt, LP.

(2)	The Bob’s Discount Furniture leased space was previously occupied by Babies R Us, which vacated the property in June 2018. Bob’s Discount Furniture backfilled the leased space and began its lease in April 6, 2019.

(3)	Represents the trailing twelve months ending August 31, 2019.

(4)	The UPS Store’s leased space was formerly leased by a dry cleaning facility from approximately 1985 to 2007, which was identified as a recognized environmental condition. At closing, the lender reserved 110% of the estimated cleanup cost. Upon the borrower obtaining a certificate of completion from the necessary state agencies, the lender will release any excess funds in the related reserve to the borrower. The guaranty is recourse for any financial obligations related to environmental work above and beyond the upfront environmental reserve. See “Description of Mortgage Pool–Environmental Considerations” in the Prospectus.

A-2-123

Mortgage Loan No. 13 — Kohl’s Plaza

The Loan. The Kohl’s Plaza loan is a $17.0 million first mortgage loan secured by the fee interest in a 161,263 SF anchored retail center located in Nanuet, New York. The loan has a 120-month term and is interest only for the entire term.

The Borrower. The borrowing entity for the loan is 230 Plaza LLC, a Delaware limited liability company and special purpose entity with one independent director.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Patrick Magee who owns and manages five other commercial properties. Mr. Magee’s portfolio includes four industrial properties, one self-storage property and one property under development. All of the properties are located in New York. See “Description of Mortgage Pool–Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The Property. The property is a 161,263 SF anchored retail center located in Nanuet, New York. The property was constructed in 1974, renovated in 2002, and is situated on approximately 15.7 acres. The property is anchored by a Kohl’s and Bob’s Discount Furniture. There are 643 surface parking spaces resulting in a parking ratio of 4.0 spaces per 1,000 SF NRA.

As of September 19, 2019 the property was 97.8% leased by 12 tenants. The property’s major tenants includes Kohl’s, Bob’s Discount Furniture, City MD, Mattress Firm and Pizza Hut.

The largest tenant at the property, Kohl’s (Moody’s/S&P/Fitch: Baa2/BBB/BBB), leases 94,260 SF (58.5% of NRA) through March 2024, and has four, 5-year extension options remaining. Kohl’s has been a tenant at the property since 1974. Kohl’s offers apparel, footwear, accessories, beauty, and home products in its stores and online. As of February 2, 2019, Kohl’s operated 1,159 department stores, a website Kohls.com, 12 FILA outlets and 4 off-aisle clearance centers. Kohl’s was founded in 1962 and is headquartered in Menomonee Falls, Wisconsin.

The second largest tenant at the property, Bob’s Discount Furniture, leases 37,380 SF (23.2% of NRA) through April 2029 and has three, 5-year extension options remaining. Bob’s Discount Furniture is a furniture store headquartered in Manchester, Connecticut. Bob’s Discount Furniture was founded in 1991 with its first store in Newington, Connecticut. As of July 2019, the company has 121 stores in 18 states, primarily in the Northeast, Mid-Atlantic, Midwest, and West Coast. In April 2019 Bob’s Discount Furniture backfilled leased space previously occupied by Babies R Us when Babies R Us vacated in June 2018.

The third largest tenant at the property, City MD, leases 5,403 SF (3.4% of NRA) through April 2033 and has one, 5-year extension option remaining. City MD is an urgent care center, with locations in New Jersey, New York and Washington. City MD offers services for injuries and illnesses, pediatric care, physical exams, lab tests and screenings, vaccinations, x-rays and on-the-job injuries. City MD has been in occupancy since 2012.

The property is located along Route 59 amongst other major retailers. HomeGoods, PetSmart, Party City are located across from the property, and The Shops at Nanuet mall, which has a Macy’s and Apple Store, is located north of the property.

The Market. The property is located in the census-designated place of Nanuet within the Town of Clarkstown in Rockland County, New York. The Hamlet of Nanuet is situated within the south-central portion of Rockland County, approximately 30 miles from Manhattan. Rockland County is 174 square miles in size and has a population density of 1,807 persons per square mile. The two major arteries for the region are Interstate 87/287 and the Palisades Interstate Parkway. Interstate 87/287 is directly north of the property and runs along eastern New York in a north and south direction. Surrounding towns include Pearl River to the south, New City to the north, West Nyack to the east and Spring Valley to the west.

According to the appraisal, the 2018 estimated population within a one-, three-, and five-mile radius of the property was 7,610, 85,235 and 239,653, respectively. The median household income within a one-, three-, and five-mile radius of the property was $101,019, $96,655 and $92,675, respectively.

The property is located in the Clarkstown retail submarket, which contained approximately 9.7 million SF of retail space and had an overall vacancy rate of 2.7% and an average rental rate of $35.82 PSF as of the fourth quarter 2018. The appraisal identified six properties which directly compete with the property.

A-2-124

Mortgage Loan No. 13 — Kohl’s Plaza

Inline Tenant Competitive Set Summary(1)

Property	Year Built / Renovated	NRA (SF)	Occ. %	Proximity (miles)	In-Line Tenant Name	Tenant SF	Initial Rental Rate (PSF)	Lease Term (Years)
Kohl’s Plaza	1974 / 2002	161,263(2)	97.8%(2)	NAP	-	-	$27.75(2)(3)	-
148-160 East Route 59	NAV	28,275	NAV	0.7	Rockland Mattress	5,535	$35.00	5
340-360 W. Route 59	NAV	17,000	NAV	1.6	Déjà vu Island Grill	3,000	$29.20	10
340-360 W. Route 59	NAV	17,000	NAV	1.6	Nanuet Health Spa	1,700	$19.00	5
340-360 W. Route 59	NAV	17,000	NAV	1.6	Aladdin Glass & Vape	700	$44.57	5
241-259 Route 59	NAV	15,000	NAV	0.5	Smoothie King	1,900	$37.00	10
286-330 W. Route 59	NAV	26,160	NAV	1.5	Smart Tax	1,140	$18.42	1

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 19, 2019.

(3)	Excludes anchor tenants and outparcel tenants.

Anchor Tenant Competitive Set Summary(1)

Property	Year Built / Renovated	NRA (SF)	Occ. %	Proximity (miles)	Anchor Tenant Name	Tenant SF	Initial Rental Rate (PSF)	Lease Term (Years)
Kohl’s Plaza	1974 / 2002	161,263(2)	97.8%(2)	NAP	Kohl’s, Bob’s Discount Furniture	65,820(3)	$7.13(2)(4)	-
30 Gibbs Center	NAV	84,450	NAV	482	Raymour & Flanigan	61,862	$18.00	15
814 River Road	NAV	74,295	NAV	17.8	Shop Rite	71,068	$27.25	25
60 Route 17 N.	NAV	74,900	NAV	17.5	H-Mart	25,000	$25.50	12
56 Summit Avenue	NAV	186,388	NAV	5.9	Wegman’s	124,003	$16.13	25

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 19, 2019.

(3)	Average SF for Kohl’s and Bob’s Discount Furniture.

(4)	Reflects weighted average underwritten rent for Kohl’s and Bob’s Discount Furniture excluding in-line and outparcel tenants.

Historical and Current Occupancy

2016(1)	2017(1)	2018(1)(2)	Current(3)
100.0%	100.0%	77.0%	97.8%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	The Bob’s Discount Furniture leased space was previously occupied by Babies R Us, which vacated the property in June 2018. Bob’s Discount Furniture backfilled the leased space and began its lease in April 6, 2019.

(3)	Based on the September 19, 2019 underwritten rent roll.

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Mortgage Loan No. 13 — Kohl’s Plaza

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rents	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Kohl’s	Baa2/BBB/BBB	94,260	58.5%	$2.72	14.0%	NAV	NAV	3/31/2024
Bob’s Discount Furniture	NR/NR/NR	37,380	23.2	$18.25	37.3	NAV	NAV	4/30/2029
City MD	NR/NR/NR	5,403	3.4	$30.75	9.1	NAV	NAV	4/30/2033
Mattress Firm	NR/NR/NR	5,175	3.2	$21.00	5.9	NAV	NAV	11/30/2025
Pizza Hut(4)	Ba2/BB/NR	3,745	2.3	$33.00	6.8	$291	11.4%	12/31/2026
Rockland Music Center	NR/NR/NR	2,500	1.6	$28.49	3.9	$416	6.8%	6/30/2021
Palisades Federal Credit Union	NR/NR/NR	2,500	1.6	$36.23	5.0	NAV	NAV	5/31/2024
UPS Store	A2/A/NR	1,750	1.1	$25.00	2.4	NAV	NAV	12/31/2025
GameStop	Ba2/BB-/NR	1,750	1.1	$28.94	2.8	NAV	NAV	9/30/2022
Nail Salon	NR/NR/NR	1,500	0.9	$24.42	2.0	NAV	NAV	12/31/2024
Total/Wtd. Avg.		155,963	96.7%	$10.45	89.2%

(1)	Based on the underwritten rent roll dated September 19, 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Sales PSF and Occupancy Costs represent 2018 reported sales. Only Pizza Hut and Rockland Music Center are required to report sales.

(4)	This tenant is situated on an outparcel that is ground leased.

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	2	4,000	2.5	116,225	6.8	4,000	2.5%	$116,225	6.8%
2022	1	1,750	1.1	50,645	3.0	5,750	3.6%	$166,870	9.8%
2023	1	300	0.2	30,613	1.8	6,050	3.8%	$197,483	11.6%
2024	3	98,260	60.9	383,228	22.5	104,310	64.7%	$580,711	34.1%
2025	2	6,925	4.3	152,425	8.9	111,235	69.0%	$733,136	43.0%
2026	1	3,745	2.3	123,585	7.2	114,980	71.3%	$856,721	50.2%
2027	0	0	0.0	0	0.0	114,980	71.3%	$856,721	50.2%
2028	0	0	0.0	0	0.0	114,980	71.3%	$856,721	50.2%
2029 & Beyond	2	42,783	26.5	848,327	49.8	157,763	97.8%	$1,705,048	100.0%
Vacant	NAP	3,500	2.2	NAP	NAP	161,263	100.0%	NAP	NAP
Total	12	161,263	100.0%	$1,705,048	100.0%

(1)	Based on the underwritten rent roll dated September 19, 2019.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

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Mortgage Loan No. 13 — Kohl’s Plaza

Operating History and Underwritten Net Cash Flow

	2016	2017(1)	2018(1)	TTM(1)(2)	Underwritten(1)	PSF	%(3)
Rents in Place	$1,549,479	$1,604,571	$1,312,995	$1,332,905	$1,827,548	$11.33	70.1%
Vacant Income	0	0	0	0	0	$0.00	0.0%
Percentage Rent	0	0	0	0	0	$0.00	0.0%
Gross Potential Rent	$1,549,479	$1,604,571	$1,312,995	$1,332,905	$1,827,548	$11.33	70.1%
Total Reimbursements	775,989	776,585	692,732	645,928	777,755	$4.82	29.9%
Net Rental Income	$2,325,468	$2,381,156	$2,005,727	$1,978,832	$2,605,303	$16.16	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(140,672)	($0.87)	(5.4%)
Other Income	0	0	0	0	0	$0.00	0.0%
Effective Gross Income	$2,325,468	$2,381,156	$2,005,727	$1,978,832	$2,464,631	$15.28	94.6%
Total Expenses	$872,831	$883,580	$874,303	$898,776	$928,965	$5.76	37.7%
Net Operating Income	$1,452,637	$1,497,576	$1,131,424	$1,080,056	$1,535,666	$9.52	62.3%
Total TI/LC, Capex/RR	88,682	88,682	88,682	88,682	88,682	$0.55	3.6%
Net Cash Flow	$1,363,955	$1,408,893	$1,042,742	$991,374	$1,446,984	$8.97	58.7%

(1)	The Bob’s Discount Furniture space was previously occupied by Babies R Us, which vacated the property in June 2018. Bob’s Discount Furniture backfilled the space and began its lease in April 6, 2019.

(2)	TTM represents trailing 12 months ending August 31, 2019.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of field.

A-2-127

Mortgage Loan No. 14 — Crimson Retail Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Portfolio of 4 Assets
Original Principal Balance(1):	$16,556,250	Title:	Fee
Cut-off Date Principal Balance(1):	$16,556,250	Property Type - Subtype:	Retail – Various
% of Pool by IPB:	2.4%	Net Rentable Area (SF):	318,378
Loan Purpose(2):	Acquisition / Refinance	Location:	Various
Borrower:	Crimson 1031 Portfolio, LLC	Occupancy:	95.5%
Sponsor:	Pamela Day	Occupancy Date:	9/1/2019
Interest Rate:	3.7860%	Number of Tenants:	46
Note Date:	10/24/2019	2017 NOI(5):	$2,493,598
Maturity Date:	11/6/2029	2018 NOI(5):	$2,900,897
Interest-only Period:	30 months	TTM NOI(5)(6):	$2,982,313
Original Term:	120 months	UW Economic Occupancy:	92.7%
Original Amortization:	360 months	UW Revenues(5):	$5,117,181
Amortization Type:	IO-Balloon	UW Expenses:	$1,524,685
Call Protection(3)(4):	L(25),Def(88),O(7)	UW NOI:	$3,592,496
Lockbox:	Hard	UW NCF:	$3,380,901
Additional Debt:	Yes	Appraised Value / PSF:	$45,700,000 / $144
Additional Debt Balance(1):	$16,556,250	Appraisal Date:	Various
Additional Debt Type(1):	Pari Passu
Additional Future Debt Permitted:	No

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$104
Taxes:	$94,740	$66,968	N/A	Maturity Date Loan PSF:	$88
Insurance:	$24,585	$10,976	N/A	Cut-off Date LTV:	72.5%
Replacement Reserves:	$0	$3,980	$334,397	Maturity Date LTV:	61.5%
TI/LC Reserve:	$215,000	$15,919	$1,146,161	UW NOI / UW NCF IO DSCR:	2.83x / 2.66x
TA/TI/LC Reserve:	$545,000	$0	N/A	UW NOI / UW NCF Amortizing DSCR:	1.94x / 1.83x
Immediate Repairs:	$233,219	$0	N/A	UW NOI / UW NCF Debt Yield:	10.8% / 10.2%
Rent Concession Funds:	$23,688	$0	N/A
Environmental Program Deductible(7):	$12,500	$0	N/A
Environmental Program Annual Registration(7):	$1,250	$125	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$33,112,500	95.9%	Purchase Price(2):	$29,000,000	84.0%
Sponsor Equity:	1,419,855	4.1	Payoff Existing Debt(2):	3,306,875	9.6
			Upfront Reserves:	1,149,982	3.3
			Closing Costs:	1,075,498	3.1
Total Sources:	$34,532,355	100.0%	Total Uses:	$34,532,355	100.0%

(1)	The Crimson Retail Portfolio loan is part of a larger split whole loan evidenced by two pari passu notes with an aggregate Cut-off Date balance of approximately $33.1 million (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the Whole Loan.

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Mortgage Loan No. 14 — Crimson Retail Portfolio

(2)	At loan origination, the loan sponsor acquired the Little Elm property and refinanced existing debt on three properties.

(3)	The borrower may obtain a release of an individual property after the lockout period and before May 6, 2029, subject to, among other things: (i) defeasance in an amount equal to the greater of (a) with respect to the Little Elm property and the JoAnn Fabrics property, 120% of the allocated loan amount and (b) with respect to any other property, 115% of the allocated loan amount, (ii) the DSCR after the release is no less than the greater of (a) the DSCR prior to the release and (b) the DSCR as of the origination date, (iii) the LTV ratio after the release is no more than the lesser of (a) the LTV ratio prior to the release and (b) the LTV ratio as of the origination date and (iv) the debt yield after release is no less than the greater of (a) the debt yield prior to the release and (b) the debt yield as of the origination date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans – Partial Releases” in the Prospectus.

(4)	Defeasance of the Whole Loan is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last promissory note to be securitized.

(5)	The sponsor acquired the Little Elm property at loan origination and the remaining properties in August 2019. As such, complete prior historical performance is not available. 2017, 2018 and TTM NOI are comprised of the Little Elm property and South Plaza property only. UW Revenues include all four properties.

(6)	Represents trailing twelve months ending March 31, 2019 and annualized trailing seven months ending July 31, 2019 for the Little Elm property and South Plaza property, respectively.

(7)	The South Plaza property is currently enrolled in the dry cleaning solvent cleanup program (the “Environmental Program”) established by the dry cleaning contamination cleanup act. The borrower has complied in all respects with the requirements of the Environmental Program to cause the South Plaza property to remain enrolled in the Environmental Program.

The Loan. The Crimson Retail Portfolio loan is an approximately $33.1 million first mortgage loan secured by the fee interest in two anchored and two single-tenant shadow anchored retail properties totaling 318,378 SF located in Texas (one property), Florida (one property), and Georgia (two properties). The Whole Loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 30 months.

The Whole Loan is evidenced by two pari passu notes. The Whole Loan is expected to be serviced under the CSAIL 2019-C18 pooling and servicing agreement. The controlling Note A-1 is being contributed to the CSAIL 2019-C18 Commercial Mortgage Trust. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2019-C18 Commercial Mortgage Trust is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1	$16,556,250	$16,556,250	CSAIL 2019-C18	Y
Note A-2	16,556,250	16,556,250	UBS 2019-C18(1)	N
Total	$33,112,500	$33,112,500
(1)	The UBS 2019-C18 transaction is expected to close on December 20, 2019.

The Borrower. The borrowing entity for the Whole Loan is Crimson 1031 Portfolio, LLC, a Delaware limited liability company and special purpose entity with one independent director. The borrowing entity is 100.0% owned by Crimson Master Manager, LLC, which is owned by Crimson EHOF 12444 Venice Partnership, LP (52%), Crimson EHOF 12575 Venice Partnership, LP (34%), and Crimson 1031, LLC (14%).

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Pamela Day, an entrepreneur who has built several companies from the ground up including Crimson Holdings, a family of real estate companies and funds. The Crimson Companies is a full-service real estate investment, development and management company. Crimson Holdings has acquired or developed assets across multifamily, retail, office, and hospitality property types. Crimson Holding’s projects are self-managed through Crimson Property Management, and fund administration is performed through Crimson Fund Advisors. Pamela Day serves as the Managing Partner for Crimson Fund Advisors and Investment Manager for all Crimson Funds and individual investments. She has managed the firm’s investments and investment strategy since its inception in 2002. In addition to her 25 years of experience in real estate, Pamela Day has also built several financial technology companies such as Blazent, an enterprise software company, and Paladin Trust, a financial management trust company. See “Description of Mortgage Pool–Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

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Mortgage Loan No. 14 — Crimson Retail Portfolio

The Properties. The portfolio is comprised of two anchored and two single tenant shadow anchored retail properties, developed between 1974 and 2007 totaling 318,378 SF. The portfolio is 95.5% occupied as of September 1, 2019 by a mixture of 45 national, regional and local tenants. Anchor tenants at the properties include Hobby Lobby (17.4% of portfolio NRA; 12.0% of portfolio UW base rent), Winn Dixie (16.2% of portfolio NRA; 6.6% of portfolio UW base rent), 24 Hour Fitness (9.8% of portfolio NRA; 17.7% of portfolio UW base rent), Beall’s Outlet (6.9% of portfolio NRA; 5.1% of portfolio UW base rent), JoAnn Fabrics (6.8% of portfolio NRA; 6.2% of portfolio UW base rent) and Office Depot (6.3% of portfolio NRA; 6.6% of portfolio UW base rent). No other tenant accounts for more than 3.4% of portfolio NRA or 3.2% of portfolio UW base rent.

Portfolio Summary

Property Name	Location	Year Built / Renovated(1)	% of ALA	NRA (SF)(2)	Occ. %(2)(3)	UW NCF	% of UW NCF	Allocated Whole Loan Amount (“ALA”)	Appraised Value(1)
Little Elm	Little Elm, TX	2007 / N/A	66.5%	149,654	94.7%	$2,112,105	62.5%	$22,027,000	$30,400,000
South Plaza	Brooksville, FL	1974, 1977, 1980 / N/A	20.1	127,224	95.0%	855,890	25.3	6,666,000	9,200,000
JoAnn Fabrics	Athens, GA	2003 / 2019	6.9	21,500	100.0%	200,075	5.9	2,282,000	3,150,000
Office Depot	Athens, GA	2003 / N/A	6.5	20,000	100.0%	212,831	6.3	2,137,500	2,950,000
Total/Wtd. Avg.			100.0%	318,378	95.5%	$3,380,901	100.0%	$33,112,500	$45,700,000
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 1, 2019.

(3)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF for its liquor sales operations. Including such space, the South Plaza property and Crimson Retail Portfolio has leased occupancy of 96.9% and 96.3%, respectively.

Little Elm – The Little Elm property is a 149,654 SF shopping center located in Little Elm, Texas. The Little Elm property was built in 2007 and consists of two buildings situated on a 17.3-acre site with 809 parking spaces (5.4 spaces per 1,000 SF). As of September 1, 2019, the Little Elm property was 94.7% leased to 25 tenants. The Little Elm property is anchored by Hobby Lobby and 24 Hour Fitness. The largest tenant, Hobby Lobby (37.0% of NRA; 19.7% of UW base rent), occupies 55,405 SF and has been at the Little Elm property since 2008 with a current base rent of $8.25 PSF expiring in April 2023 and has three, five-year renewal options remaining. The second largest tenant, 24 Hour Fitness (20.8% of NRA; 28.9% of UW base rent), occupies 31,175 SF and has been at the Little Elm property since 2008 with a current base rent of $21.48 PSF expiring in June 2023 and has four, five-year renewal options remaining. The third largest tenant, Dollar Tree (6.7% of NRA; 5.2% of UW base rent), occupies 10,000 SF and has been at the Little Elm property since 2008 with a current base rent of $12.00 PSF expiring in April 2023 and has one, five-year renewal option remaining.

South Plaza – The South Plaza property is a 127,224 SF shopping center located in Brooksville, Florida. The South Plaza property was built in phases in 1974, 1977 and 1980 and consists of four buildings situated on an 11.9-acre site with 492 parking spaces (3.9 spaces per 1,000 SF). As of September 1, 2019, the South Plaza property has physical occupancy of 95.0% by 19 tenants and leased occupancy of 96.9%. The South Plaza property is anchored by Winn Dixie and Bealls Outlet. The largest tenant, Winn Dixie (40.6% of NRA; 25.3% of UW base rent), currently occupies 51,700 SF and has been at the South Plaza property since 1992 with a current base rent of $4.85 PSF expiring in September 2029 and has four, five-year renewal options remaining. Winn Dixie reported sales of $216 PSF in 2018, which results in an occupancy cost of 3.1%. Winn Dixie executed a lease amendment in August 2019 to expand into the adjacent 2,500 SF vacant space for the Winn Dixie Liquor Store. The sponsor is required to deliver the space by March 31, 2020 and the lease will be co-terminous with the main store lease. The second largest tenant, Bealls Outlet (17.2% of NRA; 19.4% of UW base rent), occupies 21,910 SF and has been at the South Plaza property since 2010 with a current base rent of $8.79 PSF expiring in April 2022 and has two, five-year renewal options remaining. The third largest tenant, Focus Fit (8.5% of NRA; 7.2% of UW base rent), occupies 10,800 SF and has been at the South Plaza property since September 2017 with a current base rent of $6.58 PSF expiring in August 2028 and has two, four-year renewal options remaining.

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Mortgage Loan No. 14 — Crimson Retail Portfolio

JoAnn Fabrics – The JoAnn Fabrics property is a 21,500 SF single-tenant freestanding retail property located in a shopping center anchored by Target (non-collateral) in Athens, Georgia. The JoAnn Fabrics property was built in 2003 and consists of one building situated on a 2.9-acre site with 84 parking spaces (3.9 spaces per 1,000 SF). As of September 1, 2019, the JoAnn Fabrics property was 100.0% leased to JoAnn Fabrics. JoAnn Fabrics has been at the JoAnn Fabrics property since 2019 with a current base rent of $11.00 PSF expiring in January 2030 and has three, five-year renewal options remaining.

Office Depot – The Office Depot property is a 20,000 SF single-tenant freestanding retail property located in a shopping center anchored by Target (non-collateral) in Athens, Georgia. The Office Depot property was built in 2003 and consists of one building situated on a 2.1-acre site with 88 parking spaces (4.4 spaces per 1,000 SF). As of September 1, 2019, the Office Depot property was 100.0% leased to Office Depot. Office Depot has been at the Office Depot property since 2004 with a current base rent of $12.50 PSF expiring in February 2024 and has two, five-year renewal options remaining. JoAnn Fabrics and Office Depot are located within the same shopping center.

The Market. The Crimson Retail Portfolio is located in Little Elm, Texas (66.5% of ALA, 47.0% of NRA), Brooksville, Florida (20.1% of ALA, 40.0% of NRA), and Athens, Georgia (13.3% of ALA, 13.0% of NRA).

Little Elm, Texas – The Little Elm property is located approximately 5.6 miles northwest of downtown Frisco and approximately 33.0 miles north of downtown Dallas. According to the appraisal, the Little Elm property is located in the main trade area of Little Elm, along Eldorado Parkway, which is a major thoroughfare bisecting the neighborhood as well as the primary access to Denton and Frisco in an east to west direction. The Little Elm property is located at the intersection of Eldorado Parkway and Farm to Market Road 423, which has an average daily traffic count of 27,921 vehicles, according to a third party market research report. Other national retailers at the intersection include Walmart Supercenter, Lowe’s Home Improvement, Walgreen’s, and CVS Pharmacy, in addition to food and service-oriented providers such as Chase Bank, Wells Fargo Bank, Starbucks, Applebee’s, Wendy’s and Taco Bell. The Little Elm property is located in the East Lewisville submarket, which has inventory of approximately 1.9 million SF of retail space and as of the second quarter of 2019, had vacancy and asking rent of 2.8% and $20.30 PSF, respectively. Compared to asking rent of $14.17 PSF as of the second quarter of 2016, asking rent in the East Lewisville submarket exhibited a compounded average growth rate of 12.7%. Over the last three years, the East Lewisville submarket had average quarterly vacancy of 3.9%.

Brooksville, Florida – The South Plaza property is located approximately 44.2 miles north of downtown Tampa. According to the appraisal, the South Plaza property is located in the main trade area of Brooksville and the surrounding area of the South Plaza property is small town and rural in nature. The South Plaza property is located at the northwest intersection of Brooksville’s main thoroughfares, S Broad St and Cortez Blvd, which has an average daily traffic count of 18,213 vehicles, according to a third party market research report. Other national retailers in the area include Walmart Supercenter, Dollar Tree, Walgreen’s, Publix Supermarket, Harbor Freight Tools, and Wawa, in addition to food and service-oriented providers such as Bank of America, PNC Bank, Burger King, Applebee’s, Dunkin Donuts and Domino’s Pizza. The South Plaza property is located in the Hernando County Retail submarket, which has inventory of approximately 9.4 million SF and as of the first quarter of 2019, had vacancy and asking rent of 5.0% and $12.18 PSF, respectively. Compared to asking rent of $10.83 PSF as of the first quarter of 2016, asking rent in the Hernando County Retail submarket exhibited a compounded average growth rate of 4.0%. Over the last three years, the Hernando County Retail submarket had average quarterly vacancy of 4.9%.

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Mortgage Loan No. 14 — Crimson Retail Portfolio

Athens, Georgia – The JoAnn Fabrics property and Office Depot property are freestanding retail properties located in Athens Marketplace, a shopping center anchored by the only Target in Athens (non-collateral), approximately 8.7 miles west of downtown Athens and 65.7 miles northeast of Atlanta. The next closest Target location is 22.4 miles west of the Athens Marketplace in Bethlehem. Other retailers in the Athens Marketplace include Game Stop, CVS Pharmacy, Hardee’s, and Catherines, none of which are collateral for the Crimson Retail Portfolio loan. The JoAnn Fabrics property and Office Depot property are located along Atlanta Highway, which is the primary commercial and retail corridor of Athens. Access to the area is also serviced by public transit bus. A public bus stop is located adjacent to the entrance of the Athens Marketplace. Bus route 20 connects downtown Athens and University of Georgia to Beechwood Shopping Center, St. Mary’s Hospital, Athens Marketplace (including the JoAnn Fabrics property and Office Depot property), and Georgia Square Mall. Located 1.9 miles west of the JoAnn Fabrics property and Office Depot property, Georgia Square Mall is a two-floor 673,000 SF shopping mall anchored by JCPenney, Belk, and Sears. University of Georgia, which is located 4.3 miles east of the JoAnn Fabrics property and Office Depot property just outside of downtown Athens, is the largest employer in Athens. As of the fall of 2018, the University of Georgia had enrollment of approximately 38,652 students in addition to approximately 10,741 employees.

The JoAnn Fabrics property and Office Depot property are located in the Westside Athens submarket, which has inventory of approximately 3.5 million SF and as of the second quarter of 2019, had vacancy and asking rent of 7.5% and $15.61 PSF, respectively. Compared to asking rent of $12.82 PSF as of the second quarter of 2016, asking rent in the Westside Athens submarket exhibited a compounded average growth rate of 6.8%. Over the last three years, the Westside Athens submarket had average quarterly vacancy of 6.8%.

Market and Demographics Summary(1)

Property	NRA (SF)(2)	5-Miles Radius Population(3)	5-Miles Radius Average Household Income(3)	In-Place UW Base Rent PSF(2)	Market Rent PSF	Occupancy(2)	Market Vacancy
Little Elm	149,654	158,470	$149,552	$16.34	$17.29	94.7%	95.0%
South Plaza	127,224	26,427	$64,571	$8.21	$8.61	95.0%	95.0%
JoAnn Fabrics	21,500	99,090	$70,397	$11.00	$12.50	100.0%	95.0%
Office Depot	20,000	99,518	$70,102	$12.50	$12.50	100.0%	95.0%
Total/Wtd. Avg.	318,378	97,992	$105,257	$12.48	$13.20	95.5%	95.0%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 1, 2019, including rent increases occurring through December 1, 2020.

(3)	Based on third party market research reports.

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Mortgage Loan No. 14 — Crimson Retail Portfolio

Historical and Current Occupancy(1)

Property Name	2016(2)	2017(2)	2018(2)(3)	Current(4)(5)
Little Elm	91.0%	92.0%	93.0%	94.7%
South Plaza	86.0%	95.0%	95.0%	95.0%
JoAnn Fabrics	NAV	NAV	NAV	100.0%
Office Depot	100.0%	100.0%	100.0%	100.0%
Wtd. Avg.	89.5%	93.8%	94.3%	95.5%

(1)	The sponsor acquired the Crimson Retail Portfolio properties in 2019. As such, complete prior historical occupancies is not available. 2016-2018 Occupancies for the Little Elm property and South Plaza property are based on a third party market data provider. Office Depot has occupied 100.0% of the Office Depot property since 2004.

(2)	Occupancies are as of December 31 of each respective year.

(3)	2018 Occupancy for the Little Elm property and South Plaza property is as of September 30, 2018 and June 30, 2018, respectively.

(4)	Based on the underwritten rent roll dated September 1, 2019.

(5)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF for its liquor sales operations. Including such space, the South Plaza property and Crimson Retail Portfolio have leased occupancies of 96.9% and 96.3%, respectively.

Top Ten Tenant Summary(1)

Tenant	Property Name	Ratings Moody’s/Fitch/S&P(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rents	Lease Expiration Date
Hobby Lobby	Little Elm	NR / NR / NR	55,405	17.4%	$8.25	12.0%	4/30/2023
Winn Dixie(3)	South Plaza	NR / NR / NR	51,700	16.2	$4.85	6.6	9/9/2029
24 Hour Fitness	Little Elm	NR / NR / NR	31,175	9.8	$21.48	17.7	6/30/2023
Bealls Outlet	South Plaza	NR / NR / NR	21,910	6.9	$8.79	5.1	4/30/2022
JoAnn Fabrics	JoAnn Fabrics	NR / NR / NR	21,500	6.8	$11.00	6.2	1/31/2030
Office Depot	Office Depot	NR / NR / NR	20,000	6.3	$12.50	6.6	2/29/2024
Focus Fit	South Plaza	NR / NR / NR	10,800	3.4	$6.58	1.9	8/31/2028
Dollar Tree	Little Elm	Baa3 / NR / NR	10,000	3.1	$12.00	3.2	4/30/2023
Autozone	South Plaza	Baa1 / BBB / NR	7,910	2.5	$5.32	1.1	7/31/2023
Brookesville Natural Foods	South Plaza	NR / NR / NR	5,400	1.7	$9.00	1.3	10/31/2022
Total:			235,800	74.1%	$9.92	61.6%

(1)	Based on the underwritten rent roll dated September 1, 2019, including rent increases occurring through December 1, 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF for its liquor sales operations. Including such space, Winn Dixie accounts for 17.0% of portfolio NRA and 7.2% of portfolio UW Base Rent.

A-2-133

Mortgage Loan No. 14 — Crimson Retail Portfolio

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	3	6,795	2.1%	$125,794	3.3%	6,795	2.1%	$125,794	3.3%
2019	1	1,120	0.4	28,952	0.8	7,915	2.5%	$154,746	4.1%
2020	6	8,867	2.8	180,980	4.8	16,782	5.3%	$335,726	8.8%
2021	3	3,740	1.2	85,990	2.3	20,522	6.4%	$421,716	11.1%
2022	8	38,611	12.1	474,848	12.5	59,133	18.6%	$896,564	23.6%
2023	13	122,017	38.3	1,677,858	44.2	181,150	56.9%	$2,574,422	67.9%
2024	7	35,244	11.1	599,953	15.8	216,394	68.0%	$3,174,375	83.7%
2025	1	2,400	0.8	38,400	1.0	218,794	68.7%	$3,212,775	84.7%
2026	0	0	0.0	0	0.0	218,794	68.7%	$3,212,775	84.7%
2027	0	0	0.0	0	0.0	218,794	68.7%	$3,212,775	84.7%
2028	1	10,800	3.4	71,064	1.9	229,594	72.1%	$3,283,839	86.6%
2029	2	52,900	16.6	273,545	7.2	282,494	88.7%	$3,557,384	93.8%
2030 & Beyond	1	21,500	6.8	236,500	6.2	303,994	95.5%	$3,793,884	100.0%
Vacant(3)	0	14,384	4.5	NAP	NAP	318,378	100.0%	NAP	NAP
Total	46	318,378	100.0%	$3,793,884	100.0%

(1)	Certain tenants have more than one lease. In addition, certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

(2)	Based on the underwritten rent roll dated September 1, 2019. Rent includes base rent and rent increases occurring through December 1, 2020.

(3)	Winn Dixie (40.6% of NRA at the South Plaza property) has executed a lease amendment to lease an additional 2,500 SF of space at the South Plaza property with rent of $9.83 PSF and lease expiration in September 2029 for its liquor sales operations. Per the executed lease amendment, the Crimson Retail Portfolio sponsor is required to complete landlord’s work and deliver the space on or before March 31, 2020. Such space has been underwritten as vacant.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018(1)	TTM(1)(2)	Underwritten(1)	PSF	%(3)
Rents in Place(4)	$2,105,149	$2,947,765	$3,139,447	$3,129,649	$3,794,249	$11.92	68.7%
Vacant Income	0	0	0	0	298,735	$0.94	5.4%
Gross Potential Rent	$2,105,149	$2,947,765	$3,139,447	$3,129,649	$4,092,984	$12.86	74.1%
Total Reimbursements	915,620	909,508	1,033,154	1,078,385	1,427,871	$4.48	25.9%
Net Rental Income	$3,020,769	$3,857,273	$4,172,602	$4,208,034	$5,520,855	$17.34	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(403,674)	($1.27)	(7.3%)
Other Income	16,468	4,965	1,843	2,913	0	$0.00	0.0%
Effective Gross Income	$3,037,237	$3,862,238	$4,174,445	$4,210,947	$5,117,181	$16.07	92.7%
Total Expenses	$1,010,922	$1,368,640	$1,273,548	$1,228,634	$1,524,685	$4.79	29.8%
Net Operating Income	$2,026,315	$2,493,598	$2,900,897	$2,982,313	$3,592,496	$11.28	70.2%
Total TI/LC, Capex/RR	0	0	0	0	211,595	$0.66	4.1%
Net Cash Flow	$2,026,315	$2,493,598	$2,900,897	$2,982,313	$3,380,901	$10.62	66.1%
(1)	The sponsor acquired the Little Elm property at loan origination and the remaining Crimson Retail Portfolio properties in August 2019. As such, complete prior historical performance is not available. 2016 represents the Little Elm property only. 2017, 2018 and TTM are comprised of the Little Elm property and South Plaza property only. Underwritten includes all four properties.

(2)	TTM represents trailing 12 months ending March 31, 2019 for the Little Elm property and annualized trailing seven months ending July 31, 2019 for the South Plaza property.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Rents in Place includes (i) $20,604 of rent steps through December 1, 2020 and (ii) $365 in straight line rent for investment grade tenant, Allstate Insurance.

A-2-134

Mortgage Loan No. 15 — Presidential City

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$15,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$15,000,000	Property Type - Subtype:	Multifamily – High Rise
% of Pool by IPB:	2.2%	Net Rentable Area (Units)(5):	1,015
Loan Purpose:	Refinance	Location:	Philadelphia, PA
Borrowers:	Various	Year Built / Renovated:	1952 / 2017
Sponsors:	Michael Pestronk; Matthew Pestronk	Occupancy:	94.5%
Interest Rate:	3.49816176470588%	Occupancy Date:	7/26/2019
Note Date:	9/6/2019	Number of Tenants(6):	19
Maturity Date:	9/8/2029	2016 NOI(7):	N/A
Interest-only Period:	120 months	2017 NOI(7):	N/A
Original Term:	120 months	2018 NOI(7):	N/A
Original Amortization:	None	TTM NOI(8):	$16,025,422
Amortization Type:	Interest Only	UW Economic Occupancy:	94.0%
Call Protection(3):	L(27),Def(89),O(4)	UW Revenues:	$24,916,379
Lockbox(4):	Soft	UW Expenses:	$6,760,701
Additional Debt(1):	Yes	UW NOI:	$18,155,679
Additional Debt Balance(1):	$102,000,000 / $100,600,000 / $72,400,000	UW NCF:	$17,851,866
Additional Debt Type(1):	Pari Passu / B-Note / Mezzanine	Appraised Value / Per Unit:	$380,000,000 / $374,384
Additional Future Debt Permitted:	No	Appraisal Date:	8/29/2019

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$115,271
Taxes:	$946,295	$135,185	N/A	Maturity Date Loan Per Unit:	$115,271
Insurance:	$129,834	Springing	N/A	Cut-off Date LTV:	30.8%
Replacement Reserves:	$0	$12,688	$761,250	Maturity Date LTV:	30.8%
TI/LC:	$150,000	$6,540	$235,449	UW NOI / UW NCF DSCR:	4.38x / 4.30x
Free Rent Reserves:	$270,833	$0	N/A	UW NOI / UW NCF Debt Yield:	15.5% / 15.3%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A Notes:	$117,000,000	40.3%	Payoff Existing Debt:	$282,126,294	97.3%
B Note:	100,600,000	34.7	Return of Equity:	3,599,396	1.2
Mezzanine Loans:	72,400,000	25.0	Closing Costs:	2,777,348	1.0
			Upfront Reserves:	1,496,962	0.5
Total Sources:	$290,000,000	100.0%	Total Uses:	$290,000,000	100.0%

(1)	The Presidential City loan is part of a whole loan evidenced by six senior pari passu notes with an aggregate Cut-Off balance of $117.0 million (collectively, the A Notes”) and one B Note with a Cut-Off balance of $100.6 million that is subordinate to the A Notes (the “B Note”) and together with the A Notes (the “Whole Loan”). The financial information presented in the chart above reflects the Cut-off Date balance of the A Notes. Based on the Whole Loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 57.3%, 2.31x, and 8.3%, respectively. The Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield calculated based on the sum of the Whole Loan and the Mezzanine Loans (as defined below) are 76.3%, 1.41x and 6.3%, respectively.

A-2-135

Mortgage Loan No. 15 — Presidential City

(2)	Reserved.

(3)	After the lockout period, the borrowers may defease the then–outstanding principal balance of the Whole Loan, in whole or in part, subject to the terms of the loan documents.

(4)	The Whole Loan is structured with a hard lockbox for the commercial tenants and a soft lockbox for the residential tenants, with in-place cash management.

(5)	The Presidential City apartment complex consists of three 12-story and one 13-story apartment towers (known as the Washington, Madison, Jefferson and Adams, respectively) that contain in the aggregate approximately 804,270 SF across 1,015 units. In addition, the loan’s sponsors acquired and renovated the adjacent two-story Monroe office building, which contains approximately 68,503 SF.

(6)	Represents commercial tenants at the property.

(7)	Historical financials are not available as the property was renovated between 2015 and 2017. UW NOI is greater than the TTM NOI because the property was still in a lease-up phase following renovations as of the date of the TTM NOI.

(8)	Represents the trailing twelve months ending June 30, 2019.

The Loan. The Whole Loan, is a $217.6 million first mortgage loan secured by the fee interest in a 1,015-unit high rise multifamily property located in Philadelphia, Pennsylvania. The Whole Loan has a 10-year term and is interest-only for the entire term.

The Whole Loan is comprised of (i) six senior pari passu notes with an aggregate Cut-off Date balance of $117.0 million and (ii) a B Note with a Cut-off Date balance of $100.6 million. The non-controlling Note A-1C is being contributed to the CSAIL 2019-C18 Commercial Mortgage Trust. The Whole Loan is being serviced pursuant to the trust and servicing agreement for the SGCMS 2019-PREZ Trust. See “Description of the Mortgage Pool— The Whole Loans— The Non-Serviced AB Whole Loans—The Presidential City Whole Loan” in the Prospectus. The trustee of the SGCMS 2019-PREZ securitization trust is entitled to exercise all of the rights of the controlling noteholder with respect to the Whole Loan, however the holders of the remaining notes are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Lead Servicer for Whole Loan (Y/N)	Controlling Piece (Y/N)
Note A-1A	$57,000,000	$57,000,000	SGCMS 2019-PREZ	Y	N(2)
Note A-1B	25,000,000	25,000,000	BBCMS 2019-C5(1)	N	N
Note A-1C	15,000,000	15,000,000	CSAIL 2019-C18	N	N
Note A-1D	10,000,000	10,000,000	BBCMS 2019-C5(1)	N	N
Note A-1E	5,000,000	5,000,000	BBCMS 2019-C5(1)	N	N
Note A-1F	5,000,000	5,000,000	BBCMS 2019-C5(1)	N	N
Note B	100,600,000	100,600,000	SGCMS 2019-PREZ	Y	Y(2)
Total	$217,600,000	$217,600,000

(1)	BBCMS 2019-C5 is expected to close on November 26, 2019.

(2)	The directing holder of the SGCMS 2019-PREZ Trust will have the right to appoint the special servicer of the Whole Loan and to direct certain decisions with respect to the Whole Loan unless a control appraisal event exists under the related co-lender agreement. The Whole Loan will be serviced pursuant to the trust and servicing agreement for the SGCMS 2019-PREZ securitization.

A-2-136

Mortgage Loan No. 15 — Presidential City

Total Debt Capital Structure

(1)	Based on an as-is appraised value of $380.0 million as of August 29, 2019 per the appraisal.

(2)	Based on the UW NOI of $18,155,679.

(3)	Based on the UW NCF of $17,851,866 and the coupon of 3.49816176470588% for the A Notes and B Note and 6.7500% for the Mezzanine Loans.

(4)	Implied Equity is based on the as-is appraised value of $380.0 million, less total debt of $290.0 million.

The Borrower. The borrowing entities for the Whole Loan are Post Presidential Property Owner, LLC and Post Monroe Property Owner LLC, each a Delaware limited liability company, and each a special purpose entity with two independent directors.

The Sponsor. The loan’s sponsors and nonrecourse carve-out guarantors are Michael Pestronk and Matthew Pestronk, the founders of Post Brother Apartments (“Post Brothers”). Post Brothers is a local owner and manager of Class A apartments, generally focusing on the development and creation of Class A apartment buildings in the greater Philadelphia metropolitan area. Post Brothers is a vertically-integrated operating company, with approximately 200 employees, providing in-house expertise in development, construction management/general contracting, leasing, property management and financing. Since inception in 2006, Post Brothers has acquired more than 30 properties totaling over 4,000 units, with a focus in the greater Philadelphia area and New Jersey. The Post Brothers’ total portfolio is valued at over $1.4 billion.

The Property. The property is a recently renovated, Class A, 1,015-unit multifamily complex located in Philadelphia, Pennsylvania and an adjacent two-story office building with approximately 68,503 SF. The multifamily complex is located at 3800, 3850 and 3950 City Avenue, and the Monroe office building is located at 3600 Neill Drive, in the Wynnefield Heights section of Philadelphia (adjacent to the Presidential City Complex). The property consists of four apartment towers (known as Washington, Madison, Jefferson and Adams, respectively) containing a total of 1,015 apartment units (804,270 SF). The Madison tower contains three ground-level retail suites totaling 9,980 SF. The Monroe office building is a recently renovated two-story building containing approximately 68,503 SF. The property is situated on an approximately 23.4-acre parcel. Originally constructed between 1952 and 1954, the property was gut-renovated by the loan’s sponsors between 2015 and 2017, transforming the property into a luxury apartment complex. The property provides 258 covered garage parking spaces, 116 garage parking spaces and 650 surface spaces for a total of 1,024 parking spaces. Including street parking and commercial parking, there are a total of 1,320 parking spaces at the property.

A-2-137

Mortgage Loan No. 15 — Presidential City

The property’s four towers each offer luxury apartments. Many of the units feature unobstructed views of downtown Philadelphia and Fairmount Park. Unit amenities include roller shades, custom fit high efficiency tilt-and-turn European windows, floor-to-ceiling windows, recessed LED overhead lighting, ceiling fans and eco-efficient carbon free electric heating and cooling systems. Additionally, apartment units feature quartz windowsills, energy star appliances (including a front-load washer and dryer set) and hardwood flooring. The bathrooms include Italian porcelain tiling, ambient halogen-style overhead lighting, a deep soaking tub and dual-flush elongated toilets. In addition, showers in the units are thermostatically controlled and feature rain-style shower heads and spray body jets. Sink areas feature integrated makeup lighting and a hanging Italian-style double vanity. Each kitchen has antimicrobial quartz countertops, wood-grained drawer spaces, high gloss cabinetry, stainless-steel appliances, a glass tile backsplash and a movable island. The property is a fully carbon emission free property through insulated/reflective thermally insulated roofs, carbon free heating and cooling systems, energy star appliances, rainwater retention systems and wind powered energy.

The property amenities also include a three-acre pool club and wellness center. In addition to the wellness center, each building has its own cardio and weights facility. The pool club features year-round access to three temperature controlled pools (an Olympic-length lap pool, a lounge pool and an activity pool), hot tubs, cabanas, an outdoor kitchen space and dining terrace, a rooftop lounge, a fire pit lounge, a yoga lawn, outdoor showers, a bocce and sports court and a playground. The wellness center features an organic juice bar, specialized cardio, weight, boxing, biking and stretching equipment, instructor-led classes, private training sessions, spa treatment rooms, dry saunas and a steam room.

The loan’s sponsors acquired the Presidential City apartment complex and the adjacent Monroe office building in December 2012 and May 2015, respectively, for a combined total of approximately $108.3 million (including closing costs). Since acquisition, the loan’s sponsors have invested approximately $140.0 million to complete a gut redevelopment of the Presidential City apartment complex that included an entire interior demolition, redesign of the floor plates and replacement of all components other than the structural columns, exterior walls and concrete slab floors. In addition to the full renovation of the four apartment towers, the loan’s sponsors developed the Sora Pool Club and Fitness Center, a clubhouse / amenity building at the property. In addition to the gut-renovated Presidential City apartment complex, the loan’s sponsors renovated the adjacent two-story Monroe office building for approximately $8.1 million (including purchase price of the Monroe office building and soft costs), which contains approximately 68,503 SF. In the aggregate, the loan’s sponsors have a total cost basis of approximately $253.3 million (including soft costs) in the property.

Washington Tower – Washington was the first tower to be renovated and was completed in October 2015. Washington features 198,625 SF, comprised of 180 units with an average unit size of approximately 1,103 SF. The tower offers studio, one bedroom, two bedroom and three bedroom apartments in addition to penthouse apartments. Tailored amenities include a 24/7 front desk attendant, a lounge area, housekeeping services, personal service options and full-time concierge services. As of July 26, 2019, Washington was 90.0% leased.

Madison Tower – Madison was the second tower to be renovated and was completed in July 2016. Madison features 215,885 SF, comprised of 263 units with an average unit size of approximately 821 SF. The tower offers studio, one bedroom, two bedroom and three bedroom apartments in addition to penthouse apartments. Tailored amenities include a 24/7 front desk attendant, a barista bar area and a co-working space. As of July 26, 2019, Madison was 96.6% leased. Madison also features 9,980 SF of ground floor retail space featuring three tenant bays. Two of the spaces are occupied by American Bread Company LLC d/b/a Panera Bread (4,600 SF, $33 PSF base rent) and a local sushi restaurant, Jason’s Toridasu (2,610 SF, $27 PSF base rent), respectively, while the third space (2,770 SF) is currently being marketed for lease.

Jefferson Tower – Jefferson was the third tower to be renovated and was completed in April 2017. Jefferson features 195,080 SF, comprised of 330 units with an average unit size of approximately 591 SF. The tower offers studio, one bedroom and two bedroom apartments. Amenities include a 24/7 front desk attendant, shared executive offices and a co-working space. As of July 26, 2019, Jefferson was 95.8% leased.

A-2-138

Mortgage Loan No. 15 — Presidential City

Adams Tower – Adams, the last tower to undergo renovation, was completed in December 2017. Adams features 194,680 SF, comprised of 242 units with an average unit size of approximately 804 SF. The tower offers studio, one bedroom, two bedroom and three bedroom apartments. Amenities include 24/7 front desk services, a library room and a children’s play center. As of July 26, 2019, Adams was 93.8% leased.

Monroe Office Building – In addition to the gut-renovated Presidential City apartment complex, the loan’s sponsors acquired and renovated the adjacent two-story Monroe office building, which contains approximately 68,503 net rentable SF. The total project cost was roughly approximately $8.1 million (including soft costs). As of August 16, 2019, the Monroe office building was 100.0% leased to 14 tenants. The Monroe Office property has approximately 2,972 SF of unusable floor space that the borrowers do not plan to lease and is not included in the leasing analysis. The Monroe office building also has a three-level garage below the office floors. The largest tenant at the Monroe Office property, Rogers Memorial Hospital (“Rogers”), has a one-time option to termination its lease at any time between February 1, 2023 and July 31, 2024 provided that (i) Rogers is not then in default under its lease (ii) Rogers provides written notice to the landlord and (iii) Rogers pays a lease termination payment equal to the sum of (a) all amounts due and payable under the lease through the termination date and (b) the unamortized (1) tenant improvement allowance and (2) brokerage commissions paid or payable in connection with the Rogers lease (assuming in each case, a straight line amortization over the initial lease term).

The City of Philadelphia maintains a tax abatement program for the construction of new housing or the re-development of existing structures into domiciles. Under this program, the assessment attributable to new construction or renovations and their resulting real estate taxes are abated for a period of ten years from the issuance of a certificate of occupancy. With respect to the property, the tax abatement at Washington tower will terminate in December 2025, the tax abatement at Madison tower will terminate in December 2026, and the tax abatements at Jefferson tower and Adams tower will terminate in December 2027. As such, 2028 will be the first year that the full, unabated real estate taxes will be due at the property. According to the appraisal, the current unabated taxes are $3,181,796 compared to the abated taxes of $1,399,953 and the underwritten taxes of $1,574,971 plus $174,738 for City Avenue special assessments. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

Multifamily Unit Mix(1)

Unit Type	No. of Units	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate PSF	Monthly Market Rental Rate(2)	Monthly Market Rental Rate PSF(2)
Studio	200	19.7%	184	92.0%	439	$1,354	$3.08	$1,500	$3.42
One Bedroom	474	46.7	466	98.3%	640	$1,636	$2.56	$1,770	$2.76
Two Bedroom	219	21.6	195	89.0%	1,007	$2,266	$2.25	$2,460	$2.44
Three Bedroom	44	4.3	43	97.7%	1,450	$2,868	$1.98	$3,270	$2.26
Studio Penthouse	4	0.4	4	100.0%	465	$1,510	$3.25	$1,885	$4.05
One Bedroom Penthouse	22	2.2	19	86.4%	1,101	$2,353	$2.14	$2,220	$2.02
Two Bedroom Penthouse	40	3.9	37	92.5%	1,780	$3,258	$1.83	$3,780	$2.12
Three Bedroom Penthouse	12	1.2	11	91.7%	2,600	$4,447	$1.71	$4,820	$1.85
Total/Wtd. Avg.	1,015	100.0%	959	94.5%	792	$1,874	$2.37	$2,056	$2.60

(1)	Based on the underwritten rent roll dated July 26, 2019.

(2)	Source: Appraisal.

A-2-139

Mortgage Loan No. 15 — Presidential City

The Market. The property is located on the border of the Wynnefield Heights section of the City of Philadelphia and the Bala Cynwyd section of Montgomery County, Pennsylvania, approximately five miles northwest of Center City. Wynnefield Heights is primarily a residential and commercial neighborhood of the city. There are retail commercial developments primarily along City Avenue (US Route 1), which is a major arterial roadway of this region, and on which the property has frontage. The property is located west of the on/off-ramp from I-76 from City Avenue.

Center City is a primary market for services and retail centers in the western quadrant of Philadelphia. The closest neighborhood shopping center is located half a mile west of the property at the intersection of Conshohocken Avenue and Monument Road. This center contains numerous stores offering convenience goods and personal service shops. Closer to the property and to its southwest is a Target anchored shopping center which also includes PNC Bank, Chipotle and Pei Wei. Also located less than a mile from the property is the Bala Cynwyd Shopping Center, which is anchored by an Acme supermarket and contains a Lord and Taylor department store. In 2013-2014, the Bala Cynwyd shopping center added outparcel sites including Bryn Mawr Trust, Corner Bakery Café, AT&T and Honeygrow. There are also smaller centers and restaurants located along City Avenue.

The property is also adjacent to Fairmount Park, which is the second largest municipal park in the world. Located on the banks of the Schuylkill River, Fairmount Park provides recreational opportunities including walking, biking, rowing, tennis courts and picnic areas. Fairmount Park’s other attractions, such as an azalea garden, historical sites, monuments, the Philadelphia Zoo (the nation’s oldest zoo) and amphitheaters for summer musical performances draw visitors all year round. An extensive 11-acre mixed-use development called Pencoyd Landing is underway just over one-mile northwest from the property. Adjacent to the recently reopened Pencoyd Bridge, this development will include two hotels (one of which will be a Marriott-branded hotel), a restaurant and a public square along the Schuylkill Riverfront.

The property benefits from its proximity to Philadelphia College of Osteopathic Medicine, St. Joseph’s University, Philadelphia University, Temple University and Lankaneau Hospital. The location generates exposure to local student populations and working professionals in the area.

According to the appraisal, the property submarket consisted of 11,112 apartment units, with 311 units recently completed, as of the second quarter of 2019. Year-to-date absorption is positive 283 units and the overall submarket average occupancy was 91.5%, which represents an improvement of 80 basis points compared to the same period in 2018 (90.7%). The average rental rate was $1,412 per month, which represents an increase of $71 per month (5.3%) compared to second quarter 2018.

The appraiser identified six comparable rental properties, ranging from 110 units to 276 units that were constructed between 2007 and 2017. Average rents at the property are in-line with the competitive set. The properties in the appraisal’s competitive set are all located in the Bala Cynwyd, Wynnewood or northwest Philadelphia submarkets within approximately 4.7 miles of the property and are shown in the below table.

Competitive Set Summary(1)

Property	Year Built	No. of Units	Avg. Unit Size (SF)	Avg. $ / Unit(2)	Occupancy	Proximity (miles)
Presidential City	1952	1,015(2)	792(2)	$1,874(2)	95%(2)	N/A
Mansion at Bala	2009	276	880 - 1,616	$1,715 - $2,419	98%	1.1
Venice Lofts	2007	128	768 - 2,667	$1,696 - $2,914	96%	2.3
Royal Athena	2017	275	664 - 1,151	$1,624 - $2,615	75%	1.2
Maybrook	2017	250	797 - 1,833	$2,078 - $5,281	86%	4.7
The Palmer	2016	110	821 - 1,610	$1,604 - $3,037	80%	3.0
The Isle	2016	156	481 - 1,384	$1,522 - $3,034	96%	2.0

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated July 26, 2019.

A-2-140

Mortgage Loan No. 15 — Presidential City

Historical and Current Occupancy(1)(2)

Building	Nov-18	Dec-18	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19
Washington Tower	87%	86%	85%	85%	86%	88%	88%	91%	88%
Madison Tower	85%	85%	87%	89%	91%	92%	92%	94%	95%
Jefferson Tower	89%	88%	88%	89%	91%	93%	92%	93%	96%
Adams Tower	95%	93%	92%	92%	93%	95%	95%	94%	94%
Wtd. Avg.	89%	88%	88%	89%	91%	92%	92%	93%	94%

(1)	Historical occupancy is not available as the construction of the property was completely renovated between 2015 and 2017.

(2)	Source: Historical Occupancy is based on the physical occupancy with respect to the 1,015-unit multifamily complex provided by the loan’s sponsors. Occupancies are as of the end of each respective month.

Operating History and Underwritten Net Cash Flow

	2017(1)	2018(1)	TTM(2)(3)	Underwritten(3)	Per Unit	%(4)
Rents in Place	N/A	N/A	$23,935,598	$24,676,898	$24,312	100.0%
Vacant Income	N/A	N/A	0	0	$0	0.0%
Gross Potential Rent	N/A	N/A	$23,935,598	$24,676,898	$24,312	100.0%
Total Reimbursements	N/A	N/A	0	0	$0	0.0%
Net Rental Income	N/A	N/A	$23,935,598	$24,676,898	$24,312	100.0%
(Vacancy/Collection Loss)	N/A	N/A	(3,751,345)	(2,340,798)	($2,306)	(9.5%)
Other Income(5)	N/A	N/A	2,423,983	2,580,279	$2,542	10.5%
Effective Gross Income	N/A	N/A	$22,608,237	$24,916,379	$24,548	101.0%
Total Expenses	N/A	N/A	$6,582,815	$6,760,701	$6,661	27.1%
Net Operating Income	N/A	N/A	$16,025,422	$18,155,679	$17,887	72.9%
Total TI/LC, Capex/RR	N/A	N/A	0	303,813	$299	1.2%
Net Cash Flow	N/A	N/A	$16,025,422	$17,851,866	$17,588	71.6%

(1)	Historical financials are not available as the construction of the property was completely renovated between 2015 and 2017.

(2)	TTM represents the trailing twelve month period ending June 30, 2019.

(3)	Underwritten Net Operating Income is higher than the TTM Net Operating Incomes as the property was still in a lease-up phase following gut renovations.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(5)	Other Income represents parking revenue, ratio utility building system and reimbursements, other income, payment processing recovery and cell tower income.

A-2-141

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

Credit Suisse Commercial Mortgage Securities Corp.	Midland Loan Services, a Division of PNC Bank,	Rialto Capital Advisors, LLC	Pentalpha Surveillance LLC
11 Madison Avenue,	National Association	200 S. Biscayne Blvd.	375 North French Road
New York, NY 10010	10851 Mastin Street	Suite 3550	Suite 100
	Building 82, Suite 300	Miami, FL 33131	Amherst, NY 14228
Overland Park, KS 66210

Contact: General Information Number	Contact: Heather Wagner	Contact: Niral.Shah@rialtocapital.com	Contact: Don Simon
Phone Number: (212) 325-2000	Phone Number: (913) 253-9570		Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Z		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Z		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	CSAIL 2019-C18 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C18	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	1/17/20
8480 Stagecoach Circle		Record Date:	12/31/19
Frederick, MD 21701-4747		Determination Date:	1/13/20

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “US Risk Retention Special Notices” tab for the CSAIL 2019-C18 Commercial Mortgage Trust transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the applicable risk retention agreement. Investors should refer to the Certificate Administrator’s website for all such information.

Disclosable Special Servicer Fees would be disclosed here.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2019 (the “Pooling and Servicing Agreement”).
Transaction: CSAIL Commercial Mortgage Trust 2019-C18, Commercial Mortgage Pass-Through Certificates Series 2019-C18
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: Rialto Capital Advisors, LLC
Directing Certificateholder: [__]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

1.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

2.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor concurrently with delivery to the Directing Certificateholder.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

1.	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________
________
________
________

2.	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________
________

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

C-1-1

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and appraisal reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable

C-1-2

formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.         Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, the Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

C-1-3

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the date specified below or, if no such date is specified, generally as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex D-2. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 shall have the meanings set forth in the main body of the prospectus or, if not defined therein, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related Mortgage Loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)   Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the master servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not an interest in a mortgage loan. Each Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the mortgage loan seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the mortgage loan seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller). The mortgage loan seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

D-1-1

(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the mortgage loan seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since November 6, 2019.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the mortgage loan seller constitutes a legal, valid and binding endorsement or assignment from the mortgage loan seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or Allocated Cut-off Date Loan Amount (subject only to Permitted Encumbrances (as defined below)), except as the

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enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the mortgage loan seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the mortgage loan seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

(8)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the mortgage loan seller thereunder and no claims have been paid thereunder. Neither the mortgage loan seller, nor to the mortgage loan seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)   Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The mortgage loan seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The mortgage loan seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the mortgage loan seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The mortgage loan seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the mortgage loan seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and

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delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the mortgage loan seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the mortgage loan seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund prior to the Cut-off Date.

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor

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and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the mortgage loan seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the mortgage loan seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee or the Non-Serviced Trustee for Non-Serviced Mortgage Loans. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the mortgage loan seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the mortgage loan seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the mortgage loan seller.

(22)   REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but determined without regard to the rule in Treasury regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or related Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or related Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Code Section 1001, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or related Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or related Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage

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Loan or related Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)   Local Law Compliance. To the mortgage loan seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the mortgage loan seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)   Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the mortgage loan seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

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(28)   Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or related Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or related Whole Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or related Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million, shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the mortgage loan seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the mortgage loan seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth on Schedule D-1 to this Annex D-1), or future permitted mezzanine debt (as set forth on Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any

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subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)   Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

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(36)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the mortgage loan seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the mortgage loan seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The mortgage loan seller has not received any written notice of default under or notice of termination of such ground lease. To the mortgage loan seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and, to the mortgage loan seller’s knowledge, such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

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(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the mortgage loan seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the mortgage loan seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with mortgage loan seller’s customary commercial mortgage servicing practices.

(38)   ARD Loan. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury regulations under Code Section 1001) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)   Rent Rolls; Operating Histories. The mortgage loan seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The mortgage loan seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the

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related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the mortgage loan seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the mortgage loan seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)   Bankruptcy. In respect of each Mortgage Loan, as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)   Organization of Mortgagor. The mortgage loan seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The mortgage loan seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the mortgage loan seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)   Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental site assessment (or a Phase II environmental site assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12

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months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the mortgage loan seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the mortgage loan seller, its successors and assigns is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the mortgage loan seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the mortgage loan seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

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(44)   Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the mortgage loan seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the mortgage loan seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the mortgage loan seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the mortgage loan seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute (“MAI”) and, to the mortgage loan seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. The related appraisal contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

(46)   Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)   Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the mortgage loan seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the mortgage loan seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the mortgage loan seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The mortgage loan seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the mortgage loan seller’s knowledge” or “the mortgage loan seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the mortgage loan seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the mortgage loan seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the mortgage loan seller, provided that the mortgage loan seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH CURRENT MEZZANINE DEBT

Column Financial, Inc.	Societe General Financial Corporation	UBS AG, New York Branch	Rialto Real Estate Fund III – Debt, LP	CIBC Inc.
None	Presidential City (Loan No. 15)	United Healthcare Office (Loan No. 8)	None	None

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH PERMITTED MEZZANINE DEBT

Column Financial, Inc.	Societe Generale Financial Corporation	UBS AG, New York Branch	Rialto Real Estate Fund III – Debt, LP	CIBC Inc.
None	Palm Beach Estates (Loan No. 2)	None	Gatlin Retail Portfolio (Loan No. 23)	None

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED AND CROSS-DEFAULTED MORTGAGE LOANS

Column Financial, Inc.	Societe Generale Financial Corporation	UBS AG, New York Branch	Rialto Real Estate Fund III – Debt, LP	CIBC Inc.
None	None	None	None	None

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Column Financial, Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	All Column Mortgage Loans (Loan Nos. 1, 3, 4, 6, 7, 17, 24, 27, 44, 48 and 55)	(Lien; Valid Assignment) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
7	Farmers Insurance (Loan No. 4)	(Lien; Valid Assignment) – The related mortgage and any related assignments of leases secure the related Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable related Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the related Mortgage Loan in right of payment.
7 8	Towne Center East (Loan No. 3)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) -- Home Depot has a right of first offer (“ROFO”) if the Mortgagor sells all or a portion of the Mortgaged Property. The ROFO does not apply to (a) any sale or transfer to the Price Company, any affiliate of the Price Company, or affiliate of the landlord, (b) a sale-leaseback, (c) an IRS Section 1031 exchange, or (d) a sale or transfer to a real estate investment trust that owns property or properties on which a Price Club is located. It is a post-origination requirement that Mortgagor use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Home Depot stating that the ROFO will not be triggered in connection with a foreclosure; however such SNDA has not yet been obtained.
7 8	Towne Center East (Loan No. 3)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) – Costco or an affiliate has a right of first refusal (“ROFR”) to purchase its leased premises from Mortgagor. The ROFR only applies if the premises are sold, not to a sale of all or any part of the Mortgaged Property. If the Mortgagor sells the Mortgaged Property following tenant’s failure to exercise its ROFR, the sale will be subject to the existing lease and tenant’s ROFR will remain applicable to subsequent offers with respect to the property including a foreclosure or deed-in-lieu.
7 8	Paradise Shoppes of Summerville (Loan No. 24)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) – The largest tenant, Publix, has a right of first refusal (“ROFR”) to purchase all or a portion of the Mortgaged Property if Mortgagor decides to sell or convey all or a portion of the Mortgaged Property. The ROFR does not apply to foreclosure of the Mortgaged Property or conveyance pursuant to a deed-in-lieu of foreclosure.

D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	All Column Mortgage Loans (Loan Nos. 1, 3, 4, 6, 7, 17, 24, 27, 44, 48 and 55)	(Permitted Liens; Title Insurance) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
18	The Met Apartments (Loan No. 1) The Sunstone Apartments (Loan No. 6)	(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating or “A” or better by S&P and “A2” or better by Moody’s (or if not rated by Moody’s, “A VIII” or better by AM Best); and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (or if not rated by Moody’s, “A VIII” or better by AM Best).
18	Farmers Insurance (Loan No. 4)	(Insurance) – Certain insurance requirements in the Mortgage Loan documents (the “Farmers Coverage”) are permitted to be satisfied by the self-insurance or third-party insurance of the sole tenant at the Mortgaged Property, Farmers Insurance Exchange (“Farmers Tenant”), upon the satisfaction of certain conditions, including, but not limited to: (i) the master lease (the “Farmers Lease”) between the Mortgagor and Farmers Tenant is in full force and effect; (ii) the Farmers Lease will remain in full force and effect following a casualty, and Farmers Tenant is obligated per the terms of the Farmers Lease to rebuild and restore the Mortgaged Property at its sole cost and expense, or to the extent the Farmers Lease is terminated following any casualty, the applicable insurance proceeds will be deposited with the Mortgagor or the lender; (iii) Farmers Tenant maintains, either through a program of self-insurance or third-party insurance, all or a portion of the Farmers Coverage; (iv) Farmers Tenant, or any guarantor under the Farmers Lease, maintains the Farmers Coverage or, if not in compliance, is otherwise acceptable to the lender in its sole and absolute discretion; and (v) the Mortgagor has provided to the lender certificates of insurance or other satisfactory evidence that Farmers Tenant maintains the Farmers Coverage in full force and effect.

D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Towne Center East (Loan No. 3)	(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating or “A” or better by S&P and “A2” or better by Moody’s (or if not rated by Moody’s, “A VIII” or better by AM Best); and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (or if not rated by Moody’s, “A VIII” or better by AM Best).
18	Paradise Shoppes of Summerville (Loan No. 24)	(Insurance) – The business interruption or rental loss insurance is limited to a total $1,348,758 rather than actual loss sustained during restoration.
18	3100 Alvin Devane (Loan No. 17)	(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating or “A” or better by S&P, and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa2” or better by Moody’s.
18	Studio 9Forty Apartments (Loan No. 48)	(Insurance) – The Mortgage Loan documents permit required insurance to be provided by Owners Insurance Company and StarStone National Insurance Company, provided each insurance company maintains its current rating from AM Best and, upon renewal of the current policy term, Mortgagor will replace Owners Insurance Company and StarStone National Insurance Company with an insurance company that satisfies the requirements set forth in the Mortgage Loan documents.
28	All Column Mortgage Loans (Loan Nos. 1, 3, 4, 6, 7, 17, 24, 27, 44, 48 and 55)	(Recourse Obligations) – The related Mortgage Loan documents may provide for recourse against the related Mortgagor and guarantor in the event that such mortgagor or guarantor “solicits or causes to be solicited petitioning creditors” to cause an involuntary bankruptcy filing with respect to such mortgagor, rather than that such mortgagor or guarantor “colluded with other creditors” to do so. In addition, the related Mortgage Loan documents may limit recourse for the related mortgagor’s commission of material physical waste only to the extent that such waste was intentional.

D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	The Met Apartments (Loan No. 1) The Sunstone Apartments (Loan No. 6)

(Recourse Obligations) – The loan agreement provides for recourse for losses for transfers of the property or of equity interests in Mortgagor made in violation of the Mortgage Loan documents (it does not provide for full recourse in such event).

With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents address misappropriation or conversion, but do not specifically address misapplication, of insurance proceeds and/or condemnation awards and rents following an event of default.

With respect to clause (b)(iv), the lender accepted an environmental liability environmental insurance policy in lieu of recourse against the Mortgagor and guarantor for breaches of the environmental covenants in the Mortgage Loan documents. The Phase I environmental site assessment obtained in connection with origination of the Mortgage Loan did not identify any recognized environmental conditions.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents do not provide for recourse for the commission of material physical waste at the property.

With respect to clause (b)(iii), loan agreement provides for recourse for losses in the event of willful misconduct only to the extent that such willful misconduct results in physical damage or physical waste to the property.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The guarantor’s full recourse obligations with respect to Mortgagor or special purpose entity constituent entity (if any) filing a voluntary petition under the Bankruptcy Code without Lender’s consent are capped at 20% of the principal balance of the loan.

28	Farmers Insurance (Loan No. 4)	(Recourse Obligations) – With respect to clause (b)(ii), the relevant provisions of the Mortgage Loan documents provide for losses for fraud or intentional misrepresentation by the Mortgagor, guarantor, or an affiliate in connection with the Mortgage Loan or Mortgaged Property.
28	Towne Center East (Loan No. 3)

(Recourse Obligations) – The loan agreement provides for recourse for losses for transfers of the property or of equity interests in Mortgagor made in violation of the Mortgage Loan documents (it does not provide for full recourse in such event).

With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents address misappropriation or conversion, but do not specifically address misapplication, of insurance proceeds and/or condemnation awards and rents following an event of default.

D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

With respect to clause (b)(iv), the lender accepted an environmental liability environmental insurance policy in lieu of recourse against the Mortgagor and guarantor for breaches of the environmental covenants in the Mortgage Loan documents. The Phase I environmental site assessment obtained in connection with origination of the Mortgage Loan did not identify any recognized environmental conditions.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents do not provide for recourse for the commission of material physical waste at the property.

With respect to clause (b)(iii), loan agreement provides for recourse for losses in the event of willful misconduct only to the extent that such willful misconduct results in physical damage or physical waste to the property.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The guarantor’s full recourse obligations with respect to Mortgagor or special purpose entity constituent entity (if any) filing a voluntary petition under the Bankruptcy Code without Lender’s consent are capped at 20% of the principal balance of the loan.

28	Duane Reade – Columbia University (Loan No. 7)	(Recourse Obligations) – With respect to clause (a)(iii), the Mortgage Loan becomes full recourse to the mortgagor and guarantor for transfers of the Mortgaged Property and transfers of more than 50% of the direct or indirect (or any controlling) equity interests in mortgagor in violation of the Mortgage Loan documents. All other transfer violations are recourse to mortgagor and guarantor for losses and damages in connection with such violation.
28	Paradise Shoppes of Summerville (Loan No. 24)	(Recourse Obligations) – With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that there is sufficient cash flow from the Mortgaged Property available to the Mortgagor to avoid such waste (provided that any insufficiency is not related to the misappropriation or misapplication of such cash flow by the Mortgagor).
28	3100 Alvin Devane (Loan No. 17)	(Recourse Obligations) – With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents address intentional misapplication or conversion, but do not specifically address misappropriation.
29	All Column Mortgage Loans (Loan Nos. 1, 3, 4, 6, 7, 17, 24, 27, 44, 48 and 55)	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.

D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
29	Paradise Shoppes of Summerville (Loan No. 24)	(Mortgage Releases) – Lender entered into a subordination and non-disturbance agreement with Publix which provides that if any portion of the Mortgaged Property is subject to a taking and restoration of the leased premises is required under the lease, condemnation proceeds shall be applied to the restoration of the Mortgaged Property. Additionally, pursuant to the Publix lease, Publix may be entitled to a portion of the award received by Mortgagor relating to tenant’s unamortized balance of leasehold improvements, material alterations or structural changes or repairs, or construction costs made at tenant’s own expense; however, in the event following a condemnation after which the debt is not paid in full after application of the award received by Lender, the Mortgagor and the guarantor shall have recourse liability in an amount equal to the difference between (i) the debt and (ii) the amount of the award received by Lender up to the amount of the award (exclusive of any award payable to Publix pursuant to a separate award claimed by Publix with respect to Publix’s interest in fixtures, equipment and inventory at its premises) paid to Publix. However, in all cases, the Mortgagor is required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions.
31	The Met Apartments (Loan No. 1) Towne Center East (Loan No. 3) The Sunstone Apartments (Loan No. 6)	(Acts of Terrorism Exclusion) – The Mortgage Loan documents provide that if TRIPRA or a successor statute is not in effect, TRIPRA is modified which results in a material increase in terrorism insurance premiums or if there is a disruption in the terrorism insurance marketplace as the result of a terrorism event that results in a material increase in terrorism insurance premiums. Mortgagor shall not be required to spend on terrorism insurance more than two times the cost of the then-current property, business interruption/rental loss and liability insurance required under the Mortgage Loan documents on a stand-alone basis (excluding the terrorism, flood, windstorm and earthquake components of such policies) (the “TC Cap”) but Mortgagor shall be obligated to purchase the maximum amount of terrorism insurance available with funds equal to the TC Cap.
33	Duane Reade – Columbia University (Loan No. 7)	(Single-Purpose Entity) – The Mortgage Loan has an original principal balance greater than $20,000,000 and the related Mortgagor did not obtain a counsel’s opinion regarding non-consolidation of the Mortgagor in connection with origination of such Mortgage Loan.
43	The Met Apartments (Loan No. 1) Towne Center East (Loan No. 3) The Sunstone Apartments (Loan No. 6)	(Environmental Conditions) – The environmental liability environmental insurance policy obtained at closing has a $50,000 deductible and a 12 year term, expiring after the Mortgage Loan’s stated maturity date. The Phase I environmental site assessment obtained at loan origination did not identify any recognized environmental conditions.
47	Farmers Insurance (Loan No. 4)	(Cross Collateralization) – The related Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.

D-2-6

Societe Generale Financial Corporation

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 2, 15, 22, 28, 32 and 36)	(Lien; Valid Assignment) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
7	Presidential City (Loan No. 15)	(Lien; Valid Assignment) – The related mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loan in right of payment.
8	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 2, 15, 22, 28, 32 and 36)	(Permitted Liens; Title Insurance) – The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
18	LA Fitness Riverside (Loan No. 32)	(Insurance) – The Mortgage Loan documents permit the Mortgagor to rely upon the insurance provided by the sole tenant at the Mortgaged Property, provided that such insurance satisfies the requirements set forth in the related Mortgage Loan documents. The Mortgage Loan documents do not allow the lender (or a trustee appointed by it) to have the right to hold and disburse insurance proceeds in respect of a property loss as the repair or restoration progresses. Additionally, the insurance policies covering the Mortgaged Property do not (a) name the lender under the Mortgage Loan or its successors and assigns as a loss payee under a mortgagee endorsement clause or (b) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium.

D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
26	Presidential City (Loan No. 15)	(Local Law Compliance) – A portion of the related improvements known as the Jefferson tower are legal non-conforming as to use. Under the current zoning code, the use of the ground level of the Jefferson tower for non-residential purposes is a condition to the as-of-right use of the upper levels of the Jefferson tower for multifamily purposes; however, the ground level of the Jefferson tower is not currently used for non-residential purposes. If any legal non-conforming structure is destroyed, it may be restored to its prior non-conforming use provided that such restoration commences within three years after the date of such destruction and is completed without interruption.
26	Palm Beach Estates (Loan No. 2)	(Local Law Compliance) – The Mortgaged Property is legal non-conforming due to parking at the Mortgaged Property being deficient by 206 parking spaces. If any legal non-conforming structure is damaged or destroyed by less than 75% of its replacement value, the structure may be repaired to its prior nonconforming use, provided such repair does not create a non-compliance or increase the degree of non-compliance prior to such damage or destruction. The Mortgage Loan documents require law and ordinance insurance coverage to be obtained in an amount necessary to cover the value of the undamaged portion, demolition and debris removal and the increased cost of construction in amounts satisfactory to the lender.
26	LA Fitness Riverside (Loan No. 32)	(Local Law Compliance) – The use of the Mortgaged Property as a fitness center is legal non-conforming as the current zoning code requires a conditional use permit for such use and the borrower has not obtained such a permit. If any structure containing a legal non-conforming use is damaged or destroyed to the extent of 50% or less, it may be restored to its prior non-conforming use, provided that restoration is commenced within one year of the date of damage or destruction and diligently pursued to completion. If any structure containing a legal non-conforming use is damaged or destroyed in excess of 50%, it may only be restored to its prior non-conforming use subject to the grant of a conditional use permit.
29	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 2, 15, 22, 28, 32 and 36)	(Mortgage Releases) – If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
45	Greenfield Gateway (Loan No. 22)	(Appraisal) – The related Mortgaged Property appraisal has a value date of April 18, 2019, which is more than 6 months prior to the Mortgage Loan origination date.
47	Presidential City (Loan No. 15)	(Cross Collateralization) – The Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.

D-2-8

UBS AG, New York Branch

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	ILPT Industrial Portfolio (Loan No. 5)

(Lien; Valid Assignment) – Amazon, the sole tenant at each of the 4237-4255 Anson Boulevard Mortgaged Property and the 5000 Commerce Way Mortgaged Property, has a right of first offer (and a right of first refusal with respect to the 5000 Commerce Way Mortgaged Property) to purchase such Mortgaged Properties in the event of a proposed sale of the Mortgaged Properties to a third party. The right of first offer and right of first refusal do not apply to transfers of such Mortgaged Properties in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers.

The Toro Company, the sole tenant at the 5500 SE Delaware Avenue Mortgaged Property, has a right of first offer to purchase such Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party (except in the case of any portfolio sale where the total sale price is over $500,000,000). The right of first offer does not apply to a transfer of the Mortgaged Property in connection with any debt or equity financing, pursuant to a foreclosure or deed in lieu thereof, but would apply to subsequent transfers.

The 1800 Union Airpark Mortgaged Property is subject to a senior lien securing minimum service payments in connection with a tax abatement program, which are payable in lieu of taxes.

7	Shabsels Fee Portfolio (Loan No. 21)	(Lien; Valid Assignment) – United Technologies Corporation, the sole subtenant at the 9 Farm Springs Mortgaged Property, has a right of first refusal to purchase such Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure, a deed in lieu of foreclosure or the first transfer following such foreclosure or deed in lieu thereof, but does apply to subsequent transfers to unaffiliated third parties.
7	Wyndham – Norfolk (Loan No. 25)	(Lien; Valid Assignment) - Cellco Partnership d/b/a Verizon, a tenant at the Mortgaged Property, has a right of first refusal under a cell tower lease to purchase the Mortgaged Property if the lessor (an unrelated third party) under the lease elected (i) to sell or otherwise transfer all or any portion of the Mortgaged property, or (ii) to grant to a third party by easement or other legal instrument an interest in and to that portion of the building and or Mortgaged property occupied by Verizon, or a larger portion thereof, for the purpose of operating and maintaining communication facilities or the management thereof, with or without an assignment of the lease to such third party. Verizon executed an SNDA in at origination acknowledging and agreeing that its right of first refusal is not exercisable in connection with a transfer of the Mortgagor’s interest in and to the Mortgaged Property or (b) in connection with any exercise of remedies pursuant to the Mortgagee’s

D-2-9

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
lien, including: (i) a purchase of the Mortgaged Property (or any portion thereof at a foreclosure sale, (ii) a transfer of the Mortgaged Property (or any portion thereof to the Mortgagee or its designee pursuant to a deed-in-lieu of foreclosure, or (iii) any subsequent sale of the Mortgaged Property (or any portion thereof) by the Mortgagee or its designee after such foreclosure or deed-in-lieu thereof.
7	Phoenix Industrial Portfolio II (Loan No. 31)	(Lien; Valid Assignment) – Generac Power Systems, Inc., the sole tenant at the Jefferson Mortgaged Property, has a right of first refusal to purchase such Mortgaged Property in the event of a proposed sale of the Mortgaged Property to a third party. The right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure, but does apply to a subsequent transfer. The Mortgagor and guarantor are liable for any losses sustained by the Mortgagee (up to $50,000) due to such tenant asserting and/or exercising such right of first refusal in connection such subsequent transfer.
8	ILPT Industrial Portfolio (Loan No. 5)	(Permitted Liens; Title Insurance) – See exception to Representation and Warranty No. 7.
8	Shabsels Fee Portfolio (Loan No. 21)	(Permitted Liens; Title Insurance) – See exception to Representation and Warranty No. 7.
8	Wyndham – Norfolk (Loan No. 25)	(Permitted Liens; Title Insurance) – See exception to Representation and Warranty No. 7.
8	Phoenix Industrial Portfolio II (Loan No. 31)	(Permitted Liens; Title Insurance) – See exception to Representation and Warranty No. 7.
14	ILPT Industrial Portfolio (Loan No. 5)	(Condemnation) – The 20 Logistics Boulevard Mortgaged Property is subject to a condemnation proceeding initiated by the Commonwealth of Kentucky Transportation Department to obtain 10,783.5 square feet of land along US 25, as well as easements over adjoining property for slope and public utility installation.
18	ILPT Industrial Portfolio (Loan No. 5)	(Insurance) – The Mortgage Loan documents provide that if (i) any lease requires the Mortgagor to repair and restore the related Mortgaged Property after a casualty, (ii) no default (beyond any applicable notice and/or grace periods) has occurred and is continuing under such lease and (iii) no event of default has occurred and be continuing, then the Mortgagee is required to disburse the net proceeds to the Mortgagor in accordance with the lease and with the disbursement provisions in the Mortgage Loan documents (and set forth in Representation No. 18) but only to the extent such

D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
disbursement provisions do not conflict with the terms of the affected lease.
18	ILPT Industrial Portfolio (Loan No. 5)

(Insurance) – The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for the Mortgagee having the right to hold and disburse insurance proceeds is $10,000,000.

In addition, all exceptions to Representation No. 31 set forth herein are also exceptions to this Representation No. 18.

18	United Healthcare Office (Loan No. 8)	(Insurance) – The Mortgagor is permitted to rely upon insurance provided by the sole tenant at the Mortgaged Property, United HealthCare Partners, provided that such insurance meets the requirements set forth in the Mortgage Loan documents.
18	Crimson Retail Portfolio (Loan No. 14)	(Insurance) – The JoAnn Fabrics Mortgaged Property and the Office Depot Mortgaged Property are each located in a special flood hazard area. The Mortgagor is required to maintain insurance under the National Flood Insurance Program satisfying the requirements of this Representation and Warranty No. (18), except that the Mortgagor is not required to maintain excess flood insurance for such Mortgaged Properties. In the event of a casualty to the applicable Mortgaged Property arising from a flood, the Mortgage Loan documents provide recourse to the guarantor and Mortgagor for any damages and loss of rents, not to exceed $500,000.
18	Anchor Danly - Ithaca (Loan No. 53)	(Insurance ) – The Mortgagor is permitted to rely upon insurance provided by the sole tenant at the Mortgaged Property, Anchor Danly, Inc., provided that such insurance meets the requirements set forth in the Mortgage Loan documents.
19	Wyndham – Norfolk (Loan No. 25)	(Access; Utilities; Separate Tax Lots) - The Mortgaged Property is part of a larger tax parcel that includes an unaffiliated, adjacent property which is not part of the Mortgaged Property. The Mortgagor submitted an application to legally subdivide the Mortgaged Property and the adjacent property prior to origination, which the Mortgagor has represented will be issued on or before July 2020. Until such time as the Mortgaged Property is legally subdivided, the Mortgagor is required to make monthly deposits to a tax reserve account for taxes due on the currently existing parcel of which the Mortgaged Property is a part..

D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
26	ILPT Industrial Portfolio (Loan No. 5)	(Local Law Compliance) – The use of the 5 Logistics Drive Mortgaged Property is legal non-conforming as a warehouse and distribution facility as such use is not permitted under the applicable current zoning code. If any non-conforming use or structure is damaged or destroyed, the right of such nonconforming structure or use to exist may continue, provided that reconstruction/repair of any building be commenced within six months from the date of destruction and carried to completion without undue delay.
26	Wyndham – Norfolk (Loan No. 25)	(Local Law Compliance) – The use of the Mortgaged Property is legal non-conforming with respect to operation of a restaurant with live entertainment within the hotel as such use is only permitted under the current zoning code with a conditional use permit and the Mortgagor has not obtained such a permit. If any structure containing a non-conforming use is damaged or destroyed to an extent that the costs of repair or restoration would exceed 50% of its structural value, such structure may only be repaired or restored in accordance with the current zoning code.
28	ILPT Industrial Portfolio (Loan No. 5)

(Recourse Obligations) – The Mortgage Loan documents do not provide full recourse for voluntary transfers made in violation of the Mortgage Loan documents; however, the Mortgage Loan documents do provide recourse for losses to the lender in connection with such transfers.

The obligations of the non-recourse carveout guarantor for any guaranteed obligations for which the related Whole Loan documents provide full recourse (consisting generally of voluntary bankruptcy or collusive involuntary bankruptcy and other bankruptcy related events) is capped at 15% of the outstanding principal balance of the related Whole Loan.

28	ILPT Industrial Portfolio (Loan No. 5)

(Recourse Obligations) – The environmental indemnity agreements or other Mortgage Loan documents contain provisions to the effect that, if an environmental insurance policy reasonably acceptable to the Mortgagee is obtained with respect to the Mortgaged Property, the Mortgagee and other indemnified parties are required to first make a claim under such environmental insurance policy, and may not make a claim against the environmental indemnitors, except to the extent that such environmental insurance policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the Mortgagee or other indemnified parties have been unable to recover under such environmental insurance policy with respect to all or a portion of such costs or losses within a reasonable period of time despite good faith efforts to do so (or in certain cases, within a specified time period after the date the Mortgagee or other indemnified parties commenced efforts to collect such environmental losses).

D-2-12

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

The Mortgage Loan documents provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

28	Anchor Danly - Ithaca (Loan No. 53)	(Recourse Obligations) – With respect to clause (b)(ii), the Mortgage Loan documents only provide recourse in the case of the Mortgagor’s fraud or intentional material misrepresentation.
29	ILPT Industrial Portfolio (Loan No. 5)	(Mortgage Releases) – The Mortgagor may obtain the release any individual Mortgaged Property affected by a casualty or condemnation if the resulting net proceeds exceed 25% of the allocated loan amount for such affected Mortgaged Property by paying an amount equal to the greater of the applicable allocated loan amount for such affected individual Mortgaged Property or the amount required to be paid as required under REMIC.
30	Phoenix Industrial Portfolio II (Loan No. 31)	(Financial Reporting and Rent Rolls) – The Mortgage Loan documents require audited financials only during the continuance of an event of default or a cash management period.
31	ILPT Industrial Portfolio (Loan No. 5)

(Acts of Terrorism Exclusion) – The Mortgage Loan documents allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3” by Moody’s (if such rating agencies rate any securitization of such mortgage loan and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.

All exceptions to Representation No. 18 set forth herein are also exceptions to Representation No. 31.

33	ILPT Industrial Portfolio (Loan No. 5)	(Single-Purpose Entity) – One of the Mortgagors, The Industrial Fund PA LLC, previously owned other property located at 110 Industrial Drive, Brookfield, Missouri that was transferred to an unaffiliated third party prior to origination.
33	Patriots Crossing Apartments (Loan No. 9)	(Single-Purpose Entity) – The Mortgage Loan has a Cut-off Date Stated Principal Balance of $20 million, but counsel’s opinion regarding non-consolidation of the Mortgagor was not required.

D-2-13

Rialto Real Estate Fund III – Debt, LP

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	1447 Enterprise Boulevard (Loan No. 20)	(Permitted Liens; Title Insurance) – Provided no event of default has occurred under the Pactiv Packaging, Inc. lease, the sole tenant at the Mortgaged Property, Pactiv Packaging, Inc., has a right of first offer to purchase the Mortgaged Property if the landlord desires to sell/convey the same to an unrelated third party. The tenant will have 30 days from receipt of the offer within which to elect to purchase the Mortgaged Property. If the tenant accepts the offer and the offer contemplates that the Mortgaged Property is to be conveyed subject to any existing financing then the Mortgaged Property will be conveyed subject to the mortgage or deed of trust securing such financing unless tenant elects to pay off such financing in accordance with the terms of the Mortgage Loan documents. Tenant’s right of first offer will not apply to (i) any transfer of the Mortgaged Property to an affiliate of the landlord, or (ii) any sale or conveyance of the Mortgaged Property in a foreclosure sale (or similar proceeding) of a bona fide mortgage or deed of trust or to any conveyance in lieu of foreclosure of such bona fide mortgage or deed of trust.
8	Gatlin Retail Portfolio (Loan No. 23)	(Permitted Liens; Title Insurance) – The sole tenant at the Mortgaged Property, Walmart, Inc., has a right of first refusal to purchase the Mortgaged Property in connection with a bona fide sale of the Mortgaged Property by the related Mortgagor. Such right of first refusal does not apply to a foreclosure, deed in lieu of foreclosure or the first sale of the property subsequent to a foreclosure or deed in lieu of foreclosure.
8	Hy-Vee Omaha (Loan No. 29)	(Permitted Liens; Title Insurance) – The sole tenant at the Mortgaged Property, Hy-Vee, has a right of first refusal to purchase the Mortgaged Property in the event the Mortgagor intends to offer the Mortgaged Property for sale. Such tenant will have 10 business days after receipt of notice to accept the offer. In the event the tenant fails to accept the offer within such 10 business days, the Mortgagor will thereafter be free to sell the Mortgaged Property to any unaffiliated third party for a period of one year at the price and terms offered to tenant. The right of first refusal does not apply to a foreclosure or similar sale of the Mortgaged Property by any holder of a mortgage or to the granting of a deed-in-lieu of foreclosure.
8	Courtyard by Marriott Secaucus (Loan No. 46)	(Permitted Liens; Title Insurance) – Marriott International, Inc., the franchisor, has a right of first refusal to purchase the Mortgagor’s interest in the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or any interest in the Mortgagor or any “Control Affiliate” (as such term is defined in the franchise agreement) to a “Competitor” of the franchisor (as such term is defined in the franchise agreement). This right applies to a transfer to a “Competitor” in connection with a foreclosure, judicial or legal process, but is

D-2-14

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
subordinate to the exercise of the rights of a bona fide lender who is not a “Competitor”.
18	1447 Enterprise Boulevard (Loan No. 20)	(Insurance) – The related Mortgage Loan documents permit the sole tenant at the related Mortgaged Property to maintain the insurance required under the related Mortgage Loan documents.
18	Hy-Vee Omaha (Loan No. 29)

(Insurance) – To the extent: (i) the Hy-Vee lease is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the Hy-Vee lease, (iii) Hy-Vee or the guarantor under the Hy-Vee lease remains fully liable for the obligations and liabilities under the Hy-Vee lease, (iv) Hy-Vee is permitted per the terms of its lease to rebuild and/or repair the Mortgaged Property, and (v) Hy-Vee maintains the insurance required to be maintained by it under its lease and otherwise meets the insurance requirements set forth in in the Mortgage Loan documents, the related Mortgage Loan documents permit the sole tenant at the related Mortgaged Property to maintain the insurance required under the related Mortgage Loan documents.

Mortgagor is required to deliver to lender on or before May 1, 2020 evidence reasonably acceptable to lender that Mortgagor has either (a) caused the sole tenant, Hy-Vee, to obtain rental loss and/or business income interruption insurance that satisfies the requirements of the Loan Agreement or (b) obtained rental loss and/or business income interruption insurance that satisfies the requirements of the Loan Agreement.

It will not be an event of default if neither Mortgagor nor Hy-Vee has obtained such business interruption insurance so long as on or before May 1, 2020 Mortgagor has deposited, and shall thereafter maintain, with lender cash or a letter of credit in an amount equal to twelve (12) months of the full unabated rent under the Hy-Vee lease (as such rent may increase from time to time subject to the terms of the Hy-Vee lease, as determined by lender), which amount will be held by lender as additional collateral for the debt.

26	Gatlin Retail Portfolio (Loan No. 23)	(Local Law Compliance) – The zoning report identified (i) missing certificates of use, (ii) a violation for trash and debris disposal, (iii) a violation for disrepair of the parking lot and (iv) fire code violation.
28	Edgewood Apartments (Loan No. 11)	(Recourse Obligations) – The Mortgagor obtained an environmental insurance policy in lieu of the guarantor providing an environmental indemnity.

D-2-15

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
34	West Salem MHP (Loan No. 41) Delano MHP (Loan No. 51) Crunch Fitness Tuscaloosa (Loan No. 52) Belle Place MHC (Loan No. 54)	(Defeasance) – With respect to clause (v), Mortgagor is not specifically required to provide a certification from an independent certified public accountant but is required to provide such other certificates as lender may reasonably request.
36	Courtyard by Marriott Secaucus (Loan No. 46)	(Ground Lease) – The ground lessor has not explicitly agreed to enter into a new ground lease “for any reason”, however, lender is entitled to a new ground lease upon termination of the ground lease as a result of a default thereunder (provided lender is simultaneously exercising its cure rights) and in the event of any termination due to rejection in bankruptcy or merger of estates.
42	Hy-Vee Omaha (Loan No. 29)	(Organization of Mortgagor) – The Mortgagor sponsors, Edward A. Barkett, Edward A. Barkett 2014 Revocable Trust, Suzanne Zumout, Robert J. Rishwain, The Rishwain Living Trust, and Karen Rishwain, were involved in a federal bankruptcy in 2009.
43	Kohl’s Plaza (Loan No. 13)	(Environmental Conditions) – The related Phase I environmental site assessment identified a REC at the Mortgaged Property related to the former existence of a dry cleaner operation at the space currently occupied by the UPS Store. A Phase II site assessment identified an exceedance of CVOCs, including PCE, in one soil boring and one soil gas sample. The environmental consultant recommended additional investigation and installation of a sub slab depressurization system to address the vapor mitigation inside the building. A probable cost estimate was received which noted an $11,000 estimated cost for additional investigation, a $10,000 to $20,000 range for the sub slab depressurization system and $400,000 to $700,000 for the “worst case” cleanup costs. At closing, the lender reserved $804,100 in an environmental reserve, which represents 110% of the high end of the probable cost range. Additionally, the lender obtained an environmental insurance policy that provides for coverage with an $18,000,000 limit and a policy term of 13 years. The related guarantor is obligated to complete the cleanup until a certificate of completion is achieved and the Mortgagor covenanted under the loan documents to take all actions necessary to enter the Mortgaged Property into the New York State Department of Environmental Conservation Brownfields Cleanup Program and take all actions to obtain a certificate of completion. If entry into the Brownfields Program is not achieved, the Mortgagor is required to conduct the recommended additional investigation and installation of the sub slab depressurization system until the risk associated with the REC has been addressed to the satisfaction of the lender.

D-2-16

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
43	Crunch Fitness Tuscaloosa (Loan No. 52)	(Environmental Conditions) – The Mortgaged Property is subject to a recorded environmental covenant (the “Environmental Covenant”), dated September 27, 2013, in favor of the Alabama Department of Environmental Management which prohibits (i) the use and development of the Mortgaged Property for residential purposes; and (ii) the use of groundwater for human consumption or irrigation. The Environmental Covenant is a response to contaminants that were released in isolated locations at the Mortgaged Property prior to 2013. Remedial action relating to the aforementioned contaminants has been performed, but the historic operations are considered a Controlled Recognized Environmental Condition. The Mortgagor is required to comply with all environmental laws, including this covenant, and a breach triggers a loss carveout.
43	Belle Place MHC (Loan No. 54)	(Environmental Conditions) – Approximately 3.3 acres of land located behind the Mortgaged Property were previously used for sewer oxidation ponds. The prior owner successfully closed the oxidation ponds on December 31, 2017. The Louisiana Department of Environmental Quality issued an administrative order on consent (the “Administrative Order”) that stipulates the property owner must conduct quarterly testing of the oxidation ponds for a period of three-years from the date of closure. period. If all quarterly testing yields positive results after three years of testing, the Administrative Order will no longer be in effect. The former oxidation ponds are considered a business environmental risk. It is recommended that the Mortgagor be required to continue to comply with the Administrative Order until closure occurs and that no development be conducted that would disturb the ponds and/or sewage sledge. The Mortgagor is required to (i) obtain from the applicable governmental authority a letter or such other written proof satisfactory to lender confirming that the obligations of the Mortgagor (and any other predecessor-in-title to the Mortgaged Property) under the Administrative Order have been fully and finally satisfied and that no further action is required by the Mortgagor (or any other party) concerning the matters addressed in the Administrative Order (the “No Further Action Letter”) and (ii) deliver to lender the No Further Action Letter, together with any additional information that may be requested by lender. The Mortgagor is responsible for any losses associated with its failure to obtain and deliver such “no further action” letter.
44	Kohl’s Plaza (Loan No.13)	(Lease Estoppels) – Lease estoppels were not obtained in connection with origination of the Mortgage Loan. The Mortgagor is required to provide estoppels as a post-closing obligation. The Mortgage Loan is full recourse to the Mortgagor if it does not provide estoppels for the two largest tenants at the related Mortgaged Property as required by the Mortgage Loan documents.

D-2-17

CIBC Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Plaza at Santa Barbara (Loan No. 30)	(Permitted Liens; Title Insurance) – Pursuant to a ground lease dated February 8, 2010 (the “CVS Ground Lease”), between Mortgagor, as landlord, and SCP 2011-C38-505 LLC, a Delaware limited liability company, as tenant (the “Tenant”), the portion of the Mortgaged Property demised under the CVS Ground Lease (the “CVS Ground Lease Parcel”) is subject to a right of first refusal (the “ROFR”) in favor of the Tenant. The ROFR is applicable only in the event Mortgagor receives an offer to purchase the CVS Ground Lease Parcel as a standalone parcel (separate and apart the entire Mortgaged Property) from an independent third party. In addition, the CVS Ground Lease provides that the ROFR shall not apply to (i) the sale of all or a material portion of the Mortgaged Property, including the CVS Ground Lease Parcel, or (ii) the granting of any mortgage or lien right by the landlord under the CVS Ground Lease to a lender and/or the conveyance of the CVS Ground Lease Parcel to such mortgagee (or any assignee of such mortgagee) by foreclosure or deed in lieu, or the subsequent conveyance by such mortgagee that acquired the CVS Ground Lease Parcel through foreclosure or deed in lieu. The CVS Ground Lease has been subordinated to the lien of the related Mortgage pursuant to a subordination, non-disturbance and attornment agreement, and it appears as a subordinate matter on the lender’s title insurance policy.
12	Plaza at Santa Barbara (Loan No. 30)	(Condition of Property) – The Seller inspected the Mortgaged Property on June 11, 2019, which is more than four months prior to origination of the Mortgage Loan.
18	Home2 Suites by Hilton Charlotte University Research Park (Loan No. 18)	(Insurance) – With respect to insurance for Named Storm coverage in an amount equal to $125,000.00. The amounts of such deductibles may be considered higher than customary.
18	Plaza at Santa Barbara (Loan No. 30)	(Insurance) – With respect to insurance for Named Storm coverage, the related Loan Documents permit a deductible for such coverage in an amount equal to two percent (2%) of the insured value of the related Mortgaged Property. The amount of such deductible may be considered higher than customary.
18	Maple Ridge Townhomes (Loan No. 34)	(Insurance) – With respect to insurance for wind/hail and Named Storm coverage storm, the related Loan Documents permit a deductible for such coverage in an amount equal to one percent (1%) of the insured value of the related Mortgaged Property. The amount of such deductible may be considered higher than customary.

D-2-18

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	Palm View Estates (Loan No. 39)	(Insurance) – With respect to insurance for earthquake coverage, the related Loan Documents permit a deductible for such coverage in an amount equal to five percent (5%) of the insured value of the related Mortgaged Property. The amount of such deductible may be considered higher than customary.
26	420 North Main Street (Loan No. 12)	(Local Law Compliance) – Based on a zoning report obtained at origination of the related Mortgage Loan, there are currently ongoing code violations related to the related Mortgaged Property. The zoning report notes that the municipality has acknowledged that, despite such violations, all of the current tenants are legally occupying their space on either a temporary or final certificate of occupancy. However, the municipality will not issue permanent, unconditional certificates of occupancy until the code violations have been remedied. Pursuant to the related Mortgage Loan documents, the Mortgagor is obligated to diligently and in good faith pursue permanent, unconditional certificates of occupancy covering the related Mortgaged Property and, the extent applicable, each tenant space at the related Mortgaged Property and pursuant to a recourse carveout in the related Mortgage Loan documents, the related Mortgagor and the related guarantor are liable for any losses incurred by the holder of the Mortgage Loan due to the failure to have such permanent, unconditional certificates of occupancy.
26	Rochester Portfolio (Loan No. 19)	(Local Law Compliance) – Based on a zoning report obtained at origination of the related Mortgage Loan, the use of the Saginaw Plaza Mortgaged Property is a legal non-conforming use, and in the event of a casualty or destruction of 50% of the true value of the improvements of the Saginaw Plaza Mortgaged Property, the Saginaw Plaza Mortgaged Property may be restored to the same use provided that the related Mortgagor obtains a special use permit. The related Mortgage Loan documents provide that in the event of a casualty, if the related Mortgagor is unable to obtain a special use permit to restore the Saginaw Plaza Mortgaged Property to the same use as existed prior to such casualty, the related Mortgagor is required to prepay a portion of the related Mortgage Loan allocated to Saginaw Plaza Mortgaged Property pursuant to the terms set forth in the related Mortgage Loan documents. In addition, the related Mortgagor and the related guarantor are liable for any losses incurred by the holder of the Mortgage Loan due to the inability of the related Mortgagor to restore the Saginaw Plaza Mortgaged Property to the same use.
27	420 North Main Street (Loan No. 12)	(Licenses and Permits) – The building at the related Mortgaged Property and individual certain tenant spaces do not have a permanent, unconditional certificate of occupancy. Pursuant to the related Mortgage Loan documents, the Mortgagor is obligated to diligently and in good faith pursue permanent, unconditional certificates of occupancy covering the related Mortgaged Property and, the extent applicable, each tenant space at the Mortgaged Property and pursuant to a recourse carveout in the related Mortgage Loan documents, the related Mortgagor and the related guarantor are liable for any losses incurred

D-2-19

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
by the holder of the Mortgage Loan due to the failure to have such permanent, unconditional certificates of occupancy.
27	48 Brookfield Oaks Dr (Loan No. 47)	(Licenses and Permits) – The zoning report obtained at origination of the related Mortgage Loan revealed that RurouniFADI LLC, the 5th largest tenant at the related Mortgaged Property, did not have a valid certificate of occupancy for its leased premises. Pursuant to such tenant’s lease, the tenant is required to maintain and keep in full force and effect all certificates, licenses and permits issued by any governmental and quasi-governmental authorities necessary to lawfully use, occupy and operate the leased premises for the purposes set forth in the lease. The related Mortgage Loan documents require the related Mortgagor to use commercially reasonably efforts to obtain the required certificate of occupancy from such tenant, and pursuant to a recourse carveout in the related Mortgage Loan documents, the related Mortgagor and the related guarantor are liable for any losses incurred by the holder of the Mortgage Loan due to the failure of any tenant at the related Mortgaged Property to have a valid permanent certificate of occupancy.
28	All CIBC Mortgage Loans (Loan Nos. 12, 16, 18, 19, 30, 34, 35, 39, 47 and 50)	(Recourse Obligations) – With respect to the recourse obligation for misrepresentation for all Mortgage Loans from Seller, the obligation in all of the related Mortgage Loan documents is limited to “material” misrepresentation.
28	420 North Main Street (Loan No. 12)	(Recourse Obligations) – With respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, the recourse obligations for environmental indemnification shall terminate three (3) years after payment in full of such Mortgage Loan if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, including, without limitation, that the holder of the Mortgage Loan shall have received an environmental inspection report for the Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, and there exists no condition or matter with respect to the Mortgaged Property for which Lender is entitled to be indemnified under such indemnity.
33	Plaza at Santa Barbara (Loan No. 30)	(Single-Purpose Entity) – The related Mortgagor is the holder of two unsecured loans made to two individual shareholders of the Mortgagor, with an aggregate outstanding principal balance of $1,950,000.00 (the “Shareholder Loans”). The borrowers under the Shareholder Loans have executed a release and waiver of claims and covenant not to sue in favor of the related Mortgagor with respect to existing and future claims that may arise in connection with the Shareholder Loans. Additionally, the related Mortgagor and the related guarantor are liable for any losses incurred by the holder of the Mortgage Loan due to the current or prior ownership by the related Mortgagor of any assets other than the related Mortgaged Property, including, without limitation, the Shareholder Loans.

D-2-20

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
42	All CIBC Mortgage Loans (Loan Nos. 12, 16, 18, 19, 30, 34, 35, 39, 47 and 50)	(Organization of Mortgagor) – With respect to searches on Major Sponsors for all Mortgage Loans from Seller, Seller’s criteria for a Major Sponsor is for any owner that holds a 25% or greater direct ownership share in the respective Mortgagor.

D-2-21

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance
01/15/20	36,487,000.00
02/15/20	36,487,000.00
03/15/20	36,487,000.00
04/15/20	36,487,000.00
05/15/20	36,487,000.00
06/15/20	36,487,000.00
07/15/20	36,487,000.00
08/15/20	36,487,000.00
09/15/20	36,487,000.00
10/15/20	36,487,000.00
11/15/20	36,487,000.00
12/15/20	36,487,000.00
01/15/21	36,487,000.00
02/15/21	36,487,000.00
03/15/21	36,487,000.00
04/15/21	36,487,000.00
05/15/21	36,487,000.00
06/15/21	36,487,000.00
07/15/21	36,487,000.00
08/15/21	36,487,000.00
09/15/21	36,487,000.00
10/15/21	36,487,000.00
11/15/21	36,487,000.00
12/15/21	36,487,000.00
01/15/22	36,487,000.00
02/15/22	36,487,000.00
03/15/22	36,487,000.00
04/15/22	36,487,000.00
05/15/22	36,487,000.00
06/15/22	36,487,000.00
07/15/22	36,487,000.00
08/15/22	36,487,000.00
09/15/22	36,487,000.00
10/15/22	36,487,000.00
11/15/22	36,487,000.00
12/15/22	36,487,000.00
01/15/23	36,487,000.00
02/15/23	36,487,000.00
03/15/23	36,487,000.00
04/15/23	36,487,000.00
05/15/23	36,487,000.00
06/15/23	36,487,000.00
07/15/23	36,487,000.00
08/15/23	36,487,000.00
09/15/23	36,487,000.00
10/15/23	36,487,000.00
11/15/23	36,487,000.00
12/15/23	36,487,000.00
01/15/24	36,487,000.00
02/15/24	36,487,000.00
03/15/24	36,487,000.00
04/15/24	36,487,000.00
05/15/24	36,487,000.00
06/15/24	36,487,000.00
07/15/24	36,487,000.00
08/15/24	36,487,000.00
09/15/24	36,487,000.00
10/15/24	36,487,000.00
11/15/24	36,486,757.05
Distribution Date	Balance
12/15/24	35,902,017.31
01/15/25	35,331,720.28
02/15/25	34,759,401.50
03/15/25	34,066,198.89
04/15/25	33,489,391.54
05/15/25	32,871,066.25
06/15/25	32,290,021.07
07/15/25	31,667,580.04
08/15/25	31,082,267.27
09/15/25	30,494,879.24
10/15/25	29,866,278.09
11/15/25	29,274,577.91
12/15/25	28,641,788.84
01/15/26	28,045,746.23
02/15/26	27,447,590.10
03/15/26	26,730,967.37
04/15/26	26,128,147.13
05/15/26	25,484,558.36
06/15/26	24,877,317.55
07/15/26	24,229,435.56
08/15/26	23,617,743.13
09/15/26	23,003,881.40
10/15/26	22,349,569.24
11/15/26	21,731,209.38
12/15/26	21,072,528.66
01/15/27	20,449,639.04
02/15/27	19,824,540.22
03/15/27	19,083,495.41
04/15/27	18,453,549.38
05/15/27	17,783,616.28
06/15/27	17,149,059.08
07/15/27	16,474,647.64
08/15/27	15,835,446.87
09/15/27	15,193,978.74
10/15/27	14,512,855.47
11/15/27	13,866,695.21
12/15/27	13,181,014.96
01/15/28	12,530,129.58
02/15/28	11,876,935.18
03/15/28	11,147,423.35
04/15/28	10,489,322.59
05/15/28	9,792,045.83
06/15/28	9,129,136.03
07/15/28	8,427,188.77
08/15/28	7,759,436.12
09/15/28	7,089,314.33
10/15/28	6,380,362.82
11/15/28	5,705,347.49
12/15/28	4,991,643.42
01/15/29	4,311,700.15
02/15/29	3,629,344.26
03/15/29	2,836,398.98
04/15/29	2,148,806.67
5/15/2029	1,422,887.91
6/15/2029	730,279.24
7/15/2029 and thereafter	0.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Risk Factors	56
Description of the Mortgage Pool	139
Transaction Parties	206
Credit Risk Retention	265
Description of the Certificates	271
Description of the Mortgage Loan Purchase Agreements	307
Pooling and Servicing Agreement	315
Certain Legal Aspects of Mortgage Loans	418
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	435
Pending Legal Proceedings Involving Transaction Parties	436
Use of Proceeds	436
Yield and Maturity Considerations	437
Material Federal Income Tax Considerations	449
Certain State and Local Tax Considerations	461
Method of Distribution (Conflicts of Interest)	461
Incorporation of Certain Information by Reference	464
Where You Can Find More Information	464
Financial Information	465
Certain ERISA Considerations	465
Legal Investment	469
Legal Matters	469
Ratings	470
Index of Significant Definitions	472

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers effecting transactions in these certificates, whether or not participating in the initial distribution, will deliver a prospectus until the date that is ninety (90) days from the date of this prospectus.

$599,437,000
(Approximate)

Credit Suisse
Commercial Mortgage
Securities Corp.
Depositor

CSAIL 2019-C18
Commercial Mortgage Trust
Issuing Entity
(Central Index Key Number 0001792905)

Commercial Mortgage Pass-Through
Certificates, Series 2019-C18

Class A-1	$25,306,000
Class A-2	$65,479,000
Class A-3	$146,016,000
Class A-4	$209,018,000
Class A-SB	$36,487,000
Class X-A	$534,843,000
Class X-B	$64,594,000
Class A-S	$52,537,000
Class B	$32,728,000
Class C	$31,866,000

PROSPECTUS

Credit Suisse
Co-Lead Manager and Joint Bookrunner

Société Générale
Co-Lead Manager and Joint Bookrunner

UBS Securities LLC
Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.

Co-Manager

CIBC World Markets

Co-Manager

November 22, 2019